As filed with the Securities and Exchange Commission on December 28, 2021.

Registration No. 333-260418

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

AMENDMENT NO. 2 TO
Form F-4
Registration Statement Under the Securities Act of 1933

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TradeUP Global Corporation

(Exact name of registrant as specified in its charter)

_________________

Cayman Islands	6770	98-1584130
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

_________________

437 Madison Avenue, 27th Floor
New York, New York 10022
(732) 910-9692

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________

Jianwei Li
437 Madison Avenue, 27th Floor
New York, New York 10022
(732) 910-9692
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:

David C. Buck Kayleigh McNelis Sidley Austin LLP 1000 Louisiana Street, Suite 5900 Houston, Texas 77002 Tel: (713) 495-4500	Michael J. Blankenship Douglas C. Lionberger Chris Ferazzi 800 Capitol Street, Suite 2400 Houston, TX 77002 Tel: 713-651-2600

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security to be registered	Amount to be registered		Proposed maximum offering price per security		Proposed maximum aggregate offering price	Amount of registration fee
Class A ordinary shares, par value $0.0001 per share	22,800,008	(1)(2)	9.80	(3)	$223,440,078.40	$20,712.90
Class B ordinary shares, par value $0.0001 per share	11,679,705	(1)(2)	9.80	(3)	$114,461,109.00	$10,610.54
Total					$337,901,187.40	$31,323.44	(4)

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(1)      Based on the maximum number of Class A ordinary shares, par value $0.0001 per share, of the registrant (“Class A ordinary shares”) and the maximum number of Class B ordinary shares, par value $0.0001 per share, of the registrant (“Class B ordinary shares”) estimated to be issued by the registrant upon the business combination described in the proxy statement/prospectus contained herein to the shareholders of SAITECH Limited. Class A ordinary shares include Class A ordinary shares issuable upon conversion of the Class B ordinary shares on a one-for-one basis.

(2)      Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares as reported on The Nasdaq Stock Market LLC on October 15, 2021. This calculation is in accordance with Rule 457(c) under the Securities Act.

(4)      Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary — Subject to Completion, Dated December 28, 2021

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING
AND

PROSPECTUS FOR 22,800,008 CLASS A Ordinary Shares AND
11,679,705 CLASS B ORDINARY SHARES OF
TradeUP Global Corporation

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On September 27, 2021, TradeUP Global Corporation, a Cayman Islands exempted company (“TradeUP”), entered into a business combination agreement (as it may be amended from time to time, the “Business Combination Agreement”), with TGC Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of TradeUP (“Merger Sub”), and SAITECH Limited, a Cayman Islands exempted company (“SAI”). The Business Combination Agreement provides that, among other things, Merger Sub will merger with and into SAI, with SAI surviving the merger as a wholly owned subsidiary of TradeUP (the “merger” and the merger and the other transactions contemplated by the Business Combination Agreement, together, the “Business Combination”). In connection with the Business Combination, TradeUP will change its corporate name to “SAI.TECH Global Corporation” (“New SAI”). References to “SAI” are to SAITECH Limited prior to the consummation of the merger, and references to “New SAI” are to TradeUP Global Corporation, under its new corporate name after the consummation of the Business Combination.

The audit committee (the “Audit Committee”) of the board of directors of TradeUP (the “TradeUP Board”), consisting solely of independent and disinterested members of the TradeUP Board, unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the merger, are in the best interests of TradeUP and its shareholders and recommended that the TradeUP Board approve the Business Combination Agreement. Based on the Audit Committee’s recommendation, the TradeUP Board (other than Jianwei Li, who abstained) unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the merger, and recommends that you vote or give instruction to vote “FOR” the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, including the merger, and the other proposals described in the accompanying proxy statement/prospectus. When you consider the TradeUP Board’s recommendation of these proposals, you should keep in mind that TradeUP’s directors and officers have interests in the business combination that are different from, or in addition to, the interests of TradeUP shareholders generally. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information. The TradeUP Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to TradeUP shareholders that they vote in favor of the proposals presented at the Meeting.

On the merger effective date: (1) each Class A ordinary share, par value $0.0001 per share, of SAI (“SAI Class A ordinary shares”) outstanding as of immediately prior to the merger effective date (including SAI Class A ordinary shares resulting from the conversion of preferred shares, par value $0.0001 per share, of SAI (“SAI preferred shares”) in connection with the merger, but excluding any SAI Class A ordinary shares as to which dissenter’s rights have been properly exercised in accordance with Cayman Islands law and SAI Class A ordinary shares held by SAI as treasury shares) will be converted into a right to receive a number of Class A ordinary shares, par value $0.0001 per share, of New SAI (“New SAI Class A ordinary shares”) determined on the basis of an exchange ratio derived from an implied equity value for SAI of $228.0 million and $10.00 per share (the “exchange ratio”); and (2) each Class B ordinary share, par value $0.0001 per share, of SAI (“SAI Class B ordinary shares”) outstanding as of immediately prior to the merger effective date will be converted into a right to receive a number of Class B ordinary shares, par value $0.0001 per share, of New SAI (“New SAI Class B ordinary shares” and New SAI Class A ordinary shares and New SAI Class B ordinary shares, collectively, “New SAI ordinary shares”) determined on the basis of the exchange ratio. As of the date of this proxy statement/prospectus, the exchange ratio was approximately 0.16222. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Consideration to SAI Shareholders in the Business Combination” of this proxy statement/prospectus for additional information.

In connection with the Business Combination, TradeUP will amend and restate its memorandum and articles of association (the “amended memorandum and articles of association”) to implement a new dual-class capital structure with (1) New SAI Class A ordinary shares carrying voting rights in the form of one vote per share and (2) New SAI Class B ordinary shares carrying voting rights in the form of ten votes per share. The New SAI Class A ordinary shares and the New SAI Class B ordinary shares will vote together as a single class on all matters, unless otherwise required by the amended memorandum and articles of association or applicable law. Pursuant to the amended memorandum and articles of association, each New SAI Class B ordinary share is convertible at any time at the option of the holder into one New SAI Class A ordinary share. In addition, each New SAI Class B ordinary share will automatically convert into one New SAI Class A ordinary share upon transfer to a non-authorized holder. In addition, each New SAI Class B ordinary share will automatically convert into an equal number of New SAI Class A ordinary shares upon the earliest to occur of: (a) the date that is the one year following the death or incapacity of Risheng Li (“SAI Founder”); and (b) the date determined by the New SAI board of directors that is between 90 and 180 days after the date of termination of SAI Founder for cause. See the section entitled “Description of New SAI Securities” of this proxy statement/prospectus for additional information.

(Prospectus cover continued on the following page.)

SAI and its subsidiaries have previously engaged in transfers of cash among such entities. The cash flows and transfers of assets by type between SAI and its subsidiaries have only included (i) capital contributions made on May 20, 2021, and June 8, 2021, which together totalled $7.3 million, from SAI to Hangzhou Dareruohan Technology Co., Ltd. (“Hangzhou” or “WOFE”), our wholly-owned foreign enterprise, and (ii) a capital contribution of $100,000 from SAI to Sustainable Available Innovative Limited (“Sustainable”), its BVI subsidiary.

This proxy statement/prospectus provides TradeUP’s shareholders with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of TradeUP. You should carefully read the entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to therein. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 48 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this proxy statement/prospectus or any of the securities to be issued in the Business Combination described in this proxy statement/prospectus, passed upon the merits or fairness of the Business Combination described in this proxy statement/prospectus or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

This proxy statement/prospectus is dated              and is first being mailed to TradeUP shareholders on or about             .

(Prospectus cover continued from preceding page.)

Based on the exchange ratio as of the date of this proxy statement/prospectus of approximately 0.16222, the total number of New SAI ordinary shares expected to be issued in connection with the Business Combination is approximately 11,120,303 New SAI Class A ordinary shares and 11,679,705 New SAI Class B ordinary shares, and these New SAI Class A ordinary shares and New SAI Class B ordinary shares are expected to represent approximately 65.6% and 100%, respectively, of the issued and outstanding New SAI Class A ordinary shares and New SAI Class B ordinary shares immediately following the closing, assuming no TradeUP Class A ordinary shares are redeemed, and 78.2% and 100%, respectively, of the issued and outstanding New SAI Class A ordinary shares and New SAI Class B ordinary shares, assuming the maximum number of TradeUP Class A ordinary shares are redeemed.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of TradeUP to be held on              (the “Meeting”). Only holders of record of ordinary shares of TradeUP at the close of business on            , the record date for the Meeting, are entitled to notice of and to vote at the Meeting and any adjournments of the Meeting.

TradeUP’s units, Class A ordinary shares and warrants are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “TUGCU,” “TUGC” and “TUGCW,” respectively. TradeUP will apply for listing, to be effective at the time of the Business Combination, of New SAI Class A ordinary shares and warrants on Nasdaq under the symbols, “SAI” and “SAITW,” respectively. TradeUP will not have units listed on Nasdaq following consummation of the Business Combination.

Effective as of closing, New SAI is expected to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Effective as of closing, it is expected that New SAI will qualify as a “foreign private issuer” as defined in the Exchange Act and will therefore be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, in connection with such status, New SAI’s directors, officers and principal shareholders would be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, New SAI would not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. domestic registrants whose securities are registered under the Exchange Act.

SAI has historically conducted significant operations in the People’s Republic of China (“PRC”). While SAI’s current and planned future revenues and cash flows from operations in the PRC are not expected to be material, SAI expects to continue the conduct of certain operations in the PRC. Accordingly, an investment in New SAI will be subject to a number of PRC-related risks described in “Risk Factors — Risks Related to Doing Business in China” and “Risk Factors — Risks Related to Doing Business in China” beginning on page 81 of the accompanying proxy statement/prospectus.

As SAI expects to continue conducting certain operations in the PRC, SAI may be subject to certain legal and operational risks as a result of conducting such operations, including, without limitation, regulatory review of its oversea listing by PRC governmental authorities, restrictions on foreign ownership in certain industries, regulatory changes imposed on VIE structures, including the validity and enforcement of the agreements in connection with such VIE structures, in the event SAI is required to use a VIE structure. SAI is also subject to the risks of uncertainty that could result from any future actions by PRC governmental authorities in this regard. Any of these risks could result in (i) material changes to SAI’s or the combined company’s post-combination operations and/or the value of SAI’s or the combined company’s securities or (ii) significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of the risks relating to doing business in the PRC, see “Risk Factors — Risks Related to Doing Business in China” and “Risk Factors — Risks Related to Doing Business in China” beginning on page 81 of the accompanying proxy statement/prospectus.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using VIE structures, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 10, 2021, the Cyberspace Administration of China (“CAC”) issued a draft of the revised Measures of Cybersecurity Review for public comment until July 25, 2021, or, the Revised Draft Measures, which requires cyberspace operators with personal information of more than 1 million users to file for cybersecurity review with the Cybersecurity Review Office (“CRO”), in the event such operators plan for an overseas listing. SAI currently is not subject to cybersecurity review by the CRO given that TradeUP is a blank check company incorporated in the Cayman Islands, which means TradeUP is not considered an operator of critical information infrastructure nor a data processor nor an owner with one (1) million individual clients by CAC. Additionally, SAI’s operations have been completely transferred overseas in accordance with PRC regulations and are no longer in China. SAI’s subsidiary, which is located in China, engages in activities that are not part of its profit-making operations, such as supply chain activities, heating equipment research, and other developmental activities that are completely compliant with PRC regulations. All of SAI’s mining operations are conducted outside of mainland China and thus not subject to cybersecurity review by the CRO. SAI’s business does not relate to internet content provision or profit-making activities via internet within the PRC, thus SAI is also not subject to the rules and regulations of the CAC.

However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on SAI’s ability to list on an U.S. exchange or other foreign exchange, accept foreign investments, to complete the business combination and the daily business operation of the combined company after the business combination. See “Risk Factors — Risks Related to Doing Business in China” and “Risk Factors — Risks Related to Doing Business in China” for more information on the recent statements and regulatory actions in the PRC.

The PRC government also has recently published new policies that significantly affect certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations and/or policies regarding other industries that could adversely affect the business, financial condition, and results of operations of the combined company.

Lastly, the Holding Foreign Companies Accountable Act (“HFCAA”) would subject SAI to a number of prohibitions, restrictions and potential delisting if either it or its auditor were designated as an “HFCCA Issuer” or an auditor listed on an HFCAA Determination List, respectively, each as described further herein. As of the date hereof, SAI’s auditor, Marcum Bernstein & Pinchuk LLP, is not among the auditor firms listed on the HFCAA Determination List, which list notes all of the auditor firms that the PCAOB is not able to inspect. See “in “Summary — Holding Foreign Companies Accountable Act.” for more information on the HFCAA and these designations.

Tradeup Global Corporation
437 Madison Avenue, 27th Floor
New York, New York 10022

NOTICE OF Extraordinary General MEETING OF
TradeUP Global CORPORATION
TO BE HELD ON

To the Shareholders of TradeUP Global Corporation:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Meeting”) of TradeUP Global Corporation, a Cayman Islands exempted company (“TradeUP”), will be held at             a.m., New York City time, on             , at             , and via live webcast by visiting https://            . You are cordially invited to attend the Meeting, which will be held for the following purposes:

•        Proposal 1 — The Business Combination Proposal: to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the business combination agreement, dated as of September 27, 2021 (as amended, the “Business Combination Agreement”), among TradeUP, TGC Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of TradeUP (“Merger Sub”), and SAITECH Limited, a Cayman Islands exempted company (“SAI”), and the transactions contemplated thereby, including the merger of Merger Sub with and into SAI, with SAI surviving the merger as a wholly owned subsidiary of TradeUP (the “merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) (a copy of the Business Combination Agreement, as amended, is included as Annex A-1 and Annex A-2 to the attached proxy statement/prospectus) (the “Business Combination Proposal”);

•        Proposal 2 — The Articles Amendment Proposal: to consider and vote upon, as special resolutions, proposals to approve: (a) the change of name of TradeUP Global Corporation to SAI.TECH Global Corporation; and (b) the proposed amended and restated memorandum and articles of association of TradeUP (the “amended memorandum and articles of association”) (a copy of the amended memorandum and articles of association is included as Annex B to the attached proxy statement/prospectus) (the “Articles Amendment Proposal”);

•        Proposal 3 — The Share Issuance Proposal: to consider and vote upon, as an ordinary resolution, a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of more than 20% of TradeUP’s issued and outstanding Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”) and Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”) (the “Share Issuance Proposal”);

•        Proposal 4 — The Incentive Plan Proposal: to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the SAI.TECH Global Corporation 2021 Equity Incentive Plan (the “New SAI Incentive Plan”) (a copy of the New SAI Incentive Plan is included as Annex C to the attached proxy statement/prospectus) (the “Incentive Plan Proposal”); and

•        Proposal 5 — The Adjournment Proposal: to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Extraordinary General Meeting to a later date or dates (1) if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting there are not sufficient votes to approve one or more proposals presented to shareholders for vote and (2) to the extent necessary, to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to TradeUP shareholders (the “Adjournment Proposal”).

The above matters are more fully described in the attached proxy statement/prospectus, which also includes, as Annex A-1 and Annex A-2, a copy of the Business Combination Agreement (including related exhibits). We urge you to read carefully the entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to therein.

The board of directors of TradeUP has set            as the record date for the Meeting. Only holders of record of ordinary shares of TradeUP at the close of business on            will be entitled to notice of and to vote at the Meeting

and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Meeting may attend the meeting virtually and is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of ordinary shares of TradeUP. A complete list of TradeUP shareholders of record entitled to vote at the Meeting will be available for ten days before the Meeting at the principal executive offices of TradeUP for inspection by TradeUP shareholders during ordinary business hours for any purpose germane to the Meeting. The eligible TradeUP shareholder list will also be available at that time on the Meeting website for examination by any shareholder attending the Meeting live audio webcast.

Pursuant to TradeUP’s amended and restated memorandum and articles of association, TradeUP will provide public shareholders with the opportunity to redeem their Class A ordinary shares of TradeUP included as part of the units sold in TradeUP’s initial public offering for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, calculated as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement, including interest earned on the funds held in the trust account (net of taxes payable) and not previously released to TradeUP to pay taxes, upon the closing of the transactions contemplated by the Business Combination Agreement. For illustrative purposes, based on funds in the trust account of approximately $            million (net of taxes payable) on            , the record date for the Meeting, the estimated per share redemption price would have been approximately $            , excluding additional interest earned on the funds held in the trust account and not previously released to TradeUP to pay taxes. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Class A ordinary shares of TradeUP. TradeUP Global Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), and TradeUP’s directors and officers have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares of TradeUP they may hold. Currently, the Sponsor and TradeUP’s directors and officers own approximately 23.1% of the ordinary shares of TradeUP, consisting of the Class A ordinary shares and Class B ordinary shares of TradeUP purchased by the Sponsor in private placement transactions. The Sponsor and TradeUP’s directors and officers have agreed to vote any ordinary shares of TradeUP owned by them in favor of the Business Combination Proposal and the other proposals.

Approval of each of the Business Combination Proposal, the Share Issuance Proposal and the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued ordinary shares of TradeUP that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Approval of the Articles Amendment Proposal requires a special resolution, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares of TradeUP that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. If presented, approval of the Adjournment Proposal requires an ordinary resolution.

Each redemption of Class A ordinary shares of TradeUP by its public shareholders will decrease the amount in the trust account. TradeUP will not consummate the Business Combination if the redemption of Class A ordinary shares of TradeUP would result in TradeUP’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule). In addition, under the terms of the Business Combination Agreement, SAI’s obligation to complete the Business Combination is conditioned upon, among other things, the aggregate cash proceeds from the trust account equaling no less than $17.5 million (after deducting any amounts paid to TradeUP shareholders that exercise their redemption rights in connection with the Business Combination).

If the Business Combination Proposal is not approved, the Articles Amendment Proposal will not be presented to the shareholders for a vote. Notwithstanding the approval of the Articles Amendment Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Articles Amendment Proposal will not be effected. It is important for you to note that in the event that the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal do not receive the requisite vote for approval, then the Business Combination may not be consummated. If TradeUP does not consummate the Business Combination and fails to complete an initial business combination by November 3, 2022, TradeUP will be required to dissolve and liquidate its trust account by returning the then remaining funds in such account to the public shareholders. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, including the merger, as well as the proposals to be considered at the Meeting. Please review the accompanying proxy statement/prospectus carefully.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The board of directors of TradeUP (other than Jianwei Li, who abstained) unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal.

If you have any questions or need assistance with voting, please contact TradeUP’s proxy solicitor,            , at            or email            at            .

On behalf of the TradeUP Board, I thank you for your support and look forward to the successful completion of the Business Combination.

By Order of the Board of Directors

Jianwei Li
Chairman and Co-Chief Executive Officer

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Meeting in person or virtually, the effect will be, among other things, that your ordinary shares of TradeUP will not be counted for purposes of determining whether a quorum is present at the Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Meeting. If you are a shareholder of record and you attend the Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person. Your attention is directed to the remainder of the proxy statement/prospectus following this notice for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to therein.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE TradeUP REDEEM YOUR CLASS A ORDINARY SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TRANSFER YOUR CLASS A ORDINARY SHARES TO TRADEUP’S TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “THE EXTRAORDINARY GENERAL MEETING OF TradeUP SHAREHOLDERS — REDEMPTION RIGHTS” IN THE accompanying PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

i

About This Proxy Statement/Prospectus

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”), by TradeUP, constitutes a prospectus of TradeUP under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares to be issued to SAI shareholders in connection with the Business Combination. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary General Meeting of TradeUP at which TradeUP shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

The registration statement and the accompanying proxy statement/prospectus is available without charge to TradeUP shareholders upon written or oral request. This document and TradeUP’s other filings with the SEC may be obtained by either written or oral request to TradeUP Global Corporation, 437 Madison Avenue, 27th Floor, New York, New York 10022 or by telephone at (732) 910-9692. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you are a TradeUP shareholder and have questions about the proposals to be considered at the Meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact            (“            ”), TradeUP’s proxy solicitor, by calling            , or banks and brokers can call collect at            , or by emailing            . You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for additional information.

Information contained on any website is expressly not incorporated by reference into the accompanying proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Meeting, or no later than            .

Industry and Market Data

This proxy statement/prospectus includes market and industry data and forecasts that SAI has derived from publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and SAI’s internal data and estimates based on its management’s knowledge of and experience in the market sectors in which it competes.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

The industry and market position information that appears in this proxy statement/prospectus is from independent market research carried out by Frost Sullivan, which was commissioned by SAI. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.

Such information is supplemented where necessary with SAI’s internal estimates and information obtained from discussions with its platform users, taking into account publicly available information about other industry participants and SAI’s management’s judgment where information is not publicly available.

Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In some cases, we do not expressly refer to the sources from which this data is derived. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

Frequently Used Terms

Unless otherwise stated or unless the context otherwise requires, in this document:

•        “ancillary documents” means each agreement, instrument or document including the Lock-Up Agreements, the SAI Shareholder Support Agreement, the TradeUP Support Agreement, the New Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Business Combination Agreement in connection with or pursuant to the Business Combination Agreement;

•        “bitcoin” means the type of virtual currency based on an open source cryptographic protocol existing on the Bitcoin Network.

•        “Business Combination” means the transactions contemplated by the Business Combination Agreement, including, the merger;

•        “Business Combination Agreement” means the Business Combination Agreement, dated as of September 27, 2021, among TradeUP, Merger Sub and SAI, as amended as of October 20, 2021, and as such agreement may be further amended, and attached hereto as Annex A-1 and Annex A-2;

•        “closing” means the closing of the Business Combination;

•        “Code” means the Internal Revenue Code of 1986, as amended;

•        “Companies Act” or “Companies Law” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced;

•        “Company” or “TradeUP” means TradeUP Global Corporation, a Cayman Islands exempted company;

•        “current memorandum and articles of association” means the amended and restated certificate memorandum and articles of association of TradeUP, effective April 28, 2021;

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended;

•        “founder shares” means the 1,150,000 TradeUP Class B ordinary shares (of which 272,247 are outstanding following the conversion of 850,000 TradeUP Class B ordinary shares and the forfeiture of 27,753 TradeUP Class B ordinary shares) that were issued to TradeUP initial shareholders prior to the TradeUP IPO (each a founder share);

•        “GAAP” means generally accepted accounting principles in the United States;

•        “hash rate” means a measure of the computational power per second used when mining;

•        “Investment Company Act” means the U.S. Investment Company Act of 1940, as amended;

•        “IRS” means the U.S. Internal Revenue Service;

•        “JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

•        “Letter Agreement” means the letter agreement by and among TradeUP, the Sponsor and three directors of TradeUP, as amended by the letter agreement amendment dated September 27, 2021;

•        “Lock-Up Agreements” means (1) the SAI Lock-Up Agreements and (2) the TradeUP Lock-Up Agreement;

•        “Meeting” means the Extraordinary General Meeting of TradeUP, to be held on            at            a.m., New York City time, at            , and via live webcast by visiting https://            ;

•        “merger” means the merger of Merger Sub with SAI, with SAI surviving such merger and SAI becoming a wholly owned subsidiary of TradeUP, pursuant to the Business Combination Agreement;

•        “Merger Sub” means TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability;

•        “MOFCOM” means the Ministry of Commerce of the People’s Republic of China;

•        “Minimum Cash Condition” means the aggregate cash proceeds available for release to TradeUP from the trust account in connection with the tractions contemplated by the Business Combination Agreement (after giving effect to the exercise of redemption rights by public shareholders, but before giving effect to the consummation of the closing and the payment of expenses and indebtedness permitted under the Business Combination Agreement) being equal to or greater than $17.5 million;

•        “M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprise by Foreign Investors (《(關於外國投資者併購境內企業的規定》), which was jointly issued by six PRC regulatory authorities, including the MOFCOM and other government authorities on August 8, 2006 and was effective as of September 8, 2006 and amended on June 22, 2009.

•        “Nasdaq” means The Nasdaq Stock Market LLC;

•        “NDRC” means the National Development and Reform Commission;

•        “New Registration Rights Agreement” means the registration rights agreement to be entered into by New SAI, the TradeUP initial shareholders and SAI shareholders, at the closing (a copy of which is attached hereto as Annex F);

•        “New SAI Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of New SAI;

•        “New SAI Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of New SAI;

•        “New SAI Incentive Plan” means SAI.TECH Global Corporation 2021 Equity Incentive Plan (a copy of which is attached hereto as Annex C);

•        “New SAI ordinary shares” means the New SAI Class A ordinary shares and the New SAI Class B ordinary shares;

•        “New SAI” means SAI.TECH Global Corporation (formerly named TradeUP Global Corporation) following the consummation of the Business Combination;

•        “ordinary resolution” means an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting;

•        “PBOC” means People’s Bank of China;

•        “PRC” or “China” means the People’s Republic of China;

•        “private shares” are to the aggregate 224,780 TradeUP Class A ordinary shares, at a price of $10.00 per share, issued to the Sponsor in a private placement simultaneously with the closing of the TradeUP IPO and the partial exercise of the underwriters’ over-allotment option to purchase additional units;

•        “proposed memorandum and articles of association” means the proposed amended and restated memorandum and articles of association of TradeUP, which will become TradeUP’s memorandum and articles of association upon the approval of the Business Combination Proposal and the Articles Amendment Proposal and the consummation of the Business Combination (a copy of the proposed memorandum and articles of association is attached hereto as Annex B);

•        “proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement on Form F-4 filed with the SEC;

•        “public shareholders” means the holders of public shares, including the TradeUP initial shareholders to the extent the TradeUP initial shareholders purchase public shares; provided that the TradeUP initial shareholders are considered a “public shareholder” only with respect to any public shares held by them;

•        “public shares” means TradeUP Class A ordinary shares included in the units issued in the TradeUP IPO;

•        “record date” means            ;

•        “redemption” means the right of public shareholders to have their public shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus;

•        “Registration Rights Agreement” means the registration rights agreement, dated as of April 28, 2021, among TradeUP and TradeUP initial shareholders;

•        “SAI” means SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability;

•        “SAI Affiliate Lock-Up Agreement” means the lock-up agreement to be entered into by SAI Founder, certain affiliates of SAI and SAI Founder, and the other persons party thereto at the closing (a copy of which is attached hereto as Annex H);

•        “SAI Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of SAI;

•        “SAI Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of SAI;

•        “SAI Founder” means Energy Science Artist Holding Limited, a wholly owned entity controlled by Risheng Li;

•        “SAI Lock-Up Agreements” means (1) the SAI Affiliate Lock-Up Agreement and (2) the SAI Shareholder Lock-Up Agreement;

•        “SAI ordinary shares” means the SAI Class A ordinary shares and the SAI Class B ordinary shares;

•        “SAI preferred shares” means the preferred shares, par value $0.0001 per share, of SAI;

•        “SAI Shareholder Lock-Up Agreement” means the lock-up agreement to be entered into by the shareholders of SAI at the closing other than shareholders party to the SAI Affiliate Lock-Up Agreement (a copy of which is attached hereto as Annex I);

•        “SAI Shareholder Support Agreement” means the Support Agreement, dated September 27, 2021, by and among SAI Founder, certain affiliates of SAI and SAI Founder, and the other persons party thereto (a copy of which is attached hereto as Annex E);

•        “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

•        “SEC” means the U.S. Securities and Exchange Commission;

•        “Securities Act” means the U.S. Securities Act of 1933, as amended;

•        “special resolution” means a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting;

•        “Sponsor” means TradeUP Global Sponsor LLC, a Cayman Islands limited liability company;

•        “TradeUP Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of TradeUP;

•        “TradeUP Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of TradeUP, which shares will be converted automatically in connection with the merger into TradeUP Class A ordinary shares and cease to be outstanding; such shares are also referred to and defined herein as the “founder shares”;

•        “TradeUP initial shareholders” means the Sponsor and each of TradeUP’s directors and officers that hold founder shares;

•        “TradeUP IPO” means TradeUP’s initial public offering, consummated on May 3, 2021, through the sale of 4,488,986 units (including the 488,986 units sold pursuant to the underwriters’ partial exercise of their over-allotment option at $10.00 per unit);

•        “TradeUP Lock-Up Agreement” means the lock-up agreement to be entered into by the Sponsor, certain affiliates of TradeUP and the other persons party thereto at the closing (a copy of which is attached hereto as Annex G);

•        “TradeUP ordinary shares” means the TradeUP Class A ordinary shares and the TradeUP Class B ordinary shares;

•        “TradeUP Support Agreement” means the support agreement, dated as of September 27, 2021, among the Sponsor certain affiliates of TradeUP and the Sponsor and the other persons party thereto (a copy of which is attached hereto as Annex D);

•        “trust account” means the trust account that holds a portion of the proceeds of the TradeUP IPO and the sale of the private shares;

•        “units” means one TradeUP Class A ordinary share and one-third of one warrant, whereby each warrant entitles the holder thereto to purchase one TradeUP Class A ordinary share at an exercise price of $11.50 per share, sold in the TradeUP IPO; and

•        “warrants” means the warrants included in the units issued in the TradeUP IPO, each of which is exercisable for one TradeUP Class A ordinary share, in accordance with its terms.

Unless specified otherwise, “$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar and “RMB” refers to Renminbi, the official currency of China.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, but are not limited to, statements that relate to expectations regarding future financial performance, business strategies or expectations for TradeUP’s business, and the timing and TradeUP’s ability to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•        TradeUP’s ability to consummate the Business Combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        New SAI’s ability to maintain the listing of its securities on Nasdaq following the Business Combination;

•        the expected benefits of the Business Combination;

•        the future financial and operational performance of, and anticipated financial impacts on, SAI following the Business Combination;

•        changes adversely affecting the business in which SAI is engaged;

•        SAI’s business strategy and plans; and

•        general economic conditions.

Forward-looking statements can often be identified by the use of words such as “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” or similar expressions or the negative thereof.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and TradeUP and SAI managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of TradeUP, SAI and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing TradeUP’s or SAI’s views as of any subsequent date. TradeUP does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

TradeUP shareholders should not place undue reliance on these forward-looking statements in deciding how to vote (or instruct the voting of) their shares in connection with the Business Combination. As a result of a number of known and unknown risks and uncertainties, New SAI’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. See the section entitled “Risk Factors” of this proxy statement/prospectus for additional information. Some factors that could cause actual results to differ include:

•        SAI has a limited operating history in an evolving and highly volatile industry, and is undergoing a business transition;

•        SAI’s operating results may fluctuate due to the highly volatile nature of cryptocurrencies, including bitcoin;

•        delays in the expansion of SAI’s hosting facilities or construction of new hosting facilities, or cost overruns;

•        governmental regulations, including (i) regulations relating to the environmental impacts or energy-intensive nature of bitcoin mining activities, (ii) changes in tariffs or import restrictions and (iii) regulation of cryptocurrencies as investment securities or as a money services business;

•        price fluctuations of wholesale and retail power markets;

•        dependency on digital asset equipment from a limited number of suppliers;

•        access to additional capital, including access to banking and financial institutions;

•        access to cost-effective power sources;

•        utilization of contracted power supplies and capacity of hosting facilities;

•        accuracy of projections and assumptions used in projections; performance by counterparties, including power suppliers and hosting vendors;

•        price changes in and shortages of equipment, including ASIC chips, and supply chain disruptions of cryptocurrency hardware;

•        uninsured losses, including due to weather events;

•        losses in key personnel, including SAI existing management team members;

•        difficulties in managing growth and expansions in hosting capacity;

•        unfavorable global economic conditions, including due to COVID-19 pandemic matters;

•        competition, including from companies that have greater financial resources or that are less regulated, and from central bank digital securities;

•        inability to protect intellectual property rights or confidentiality of trade secrets, or claims by third parties of infringement;

•        the loss or destruction of private keys required to access digital wallets for digital assets;

•        cybersecurity breaches or adverse software events, hacking and fraud risks, malicious actor or botnet control of processing power active on a digital network, and internet disruptions;

•        uncertainty regarding adoption and widespread use of cryptocurrencies, including bitcoin;

•        failures to develop and maintain cryptocurrency protocol, or proposed amendments to protocols and software;

•        changes in financial accounting for bitcoin and other cryptocurrency assets;

•        the development and acceptance of competing blockchain platforms and techniques, or development of digital assets with more desirable features;

•        bitcoin-specific risks, including pricing swings, limited supply and periodic adjustments to hash rate or otherwise, and exposure to potentially lower profit margins; and

•        risks associated with the initial concentrated ownership and the dual-class structure with Risheng Li, the owner of SAI Founder and the New SAI Chief Executive Officer.

Questions and Answers

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions, which are grouped into the following two categories: (1) Questions and Answers About the Business Combination; and (2) Questions and Answers About the Meeting and the Proposals to be Presented at the Meeting. The following questions and answers may not include all the information that is important to TradeUP’s shareholders. TradeUP shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Meeting.

Questions and Answers About the Business Combination

Q.     Why am I receiving this proxy statement/prospectus?

A.     TradeUP shareholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the merger, among other proposals. TradeUP has entered into the Business Combination Agreement providing for, among other things, the merger of Merger Sub with and into SAI, with SAI continuing as the surviving corporation and becoming a wholly owned subsidiary of TradeUP. In connection with the closing, TradeUP will change its name to “SAI.TECH Global Corporation.” You are being asked to vote on the Business Combination. This proxy statement/prospectus and its annexes contain important information about the Business Combination and the other matters to be acted upon at the Meeting.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.     Why is TradeUP proposing the Business Combination?

A.     TradeUP was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In May 2021, TradeUP consummated its initial public offering and a total of approximately $44.5 million was placed in the trust account. Since the TradeUP IPO, TradeUP’s activity has been limited to the evaluation of business combination candidates, including SAI, and negotiating and executing the Business Combination Agreement and the related agreements as described herein.

SAI is an exempted company duly incorporated under the laws of the Cayman Islands. SAI is a Eurasia-based energy savings bitcoin mining operator that engages in the hosting of bitcoin mining machines for its clients. SAI developed a proprietary liquid cooling and heat exchange technology towards mining machines that enables utilization of waste heat to provide recycled energy as heating for potential customers, while simultaneously achieving lower operating costs. SAI also plans to commence bitcoin self-mining by the end of 2021.

Based on its due diligence investigations of SAI and the industry in which it operates, including the financial and other information provided by SAI in the course of their negotiations in connection with the Business Combination Agreement, TradeUP believes that SAI is positioned to take advantage of anticipated growth in the cryptocurrency markets.

As a result, TradeUP believes that a business combination with SAI will provide TradeUP’s shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal 1 — The Business Combination Proposal — The TradeUP Board Reasons for Approval of the Business Combination” of this proxy statement/prospectus for additional information.

Q.     Following the Business Combination, what will happen to TradeUP’s securities?

A.     TradeUP’s units, Class A ordinary shares and warrants are currently listed on Nasdaq under the symbols “TUGCU,” “TUGC” and “TUGCW,” respectively. Upon consummation of the Business Combination, TradeUP will have a dual-class share capital structure with: (1) New SAI Class A ordinary shares carrying voting rights in the form of one vote per share; and (2) New SAI Class B ordinary shares carrying voting rights in the form of ten votes per share. The New SAI Class A ordinary shares and warrants will be listed on Nasdaq under the symbols “SAI”

and “SAITW,” respectively. TradeUP will not have units traded on Nasdaq following the consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. TradeUP warrant holders and those shareholders who do not elect to have their TradeUP Class A ordinary shares redeemed need not deliver their TradeUP Class A ordinary shares or warrant certificates to TradeUP or to TradeUP’s transfer agent and they will remain outstanding.

Q.     What will SAI shareholders receive in the Business Combination?

A.     On the merger effective date: (1) each SAI Class A ordinary share outstanding as of immediately prior to the merger effective date (including SAI Class A ordinary shares resulting from the conversion of SAI preferred shares in connection with the merger, but excluding any SAI Class A ordinary shares as to which dissenter’s rights have been properly exercised in accordance with Cayman Islands law and SAI Class A ordinary shares held by SAI as treasury shares) will be converted into a right to receive a number of New SAI Class A ordinary shares determined on the basis of an exchange ratio derived from an implied equity value for SAI of $228.0 million and $10.00 per share (the “exchange ratio”); and (2) each SAI Class B ordinary share outstanding as of immediately prior to the merger effective date will be converted into a right to receive a number of New SAI Class B ordinary shares determined on the basis of the exchange ratio. As of the date of this proxy statement/prospectus, the exchange ratio was approximately 0.16222. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Consideration to SAI Shareholders in the Business Combination” of this proxy statement/prospectus for additional information.

Q.     What equity stake will current shareholders of TradeUP and SAI hold in New SAI after the closing?

A.     Upon the consummation of the Business Combination the ownership of New SAI will be as follows:

Assuming No Redemption	Assuming Maximum Redemption

The SAI shareholders will own 22,800,008 New SAI ordinary shares (including 11,120,303 New SAI Class A ordinary shares and 11,679,705 New SAI Class B ordinary shares), representing approximately 79.6% of the total New SAI ordinary shares outstanding, which includes New SAI ordinary shares that may be issuable pursuant to the exchange ratio.

The SAI shareholders will own 22,800,008 New SAI ordinary shares (including 11,120,303 New SAI Class A ordinary shares and 11,679,705 New SAI Class B ordinary shares), representing approximately 88.0% of the New SAI ordinary shares outstanding, which includes New SAI ordinary shares that may be issuable pursuant to the exchange ratio.

TradeUP public shareholders will own 4,488,986 New SAI ordinary shares, representing approximately 15.7% of the total New SAI ordinary shares outstanding.	TradeUP public shareholders will own 1,750,000 New SAI ordinary shares, representing approximately 6.8% of the total New SAI ordinary shares outstanding.

The Sponsor will beneficially own 1,287,027 New SAI Class A ordinary shares, and Jianwei Li, an affiliate of the Sponsor, will beneficially own 3,907,152 New SAI Class A ordinary shares (including 2,620,125 New SAI Class A shares issuable to two existing shareholders of SAI), representing approximately 13.6% of the total New SAI ordinary shares outstanding.

The Sponsor will beneficially own 1,287,027 New SAI Class A ordinary shares, and Jianwei Li, an affiliate of the Sponsor, will beneficially own 3,907,152 New SAI Class A ordinary shares (including 2,620,125 New SAI Class A shares issuable to two existing shareholders of SAI), representing approximately 15.1% of the total New SAI ordinary shares outstanding.

The number of shares and percentage interests set forth above are based on a number of assumptions, including scenarios under which (1) none of TradeUP’s public shares are redeemed and (2) the maximum number of redemptions by public shareholders such that TradeUP will satisfy the Minimum Cash Condition. The foregoing shares and percentages also do not include any NEW SAI Class A shares issuable upon the exercise of existing TradeUP warrants. See the section entitled “Summary — Impact of the Business Combination on New SAI’s Public Float” of this proxy statement/prospectus for an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of public shares in amounts of 10% and 50%. If the actual facts differ from our assumptions, the number of shares and percentage interests set forth above will be different.

Additionally, upon the consummation of the Business Combination it is expected that former SAI shareholders will possess (1) approximately 95.6% of the voting power of the total outstanding New SAI ordinary shares, assuming no public shares are redeemed, and (2) approximately 97.6% of the voting power of the total outstanding New SAI ordinary shares, assuming the maximum number of public shares are redeemed, with approximately 87.3% and 89.1% of the voting power being held by the holder of New SAI Class B ordinary shares, respectively.

Q.     When will the Business Combination be completed?

A.     Neither TradeUP nor SAI can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination not being completed at all. Each of TradeUP and SAI must first obtain the required approval by their respective shareholders and must also first satisfy other closing conditions. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination” of this proxy statement/prospectus for additional information.

Q.     Did the TradeUP Board or a committee thereof obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Yes, the audit committee of the TradeUP Board (the “Audit Committee”) received a fairness opinion, dated September 28, 2021, from the Audit Committee’s financial advisor, Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”), which the TradeUP Board was also entitled to rely upon, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by TradeUP in the Business Combination was fair, from a financial point of view, to TradeUP (as opposed to only the shareholders unaffiliated with the Sponsor or its affiliates). See “Proposal 1 — The Business Combination Proposal — Opinion of Duff & Phelps, the Financial Advisor to the Audit Committee” of this proxy statement/prospectus for additional information.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.      The receipt of cash by a U.S. Holder of TradeUP Class A ordinary shares in redemption of such shares will be a taxable event for U.S. federal income tax purposes. Please see the discussion below under the caption “Proposal 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Considerations of Exercising Redemption Rights” for additional information. U.S. Holders of TradeUP Class A ordinary shares considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Q.     What are the U.S. federal income tax consequences to U.S. Holders (as defined below) of TradeUP Class A ordinary shares and warrants as a result of the Business Combination?

A.      Holders of TradeUP Class A ordinary shares and warrants will retain their shares of TradeUP Class A ordinary shares and warrants in the Business Combination, will not receive any consideration in connection with the Business Combination and will not receive any additional shares of TradeUP Class A ordinary shares or additional TradeUP warrants (New SAI Class A ordinary shares and warrants after the change in corporate name) in the Business Combination. As a result, there should be no material U.S. federal income tax consequences to U.S. Holders of TradeUP Class A ordinary shares and warrants as a result of the Business Combination, regardless of whether the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). Furthermore, although the Business Combination is intended to qualify as a Reorganization, and New SAI and SAI intend to report the Business Combination consistent with such qualification, such treatment is not a condition to New SAI’s or SAI’s obligation to complete the Business Combination. See “Proposal 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — The Business Combination.”

Q.     What do I need to do now?

A.      TradeUP urges you to read carefully and consider the information contained in this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of TradeUP. TradeUP shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Questions and Answers About the Meeting and the Proposals to be Presented at the Meeting

Q.     When and where is the Meeting?

A.      The Meeting will be held on            at            a.m., New York City Time, at            , and the Meeting can be accessed by visiting https://            , where you will be able to listen to the Meeting live and vote during the Meeting.

Q.     What is being voted on at the Meeting?

A.     TradeUP shareholders are being asked to vote to approve the following proposals: (1) the Business Combination Proposal; (2) the Articles Amendment Proposal; (3) the Share Issuance Proposal; (4) the Incentive Plan Proposal; and (5), if presented, the Adjournment Proposal.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to shareholders for a vote.

Q.     Why is TradeUP providing shareholders with the opportunity to vote on the Business Combination?

A.     Under the current memorandum and articles of association, TradeUP must provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of TradeUP’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, TradeUP has elected to provide its shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, TradeUP is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow public shareholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination. The adoption of the Business Combination Agreement is required under Cayman Islands law and the approval of the Business Combination is required under the current memorandum and articles of association. In addition, such approval is also a condition to the closing of the Business Combination under the Business Combination Agreement.

Q.     What constitutes a quorum at the Meeting?

A.     A quorum will be present at the Meeting if a majority of the outstanding TradeUP ordinary shares entitled to vote as of the record date at the Meeting are represented in person, virtually or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The TradeUP initial shareholders, who own approximately 1,347,027 TradeUP ordinary shares (or 23.1%) of the issued and outstanding TradeUP ordinary shares as of the record date, will count towards this quorum. As of the record date, 2,918,007 TradeUP ordinary shares would be required to achieve a quorum.

Q.     What vote is required to approve each proposal presented at the Meeting?

A.     Proposal 1 — The Business Combination Proposal:    The approval of the Business Combination Proposal will require an ordinary resolution under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of a majority of the issued and outstanding TradeUP ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting.

Proposal 2 — The Articles Amendment Proposal:    The approval of the Articles Amendment Proposal will require special resolutions under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding TradeUP ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Notwithstanding the approval the Articles Amendment Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Articles Amendment Proposal will not be effected.

Proposal 3 — The Share Issuance Proposal:    The approval of the Share Issuance Proposal will require an ordinary resolution under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of a majority of the issued and outstanding TradeUP ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Notwithstanding the approval of the Share Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Share Issuance Proposal will not be effected.

Proposal 4 — The Incentive Plan Proposal:    The approval of the Incentive Plan Proposal will require an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the issued and outstanding TradeUP ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to shareholders for a vote. Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

Proposal 5 —  The Adjournment Proposal:    The approved of the Adjournment Proposal, if presented, will require an ordinary resolution under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of a majority of the issued and outstanding TradeUP ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting.

The TradeUP initial shareholders have agreed to vote their TradeUP ordinary shares in favor of the these proposals. As of the record date, the TradeUP initial shareholders beneficially owned an aggregate of 1,347,027 TradeUP ordinary shares, or 23.1% of the outstanding TradeUP ordinary shares.

Q.     How many votes do I have at the Meeting?

A.     TradeUP shareholders are entitled to one vote on each of the proposals at the Meeting for each ordinary share held of record as of            ,            , the record date for the Meeting. As of the close of business on the record date, there were 5,836,013 TradeUP ordinary shares outstanding, of which 5,563,766 were Class A ordinary shares and 272,247 were Class B ordinary shares.

Q:     What happens if I sell my Class A ordinary shares before the Meeting?

A:     The record date for the Meeting is earlier than the date of the Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your Class A ordinary shares after the applicable record date, but before the Meeting date, unless you grant a proxy to the transferee, you shall retain your right to vote at the Meeting. However, you will not be able to seek redemption of your Class A ordinary shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Class A ordinary shares prior to the record date, you will have no right to vote those shares at the Meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q.     Does the Sponsor and/or any of the other initial shareholders have interests in the Business Combination Proposal and the other proposals that may differ from or be in addition to the interests of TradeUP’s shareholders?

A.     In considering the recommendation of the TradeUP Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and TradeUP’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of TradeUP shareholders generally. The TradeUP Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby, including the merger, be adopted and approved by TradeUP shareholders. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that Jianwei Li, a director and Co-CEO of TradeUP, has an indirect controlling equity interest in two existing shareholders of SAI, ZenGolden L.P. and PatternBase, Inc., which shareholders will receive an aggregate of 2,620,125 shares in connection with the Business Combination, and is a current director of SAI;

•        the fact that the Sponsor and TradeUP’s directors and officers have waived their rights to redeem any TradeUP ordinary shares in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the founder shares (including 60,000 shares allocated to directors), which have converted or will convert into an aggregate of 1,150,000 shares of TradeUP Class A ordinary shares in accordance with the terms of the current memorandum and articles of association, and such securities will have a significantly higher value at the time of the Business Combination, estimated to be approximately $            million based on the closing price of $            per public share on Nasdaq on            , the record date;

•        the fact that the Sponsor and TradeUP directors and officers may receive a positive return on their founder shares, for which they paid an aggregate of $25,000, and on the private shares, for which they paid $2.2 million, even if public shareholders experience a negative return on their investment after consummation of the Business Combination;

•        the fact that the TradeUP initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the founder shares if TradeUP fails to complete an initial business combination by November 3, 2022;

•        the fact that the Sponsor paid $2.2 million for 224,780 private shares; if TradeUP does not consummate an initial business combination by November 3, 2022, then the proceeds from the sale of the private shares will be part of the liquidating distribution to the public shareholders and the private shares held by the Sponsor will be worthless; the private shares by the Sponsor had an aggregate market value of approximately $            million based upon the closing price of $            per private share on Nasdaq on            , the record date; and

•        if the trust account is liquidated, including in the event TradeUP is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to TradeUP if and to the extent any claims by a third-party for services rendered or products sold to TradeUP, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (1) $10.00 per public share; or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third-party or prospective target business who executed a waiver of any and all rights to monies held in the trust account and except as to any claims under our indemnity of the underwriters of the TradeUP IPO against certain liabilities, including liabilities under the Securities Act.

See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information.

Q.     Do I have redemption rights?

A.     If you are a holder of public shares, you have the right to demand that TradeUP redeem such shares for a pro rata portion of the cash held in the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% of the TradeUP Class A ordinary shares held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

The TradeUP initial shareholders will not have redemption rights with respect to any TradeUP ordinary shares owned by them in connection with the Business Combination.

Under the current memorandum and articles of association, the Business Combination may be consummated only if TradeUP has at least $5,000,001 of net tangible assets after giving effect to all holders of TradeUP Class A ordinary shares that properly demand redemption of their shares for cash. In addition, under the terms of the Business Combination Agreement, SAI’s obligation to complete the Business Combination is conditioned upon, among other conditions, the satisfaction of the Minimum Cash Condition.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your TradeUP Class A ordinary shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their TradeUP Class A ordinary shares and no longer remain shareholders and the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders. With fewer TradeUP Class A ordinary shares and public shareholders, the trading market for TradeUP Class A ordinary shares may be less liquid than the market for TradeUP Class A ordinary shares prior to the Business Combination and TradeUP may not be able to meet the listing standards of Nasdaq or another national securities exchange. In addition, with fewer funds available from the trust account, the capital infusion from the trust account into SAI’s business will be reduced and the amount of working capital available to New SAI following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to TradeUP Class A ordinary shares will have no effect on warrants of TradeUP you may also hold.

Q.     How do I exercise my redemption rights?

A.     Holders of units must elect to separate the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact TradeUP’s transfer agent directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal.

Any public shareholder will be entitled to demand that its public shares be redeemed for a full pro rata portion of the funds held in the trust account (which, for illustrative purposes, was approximately $            (or $            per public share) as of            , the record date). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the trust account. However, under Cayman Islands law, the proceeds held in the trust account could be subject to claims which could take priority over those of public shareholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Public shareholders seeking to have their public shares redeemed must demand, no later than 5:00 p.m., New York City time, on            (two business days before the Meeting), that TradeUP redeem your public shares for cash by: (1)(a) checking the box on the proxy or (b) submitting your request in writing to TradeUP’s transfer agent; and (2) delivering your public shares to TradeUP’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system). If you hold the shares in “street name,” you will have to coordinate with your bank, broker or other nominee to have your shares certificated or share certificates (if any) together with the redemption notices delivered electronically. If you do not submit a written request and deliver your share certificates as described above, your public shares will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering the share certificate (if any) together with the redemption forms through the DWAC system. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether or not to pass this cost on to the holder of the shares being redeemed.

If you wish to exercise your redemption rights but initially do not check the box on the proxy card providing for the exercise of your redemption rights and do not send a written request to TradeUP to exercise your redemption rights, you may request that TradeUP send you another proxy card on which you may indicate your intended vote or your intention to exercise your redemption rights.

Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a public shareholder, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a public shareholder delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the TradeUP’s transfer agent return the certificate (physically or electronically).

Any corrected or changed proxy card must be received by TradeUP’s transfer agent prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent prior to the vote at the Meeting.

If a public shareholder properly makes a request for redemption and the public shares are delivered as described to TradeUP’s transfer agent, then, if the Business Combination is consummated, TradeUP will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your Class A ordinary shares for cash.

See the section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus for a discussion of the material U.S. federal income tax considerations for public shareholders with respect to the exercise of these redemption rights. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Q.     What happens if a substantial number of public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.     Unlike some other blank check companies which require public shareholders to vote against a Business Combination in order to exercise their redemption rights, public shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemption by public shareholders.

However, the Business Combination will not be consummated if, (i) upon the consummation of the Business Combination, TradeUP does not have at least $5,000,001 of net tangible assets after giving effect to payment of amounts that TradeUP will be required to pay to redeeming shareholders upon consummation of the Business Combination and (ii) unless such condition is waived, the Minimum Cash Condition is satisfied. As a result of the Minimum Cash Condition, holders of no more than approximately 2,738,986 public shares (or approximately 61% of the total public shares) could seek redemption of their shares without triggering SAI’s right to terminate the Business Combination Agreement. Also, with fewer public shares and public shareholders, the trading market for New SAI’s ordinary shares may be less liquid than the market for TradeUP’s ordinary shares were prior to the Business Combination and New SAI may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with fewer funds available from the trust account, the working capital infusion from the trust account into SAI’s business will be reduced.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and TradeUP has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. See the section entitled “Appraisal Rights” for additional information. Holders of warrants do not have appraisal rights in connection with the Business Combination.

Q.     What happens to the funds deposited in the trust account after consummation of the Business Combination?

A.     The net proceeds of the TradeUP IPO and the sale of the private shares, were placed in the trust account immediately following the TradeUP IPO. After consummation of the Business Combination, the funds in the trust account will be used to pay public shareholders who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination and for working capital and general corporate purposes of New SAI. See the section entitled “Summary — Sources and Uses of Funds for the Business Combination” of this proxy statement/prospectus for additional information.

Q.     What happens if the Business Combination is not completed?

A.     If TradeUP does not complete the Business Combination with SAI for whatever reason, TradeUP would search for another target business with which to complete a business combination. If TradeUP does not complete the Business Combination with SAI or another target business by November 3, 2022, TradeUP must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account (excluding interest earned and dissolution expenses) divided by the number of outstanding TradeUP Class A ordinary shares. The TradeUP initial shareholders have no redemption rights in the event a business combination is not effected in the required time period and, accordingly, the founder shares and private shares will be worthless if no business combination is effected by TradeUP by November 3, 2022. Additionally, in the event of such liquidation, there will be no distribution with respect to TradeUP’s outstanding warrants. Accordingly, the warrants will be worthless.

Q.     How do the TradeUP initial shareholders intend to vote on the proposals?

A.      The TradeUP initial shareholders beneficially own and are entitled to vote an aggregate of 1,347,027 TradeUP ordinary shares (or 23.1% of the outstanding TradeUP ordinary shares as of the record date). The TradeUP initial shareholders have agreed to vote any TradeUP ordinary shares held by them as of the record date in favor of the proposals. The Sponsor and TradeUP’s directors and officers may have interests in the business combination that may conflict with your interests as a shareholder generally. See the sections entitled “Summary — Interests of Certain Persons in the Business Combination,” “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Proposal 1 — The Business Combination Proposal — Ancillary Agreements — Letter Agreement and Letter Agreement Amendment” of this proxy statement/prospectus for additional information.

Q.     How do I vote?

A.     If you are a holder of record of TradeUP ordinary shares as of the record date, you may submit your proxy before the Meeting in any of the following ways, if available:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the Internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Shareholders who choose to participate in the Meeting can vote their shares in person or electronically during the meeting via live audio webcast by visiting https://            . You will need the control number that is printed on your proxy card to enter the Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. If you are a record owner of your shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify TradeUP in writing before the Meeting that you have revoked your proxy; or

•        you may attend the Meeting, in person or virtually, revoke your proxy, and vote at the Meeting or online, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

If you are a shareholder of record and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to TradeUP Global Corporation, 437 Madison Avenue, 27th

Floor, New York, New York 10022, and it must be received at any time before the vote is taken at the Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than when the polls for voting close during the Meeting on            , or by voting in person or online at the Meeting. Simply attending the Meeting will not revoke your proxy.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to TradeUP or by voting online at the Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of various national securities exchanges, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Meeting are “non-routine” matters and therefore, TradeUP does not expect there to be any broker non-votes at the Meeting.

If you are a TradeUP shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal or the Adjournment Proposal. The failure of your broker to vote will not count as votes cast at the Meeting and, therefore, will not have any impact on the proposals presented at the Meeting.

Q:     What if I attend the Meeting and abstain or do not vote?

A:     For purposes of the Meeting, an abstention occurs when a shareholder attends the meeting either in person or online and does not vote or returns a proxy with an “abstain” vote.

If you are a TradeUP shareholder that attends the Meeting in person or virtually and fails to vote on the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposals, the Incentive Plan Proposal or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote will have no effect on the vote count for such proposals.

Q.     What happens if I fail to take any action with respect to the Meeting?

A.     If you fail to take any action with respect to the Meeting and the Business Combination is approved by TradeUP shareholders, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, TradeUP will not consummate the Business Combination.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular proposal, the TradeUP ordinary shares represented by your proxy will be voted as recommended by the TradeUP Board with respect to that proposal.

Q.     What should I do if I receive more than one set of voting materials?

A.     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you shall receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you shall receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the Meeting?

A:     TradeUP is soliciting proxies on behalf of the TradeUP Board. TradeUP will pay the cost of soliciting proxies for the Meeting. TradeUP has engaged            to assist in the solicitation of proxies for the Meeting. TradeUP has agreed to pay            a fee of $            , plus disbursements, and will reimburse            for its reasonable out-of-pocket expenses and indemnify            and its affiliates against certain claims, liabilities, losses, damages and expenses. TradeUP will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of the ordinary shares and in obtaining voting instructions from those owners. TradeUP’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact TradeUP’s proxy solicitor:

Individuals, please call toll-free:

Banks and brokerage, please call:

Email:

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the Meeting. You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your shares (either physically or electronically) to TradeUP’s transfer agent at the address below prior to 5:00 p.m., New York City time, at least two business days prior to the Meeting. See the section entitled “Extraordinary General Meeting of TradeUP Shareholders — Redemption Rights” of this proxy statement/prospectus for additional information.

If you have questions regarding the certification of your position or delivery of your shares for redemption, please contact TradeUP’s transfer agent as follows:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

Phone: (212) 828-8436

Toll-Free: 855-9VSTOCK

Email: info@vstocktransfer.com

Summary

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, whether or not you plan to attend the Meeting, you should read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and the section entitled “Risk Factors.” The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Parties to the Business Combination

TradeUP Global Corporation

TradeUP Global Corporation is a blank check company formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On May 3, 2021, TradeUP consummated its initial public offering of 4,000,000 units, with each unit consisting of one Class A ordinary share and one-half of one warrant, each whole warrant exercisable for one Class A ordinary share at a price of $11.50 per share. On May 12, 2021, TradeUP consummated the sale of an additional 488,986 units that were subject to the over-allotment option granted to the underwriters of the TradeUP IPO. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $44.9 million.

Simultaneously with the consummation of the TradeUP IPO and the closing of the sale of the units pursuant to the TradeUP IPO underwriters’ over-allotment option, TradeUP consummated the private placement of 215,000 and 9,780 private shares, respectively, to the Sponsor, at a price of $10.00 per share, generating total proceeds of $2.2 million. The net proceeds from the TradeUP IPO and the private placement with the Sponsor (other than limited funds held outside the trust for the purposes detailed in TradeUP’s filings with the SEC) were deposited in the trust account established for the benefit of TradeUP’s public shareholders.

TradeUP’s units, Class A ordinary shares and warrants are listed on Nasdaq under the symbols “TUGCU,” “TUGC” and “TUGCW,” respectively. The mailing address of TradeUP’s principal executive office is 437 Madison Avenue, 27th Floor, New York, New York 10022. The telephone number of TradeUP’s principal executive office is (732) 910-9692.

TGC Merger Sub

TGC Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of TradeUP, was formed solely for the purpose of effecting the merger with SAI described herein. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 437 Madison Avenue, 27th Floor, New York, New York 10022. The telephone number of Merger Sub’s principal executive office is (732) 910-9692.

SAITECH Limited

SAITECH Limited is a Eurasia-based energy saving digital asset mining operation company that provides integrated technology and operation solutions to optimize the mining total cost of operation (“TCO”) and is committed to carbon neutrality. We have proprietary liquid cooling and waste heat recovery technology for digital asset mining machines that we believe can effectively save operating costs along with reducing environment impacts by lowering carbon emissions. SAI’s target customers include both large-scale miners and institutional investors who are adopting digital asset-mining equipment, which is a more economic approach to acquire digital assets compared to buying from secondary markets, to diversify their portfolio. SAI’s mission is to become the most cost-efficient digital asset mining operation solution company globally and to promote the clean transition of the bitcoin mining industry.

The mailing address of SAI’s principal executive office is #01-05 Pearl’s Hill Terrace, Singapore, 168976. The telephone number of SAI’s principal executive office is +65 9656 5641.

SAITECH Limited — Dividends and Distributions

On May 20, 2021 and June 8, 2021, SAI completed a capital injection in Hangzhou, SAI’s wholly owned foreign enterprise, totaling $7.3 million. In addition, SAI completed a capital contribution of $100,000 to Sustainable Available Innovative Limited (“Sustainable”), its BVI subsidiary. Since such time, Hangzhou and Sustainable have not distributed any dividends or distributions. In accordance with PRC Company Law, Hangzhou and Sustainable have the right to make distributions to its shareholders once it is profitable and after deducting statutory reserves. Currently and in the future the target company’s revenues will be derived entirely outside of China. Its China subsidiary performs supply chain and research and development activities, which means the PRC subsidiary will be a cost center financed through cash transferred from overseas subsidiaries mainly through capital injection.

SAI does not anticipate material restrictions on the Company’s ability to transfer cash between entities.

Cash is transferred through SAI’s entities in the following manner: (i) SAI may transfer funds to SAI‘s WOFE, through SAI‘s BVI and/or Hong Kong subsidiaries, by additional capital contributions or shareholder loans, as the case may be, since SAI’s WOFE requires working capital to finance its supply chain, research and development activities. As a holding company, SAI may rely on dividends and other distributions on equity paid by SAI’s subsidiaries for its cash and financing requirements.

With regard to the shareholder loans, according to the Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt promulgated by SAFE in 1997, the Interim Provisions on the Management of Foreign Debts, promulgated by SAFE, the National Development and Reform Commission and the Ministry of Finance in 2003, and Measures for the Administration of the Registration of Foreign Debts, effective on May 13, 2013 and revised on May 4, 2015, loans by foreign companies to their subsidiaries in China, which are foreign-invested enterprises, are considered foreign debt, and such loans must be registered with the local branches of SAFE. To date, SAI has transferred $7.3 million to SAI’s WOFE in the form of capital contributions. In the future, however, cash proceeds raised from overseas financing activities, including the initial public offering, may be transferred by SAI to SAI’s WOFE via capital contributions or shareholder loans.

The distributions paid by SAI’s PRC subsidiary are subject to China’s foreign exchange controls. The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in China include the PRC Company Law and the PRC Foreign Investment Law. Under the current regulatory regime in the PRC, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside, as general reserves, at least 10% of its after-tax profit, until the cumulative amount of such reserves reaches 50% of its registered capital. A PRC company may not distribute any profits until any losses from prior fiscal years have been offset. Under the Regulation of the PRC on Foreign Exchange Administration (《中华人民共和国外汇管理条例》) promulgated by the State Council on January 29, 1996 and last amended on August 5, 2008 and various regulations issued by the SAFE and other relevant PRC government authorities, payment of interest and dividends in foreign currencies by SAI’s WOFE to its Hong Kong or BVI subsidiary shall be subject to the relevant regulations issued by the SAFE.

SAI does not anticipate that SAI’s WOFE will generate profits sufficient to make dividends since, currently and in the future, SAI’s WOFE will serve as a cost center because of its role in performing supply chain, research and development functions. As of the date of this proxy statement/prospectus, there have not been any such dividends or other distributions from SAI’s WOFE to its Hong Kong or BVI subsidiaries. In addition, none of SAI’s subsidiaries have ever issued any dividends or distributions to SAI or their respective shareholders outside of China.

PRC Governmental Related Approvals and Permissions

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. While SAI is currently not required to obtain approval from the CSRC, the interpretation and application of the regulations remain unclear. If CSRC approval under the M&A Rules is required, it is uncertain whether it would be possible for SAI to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for SAI’s future issuance of securities overseas would subject SAI to sanctions imposed by the CSRC and other PRC regulatory agencies.

Currently SAI’s business does not relate to internet content provisions nor profit-making activities via the internet within the PRC. Accordingly, SAI’s current operations are not subject to regulations and rules by the CAC. In addition, currently SAI’s mining operation is conducted, and its profits are generated outside of China. Thus, SAI believes it is not a China-based company.

On December 24, 2021, the CSRC issued the Administrative Regulations of the State Council Concerning the Offshore Security Issuance and Listing of Domestic Enterprises (Draft for Comments) (the “Draft Offshore Security Issuance and Listing Regulations”) and the Administrative Measures on the Registration for the Offshore Security Issuance and Listing of Domestic Enterprises (Draft for Comments) (the “Draft Registration Measures”, and collectively with the Draft Offshore Security Issuance and Listing Regulations, the “Draft PRC Regulations”). The Draft Offshore Security Issuance and Listing Regulations, among others, requires completion of registration and report of related information to the CSRC in case of direct or indirect offshore listing of a domestic enterprise. Where the domestic enterprise fails to complete the registration or the registration materials omit material facts or fabricate material false contents, such domestic enterprise will be subject to administrative penalties such as warning, fines, suspension of relevant business or operation, revocation of licenses and permits or business license, the controlling shareholder, directors, supervisors, and senior management personnel of such domestic company will also be subject to administrative penalties such as warnings and fines. The Draft Registration Measures, among others, set forth the standard in determining an indirect offshore listing of a domestic company, the party in responsible of registration submission, as well as procedures for submission prior to application for listing, the interim period following the application for listing and completion of listing, and post-listing period. As of the date of this proxy statement/prospectus, it is uncertain when these two Draft PRC Regulations will be issued and take effect, and when issued, whether the additional requirements will be supplemented.

SAI cannot provide assurances that it will not in the future be required to obtain the approval of the CSRC or of potentially other regulatory authorities in order (i) to maintain the listing status of its common shares on the NASDAQ or (ii) to conduct offerings of securities in the future. In the event that it is determined that SAI is required to obtain approval from the CSRC or any other regulatory authority, the failure to obtain such approval could result in (i) the delisting of SAI’s securities on foreign exchanges and/or (ii) a decrease in the value of SAI’s securities. SAI has been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other PRC regulatory authorities required for overseas listings. As of the date of this proxy statement/prospectus, SAI has not received any inquiries, notices, warnings, sanctions, denials, or regulatory objections from the CSRC, CAC, nor any other PRC regulatory authority. To SAI’s knowledge, SAI (i) is covered by the permissions requirements of the CSRC and (ii) is, as of the date of this proxy statement/prospectus, not required to obtain permission or approval from the CSRC nor any other PRC regulatory authority. In the event that regulations change in the future and SAI is required to obtain permission or approval from the CSRC or any other PRC authority, any failure to do so could result in (i) the delisting of SAI’s securities on foreign exchanges and/or (ii) a decrease in the value of SAI’s securities (among other consequences).

Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act (“HFCAA”) requires certain issuers of securities to establish that they are not owned or controlled by a foreign government. Specifically, an issuer must make this certification if the Public Company Accounting Oversight Board (“PCAOB”) is unable to audit specified reports due to the fact that the issuer has retained a foreign public accounting firm not subject to inspection by the board. If the board is unable to inspect the issuer’s public accounting firm for three consecutive years, the issuer’s securities are banned from trading on a national exchange and other venues.

The HFCAA would (i) prohibit SAI from using an auditor that the PCAOB determines it could not inspect or fully investigate and (ii) restrict SAI’s ability to acquire a business unless that business met certain standards of the PCAOB and would (i) prohibit the trading of securities of a company and (ii) require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm for three consecutive years. The HFCAA also requires public companies to disclose, among other things, whether they are owned or controlled by a foreign government, specifically, those that are based in or have a majority or significant amount of their operations in the PRC.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. SAI will be required to comply with these rules if the SEC identifies SAI as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. Future developments with respect to increased U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

On December 2, 2021, the SEC adopted amendments to finalize the rules implementing the submission and disclosure requirements of the HFCAA. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate (“HFCAA Issuers”).

The final amendments require HFCAA Issuers to submit documentation to the SEC establishing that, if true, it is not owned or controlled by a governmental entity in the public accounting firm’s foreign jurisdiction. The amendments also require that a HFCAA Issuer that is a “foreign issuer,” as defined in Exchange Act Rule 3b-4, provide certain additional disclosures in its annual report for itself and any of its consolidated foreign operating entities. Further, the release provides notice regarding the procedures the SEC has established to identify issuers and to impose trading prohibitions on the securities of certain HFCAA Issuers, as required by the HFCAA. The SEC plans to identify HFCAA Issuers for the fiscal years beginning after December 18, 2020. A HFCAA Issuer will be required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a HFCAA Issuer based on its annual report for the fiscal year ended December 31, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended December 31, 2022. As of the date hereof, SAI’s auditor, Marcum Bernstein & Pinchuk LLP, is not among the auditor firms listed on the HFCAA Determination List, which list notes all of the auditor firms that the PCAOB is not able to inspect.

The Business Combination

The Business Combination Agreement

On September 27, 2021, TradeUP, Merger Sub and SAI entered into the Business Combination Agreement. The Business Combination Agreement provides for, among other things, the following transactions on the date of closing of the Business Combination: (1) the merger of Merger Sub with and into SAI, with SAI surviving the merger as a wholly owned subsidiary of TradeUP; (2) TradeUP will change its corporate name to SAI.TECH Global Corporation; and (3) TradeUP will amend and restated the current memorandum and articles of association, pursuant to which, among other things, New SAI will have a dual-class share structure with (a) New SAI Class A ordinary shares carrying voting rights in the form of one vote per share and (b) New SAI Class B ordinary shares carrying voting rights in the form of ten votes per share.

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

Business Combination Consideration

On the merger effective date: (1) each SAI Class A ordinary share outstanding as of immediately prior to the merger effective date (including SAI Class A ordinary shares resulting from the conversion of SAI preferred shares in connection with the merger, but excluding any SAI Class A ordinary shares as to which dissenter’s rights have been properly exercised in accordance with Cayman Islands law and SAI Class A ordinary shares held by SAI as treasury shares) will be converted into a right to receive a number of New SAI Class A ordinary shares determined on the basis of an exchange ratio derived from an implied equity value for SAI of $228.0 million and $10.00 per share (the “exchange ratio”); and (2) each SAI Class B ordinary share outstanding as of immediately prior to the merger effective date will be converted into a right to receive a number of New SAI Class B ordinary shares determined on the basis of the exchange ratio. As of the date of this proxy statement/prospectus, the exchange ratio was approximately 0.16222. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Consideration to SAI Shareholders in the Business Combination” of this proxy statement/prospectus for additional information.

Upon the consummation of the Business Combination the ownership of New SAI will be as follows:

Assuming No Redemption	Assuming Maximum Redemption

The SAI shareholders will own 22,800,008 New SAI ordinary shares (including 11,120,303 New SAI Class A ordinary shares and 11,679,705 New SAI Class B ordinary shares), representing approximately 79.6% of the total New SAI ordinary shares outstanding, which includes New SAI ordinary shares that may be issuable pursuant to the exchange ratio.

The SAI shareholders will own 22,800,008 New SAI ordinary shares (including 11,120,303 New SAI Class A ordinary shares and 11,679,705 New SAI Class B ordinary shares), representing approximately 88.0% of the New SAI ordinary shares outstanding, which includes New SAI ordinary shares that may be issuable pursuant to the exchange ratio.

TradeUP public shareholders will own 4,488,986 New SAI ordinary shares, representing approximately 15.7% of the total New SAI ordinary shares outstanding.	TradeUP public shareholders will own 1,750,000 New SAI ordinary shares, representing approximately 6.8% of the total New SAI ordinary shares outstanding.

The Sponsor will beneficially own 1,287,027 New SAI Class A ordinary shares, and Jianwei Li, an affiliate of the Sponsor, will beneficially own 3,907,152 New SAI Class A ordinary shares (including 2,620,125 New SAI Class A shares issuable to two existing shareholders of SAI), representing approximately 13.6% of the total New SAI ordinary shares outstanding.

The Sponsor will beneficially own 1,287,027 New SAI Class A ordinary shares, and Jianwei Li, an affiliate of the Sponsor, will beneficially own 3,907,152 New SAI Class A ordinary shares (including 2,620,125 New SAI Class A shares issuable to two existing shareholders of SAI), representing approximately 15.1% of the total New SAI ordinary shares outstanding.

The number of shares and percentage interests set forth above are based on a number of assumptions, including scenarios under which (1) none of TradeUP’s public shares are redeemed and (2) the maximum number of redemptions by public shareholders such that TradeUP will satisfy the Minimum Cash Condition. See the section entitled “— Impact of the Business Combination on New SAI’s Public Float” of this proxy statement/prospectus for an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of public shares in amounts of 10% and 50%. If the actual facts differ from our assumptions, the number of shares and percentage interests set forth above will be different.

Additionally, upon the consummation of the Business Combination it is expected that former SAI shareholders will possess (1) 95.6% of the voting power of the total outstanding New SAI ordinary shares, assuming no public shares are redeemed, and (2) 97.6% of the voting power of the total outstanding New SAI ordinary shares, assuming the maximum number of public shares are redeemed, with 87.3% and 89.1% of the voting power being held by the holder of New SAI Class B ordinary shares, respectively.

See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus for additional information.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligation.    The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver (where permissible) by the TradeUP and SAI of the following conditions:

•        the approval of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal by the requisite vote of TradeUP shareholders at the Meeting in accordance with TradeUP’s governing documents and applicable law;

•        the approval of the Business Combination Agreement and the transactions contemplated thereby, including the merger, by the requisite vote of SAI shareholders in accordance with SAI’s governing documents and applicable law;

•        the approval of the merger and the adoption of the amended and restated memorandum and articles of association of SAI, as the surviving company, by TradeUP, as sole shareholder of Merger Sub;

•        the receipt of all consents required to obtain from or made with any governmental authority in order to consummate the Business Combination;

•        the absence of any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the closing illegal or otherwise prevents or prohibits the consummation of the transactions contemplated by the Business Combination Agreement;

•        immediately prior to the closing, after giving effect any redemptions, TradeUP having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•        the effectiveness of the registration statement on Form F-4 and remaining in effect as of the closing;

•        the approval of the listing of the New SAI Class A ordinary shares to be issued to SAI shareholders in connection with the transactions contemplated by the Business Combination Agreement; and

•        the absence of evidence by SAI that New SAI will not qualify as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

Other Conditions to the Obligations of TradeUP.    The obligations of TradeUP to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or written waiver (by TradeUP) of the following conditions:

•        the representations and warranties of TradeUP, Merger Sub and SAI being true and correct on and as of the date of the Business Combination Agreement and on and as of the closing date as if made on the closing date, except for (1) those representations and warranties that address matters only as of a particular date (which warranties shall have been true correct as of such date), (2) with respect to certain fundamental representations of TradeUP and SAI, any failures to be true and correct that in all material respects and (3) for all other representations and warranties of TradeUP, Merger Sub and SAI, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, TradeUP or Merger Sub;

•        the performance and compliance, in all material respects, by TradeUP, Merger Sub and SAI with their respective obligations, agreements and covenants required to be performed or complied with by them prior to the closing;

•        the receipt of waivers and releases from the holders of SAI shareholders with respect to the SAI Shareholders Agreement and a previously entered into series A preferred share and warrant purchase agreement;

•        the satisfaction by SAI of having a minimum cash amount equal to $1,000,000;

•        the SAI Lock-Up Agreements being in full force and effect as of the closing date;

•        the receipt of a certificate executed by an executive officer of SAI certifying that the conditions set forth in the first three bullet points in this section have been satisfied;

•        the receipt of a certificate executed by the secretary or other executive officer of SAI certifying, among other things, as to the validity and effectiveness of its organizational documents and resolutions related to the approval of the Business Combination Agreement;

•        the receipt of a good standing certificate from the jurisdiction of organization for each of SAI and its subsidiaries;

•        the receipt of the New Registration Rights Agreement duly executed by the shareholders of SAI party thereto; and

•        the adoption and approval of the amended memorandum and articles of association by the TradeUP Board and TradeUP shareholders, and the filing and effectiveness of the amended memorandum and articles of association.

Other Conditions to the Obligations of SAI.    The obligations of SAI to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or written waiver (by SAI) of the following conditions:

•        the representations and warranties of TradeUP and Merger Sub being true and correct on and as of the date of the Business Combination Agreement and on and as of the closing date as if made on the closing date, except for (1) those representations and warranties that address matters only as of a particular date (which warranties shall have been true correct as of such date), (2) with respect to certain fundamental representations of TradeUP and SAI, any failures to be true and correct that in all material respects and

(3) for all other representations and warranties of TradeUP, Merger Sub and SAI, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, TradeUP or Merger Sub;

•        the performance and compliance by TradeUP and Merger Sub in all material respects with the agreements and covenants required to be performed or complied with by it under the Business Combination Agreement prior to the closing;

•        the satisfaction by TradeUP of the Minimum Cash Condition at the closing;

•        the TradeUP Lock-Up Agreements being in full force and effect as of the closing date;

•        the delivery of a certificate executed by an executive officer of TradeUP certifying that the conditions set forth in the first three bullet points in this section have been satisfied;

•        the receipt of a certificate executed by the sectary or other executive officer of TradeUP certifying, among other things, as to the validity and effectiveness of its organizational documents and resolutions related to the approval of the Business Combination Agreement;

•        the receipt of a good standing certificate from the jurisdiction of organization of TradeUP;

•        the receipt of the New Registration Rights Agreement duly executed by TradeUP; and

•        the effectiveness of the amended memorandum and articles of association.

Exclusive Dealing

Subject to certain exceptions, prior to the closing or termination of the Business Combination Agreement, each of TradeUP and SAI agreed to be subject to certain exclusivity obligations. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Covenants of the Parties” of this proxy statement/prospectus for additional information.

Recommendation of the TradeUP Board

Pursuant to the Business Combination Agreement, at any time prior to obtaining the approval of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal, the TradeUP Board may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation to TradeUP shareholders to approve the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal (any such action a “TradeUP Change in Recommendation”) if the TradeUP Board determines in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a TradeUP Change in Recommendation would reasonably be expected to constitute a breach of its fiduciary obligations to TradeUP shareholders under applicable law, subject to additional terms and conditions set forth in the Business Combination Agreement. A TradeUP Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Letter Agreement. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Recommendation of the TradeUP Board” of this proxy statement/prospectus for additional information.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing, including, among others, the following:

•        by the mutual written consent of TradeUP and SAI;

•        by either TradeUP or SAI, if any of the closing conditions set forth in the Business Combination Agreement have not been satisfied or waived by March 31, 2022 (the “Outside Date”), unless the breach or violation of any representation, warranty, covenant or obligation under the Business Combination Agreement by the party seeking to terminate proximately caused the failure of the closing on or before the Outside Date;

•        by either TradeUP or SAI, if any governmental authority issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable, unless the failure to comply with any provision of the Business Combination Agreement by the party seeking to terminate substantially caused or resulted in such action by such governmental authority;

•        by SAI, subject to certain exceptions, if any of the representations or warranties any of the representations or warranties made by TradeUP are not true and correct or if TradeUP fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the closing) such that certain conditions to the obligations of TradeUP, as described in the section entitled “Proposal 1 — The Busines Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination” of this proxy statement/prospectus, could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (1) 20 days after written notice thereof and (2) the Outside Date;

•        by TradeUP, subject to certain exceptions, if any of the representations or warranties made by SAI are not true and correct or if SAI fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the closing) such that the condition to the obligations of TradeUP, as described in the section entitled “Proposal 1 — The Busines Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination” of this proxy statement/prospectus, could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (1) 20 days after written notice thereof and (2) the Outside Date;

•        by either TradeUP or SAI, if the approval of the Business Combination Proposal, the Articles Amendment Proposal or the Share Issuance Proposal is not obtained at the Meeting (including any adjournment or postponement thereof);

•        by TradeUP if SAI has not delivered audited financial statements on or prior to October 15, 2021; and

•        by SAI, if the TradeUP Board makes a TradeUP Change in Recommendation.

Ancillary Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the ancillary documents, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to this proxy statement/prospectus of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. TradeUP shareholders and other interested parties are urged to read such ancillary documents in their entirety prior to voting on the proposals presented at the general meeting.

Support Agreements

In connection with the execution of the Business Combination Agreement, TradeUP, the TradeUP initial shareholders, SAI, the SAI Founder and certain shareholders of SAI entered into transaction support agreements, pursuant to which, among other things, each have agreed to vote at any meeting of TradeUP (in the case of the TradeUP initial shareholders) or SAI (in the case of SAI shareholders) in favor of the Business Combination Agreement and the consummation of the transactions contemplated thereby. Copies of the TradeUP Support Agreement and the SAI Support Agreement are attached hereto as Annex D and Annex E, respectively, and are incorporated by reference into this proxy statement/prospectus.

TradeUP Support Agreement

In connection with the execution of the Business Combination Agreement, TradeUP, the TradeUP initial shareholders and SAI entered into the TradeUP Support Agreement. Under the TradeUP Support Agreement, the TradeUP initial shareholders, among other things, agreed to: (1) appear at any meeting of TradeUP shareholders (including the Meeting) for purposes of determining a quorum; (2) vote their respective TradeUP ordinary shares in favor of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal; (3) not to transfer their respective TradeUP ordinary shares prior to the termination of the TradeUP Support Agreement; (4) waive anti-dilution rights under the current memorandum and articles of association (as holders of TradeUP Class B ordinary shares); (5) waive dissenter’s rights under Section 238 of the Companies Act; and (6) not to redeem any of their respective TradeUP ordinary shares.

SAI Support Agreement

In connection with the execution of the Business Combination Agreement, TradeUP, the Sponsor, SAI and certain SAI shareholders entered into the SAI Support Agreement. Under the SAI Support Agreement, the SAI shareholders, among other things, agreed to: (1) appear at any meeting of SAI shareholders for purposes of determining a quorum; (2) vote their respective SAI ordinary shares in favor of the Business Combination Agreement and the transactions contemplated thereby, including the merger; (3) not to transfer their respective TradeUP ordinary shares prior to the termination of the SAI Support Agreement; and (4) waive dissenter’s rights under Section 238 of the Companies Act

New Registration Rights Agreement

In connection with the Business Combination, concurrently with the closing, New SAI, the Sponsor and certain New SAI shareholders will enter into the New Registration Rights Agreement. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, New SAI will be required, as soon as practicable, but in any event within 30 days after the closing, to file a registration statement to permit the public resale of all the registrable securities held by any party to the New Registration Rights Agreement from time to time and holders of registrable securities under the New Registration Rights Agreement may demand New SAI facilitate a registered offering of such securities. The New Registration Rights Agreement will also (1) provide the holders of registrable securities with “piggy-back” registration rights, subject to certain requirements and customary conditions and (2) terminate the Registration Rights Agreement. A copy of the New Registration Rights Agreement is attached hereto as Annex F and is incorporated by reference into this proxy statement/prospectus.

Lock-Up Agreements

At the closing, (1) the TradeUP initial shareholders will enter into the TradeUP Lock-Up Agreement, (2) the SAI Founder and management of SAI, and certain other SAI shareholders, will enter into the SAI Affiliate Lock-Up Agreement and (3) the other SAI shareholders will enter into the SAI Shareholder Lock-Up Agreement. Immediately following the consummation of the Business Combination, approximately 24,147,035 New SAI ordinary shares, or approximately 84.3% of the outstanding New SAI ordinary shares (assuming no redemptions), will be subject to the lock-up arrangements described below. Copies of the TradeUP Lock-Up Agreement, the SAI Affiliate Lock-Up Agreement and the SAI Shareholder Lock-Up Agreement are attached hereto as Annex G, Annex H and Annex I, respectively, and are incorporated by reference into this proxy statement/prospectus.

TradeUP Lock-Up Agreement

The TradeUP Lock-Up Agreement contains certain restrictions on transfer with respect any New SAI ordinary shares held by the TradeUP initial shareholders immediately after the closing. Such restrictions begin at the closing and end on the first anniversary of the closing, with such New SAI ordinary shares being subject to earlier release on the date on which the volume weighted average trading price of New SAI Class A ordinary shares exceeds $14.00 per share (with respect to 50% of such New SAI ordinary shares) and $17.50 per share (with respect to the remaining 50% of such new SAI ordinary shares) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the closing.

SAI Affiliate Lock-Up Agreement

The SAI Affiliate Lock-Up Agreement contains certain restrictions on transfer with respect any New SAI ordinary shares received pursuant to the Business Combination Agreement. Such restrictions begin at the closing and end on the first anniversary of the closing, with such New SAI ordinary shares being subject to earlier release on the date on which the volume weighted average trading price of New SAI Class A ordinary shares exceeds $14.00 per share (with respect to 50% of such New SAI ordinary shares) and $17.50 per share (with respect to the remaining 50% of such new SAI ordinary shares) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the closing.

SAI Shareholder Lock-Up Agreement

The SAI Shareholder Lock-Up Agreement contains certain restrictions on transfer with respect to the New SAI ordinary shares received by SAI shareholders pursuant to the Business Combination Agreement other than SAI shareholders subject to the SAI Affiliate Lock-Up Agreement. Such restrictions begin at the closing and end on the six-month anniversary of the closing.

Letter Agreement and Letter Agreement Amendment

In connection with the TradeUP IPO, the TradeUP initial shareholders entered into the Letter Agreement with TradeUP, pursuant to which the TradeUP initial shareholders have agreed (and their permitted transferees will agree) to vote any TradeUP ordinary shares held by them in favor of a proposed initial business combination. In addition, the TradeUP initial shareholders agreed to waive: (1) their redemption rights with respect to any TradeUP ordinary shares held by them in connection with the completion of an initial business combination or any other tender offer made by TradeUP to purchase public shares; and (2) their rights to liquidating distributions from the trust account with respect to any TradeUP ordinary shares held by them if TradeUP fails to complete an initial business combination within the time period prescribed by the current memorandum and articles of association.

Furthermore, the Letter Agreement provides that the TradeUP initial shareholders will not propose any amendment to the current memorandum and articles of association that would modify the substance or timing of TradeUP’s obligation to provide for the redemption of the public shares in connection with an initial business combination or to redeem 100% of the public shares if TradeUP does not complete an initial business combination by November 3, 2022, unless TradeUP provides public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to TradeUP to pay taxes, divided by the number of then outstanding public shares.

The Letter Agreement also provides that: (1) 50% of the TradeUP Class B ordinary shares held by the TradeUP initial shareholders are subject to lock-up restrictions until the earliest to occur of (a) the six-month anniversary date of the consummation of TradeUP’s initial business combination and (b) the date on which the closing price of TradeUP Class A ordinary shares equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period following the consummation of TradeUP’s initial business combination; and (2) with respect to the remaining 50% of the TradeUP Class B ordinary shares held by the TradeUP initial shareholders, until the six-month anniversary of the date of the consummation of TradeUP’s initial business combination (subject to certain exceptions). In addition, the private shares are subject to a 30-day lockup restriction following the consummation of TradeUP’s initial business combination. However, as described in the paragraph below, the lockup provisions with respect to the TradeUP ordinary shares (other than the private shares) will terminate on merger effective date and such TradeUP ordinary shares will only be subject to the lockup provisions described under “— Lock-Up Agreements.”

Concurrent with the execution of the Business Combination Agreement, the TradeUP initial shareholders entered into the Letter Agreement Amendment, pursuant to which, among other things: (1) the Sponsor consented to the entry into the Business Combination Agreement; (2) if the Business Combination is completed, the lock-up restrictions related to the TradeUP ordinary shares (other than the private shares) contained in the Letter Agreement are terminated (on the merger effective date such TradeUP ordinary shares will be subject to the lock-up provisions described in the section entitled “— Lock-Up Agreements” in this proxy statement/prospectus; (3) if the cash on hand of TradeUP as of the date of the Business Combination Agreement is insufficient to fund TradeUP’s ordinary working capital expenses through the earlier of the closing or the termination of the Business Combination Agreement in accordance with its terms, the Sponsor agreed to fund any short-fall in working capital, at its election, in equity, debt or convertible debt (if funded in equity or convertible debt, in an amount not to exceed $1.2 million and at a price or conversion price, as applicable, of $10.00 per TradeUP Class A ordinary share and if funded in debt, such indebtedness will bear simple interest at a rate not to exceed 2% per year); and (4) if TradeUP and Merger Sub incur indebtedness, expenses in connection with the consummation of the transactions contemplated by the Business Combination Agreement or other liabilities from the date of the Business Combination Agreement through the earlier of the closing or the termination of the Business Combination Agreement for purposes of funding working capital that in the aggregate exceeds $4.5 million, without the prior written consent of SAI, the Sponsor will fund such excess amount, at its election, either by (a) a cash contribution (for no additional equity interests) or (b) advancing funds in the form of debt obligations that will bear simple interest at a rate not to exceed 2% and, if the closing occurs, such debt will remain an obligation of TradeUP, but the Sponsor will forfeit an a certain amount of TradeUP ordinary shares.

A copy of the Letter Agreement Amendment is attached hereto as Annex J and is incorporated by reference into this proxy statement/prospectus. A copy of the Letter Agreement is filed as Exhibit 10.5 to the registration statement of which this proxy statement/prospectus forms a part and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Letter Agreement and the Letter Agreement Amendment in their entirety.

New CEO and CFO Employment Agreements

Concurrent with the signing of the Business Combination Agreement, TradeUP entered into employment agreements with SAITECH’s current Chief Executive Officer (Risheng Li) and Chief Financial Officer (Jian Zou), to become the respective Chief Executive Officer and Chief Financial Officer of TradeUP following the closing, which agreements will become effective at the closing of the merger. The employment agreements provide for base salaries of $200,000 per year, and eligibility to earn an annual bonus in a target amount of 50% of the base salary for the Chief Executive Officer and 25% of the base salary for the Chief Financial Officer. Each of the agreements provide for severance payments for a termination by the TradeUP without cause and termination by the employee for good reason, as defined, of (1) other than in connection with a change of control, (a) 12-months base salary, plus the target amount of the annual bonus (payable in the form of salary continuation for 12 months) (b) any earned but unpaid annual bonus for the fiscal year (payable when other bonuses are paid to other active employees), (c) continuation of premiums for health care benefits for 12 months (or shorter if employee become eligible for health insurance benefits with another employer) or (2) in connection with a change of control (3 months before or 12 months after such termination of employment), 15 months of such amounts (rather than 12 months). The employment agreements contain other customary terms regarding employee benefits, vacation time, and reimbursement of business expenses, and confidentiality and assignment of intellectual property rights. The employment agreements contain a 24-month restricted period following termination for non-competition, non-solicitation of business partners (including customers, vendors and suppliers) and non-solicitation of employees.

Organizational Structure

Prior to the Business Combination

The following diagram depicts the organizational structure of TradeUP and SAI before the Business Combination.

TradeUP

Public Shareholders
Initial Shareholders
76.9%
23.1%
TradeUP
100%
Merger Sub

SAI(1)

Following the Business Combination

The following diagram depicts the organizational structure of TradeUP and SAI after the Business Combination.

____________

(1)      New subsidiary, SAITECH FIN Limited Liability Company (“SAITECH FIN”) was set up in Finland in November 2021.

Impact of the Business Combination on New SAI’s Public Float and Dilution to Public Shareholders

It is anticipated that, upon completion of the Business Combination (assuming no redemptions): (1) the Sponsor and its affiliates will have a beneficial ownership interest of approximately 13.6% of the outstanding ordinary shares of New SAI (including New SAI Class A ordinary shares acquired by two existing shareholders of SAI who are also affiliates of the Sponsor); (2) public shareholders will retain an ownership interest of approximately 15.7% of the outstanding ordinary shares of New SAI; (3) the former SAI shareholders (other than SAI Founder and affiliates of the Sponsor) will own approximately 29.7% of the outstanding ordinary shares of New SAI; and (4) SAI Founder will own approximately 40.8% of the outstanding ordinary shares of New SAI. These levels of ownership interest: (a) exclude the impact of the TradeUP Class A ordinary shares underlying warrants; (b) assume that no public shareholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in the trust account; and (c) assume that no shares are issued pursuant to the New SAI Incentive Plan. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 4 — The Incentive Plan Proposal” of this proxy statement/prospectus for additional information.

The following table illustrates varying ownership levels in New SAI, assuming no redemptions by public shareholders, 10% redemption by public shareholders, 50% redemption by public shareholders and the maximum redemptions by public shareholders, with the percentage of outstanding shares based on New SAI Class A ordinary shares and New SAI Class B ordinary shares together:

	No Redemption(1)
Pro Forma Ownership	New SAI Class A ordinary shares	New SAI Class B ordinary shares	% of O/S
Public shareholders	4,488,986	—	15.7%
Sponsor and affiliates(5)	3,907,152	—	13.7%
Former SAI shareholders(6)	8,500,177	—	29.7%
SAI Founder	—	11,679,705	40.9%
	10% Redemption(2)
Pro Forma Ownership	New SAI Class A ordinary shares	New SAI Class B ordinary shares	% of O/S
Public shareholders	4,040,087	—	14.4%
Sponsor and affiliates(5)	3,907,152	—	13.9%
Former SAI shareholders(6)	8,500,177	—	30.2%
SAI Founder	—	11,679,705	41.5%
	50% Redemption(3)
Pro Forma Ownership	New SAI Class A ordinary shares	New SAI Class B ordinary shares	% of O/S
Public shareholders	2,244,493	—	8.5%
Sponsor and affiliates(5)	3,907,152	—	14.8%
Former SAI shareholders(6)	8,500,177	—	32.3%
SAI Founder	—	11,679,705	44.4%
	Maximum Redemption(4)
Pro Forma Ownership	New SAI Class A ordinary shares	New SAI Class B ordinary shares	% of O/S
Public shareholders	1,750,000	—	6.8%
Sponsor and affiliates(5)	3,907,152	—	15.1%
Former SAI shareholders(6)	8,500,177	—	32.9%
SAI Founder	—	11,679,705	45.2%

____________

(1)      Assumes that no public shares are redeemed and excludes potential dilution from the exercise of warrants.

(2)      Assumes redemption of 10% of public shares (448,899) using a per-share redemption price of $10.00. The closing of the Business Combination is conditioned on, among other things, the aggregate cash proceeds from the trust account equaling no less than $40.4 million (after deducting any amounts paid to public shareholders that exercise their redemption rights in connection with the Business Combination).

(3)      Assumes redemption of 50% of public shares (2,244,493 public shares) using a per-share redemption price of $10.00. The closing of the Business Combination is conditioned on, among other things, the aggregate cash proceeds from the trust account equaling no less than $22.4 million (after deducting any amounts paid to public shareholders that exercise their redemption rights in connection with the Business Combination).

(4)      Assumes maximum redemption of public shares (2,738,986 public shares) using a per-share redemption price of $10.00. The closing of the Business Combination is conditioned on, among other things, the aggregate cash proceeds from the trust account equaling no less than $17.5 million (after deducting any amounts paid to public shareholders that exercise their redemption rights in connection with the Business Combination.

(5)      Includes 2,620,125 New SAI Class A ordinary shares issuable in the Business Combination to affiliates of the Sponsor who are existing shareholders of SAI.

(6)      Excludes (i) 2,620,125 New SAI Class A ordinary shares issuable in the Business Combination to affiliates of the Sponsor who are existing shareholders of SAI, and 11,679,705 New SAI Class B ordinary shares issuable to the SAI Founder.

TradeUP’s public shareholders that do not elect to redeem their Class A ordinary shares will experience significant dilution as a result of the proposed Business Combination. The TradeUP public shareholders currently own 80% of TradeUP’s ordinary shares. As noted in the above table, if no public shareholders redeem their Class A ordinary shares in the proposed Business Combination, the TradeUP public shareholders will go from owning 80% of TradeUP’s ordinary shares prior to the Business Combination to owning 15.7% of New SAI’s ordinary shares, and TradeUP’s public shareholders will own 14.4%, 8.5% and 6.8% respectively, assuming 10%, 50% and the maximum number of the TradeUP Class A ordinary shares are redeemed in connection with the proposed Business Combination, respectively. The table below shows the further dilution that will be experienced by TradeUP’s public shareholders assuming no new issuances of securities by New SAI after the proposed Business Combination in the following scenarios:

	No Redemptions	10% Redemption	50% Redemptions	Maximum Redemptions
Assuming all TradeUP public warrants are exercised for cash after the proposed Business Combination	14.5%	13.3%	7.8%	6.2%

New SAI’s Board of Directors

Following the closing, the current chief executive officer of SAI, Risheng Li, will become the chief executive officer of New SAI and the New SAI board of directors will consist of five directors, which will be divided into three classes (Class I, II and III) with Class I consisting of two directors, Class II consisting of two directors and Class III consisting of one director. Pursuant to the Business Combination Agreement, the New SAI board of directors will consist of: (1) Risheng Li (Class III director); (2) Jianwei Li (Class II director); (3) two individuals designated by SAI (Yao Shi — Class II director, and Jinlong Zhu             — Class I director), each of whom is expected to be deemed an independent director under the applicable rules Nasdaq and the SEC; and (4) one individual designated by TradeUP (Yusen Chen — Class I director), who is expected to be deemed an independent director under the applicable rules Nasdaq and the SEC.

The Extraordinary General Meeting

Date, Time and Place of the Meeting

The Meeting will be held at            a.m., New York City time, on            at            , and via live webcast at https://            , to consider and vote upon the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal.

Voting Power; Record Date

TradeUP has fixed the close of business on            ,            , as the record date for determining TradeUP shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the record date, there were 5,836,013 TradeUP ordinary shares outstanding and entitled to vote, of which 5,563,766 are TradeUP Class A ordinary shares and 272,247 are TradeUP Class B ordinary shares. As of the close of business on the record date, 1,347,027 TradeUP ordinary shares were held by the TradeUP initial shareholders. Each TradeUP ordinary share is entitled to one vote per share at the Meeting. The TradeUP initial shareholders have agreed to vote their TradeUP ordinary shares in favor of each of the proposals being presented at the Meeting.

Quorum and Vote of TradeUP Shareholders

A quorum will be present at the Meeting if a majority of the outstanding TradeUP ordinary shares entitled to vote as of the record date at the Meeting are represented in person, virtually or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The TradeUP initial shareholders, who own approximately 1,347,027 TradeUP ordinary shares (or 23.1%) of the issued and outstanding TradeUP ordinary shares as of the record date, will count towards this quorum. As of the record date, 2,918,007 TradeUP ordinary shares would be required to achieve a quorum.

Approval of each of the Business Combination Proposal, the Share Issuance Proposal and the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued ordinary shares of TradeUP that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Approval of the Articles Amendment Proposal requires two special resolutions, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares of TradeUP that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. If presented, approval of the Adjournment Proposal requires an ordinary resolution.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to the shareholders for a vote.

Proposals to be Submitted at the Meeting

Proposal 1 — The Business Combination Proposal

A proposal to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby, including the merger. See the section entitled “Proposal 1 — The Business Combination Proposal” and the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2, of this proxy statement/prospectus for additional information.

Proposal 2 — The Articles Amendment Proposal

Proposals to approve and adopt (1) the name change from TradeUP Global Corporation to SAI.TECH Global Corporation and (2) the proposed memorandum and articles of association to replace the current memorandum and articles of association and to vote on separate proposals to approve, on a non-binding advisory basis, certain material differences between the proposed memorandum and articles of association and the current memorandum and articles of association. See the section entitled “Proposal 2 — The Articles Amendment Proposal” and the proposed memorandum and articles of association, which is attached as Annex B, of this proxy statement/prospectus for additional information.

Proposal 3 — The Share Issuance Proposal

A proposal to approve, for the purposes of complying with the applicable listing rules of Nasdaq, (1) the issuance of 11,120,303 New SAI Class A ordinary shares to the shareholders of SAI pursuant to the terms of the Business Combination Agreement and (2) the issuance of up to 11,679,705 New SAI Class B ordinary shares (and up to 11,679,705 New SAI Class A ordinary shares issuable upon conversion of the New SAI Class B ordinary shares). See the section entitled “Proposal 3 — The Share Issuance Proposal” of this proxy statement/prospectus for additional information.

Proposal 4 — The Incentive Plan Proposal

A proposal to approve and adopt the New SAI Incentive Plan, established to be effective after the closing to assist New SAI in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New SAI’s success. See the section entitled “Proposal 4 — The Incentive Plan Proposal” and the New SAI Incentive Plan, which is attached as Annex C, of this proxy statement/prospectus for additional information.

Proposal 5 — The Adjournment Proposal

If necessary, a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to authorize TradeUP to consummate the Business Combination (because the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal or the Incentive Plan Proposal is not approved or TradeUP would have less than $5,000,001 of net tangible assets immediately prior to the closing after taking into account the public shareholders that have properly elected to redeem their public shares or TradeUP would have less than the Minimum Cash Condition at the closing). See the section entitled “Proposal 5 — The Adjournment Proposal” of this proxy statement/prospectus for additional information.

Redemption Rights

Public shareholders may seek to redeem their public shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any public shareholder holding public shares may demand that TradeUP redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was $            per share as of            , the record date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a public shareholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with SAI is consummated, TradeUP will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Public shareholders seeking to have their public shares redeemed must demand, no later than 5:00 p.m., New York City time, on            (two business days before the Meeting), that TradeUP redeem your public shares for cash by: (1)(a) checking the box on the proxy or (b) submitting your request in writing to TradeUP’s transfer agent; and (2) delivering your public shares to TradeUP’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system). If you hold the shares in “street name,” you will have to coordinate with your bank, broker or other nominee to have your shares certificated or share certificates (if any) together with the redemption notices delivered electronically. If you do not submit a written request and deliver your share certificates as described above, your public shares will not be redeemed. See the section entitled “The Extraordinary General Meeting of TradeUP Shareholders — Redemption Rights” of this proxy statement/prospectus for additional information.

Appraisal Rights

The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and TradeUP has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. See the section entitled “Appraisal Rights” for additional information. Holders of warrants do not have appraisal rights in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. TradeUP has engaged            to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares during the Meeting if it revokes its proxy before the Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting of TradeUP Shareholders — Revoking Your Proxy” of this proxy statement/prospectus for additional information.

Recommendation of the TradeUP Board to TradeUP Shareholders

The TradeUP Board (other than Jianwei Li, who abstained) unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of TradeUP and its shareholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its shareholders for approval at the Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The TradeUP Board recommends that TradeUP shareholders vote “FOR” each of the Business

Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal. See the section entitled “— Reasons for the TradeUP Board Approval of the Business Combination” of this proxy statement/prospectus for additional information.

Reasons for the TradeUP Board Approval of the Business Combination

The TradeUP Board, in evaluating the Business Combination, consulted with TradeUP’s management and financial, legal and other advisors. In reaching its resolution: (1) that it was desirable and in TradeUp’s commercial interests that TradeUP should approve and enter into the Business Combination Agreement, the transactions contemplated thereby and the ancillary documents to which TradeUP is or will be a party; (2) to approve and adopt the transactions contemplated by the Business Combination (including the merger); (3) to recommend that the TradeUP shareholders entitled to vote thereon approve and adopt the Business Combination Agreement and the Business Combination and approve and adopt the transactions contemplated by the Business Combination Agreement including the Business Combination Proposal and the other proposals; and (4) to direct that each proposal, including the Business Combination Proposal, be submitted to the TradeUP shareholders for approval, the TradeUP Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the TradeUP Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The TradeUP Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the TradeUP Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The TradeUP Board considered a number of factors pertaining to SAI and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        SAI’s significant planned growth and growth potential.    SAI’s operation plan targets it to become a leading bitcoin mining operation in Eurasia, with planned growth in both its hosting capacity, including custodian services, and mining capacity. SAI’s operations, while disrupted during 2021 in China due to regulatory change, remain poised to continue their growth and potentially benefit from disruption of the digital asset mining business in China.

•        Contracted power supply at Kazakhstan.    SAI currently has secured 105MW power supply in Kazakhstan by definitive agreement and another 300-500MW power supply in Kazakhstan and other Eurasia countries through strategic cooperation agreement. As stable power supply is the key challenging in mining business, SAI’s secured power supply will support its growth plan.

•        Rising global digital assets market and price of Bitcoin.    Digital assets have received spreading interest from investors globally since 2020, which leads to the surge of the global digital assets market. Among all types of digital assets, Bitcoin, is most recognized and the price has been ranged between $30,000 to $60,000 for past year. Given the historical performance and the increasing interest, the price of Bitcoin remains a strong growth potential.

•        SAI’s experienced management team.    The TradeUP Board believes that SAI has a proven and experienced management team that is positioned to lead New SAI after the Business Combination, including its Chief Executive Officer and Chief Financial Officer who have entered into employment agreements to be effective at the closing of the Business Combination, and an energy consultant who has successfully sourced prior large-scale energy sources for SAI and will have an equity interest in New SAI to incentivize its continued success.

•        Rollover equity commitment by SAI Founder; Continued Equity Ownership by Affiliates of Sponsor.    The TradeUP Board considered that the SAI Founder, an affiliate of SAI’s Chief Executive Officer, will rollover all of its equity into New SAI and become the controlling shareholder of New SAI. Similarly, the TradeUP Board considered that affiliates of Jianwei Li, a TradeUP director and affiliate of the Sponsor, will also roll all of their equity into New SAI as a minority owner of New SAI.

•        SAI lock-ups.    The SAI Founder, along with other SAI management and shareholders, have agreed to become subject to a one-year Lock-Up Period with respect to their New SAI Class A ordinary shares and New SAI Class B ordinary shares (subject to potential early releases after 180 days), This lock-up is expected to provide important alignment by the SAI Founder and SAI management with the post-closing shareholders, as well incentives in connection with governance of New SAI. In addition, the other SAI shareholders have agreed to become subject to a six-month lockup with respect to their New SAI Class A ordinary shares. See “Proposal 1 — The Business Combination Proposal — Ancillary Documents — Lock-Up Agreements.”

•        Due diligence and continuing updates.    Prior to entering into the Business Combination Agreement, the TradeUP Board reviewed and discussed in detail the results of due diligence examinations of SAI conducted by TradeUP’s management team and TradeUP’s financial and legal advisors, which included a number of virtual and in-person meetings with SAI’s management team and advisors regarding SAI’s business and business plan, operations, prospects and forecasts (including the assumptions underlying such forecasts), valuation analysis with respect to the Business Combination, review of significant contracts and other material matters, as well as general financial, legal, regulatory and accounting due diligence. Following the entry into the Business Combination Agreement, the TradeUP Board has received updates from TradeUP’s and SAI’s management, as well as TradeUP’s and SAI’s advisors, regarding developments relating to SAI, including, among other things, key workstreams and focus areas related thereto, as well as SAI’s business plan and business and general and industry-specific market conditions and developments.

•        Fairness opinion.    As a result of the related party nature of the Business Combination and in accordance with the current memorandum and articles of association, the Audit Committee engaged Duff &Phelps to provide a fairness opinion. The opinion of Duff & Phelps, dated September 28, 2021, to the Audit Committee, which the TradeUP Board was also entitled to rely upon, states to the effect that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by TradeUP in the Business Combination was fair, from a financial point of view, to TradeUP. Such fairness opinion is more fully described below in the section titled “— Opinion of Duff & Phelps, the Financial Advisor to the Audit Committee.”

•        Valuation supported by financial analysis and due diligence.    The TradeUP Board determined that the valuation analysis conducted by TradeUP management, based on materials and financial projections provided by SAI and valuation multiples based on comparable transactions, as supported by the fairness opinion of Duff & Phelps, supported the equity valuation of SAI. In connection with this analysis, TradeUP management, the TradeUP Board, financial advisor and legal counsel conducted due diligence examinations of SAI and discussed with SAI’s management financial, operational, technical and legal matters relating to SAI.

•        No current debt and pro forma initial liquidity.    The TradeUP Board considered that SAI has no current debt, has a minimum $1.0 million cash closing condition in the Business Combination Agreement, and would have at least approximately $18.5 million (assuming all TradeUP Class A ordinary shares that may be redeemed are redeemed) of cash on its balance sheet pro forma after the consummation of the Business Combination, positioning New SAI for its growth plan.

•        No PIPE or third-party financing.    The TradeUP Board considered that the transaction terms for the Business Combination, as an all-equity transaction, do not require, and are not conditioned on, additional PIPE or other third-party financing.

The TradeUP Board also considered a variety of uncertainties and risks and other potentially negative factors related to TradeUP’s business and prospects and related to the Business Combination including, but not limited to, the following:

•        Risk that the benefits described above may not be achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within expected timeframes, including the future value of bitcoin. The trading price of bitcoin and other digital assets remains highly volatile, which may affect both demand for SAI’s services as well as the value of any digital assets owned in the future or obtained as consideration for services or mined for SAI’s own account. SAI is also a development stage company that has recently transitioned operations into a new country, and is adjusting its prior business model. SAI’s ability to achieve its projected growth will depend on such price risks, ability to execute its business plan, and regulatory risks, among others.

•        Risks regarding the shareholder vote.    The risk that TradeUP’s shareholders may fail to provide the votes necessary to effect the Business Combination.

•        Closing conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within TradeUP’s control, including approval by TradeUP’s shareholders, a $17.5 million minimum cash condition applicable to TradeUP, and approval by Nasdaq of the initial listing application in connection with the Business Combination.

•        Fees and expenses.    The fees and expenses associated with completing the Business Combination.

•        Risk of the liquidation of TradeUP.    The risks and costs to TradeUp if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in TradeUp being unable to effect a business combination in the requisite time frame and force TradeUp to liquidate.

•        Potential litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits TradeUP from soliciting other business combination proposals, which restricts TradeUP’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        Control of New SAI.    The fact New SAI will be controlled by the SAI Founder, whose New SAI Class B ordinary shares will represent over 40% of the outstanding New SAI ordinary shares immediately following the Business Combination (assuming no redemptions, or over 45% assuming maximum redemptions) and has dual class voting rights entitling such shares to 10 votes per share, representing over 87% of the voting power of all outstanding New SAI ordinary shares immediately following the Business Combination (assuming no redemptions, or over 89% assuming maximum redemptions).

•        Public company experience of officers.    The fact that the Chief Executive Officer and Chief Financial Officer of New SAI have no experience in operating a U.S. publicly-traded company.

•        Other risk factors.    Various other risk factors associated with the respective businesses of TradeUP and SAI as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition to considering the factors described above, the TradeUP Board also considered other factors including, without limitation, that Jianwei Li, TradeUP’s Co-Chief Executive Officer and a director, (i) has interests in the Business Combination as an individual with interests in the Sponsor that are in addition to, and may be different from, the interests of TradeUP shareholders, and (ii) has additional indirect equity interests in SAI as a SAI shareholder, from which he would benefit from as a result of the Business Combination. The TradeUP Audit Committee, consisting of independent directors, reviewed and considered these interests during the negotiation of the Business Combination Agreement, and in evaluating and approving, as the TradeUP Audit Committee and as directors on the TradeUP Board, the Business Combination Agreement and the transactions contemplated thereby.

The TradeUP Board concluded that the potential benefits expected to be received by TradeUP and its shareholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the TradeUP Board (other than Jianwei Li, who abstained) unanimously resolved: (1) that it was desirable and in TradeUp’s commercial interests that TradeUP should approve and enter into the Business Combination Agreement, the transactions contemplated thereby and the ancillary documents to which TradeUP is or will be a party; (2) to approve and adopt the transactions contemplated by the Business Combination (including the merger); (3) to recommend that the TradeUP shareholders entitled to vote thereon approve and adopt the Business Combination Agreement and the Business Combination and approve and adopt the transactions contemplated by the Business Combination Agreement including the Business Combination Proposal and the other proposals; and (4) to direct that each proposal, including the Business Combination Proposal, be submitted to the TradeUP shareholders for approval.

Interest of Certain Persons in the Business Combination

Certain members of the TradeUP Board and officers of TradeUP and the Sponsor may have interests in the Business Combination that may be different from, or in addition to, the interests of TradeUP shareholders generally. The TradeUP Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be adopted and approved by the shareholders of TradeUP. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination (1) assuming that none of the outstanding TradeUP Class A ordinary shares are redeemed in connection with the Business Combination and (2) assuming that the maximum number of public shares are redeemed in connection with the Business Combination such that the Minimum Cash Condition will be satisfied. See also the section entitled “Summary — Impact of the Business Combination on New SAI’s Public Float” of this proxy statement/prospectus for an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of public shares in amounts of 10% and 50%.

Sources	Assuming No Redemption	Assuming Maximum Redemption(3)
	(in millions)
Existing cash held in trust account(1)	$44.9	$17.5
New SAI ordinary shares issued to SAI shareholders(2)	228.0	228.0
Total sources	$272.9	$245.5

____________

(1)      As of December 1, 2021.

(2)      New SAI ordinary shares issued to SAI shareholders are at a deemed value of $10.00 per share. Assumes 22,800,008 New SAI ordinary shares issued to SAI shareholders at closing in the form of 11,120,303 New SAI Class A ordinary shares and 11,679,705 New SAI Class B ordinary shares. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus for additional information.

(3)      Assumes the maximum number of redemptions by public shareholders such that New SAI has not less than $17.5 million of cash available for distribution in the trust account upon the consummation of the Business Combination after redemptions of 2,738,986 TradeUP ordinary shares, satisfying the closing conditions under the Business Combination Agreement.

Uses	Assuming No Redemption	Assuming Maximum Redemption(3)
	(in millions)
Shares of New SAI ordinary shares issued to SAI shareholders(1)	$228.0	$228.0
Transactions fees and expenses(2)	4.5	4.5
Cash to New SAI balance sheet(3)	40.4	13.0
Total uses	$272.9	$245.5

____________

(1)      New SAI ordinary shares issued to SAI shareholders are at a deemed value of $10.00 per share. Assumes 22,800,008 New SAI ordinary shares issued to SAI shareholders at closing in the form of 11,120,303 New SAI Class A ordinary shares and 11,679,705 New SAI Class B ordinary shares. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus for additional information.

(2)      Includes minimum cash condition of no less than $17.5 million per the Business Combination Agreement, less estimated transaction fees and expenses of $4.5 million to be paid using cash.

(3)      Assumes the maximum number of redemptions by public shareholders such that New SAI has not less than $17.5 million of cash available for distribution in the trust account upon the consummation of the Business Combination after redemptions of 2,738,986 TradeUP ordinary shares, satisfying the closing conditions under the Business Combination Agreement.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval. Upon the closing, TradeUP will cause the merger to be consummated by filing the plan of merger and such other documents as may be required in accordance with the applicable provisions of the Companies Act or by any other law to make the merger effective with the Registrar of Companies of the Cayman Islands. The merger will become effective on the merger effective date when the plan of merger is registered by the Registrar of Companies of the Cayman Islands.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, TradeUP has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on SAI Founder comprising a majority of the voting power of the combined company, SAI’s operations prior to the acquisition comprising the only ongoing operations of New SAI, SAI’s senior management comprising a majority of the senior management of New SAI, and SAI’s directors comprising a majority of the board of directors of New SAI. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of SAI with the Business Combination being treated as the equivalent of SAI issuing stock for the net assets of TradeUP, accompanied by a recapitalization. The net assets of TradeUP will be stated at historical costs, with no goodwill or other intangible assets recorded.

Emerging Growth Company

TradeUP is, and following the Business Combination, New SAI will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, New SAI will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find TradeUP’s securities less attractive as a result, there may be a less active trading market for TradeUP’s securities and the prices of TradeUP’s securities may be more volatile.

New SAI will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of closing of the Business Combination, (b) in which it has total annual gross revenues of at least $1.07 billion or (c) in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the last day of the prior fiscal year’s second fiscal quarter; or (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

New SAI expects, immediately following the completion of the Business Combination, to qualify as a “foreign private issuer” under SEC rules. Consequently, for so long as New SAI continues to meet such qualification, New SAI will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. New SAI will be required to file its annual report on Form 20-F with the SEC and will furnish reports on Form 6-K to the SEC regarding certain information that is distributed or required to be distributed by New TradeUP to its shareholders.

Based on such foreign private issuer status, under existing rules and regulations, New SAI will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. New SAI will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, New SAI’s directors, officers and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of New SAI ordinary shares.

Despite its initial exemption due to its foreign private issuer status, following the consummation of the Business Combination, New SAI currently expects to issue interim financial information publicly and to furnish it to the SEC on Form 6-K.

As a foreign private issuer, New SAI is generally subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like New SAI to follow the corporate governance practices of its home country, which is the Cayman Islands, in lieu of Nasdaq corporate governance requirements relating to independent directors and the formation and composition of committees, with respect to the disclosure of third party director and nominee compensation and the requirement to distribute annual and interim reports. New SAI currently does not intend to take advantage of the exemptions from the Nasdaq requirements, although in the future it may elect to take advantage of some or all of the exemptions provided by the Nasdaq rules.

Market Price

The closing price of TradeUP’s units and TradeUP Class A ordinary shares on September 27, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.91 and $9.64, respectively. As of            , the record date, the most recent closing price for each unit and TradeUP Class A ordinary share was $            and $            , respectively. Holders of TradeUP’s securities should obtain current market quotations for their securities. The market price of TradeUP’s securities could vary at any time before the Business Combination.

Historical market price information regarding SAI is not provided because there is no public market for SAI’s securities.

Material Tax Consequences

For a discussion of the material U.S. federal income tax considerations for holders of TradeUP Class A ordinary shares with respect to the exercise of these redemption rights, see the section entitled “Proposal 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to TradeUP Shareholders” of this proxy statement/prospectus for additional information. The consequences of a redemption to any particular public shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Summary of Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and especially consider the factors discussed in the section entitled “Risk Factors.” These risks include, but are not limited to, the following:

•        We have a limited operating history in an evolving and highly volatile industry and are undergoing a business transition, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

•        Our operating results may fluctuate due to the highly volatile nature of cryptocurrencies in general and, specifically, bitcoin.

•        Bitcoin mining activities are energy-intensive, which may restrict the geographic locations of mining machines and have a negative environmental impact. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as ours.

•        Changes in tariffs or import restrictions could have a material adverse effect on our business, financial condition and results of operations.

•        Our historical financial results may not be indicative of our future performance.

•        We are exposed to risks related to disruptions or other failures in the supply chain for cryptocurrency hardware and difficulties in obtaining new hardware.

•        The loss of any of our management team, our inability to execute an effective succession plan, or our inability to attract and retain qualified personnel, could adversely affect our business.

•        We may experience difficulties in effectively managing our expansion of hosting capacity and, subsequently, managing our growth and expanding our operations.

•        Unfavorable global economic, business or political conditions, such as the global COVID-19 pandemic and the disruption caused by various countermeasures to reduce its spread, could adversely affect our business, prospects, financial condition, and operating results.

•        We will operate in a fast growing industry and we compete against unregulated or less regulated companies and companies with greater financial and other resources, and our business, operating results, and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

•        We may acquire other businesses, form joint ventures or make other investments that could negatively affect our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expenses.

•        The properties in our mining network may experience damages, including damages that are not covered by insurance.

•        We will be vulnerable to severe weather conditions and natural disasters, including earthquakes, fires, floods, hurricanes, as well as power outages and other industrial incidents, which could severely disrupt the normal operation of our business and adversely affect our results of operations.

•        We may be affected by price fluctuations in the wholesale and retail power markets.

•        Certain of New SAI’s shareholders, including the Sponsor, may engage in business activities which compete with New SAI or otherwise conflict with New SAI’s interests.

•        Many countries have difficult and unpredictable legal systems and underdeveloped laws and regulations that are unclear and subject to corruption and inexperience, which may adversely impact our results of operations and financial condition.

•        Many of the economies in Asia are experiencing substantial inflationary pressures which may prompt the governments to take action to control the growth of the economy and inflation that could lead to a significant decrease in our profitability.

•        If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S.

•        Kazakhstan’s political and economic instability could have a material adverse effect on our operations and investment risks.

•        Anti-takeover provisions in New SAI’s governing documents could delay or prevent a change of control.

•        TradeUP does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for TradeUP to consummate an initial business combination with which a substantial majority of TradeUP’s shareholders do not agree.

•        The TradeUP initial shareholders have agreed to vote in favor of the proposals at the Meeting, regardless of how public shareholders vote.

•        TradeUP may not be able to consummate the Business Combination or an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem public shares and liquidate, in which case the public shareholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the warrants will expire worthless.

•        There is no guarantee that a public shareholder’s decision whether to redeem their shares for a pro rata portion of the trust account will put such shareholder in a better future economic position.

•        As a company with operations and opportunities outside of the U.S., we may face additional burdens and be subject to a variety of additional risks or considerations associated with companies operating in an international setting that may negatively impact our operations.

•        Because of the costs and difficulties inherent in managing cross-border business operations, if in the future we were to operate in multiple countries our results of operations may be negatively impacted as a result.

Risks Related to China

•        It may be illegal now, or in the future, to acquire, own, hold, sell or use bitcoin, Ethereum, or other cryptocurrencies, participate in blockchains or utilize similar bitcoin assets in China, the ruling of which would adversely affect us. For a more detailed discussion, please see “Risk Factors — Risks Related to China” on page 81.

•        Fluctuations in exchange rates could have an adverse effect on our results of operations and the value of your investment. For a more detailed discussion, please see “Risk Factors — Risks Related to Doing Business in China” on page 81.

•        Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us. For a more detailed discussion, please see “Risk Factors — Risks Related to Doing Business in China” on page 81.

•        Though we have a U.S. based auditor that is registered with the PCAOB and currently subject to PCAOB inspection, if it is later determined that the PCAOB is unable to inspect or investigate completely our target company’s auditor because of a position taken by an authority in a foreign jurisdiction, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act and as a result an exchange may determine to delist our securities. For a more detailed discussion, please see “Risk Factors — Risks Related to China” on page 81.

•        SAI’s independent registered public accounting firm’s audit documentation, which relates to its audit reports included in this registration statement, includes audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Furthermore, on December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The surviving company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. For a more detailed discussion, please see “Risk Factors — Risks Related to China” on page 78.

•        The PRC government may exert, at any time, with little to no notice, substantial interventions and influences over the manner in which our combined business must conduct its business activities that we cannot expect nor anticipate, as a business with some presence/operations in China. If the PRC government at any time substantially intervenes, influences, or establishes new policies, regulations, rules, or laws in our industry, such substantial intervention or influence may result in a material change to our operations and the value of our Class A ordinary shares. Without limiting the foregoing, any actions by the PRC government to exert more oversight and control over foreign investment in companies with substantial operations in China could significantly limit or completely hinder New SAI’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For a more detailed discussion, please see “Risk Factors — Risks Related to Doing Business in China” on page 81.

•        Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little to no advance notice and could have a significant impact upon our ability to operate profitably in the PRC. For a more detailed discussion, please see “Risk Factors — Risks Related to Doing Business in China” on page 81.

•        PRC laws and regulations governing our presence/business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably. For a more detailed discussion, please see “Risk Factors — Risks Related to Doing Business in China” on page 81.

For a more detailed discussion of additional risks posed to investors investing in a company with substantial operations in China, please see “Risk Factors — Risks Related to China” and “Risk Factors — Risks Related to Doing Business in China”.

Summary Historical Financial Information of TradeUP

The following table presents summary financial data of TradeUP. TradeUP’s balance sheet data as of September 30, 2021 and May 3, 2021 and statement of operations data for the three months ended September 30, 2021 and the period from January 26, 2021 (inception) through September 30, 2021, are derived from TradeUP’s historical financial statements included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read in conjunction with TradeUP’s financial statements and related notes and “TradeUP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. TradeUP’s historical results are not necessarily indicative of future results.

	September 30, 2021	May 3, 2021
	(unaudited)	(As Reported)
Balance Sheet Data:
Cash	$50,337	$1,168,783
Investments held in trust account	44,890,978	40,000,000
Total assets	45,095,606	41,171,283
Total liabilities	1,917,162	2,031,737
Total shareholders deficit	(1,711,416)	(860,454)
	Three Months Ended September 30, 2021	For the Period from January 26, 2021 (inception) through September 30, 2021
	(unaudited)	(unaudited)
Statement of Operations Data:
Loss from operations	$(552,535)	$(580,022)
Interest earned on investment held in Trust Account	690	1,118
Net loss	(551,845)	(578,904)
Basic and diluted net (loss) income per share, Class A ordinary shares subject to possible redemption	$(0.09)	$0.37
Basic and diluted net loss per share, Ordinary shares of TradeUP	$(0.09)	$(1.32)

Summary Historical Financial Information of SAI

SAI’s summary historical statement of operations data for the year ended December 31, 2020 and summary historical balance sheet data as of December 31, 2020 are derived from SAI’s audited financial statements included elsewhere in this proxy statement/prospectus. SAI’s summary statement of operations for the six months period ended June 30, 2021 and SAI’s summary balance sheet data as of June 30, 2021 are derived from SAI’s unaudited interim financial statements as of and for the six months ended June 30, 2021, included elsewhere in this proxy statement/prospectus. SAI’s historical results are not indicative of the results to be expected in the future, and its results of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 are not indicative of the results to be expected for the full year or any other period. The information is only a summary and should be read in conjunction with the section titled “SAI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and SAI’s financial statements, the accompanying notes, and other financial information included elsewhere in this proxy statement/prospectus.

	As of June 30, 2021	As of December 31, 2020
	(unaudited)	(audited)
Balance Sheet Data:
Cash and cash equivalents	$4,474	$1,300
Total assets	13,182	4,038
Total liabilities	1,462	324
Total shareholders (deficit) equity	(128)	496
	For the six month period ended June 30, 2021	For the year ended December 31, 2020
	(unaudited)	(audited)
Statement of Operations Data:
Total revenues	$7,990	$1,957
(Loss)/income from operations	(146)	282
Net (loss)/income	(147)	403
Basic and diluted loss per ordinary share of SAI	$(0.006)	$—

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination included elsewhere in this proxy statement/prospectus. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TradeUP is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of SAI issuing stock for the net assets of TradeUP, accompanied by a recapitalization. The net assets of TradeUP are stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet, as of June 30, 2021, gives pro forma effect to the Business Combination as if it had occurred on June 30, 2021. It also reflects the pro forma effect of deconsolidation of the VIE as if it had been consummated on June 30, 2021. The summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, gives pro forma effect to the Business Combination as if they had occurred on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of TradeUP and SAI for the applicable periods included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what TradeUP’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of TradeUP following the reverse capitalization.

The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed in further detail in the footnotes to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus:

•        the consummation of the Business Combination and reclassification of cash held in the trust account to cash and cash equivalents, net of redemptions; and

•        the accounting for deferred offering costs and transaction costs incurred by both TradeUP and SAI.

The summary pro forma data have been prepared using the assumptions below with respect to the potential redemption into cash of public shares:

•        Assuming No Redemptions Scenario:    this scenario assumes that no public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account

•        Assuming Maximum Redemption Scenario:    this scenario assumes that 2,738,986 public shares subject to redemption are redeemed for an aggregate payment of approximately $27.4 million (based on an estimated per public share redemption price of approximately $10.00 that was calculated using the $27.4 million of cash in the trust account divided by 2,738,986 TradeUP Class A ordinary shares subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Business Combination Agreement.) Under the terms of the Business Combination Agreement, the aggregate cash proceeds received from the trust account must equal no less than $17.5 million.

	Assuming No Redemption	Assuming Maximum Redemption
	(in thousands, except per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2021
Total current assets	$52,024	$24,634
Total assets	$52,959	$25,569
Total current liabilities	$438	$438
Total liabilities	$438	$438
Total stockholders’ equity	$52,521	$25,131

	Assuming No Redemption	Assuming Maximum Redemption
	(in thousands, except per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Six Months Ended June 30, 2021
Total revenue	$7,990	$7,990
Total cost and operating expenses	$8,164	$8,164
Operating loss	$(174)	$(174)
Net loss	$(175)	$(175)
Loss per ordinary share	$(0.006)	$(0.007)
Weighted average shares outstanding – basic and diluted	28,636,021	25,897,035

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended December 31, 2020
Total revenues	$1,957	$1,957
Total cost and operating expenses	$1,675	$1,675
Income from operations	$282	$282
Net income	$403	$403
Earnings per ordinary share	$0.01	$0.02
Weighted average shares outstanding – basic and diluted	28,636,021	25,897,035

Risk Factors

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information and annexes attached hereto, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus. The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, New SAI’s business, financial condition and results of operations. If any of the events described below occur, New SAI’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of New SAI’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of TradeUP and SAI.

Unless the context otherwise requires, all references in this subsection to the “Company,” “SAI,” “we,” “us” or “our” refer to the business of SAI prior to the consummation of the Business Combination, which will be the business of New SAI following the consummation of the Business Combination.

Risks Related to SAI’s Business, Industry and Operations

We have a limited operating history in an evolving and highly volatile industry and are undergoing a business transition, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

SAI began its operations in 2019 and since then its business model has continued to evolve. SAI is undergoing a transformation and began bitcoin mining in late 2021. SAI’s bitcoin mining business is in its early stages, and bitcoin, energy pricing and bitcoin mining economics are volatile and subject to uncertainties. SAI’s current strategy will continue to expose it to the numerous risks and volatility associated with the bitcoin mining and power generation sectors, including fluctuating bitcoin prices, the costs of bitcoin mining machines, the number of market participants mining bitcoin, the availability of other power generation facilities to expand operations and regulatory changes.

As digital assets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve, including as part of evolution in their regulatory treatment on the international markets and the countries where we operate. Furthermore, from time to time we may modify aspects of our business model or engage in various strategic initiatives, which may be complimentary to our mining operations. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business, damage our reputation and limit our growth. Additionally, any such changes to our business model or strategy could cause us to become subject to additional regulatory scrutiny and a number of additional requirements, including licensing and permit requirements. All of the abovementioned factors may impose additional compliance costs on our business and higher expectations from regulators regarding risk management, planning, governance and other aspects of our operations.

If, among other things, the price of bitcoin declines or mining economics become prohibitive, SAI could incur future losses. Such losses could be significant as it incurs costs and expenses associated with recent investments and potential future acquisitions, as well as legal and administrative related expenses. While SAI closely monitors its cash balances, cash needs and expense levels, significant expense increases may not be offset by a corresponding increase in revenue or a significant decline in bitcoin prices could significantly impact its financial performance.

Our operating results may fluctuate due to the highly volatile nature of cryptocurrencies in general and, specifically, bitcoin.

All of our sources of revenue will be dependent on cryptocurrencies and, specifically, bitcoin, and the broader blockchain and bitcoin mining ecosystem. Due to the highly volatile nature of the cryptocurrency markets and the prices of cryptocurrency assets, our operating results may fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader cryptocurrency ecosystem. Our operating results may fluctuate as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including:

•        changes in the legislative or regulatory environment, or actions by governments or regulators that impact the cryptocurrency industry generally, or our operations specifically;

•        difficulty in obtaining new hardware and related installing costs;

•        access to cost-effective sources of electrical power;

•        adverse legal proceedings or regulatory enforcement actions, judgments, settlements or other legal proceeding and enforcement-related costs;

•        increases in operating expenses that we expect to incur to grow and expand our operations and to remain competitive;

•        system errors, failures, outages and computer viruses, which could disrupt our ability to continue operating;

•        power outages and certain other events beyond our control, including natural disasters and telecommunication failures;

•        breaches of security or privacy;

•        macroeconomic conditions;

•        our ability to attract and retain talent; and

•        our ability to compete with our existing and new competitors.

As a result of these factors, it may be difficult for us to forecast growth trends accurately and our business and future prospects are difficult to evaluate, particularly in the short term. In view of the rapidly evolving nature of our business and the bitcoin mining ecosystem, period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance. Quarterly and annual expenses reflected in our financial statements may be significantly different from historical or projected rates, and our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. As a result, the trading price of New SAI Class A ordinary shares may increase or decrease significantly.

Delays in the expansion of existing hosting facilities or the construction of new hosting facilities or significant cost overruns could present significant risks to our business and could have a material adverse effect on our business, financial condition and results of operations.

Currently, we are constructing two cryptocurrency mining facilities (or sites) in two cities, Aktobe and Uralsk in Kazakhstan. We expect to operate a total hosting capacity of 100 MW in the fourth quarter of 2021 in these two cities. We could set up multiple cryptocurrency mining sites per city in Kazakhstan and other countries we are exploring.

We entered into the Strategic Cooperation Authorization Agreement with our partner, providing of power and construction resources in Kazakhstan, which intend to cover sites for our data centers in the two planned cities referenced above. Besides the 105 MW Phase One power supply that have been delivered to our datacenters under construction, we also discussed cooperation on an extension of 300-500 MW power supply as Phase Two in the cooperation agreement. While the remaining definitive agreements in respect of those power arrangements are currently in various stages of negotiation, we cannot guarantee that we will be able to successfully enter into the definitive agreements for our planned power arrangements. If we experience significant delays in the supply of power required to support any hosting facility expansion or new construction, the progress of such projects could deviate from our original plans, which could cause material and negative effects on our revenue growth, profitability and results of operations. Furthermore, although we expect these definitive agreements to include provisions allowing us to secure the sites for our data centers, actually securing these sites on terms acceptable to our management team may not occur within our timing expectations or at all. Securing the sites for our data centers may also be subject to various governmental approvals and require entry into ancillary agreements.

If we are forced to locate alternative sites, we may not be successful in identifying adequate replacement sites to house our mining machines. Even if we identify such sites, we may not be successful in leasing the necessary facilities at rates that are economically viable to support our mining activities.

Even if we successfully secure the sites for our data centers, in the future, we may not be able to renew those on acceptable terms, in which case we would need to relocate our established mining operations. Relocating any mining operation may force us to incur the costs to transition to a new facility including, but not limited to, transportation expenses and insurance, downtime while we are unable to mine, legal fees to negotiate the new lease, de-installation at our current facility and, ultimately, installation at any new facility we identify. These costs may be substantial, and we cannot guarantee that we will be successful in transitioning our mining machines to a new facility. Such circumstances could have a material adverse effect on our business, prospects, financial condition, and operating results.

Bitcoin mining activities are energy-intensive, which may restrict the geographic locations of mining machines and have a negative environmental impact. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as ours.

Mining bitcoin requires massive amounts of electrical power, and electricity costs are expected to account for a significant portion of our overall costs. The availability and cost of electricity will restrict the geographic locations of our mining activities. Any shortage of electricity supply or increase in electricity costs in any location where we plan to operate may negatively impact the viability and the expected economic return for bitcoin mining activities in that location.

Further, our business model can only be successful and our mining operations can only be profitable if the costs, including electrical power costs, associated with bitcoin mining are lower than the price of bitcoin itself. As a result, any mining operation we establish can only be successful if we can obtain sufficient electrical power for that site on a cost-effective basis, and our establishment of new mining data centers requires us to find sites where that is the case. Even if our electrical power costs do not increase, significant fluctuations in, and any prolonged periods of, low bitcoin prices may also cause our electrical supply to no longer be cost-effective.

If we are unable to successfully enter into those definitive agreements with power providers or our counterparties fail to perform their obligations under such agreements, we may be forced to look for alternative power providers. There is no assurance that we will be able to find such alternative suppliers on acceptable terms in a timely manner or at all.

Furthermore, there may be significant competition for suitable cryptocurrency mining sites, and government regulators, including local permitting officials, may potentially restrict our ability to set up cryptocurrency mining operations in certain locations. They can also restrict the ability of electricity suppliers to provide electricity to mining operations in times of electricity shortage, or may otherwise potentially restrict or prohibit the provision of electricity to mining operations. While we are not aware of the existence of any such restrictions in our planned mining locations in Kazakhstan, new ordinances and other regulations at the federal, state and local levels can be introduced at any time. Specifically, those can be triggered by certain adverse weather conditions or natural disasters, see “Risk Factors — Risks Related to SAI’s Business, Industry, and Operations — We will be vulnerable to severe weather conditions and natural disasters, including earthquakes, fires, floods, hurricanes, as well as power outages and other industrial incidents, which could severely disrupt the normal operation of our business and adversely affect our results of operations.”

Furthermore, if cryptocurrency mining becomes more widespread, government scrutiny related to restrictions on cryptocurrency mining facilities and their energy consumption may significantly increase. The considerable consumption of electricity by mining operators may also have a negative environmental impact, including contribution to climate change, which could set the public opinion against allowing the use of electricity for bitcoin mining activities. This, in turn, could lead to governmental measures restricting or prohibiting the use of electricity for bitcoin mining activities. Any such development in the jurisdictions where we plan to operate could increase our compliance burdens and have a material adverse effect on our business, prospects, financial condition, and operating results.

Additionally, our mining operations could be materially adversely affected by power outages and similar disruptions. Given the power requirements for our mining equipment, it would not be feasible to run this equipment on back-up power generators in the event of a government restriction on electricity or a power outage. If we are unable to receive adequate power supply and are forced to reduce our operations due to the availability or cost of electrical power, it would have a material adverse effect on our business, prospects, financial condition, and operating results.

We may be affected by price fluctuations in the wholesale and retail power markets.

While we anticipate that the majority our power and hosting arrangements will contain fixed power prices, we expect that they may contain certain price adjustment mechanisms in case of certain events. Furthermore, some portion of our power and hosting arrangements is expected to have merchant power prices, or power prices reflecting market movements.

Market prices for power, generation capacity and ancillary services, are unpredictable. Depending upon the effectiveness of any price risk management activity undertaken by us, an increase in market prices for power, generation capacity, and ancillary services may adversely affect our business, prospects, financial condition, and operating results. Long- and short-term power prices may fluctuate substantially due to a variety of factors outside of our control, including, but not limited to:

•        increases and decreases in generation capacity;

•        changes in power transmission or fuel transportation capacity constraints or inefficiencies;

•        volatile weather conditions, particularly unusually hot or mild summers or unusually cold or warm winters;

•        technological shifts resulting in changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools, expansion and technological advancements in power storage capability and the development of new fuels or new technologies for the production or storage of power;

•        federal and state power, market and environmental regulation and legislation; and

•        changes in capacity prices and capacity markets.

If we are unable to secure power supply at prices or on terms acceptable to us, it would have a material adverse effect on our business, prospects, financial condition, and operating results.

Our business is dependent on a small number of digital asset mining equipment suppliers.

Our business is dependent upon digital asset mining equipment suppliers such as Bitmain Technologies, Ltd (“Bitmain”) providing an adequate supply of new generation digital asset mining machines at economical prices to customers intending to purchase our hosting and other solutions. The growth in our business is directly related to increased demand for hosting services and digital assets such as bitcoin which is dependent in large part on the availability of new generation mining machines offered for sale at a price conducive to profitable digital asset mining, as well as the trading price of digital assets such as bitcoin. The market price and availability of new mining machines fluctuates with the price of bitcoin and can be volatile. Higher bitcoin prices increase the demand for mining equipment and increases the cost. In addition, as more companies seek to enter the mining industry, the demand for machines may outpace supply and create mining machine equipment shortages. There are no assurances that digital asset mining equipment suppliers, such as Bitmain, will be able to keep pace with any surge in demand for mining equipment. Further, manufacturing mining machine purchase contracts are not favorable to purchasers, and we may have little or no recourse in the event a mining machine manufacturer defaults on its mining machine delivery commitments. If we and our customers are not able to obtain a sufficient number of digital asset mining machines at favorable prices, our growth expectations, liquidity, financial condition and results of operations will be negatively impacted.

Our business is capital intensive, and failure to obtain the necessary capital when needed may force us to delay, limit or terminate our expansion efforts or other operations, which could have a material adverse effect on our business, financial condition and results of operations.

The costs of constructing, developing, operating and maintaining digital asset mining and hosting facilities, and owning and operating a large fleet of the latest generation mining equipment are substantial. Our mining operations can only be successful and ultimately profitable if the costs, including hardware and electricity costs, associated with mining digital assets are lower than the price of the digital assets we mine when we sell them. Our mining machines experience ordinary wear and tear from operation and may also face more significant malfunctions caused by factors which may be beyond our control. Additionally, as the technology evolves, we may acquire newer models of mining machines to remain competitive in the market. Over time, we replace those mining machines which are no longer functional with new mining machines purchased from third-party manufacturers, who are primarily based in China.

As mining machines become obsolete or degrade due to ordinary wear and tear from usage, or are lost or damaged due to factors outside of our control, these mining machines will need to be repaired or replaced along with other equipment from time to time for us to stay competitive. This upgrading process requires substantial capital investment, and we may face challenges in doing so on a timely and cost-effective basis based on availability of new mining machines and our access to adequate capital resources. If we are unable to obtain adequate numbers of new and replacement mining machines at scale, we may be unable to remain competitive in our highly competitive and evolving industry.

Moreover, in order to grow our hosting business, we need additional hosting facilities to increase our capacity for more mining machines. The costs of constructing, developing, operating and maintaining hosting facilities and growing our hosting operations may increase in the future, which may make it more difficult for us to expand our business and to operate our hosting facilities profitably.

We will need to raise additional funds through equity or debt financings in order to meet our operating and capital needs. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. An inability to generate sufficient cash from operations or to obtain additional debt or equity financing would adversely affect our results of operations. Additionally, if this happens, we may not be able to mine digital assets as efficiently or in similar amounts as our competition and, as a result, our business and financial results could suffer.

Our success depends in large part on our ability to mine digital assets profitably in the future and to attract customers for our hosting capabilities. Increases in power costs or our inability to mine digital assets efficiently and to sell digital assets at favorable prices will reduce our operating margins, impact our ability to attract customers for our services and harm our growth prospects and could have a material adverse effect on our business, financial condition and results of operations.

Our growth depends in large part on our ability to successfully mine digital assets in the future and to attract customers for our hosting capabilities. We may not be able to attract customers to our hosting capabilities for a number of reasons, including if:

•        there is a reduction in the demand for our services due to macroeconomic factors in the markets in which we operate;

•        we fail to provide competitive pricing terms or effectively market them to potential customers;

•        we provide hosting services that are deemed by existing and potential customers or suppliers to be inferior to those of our competitors, or that fail to meet customers’ or suppliers’ ongoing and evolving program qualification standards, based on a range of factors, including available power, preferred design features, security considerations and connectivity;

•        businesses decide to host internally as an alternative to the use of our services;

•        we fail to successfully communicate the benefits of our services to potential customers;

•        we are unable to strengthen awareness of our brand;

•        we are unable to provide services that our existing and potential customers desire; or

•        our customers are unable to secure an adequate supply of new generation digital asset mining equipment to host with us.

If we are unable to obtain hosting customers at favorable pricing terms or at all, it could have a material adverse effect on our business, financial condition and results of operations.

If we do not accurately predict our hosting and self-mining facility requirements and percentage of capacity that utilizes waste heat to save energy cost, it could have a material adverse effect on our business, financial condition and results of operations.

The costs of building out, leasing and maintaining our hosting and self-mining facilities constitute a significant portion of our capital and operating expenses. In order to manage growth and ensure adequate capacity for our digital mining operations and new and existing hosting customers while minimizing unnecessary excess capacity costs, we continuously evaluate our short- and long-term data center capacity requirements. Our chip waste heat recycle technology were only tested in our pilot programs in China, which terminated in June 2021, and we have not tested data centers with our chip waste heat recycle technology in any other countries. Although we plan to install data centers that can provide heat to potential commercial and agricultural users in Kazakhstan and other countries that we plan to enter such as Finland, there is no guarantee of immediate operation of such data centers as this time. If we overestimate our business’ capacity requirements or the demand for our heat supply datacenters and secure less data center capacity, our operating margins could be materially reduced. If we underestimate our data center capacity requirements, we may not be able to service the expanding needs of our existing customers and may be required to limit new customer acquisition, which could have a material adverse effect on our business, financial condition and results of operations.

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding the demand for our hosting services and the adoption of bitcoin and other digital assets. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations in any given quarter or fiscal year.

We operate in a rapidly changing and competitive industry and our projections are subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast as they generally depend on our assessment of the timing of adoption and use of bitcoin and other digital assets, which is uncertain. Furthermore, as we invest in the development of our hosting and self-mining business in the future, whether because of competition or otherwise, we may not recover the often substantial up-front costs of constructing, developing and maintaining our hosting facilities and purchasing the latest generation of mining machines or recover the opportunity cost of diverting management and financial resources away from other opportunities. Additionally, our business may be affected by reductions in miner demand for hosting facilities and services and the price of bitcoin and other digital assets as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to margins and the pricing of our hosting services and market price of bitcoin or other digital assets we mine may not prove to be accurate. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in revenue. This inability could cause our operating results in a given quarter or year to be higher or lower than expected. If actual results differ from our estimates, analysts or investors may negatively react and our stock price could be materially impacted.

We have experienced difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary financial products and services, which could have a material adverse effect on our business, financial condition and results of operations.

As an early stage company with operations focused in the digital asset transaction processing industry, we have in the past experienced, and may in the future experience, difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary leasing and financial products and services, such as bank accounts, lines of credit, insurance and other related services, which are necessary for our operations. To the extent a significant portion of our business consists of digital asset transaction mining, processing or hosting, we may in the future continue to experience difficulty obtaining additional financial products and services on customary terms, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in tariffs or import restrictions could have a material adverse effect on our business, financial condition and results of operations.

Equipment necessary for digital asset mining is almost entirely manufactured outside of the Kazakhstan. There is currently significant uncertainty about the future relationship between the Kazakhstan and various other countries, including China, the United States, the European Union, Canada, and Mexico, with respect to trade policies, treaties, tariffs and customs duties, and taxes. For example, since 2019, the U.S. government has implemented significant changes to U.S. trade policy with respect to China. These tariffs have subjected certain digital asset mining equipment manufactured overseas to additional import duties of up to 25%. The amount of the additional tariffs and the number of products subject to them has changed numerous times based on action by the U.S. government. These tariffs have increased costs of digital asset mining equipment, and new or additional tariffs or other restrictions on the import of equipment necessary for digital asset mining could have a material adverse effect on our business, financial condition and results of operations when we expand to countries other than Kazakhstan.

Our historical financial results may not be indicative of our future performance.

In 2019, we generated no revenue and incurred losses and may continue to incur losses for the foreseeable future. We had a net loss of $0.1 million for the period from March 28, 2019 (inception) through December 31, 2019 and a net income of $0.4 million for the fiscal year ended December 31, 2020. As of June 30, 2021, our accumulated deficit was $0.3 million. Our historical results are not indicative of our future performance. If we are not able to successfully develop our business, it will have a material adverse effect on our business, financial condition and results of operations.

We will be vulnerable to severe weather conditions and natural disasters, including earthquakes, fires, floods, hurricanes, as well as power outages and other industrial incidents, which could severely disrupt the normal operation of our business and adversely affect our results of operations.

Our business will be subject to the risks of severe weather conditions and natural disasters, including earthquakes, fires, floods, hurricanes, as well as power outages and other industrial incidents, any of which could result in system failures, power supply disruptions and other interruptions that could harm our business.

We are exposed to risk of nonperformance by counterparties, including our counterparties under the planned power and hosting arrangements.

We are exposed to risk of nonperformance by counterparties, whether contractual or otherwise. Risk of nonperformance includes inability or refusal of a counterparty to perform because of a counterparty’s financial condition and liquidity or for any other reason. For example, our counterparties under the planned power and hosting arrangements may be unable to deliver the required amount of power for a variety of technical or economic reasons. Furthermore, there is a risk that during a period of power price fluctuations or prolonged or sharp power price increases on the market, our counterparties may find it economically preferable to refuse to supply power to us, despite the contractual arrangements. Any significant nonperformance by counterparties, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Mining machines rely on components and raw materials that may be subject to price fluctuations or shortages, including ASIC chips that have been subject to an ongoing significant shortage.

In order to build and sustain our self-mining operations we will depend on third parties to provide us with ASIC chips and other critical components for our mining equipment, which may be subject to price fluctuations or shortages. For example, the ASIC chip is the key component of a mining machine as it determines the efficiency of the device. The production of ASIC chips typically requires highly sophisticated silicon wafers, which currently only a small number of fabrication facilities, or wafer foundries, in the world are capable of producing. We believe that the current microchip shortage that the entire industry is experiencing leads to price fluctuations and disruption in the supply of key miner components. Specifically, the ASIC chips have recently been subject to a significant price increases and shortages.

There is also a risk that a manufacturer or seller of ASIC chips or other necessary mining equipment may adjust the prices according to bitcoin, other cryptocurrency prices or otherwise, so the cost of new machines could become unpredictable and extremely high. As a result, at times, we may be forced to obtain mining machines and other hardware at premium prices, to the extent they are even available. Such events could have a material adverse effect on our business, prospects, financial condition, and operating results.

We are exposed to risks related to disruptions or other failures in the supply chain for cryptocurrency hardware and difficulties in obtaining new hardware.

Manufacture, assembly and delivery of certain components and products for mining operations could be complex and long processes, in the course of which various problems could arise, including disruptions or delays in the supply chain, product quality control issues, as well other external factors, over which we have no control.

Our mining operations can only be successful and ultimately profitable if the costs associated with bitcoin mining, including hardware costs, are lower than the price of bitcoin itself. In the course of the normal operation of our cryptocurrency mining facilities, our mining machines and other critical equipment and materials related to datacenter construction and maintenance, such as containers, switch gears, transformers and cables, will experience ordinary wear and tear and may also face more significant malfunctions caused by a number of extraneous factors beyond our control. Declines in the condition of our mining machines and other hardware will require us, over time, to repair or replace those mining machines. Additionally, as the technology evolves, we may be required to acquire newer models of mining machines to remain competitive in the market. Any replacement of hardware may require substantial capital investment, and we may face challenges in doing so on a timely and cost-effective basis.

Our business will be subject to limitations inherent within the supply chain of certain of our components, including competitive, governmental, and legal limitations, and other events. For example, we expect that we will significantly rely on foreign imports to obtain certain equipment and materials. We anticipate that the cryptocurrency mining machines for our operations will be imported from China and other parts of equipment and materials, including ASIC chips, will be manufactured in and imported from South Korea or Taiwan. Any global trade disruption, introductions of tariffs, trade barriers and bilateral trade frictions, together with any potential downturns in the global economy resulting therefrom, could adversely affect our necessary supply chains. Our third-party manufacturers, suppliers and subcontractors may also experience disruptions by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions, such as those that were triggered by the COVID-19 pandemic, for example. Depending on the magnitude of such effects on our supply chain, shipments of parts for our mining machines, or any new mining machines that we order, may be delayed.

Furthermore, the global supply chain for cryptocurrency mining machines is presently heavily dependent on China, which has been severely affected by the China as a main supplier of cryptocurrency mining machines has been called into question in the wake of the COVID-19 pandemic. China has also in the past limited the shipment of products in and out of its borders, which could negatively impact our ability to receive mining equipment from our China-based suppliers. Should similar outbreaks or other disruptions to the China-based global supply chain for cryptocurrency hardware occur, such as, for example, as result of worsening of the U.S. trade relations with China, including imposition of new tariffs, trade barriers and bilateral trade frictions, we may not be able to obtain adequate equipment from the manufacturer on a timely basis. Such events could have a material adverse effect on our business, prospects, financial condition, and operating results.

The properties in our mining network may experience damages, including damages that are not covered by insurance.

Cryptocurrency mining sites are subject to a variety of risks relating to physical condition and operation, including:

•        the presence of construction or repair defects or other structural or building damage;

•        any noncompliance with, or liabilities under, applicable environmental, health or safety regulations or requirements or building permit requirements;

•        any damage resulting from extreme weather conditions or natural disasters, such as hurricanes, earthquakes, fires, floods and snow or windstorms; and

•        claims by employees and others for injuries sustained at our properties.

For example, our cryptocurrency mining facilities could be rendered inoperable, temporarily or permanently, as a result of, among others, a fire or other natural disasters. The security and other measures we anticipate to take to protect against these risks may not be sufficient.

Additionally, our mines could be materially adversely affected by a power outage or loss of access to the electrical grid or loss by the grid of cost-effective sources of electrical power generating capacity.

The loss of any of our management team, our inability to execute an effective succession plan, or our inability to attract and retain qualified personnel, could adversely affect our business.

We have limited operating history, and our success and future growth will to a significant degree depend on the skills and services of our management, including our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. We will need to continue to grow our management in order to alleviate pressure on our existing team and in order to set up and develop our business. If our management, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be significantly harmed. Furthermore, if we fail to execute an effective contingency or succession plan with the loss of any member of management, the loss of such management personnel may significantly disrupt our business.

Furthermore, the loss of key members of our management could inhibit our growth prospects. Our future success depends, in large part, on our ability to attract, retain and motivate key management and operating personnel. As we continue to develop and expand our operations, we may require personnel with different skills and experiences, who have a sound understanding of our business and the cryptocurrency industry, for example, specialists in power contract negotiations and management, as well as data center specialists. As cryptocurrency, and specifically bitcoin, mining, is a new and developing field, the market for highly qualified personnel in this industry is particularly competitive and we may be unable to attract such personnel. If we are unable to attract such personnel, it could have a material adverse effect on our business, prospects, financial condition, and operating results.

We may experience difficulties in effectively managing our expansion of hosting capacity and, subsequently, managing our growth and expanding our operations.

We expect to experience significant growth in the scope of our operations. Our ability to manage our hosting capacity and our plan to expand our self-mining capacity will require us to build upon and to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Additionally, rapid growth in our business may place a strain on our managerial, operational and financial resources and systems. We may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business, prospects, financial condition and operating results could be adversely affected.

Unfavorable global economic, business or political conditions, such as the global COVID-19 pandemic and the disruption caused by various countermeasures to reduce its spread, could adversely affect our business, prospects, financial condition, and operating results.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of our control, such as the impact of the current outbreak of the novel coronavirus disease (“COVID-19”). The COVID-19 pandemic that was declared on March 11, 2020 has caused significant economic dislocation in the United States and globally as governments of more than 80 countries across the world, including the United States, introduced measures aimed at preventing the spread of COVID-19, including, amongst others, travel restrictions, closed international borders, enhanced health screenings at ports of entry and elsewhere, quarantines and the imposition of both local and more widespread “work from home” measures. The spread of COVID-19 and the imposition of related public health measures have resulted in, and are expected to continue to result in, increased volatility and uncertainty in the cryptocurrency space. Any severe or prolonged economic downturn, as result of the COVID-19 pandemic or otherwise, could result in a variety of risks to our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

We may experience disruptions to our business operations resulting from supply interruptions, quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs. For example, we may experience delays in construction and delays in obtaining necessary equipment in a timely fashion. If we are unable to effectively set up and service our mining machines, our ability to mine bitcoin will be adversely affected. The future impact of the COVID-19 pandemic is still highly uncertain and there is no assurance that the COVID-19 pandemic or any other pandemic, or other unfavorable global economic, business or political conditions, will not materially and adversely affect our business, prospects, financial condition, and operating results.

We will operate in a fast growing industry and we compete against unregulated or less regulated companies and companies with greater financial and other resources, and our business, operating results, and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

The cryptocurrency ecosystem is highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products and services, and subject to uncertain and evolving industry and regulatory requirements. In the future, we expect competition to further intensify with existing and new competitors, some of which may have substantially greater liquidity and financial resources than we do. We compete against a number of companies operating within Kazakhstan, the United States and other countries in the global mining market. We may not be able to compete successfully against present or future competitors. We may not have the resources to compete with larger providers of similar services and, consequently, may experience great difficulties in expanding and improving our operations to remain competitive.

Competition from existing and future competitors could result in our inability to secure acquisitions and partnerships that we may need to expand our business in the future. This competition from other entities with greater resources, experience and reputations may result in our failure to maintain or expand our business, as we may never be able to successfully execute our business model. Furthermore, we anticipate encountering new competition if we expand our operations to new locations geographically and into wider applications of blockchain, cryptocurrency mining and mining farm operations. If we are unable to expand and remain competitive, our business, prospects, financial condition and operating results could be adversely affected.

We may acquire other businesses, form joint ventures or make other investments that could negatively affect our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expenses.

From time to time, we may consider potential acquisitions, joint venture or other investment opportunities. We cannot offer any assurance that acquisitions of businesses, assets and/or entering into strategic alliances or joint ventures will be successful. We may not be able to find suitable partners or acquisition candidates and may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into the existing business and could assume unknown or contingent liabilities.

Any future acquisitions also could result in the issuance of stock, incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have a negative impact on our cash flows, financial condition and results of operations. Integration of an acquired company may also disrupt ongoing operations and require management resources that otherwise would be focused on developing and expanding our existing business. We may experience losses related to potential investments in other companies, which could harm our financial condition and results of operations. Further, we may not realize the anticipated benefits of any acquisition, strategic alliance or joint venture if such investments do not materialize.

To finance any acquisitions or joint ventures, we may choose to issue shares of common stock, preferred stock or a combination of debt and equity as consideration, which could significantly dilute the ownership of our existing stockholders or provide rights to such preferred stock holders in priority over our common stock holders. Additional funds may not be available on terms that are favorable to us, or at all. If the price of our common stock is low or volatile, we may not be able to acquire other companies or fund a joint venture project using stock as consideration.

If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected.

We anticipate that our brand and reputation, particularly in the cryptocurrency ecosystem, will be an important factor in success and development of our business. As part of our strategy, we will seek to structure our relationships with our power suppliers and other potential partners as long-term partnerships. Thus, maintaining, protecting, and enhancing our reputation is also important to our development plans and relationships with our power suppliers, service providers and other counterparties.

Furthermore, we believe that the importance of our brand and reputation may increase as competition further intensifies. Our brand and reputation could be harmed if we fail to perform under our agreements or if our public image were to be tarnished by negative publicity, unexpected events or actions by third parties. Unfavorable publicity about us, including our technology, personnel, and bitcoin and cryptoassets generally could have an adverse effect on the engagement of our partners and suppliers and may result in our failure to maintain or expand our business and successfully execute our business model.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition.

Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we plan to devote significant resources to develop policies and procedures to identify, monitor and manage our risks, we cannot assure you that our policies and procedures will always be effective against all types of risks, including unidentified or unanticipated risks, or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments.

We may not be able to adequately protect our intellectual property rights and other proprietary rights, which could have a material adverse effect on business, financial condition and results of operations.

We may not be able to obtain broad protection in Kazakhstan or internationally for all of our existing and future intellectual property and other proprietary rights, and we may not be able to obtain effective protection for our intellectual property and other proprietary rights in every country in which we operate. Protecting our intellectual property rights and other proprietary rights may require significant expenditure of our financial, managerial and operational resources. Moreover, the steps that we may take to protect our intellectual property and other proprietary rights may not be adequate to protect such rights or prevent third parties from infringing or misappropriating such rights. Any of our intellectual property rights and other proprietary rights, whether registered, unregistered, issued or unissued, may be challenged by others or invalidated through administrative proceedings and/or litigation.

We may be required to spend significant resources to secure, maintain, monitor and protect our intellectual property rights and other proprietary rights. Despite our efforts, we may not be able to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights and other proprietary rights. We may initiate claims, administrative proceedings and/or litigation against others for infringement, misappropriation or violation of our intellectual property rights or other proprietary rights to enforce and/or maintain the validity of such rights. Any such action, if initiated, whether or not it is resolved in our favor, could result in significant expense to us, and divert the efforts of our technical and management personnel, which may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

To protect all of our confidential and proprietary information, we plan to rely upon trademarks, copyright and trade secret protection, as well as potentially patents, non-disclosure agreements and invention assignment agreements with employees, consultants and third parties. Some elements of our business model are based on unpatented trade secrets and know-how that are not publicly disclosed. In addition to contractual measures, we plan to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information.

The security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and the recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time consuming, and the outcome is unpredictable. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed, which could have an adverse effect on our business, operating results, and financial condition.

Third Parties may claim that we are infringing upon their intellectual property rights, which may prevent of inhibit our operations and cause us to suffer significant litigation expense even if these claims have no merit.

Our success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity in the cryptocurrency space, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups can purchase patents and other intellectual property assets solely for the purpose of making claims of infringement to extract settlements from companies like ours.

Our use of third-party intellectual property rights may be subject to claims of infringement or misappropriation. From time to time, third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments.

Furthermore, the occurrence of infringement claims may be likely to grow as the cryptocurrency ecosystem grows and matures. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.

Risks Related to Government Regulation Regulatory Framework

If bitcoin or other cryptocurrencies are determined to be investment securities, and SAI holds a significant portion of its assets in such cryptocurrency, investment securities or non-controlling equity interests of other entities, SAI may inadvertently violate the Investment Company Act. SAI could incur large losses to modify its operations to avoid the need to register as an investment company or could incur significant expenses to register as an investment company or could terminate operations altogether.

The SEC and its staff have taken the position that certain cryptocurrencies fall within the definition of a “security” under the U.S. federal securities laws. The legal test for determining whether any given cryptocurrency is a security is a highly complex, fact-driven analysis that may evolve over time, and the outcome is difficult to predict. The SEC generally does not provide advance guidance or confirmation on the status of any particular cryptocurrency as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Public statements made by senior officials at the SEC indicate that the SEC does not intend to take the position that bitcoin is a security (as currently offered and sold). However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital asset. As of the date of this proxy statement/prospectus, with the exception of certain centrally issued digital assets that have received “no-action” letters from the SEC staff, bitcoin and Ethereum are the only cryptocurrencies that senior officials at the SEC have publicly stated are unlikely to be considered securities. With respect to all other cryptocurrencies, there is no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular digital asset could be deemed a “security” under applicable laws.

Under the Investment Company Act, a company may fall within the definition of an investment company under section 3(c)(1)(A) thereof if it is or holds itself out as being engaged primarily, or proposes to engage primarily in the business of investing, reinvesting or trading in securities, or under section 3(a)(1)(C) thereof if it is engaged or proposes to engage in business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire “investment securities” (as defined) having a value exceeding 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. There is no authoritative law, rule or binding guidance published by the SEC regarding the status of cryptocurrencies as “securities” or “investment securities” under the Investment Company Act. Although we believe that we are not engaged in the business of investing, reinvesting or trading in investment securities, and we do not hold ourselves out as being primarily engaged, or proposing to engage primarily, in the business of investing, reinvesting or trading in securities, to the extent the cryptocurrencies that we mine, own, or otherwise acquire may be deemed “securities” or “ investment securities” by the SEC or a court of competent jurisdiction, we may meet the definition of an investment company. If we fall within the definition of an investment company under the Investment Company Act, we would be required to register with the SEC. If an investment company fails to register, it likely would have to stop doing almost all business, and its contracts would become voidable. Generally non-U.S. issuers may not register as an investment company without an SEC order.

If SAI were unable to qualify for an exemption from registration as an investment company, or fail to take adequate steps within the one-year grace period for inadvertent investment companies, it would need to register with the SEC as an investment company under the Investment Company Act or cease almost all business, and its contracts would become voidable. Investment company registration is time consuming and would require a restructuring of SAI’s business. Moreover, the operation of an investment company is very costly and restrictive, as investment companies are subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and Investment Company Act filing requirements. The cost of such compliance would result in SAI incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact on its operations.

There can be no assurances that SAI will properly characterize any given cryptocurrency as a security or non-security for purposes of determining which cryptocurrencies to mine, hold and trade, or that the SEC or a court, if the question was presented to it, would agree with our assessment. We could be subject to judicial or administrative sanctions for failing to offer or sell cryptocurrencies in compliance with the registration requirements, or for acting as a broker or dealer without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. Further, if bitcoin or any other cryptocurrency that we mine, hold and trade is deemed to be a security under the laws of any U.S. federal, state, or foreign jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences for such cryptocurrency. For instance, all transactions in such supported cryptocurrency would have to be registered with the SEC or other foreign authority, or conducted in accordance with an exemption from registration, which could severely limit its liquidity, usability and transactability. Further, it could draw negative publicity and a decline in the general acceptance of the digital asset. Also, it may make it difficult for such cryptocurrency to be traded, cleared, and custodied as compared to other cryptocurrencies that are not considered to be securities.

Any change in the interpretive positions of the SEC or its staff with respect to cryptocurrencies or digital asset mining firms could have a material adverse effect on us.

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Specifically, we do not believe that cryptocurrencies, in particular bitcoin, are securities. The SEC Staff has not provided guidance with respect to the treatment of these assets under the 1940 Act. To the extent the SEC Staff publishes new guidance with respect to these matters, we may be required to adjust our strategy or assets accordingly. There can be no assurance that we will be able to maintain our exclusion from registration as an investment company under the 1940 Act. In addition, as a consequence of our seeking to avoid the need to register under the 1940 Act on an ongoing basis, we may be limited in our ability to engage in cryptocurrency mining operations or otherwise make certain investments, and these limitations could result in our holding assets we may wish to sell or selling assets we may wish to hold, which could materially and adversely affect our business, financial condition and results of operations.

If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material negative effect on our business and the results of our operations.

To the extent that our activities cause us to be deemed an MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that our activities would cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we may operate, we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. For example, in August 2015, the New York State Department of Financial Services enacted the first U.S. regulatory framework for licensing participants in “virtual currency business activity”. The regulations, known as the “BitLicense”, are intended to focus on consumer protection and regulate the conduct of businesses that are involved in “virtual currencies” in New York or with New York customers and prohibit any person or entity involved in such activity to conduct activities without a license.

Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses. Furthermore, we may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate.

There is no one unifying principle governing the regulatory status of cryptocurrency nor whether cryptocurrency is a security in each context in which it is viewed. Regulatory changes or actions in one or more countries may alter the nature of an investment in us or restrict the use of digital assets, such as cryptocurrencies, in a manner that adversely affects our business, prospects or operations.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently, with certain governments deeming cryptocurrencies illegal, and others allowing their use and trade without restriction. In some jurisdictions, such as in the U.S., digital assets, like cryptocurrencies, are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements.

Bitcoin is the oldest and most well-known form of cryptocurrency. Bitcoin and other forms of cryptocurrencies have been the source of much regulatory consternation, resulting in differing definitional outcomes without a single unifying statement. Bitcoin and other digital assets are viewed differently by different regulatory and standards setting organizations globally as well as in the United States on the federal and state levels. For example, the Financial Action Task Force (“FATF”) and the Internal Revenue Service (“IRS”) consider a cryptocurrency as currency or an asset or property. Further, the IRS applies general tax principles that apply to property transactions to transactions involving virtual currency.

Furthermore, in the several applications to establish an Exchange Traded Fund (“ETF”) of cryptocurrency, and in the questions raised by the Staff under the 1940 Act, no clear principles emerge from the regulators as to how they view these issues and how to regulate cryptocurrency under the applicable securities acts. It has been widely reported that the SEC has recently issued letters and requested various ETF applications be withdrawn because of concerns over liquidity and valuation and unanswered questions about absence of reporting and compliance procedures capable of being implemented under the current state of the markets for exchange traded funds. On April            20, 2021, the U.S. House of Representatives passed a bipartisan bill titled “Eliminate Barriers to Innovation Act of 2021” (H.R. 1602). If passed by the Senate and enacted into law, the bipartisan bill would create a digital assets working group to evaluate the current legal and regulatory framework around digital assets in the United States and define when the SEC may have jurisdiction over a particular token or cryptocurrency (i.e., when it is a security) and when the Commodity Futures Trading Commission (the “CFTC”) may have jurisdiction (i.e., when it is a commodity).

If regulatory changes or interpretations require the regulation of bitcoin or other digital assets under the securities laws of the United States or elsewhere, including the Securities Act of 1933, the Exchange Act and the 1940 Act or similar laws of other jurisdictions and interpretations by the SEC, the CFTC, the IRS, Department of Treasury or other agencies or authorities, we may be required to register and comply with such regulations, including at a state or local level. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary expense or burdens to us. We may also decide to cease certain operations and change our business model. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to us.

Current and future legislation and SEC-rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which bitcoin or other cryptocurrencies are viewed or treated for classification and clearing purposes. In particular, bitcoin and other cryptocurrencies may not be excluded from the definition of “security” by SEC rulemaking or interpretation requiring registration of all transactions unless another exemption is available, including transacting in bitcoin or cryptocurrency among owners and require registration of trading platforms as “exchanges”.

Furthermore, when the interests of investor protection are paramount, for example in the offer or sale of Initial Coin Offering (“ICO”) tokens, the SEC has no difficulty determining that the token offerings are securities under the “Howey” test as stated by the United States Supreme Court. As such, ICO offerings would require registration under the Securities Act or an available exemption therefrom for offers or sales in the United States to be lawful. Section 5(a) of the Securities Act provides that, unless a registration statement is in effect as to a security, it is unlawful for any person, directly or indirectly, to engage in the offer or sale of securities in interstate commerce. Section 5(c) of the Securities Act provides a similar prohibition against offers to sell, or offers to buy, unless a registration statement has been filed. Although, since we do not intend to be engaged in the offer or sale of securities in the form of ICO offerings, and we do not believe our planned mining activities would require registration for us to conduct such activities and accumulate digital assets the SEC, CFTC, Nasdaq or other governmental or quasi-governmental agency or organization may conclude that our activities involve the offer or sale of “securities”, or ownership of “investment securities”, and we may face regulation under the Securities Act or the 1940 Act. Such regulation or the inability to meet the requirements to continue operations, would have a material adverse effect on our business and operations. We may also face similar issues with various state securities regulators who may interpret our actions as requiring registration under state securities laws, banking laws, or money transmitter and similar laws, which are also an unsettled area or regulation that exposes us to risks.

We cannot be certain as to how future regulatory developments will impact the treatment of bitcoin and other cryptocurrencies under the law. If we fail to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations or be subjected to fines, penalties and other governmental action. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business model at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we plan to hold or expect to acquire for our own account.

Regulatory actions in one or more countries could severely affect the right to acquire, own, hold, sell or use certain cryptocurrencies or to exchange them for fiat currency.

One or more countries such as China and Russia, which have taken harsh regulatory action in the past, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use cryptocurrencies or to exchange them for fiat currency. In some nations, it is illegal to accept payment in bitcoin and other cryptocurrencies for consumer transactions and banking institutions are barred from accepting deposits of cryptocurrencies. Such restrictions may adversely affect us as the large-scale use of cryptocurrencies as a means of exchange is presently confined to certain regions.

Furthermore, in the future, foreign governments may decide to subsidize or in some other way support certain large-scale cryptocurrency mining projects, thereby adding hash rate to the overall network. Such circumstances could have a material adverse effect on the amount of bitcoin we may be able to mine, the value of bitcoin and any other cryptocurrencies we may potentially acquire or hold in the future and, consequently, our business, prospects, financial condition and operating results.

Competition from central bank digital currencies (“CBDCs”) could adversely affect the value of bitcoin and other digital assets.

Central banks in some countries have started to introduce digital forms of legal tender. For example, China’s CBDC project, known as Digital Currency Electronic Payment, has reportedly been tested in a live pilot program conducted in multiple cities in China. A 2021 survey of central banks by the Bank for International Settlements found that 86% are actively researching the potential for CBDCs, 60% were experimenting with the technology and 14% were deploying pilot projects. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could have an advantage in competing with, or replacing, bitcoin and other cryptocurrencies as a medium of exchange or store of value. As a result, the value of bitcoin could decrease, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

SAI cannot be certain as to how future regulatory developments will impact its business and any such additional regulatory requirements, or changes in how existing requirements are interpreted and applied, may cause SAI to cease all or certain of its operations or change its business model.

We cannot be certain as to how future regulatory developments will impact the treatment of cryptocurrencies, including bitcoin, and other digital assets under the law. For example, if regulatory changes or interpretations require the regulation of bitcoin or other digital assets under certain laws and regulatory regimes in the United States such as those administered by the SEC, the CFTC, the IRS, Department of Treasury or other agencies or authorities or similar laws and regulations of other jurisdictions, including if our digital asset activities cause us to be deemed a “money transmitter,” “money services business” or equivalent designation under U.S. federal law, the law of any U.S. state, or foreign jurisdiction in which New SAI operates, we may be required to register, seek licensure and comply with such regulations, including at a federal, state or local level, and implement an anti-money laundering program, reporting and recordkeeping regimes, consumer protective safeguards, and other operational requirements. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses or burdens to us, as well as on-going recurring compliance costs, possibly affecting an investment in the ADSs or our net income in a material and adverse manner. We may also decide to cease some or all operations. Any termination or disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors. Furthermore, we and our service providers may not be capable of complying with certain federal or state regulatory obligations applicable to money services businesses or state money transmitters. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate New SAI. Any such action may adversely affect an investment in us.

If we fail to comply with such additional regulatory, licensure and registration compliance requirements, we may seek to cease all or certain of our operations or be subjected to fines, penalties and other governmental action. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business model at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies or digital assets we plan to hold or expect to acquire for our own account.

Risks Related to Cryptocurrency

The loss or destruction of any private keys required to access our digital wallet may be irreversible. If we are unable to access our private keys (whether due to loss, destruction, security incident or otherwise), it could cause direct financial loss, regulatory scrutiny and reputational harm.

Digital assets, such as cryptocurrencies, are stored in a so-called “digital wallet”, which may be accessed to exchange a holder’s digital assets, and is controllable by the processor of both the public key and the private key relating to this digital wallet in which the digital assets are held, both of which are unique. We will publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets.

To the extent that any of the private keys relating to any digital wallets containing our digital assets is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the digital assets held in the related wallet and, in most cases, the private key will not be capable of being restored. The loss or destruction of a private key required to access digital assets may be irreversible. Digital assets, related technologies and digital asset service providers such as custodians and trading platforms have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. As such, any loss or misappropriation of the private keys used to control our digital assets due to a hack, employee or service provider misconduct or error, or other compromise by third parties could result in significant losses, hurt our brand and reputation and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and adversely impact our business.

The storage and custody of our bitcoin assets and any other cryptocurrencies that we may potentially acquire or hold in the future are subject to cybersecurity breaches and adverse software events.

In addition to the risk of a private key loss to our digital wallet, see “Risk Factors — Risks Related to Cryptocurrency — The loss or destruction of any private keys required to access our digital wallet may be irreversible.”, the storage and custody of our digital assets could also be subject to cybersecurity breaches and adverse software events. In order to minimize risk, we plan to establish processes to manage wallets, or software programs where assets are held, that are associated with our cryptocurrency holdings.

A “hot wallet” refers to any cryptocurrency wallet that is connected to the Internet. Generally, hot wallets are easier to set up and access than wallets in “cold” storage, but they are also more susceptible to hackers and other technical vulnerabilities. “Cold storage” refers to any cryptocurrency wallet that is not connected to the Internet. Cold storage is generally more secure than hot storage, but is not ideal for quick or regular transactions and we may experience lag time in our ability to respond to market fluctuations in the price of our digital assets.

We generally plan to hold the majority of our cryptocurrencies in cold storage to reduce the risk of malfeasance; however we may also use third-party custodial wallets and, from time to time, we may use hot wallets or rely on other options that may develop in the future. If we use a custodial wallet, there can be no assurance that such services will be more secure than cold storage or other alternatives. Human error and the constantly evolving state of cybercrime and hacking techniques may render present security protocols and procedures ineffective in ways which we cannot predict.

Regardless of the storage method, the risk of damage to or loss of our digital assets cannot be wholly eliminated. If our security procedures and protocols are ineffective and our cryptocurrency assets are compromised by cybercriminals, we may not have adequate recourse to recover our losses stemming from such compromise. A security breach could also harm our reputation. A resulting perception that our measures do not adequately protect our digital assets could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our bitcoin assets and other cryptocurrencies we may potentially acquire or hold in the future may be subject to loss, theft, hacking, fraud risks and restriction on access.

There is a risk that some or all of our bitcoin assets and any other cryptocurrencies we may potentially acquire or hold in the future could be lost or stolen. Hackers or malicious actors may launch attacks to steal or compromise cryptocurrencies, such as by attacking the cryptocurrency network source code, exchange mining machines, third-party platforms, cold and hot storage locations or software, or by other means. Cryptocurrency transactions and accounts are not insured by any type of government program and cryptocurrency transactions generally are permanent by design of the networks. Certain features of cryptocurrency networks, such as decentralization, the open source protocols, and the reliance on peer-to-peer connectivity, may increase the risk of fraud or cyber-attack by potentially reducing the likelihood of a coordinated response.

Cryptocurrencies have suffered from a number of recent hacking incidents and several cryptocurrency exchanges and mining machines have reported large cryptocurrency losses, which highlight concerns over the security of cryptocurrencies and in turn affect the demand and the market price of cryptocurrencies. For example, in August 2016, it was reported that almost 120,000 bitcoin worth around $78 million were stolen from Bitfinex, a large bitcoin exchange. The value of bitcoin immediately decreased by more than 10% following reports of the theft at Bitfinex. In addition, in December 2017, Yapian, the operator of Seoul-based digital asset exchange Youbit, suspended digital asset trading and filed for bankruptcy following a hack that resulted in a loss of 17% of Yapian’s assets. Following the hack, Youbit users were allowed to withdraw approximately 75% of the digital assets in their exchange accounts, with any potential further distributions to be made following Yapian’s pending bankruptcy proceedings. In January 2018, Japan-based exchange Coincheck reported that over $500 million worth of the digital asset NEM had been lost due to hacking attacks, resulting in significant decreases in the prices of bitcoin, Ethereum and other digital assets as the market grew increasingly concerned about the security of digital assets. Following South Korean-based exchange Coinrail’s announcement in early June 2018 about a hacking incident, the price of bitcoin and Ethereum dropped more than 10%. In September 2018, Japan-based exchange Zaif also announced that approximately $60 million worth of digital assets, including bitcoin, was stolen due to hacking activities.

We may be in control and possession of one of the more substantial holdings of cryptocurrency. As we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Cyber-attacks may also target our mining machines or third-parties and other services on which we depend.

Any potential security breaches, cyber-attacks on our operations and any other loss or theft of our cryptocurrency assets, which could expose us to liability and reputational harm and could seriously curtail the utilization of our services.

Incorrect or fraudulent cryptocurrency transactions may be irreversible.

Cryptocurrency transactions are irrevocable and stolen or incorrectly transferred cryptocurrencies may be irretrievable. As a result, any incorrectly executed or fraudulent cryptocurrency transactions could adversely affect our investments and assets. Cryptocurrency transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the cryptocurrencies from the transaction. In theory, cryptocurrency transactions may be reversible with the control or consent of a majority of processing power on the network, however, we do not now, nor is it feasible that we could in the future, possess sufficient processing power to effect this reversal. Once a transaction has been verified and recorded in a block that is added to a blockchain, an incorrect transfer of a cryptocurrency or a theft thereof generally will not be reversible and we may not have sufficient recourse to recover our losses from any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, our cryptocurrency rewards could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. To the extent that we are unable to recover our losses from such action, error or theft, such events could result in significant losses, hurt our brand and reputation, and adversely impact our business.

Further, according to the SEC, at this time, there is no specifically enumerated U.S. or foreign governmental, regulatory, investigative or prosecutorial authority or mechanism through which to bring an action or complaint regarding missing or stolen cryptocurrency. The market participants, therefore, are presently reliant on existing private investigative entities to investigate any potential loss of our digital assets. These third-party service providers rely on data analysis and compliance of internet service providers with traditional court orders to reveal information such as the IP addresses of any attackers. To the extent that we are unable to recover our losses from such action, error or theft, such events could have a material adverse effect on our business, prospects, financial condition and operating results, including our ability to continue as a going concern.

Acceptance and/or widespread use of cryptocurrency is uncertain.

Currently, there is a relatively limited use for cryptocurrency in the retail and commercial marketplace, which we believe has contributed to price volatility of cryptocurrencies. Price volatility undermines any cryptocurrency’s role as a medium of exchange, as retailers are much less likely to accept it as a form of payment. Use of cryptocurrencies as a medium of exchange and payment method may never achieve widespread adoption. Banks and other established financial institutions may, and do, refuse to process funds for cryptocurrency transactions, process wire transfers to or from cryptocurrency exchanges, cryptocurrency-related companies or service providers, or maintain accounts for persons or entities transacting in cryptocurrency. Furthermore, a significant portion of cryptocurrency demand, including demand for bitcoin, is generated by investors seeking a long-term store of value or speculators seeking to profit from the short- or long-term holding of the asset. Any such failure in acceptance and/or widespread adoption of cryptocurrencies could have an adverse effect on the value of bitcoin or any other cryptocurrencies that we otherwise acquire or hold for our own account, which could have a material adverse effect on our business, prospects, financial condition and operating results.

The open-source structure of the bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol, which could adversely affect the value of bitcoin and adversely affect our business.

The bitcoin network operates based on an open-source protocol, not represented by an official organization or authority. Instead it is maintained by a group of core contributors, largely on the Bitcoin Core project on GitHub.com. This group of contributors is currently headed by Wladimir J. van der Laan, the current lead maintainer. As the bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the bitcoin network protocol. Although the MIT Media Lab’s Digital Currency Initiative funds the current maintainer Wladimir J. van der Laan, among others, this type of financial incentive is not typical. The lack of guaranteed financial incentive for contributors to maintain or develop the bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the bitcoin network may reduce incentives to address the issues adequately or in a timely manner.

There can be no guarantee that developer support will continue or be sufficient in the future. Additionally, some development and developers are funded by companies whose interests may be at odds with other participants in the network or with investors’ interests. To the extent that material issues arise with the bitcoin network protocol and the core developers and open-source contributors are unable or unwilling to address the issues adequately or in a timely manner, the bitcoin network and consequently our business, prospects, financial condition and operating results could be adversely affected.

Significant contributors to all or a network for any particular digital asset, such as bitcoin, could propose amendments to the respective network’s protocols and software that, if accepted and authorized by such network, could adversely affect our business.

The governance of decentralized digital assets, such as bitcoin, is by voluntary consensus and open competition. The bitcoin network is maintained by a group of contributors, largely on the Bitcoin Core project on GitHub.com, and these individuals can propose refinements or improvements to the bitcoin network’s source code through one or more software upgrades that alter the protocols and software that govern the bitcoin network and the properties of bitcoin, including the irreversibility of transactions and limitations on the mining of new bitcoin. Proposals for upgrades and discussions relating thereto take place on online forums. If a significant majority of users and mining machines adopt amendments to a decentralized network based on the proposals of such core developers, such network will be subject to new protocols. Certain modifications may have an adverse effect on a digital asset network or the value of a digital asset, or may have unintended consequences. If a developer or group of developers proposes a modification to the bitcoin network that is not accepted by a majority of mining machines and users, but that is nonetheless accepted by a substantial plurality of mining machines and users, two or more competing and incompatible blockchain implementations could result, with one running the pre-modification software program and the other running the modified version (i.e., a second “bitcoin network”). This is known as a “hard fork.” Such a hard fork in the blockchain typically would be addressed by community-led efforts to reunite the forked blockchains, and several prior forks have been resolved successfully. However, a “hard fork” in the blockchain could materially and adversely affect the perceived value of bitcoin as reflected on one or both incompatible blockchains. Additionally, a “hard fork” will decrease the number of users and mining machines available to each fork of the blockchain as the users and mining machines on each fork blockchain will not be accessible to the other blockchain and, consequently, there will be fewer block rewards and transaction fees may decline in value. Any of the above could have a material adverse effect on our business, prospects, financial condition, and operating results.

A temporary or permanent blockchain “fork” could have a negative effect on the values of bitcoin or any other cryptocurrency that we mine or otherwise hold, which could adversely affect our business.

The bitcoin protocol has been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash, Bitcoin Diamond and others. These forks effectively result in a new blockchain being created with a shared history, and new path forward, and they have a different “proof of work” algorithm and other technical changes. The value of the newly created digital assets may or may not have value in the long run and may affect the price of bitcoin if interest is shifted away from bitcoin to these newly created digital assets. The value of bitcoin after the creation of a fork is subject to many factors including the value of the fork product, market reaction to the creation of the fork product, and the occurrence of forks in the future.

Furthermore, a hard fork can introduce new security risks. For example, when the Bitcoin Cash and Bitcoin Cash SV network split in November 2018, “replay” attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded bitcoin, resulting in significant losses to some digital asset trading platforms. Another possible result of a hard fork is an inherent decrease in the level of security. After a hard fork, it may become easier for an individual miner or mining pool’s hashing power to exceed 50% of the processing power of the bitcoin network, thereby making the network more susceptible to attack.

A fork could also be introduced by an unintentional, unanticipated software flaw in the multiple versions of otherwise compatible software that users run. It is possible, however, that a substantial number of users and mining machines could adopt an incompatible version of bitcoin while resisting community-led efforts to merge the two chains. If a fork occurs on a digital asset network which we are mining, such as bitcoin, or hold digital assets in, it may have a negative effect on the value of the digital asset and could have a material adverse effect on our business, prospects, financial condition, and operating results.

Because there has been limited precedent set for financial accounting for bitcoin and other cryptocurrency assets, the determinations that we have made for how to account for cryptocurrency assets transactions may be subject to change and our operating results could be adversely affected.

Because there has been limited precedent set for the financial accounting for bitcoin and other cryptocurrency assets and related revenue recognition and no official guidance has yet been provided by the Financial Accounting Standards Board, the International Accounting Standards Board or the SEC, it is unclear how companies may in the future be required to account for cryptocurrency transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change the accounting methods we currently intend to employ in respect of our anticipated revenues and assets and restate any financial statements produced based on those methods. Such a restatement could adversely affect our business, prospects, financial condition and results of operation.

The development and acceptance of cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate.

Digital assets, such as bitcoin, that may be used, among other things, to buy and sell goods and services are a new and rapidly evolving industry of which the digital asset networks are prominent, but not unique, parts. The growth of the digital asset industry, in general, and the digital asset networks, in particular, are subject to a high degree of uncertainty. The factors affecting the further development of the digital asset industry, as well as the digital asset networks, include:

•        continued worldwide growth in the adoption and use of bitcoin and other digital assets;

•        government and quasi-government regulation of bitcoin and other digital assets and their use, or restrictions on or regulation of access to and operation of the digital asset network or similar digital assets systems;

•        the maintenance and development of the open-source software protocol of the bitcoin network and Ethereum network;

•        changes in consumer demographics and public tastes and preferences;

•        the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•        general economic conditions and the regulatory environment relating to digital assets; and

•        the impact of regulators focusing on digital assets and digital securities and the costs associated with such regulatory oversight.

The outcome of these factors could have negative effects on our ability to pursue our business strategy, which could have a material adverse effect on our business, prospects, financial condition, and operating results as well as potentially negative effect on the value of bitcoin or any other cryptocurrencies we may potentially acquire or hold in the future.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment.

In the future, we may be unable to find banks or financial institutions that are willing to provide us with bank accounts and other services or such service may be interrupted by government action. A number of companies that provide bitcoin or other cryptocurrency-related services have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. We also may be unable to maintain these services for our business. The difficulty that many businesses that provide bitcoin or other cryptocurrency-related services have and may continue to have in finding banks and financial institutions willing to provide them services may decrease the usefulness of cryptocurrencies as a payment system and harm public perception of cryptocurrencies. Similarly, the usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses providing bitcoin or other cryptocurrency-related services. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and commodities exchanges, the over the counter market and the Depository Trust Company. Such factors would have a material adverse effect on our business, prospects, financial condition, and operating results.

Cryptocurrencies, including bitcoin, face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

Cryptocurrencies face significant scaling obstacles that can lead to high fees or slow transaction settlement times, and attempts to increase the volume of transactions may not be effective. Scaling cryptocurrencies is essential to the widespread acceptance of cryptocurrencies as a means of payment, which widespread acceptance is necessary to the continued growth and development of our business. Many cryptocurrency networks face significant scaling challenges. For example, cryptocurrencies are limited with respect to how many transactions can occur per second. Participants in the cryptocurrency ecosystem debate potential approaches to increasing the average number of transactions per second that the network can handle and have implemented mechanisms or are researching ways to increase scale, such as increasing the allowable sizes of blocks, and therefore the number of transactions per block, and “sharding,” which is a term for a horizontal partition of data in a database or search engine, which would not require every single transaction to be included in every single miner’s or validator’s block. However, there is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of cryptocurrency transactions will be effective, or how long they will take to become effective, which could have a material adverse effect on our business, prospects, financial condition, and operating results. In addition, as corresponding increases in throughput lag behind growth in the use of cryptocurrencies, average fees and settlement times may increase considerably. While it is possible that increased transaction fees could result in more revenue for our business, increased fees and decreased settlement speeds could preclude certain uses for cryptocurrencies, and could reduce demand for, and the price of, cryptocurrencies, which could adversely affect our business, prospects, financial condition, and operating results.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. Our business intends to rely on presently existent digital ledgers and blockchains and we could face difficulty adapting to emergent digital ledgers, blockchains, or alternatives thereto. This may adversely affect us and our exposure to various blockchain technologies and prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our business, prospects, financial condition, and operating results and potentially the value of any bitcoin or other cryptocurrencies we may potentially acquire or hold in the future.

If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any digital asset network, including the bitcoin network, it is possible that such actor or botnet could manipulate the blockchain in a manner that may adversely affect our business, prospects, financial condition, and operating results.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any digital asset network (the so-called “double-spend” or “51%” attacks), including the bitcoin network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the mining machines on the blockchain can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new digital assets or transactions using such control.

Using alternate blocks, the malicious actor could “double-spend” its own digital assets (i.e., spend the same digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the digital asset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible.

For example, in late May and early June 2014, a mining pool known as GHash.io approached and, during a 24- to 48-hour period in early June may have exceeded, the threshold of 50% of the processing power on the bitcoin network. To the extent that GHash.io did exceed 50% of the processing power on the network, reports indicate that such threshold was surpassed for only a short period, and there are no reports of any malicious activity or control of the blockchain performed by GHash.io. Furthermore, the processing power in the mining pool appears to have been redirected to other pools on a voluntary basis by participants in the GHash.io pool, as had been done in prior instances when a mining pool exceeded 40% of the processing power on the bitcoin network. In the recent years, there have been also a series of 51% attacks on a number of other cryptocurrencies, including Verge and Ethereum Classic, which suffered three consecutive attacks in August 2020.

The approach towards and possible crossing of the 50% threshold indicate a greater risk that a single mining pool could exert authority over the validation of digital asset transactions. To the extent that the cryptocurrency ecosystem does not act to ensure greater decentralization of cryptocurrency mining processing power, the feasibility of a malicious actor obtaining in excess of 50% of the processing power on any digital asset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

The price of cryptocurrencies may be affected by the sale of such cryptocurrencies by other vehicles investing in cryptocurrencies or tracking cryptocurrency markets, which could have a material adverse effect our business, prospects, financial condition and operating results.

We compete with other users and/or companies that are mining cryptocurrencies and other potential financial vehicles that seek to provide exposure to cryptocurrency prices, including securities backed by, or linked to, cryptocurrencies. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in certain financial vehicles, or to invest in cryptocurrencies directly. In addition, the emergence of other financial vehicles and exchange-traded funds that provide exposure to digital asset prices have been scrutinized by regulators and such scrutiny and the negative impressions or conclusions resulting from such scrutiny could be applied to our business and impact our ability to successfully pursue our strategy or operate at all, or to establish or maintain a public market for our securities.

The global market for cryptocurrency is characterized by supply constraints that differ from those present in the markets for commodities or other assets such as gold and silver. The mathematical protocols under which certain cryptocurrencies are mined permit the creation of a limited, predetermined amount of currency, while others have no limit established on total supply. To the extent that other vehicles investing in cryptocurrencies or tracking cryptocurrency markets form and come to represent a significant proportion of the demand for cryptocurrencies, large redemptions of the securities of those vehicles and the subsequent sale of cryptocurrencies by such vehicles could negatively affect cryptocurrency prices and therefore affect the value of the cryptocurrency inventory we plan to hold. Such events could have a material adverse effect on our business, prospects, financial condition, and operating results.

We may face risks of internet disruptions, which could have a material adverse effect on the price of cryptocurrencies and our ability to operate our business.

A disruption of the internet may affect the use of cryptocurrencies and subsequently the value of our securities. Generally, cryptocurrencies and our business of mining cryptocurrencies is dependent upon the internet. A significant disruption in internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have a material adverse effect on the price of cryptocurrencies and, consequently, our business, prospects, financial condition, and operating results.

The impact of geopolitical and economic events on the supply and demand for cryptocurrencies is uncertain.

Geopolitical crises may motivate large-scale purchases of bitcoin and other cryptocurrencies, which could increase the price of bitcoin and other cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease and fluctuations as crisis-driven purchasing behavior dissipates, adversely affecting the value of our inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in general in uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in cryptocurrencies as investors focus their investment on less volatile asset classes as a means of hedging their investment risk. As an alternative to fiat currencies that are backed by central governments, cryptocurrencies, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and our investors.

Our interactions with a blockchain may expose us to persons named on The Office of Financial Assets Control of the U.S. Department of Treasury (“OFAC”) specially designated nationals (“SDN”) list or blocked persons or cause us to violate provisions of law that did not contemplate distribute ledger technology.

OFAC requires us to comply with its sanction program and not conduct business with persons named on its SDN list. However, because of the pseudonymous nature of blockchain transactions, we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list. Our internal policies prohibit any transactions with such SDN individuals, but we may not be adequately capable of determining the ultimate identity of the individual with whom we transact with respect to selling digital assets. In addition, in the future, OFAC or another regulator, may require us to screen transactions for OFAC addresses or other bad actors before including such transactions in a block, which may increase our compliance costs, decrease our anticipated transaction fees and lead to decreased traffic on our network. Any of these factors, consequently, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Moreover, federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction commonly known as child pornography. Recent media reports have suggested that persons have imbedded such depictions on one or more blockchains. Because our business requires us to download and retain one or more blockchains to effectuate our ongoing business, it is possible that such digital ledgers contain prohibited depictions without our knowledge or consent. To the extent government enforcement authorities literally enforce these and other laws and regulations that are impacted by decentralized distributed ledger technology, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm our reputation and could have a material adverse effect on our business, prospects, financial condition, and operating results.

Risks Related to Cryptocurrency Mining

Bitcoin is the only cryptocurrency that we currently plan to mine and, thus, our future success will depend in large part upon the value of bitcoin; the value of bitcoin and other cryptocurrencies may be subject to pricing risk and has historically been subject to wide swings

Our operating results will depend in large part upon the value of bitcoin because it is the only cryptocurrency that we currently plan to mine. Specifically, our revenues from our cryptocurrency mining operations are expected to be based upon two factors: (1) the number of block rewards that we successfully mine and (2) the value of bitcoin. For further details on how our operating results may be directly impacted by changes in the value of bitcoin, see “— Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to bitcoin holdings.”

Furthermore, in our operations we intend to use application-specific integrated circuit (“ASIC”) chips and machines (which we refer to as “mining machines”), which are principally utilized for mining bitcoin. Such mining machines cannot mine other cryptocurrencies, such as Ethereum, that are not mined utilizing the “SHA-256 algorithm”.

If other cryptocurrencies were to achieve acceptance at the expense of bitcoin, causing the value of bitcoin to decline, or if bitcoin were to switch its “proof of work” algorithm from SHA-256 to another algorithm for which the mining machines we plan to use are not specialized (see “— There is a possibility of cryptocurrency mining algorithms transitioning to “proof of stake” validation and other mining related risks, which could make us less competitive and ultimately adversely affect our business”), or the value of bitcoin were to decline for other reasons, particularly if such decline were significant or over an extended period of time, our business, prospects, financial condition, and operating results would be adversely affected.

Bitcoin and other cryptocurrency market prices have historically been volatile. Our business may be adversely affected if the markets for bitcoin deteriorate or if its prices decline, including as a result of the following factors:

•        the reduction in mining rewards of bitcoin, including block reward halving events, which are events that occur after a specific period of time which reduces the block reward earned by miners;

•        disruptions, hacks, “forks”, 51% attacks, or other similar incidents affecting the bitcoin blockchain network;

•        hard “forks” resulting in the creation of and divergence into multiple separate networks;

•        informal governance led by bitcoin’s core developers that lead to revisions to the underlying source code or inactions that prevent network scaling, and which evolve over time largely based on self-determined participation, which may result in new changes or updates that affect their speed, security, usability, or value;

•        the ability for bitcoin blockchain network to resolve significant scaling challenges and increase the volume and speed of transactions;

•        the ability to attract and retain developers and customers to use bitcoin for payment, store of value, unit of accounting, and other intended uses;

•        transaction congestion and fees associated with processing transactions on the bitcoin network;

•        the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed bitcoin, or the transfer of Satoshi’s bitcoin assets;

•        negative public perception of bitcoin;

•        development in mathematics, technology, including in digital computing, algebraic geometry, and quantum computing that could result in the cryptography being used by bitcoin becoming insecure or ineffective; and

•        laws and regulations affecting the bitcoin network or access to this network, including a determination that bitcoin constitutes a security or other regulated financial instrument under the laws of any jurisdiction.

Furthermore, bitcoin pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of cryptocurrencies, inflating and making their market prices more volatile or creating “bubble” type risks for bitcoin. Some market observers have asserted that the bitcoin market is experiencing a “bubble” and have predicted that, in time, the value of bitcoin will fall to a fraction of its current value, or even to zero. Bitcoin has not been in existence long enough for market participants to assess these predictions with any precision, but if these observers are even partially correct, it could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to bitcoin holdings.

The price of bitcoin has historically been subject to dramatic price fluctuations and is highly volatile. We intend to determine the fair value of our bitcoin based on quoted (unadjusted) prices on the active exchange that we have determined is our principal market for bitcoin. We intend to perform an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted (unadjusted) prices on the active exchange, indicate that it is more likely than not that any of our bitcoin assets is impaired. In determining if an impairment has occurred, we will consider the lowest price of one bitcoin quoted on the active exchange at any time since acquiring the specific bitcoin held. If the carrying value of a bitcoin exceeds that lowest price at any time during the quarter, an impairment loss is deemed to have occurred with respect to that bitcoin in the amount equal to the difference between its carrying value and such lowest price, and subsequent increases in the price of bitcoin will not affect the carrying value of our bitcoin. Gains (if any) are not recorded until realized upon sale, at which point they would be presented net of any impairment losses. In determining the gain to be recognized upon sale, we intend to calculate the difference between the sale price and carrying value of the specific bitcoin sold immediately prior to sale.

As a result, any decrease in the fair value of bitcoin below our carrying value for such assets at any time since their acquisition will require us to incur an impairment charge, and such charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings and decrease the carrying value of our digital assets, which in turn could have a material adverse effect on our financial condition and operating results.

The supply of bitcoin is limited, and production of bitcoin is negatively impacted by the bitcoin halving protocol expected every four years.

The supply of bitcoin is limited and, once the 21 million bitcoin have been “unearthed,” the network will stop producing more. Currently, there are approximately 19 million, or 90% of the total supply of, bitcoin in circulation. Halving is an event within the bitcoin protocol where the bitcoin reward provided upon mining a block is reduced by 50%. While the effect is to slow the pace of the release of new coins, it has no impact on the quantity of total bitcoin already outstanding. Halvings are scheduled to occur once every 210,000 blocks, or roughly every four years, with the latest halving having occurred in May 2020, which revised the block reward to 6.25 bitcoin. As a result, the price of bitcoin could rise or fall based on overall investor and consumer demand. Given a stable network hash rate, should the price of bitcoin remain unchanged after the next halving, our revenue related to mining new coins would be reduced by 50%, with a significant impact on profit.

Furthermore, as the number of bitcoin remaining to be mined decreases, the processing power required to record new blocks on the blockchain may increase. Eventually the processing power required to add a block to the blockchain may exceed the value of the reward for adding a block. Additionally, at some point, there will be no new bitcoin to mine. Once the processing power required to add a block to the blockchain exceeds the value of the reward for adding a block, we may focus on other strategic initiatives, which may be complimentary to our mining operations.

Any periodic adjustments to the digital asset networks, such as bitcoin, regarding the difficulty for block solutions, with reductions in the aggregate hash rate or otherwise, could have a material adverse effect on our business, prospects, financial condition, and operating results. If the award of new bitcoin for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may cease expending processing power, or hash rate, to solve blocks and confirmations of transactions on the bitcoin blockchain could be slowed.

Bitcoin miners record transactions when they solve for and add blocks of information to the blockchain. They generate revenue from both newly created bitcoin, known as the “block reward” and from fees taken upon verification of transactions.

If the aggregate revenue from transaction fees and the block reward is below a miner’s cost, the miner may cease operations. If the award of new units of bitcoin for solving blocks declines and/or the difficulty of solving blocks increases, and transaction fees voluntarily paid by participants are not sufficiently high, miners may not have an adequate incentive to continue mining and may cease their mining operations. For example, the current fixed reward for solving a new block on the bitcoin network is 6.25 bitcoins per block; the reward decreased from 12.5 bitcoin in May 2020, which itself was a decrease from 25 bitcoin in July 2016. It is estimated that it will “halve” again in about four years after the previous halving.

This reduction may result in a reduction in the aggregate hash rate of the bitcoin network as the incentive for miners decreases. Miners ceasing operations would reduce the aggregate hash rate on the bitcoin network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to the blockchain until the next scheduled adjustment in difficulty for block solutions). Moreover, a reduction in the hash rate expended by miners on any digital asset network could increase the likelihood of a malicious actor or botnet obtaining control in excess of fifty percent (50%) of the aggregate hash rate active on such network or the blockchain, potentially permitting such actor to manipulate the blockchain.

Periodically, the bitcoin network has adjusted the difficulty for block solutions so that solution speeds remain in the vicinity of the expected ten (10) minute confirmation time targeted by the bitcoin network protocol. We believe that from time to time there may be further considerations and adjustments to the networks, such as bitcoin and Ethereum, regarding the difficulty for block solutions. More significant reductions in the aggregate hash rate on digital asset networks could result in material, though temporary, delays in block solution confirmation time. Any reduction in confidence in the confirmation process or aggregate hash rate of any digital asset network may negatively impact the value of digital assets, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Transactional fees may decrease demand for bitcoin and prevent expansion.

As the number of bitcoins awarded in the form of block rewards for solving a block in a blockchain decreases, the relative incentive for miners to continue to contribute to the bitcoin network may transition to place more importance on transaction fees. If transaction fees paid for bitcoin transactions become too high, the marketplace may be reluctant to accept bitcoin as a means of payment and existing users may be motivated to switch from bitcoin to another cryptocurrency or to fiat currency. Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for bitcoin and prevent the expansion of the bitcoin network to retail merchants and commercial businesses, resulting in a reduction in the price of bitcoin, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our reliance on any particular model of a mining machines may subject our operations to increased risk of failure.

The performance and reliability of our mining machines and our technology will be critical to our reputation and our operations. If there are any technological issues with our mining machines, our entire system could be affected. Any system error or failure may significantly delay response times or even cause our system to fail. Any disruption in our ability to continue mining could result in lower yields and harm our reputation and business. Any exploitable weakness, flaw, or error common to our mining machines may affects all our mining machines, and if a defect other flaw is exploited, our entire mine could go offline simultaneously. Any technological issues with those mining machines may force us to incur high replacement costs and lead to potential interruptions of our mining activities. Any interruption, delay or system failure could have a material adverse effect on our business, prospects, financial condition, and operating results.

There is a possibility of cryptocurrency mining algorithms transitioning to “proof of stake” validation and other mining related risks, which could make us less competitive and ultimately adversely affect our business.

“Proof of stake” is an alternative method in validating cryptocurrency transactions. Should the bitcoin network shift from a “proof of work” validation method to a “proof of stake” validation method, mining would require less energy and may render companies, such as ours, that may be perceived as advantageously positioned in the current climate, for example, due to lower priced electricity, processing, real estate, or hosting, less competitive. Our business model and our strategic efforts are fundamentally based upon the “proof of work” validation method and the assumption that use of lower priced electricity in our cryptocurrency mining operations will make our business model more resilient to fluctuations in bitcoin price and will generally provide us with certain competitive advantage. Consequently, if the cryptocurrency mining algorithms transition to “proof of stake” validation, we may be exposed to the risk of losing the benefit of our perceived competitive advantage that we hope to gain and our business model may need to be reevaluated. Such events could have a material adverse effect on our business, prospects, financial condition, and operating results, including our ability to continue as a going concern.

We may not adequately respond to price fluctuations and rapidly changing technology, which may negatively affect our business.

Competitive conditions within the cryptocurrency industry require that we use sophisticated technology in the operation of our business. The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards. New technologies, techniques or products could emerge that might offer better performance than the software and other technologies we currently plan to utilize, and we may have to manage transitions to these new technologies to remain competitive. We may not be successful, generally or relative to our competitors in the cryptocurrency industry, in timely implementing new technology into our systems, or doing so in a cost-effective manner. During the course of implementing any such new technology into our operations, we may experience system interruptions and failures during such implementation. Furthermore, there can be no assurances that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of our implementing new technology into our operations. As a result, our business, prospects, financial condition and operating results could be adversely affected.

To the extent that the profit margins of bitcoin mining operations are not high, operators of bitcoin mining operations are more likely to immediately sell bitcoin rewards earned by mining in the market, thereby constraining growth of the price of bitcoin that could adversely impact us, and similar actions could affect other cryptocurrencies.

Over the past several years, bitcoin mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation ASIC servers. Currently, new processing power is predominantly added by incorporated and unincorporated “professionalized” mining operations.

Professionalized mining operations may use proprietary hardware or sophisticated ASIC machines acquired from ASIC manufacturers. They require the investment of significant capital for the acquisition of this hardware, the leasing of operating space (often in data centers or warehousing facilities), incurring of electricity costs and the employment of technicians to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior mining machines and have more defined and regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to maintain profit margins on the sale of bitcoin.

To the extent the price of bitcoin declines and such profit margin is constrained, professionalized mining machines are incentivized to more immediately sell bitcoin earned from mining operations, whereas it is believed that individual mining machines in past years were more likely to hold newly mined bitcoin for more extended periods. The immediate selling of newly mined bitcoin greatly increases the trading volume of bitcoin, creating downward pressure on the market price of bitcoin rewards.

The extent to which the value of bitcoin mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined bitcoin rapidly if it is operating at a low profit margin and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold more rapidly, thereby potentially depressing bitcoin prices. Lower bitcoin prices could result in further tightening of profit margins for professionalized mining operations creating a network effect that may further reduce the price of bitcoin until mining operations with higher operating costs become unprofitable forcing them to reduce mining power or cease mining operations temporarily.

The foregoing risks associated with bitcoin could be equally applicable to other cryptocurrencies, whether existing now or introduced in the future. Such circumstances could have a material adverse effect on our business, prospects, financial condition, and operating results.

To the extent that any miners cease to record transactions in solved blocks, transactions that do not include the payment of a transaction fee will not be recorded on the blockchain until a block is solved by a miner who does not require the payment of transaction fees. Any widespread delays in the recording of transactions could result in a loss of confidence in that digital asset network, which could adversely impact an investment in us.

To the extent that any miners cease to record transactions in solved blocks, such transactions will not be recorded on the blockchain. Currently, there are no known incentives for miners to elect to exclude the recording of transactions in solved blocks; however, to the extent that any such incentives arise (e.g., a collective movement among miners or one or more mining pools forcing bitcoin users to pay transaction fees as a substitute for or in addition to the award of new bitcoins upon the solving of a block), actions of miners solving a significant number of blocks could delay the recording and confirmation of transactions on the blockchain. Any systemic delays in the recording and confirmation of transactions on the blockchain could result in greater exposure to double-spending transactions and a loss of confidence in certain or all digital asset networks, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Demand for bitcoin is driven, in part, by its status as one of the most prominent and secure digital assets. It is possible that digital assets, other than bitcoin, could have features that make them more desirable to a material portion of the digital asset user base, resulting in a reduction in demand for bitcoin, which could have a negative impact on the price of bitcoin and have a material adverse effect on our business, prospects, financial condition, and operating results.

Bitcoin, as an asset, holds a “first-to-market” advantage over other digital assets. This first-to-market advantage is driven in large part by having the largest user base and, more importantly, the largest mining power in use to secure its blockchain and transaction verification system. Having a large mining network results in greater user confidence regarding the security and long-term stability of a digital asset’s network and its blockchain; as a result, the advantage of more users and miners makes a digital asset more secure, which makes it more attractive to new users and miners, resulting in a network effect that strengthens the first-to-market advantage.

Despite the marked first-mover advantage of the bitcoin network over other digital asset networks, it is possible that another digital asset could become materially popular due to either a perceived or exposed shortcoming of the bitcoin network protocol that is not immediately addressed by the bitcoin contributor community or a perceived advantage of an altcoin that includes features not incorporated into bitcoin. If a digital asset obtains significant market share (either in market capitalization, mining power or use as a payment technology), this could reduce bitcoin’s market share as well as other digital assets we may become involved in and have a negative impact on the demand for, and price of, such digital assets and could have a material adverse effect on our business, prospects, financial condition, and operating results.

Bitcoin and any other cryptocurrencies that could be held by us are not insured and not subject to FDIC or SIPC protections.

Bitcoin and any other cryptocurrencies that could be held by us are not insured. Therefore, any loss that we may suffer with respect to our cryptocurrencies is not covered by insurance and no person may be liable in damages for such loss, which could adversely affect our operations. We will not hold our bitcoin or any other cryptocurrencies that we may hold with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”) and, therefore, our cryptocurrencies will also not be subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.

Risks Related to Investments Outside of the United States

As a company with operations and opportunities outside of the U.S., we may face additional burdens and be subject to a variety of additional risks or considerations associated with companies operating in an international setting that may negatively impact our operations.

As a company with operations and opportunities outside of the U.S., we may face additional burdens and be subject to a variety of additional risks or considerations associated with companies operating in an international setting, that may negatively impact our operations, including any of the following:

•        higher costs and difficulties inherent in managing cross-border business operations and complying with different commercial and legal requirements of overseas markets;

•        rules and regulations regarding currency redemption;

•        laws governing the manner in which future business combinations may be effected;

•        tariffs and trade barriers;

•        regulations related to customs and import/export matters;

•        local or regional economic policies and market conditions;

•        unexpected changes in regulatory requirements;

•        longer payment cycles;

•        tax issues, such as tax law changes and variations in tax laws as compared to the U.S.;

•        complex corporate withholding taxes on individuals;

•        currency fluctuations and exchange controls;

•        exchange listing and/or delisting requirements;

•        challenges in managing and staffing international operations;

•        rates of inflation;

•        challenges in collecting accounts receivable;

•        cultural and language differences;

•        employment regulations;

•        underdeveloped or unpredictable legal or regulatory systems;

•        corruption;

•        protection of intellectual property;

•        social unrest, crime, strikes, riots, civil disturbances, regime changes, political upheaval, terrorist attacks, natural disasters and wars;

•        deterioration of political relations with the U.S.; and

•        government appropriation of assets.

We may not be able to adequately address these additional risks. If we were unable to do so, our operations might suffer, which may adversely impact our business, results of operations and financial condition.

Because of the costs and difficulties inherent in managing cross-border business operations, if in the future we were to operate in multiple countries our results of operations may be negatively impacted as a result.

Managing a business, operations, personnel, or assets in another country is challenging and costly. Any management, now or in the future, that we may have (whether based abroad or in the U.S.) may be inexperienced in cross-border business practices and unaware of significant differences in accounting rules, legal regimes, and labor practices in countries where we have a presence or operate. Even with a seasoned and experienced management team, the costs and difficulties inherent in managing cross-border business operations, personnel and assets can be significant (and much higher than in a purely domestic business) and may negatively impact our financial and operational performance.

If social unrest, acts of terrorism, regime changes, changes in laws and regulations, political upheaval, or policy changes or enactments occur in a country in which we may operate, it may result in a negative impact on our business.

Political events in another country may significantly affect our business, assets, or operations. Social unrest, acts of terrorism, regime changes, changes in laws and regulations, political upheaval, and policy changes or enactments could negatively impact our business in a particular country.

Many countries have difficult and unpredictable legal systems and underdeveloped laws and regulations that are unclear and subject to corruption and inexperience, which may adversely impact our results of operations and financial condition.

Our ability to seek and enforce legal protections, including with respect to intellectual property and other property rights, or to defend ourselves with regard to legal actions taken against us in a given country, may be difficult or impossible, which could adversely impact our operations, assets or financial condition.

Rules and regulations in many countries are often ambiguous or open to differing interpretation by responsible individuals and agencies at the municipal, state, regional, and federal levels. The attitudes and actions of such individuals and agencies are often difficult to predict and inconsistent.

Delays with respect to the enforcement of particular rules and regulations, including those relating to customs, tax, environmental, and labor, could cause serious disruption to operations abroad and negatively impact our results.

If relations between the United States and foreign governments deteriorate, it could affect our operations and cause our goods and services to become less attractive.

The relationship between the United States and foreign governments, including Kazakhstan, could be subject to sudden fluctuation and periodic tension. For instance, the United States may announce its intention to impose quotas on certain imports. Such import quotas may adversely affect political relations between the two countries and result in retaliatory countermeasures by the foreign government in industries that may affect our operations or presence in certain countries. Changes in political conditions in foreign countries and changes in the state of U.S. relations with such countries are difficult to predict and could adversely affect our operations, presence, or cause our goods and services to become less attractive.

Many of the economies in Asia are experiencing substantial inflationary pressures which may prompt the governments to take action to control the growth of the economy and inflation that could lead to a significant decrease in our profitability.

While many of the economies in Asia have experienced rapid growth over the last two decades, they currently are experiencing inflationary pressures. As governments take steps to address the current inflationary pressures, there may be significant changes in the availability of bank credits, interest rates, limitations on loans, restrictions on currency conversions and foreign investment. There also may be imposition of price controls. If prices for our services rise at a rate that is insufficient to compensate for the rise in the costs of supplies and operations, it may have an adverse effect on our profitability. If these or other similar restrictions are imposed by a government to influence the economy, it may lead to a slowing of economic growth.

If a country in Asia enacts regulations in industry segments that forbid or restrict foreign investment, our ability to continue operations could be severely impaired.

Many of the rules and regulations that companies face concerning foreign ownership are not explicitly communicated. If new laws or regulations forbid or limit foreign investment in the industry in which we operate, they could severely impair our operations and profitability. Additionally, if the relevant central and local authorities find us to be in violation of any existing or future laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•        levying fines;

•        revoking our business and other licenses;

•        requiring that we restructure our ownership or operations; and

•        requiring that we discontinue any portion or all of our business.

Any of the above could have an adverse effect on our business operations and could materially reduce the value of your investment.

Corporate governance standards in Asia may not be as strict or developed as in the United States and such weakness may hide issues and operational practices that are detrimental to a business.

General corporate governance standards in some countries are weak in that they do not prevent business practices that cause unfavorable related party transactions, over-leveraging, improper accounting, family company interconnectivity and poor management. Local laws often do not go far enough to prevent improper business practices. Therefore, stockholders may not be treated impartially and equally as a result of poor management practices, asset shifting, conglomerate structures that result in preferential treatment to some parts of the overall company, and cronyism. The lack of transparency and ambiguity in the regulatory process also may result in inadequate credit evaluation and weakness that may precipitate or encourage financial crisis. We will endeavor to take steps to implement practices that will cause compliance with all applicable rules and accounting practices. Notwithstanding these intended efforts, there may be endemic practices and local laws that could add risk to our business and result in an adverse effect on our operations and financial results.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S.

If you are a U.S. holder of our ordinary shares, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

Risks Related to China

It may be illegal now, or in the future, to acquire, own, hold, sell or use bitcoin, Ethereum, or other cryptocurrencies, participate in blockchains or utilize similar bitcoin assets in China, the ruling of which would adversely affect us.

Although currently cryptocurrencies generally are not regulated or are lightly regulated in most countries, one or more countries such as China, which have taken harsh regulatory action, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these bitcoin assets or to exchange for fiat currency. In March 2021, the government of China’s Inner Mongolia Autonomous Region (“Inner Mongolia”), where SAI used to deploy mining machines, has banned cryptocurrency mining in order to constrain growth in energy consumption. In May 2021, other provinces in China have done the same and SAI terminated its operation in China accordingly. See “SAI’s Business.”

We face certain risks relating to the real properties that we lease.

We lease real properties from third parties primarily for our wholly owned foreign enterprise’s office use in the PRC, and the lease agreements for all of these leased properties have not been registered with the PRC government authorities as required by the PRC law. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance were not rectified within a given period of time, we may be subject to fines imposed by the PRC government authorities ranging from RMB1,000 and RMB10,000 for those of our lease agreements that have not been registered with the relevant PRC government authorities. As of the date of this proxy statement/prospectus, we are not aware of any regulatory or governmental actions, claims or investigations being contemplated or any challenges by third parties to our use of our leased properties the lease agreements of which have not been registered with the government authorities. However, we cannot assure you that the government authorities will not impose fines on us due to our failure to register any of our lease agreements, which may negatively impact our financial condition.

In addition, some of the ownership certificates or other similar proof of certain leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. As of the date of this proxy statement/prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of our leased properties without obtaining proper ownership proof. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our operations in a timely manner, our operations may be interrupted.

In addition, as of the date of this proxy statement/prospectus, certain of our premises for business operations have not been registered with local administrations. In the PRC, if a company operates business outside its registered address, the company may be required to register those premises for business operation as branch offices with the State Administration for Market Regulation or its local branches at the place where the premises are located and obtain business licenses for them as branch offices, or the company may be subject to fines imposed by the PRC government authorities ranging from RMB10,000 and RMB100,000 for the premises for business operations which have not been registered with local administrations. We may not be able to register the main premises for business operations as branch offices in a timely manner or at all due to complex procedural requirements and relocation of branch offices from time to time. We cannot assure you that we will not be subject to penalties, orders to rectify or other administrative proceedings. As of the date of this proxy statement/prospectus, we are not aware of any claim or challenge brought by any third parties concerning the premises for business operations without being registered with local administrations.

Though we have a U.S. based auditor that is registered with the PCAOB and currently subject to PCAOB inspection, if it is later determined that the PCAOB is unable to inspect or investigate completely our target company’s auditor because of a position taken by an authority in a foreign jurisdiction, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act and as a result an exchange may determine to delist our securities.

Though we have a U.S. based auditor that is registered with the PCAOB and currently subject to PCAOB inspection, if it is later determined that the PCAOB is unable to inspect or investigate completely our target company’s auditor because of a position taken by an authority in a foreign jurisdiction, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act and as a result an exchange may determine to delist our securities.

The Public Company Accounting Oversight Board, or PCAOB is currently unable to conduct inspections on accounting firms in the PRC without the approval of PRC government authorities. The auditor and its audit work in the PRC may not be inspected fully by the PCAOB. Inspections of other auditors conducted by the PCAOB outside of China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in China prevents the PCAOB from regularly evaluating the PRC auditor’s audits and its quality control procedures.

Further, future developments in U.S. laws may restrict our ability or willingness to acquire certain businesses. For instance, the recently enacted Holding Foreign Companies Accountable Act (the “HFCAA”) would (i) prohibit us from using an auditor that the PCAOB determines it could not inspect or fully investigate and (ii) restrict our ability to acquire a business unless that business met certain standards of the PCAOB and would (i) prohibit the trading of securities of a company and (ii) require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm, for three consecutive years. The HFCAA also requires public companies to disclose, among other things, whether they are owned or controlled by a foreign government, specifically, those that are based in or have a majority or significant amount of their operations in the PRC.

On November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. Future developments in respect of increased U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

We may not be able to in the future acquire a target business due to these laws. Furthermore, the documentation we may be required to submit to the SEC proving certain beneficial ownership requirements and establishing that we are not owned or controlled by a foreign government in the event that we or the target business uses a foreign public accounting firm not subject to inspection by the PCAOB or where the PCAOB is unable to completely inspect or investigate our or the target business’s accounting practices or financial statements because of a position taken by an authority in the foreign jurisdiction could be onerous and time consuming to prepare. As a result, we expressly exclude working with any auditor or any target whose auditor the PCAOB is not able to inspect for three consecutive years and thus, we may not in the future acquire a target business due to these laws.

Additionally, other developments in U.S. laws and regulatory environment, including but not limited to executive orders such as Executive Order (E.O.) 13959, “Addressing the Threat from Securities Investments That Finance Communist Chinese Military Companies,” may further restrict our ability to acquire certain PRC-based businesses.

SAI’s independent registered public accounting firm’s audit documentation, which relates to its audit reports included in this registration statement, includes audit documentation located in China.    PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Furthermore, on December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The surviving company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC.

SAI’s independent registered public accounting firm issued an audit opinion on the financial statements included in this registration statement/proxy statement filed with the SEC. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, SAI’s auditor is required by the laws of the United States to undergo regular inspections by the PCAOB.

Inspections of certain other firms outside of China that the PCAOB has conducted have identified deficiencies in those firms’ audit procedures and quality control procedures; which may be addressed as part of the inspection process to improve future audit quality. The PCAOB is currently unable to conduct inspections of audit firms located in China and Hong Kong.

SAI’s auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this report, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. SAI’s auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in 2018 and an ongoing inspection that started in November 2020. However, recent developments with respect to audits of companies with China or Hong Kong operations, such as SAI, create uncertainty about the ability of SAI’s auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, SAI’s investors may be deprived of the benefits of PCAOB’s oversight of SAI’s auditors through such inspections, and trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate SAI’s auditor, and NASDAQ may determine to delist our securities.

In addition, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills to Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers, and beginning in 2025, the delisting from national securities exchanges, such as Nasdaq, of issuers included for three consecutive years on the SEC’s list. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the HFCAA. The HFCAA was approved by the U.S. House of Representatives on December 2, 2020. On December 18, 2020, the former U.S. president signed into law the HFCAA. In essence, the HFCAA requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of the HFCAA and any additional rulemaking efforts to increase U.S. regulatory access to audit information could cause (i) investor uncertainty for affected issuers, including TradeUp, (ii) the market price of TradeUp’s securities to be adversely affected, and (iii) TradeUp to be delisted if it is unable to meet the PCAOB inspection requirement in time (or unable to cure any requirement noncompliance).

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. SAI and TradeUp will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding

Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On June 4, 2020, former U.S. President Donald J. Trump issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from non-cooperating jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, including China, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit workpapers and practices in non-cooperating jurisdictions may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. If TradeUp fails to meet the new listing standards before the deadline specified thereunder, TradeUp could face possible de-listing from Nasdaq, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, securities of TradeUp trading in the United States. Lastly, on December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The surviving company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

We are required by PRC laws and regulations to make social insurance registration and open housing fund account with relevant governmental authorities and pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. If the PRC regulatory authorities determine that we shall be responsible for making up any unpaid social insurance and housing fund contributions, or that we are subject to fines and legal sanctions due to our failure to make social insurance and housing fund contributions in full for our employees, our business, financial condition and results of operations may be adversely affected. Furthermore, there remains uncertainty as to whether the relevant PRC authorities will promulgate new laws and regulations or change their interpretation of existing laws and regulations, and we cannot assure you that our employment practices will be deemed to be in compliance with labor-related laws and regulations in the PRC due to the aforesaid uncertainties, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to Doing Business in China

Pursuant to laws and regulations of PRC, there are two ways for foreign legal persons/entities to engaging in operation activities within the territory of China: the first, to establish a foreign-invested enterprise, which is incorporated according to Foreign Investment Law of PRC, within the territory of China and is wholly or partly invested by a foreign investor. The organization form, institutional framework and standard of conduct of a foreign-invested enterprise shall be subject to the provisions of the Company Law of the PRC and the Partnership Enterprise Law of the PRC and other law related regulations; or the second, to complete the approval and registration procedures with the relevant regulatory authorities in accordance with the provisions of Administrative Measures for the Registration of Enterprises of Foreign Countries (Regions) Engaging in Production and Operation Activities within the Territory of China (Revised in 2020), or Order No.31.

Policy risk of foreign investment in China.

The Chinese government shall implement the management systems of pre-establishment national treatment and negative list for foreign investment. Pre-establishment national treatment refers to the treatment given to foreign investors and their investments during the investment access stage, which is not lower than that given to their domestic counterparts; negative list refers to special administrative measures for the access of foreign investment in specific fields as stipulated by the State. The Chinese government shall give national treatment to foreign investment beyond the negative list.

Pursuant to the Special Administrative Measures for Access of Foreign Investment (2020 Edition), or the 2020 Edition Negative list, issued by The Ministry of Commerce of the PRC (the “MOFCOM”) and the NDRC on June 23, 2020 which came into effect on July 23, 2020, our business does not fall into the negative list and is permitted for foreign investment as of the date hereof. The Negative list will be revised from time to time. If the industries in which we operate are included on the negative list, our business in China will be adversely affected accordingly.

Foreign company engaged in profit-making activities in China.

According to Order No.31, foreign enterprises engaged in profit-making activities in China shall apply to the provincial market regulatory administration, or the registration authorities, for registration upon the approval of the State Council and the competent agencies authorized by the State Council, or the approving authorities; without the approval of the approving authorities and the registration approval of the registration authorities, the foreign enterprises may not conduct any production and operation activities within the territory of China. Without the approval of the approving authorities and the registration of registration authorities, foreign enterprise engaging in profit-making activities authority may be imposed penalties such as warning, fine, confiscation of illegal income, suspension of business for rectification on a case-by-case basis.

Since the inception, we mainly carried out our research and development activities through our wholly owned foreign enterprise, Hangzhou, and have registered with competent registration authority.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

China is one of the jurisdictions to implement strict foreign exchange control. As a matter of fact, the free flow of bitcoin blurs the boundary of foreign exchange control. In some public speeches, officials of the Chinese State Administration of Foreign Exchange (“SAFE”) have expressed concerns about the challenges of cryptocurrency to foreign exchange control. In the event regulators believe that the circulation of bitcoin has a significant adverse impact on financial security, they may restrict the trading of bitcoin and the mining business in its jurisdiction.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

In addition to the unified policies at the national level, the attitudes of the Chinese local or provincial governments towards mining enterprises have also changed from time to time. The sharp rise in bitcoin prices this year results in increase of mining activity and electricity consumption, which may draw further attention and trigger new regulatory measures by local governments.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Some of our shareholders, who directly or indirectly hold shares in our Company and who were known to us as being PRC residents, have completed the foreign exchange registrations required in connection with our recent corporate restructuring. The remaining shareholders who directly or indirectly hold shares in our Company and who are known to us as being PRC residents are currently processing such registrations.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, promulgated by SAFE in 2012, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to limited exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted options or other awards are subject to these regulations because our company is an overseas listed company. Failure to complete the SAFE registrations may subject them to fines and legal sanctions.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “defacto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, (partly amended) which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As all of our management members are Chinese citizen, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then we or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, WOFE, will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our Ordinary Shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Ordinary Shares.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, New SAI may receive requests from certain U.S. agencies to investigate or inspect the Company’s operations, or to otherwise provide information. While New SAI will be compliant with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to us or with whom we associate, especially as those entities are located in China. Furthermore, since our operations were mainly conducted in China prior to July 2021, an on-site inspection of our facilities by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by New SAI and its affiliates, are subject to the unpredictability of the Chinese enforcers, and may therefore be impossible to facilitate.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on the indirect transfer of equity in the past and potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Nonresident Enterprise Income Tax at Source, or SAT Circular 37, which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. SAT Circular 698 was repealed from the date SAT Circular 37 was enacted.

Where a non-resident enterprise transfers taxable assets in China indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity whose equity is transferred, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our Company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under Circular 7 and/or SAT Circular 37. For transfer of shares in our Company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Circular 7 and/or Circular 37. As a result, we may be required to expend valuable resources to comply with SAT Circular 7 and/or Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our Company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Fluctuations in exchange rates could have an adverse effect on our results of operations and the value of your investment.

Prior to transitioning our business to Singapore in July 2021, substantially all of our revenues and expenditures were denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets. Our reporting currency is the U.S. dollar while the functional currency for our future PRC subsidiary is RMB. Gains and losses from the remeasurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The remeasurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations varied with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could impact our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to period comparisons of our reported results of operations.

We primarily conduct our business in Singapore and have re-signed business contracts with current customers and will sign future contracts with customers denominated in U.S. dollar. We expect that most of our revenue and expenditures will be denominated in U.S. dollar and that our function currency will be U.S. dollar, consistent with our reporting currency. However, we will continue to pursue our supply chain in China, as a result we will need to convert U.S dollar into RMB to pay our raw material costs and related expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have some impact on your investment.

The PRC government may exert, at any time, with little to no notice, substantial interventions and influences over the manner in which a business must conduct its business operations that cannot always be expected nor anticipated, if such business has some presence/operations in China. If the PRC government at any time substantially intervenes, influences, or establishes new policies, regulations, rules, or laws in a business’s industry, such substantial intervention or influence may result in a material change to such business’s operations and the value of New SAI’s Class A ordinary shares, including causing the value of such securities to significantly decline or be worthless.

The PRC government may exert, at any time, with little to no notice, substantial interventions and influences over the manner in which a business must conduct its business operations that cannot always be expected nor anticipated, if such business has some presence/operations in China. If the PRC government at any time substantially intervenes, influences, or establishes new policies, regulations, rules, or laws in a business’s industry, such substantial intervention or influence may result in a material change to such business’s operations and the value of New SAI’s Class A ordinary shares. Without limiting the foregoing, any actions by the PRC government to exert more oversight and control over foreign investment in companies with substantial operations in China could significantly limit or completely hinder New SAI’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. A company’s ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on a company’s part to ensure compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require a company to divest itself of any interests its holds in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

Furthermore, on October 29, 2021, the Cyberspace Administration of China (“CAC”) publicly solicited opinions on the Measures for the Security Assessment of Data Cross-border Transfer for public comments. The Measures for the Security Assessment of Data Cross-border Transfer requires that any data processor collecting important data generated during operations within the territory of the PRC, or personal information that should be subject to security assessment according to law to an overseas recipient, shall conduct security assessment. On November 14, 2021, the CAC publicly solicited opinions on the Regulations on the Administration of Cyber Data Security for public comments (“Draft Data Security Regulations”, together with the Measures for the Security Assessment of Data Cross-border Transfer, the “Measures and Regulations”). According to the Draft Data Security Regulations, data processors shall, in accordance with relevant state provisions, apply for cyber security review when carrying out the following activities: (1) the merger, reorganization or separation of Internet platform operators that have acquired a large number of data resources related to national security, economic development, or public interests, which affect or may affect national security; (2) data processors that handle the personal information of more than one million people intending to be listed abroad; (3) data processors intending to be listed in Hong Kong, which affects or may affect national security; and (4) other data processing activities that affect or may affect national security. As such aforementioned draft Measures and Regulations have not been adopted, and it remains unclear whether the formal version to be adopted in the future will have any further material changes, it is uncertain how the measures will be enacted, interpreted, or implemented; including how they will affect us.

As such, a company’s business segments may be subject to various government and regulatory interference in the provinces in which it operates. A company’s business could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. A company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether a company that is currently not required to do so will be required to obtain permission from the PRC government to continue listing on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded.

SAI is a Euro-Asian based mining operator. SAI’s operations have been completed transferred overseas in accordance with PRC regulations and are no longer located in China. As such, SAI does not consider itself a China based issuer. SAI’s subsidiary, which is located in China, engages in activities that are not part of its profit making operations, such as supply chain activities, heating equipment research, and other developmental activities that are completely compliant with PRC regulations. All of SAI’s mining operations are conducted outside of mainland China and are (i) not subject to PRC governmental intervention or risks and (ii) not required to obtain permission from any of the PRC or local governmental authorities. Additionally, we do not operate any internet platforms involving a large number of data resources related to national security, economic development, or public interests. Our business also does not relate to collecting and processing personal information, nor any cross-border data transfers. We therefore believe that we are not subject to regulations and rules of the CAC.

Although we are (i) not subject to PRC governmental intervention or risks and (ii) not required to obtain permission from any of the PRC or local governmental authorities, our business operations could be adversely affected, directly or indirectly, by existing or future PRC laws and regulations relating to our business or industry. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges; however, if such situation changes in the future and we were denied permission from Chinese authorities to list on U.S. exchanges, we may not be able to continue listing on a U.S. exchange or continue to offer securities to investors, which would materially affect the interest of the investors and cause significantly depreciation of the price of our securities.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little to no advance notice and could have a significant impact upon a company’s ability to operate profitably in the PRC.

SAI’s operations have been completed transferred overseas in accordance with PRC regulations and are no longer located in China. SAI’s subsidiary, which is located in China, engages in activities, such as supply chain, heating equipment research, and other developmental activities that are completely compliant with PRC regulations.

In the event that our business is considered by PRC authorities as having operations and generating a portion of its revenue in the PRC, economic, political, and legal developments in the PRC may affect our business, financial condition, results of operations and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our business’s ability to operate profitably may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our business’s ability to operate its business even while located outside of China.

PRC laws and regulations governing a company’s presence/business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair a company’s ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing a company’s business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and a company’s business may be affected if it relies on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. It cannot be predicted what effect the interpretation of existing or new PRC laws or regulations may have on a business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection it affords. These uncertainties may affect a company’s judgment on the relevance of legal requirements and its ability to enforce contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from a company.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, a company may not be aware of a violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

From time to time, a business may have to resort to administrative and court proceedings to enforce its legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection a business enjoys than in more developed legal systems. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect a company’s business and impede its ability to continue operations.

SAI is a Euro-Asian based mining operator. SAI’s operations have been completed transferred overseas in accordance with PRC regulations and are no longer located in China. As such, SAI does not consider itself a China based issuer nor believes that there is any risk associated with changes in the laws or regulations of the PRC. SAI’s subsidiary, which is located in China, engages in activities that are not part of its profit making operations, such as supply chain activities, heating equipment research, and other developmental activities that are completely compliant with PRC regulations. All of SAI’s mining operations are conducted outside of mainland China and are thus (i) not subject to PRC governmental intervention or risks, (ii) not required to obtain permission from any of the PRC or local governmental authorities, and (iii) not affected by the vague and uncertain nature of PRC laws and regulations or any changes thereto.

The approval, filing or other requirements of the China Securities Regulatory Commission (“CSRC”) or other PRC government authorities may be required under PRC law in connection with our issuance of securities overseas.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear. If CSRC approval under the M&A Rules is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for our future issuance of securities overseas would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Furthermore, the recently issued Opinions on Strictly Cracking Down on Illegal Securities Activities (the “Opinions”) emphasized (i) the need to strengthen the administration over “illegal securities activities” and (ii) the supervision of overseas listings by China-based companies. The Opinions also proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents faced by China-based overseas-listed companies; although such opinions did not specify the definition of “illegal securities activities.” The Opinions further provided that the special provisions of the State Council on overseas offerings and listings by those companies limited by shares will be revised and therefore the duties of domestic industry competent authorities and regulatory agencies will be clarified. As the Opinions were newly issued and there are no further explanations or detailed rules and regulations with respect to such Opinions, there are still uncertainties regarding the interpretation and implementation of such Opinions. In addition, new rules or regulations promulgated in the future could impose additional requirements on us. For example, it was reported that the CSRC may issue new rules requiring China-based companies to seek approval before going public outside of China, including in the U.S.

Currently our business does not relate to internet content provisions nor profit-making activities via the internet within the PRC. Accordingly, our current operations are not subject to regulations and rules by the CAC. In addition, currently our mining operation is conducted, and our profits are generated outside of China. Thus, we believe we are not a China-based company.

On December 24, 2021, the CSRC issued the Administrative Regulations of the State Council Concerning the Offshore Security Issuance and Listing of Domestic Enterprises (Draft for Comments) and the Administrative Measures on the Registration for the Offshore Security Issuance and Listing of Domestic Enterprises (Draft for Comments). The Draft Offshore Security Issuance and Listing Regulations, among others, requires completion of registration and report of related information to the CSRC in case of direct or indirect offshore listing of a domestic enterprise. Where the domestic enterprise fails to complete the registration or the registration materials omit material facts or fabricate material false contents, such domestic enterprise will be subject to administrative penalties such as warning, fines, suspension of relevant business or operation, revocation of licenses and permits or business license, the controlling shareholder, directors, supervisors, and senior management personnel of such domestic company will also be subject to administrative penalties such as warnings and fines. The Draft Registration Measures, among others, set forth the standard in determining an indirect offshore listing of a domestic company, the party in responsible of registration submission, as well as procedures for submission prior to application for listing, the interim period following the application for listing and completion of listing, and post-listing period. As of the date of this proxy statement/prospectus, it is uncertain when these two Draft PRC Regulations will be issued and take effect, and when issued, whether the additional requirements will be supplemented.

We cannot assure you that we will not in the future be required to obtain the approval of the CSRC or of potentially other regulatory authorities in order (i) to maintain the listing status of our common shares on the NASDAQ or (ii) to conduct offerings of securities in the future. In the event that it is determined that we are required to obtain approval from the CSRC or any other regulatory authority, the failure to obtain such approval could result in (i) the delisting of our securities on foreign exchanges and/or (ii) a decrease in the value of our securities. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other PRC regulatory authorities required for overseas listings. As of the date of this proxy statement/prospectus, we have not received any inquiries, notices, warnings, sanctions, denials, or regulatory objections from the CSRC, CAC, nor any other PRC regulatory authority. To our knowledge, we (i) are covered by the permissions requirements of the CSRC and (ii) are, as of the date of this proxy statement/prospectus, not required to obtain permission or approval from the CSRC nor any other PRC regulatory authority. In the event that regulations change in the future and we are required to obtain permission or approval from the CSRC or any other PRC authority, any failure to do so could result in (i) the delisting of our securities on foreign exchanges and/or (ii) a decrease in the value of our securities (among other consequences).

In light of recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, companies with more than one million users’ personal information in China, especially internet and technology companies, could be subject to penalties and other legal liabilities as a result of non-compliance with such PRC laws.

Companies in China are subject to various risks and costs associated with the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. This data is wide ranging and relates to investors, employees, contractors, and other counterparties and third parties. These PRC laws apply not only to third-party transactions, but also to transfers of information between a holding company and its subsidiaries. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

Pursuant to the PRC Cybersecurity Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. Due to the lack of further interpretations, the exact scope of “critical information infrastructure operator” remains unclear. On July 10, 2021, the CAC publicly issued the Measures for Cybersecurity Censorship (Revised Draft for Comments) aiming to, upon its enactment, replace the existing Measures for Cybersecurity Censorship. The draft measures extend the scope of cybersecurity reviews to data processing operators engaging in data processing activities that affect or may affect national security, including listing in a foreign country. The draft measures require a company holding more than one million personal information to submit its initial public offering materials prepared for submission for cybersecurity review before listing on a foreign exchange.

In addition, the PRC Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021, and takes effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

Currently SAI’s business does not relate to internet content provisions nor profit-making activities via the internet within the PRC. SAI also does not possess one million user’s personal information in China. Accordingly, SAI’s current operations are not subject to regulations and rules aforementioned by the CAC.

Risks Related to Kazakhstan

Kazakhstan’s political and economic instability could have a material adverse effect on our operations and investment risks.

The related political risks are mainly manifested in the possible political changes in Kazakhstan in the future. If there is a change in the attitude of the next president to foreign investment, the change may bring uncertain factors to Kazakhstan’s foreign investment related policies (such as tariffs, economic policies, industrial policies, etc.).

In addition, due to the impact of the global financial crisis and the slowdown of world economic growth, there are uncertainties in Kazakhstan’s domestic policy environment, market environment, and administrative environment. It was different before. These are reflected in:

(1)    The government of Kazakhstan has enacted increasingly strict controls over foreign-funded enterprises. It has intensified policy adjustments against foreign capital and foreign-funded enterprises. Starting from the protection of the country’s interests, the Kazakhstan government has frequently introduced new policies for foreign capital and foreign-funded enterprises in the past year or two, such as business registration, labor licenses, taxation, and corporate procurement, many of which are direct restrictive measures. Foreign companies have become more and more stringent in terms of corporate taxation and security management. Environmental protection requirements are getting higher and higher, and the ever-increasing environmental pollution charges and other environmental protection charges have further increased the economic burden of enterprises.

(2)    The “Kazakhstan Content Law” stipulates the proportion of Kazakhstan’s domestic goods, projects and services in the procurement of goods, projects and services by foreign capital, including the proportion of employees of different levels in Kazakhstan to foreign employees. And the number of foreign employees required decreases year over year “with the implementation of the mandatory plan for training and improving the professional level of Kazakhstan employees.” The law clarifies the proportion of Kazakhstan’s domestic products and services in the procurement of goods, projects and services by state-owned and non-state-owned institutions, and determines the standards that should be met.

(3)    In terms of labor permits, since June 2008, the Kazakhstan government has raised the standards for the introduction of foreign labor services, and implemented new requirements in terms of education, working years, and professional work experience. Further, it has enacted new requirements. The government of Kazakhstan also requires foreign-funded enterprises to actively perform higher social responsibilities, donate to local communities, sponsor and participate in community public welfare undertakings.

There is a phenomenon of power rent-seeking. Kazakhstan’s investment legislation is relatively complete, but there is a phenomenon of power rent-seeking, which creates difficulties for foreign-funded enterprises to invest in Kazakhstan.

Cryptocurrency mining operations in Kazakhstan are subject to extensive national and regional regulation which increases the costs of compliance and possible liability for non-compliance.

Cryptocurrency is subject to extensive regulation by Kazakhstan’s national and regional regulatory authorities. Regional and national statutes regulate foreign investment, operational safety, intellectual property rights, information security, employees’ health and safety, and other financial and digital technology controls. In Kazakhstan these regulations are mainly enforced by the Ministry of Digital Development, Innovation and Aerospace Industry. We intend to operate in compliance with all known investment, operation and digital technology standards and regulations applicable to our Kazakhstan Cryptocurrency mining activities. However, there can be no assurance that our compliance could be challenged or delayed or that future changes in local or national laws, regulations or interpretations thereof will not have a material adverse effect on our ability to commence and sustain mining operations.

Change in tax policy of Kazakhstan on cryptocurrency mining might have an adverse impact on our operating results

We anticipate that the majority of our cryptocurrency mining operations will be located in Kazakhstan. On June 25, 2021 Kazakhstani President Kassym-Zhomart Tokaev signed legislation officially legalizing crypto-mining in Kazakhstan. As part of this law, Kazakhstan introduced a new tax, stipulating a fee of one tenge per 1 kilowatt-hour (kW/h) for miners, starting on January 1, 2022. However, should the government of Kazakhstan impose additional tax on the mining of cryptocurrency in the future, or regulate the mining of cryptocurrency through floating electricity price, our operating results will be negatively impacted.

Cryptocurrency mining operations are subject to various risks and hazards which could result in significant costs or hinder ongoing operations.

The business of cryptocurrency mining is subject to certain types of risks, including environmental hazards, industrial accidents, and theft. While we expect to secure and maintain insurance consistent with industry practice, it is not possible to insure against all risks associated with the cryptocurrency mining business nor is it prudent to assume that insurance will continue to be available at a reasonable cost. We have not obtained property insurance because such coverage is not considered by management to be cost effective. We currently carry no insurance on any of our properties due to the current lack of any mining operations.

Risks Related to TradeUP and the Business Combination

TradeUP shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the New SAI ordinary shares to SAI shareholders, current TradeUP shareholders’ percentage ownership will be diluted. Assuming no public shareholders exercise their redemption rights, current TradeUP shareholders’ percentage ownership in New SAI following the issuance of New SAI ordinary shares to SAI shareholders would be 15.7%. Under the same assumptions and assuming that 2,738,986 TradeUP Class A ordinary shares (the maximum number of public shares that could be redeemed in connection with the Business Combination) are redeemed in connection with the Business Combination and excluding any shares issuable pursuant to TradeUP’s outstanding warrants, current TradeUP shareholders’ percentage ownership in New SAI following the issuance of New SAI ordinary shares to SAI shareholders would be 6.8%. Additionally, of the expected members of the New SAI board of directors after the completion of the Business Combination, two are expected to be a current director of TradeUP or designated by TradeUP and the rest will be current directors of SAI or designated by SAI. The percentage of New SAI ordinary shares that will be owned by current TradeUP shareholders as a group will vary based on the number of TradeUP Class A ordinary shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current TradeUP shareholders under different redemption levels, based on the number of issued and outstanding TradeUP Class A ordinary shares and TradeUP Class B ordinary shares, SAI ordinary shares and tranches of SAI preferred shares on

September 30, 2021, current TradeUP shareholders, as a group, will own (1) if there are no redemptions, 15.7% of New SAI ordinary shares expected to be outstanding immediately after the Business Combination, or (2) if there are redemptions of the outstanding TradeUP ordinary shares (which is the maximum amount of redemptions that would result in the satisfaction of the Minimum Cash Condition), 6.8% of New SAI ordinary shares expected to be outstanding immediately after the Business Combination. Because of this, current TradeUP shareholders, as a group, will have less influence on the board of directors, management and policies of New SAI than they now have on the board of directors, management and policies of TradeUP. See the section entitled “Summary — Impact of the Business Combination on New SAI’s Public Float” of this proxy statement/prospectus for an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of public shares in amounts of 10%, 50% and the maximum amount.

The market price of shares of New SAI Class A ordinary shares after the Business Combination may be affected by factors different from those currently affecting the prices of TradeUP Class A ordinary shares.

Upon completion of the Business Combination, holders of shares of SAI ordinary shares and preferred shares will become holders of shares of New SAI ordinary shares. Prior to the Business Combination, TradeUP has had limited operations. Upon completion of the Business Combination, New SAI’s results of operations will depend upon the performance of New SAI’s businesses, which are affected by factors that are different from those currently affecting the results of operations of TradeUP.

The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the proposals required to effect the Business Combination by TradeUP shareholders, as well as receipt of requisite regulatory approval, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the New SAI Class A ordinary shares to be issued to SAI shareholders for listing on Nasdaq, meeting the Minimum Cash Condition, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the closing of the Business Combination may be significantly delayed or not occur at all. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or TradeUP or SAI may elect to terminate the Business Combination Agreement in certain other circumstances. See “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Termination” of this proxy statement/prospectus for additional information.

Termination of the Business Combination Agreement could negatively impact TradeUP and SAI.

If the Business Combination is not completed for any reason, including as a result of TradeUP shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of TradeUP and SAI may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, TradeUP and SAI would be subject to a number of risks, including the following:

•        TradeUP or SAI may experience negative reactions from the financial markets, including negative impacts on TradeUP’s share price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        SAI may experience negative reactions from its customers, vendors and employees;

•        TradeUP and SAI will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•        since the Business Combination Agreement restricts the conduct of TradeUP’s and SAI’s businesses prior to completion of the Business Combination, each of TradeUP and SAI may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Covenants of the Parties” of this proxy statement/prospectus for a description of the restrictive covenants applicable to TradeUP and SAI).

If the Business Combination Agreement is terminated and the TradeUP Board seeks another merger or business combination, TradeUP shareholders cannot be certain that TradeUP will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Termination” of this proxy statement prospectus for additional information.

TradeUP and SAI will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees, merchants and customers may have an adverse effect on TradeUP and consequently on SAI. These uncertainties may impair SAI’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause customers and others that deal with SAI to seek to change existing business relationships with SAI. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, New SAI’s business following the Business Combination could be negatively impacted. In addition, the Business Combination agreement restricts SAI from making certain expenditures and taking other specified actions without the consent of SAI until the Business Combination occurs. These restrictions may prevent SAI from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Covenants of the Parties” of this proxy statement/prospectus for additional information.

The Sponsor and TradeUP’s directors and officers may have interests in the Business Combination different from the interests of TradeUP’s shareholders.

The Sponsor has financial interests in the Business Combination that are different from, or in addition to, those of other TradeUP shareholders generally. For example: (1) the Sponsor paid an aggregate of $25,000 for 1,150,000 founder shares, which will have a significantly higher value at the time of the Business Combination; and (2) the Sponsor paid $2.2 million for 224,780 private shares; if TradeUP does not consummate an initial business combination by November 3, 2022, then the proceeds from the sale of the private shares will be part of the liquidating distribution to the public shareholders and the private shares held by the Sponsor will be worthless. As a result, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to TradeUp shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether SAI is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

Furthermore, officers of TradeUP negotiated the terms of the Business Combination Agreement with their counterparts at SAI, and the TradeUP Board determined that the Business Combination Agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, TradeUP and its shareholders, and approved the Business Combination Agreement and the transactions contemplated thereby. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that TradeUP’s directors and officers may have financial interests in the Business Combination that may be different from, or in addition to, the interests of TradeUP shareholders.

The TradeUP Board was aware of and considered these interests, among other matters, in reaching the determination that the Business Combination Agreement and the transactions contemplated thereby, including the merger, were advisable and fair to, and in the best interests of, TradeUP and its shareholders. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a detailed discussion of the special interests that the Sponsor and TradeUP directors and officers may have in the Business Combination.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New SAI’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that TradeUP and SAI currently believe are reasonable. The unaudited pro forma condensed combined information does not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus for additional information.

TradeUP will incur significant transaction costs in connection with the Business Combination.

TradeUP has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. TradeUP will also incur significant legal, financial advisor, accounting and banking fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. TradeUP estimates that it will incur approximately $4.5 million in transaction costs related to the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. See the section entitled “Proposal 1– The Business Combination Proposal — The Business Combination Agreement” of this proxy statement/prospectus for additional information.

The TradeUP initial shareholders have agreed to vote in favor of the proposals at the Meeting, regardless of how public shareholders vote.

As of the date hereof, the TradeUP initial shareholders owned TradeUP ordinary shares representing approximately 23.1% of the outstanding TradeUP ordinary shares. Pursuant to the Letter Agreement entered into at the closing of the TradeUP IPO and the Letter Agreement entered into in connection with the execution of the Business Combination Agreement, the TradeUP initial shareholders have agreed to vote any TradeUP ordinary shares held by them in favor of each of the proposals at the Meeting, regardless of how public shareholders vote. Accordingly, the agreement by the TradeUP initial shareholders to vote in favor of each of the proposals at the Meeting will increase the likelihood that TradeUP will receive the requisite shareholder approval for the Business Combination and the transactions contemplated thereby, including the merger.

Because of TradeUP’s limited resources and the significant competition for business combination opportunities, it may be more difficult for it to complete the initial business combination. If TradeUP is unable to complete the initial business combination, its public shareholders may receive only approximately $10.00 per public share, or less than such amount in certain circumstances based on the balance of the trust account (as of            ,            the record date), and its warrants will expire worthless.

TradeUP encounters competition from other entities having a business objective similar to its own, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities competing for the types of businesses it intends to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess similar technical, human and other resources to those of TradeUP, and its financial resources will be relatively limited when contrasted with certain of these competitors. While TradeUP believes there are numerous target businesses it could potentially acquire with the net proceeds of the TradeUP IPO and the sale of the private shares, TradeUP’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by its available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, because TradeUP is obligated to pay cash for the public shares its public shareholders redeem in connection with the initial business combination, target companies will be aware that this may reduce the resources available to TradeUP for the initial business combination. If shareholders redeem a significant number of their public shares, TradeUP may require additional capital to achieve its business plan. This may place TradeUP at a competitive disadvantage in successfully negotiating an initial business combination. If it is unable to complete an initial business combination, public shareholders may only receive approximately $10.00 per public share on the liquidation of the trust account, based on the balance of the trust account (as of            ,            the record date), and its warrants will expire worthless.

TradeUP may not be able to consummate the Business Combination or an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem public shares and liquidate, in which case the public shareholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the warrants will expire worthless.

If TradeUP is unable to complete an initial business combination before November 3, 2022 or amend the current memorandum and articles of association to extend the date by which TradeUP must complete an initial business combination, TradeUP will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously release to TradeUP (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of TradeUP’s remaining shareholders and board of directors, liquidate and dissolve, subject in each case to TradeUP’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to TradeUP’s warrants, which will expire worthless if TradeUP fails to complete an initial business combination within the required period.

TradeUP’s initial shareholders hold a significant number of TradeUP ordinary shares. They will lose their entire investment if TradeUP does not complete an initial business combination.

The TradeUP initial shareholders hold all 272,247 outstanding TradeUP Class B ordinary shares and 1,074,780 TradeUP Class A ordinary shares, representing 23.1% of the total outstanding TradeUP ordinary shares. The TradeUP ordinary shares held will be worthless if TradeUP does not complete an initial business combination by November 3, 2022. The TradeUP Class B ordinary shares are identical to the TradeUP Class A ordinary shares included in the units, except that (1) the TradeUP Class B ordinary shares and the TradeUP Class A ordinary shares into which the TradeUP Class B ordinary shares convert upon an initial business combination are subject to certain transfer restrictions, (2) the TradeUP initial shareholders have entered into a Letter Agreement, pursuant to which they have agreed (a) to waive their redemption rights with respect to their TradeUP ordinary shares owned in connection with the completion of an initial business combination and (b) to waive their rights to liquidating distributions from the trust account with respect to their TradeUP ordinary shares if TradeUP fails to complete an initial business combination by November 3, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if TradeUP fails to complete an initial business combination by November 3, 2022) and (3) the TradeUP Class B ordinary shares are automatically convertible into New SAI Class A ordinary shares at the time of an initial business combination, as described herein.

The dual-class structure of New SAI’s ordinary shares will have the effect of concentrating voting power with SAI Founder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

New SAI Class B ordinary shares have ten votes per share, while New SAI Class A ordinary shares have one vote per share. Upon the consummation of the Business Combination it is expected that former holders of SAI’s capital stock will possess (1) 95.6% of the voting power of the total outstanding New SAI ordinary shares, assuming no public shares are redeemed, and (2) 97.6% of the voting power of the total outstanding New SAI ordinary shares, assuming the maximum amount of public shares are redeemed, with 87.3% and 89.1% of the voting power being held by holders of New SAI Class B ordinary shares, respectively. Moreover, Risheng Li, the SAI founder, member of New SAI board of directors and an executive officer, is expected to hold substantially all of the issued and outstanding New SAI Class B ordinary shares. Accordingly, and assuming Mr. Li continues to hold all of the issued and outstanding New SAI Class B ordinary shares, he will hold approximately 87.3% of the voting power of New SAI’s ordinary shares on an outstanding basis (assuming no redemptions) and will be able to control matters submitted to New SAI shareholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Li may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New SAI, could deprive New SAI shareholders of an opportunity to receive a premium for their capital stock as part of a sale of New SAI, and might ultimately affect the market price of New SAI Class A ordinary shares. See the section entitled “Description of New SAI Securities” of this proxy statement/prospectus for additional information about our dual-class structure.

TradeUP cannot predict the impact that New SAI’s dual-class structure may have on the price of New SAI Class A ordinary shares.

TradeUP cannot predict whether New SAI’s dual-class structure will result in a lower or more volatile market price of New SAI Class A ordinary shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, New SAI’s dual-class capital structure would make it ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in New SAI’s shares. These policies are still new, and it is remains unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of New SAI’s dual-class structure, New SAI will likely be excluded from certain of these indexes and TradeUP cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make New SAI Class A ordinary shares less attractive to other investors. As a result, the market price of New SAI Class A ordinary shares could be adversely affected.

Neither TradeUP nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration in the event that any of the representations and warranties made by SAI in the Business Combination Agreement ultimately proves to be materially inaccurate or incorrect.

The representations and warranties made by TradeUP and SAI to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, TradeUP and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration if any representation or warranty made by SAI in the Business Combination Agreement proves to be materially inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, TradeUP would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

Either TradeUP or SAI may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.

Either TradeUP or SAI may agree to waive, in whole or in part, some of the conditions to its obligations to consummate the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement, to the extent permitted by TradeUP’s amended and restated memorandum and articles of association and applicable laws. For example, it is a condition to TradeUP’s obligations to consummate the Business Combination that certain of SAI’s representations and warranties are true and correct in all respects as of the closing date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect. However, if the TradeUP Board determines that it is in the best interest of TradeUP shareholders to waive any such breach, then the TradeUP Board may elect to waive that condition and consummate the Business Combination.

The existence of financial and personal interests of one or more of TradeUP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TradeUP and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TradeUP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. As of the date of this proxy statement/prospectus, TradeUP does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the transaction that would have a material impact on the shareholders, TradeUP will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its shareholders with respect to the Business Combination Proposal. See the section entitled “Proposal 1– The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

TradeUP does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for TradeUP to consummate an initial business combination with which a substantial majority of TradeUP’s shareholders do not agree.

TradeUP’s amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will TradeUP redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of an initial business combination and after payment of underwriters’ fees and commissions (such that TradeUP is not subject to the SEC’s “penny stock” rules). As a result, TradeUP may be able to consummate the Business Combination even if a substantial majority of its shareholders do not agree with the Business Combination and have redeemed their public shares. In the event the aggregate cash consideration TradeUP would be required to pay for all public shares that are validly submitted for redemption plus any amount required to satisfy the Minimum Cash Condition pursuant to the terms of the Business Combination Agreement exceed the aggregate amount of cash available to TradeUP, TradeUP will not complete the Business Combination or redeem any shares, all public shares submitted for redemption will be returned to the holders thereof, and TradeUP instead may search for an alternate business combination.

If third parties bring claims against TradeUP, the proceeds held in the trust account could be reduced and the per-share redemption amount received by public shareholders may be less than $10.00 per public share.

TradeUP’s placing of funds in the trust account may not protect those funds from third-party claims against TradeUP. Although TradeUP has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with TradeUP waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against TradeUP’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, TradeUP’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to TradeUP than any alternative. TradeUP is not aware of any product or service providers who have not or will not provide such waiver other than the underwriters of the TradeUP IPO and TradeUP’s independent registered public accounting firm.

Upon redemption of public shares, if TradeUP does not complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, TradeUP will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors. Pursuant to the Letter Agreement, the Sponsor has agreed that it will be liable to TradeUP if and to the extent any claims by a third party for services rendered or products sold to TradeUP, or a prospective target business with which TradeUP has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (1) $10.00 per public share and (2) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under TradeUP’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, TradeUP has not asked the Sponsor to reserve for such indemnification obligations, nor has TradeUP independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and TradeUP believes that the Sponsor’s only assets are securities of TradeUP. Therefore, TradeUP cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, TradeUP may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of TradeUP’s directors or officers will indemnify TradeUP for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

TradeUP’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to public shareholders.

In the event that the proceeds in the trust account are reduced below the lesser of (1) $10.00 per public share and (2) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, TradeUP’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While TradeUP currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to TradeUP, it is possible that TradeUP’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If TradeUP’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to public shareholders may be reduced below $10.00 per public share.

TradeUP may not have sufficient funds to satisfy indemnification claims of its directors and officers.

TradeUP has agreed to indemnify its directors and officers to the fullest extent permitted by law. However, TradeUP’s directors and officers have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and not to seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by TradeUP only if (1) TradeUP has sufficient funds outside of the trust account or (2) TradeUP consummates an initial business combination. TradeUP’s obligation to indemnify its directors and officers may discourage shareholders from bringing a lawsuit against its directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against TradeUP’s directors and officers, even though such an action, if successful, might otherwise benefit TradeUP and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent TradeUP pays the costs of settlement and damage awards against its directors and officers pursuant to these indemnification provisions.

If, after TradeUP distributes the proceeds in the trust account to public shareholders, it files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against TradeUP that is not dismissed, a bankruptcy court may seek to recover such proceeds, and TradeUP and its board may be exposed to claims of punitive damages.

If, after TradeUP distributes the proceeds in the trust account to public shareholders, it files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding up petition is filed against TradeUP that is not dismissed, any distributions received by TradeUP shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by TradeUP shareholders. In addition, the TradeUP Board may be viewed as having breached its fiduciary duty to TradeUP’s creditors and/or having acted in bad faith, thereby exposing itself and TradeUP to claims of punitive damages, by paying TradeUP shareholders from the trust account prior to addressing the claims of creditors.

If, before distributing the proceeds in the trust account to public shareholders, TradeUP files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against TradeUP that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of TradeUP shareholders and the per share amount that would otherwise be received by TradeUP shareholders in connection with TradeUP’s liquidation may be reduced.

If, before distributing the proceeds in the trust account to public shareholders, TradeUP files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against TradeUP that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in TradeUP’s bankruptcy estate and subject to the claims of third parties with priority over the claims of TradeUP’s shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by TradeUP shareholders in connection with TradeUP’s liquidation may be reduced.

TradeUP shareholders may be held liable for claims by third parties against TradeUP to the extent of distributions received by them upon redemption of their shares.

If TradeUP is forced to enter into an insolvent liquidation, any distributions received by TradeUP shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, TradeUP was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, TradeUP’s directors may be viewed as having breached their fiduciary duties to TradeUP or TradeUP’s creditors and/or may have acted in bad faith, and thereby exposing themselves and TradeUP to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. TradeUP cannot assure you that claims will not be brought against it for these reasons. TradeUP and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of TradeUP’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,000 and imprisonment for five years in the Cayman Islands.

TradeUP may amend the terms of its warrants in a manner that may be adverse to holders of warrants with the approval by the holders of at least 50% of the then outstanding warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of TradeUP Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.

The TradeUP warrants were issued in registered form under a warrant agreement between VStock Transfer, LLC, as warrant agent, and TradeUP. The warrant agreement provides that the terms of TradeUP’s warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of the warrants. Accordingly, TradeUP may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding warrants approve of such amendment. Although TradeUP’s ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of TradeUP Class A ordinary shares purchasable upon exercise of a warrant.

New SAI may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

New SAI has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New SAI Class A ordinary shares equals or exceeds $16.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which New SAI gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by New

SAI, New SAI may not exercise its redemption right if the issuance of New SAI Class A ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. New SAI will use its best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered. Redemption of the outstanding warrants could force you (1) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (3) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Subsequent to the consummation of the Business Combination, New SAI may be required to take write-downs or write-offs, or it may be subject to restructuring, impairment or other charges that could have a significant negative effect on New SAI’s financial condition, results of operations and the price of New SAI Class A ordinary shares, which could cause you to lose some or all of your investment.

Although TradeUP has conducted due diligence on SAI, this diligence may not reveal all material issues that may be present with SAI’s business. Factors outside of TradeUP’s and SAI’s respective control may, at any time, arise. As a result of these factors, New SAI may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in the combined company reporting losses. Even if TradeUP’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with TradeUP’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause the combined company to be unable to obtain future financing on favorable terms or at all.

New SAI’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could harm its business.

SAI is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, the combined company will be required to provide management’s attestation on internal controls commencing with New SAI’s annual report for the year ending December 31, 2022 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of SAI as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

New SAI will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New SAI’s securities less attractive to investors and may make it more difficult to compare New SAI’s performance to the performance of other public companies.

New SAI will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New SAI will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to: (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act; (2) reduced disclosure obligations regarding executive compensation in New SAI’s periodic reports and proxy statements; and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, New SAI’s shareholders may not have access to certain information they may deem important. New SAI will remain an emerging growth company until the earliest of: (a) the last day of the fiscal year (i) following April 30, 2026, (ii) in which New SAI has total annual gross revenue of at least $1.07 billion or (iii) in which New SAI is deemed to be a large accelerated filer, which means the market value of its Class A ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (b) the date on which New SAI has issued more than $1.0 billion in non-convertible debt securities during the prior three year period. TradeUP cannot predict whether investors will find New SAI’s securities less attractive because it will rely on these exemptions. If some investors find New SAI’s securities less attractive as a result of New SAI’s reliance on these exemptions, the trading prices of New SAI’s securities may be lower than they otherwise would be, there may be a less active trading market for New SAI’s securities and the trading prices of New SAI’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. New SAI has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, it, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New SAI’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after New SAI no longer qualifies as an “emerging growth company,” as long as New SAI continues to qualify as a foreign private issuer under the Exchange Act, New SAI will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, New SAI will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, New SAI shareholders may not have access to certain information they deem important. TradeUP cannot predict if investors will find New SAI Class A ordinary shares less attractive because New SAI relies on these exemptions. If some investors find New SAI Class A ordinary shares less attractive as a result, there may be a less active trading market and share price for New SAI Class A ordinary shares may be more volatile.

New SAI is expected to qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such New SAI will be exempt from certain provisions applicable to United States domestic public companies.

Because New SAI is expected to qualify as a foreign private issuer under the Exchange Act immediately following the consummation of the Business Combination, New SAI will be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (1) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (2) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (3) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (4) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

New SAI will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, New SAI intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information New SAI is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.

Accordingly, after the Business Combination, if you continue to hold New SAI securities, you may receive less or different information about New SAI than you currently receive about TradeUP or that you would receive about a U.S. domestic public company.

New SAI could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of the outstanding New SAI ordinary shares become directly or indirectly held of record by U.S. holders and any one of the following is true: (1) the majority of New SAI’s directors or officers are U.S. citizens or residents; (2) more than 50% of New SAI’s assets are located in the United States; or (3) New SAI’s business is administered principally in the United States. If New SAI loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, New SAI would likely incur substantial costs in fulfilling these additional regulatory requirements and members of New SAI’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled. See the section entitled “Management of New SAI Following the Business Combination — Foreign Private Issuer Status” of this proxy statement/prospectus for additional information.

As a company incorporated in the Cayman Islands, New SAI will be permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards applicable to domestic U.S. companies; these practices may afford less protection to shareholders than they would enjoy if New SAI complied fully with Nasdaq corporate governance listing standards.

New SAI is a company incorporated in the Cayman Islands, and, after the consummation of the Business Combination, its securities will be listed on Nasdaq. Nasdaq market rules permit a foreign private issuer like New SAI to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is New SAI’s home country, may differ significantly from Nasdaq corporate governance listing standards applicable to domestic U.S. companies. Among other things, New SAI is not required to have: (1) a majority of the board of directors consist of independent directors; (2) a compensation committee consisting of independent directors; (3) a nominating committee consisting of independent directors; or (4) regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, New SAI intends to have, as of the consummation of the Business Combination, a majority-independent board of directors, a majority-independent compensation committee and a nominating committee. Subject to the foregoing, New SAI intends to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. See the section entitled “Management of New SAI Following the Business Combination — Foreign Private Issuer Status” of this proxy statement/prospectus for additional information.

The future exercise of registration rights may adversely affect the market price of New SAI Class A ordinary shares.

Certain New SAI shareholders will have registration rights for restricted securities. In connection with the consummation of the Business Combination, New SAI will enter into the New Registration Rights Agreement with the Sponsor and certain other shareholders of New SAI, which will provide for customary “demand” and “piggyback” registration rights for certain shareholders. Sales of a substantial number of New SAI Class A ordinary shares pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New SAI Class A ordinary shares.

Warrants will become exercisable for New SAI Class A ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to New SAI shareholders.

Outstanding warrants to purchase an aggregate of 2,244,493 New SAI Class A ordinary shares will become exercisable on the later of (1) 30 days after the completion of the Business Combination or (2) 12 months from the consummation of the TradeUP IPO. Each warrant entitles the holder thereof to purchase one New SAI Class A ordinary share at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of New SAI Class A ordinary shares. To the extent such warrants are exercised, additional New SAI Class A ordinary shares will be issued, which will result in dilution to the then existing holders of New SAI Class A ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New SAI Class A ordinary shares.

TradeUP’s ability to successfully effect the Business Combination and New SAI’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of SAI, all of whom TradeUP expects to stay with the combined company following the consummation of the Business Combination. Any loss of such key personnel could negatively impact the operations and financial results of the combined business.

TradeUP’s ability to successfully effect the Business Combination and New SAI’s ability to successfully operate the business following the consummation of the Business Combination is dependent upon the efforts of certain key personnel of SAI. Although TradeUP expects key personnel to remain with the combined company following the consummation of the Business Combination, there can be no assurance that they will do so. It is possible that SAI will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. Furthermore, following the consummation of the Business Combination, certain of the key personnel of SAI may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.

Becoming a public company through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to the completion of the Business Combination, New SAI may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of New SAI Securities, which could cause New SAI shareholders to lose some or all of their investment.

Becoming a public company through a merger rather than an underwritten offering, as SAI is seeking to do, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. As a result, New SAI may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Additionally, unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on New SAI’s liquidity, the fact that New SAI reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause New SAI to be unable to obtain future financing on favorable terms or at all.

Risk Related to Ownership of New SAI Ordinary Shares Following the Business Combination

There can be no assurance that New SAI’s securities will be approved for listing on Nasdaq or that New SAI will be able to comply with the continued listing standards of Nasdaq. Nasdaq may delist New SAI’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New SAI to additional trading restrictions.

In connection with the closing of the Business Combination, TradeUP intends to list New SAI’s Class A ordinary shares and warrants on Nasdaq under the symbols “SAI” and “SAITW,” respectively. TradeUP cannot assure you that New SAI’s securities will continue to be listed on Nasdaq after the Business Combination. In connection with the Business Combination, New SAI will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of its securities on Nasdaq. Following the Business Combination, in order to maintain its listing on Nasdaq, New SAI will be required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares and various additional requirements. TradeUP cannot assure you that New SAI will be able to meet those initial listing requirements at that time. New SAI’s continued eligibility for listing may depend on, among other things, the number of its shares that are redeemed.

If Nasdaq delists New SAI’s securities from trading on its exchange and New SAI is not able to list its securities on another national securities exchange, its securities could be quoted on an over-the-counter market. If this were to occur, New SAI could face significant adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that its Class A ordinary shares are a “penny stock” which will require brokers trading in its Class A ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

New SAI’s share price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

The trading price of New SAI Class A ordinary shares is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to SAI’s Business and Industry and New SAI Following the Business Combination” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of New SAI’s competitors;

•        the impact of the COVID-19 pandemic and its effect on New SAI’s business and financial conditions;

•        changes in expectations as to New SAI’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by New SAI or its competitors;

•        announcements by New SAI or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in New SAI’s management;

•        changes in general economic or market conditions or trends in New SAI’s industry or markets, such as recessions, interest rates, local and national elections, international currency fluctuations, corruption, political instability and acts of war or terrorism;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New SAI’s business;

•        future sales of New SAI’s ordinary shares or other securities;

•        investor perceptions or the investment opportunity associated with New SAI’s ordinary shares relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by New SAI or third parties, including New SAI’s filings with the SEC;

•        litigation involving New SAI, New SAI’s industry, or both, or investigations by regulators into New SAI’s operations or those of New SAI’s competitors;

•        guidance, if any, that New SAI provides to the public, any changes in this guidance or New SAI’s failure to meet this guidance;

•        the development and sustainability of an active trading market for New SAI’s Class A ordinary shares;

•        actions by institutional or activist shareholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New SAI’s Class A ordinary shares, regardless of New SAI’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New SAI’s Class A ordinary shares is low.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If New SAI was involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from New SAI’s business regardless of the outcome of such litigation.

Upon completion of the Business Combination, New SAI will be a “controlled company” within the meaning of Nasdaq listing rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

As a result of SAI Founder holding more than 50% of the voting power of the New SAI board of directors, New SAI will be a “controlled company” within the meaning of Nasdaq’s listing rules. Therefore, New SAI will not be required to comply with certain corporate governance rules that would otherwise apply to us as a listed company on Nasdaq including the requirement that compensation committee and nominating and corporate governance committee be composed entirely of “independent” directors (as defined by Nasdaq’s listing rules). As a “controlled company” the board of directors of New SAI will not be required to include a majority of “independent” directors. New SAI does not intend to rely on those exemptions. However, TradeUP cannot guarantee that this may not change going forward.

Should the interests of SAI Founder differ from those of other shareholders, it is possible that the other shareholders might not be afforded such protections as might exist if the board of directors of New SAI, or such committees, were required to have a majority, or be composed exclusively, of directors who were independent of SAI Founder or New SAI’s management.

Because there are no current plans to pay cash dividends on New SAI’s Class A ordinary shares for the foreseeable future, you may not receive any return on investment unless you sell your New SAI Class A ordinary shares for a price greater than that which you paid for it.

New SAI intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on New SAI Class A ordinary shares will be at the sole discretion of New SAI’s board of directors. New SAI’s board of directors may take into account general and economic conditions, New SAI’s financial condition and results of operations, New SAI’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by New SAI to its shareholders or by its subsidiaries to it and such other factors as New SAI’s board of directors may deem relevant. In addition, New SAI’s ability to pay dividends is limited by covenants of SAI’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness New SAI incurs. As a result, you may not receive any return on an investment in New SAI’s Class A ordinary shares unless you sell such shares for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about New SAI’s business or if they downgrade New SAI’s shares or New SAI’s sector, New SAI’s Class A ordinary share price and trading volume could decline.

The trading market for New SAI Class A ordinary shares will rely in part on the research and reports that industry or financial analysts publish about New SAI or its business. New SAI will not control these analysts. In addition, some financial analysts may have limited expertise with SAI’s model and operations. Furthermore, if one or more of the analysts who do cover New SAI downgrade its shares or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of New SAI Class A ordinary shares could decline. If one or more of these analysts ceases coverage of New SAI or fails to publish reports on it regularly, New SAI could lose visibility in the market, which in turn could cause its share price or trading volume to decline.

Future sales, or the perception of future sales, by New SAI or its shareholders in the public market following the Business Combination could cause the market price for New SAI’s Class A ordinary shares.

The sale of shares of New SAI Class A ordinary shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of New SAI Class A ordinary shares. These sales, or the possibility that these sales may occur, also might make it more difficult for New SAI to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, using the value of the trust account as of            (the record date), New SAI would have a total of 28,636,021 New SAI ordinary shares (assuming no redemptions) outstanding. All shares issued in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than New SAI’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including New SAI’s directors, officers and other affiliates.

The Sponsor and certain substantial holders of SAI ordinary shares (determined on an as-converted basis) (the “Investors”) have agreed with TradeUP, subject to certain exceptions, not to transfer or dispose of their New SAI ordinary shares during the period from the date of the closing of the Business Combination through the earlier of: (1) 180 days after the consummation of the Business Combination; (2) the date that the closing price of the New SAI Class A ordinary shares equals or exceeds $12.00 for 20 trading days within any 30 trading day period following the 90th day following the Business Combination; and (3) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New SAI’s shareholders having the right to exchange their New SAI ordinary shares for cash, securities or other property.

Upon the expiration or waiver of the lock-ups described above, shares held by the Investors and certain other shareholders of New SAI will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to TradeUP. In addition, pursuant to the New Registration Rights Agreement, the Investors and certain other shareholders will have the right, subject to certain conditions, to require New SAI to register the sale of their New SAI ordinary shares under the Securities Act. By exercising their registration rights and selling a large number of shares, these shareholders could cause the prevailing market price of New SAI’s Class A ordinary shares to decline. Following completion of the Business Combination, the shares covered by registration rights will represent approximately 85.1% of the outstanding New SAI ordinary shares.

As restrictions on resale end or if these shareholders exercise their registration rights, the market price of New SAI Class A ordinary shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for New SAI to raise additional funds through future offerings of New SAI Class A ordinary shares or other securities.

In addition, the New SAI Class A ordinary shares reserved for future issuance under the New SAI Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of New SAI Class A ordinary shares expected to be reserved for future issuance under the New SAI Equity Incentive Plan is equal to 1,812,663 shares (subject to annual increase adjustments as described in the New SAI Incentive Plan). New SAI is expected to file one or more registration statements on Form S-8 (or other applicable form) under the Securities Act to register New SAI Class A ordinary shares or securities convertible into or exchangeable for New SAI Class A ordinary shares issued pursuant to the New SAI Incentive Plan. Any such Form S-8 registration statements (or other applicable form) will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, New SAI may also issue its securities in connection with investments or acquisitions. The amount of New SAI Class A ordinary shares issued in connection with an investment or acquisition could constitute a material portion of New SAI’s then-outstanding Class A ordinary shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New SAI shareholders.

Anti-takeover provisions in New SAI’s governing documents could delay or prevent a change of control.

Certain provisions of the amended memorandum and articles of association to become effective upon the consummation of the Business Combination may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New SAI shareholders.

These provisions provide for, among other things:

•        the ability of New SAI’s board of directors to issue one or more series of preferred shares;

•        a classified board;

•        a dual-class share structure;

•        advance notice for nominations of directors by shareholders and for shareholders to include matters to be considered at New SAI’s annual general meetings; and

•        certain limitations on convening general meetings of shareholders;

These anti-takeover provisions could make it more difficult for a third party to acquire New SAI, even if the third party’s offer may be considered beneficial by many of New SAI’s shareholders. As a result, New SAI’s shareholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and to cause New SAI to take other corporate actions you desire. See the section entitled “Description of New SAI Securities” of this proxy statement/prospectus for additional information.

Certain of New SAI’s shareholders, including the Sponsor, may engage in business activities which compete with New SAI or otherwise conflict with New SAI’s interests.

The Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with New SAI. The New SAI Articles will provide that none of the Sponsor, any of their respective affiliates or any director who is not employed by New SAI (including any non-employee director who serves as one of New SAI’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New SAI operates. The Sponsor also may pursue acquisition opportunities that may be complementary to New SAI’s business and, as a result, those acquisition opportunities may not be available to New SAI.

Risks Relating to Redemption

There is no guarantee that a public shareholder’s decision whether to redeem their shares for a pro rata portion of the trust account will put such shareholder in a better future economic position.

No assurance can be given as to the price at which a public shareholder may be able to sell New SAI ordinary shares in the future following the completion of the Business Combination. Certain events following the consummation the Business Combination may cause an increase in New SAI’s share price, and may result in a lower value realized now than an TradeUP shareholder might realize in the future had the shareholder not elected to redeem such shareholders’ TradeUP Class A ordinary shares. Similarly, if an public shareholder does not redeem his, her or its shares, such shareholder will bear the risk of ownership of New SAI ordinary shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell his, her or its New SAI ordinary shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Any public shareholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If public shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their TradeUP Class A ordinary shares for a pro rata portion of the funds held in the trust account.

To exercise their redemption rights, holders of TradeUP Class A ordinary shares are required to deliver their shares, either physically or electronically using Depository Trust Company’s DWAC System, to TradeUP’s transfer agent prior to the vote at the Meeting. If a public shareholder fails to properly seek redemption as described in this proxy statement/prospectus and the Business Combination with SAI is consummated, such holder will not be entitled to redeem these shares for a pro rata portion of funds deposited in the trust account. See the section entitled “The Extraordinary General Meeting of TradeUP Shareholders — Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of TradeUP Class A ordinary shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of TradeUP Class A ordinary shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its TradeUP Class A ordinary shares or, if part of such a group, the group’s TradeUP Class A ordinary shares, in excess of 15% of TradeUP Class A ordinary shares. Your inability to redeem any such excess TradeUP Class A ordinary shares could resulting in you suffering a material loss on your investment in TradeUP if you sell such excess TradeUP Class A ordinary shares in open market transactions. TradeUP cannot assure you that the value of such excess TradeUP Class A ordinary shares will appreciate over time following the Business Combination or that the market price of TradeUP Class A ordinary shares will exceed the per-share redemption price.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or warrants, potentially at a loss.

Public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (1) the completion of the Business Combination (or an alternative initial business combination if the Business Combination is not consummated for any reason), and then only in connection with those public shares that such shareholder properly elected to redeem; (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend TradeUP’s amended and restated memorandum and articles of association (a) to modify the substance or timing of TradeUP’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the public shares if TradeUP does not complete an initial business combination by November 3, 2022 or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of public shares if TradeUP has not completed an initial business combination by November 3, 2022, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if TradeUP has not completed the Business Combination by November 3, 2022, with respect to such public shares so redeemed. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

TradeUP may be a passive foreign investment company (“PFIC”) which could result in adverse U.S. federal income tax consequences to U.S. investors who exercise their right to redeem ordinary shares.

TradeUP is a blank check company, with no current active business, and may be classified as a PFIC. If TradeUP is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in “Proposal 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations”) of ordinary shares, the U.S. Holder may be subject to adverse U.S. federal income tax consequences upon the redemption of ordinary shares and may be subject to additional reporting requirements. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to holders of TradeUP securities. See the section entitled “Proposal 1 — The Business Combination Proposal — U.S. Federal Income Tax Considerations” of this proxy statement/prospectus for a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders.

The Extraordinary General Meeting of TradeUP Shareholders

General

TradeUP is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the TradeUP Board for use at the Meeting to be held on            and at any adjournment or postponement thereof. This proxy statement/prospectus provides TradeUP’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place of the Meeting

The Meeting will be held on              at              a.m., New York City Time, at             , and the Meeting can be accessed by visiting https://            , where you will be able to listen to the Meeting live and vote during the Meeting, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Purpose of the Meeting

At the Meeting, TradeUP will ask its shareholders to vote on the following proposals:

•        Proposal 1 — The Business Combination Proposal:    to consider and vote upon, as an ordinary resolution, a proposal to adopt the Business Combination Agreement and approve the Business Combination contemplated by the Business Combination Agreement;

•        Proposal 2 — The Articles Amendment Proposal:    to consider and vote upon, as special resolutions, proposals to approve: (1) the change of the name of TradeUP Global Corporation to SAI.TECH Global Corporation; and (2) the amendment and restatement of TradeUP’s memorandum and articles of association, including, among other things: (a) increasing the authorized share capital to 350,000,000 ordinary shares, consisting of 328,320,295 New SAI Class A ordinary shares, 11,679,705 New SAI Class B ordinary shares, and 10,000,000 New SAI preference shares, (b) providing for the designations of the new terms for New SAI Class B ordinary shares, including the special voting rights as described herein, and deletion of the terms of the prior Class B ordinary shares (all of which will be converted into New SAI Class A ordinary shares upon the consummation of the merger pursuant to the existing terms of the TradeUP’s memorandum and articles of association) and (c) deleting terms conditioned on the consummation of the execution of the Business Combination Agreement or the merger;

•        Proposal 3 — The Share Issuance Proposal: to consider and vote upon, as an ordinary resolution, a proposal to approve issuances of 20% or more of TradeUP’s ordinary shares in connection with the proposed Business Combination;

•        Proposal 4 — The Incentive Plan Proposal: to consider and vote upon, as an ordinary resolution, a proposal to approve the New SAI Incentive Plan, which will become effective upon the closing and will be used by New SAI following the completion of the Business Combination; and

•        Proposal 5 — The Adjournment Proposal: to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Meeting, TradeUP would not have been authorized to consummate the Business Combination.

Recommendation of the TradeUP Board

The TradeUP Board (other than Jianwei Li, who abstained) unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of TradeUP and its shareholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to TradeUP’s shareholders for approval at the Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The TradeUP Board recommends that TradeUP’s shareholders vote “FOR” each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

TradeUP has fixed the close of business on            , as the record date for determining TradeUP shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the record date, there were 5,836,013 TradeUP ordinary shares outstanding, of which 5,563,766 were Class A ordinary shares and 272,247 were Class B ordinary shares. Each TradeUP ordinary share is entitled to one vote per share at the Meeting.

Vote of the Sponsor and TradeUP Directors and Officers

TradeUP has entered into an agreement with the TradeUP initial shareholders pursuant to which each has agreed to vote any TradeUP ordinary shares owned by it in favor of the Business Combination Proposal and the other proposals.

The TradeUP initial shareholders have waived any redemption rights with respect to any TradeUP ordinary shares owned by them in connection with the Business Combination. The founder shares and the private shares have no redemption rights upon TradeUP’s liquidation and will be worthless if no business combination is effected by TradeUP by November 3, 2022.

Quorum and Required Vote for Proposals for the Meeting

A quorum of TradeUP shareholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if a majority of the outstanding TradeUP ordinary shares entitled to vote as of the record date at the Meeting are represented in person, virtually or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The TradeUP initial shareholders, who own approximately 1,347,027 TradeUP ordinary shares (or 23.1%) of the issued and outstanding TradeUP ordinary shares as of the record date, will count towards this quorum. As of the record date, 2,918,007 TradeUP ordinary shares would be required to achieve a quorum.

Approval of each of the Business Combination Proposal, the Share Issuance Proposal and the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued ordinary shares of TradeUP that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Approval of the Articles Amendment Proposal requires two special resolutions, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares of TradeUP that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. If presented, approval of the Adjournment Proposal requires an ordinary resolution.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to TradeUP shareholders for a vote. It is important for you to note that in the event that the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal do not receive the requisite vote for approval, then the Business Combination may not be consummated. If TradeUP does not consummate the Business Combination and fails to complete an initial business combination by November 3, 2022, TradeUP will be required to dissolve and liquidate the trust account by returning the then remaining funds in such account to public shareholders.

Recommendation of the TradeUP Board

The TradeUP Board (other than Jianwei Li, who abstained) unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of TradeUP and its shareholders. Accordingly, the TradeUP Board recommends that its shareholders vote “FOR” the Business Combination Proposal and the other proposals herein.

When you consider the recommendation of the TradeUP Board in favor of approval of these proposals, you should keep in mind that TradeUP’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder of TradeUP generally. These interests include, among other things:

•        Jianwei Li, a director and Co-CEO of TradeUP, has an indirect controlling equity interest in two existing shareholders of SAI, ZenGolden L.P. and PatternBase, Inc., which shareholders will receive an aggregate of 2,620,125 shares in connection with the Business Combination, and is a current director of SAI;

•        the Sponsor and TradeUP’s directors and officers have waived their rights to redeem any TradeUP ordinary shares in connection with a shareholder vote to approve a proposed initial business combination;

•        the Sponsor paid an aggregate of $25,000 for the founder shares (including 60,000 shares allocated to directors), which have converted or will convert into an aggregate of 1,150,000 shares of TradeUP Class A ordinary shares in accordance with the terms of the current memorandum and articles of association, and such securities will have a significantly higher value at the time of the Business Combination, estimated to be approximately $            million based on the closing price of $            per public share on Nasdaq on            , the record date;

•        the Sponsor and TradeUP directors and officers may receive a positive return on their founder shares, for which they paid an aggregate of $25,000, and on the private shares, for which they paid $2.2 million, even if public shareholders experience a negative return on their investment after consummation of the Business Combination;

•        the TradeUP initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the founder shares if TradeUP fails to complete an initial business combination by November 3, 2022;

•        the Sponsor paid $2.2 million for 224,780 private shares; if TradeUP does not consummate an initial business combination by November 3, 2022, then the proceeds from the sale of the private shares will be part of the liquidating distribution to the public shareholders and the private shares held by the Sponsor will be worthless; the private shares by the Sponsor had an aggregate market value of approximately $            million based upon the closing price of $            per private share on Nasdaq on            , the record date; and

•        if the trust account is liquidated, including in the event TradeUP is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to TradeUP if and to the extent any claims by a third-party for services rendered or products sold to TradeUP, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (1) $10.00 per public share; or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third-party or prospective target business who executed a waiver of any and all rights to monies held in the trust account and except as to any claims under our indemnity of the underwriters of the TradeUP IPO against certain liabilities, including liabilities under the Securities Act

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to TradeUP but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. TradeUP believes all the proposals presented to TradeUP shareholders will be considered non-discretionary and therefore your broker, bank or other nominee cannot vote your shares without your instruction.

Voting Your Shares

Each TradeUP ordinary share that you own in your name entitles you to one vote on each of the proposals for the Meeting. Your proxy card shows the number of TradeUP ordinary shares that you own. There are two ways to vote your TradeUP ordinary shares at the Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the TradeUP Board “FOR” each of the Business Combination Proposal, the Articles Amendment Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal. Votes received after a matter has been voted upon at the Meeting will not be counted.

•        You Can Attend the Meeting and Vote in Person or Electronically.    You can attend the Meeting in person and vote on the ballot you will receive when you arrive, or you can attend the Meeting via the virtual meeting platform and vote during the Meeting by following the instructions on your proxy card. You can access the Meeting by visiting the website https://            . You will need your control number for access. If you do not have a control number, please contact VStock Transfer, LLC. Instructions on how to attend and participate at the Meeting are available at https://            .

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way TradeUP can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify TradeUP in writing before the Meeting that you have revoked your proxy; or

•        you may attend the Meeting, in person or virtually, revoke your proxy, and vote at the Meeting or online, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

If you are a shareholder of record and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to TradeUP Global Corporation, 437 Madison Avenue, 27th Floor, New York, New York 10022, and it must be received at any time before the vote is taken at the Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than when the polls for voting close during the Meeting on             , or by voting in person or online at the Meeting. Simply attending the Meeting will not revoke your proxy.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your TradeUP ordinary shares, you may call             , the proxy solicitation agent for TradeUP, toll-free at              (banks and brokers call              or email              at             ).

Redemption Rights

Public shareholders may seek to redeem their public shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any public shareholder may demand that TradeUP redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was $            per share as of            , the record date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with SAI is consummated, TradeUP will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.

The TradeUP initial shareholders will not have redemption rights with respect to any TradeUP ordinary shares owned by them in connection with the Business Combination.

Public shareholders seeking to have their public shares redeemed must demand, no later than 5:00 p.m., New York City time, on            (two business days before the Meeting), that TradeUP redeem your public shares for cash by: (1)(a) checking the box on the proxy or (b) submitting your request in writing to TradeUP’s transfer agent; and (2) delivering your public shares to TradeUP’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system). If you hold the shares in “street name,” you will have to coordinate with your bank, broker or other nominee to have your shares certificated or share certificates (if any) together with the redemption notices delivered electronically. If you do not submit a written request and deliver your share certificates as described above, your public shares will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering the share certificate (if any) together with the redemption forms through the DWAC system. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether or not to pass this cost on to the holder of the shares being redeemed. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a public shareholder delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that TradeUP’s transfer agent return the certificate (physically or electronically). You may make such request by contacting TradeUP’s transfer agent at the address listed elsewhere in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, TradeUP will promptly return any shares delivered by public shareholders. If TradeUP would be left with less than $5,000,001 of net tangible assets as a result of the public shareholders properly demanding redemption of their shares for cash or the Minimum Cash Condition would not be satisfied, TradeUP will not be able to consummate the Business Combination.

The closing price of TradeUP Class A ordinary shares on            , the record date, was $            per share. The cash held in the trust account on such date was approximately $            million (net of taxes payable) ($            per public share). Prior to exercising redemption rights, public shareholders should verify the market price of TradeUP Class A ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. TradeUP cannot assure its shareholders that they will be able to sell their TradeUP Class A ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a public shareholder exercise his, her or its redemption rights, then he, she or it will be exchanging its TradeUP Class A ordinary shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your share certificate (either physically or electronically) to TradeUP’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

TradeUP’s transfer agent can be contacted at the following address:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

Phone: (212) 828-8436

Toll-Free: 855-9VSTOCK

Email: info@vstocktransfer.com

Appraisal Rights

The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and TradeUP has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Holders of warrants do not have appraisal rights in connection with the Business Combination.

Proxy Solicitation Costs

TradeUP is soliciting proxies on behalf of the TradeUP Board. This solicitation is being made by mail but also may be made by telephone, on the internet or in person. TradeUP and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. TradeUP will bear the cost of the solicitation.

TradeUP has hired              to assist in the proxy solicitation process. TradeUP will pay              an approximate fee of $            , plus disbursements.

TradeUP will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. TradeUP will reimburse them for their reasonable expenses.

TradeUP Initial Shareholders

As of             , the record date, the TradeUP initial shareholders owned of record and were entitled to vote an aggregate of 1,347,027 TradeUP Class A ordinary shares. Such shares currently constitute 23.1% of the outstanding TradeUP ordinary shares. The TradeUP initial shareholders have agreed to vote their TradeUP ordinary shares in favor of each of the proposals being presented at the Meeting.

Proposal 1 — The Business Combination Proposal

Overview

TradeUP is asking its shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby, including the merger. TradeUP shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus, and the transactions contemplated thereby. See the section entitled “— The Business Combination Agreement” of this proxy statement/prospectus for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about TradeUP, the Sponsor, SAI or any other matter.

Structure of the Business Combination

On September 27, 2021, TradeUP, Merger Sub and SAI entered into the Business Combination Agreement. The Business Combination Agreement provides for, among other things, the following transactions on the date of closing of the Business Combination: (1) the merger of Merger Sub with and into SAI, with SAI surviving the merger as a wholly owned subsidiary of TradeUP; (2) TradeUP will change its corporate name to SAI.TECH Global Corporation; and (3) TradeUP will amend and restated the current memorandum and articles of association, pursuant to which, among other things, New SAI will have a dual-class share structure with (a) New SAI Class A ordinary shares carrying voting rights in the form of one vote per share and (b) New SAI Class B ordinary shares carrying voting rights in the form of ten votes per share. Other than voting rights, the New SAI Class A ordinary shares and the New SAI Class B ordinary shares will have the same rights and powers and have the same ranking in all respects (including with respect to dividends, distributions an on liquidation), absent different treatment approved by separate class vote of each of the holders of New SAI Class A ordinary shares and New SAI Class B ordinary shares.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Support Agreements, the Letter Agreement Amendment, the Lock-Up Agreements, the New Registration Rights Agreement and the Employment Agreements. See the section entitled “— Ancillary Agreements” of this proxy statement/prospectus for additional information.

Consideration to SAI Shareholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, on the merger effective date: (1) each SAI Class A ordinary share outstanding as of immediately prior to the merger effective date (including SAI Class A ordinary shares resulting from the conversion of SAI preferred shares in connection with the merger, but excluding any SAI Class A ordinary shares as to which dissenter’s rights have been properly exercised in accordance with Cayman Islands law and SAI Class A ordinary shares held by SAI as treasury shares) will be converted into a right to receive a number of New SAI Class A ordinary shares determined on the basis of an exchange ratio derived from an implied equity value for SAI of $228.0 million and $10.00 per share; and (2) each SAI Class B ordinary share outstanding as of immediately prior to the merger effective date will be converted into a right to receive a number of New SAI Class B ordinary shares determined on the basis of the exchange ratio. As of the date of this proxy statement/prospectus, the exchange ratio was approximately 0.16222.

Closing of the Business Combination

The closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day, following the satisfaction or (to the extent permitted by applicable law) waiver of all the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than any conditions that by their terms or nature are to be satisfied at the closing) or at such other place, date and/or time as TradeUP and SAI may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligation

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver (where permissible) by the TradeUP and SAI of the following conditions:

•        the approval of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal by the requisite vote of TradeUP shareholders at the Meeting in accordance with TradeUP’s governing documents and applicable law;

•        the approval of the Business Combination Agreement and the transactions contemplated thereby, including the merger, by the requisite vote of SAI shareholders in accordance with SAI’s governing documents and applicable law;

•        the approval of the merger and the adoption of the amended and restated memorandum and articles of association of SAI, as the surviving company, by TradeUP, as sole shareholder of Merger Sub;

•        the receipt of all consents required to obtain from or made with any governmental authority in order to consummate the Business Combination;

•        the absence of any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the closing illegal or otherwise prevents or prohibits the consummation of the transactions contemplated by the Business Combination Agreement;

•        immediately prior to the closing, after giving effect any redemptions, TradeUP having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•        the effectiveness of the registration statement on Form F-4 and remaining in effect as of the closing;

•        the approval of the listing of the New SAI Class A ordinary shares to be issued to SAI shareholders in connection with the transactions contemplated by the Business Combination Agreement; and

•        the absence of evidence by SAI that New SAI will not qualify as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

Other Conditions to the Obligations of TradeUP

The obligations of TradeUP to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or written waiver (by TradeUP) of the following conditions:

•        the representations and warranties of TradeUP, Merger Sub and SAI being true and correct on and as of the date of the Business Combination Agreement and on and as of the closing date as if made on the closing date, except for (1) those representations and warranties that address matters only as of a particular date (which warranties shall have been true correct as of such date), (2) with respect to certain fundamental representations of TradeUP and SAI, any failures to be true and correct that in all material respects and (3) for all other representations and warranties of TradeUP, Merger Sub and SAI, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, TradeUP or Merger Sub;

•        the performance and compliance, in all material respects, by TradeUP, Merger Sub and SAI with their respective obligations, agreements and covenants required to be performed or complied with by them prior to the closing;

•        the receipt of waivers and releases from the holders of SAI shareholders with respect to the SAI Shareholders Agreement and a previously entered into series A preferred share and warrant purchase agreement;

•        the satisfaction by SAI of having a minimum net cash amount equal to $1,000,000;

•        the SAI Lock-Up Agreements being in full force and effect as of the closing date;

•        the receipt of a certificate executed by an executive officer of SAI certifying that the conditions set forth in the first three bullet points in this section have been satisfied;

•        the receipt of a certificate executed by the sectary or other executive officer of SAI certifying, among other things, as to the validity and effectiveness of its organizational documents and resolutions related to the approval of the Business Combination Agreement;

•        the receipt of a good standing certificate from the jurisdiction of organization for each of SAI and its subsidiaries;

•        the receipt of the New Registration Rights Agreement duly executed by the shareholders of SAI party thereto; and

•        the adoption and approval of the amended memorandum and articles of association by the TradeUP Board and TradeUP shareholders, and the filing and effectiveness of the amended memorandum and articles of association.

Other Conditions to the Obligations of SAI

The obligations of SAI to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or written waiver (by SAI) of the following conditions:

•        the representations and warranties of TradeUP and Merger Sub being true and correct on and as of the date of the Business Combination Agreement and on and as of the closing date as if made on the closing date, except for (1) those representations and warranties that address matters only as of a particular date (which warranties shall have been true correct as of such date), (2) with respect to certain fundamental representations of TradeUP and SAI, any failures to be true and correct that in all material respects and (3) for all other representations and warranties of TradeUP, Merger Sub and SAI, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, TradeUP or Merger Sub;

•        the performance and compliance by TradeUP and Merger Sub in all material respects with the agreements and covenants required to be performed or complied with by it under the Business Combination Agreement prior to the closing;

•        the satisfaction by TradeUP of the Minimum Cash Condition at the closing;

•        the TradeUP Lock-Up Agreements being in full force and effect as of the closing date;

•        the delivery of a certificate executed by an executive officer of TradeUP certifying that the conditions set forth in the first three bullet points in this section have been satisfied;

•        the receipt of a certificate executed by the sectary or other executive officer of TradeUP certifying, among other things, as to the validity and effectiveness of its organizational documents and resolutions related to the approval of the Business Combination Agreement;

•        the receipt of a good standing certificate from the jurisdiction of organization of TradeUP;

•        the receipt of the New Registration Rights Agreement duly executed by TradeUP; and

•        the effectiveness of the proposed memorandum and articles of association.

Representations and Warranties

The Business Combination Agreement contains warranties of TradeUP, Merger Sub and SAI, certain of which are qualified by materiality and Material Adverse Effect and may be further modified and limited by the disclosure schedules. See the section entitled “— Material Adverse Effect” of this proxy statement/prospectus for additional information. The representations and warranties of TradeUP are also qualified by the information included in TradeUP’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement.

Under the Business Combination Agreement, SAI made customary representations and warranties to TradeUP relating to, among other things: organization and standing; authorization; capitalization; subsidiaries; governmental approvals; non-contravention; financial statements; absence of certain changes; compliance with laws; permits; litigation; material contracts; intellectual property; private and data security; tax matters; real and personal property; employee and labor matters; benefit plans; transactions with related persons; certain business practices; insurance; ownership of digital assets; information supplied; and investigation.

Under the Business Combination Agreement, TradeUP made customary representations and warranties to SAI relating to, among other things: organization and standing; authorization; governmental approvals; non-contravention; capitalization; SEC filings, financial statements and internal controls; absence of certain changes; compliance with laws; permits; tax matters; employee and employee benefit plans; properties; material contracts; transactions with affiliates; finders and brokers; certain business practices; insurance; information supplied; investigation; and the trust account. In addition, TradeUP and Merger Sub made customary representation and warranties to SAI relating to Merger Sub, including those related to: organization and standing; authorization and binding agreement; non-contravention; capitalization; Merger Sub activities; compliance with laws; actions and orders; transactions with related persons; finders and brokers; intended tax treatment; and information supplied.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of TradeUP and SAI are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of TradeUP and SAI are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Material Adverse Effect” means, with respect to any specified person, any fact, event, occurrence, change or effect after the date of the Business Combination Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such person and its subsidiaries, taken as a whole or (b) the ability of such person and its affiliates to consummate the transactions contemplated by the Business Combination Agreement; provided, however, that any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, events, occurrences, changes or effects) shall not be taken into account when determining whether a Material Adverse Effect pursuant to clause (a) above has occurred: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by any acts of God, terrorism, war (whether or not declared) or natural disaster or any worsening thereof; (v) any epidemic, pandemic, plague or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 measures or any changes or prospective changes in such COVID-19 measures or changes or prospective changes in the interpretation, implementation or enforcement thereof; (vi) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to TradeUP, the consummation and effects of the redemption; (viii) the announcement or the existence of, compliance with or performance under, the Business Combination Agreement or the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of SAI or any of its subsidiaries with employees, labor unions, works councils or other labor organizations, customers, suppliers or partners; (ix) any actions taken at the written request (including e-mail or other forms of electronic communications) or with the written consent of TradeUP (including e-mail or other forms of electronic communications); (x) any changes or prospective changes after the date of the Business Combination Agreement in applicable law (or interpretations, implementation or enforcement thereof), excluding GAAP or any other accounting principles (or authoritative interpretations thereof); (xi) any change in the price or relative value of any digital currency or cryptocurrency, or any other blockchain-based tokens or assets, including Bitcoin or EOS; (xii) any change in existence or legality of any digital currency or cryptocurrency, or any other blockchain-based token or asset, or any halt or suspension in trading of any such digital currency or cryptocurrency on any exchange, in each case including Bitcoin or EOS (except that this clause (xii) shall not exclude any changes in existence, public availability, legality, or trading volume of any digital currency or cryptocurrency, or any other blockchain-based token or asset, or any halt or suspension in trading of any such digital currency or cryptocurrency on any exchange, in each case including Bitcoin or EOS, which, reasonably foreseeably result from actions taken by SAI and its subsidiaries); or (xiii) any change to block structure, methods and rules for adding transactions to the blockchain, methods for processing and adding new blocks, mining or staking rewards, or algorithms, in each case as embodied in the applicable blockchain (except that this clause (xiii) shall not exclude any changes to block structure, methods and rules for adding transactions to the blockchain, methods for processing and adding new blocks, mining or staking rewards, or algorithms, in each case as embodied in the applicable blockchain which, reasonably foreseeably result from actions taken by SAI and its subsidiaries); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv), (v), (x), (xi) and (xii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries and geographic location in which such person or any of its subsidiaries primarily conducts and operates its businesses. Notwithstanding the foregoing, with respect to TradeUP, the amount of the redemption or failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to TradeUP, but for the avoidance of doubt, the conditions to closing under Section 7.1(a) and 7.2(c) of the Business Combination Agreement as they relate to the foregoing shall continue to apply.

Covenants of the Parties

Covenants of SAI

SAI made certain covenants under the Business Combination Agreement, including, among others, the following:

•        Subject to certain exceptions or as consented to in writing by TradeUP (such consent not to be unreasonably withheld, conditioned or delayed), prior to the closing, SAI will operate its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, officers and employees providing services to SAI and material assets of SAI.

•        Subject to certain exceptions, prior to the closing, SAI will not do any of the following without TradeUP’s written consent (such consent (other than with respect to certain covenants below) not to be unreasonably withheld, conditioned or delayed):

•        amend, waive or otherwise change, in any respect, its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose or propose to issue, grant, sell, pledge or dispose of any of its equity securities or options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any non-cash dividend or other non-cash distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, pay any cash dividend or other cash distribution;

•        incur, create, assume or otherwise become liable for any indebtedness (which for this purpose excludes trade payables or similar obligations) in excess of $5.0 million in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $5.0 million individually or in the aggregate, in each case, except for indebtedness for which SAI and its subsidiaries will not have any liability after the closing;

•        make or rescind any material election relating to taxes, settle any claim or action relating to taxes, file any amended tax return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the merger from qualifying for the intended tax treatment, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP, or change its jurisdiction for tax residency;

•        take any action or agree to take any action which would have the effect of changing the classification of SAI, or a subsidiary of SAI, under The International Tax Co-operation (Economic Substance) Act (As Revised) of the Cayman Islands (the “ES Legislation”), except that: (1) if any requirement to report under the ES Legislation falls during the period prior to the closing, SAI will report, by the applicable deadline, on the basis that during the relevant financial period SAI and/or its subsidiaries, as is relevant, did not carry on any relevant activity as such term is defined in the ES Legislation, and will consult with TradeUP as to the prescribed information to be filed; and (2) SAI shall promptly inform TradeUP of any communication received by SAI and/or its subsidiaries, its directors, shareholders or registered agent from the Cayman Islands Tax Information Authority and will consult with TradeUP and will give TradeUP the opportunity to comment as to any reply or any other actions to be taken in response to such communication;

•        transfer or license to any person other than the license of intellectual property in the ordinary course of business or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material intellectual property of SAI;

•        terminate, or waive or assign any material right under, any material contract of SAI;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business (including digital assets in the ordinary course of business), as would not in the aggregate result in SAI acquiring or disposing of any material amount of assets (other than digital assets, with respect to which there are no restrictions to the extent such digital assets are acquired or disposed of in the ordinary course of business as consideration for services or in connection with the performance of mining operations for digital assets and the value of such digital assets does not exceed $500,000 or involve the payment of cash by SAI and its subsidiaries in excess of $500,000);

•        establish any non-wholly owned subsidiary;

•        make any capital expenditures that are not contemplated by SAI’s business plan (excluding the incurrence of any expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement), unless such amount has been reserved in SAI’s financial statements, as would not in the aggregate result in SAI acquiring or disposing of any material amount of assets (other than digital assets, with respect to which there are no restrictions to the extent such digital assets are acquired or disposed of in the ordinary course of business as consideration for services or in connection with the performance of mining operations for digital assets and the value of such digital assets does not exceed $500,000 or involve the payment of cash by SAI and its subsidiaries in excess of $500,000)

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $5.0 million individually or in the aggregate (excluding the incurrence of any expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement, or any liability or obligation pursuant to any material contract or in the ordinary course of business or indebtedness in compliance with the fourth sub-bullet point above);

•        amend, modify, supplement, waive or otherwise change, in any material respect, SAI’s business plan;

•        except in the ordinary course of business, enter into any partnership or joint venture with any person;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        settle any action (including any action relating to the Business Combination Agreement or the transactions contemplated thereby), other than settlements that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SAI, TradeUP, Merger Sub or any of their respective subsidiaries), or otherwise pay, discharge or satisfy any action or any liabilities related thereto, unless such amount has either been reserved in SAI’s financial statements or involves an amount less than $500,000;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (subject to the limitations set forth in the disclosure schedules, other than digital assets in the ordinary course of business as noted above);

•        enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

•        enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any contract with any officer, director, manager, employee, consultant or security holder of SAI or its subsidiaries or any of their affiliates;

•        commence any action where the amount claimed exceeds $5.0 million;

•        (1) establish, enter into, adopt, amend, terminate or increase or accelerate the funding, payment or vesting of the compensation or benefits provided under, any benefit plan of SAI or any other benefit or compensation plan, contract, program, policy, or arrangement that would be a benefit plan of SAI if in effect on the date of the Business Combination Agreement (except as may be required to comply with applicable law or by the terms of any of the foregoing as in effect on the date of the Business Combination Agreement); (2) materially increase the aggregate compensation or benefits of, or loan or advance any money or other property to any employee or current or former independent contractor who is a natural person (other than base salary or hourly wage increases in the ordinary course of business); (3) change the key management structure of SAI or any of its subsidiaries, including the hiring of additional officers or the termination of existing officers (other than for cause); or (4) grant or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention, equity or equity-based rights, or other compensatory payments or benefits (other than base salary or hourly wages in the ordinary course of business), to any present or former employee, director, officer, or other service provider who is a natural person; or

•        authorize or agree to do any of the foregoing actions.

•        As soon as reasonably practicable following the date of the Business Combination Agreement, deliver to TradeUP a true and complete copy of the audited consolidated financial statements (including any related notes thereto) of SAI and its subsidiaries for the fiscal year ended December 31, 2020, prepared in accordance with GAAP and audited in accordance with the PCAOB standards by a PCAOB qualified auditor;

•        While SAI is in possession of material non-public information, it will not purchase or sell any securities of TradeUP, communicate such information to any third party, take any other action with respect to TradeUP in violation of applicable securities law and the rules and regulations of the SEC and Nasdaq or cause or encourage any third party to do any of the foregoing.

Covenants of TradeUP

TradeUP made certain covenants under the Business Combination Agreement, including, among others, the following:

•        Subject to certain exceptions or as consented to in writing by SAI (such consent not to be unreasonably withheld, conditioned or delayed), prior to the closing, TradeUP will operate its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, officers and employees providing services to TradeUP and material assets of SAI.

•        Subject to certain exceptions, prior to the closing, TradeUP will not do any of the following without SAI’s written consent (such consent (other than with respect to certain covenants below) not to be unreasonably withheld, conditioned or delayed):

•        amend, waive or otherwise change, in any respect, its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume or otherwise become liable for any indebtedness, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person (except that TradeUP is not prevented from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement, up to aggregate additional indebtedness prior to the closing of $4.5 million);

•        make or rescind any material election relating to taxes, settle any claim or Action relating to taxes, file any amended tax return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the merger from qualifying for the intended tax treatment, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP, or change its jurisdiction of tax residency (except that TradeUP may, without the consent of SAI, change the accounting treatment of TradeUP’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in TradeUP’s financial statements);

•        take any action or agree to take any action which would have the effect of changing the classification of TradeUP, or a subsidiary of TradeUP, under the ES Legislation, except that: (1) if any requirement to report under the ES Legislation falls during the period prior to the closing, TradeUP will report, by the applicable deadline, on the basis that during the relevant financial period TradeUP and/or its subsidiaries, as is relevant, did not carry on any relevant activity as such term is defined in the ES Legislation, and will consult with SAI as to the prescribed information to be filed; and (2) TradeUP will promptly inform SAI of any communication received by SAI and/or its subsidiaries, its directors, shareholders or registered agent from the Cayman Islands Tax Information Authority and will consult with SAI and will give SAI the opportunity to comment as to any reply or any other actions to be taken in response to such communication;

•        amend, waive or otherwise change the trust agreement in any manner adverse to TradeUP’s ability to consummate the transactions contemplated by the Business Combination Agreement;

•        terminate, waive or assign any material right under any material agreement to which it is a party;

•        establish any subsidiary or enter into any new line of business;

•        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting TradeUP’s outside auditors (except that TradeUP may, without the consent of SAI, change the accounting treatment of TradeUP’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in TradeUP’s financial statements);

•        waive, release, assign, settle or compromise any action (including any action relating to the Business Combination Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, TradeUP or its subsidiary), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in TradeUP’s financial statements;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

•        make any capital expenditures (excluding the incurrence of expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the merger);

•        subject to certain restrictions, voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1.0 million individually or $5.0 million in the aggregate (excluding the incurrence of expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement);

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•        hire any employees or adopt, sponsor, contribute to or otherwise incur any liability (contingent or otherwise) under any benefit plans, foreign benefit plans, any benefit plan sponsored by an ERISA affiliate of TradeUP, or any other benefit or compensation plan, contract, program, policy or arrangement;

•        enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

•        enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or contract with any officer, director, manager, employee, consultant or security holder of TradeUP or any of their affiliates; or

•        authorize or agree to do any of the foregoing actions.

•        Prior to the closing, TradeUP will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and use its reasonable best efforts prior to the merger to maintain the listing of the Units, TradeUP Class A ordinary shares and warrants on Nasdaq.

•        Subject to certain exceptions, TradeUP will deliver a unanimous written consent as the sole shareholder of Merger Sub approving the merger and the adoption of the amended and restated memorandum and articles of association of SAI, as the surviving company.

•        Prior to the closing, TradeUP will fund its ordinary working capital expenses from cash on hand, and if such amount is insufficient, will cause the Sponsor or its affiliates (excluding TradeUP or any of its subsidiaries) to fund such working capital expenses in accordance with the terms of the Letter Agreement.

•        Subject to certain exceptions, prior to the closing, TradeUP will not incur an aggregate amount of indebtedness, expenses in connection with the consummation of the transactions contemplated by the Business Combination Agreement (whether due before, on or after the closing) (including deferred underwriting fees, but expressly excluding any director and officer tail insurance policy costs pursuant to the Business Combination Agreement) or other liabilities in excess of $4.5 million, without the prior written consent of SAI.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•        using commercially reasonable efforts to take all actions and to do all things reasonably necessary, proper or advisable under applicable laws and regulations to receive all applicable consents of governmental authorities needed to consummate, and to comply as promptly as practicable with all requirements of governmental authorities applicable to, the transactions contemplated by the Business Combination Agreement;

•        making any required filing or application under antitrust laws with respect to the transactions contemplated by the Business Combination Agreement, supplying any additional information and using commercially reasonable efforts to take all actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under antitrust laws as soon as practicable;

•        using commercially reasonable efforts to prepare and file with governmental authorities requests for approval of, and to have such governmental authorities approve, the transactions contemplated by the Business Combination Agreement;

•        using commercially reasonable efforts to obtain any consents of governmental authorities or other third parties necessary or required for the consummation of the transactions contemplated by the Business Combination Agreement;

•        using commercially reasonable efforts to take all actions, and do all things, necessary, proper or advisable on their part under the Business Combination Agreement and applicable laws to consummate the transactions contemplated by the Business Combination Agreement as soon as reasonably practicable;

•        keeping certain information confidential;

•        making relevant public announcements;

•        using reasonable best efforts to: (1) assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of SAI or TradeUP, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in this proxy statement/prospectus and any other filings to be made by TradeUP with the SEC in connection with the Business Combination; and (2) obtain the consents of its auditors with respect thereto as may be required by applicable law or requested by the SEC in connection therewith;

•        using commercially reasonable efforts to cause the merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Business Combination from qualifying, for the intended tax treatment; and

•        cooperate in connection with certain tax matters and filings.

In addition, TradeUP and SAI agreed that TradeUP and SAI will prepare and mutually agree upon and TradeUP will file with the SEC, the registration statement on Form F-4 relating to the Business Combination of which this proxy statement/prospectus forms a part.

Recommendation of the TradeUP Board

Pursuant to the Business Combination Agreement, at any time prior to obtaining the approval of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal, the TradeUP Board may make a TradeUP Change in Recommendation if the TradeUP Board determines in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a TradeUP Change in Recommendation would reasonably be expected to constitute a breach of its fiduciary obligations to TradeUP shareholders under applicable law, subject to additional terms and conditions set forth in the Business Combination Agreement

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the merger effective date, except for the covenants and agreements relevant to the closing, agreements or covenants which by their terms contemplate performance after the merger effective date, and the representations and warranties of TradeUP and SAI regarding investigation and exclusivity of representations and warranties.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing, including, among others, the following:

•        by the mutual written consent of TradeUP and SAI;

•        by either TradeUP or SAI, if any of the closing conditions set forth in the Business Combination Agreement have not been satisfied or waived by the Outside Date, unless the breach or violation of any representation, warranty, covenant or obligation under the Business Combination Agreement by the party seeking to terminate proximately caused the failure of the closing on or before the Outside Date;

•        by either TradeUP or SAI, if any governmental authority issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable, unless the failure to comply with any provision of the Business Combination Agreement by the party seeking to terminate substantially caused or resulted in such action by such governmental authority;

•        by SAI, subject to certain exceptions, if any of the representations or warranties any of the representations or warranties made by TradeUP are not true and correct or if TradeUP fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the closing) such that certain conditions to the obligations of TradeUP, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (1) 20 days after written notice thereof and (2) the Outside Date;

•        by TradeUP, subject to certain exceptions, if any of the representations or warranties made by SAI are not true and correct or if SAI fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the closing) such that the condition to the obligations of TradeUP, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (1) 20 days after written notice thereof and (2) the Outside Date;

•        by either TradeUP or SAI, if the approval of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal is not obtained at the Meeting (including any adjournment or postponement thereof);

•        by TradeUP if SAI has not delivered audited financial statements on or prior to October 15, 2021; and

•        by SAI, if the TradeUP Board makes a TradeUP Change in Recommendation.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary provisions that survive a termination, except in the case of a willful breach of any covenant or agreement under the Business Combination Agreement or fraud.

Fees and Expenses

The fees and expenses incurred in connection with the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses. However, (1) if the Business Combination Agreement is terminated in accordance with its terms, SAI will pay all unpaid SAI expenses and TradeUP will pay all unpaid TradeUP expenses and (2) if the closing occurs, then New SAI will pay all unpaid TradeUP expenses and all unpaid SAI expenses (in the case of TradeUP, subject an aggregate indebtedness and expense cap of $4.5 million).

Specific Performance

The Business Combination Agreement provides that TradeUP, Merger Sub and SAI are entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of the Business Combination Agreement and to seek to enforce specifically the terms and provisions thereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof, except that the merger, the internal affairs of TradeUP and any provisions of the Business Combination Agreement that are expressly or otherwise required to be governed by the laws of the Cayman Islands, are be governed by the laws of the Cayman Islands (without giving effect to choice of law principles thereof).

Amendments

The Business Combination Agreement may be amended, supplemented or modified only by a written agreement executed and delivered by TradeUP and SAI.

Ancillary Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the ancillary documents, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to this proxy statement/prospectus of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. TradeUP shareholders and other interested parties are urged to read such ancillary documents in their entirety prior to voting on the proposals presented at the general meeting.

Support Agreements

In connection with the execution of the Business Combination Agreement, TradeUP, the TradeUP initial shareholders, SAI, the SAI Founder and certain shareholders of SAI entered into transaction support agreements, pursuant to which, among other things, each have agreed to vote at any meeting of TradeUP (in the case of the TradeUP initial shareholders) or SAI (in the case of SAI shareholders) in favor of the Business Combination Agreement and the consummation of the transactions contemplated thereby. Copies of the TradeUP Support Agreement and the SAI Support Agreement are attached hereto as Annex D and Annex E, respectively, and are incorporated by reference into this proxy statement/prospectus.

TradeUP Support Agreement

In connection with the execution of the Business Combination Agreement, TradeUP, the TradeUP initial shareholders and SAI entered into the TradeUP Support Agreement. Under the TradeUP Support Agreement, the TradeUP initial shareholders, among other things, agreed to: (1) appear at any meeting of TradeUP shareholders (including the Meeting) for purposes of determining a quorum; (2) vote their respective TradeUP ordinary shares in favor of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal; (3) not to transfer their respective TradeUP ordinary shares prior to the termination of the TradeUP Support Agreement; (4) waive anti-dilution rights under the current memorandum and articles of association (as holders of TradeUP Class B ordinary shares); (5) waive dissenter’s rights under Section 238 of the Companies Act; and (6) not to redeem any of their respective TradeUP ordinary shares.

SAI Support Agreement

In connection with the execution of the Business Combination Agreement, TradeUP, the Sponsor, SAI and certain SAI shareholders entered into the SAI Support Agreement. Under the SAI Support Agreement, the SAI shareholders, among other things, agreed to: (1) appear at any meeting of SAI shareholders for purposes of determining a quorum; (2) vote their respective SAI ordinary shares in favor of the Business Combination Agreement and the transactions contemplated thereby, including the merger; (3) not to transfer their respective SAI ordinary shares prior to the termination of the SAI Support Agreement; and (4) waive dissenter’s rights under Section 238 of the Companies Act.

New Registration Rights Agreement

In connection with the Business Combination, concurrently with the closing, New SAI, the Sponsor and certain New SAI shareholders will enter into the New Registration Rights Agreement. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, New SAI will be required, as soon as practicable, but in any event within 30 days after the closing, to file a registration statement to permit the public resale of all the registrable securities held by any party to the New Registration Rights Agreement from time to time and holders of registrable securities under the New Registration Rights Agreement may demand New SAI facilitate a registered offering of such securities. The New Registration Rights Agreement will also (1) provide the holders of registrable securities with “piggy-back” registration rights, subject to certain requirements and customary conditions and (2) terminate the Registration Rights Agreement. A copy of the New Registration Rights Agreement is attached hereto as Annex F and is incorporated by reference into this proxy statement/prospectus.

Lock-Up Agreements

At the closing, (1) the TradeUP initial shareholders will enter into the TradeUP Lock-Up Agreement, (2) the SAI Founder and management of SAI, and certain other SAI shareholders, will enter into the SAI Affiliate Lock-Up Agreement and (3) the other SAI shareholders will enter into the SAI Shareholder Lock-Up Agreement. Immediately following the consummation of the Business Combination, approximately 24,147,035 New SAI ordinary shares, or approximately 84.3% of the outstanding New SAI ordinary shares, will be subject to the lock-up arrangements described below. Copies of the TradeUP Lock-Up Agreement, the SAI Affiliate Lock-Up Agreement and the SAI Shareholder Lock-Up Agreement are attached hereto as Annex G, Annex H and Annex I, respectively, and are incorporated by reference into this proxy statement/prospectus.

TradeUP Lock-Up Agreement

The TradeUP Lock-Up Agreement contains certain restrictions on transfer with respect any New SAI ordinary shares held by the TradeUP initial shareholders immediately after the closing. Such restrictions begin at the closing and end on the first anniversary of the closing, with such New SAI ordinary shares being subject to earlier release on the date on which the volume weighted average trading price of New SAI Class A ordinary shares exceeds $14.00 per share (with respect to 50% of such New SAI ordinary shares) and $17.50 per share (with respect to the remaining 50% of such new SAI ordinary shares) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the closing.

SAI Affiliate Lock-Up Agreement

The SAI Affiliate Lock-Up Agreement contains certain restrictions on transfer with respect any New SAI ordinary shares received pursuant to the Business Combination Agreement. Such restrictions begin at the closing and end on the first anniversary of the closing, with such New SAI ordinary shares being subject to earlier release on the date on which the volume weighted average trading price of New SAI Class A ordinary shares exceeds $14.00 per share (with respect to 50% of such New SAI ordinary shares) and $17.50 per share (with respect to the remaining 50% of such new SAI ordinary shares) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the closing.

SAI Shareholder Lock-Up Agreement

The SAI Shareholder Lock-Up Agreement contains certain restrictions on transfer with respect to the New SAI ordinary shares received by SAI shareholders pursuant to the Business Combination Agreement other than SAI shareholders subject to the SAI Affiliate Lock-Up Agreement. Such restrictions begin at the closing and end on the six-month anniversary of the closing.

Letter Agreement and Letter Agreement Amendment

In connection with the TradeUP IPO, the TradeUP initial shareholders entered into the Letter Agreement with TradeUP, pursuant to which the TradeUP initial shareholders have agreed (and their permitted transferees will agree) to vote any TradeUP ordinary shares held by them in favor of a proposed initial business combination. In addition, the TradeUP initial shareholders agreed to waive: (1) their redemption rights with respect to any TradeUP ordinary shares held by them in connection with the completion of an initial business combination or any other tender offer made by TradeUP to purchase public shares; and (2) their rights to liquidating distributions from the trust account with respect to any TradeUP ordinary shares held by them if TradeUP fails to complete an initial business combination within the time period prescribed by the current memorandum and articles of association.

Furthermore, the Letter Agreement provides that the TradeUP initial shareholders will not propose any amendment to the current memorandum and articles of association that would modify the substance or timing of TradeUP’s obligation to provide for the redemption of the public shares in connection with an initial business combination or to redeem 100% of the public shares if TradeUP does not complete an initial business combination by November 3, 2022, unless TradeUP provides public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to TradeUP to pay taxes, divided by the number of then outstanding public shares.

The Letter Agreement also provides that: (1) 50% of the TradeUP Class B ordinary shares held by the TradeUP initial shareholders are subject to lock-up restrictions until the earliest to occur of (a) the six-month anniversary date of the consummation of TradeUP’s initial business combination and (b) the date on which the closing price of TradeUP Class A ordinary shares equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period following the consummation of TradeUP’s initial business combination; and (2) with respect to the remaining 50% of the TradeUP Class B ordinary shares held by the TradeUP initial shareholders, until the six-month anniversary of the date of the consummation of TradeUP’s initial business combination (subject to certain exceptions). In addition, the private shares are subject to a 30-day lockup restriction following the consummation of TradeUP’s initial business combination. However, as described in the paragraph below, the lockup provisions with respect to the TradeUP ordinary shares (other than the private shares) will terminate on merger effective date and such TradeUP ordinary shares will only be subject to the lockup provisions described under “— Lock-Up Agreements.”

Concurrent with the execution of the Business Combination Agreement, the TradeUP initial shareholders entered into the Letter Agreement Amendment, pursuant to which, among other things: (1) the Sponsor consented to the entry into the Business Combination Agreement; (2) if the Business Combination is completed, the lock-up restrictions related to the TradeUP ordinary shares (other than the private shares) contained in the Letter Agreement are terminated (on the merger effective date such TradeUP ordinary shares will be subject to the lock-up provisions described in the section entitled “— Lock-Up Agreements” in this proxy statement/prospectus; (3) if the cash on hand of TradeUP as of the date of the Business Combination Agreement is insufficient to fund TradeUP’s ordinary working capital expenses through the earlier of the closing or the termination of the Business Combination Agreement in accordance with its terms, the Sponsor agreed to fund any short-fall in working capital, at its election, in equity, debt or convertible debt (if funded in equity or convertible debt, in an amount not to exceed $1.2 million and at a price or conversion price, as applicable, of $10.00 per TradeUP Class A ordinary share and if funded in debt, such indebtedness will bear simple interest at a rate not to exceed 2% per year); and (4) if TradeUP and Merger Sub incur indebtedness, expenses in connection with the consummation of the transactions contemplated by the Business Combination Agreement or other liabilities from the date of the Business Combination Agreement through the earlier of the closing or the termination of the Business Combination Agreement for purposes of funding working capital that in the aggregate exceeds $4.5 million, without the prior written consent of SAI, the Sponsor will fund such excess amount, at its election, either by (a) a cash contribution (for no additional equity interests) or (b) advancing funds in the form of debt obligations that will bear simple interest at a rate not to exceed 2% and, if the closing occurs, such debt will remain an obligation of TradeUP, but the Sponsor will forfeit an a certain amount of TradeUP ordinary shares.

A copy of the Letter Agreement Amendment is attached hereto as Annex J and is incorporated by reference into this proxy statement/prospectus. A copy of the Letter Agreement is filed as Exhibit 10.5 to the registration statement of which this proxy statement/prospectus forms a part and is incorporated by reference into this proxy statement prospectus. You are encouraged to read the Letter Agreement and the Letter Agreement Amendment in their entirety.

New CEO and CFO Employment Agreements

Concurrent with the signing of the Business Combination Agreement, TradeUP entered into employment agreements with SAITECH’s current Chief Executive Officer (Risheng Li) and Chief Financial Officer (Jian Zou), to become the respective Chief Executive Officer and Chief Financial Officer of TradeUP following the closing, which agreements will become effective at the closing of the merger. The employment agreements provide for base salaries of $200,000 per year, and eligibility to earn an annual bonus in a target amount of fifty percent (50%) of the base salary for the Chief Executive Officer and 25 percent (25%) of the base salary for the Chief Financial Officer. Each of the agreements provide for severance payments for a termination by the TradeUP without Cause and termination by the employee for Good Reason, as defined, of (i) other than in connection with a change of control, (A) 12-months base salary, plus the target amount of the annual bonus (payable in the form of salary continuation for 12 months) (B) any earned but unpaid annual bonus for the fiscal year (payable when other bonuses are paid to other active employees), (C) continuation of premiums for health care benefits for 12 months (or shorter if employee become eligible for health insurance benefits with another employer) or (ii) in connection with a change of control (3 months before or 12 months after such termination of employment), 15 months of such amounts (rather than 12 months). The employment agreements contain other customary terms regarding employee benefits, vacation time, and reimbursement of business expenses, and confidentiality and assignment of intellectual property rights. The employment agreements contain a 24-month restricted period following termination for non-competition, non-solicitation of business partners (including customers, vendors and suppliers) and non-solicitation of employees.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the TradeUP Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, TradeUP shareholders should understand that the Sponsor, the members of the TradeUP Board and officers of TradeUP have interests in such proposals and the Business Combination that are different from, or in addition to, those of TradeUP shareholders generally. The TradeUP Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to TradeUP shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. TradeUP shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. These interests include, among other things:

•        Jianwei Li, a director and Co-CEO of TradeUP, has an indirect controlling equity interest in two existing shareholders of SAI, ZenGolden L.P. and PatternBase, Inc., which shareholders will receive an aggregate of 2,620,125 shares in connection with the Business Combination, and is a current director of SAI.

•        the Sponsor and TradeUP’s directors and officers have waived their rights to redeem any TradeUP ordinary shares in connection with a shareholder vote to approve a proposed initial business combination;

•        the Sponsor paid an aggregate of $25,000 for the founder shares (including 60,000 shares allocated to directors), which have converted or will convert into an aggregate of 1,150,000 shares of TradeUP Class A ordinary shares in accordance with the terms of the current memorandum and articles of association, and such securities will have a significantly higher value at the time of the Business Combination, estimated to be approximately $             million based on the closing price of $             per public share on Nasdaq on             , the record date;

•        the Sponsor and TradeUP directors and officers may receive a positive return on their founder shares, for which they paid an aggregate of $25,000, and on the private shares, for which they paid $2.2 million, even if public shareholders experience a negative return on their investment after consummation of the Business Combination;

•        the TradeUP initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the founder shares if TradeUP fails to complete an initial business combination by November 3, 2022;

•        the Sponsor paid $2.2 million for 224,780 private shares; if TradeUP does not consummate an initial business combination by November 3, 2022, then the proceeds from the sale of the private shares will be part of the liquidating distribution to the public shareholders and the private shares held by the Sponsor will be worthless; the private shares by the Sponsor had an aggregate market value of approximately $            million based upon the closing price of $            per private share on Nasdaq on            , the record date; and

•        if the trust account is liquidated, including in the event TradeUP is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to TradeUP if and to the extent any claims by a third-party for services rendered or products sold to TradeUP, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (1) $10.00 per public share; or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third-party or prospective target business who executed a waiver of any and all rights to monies held in the trust account and except as to any claims under our indemnity of the underwriters of the TradeUP IPO against certain liabilities, including liabilities under the Securities Act.

Exchange Listing

TradeUP’s units, Class A ordinary shares and warrants, which are exercisable for TradeUP Class A ordinary shares under certain circumstances, are currently listed on Nasdaq under the symbols “TUGCU,” “TUGC” and “TUGCW,” respectively. The units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security. Upon the closing, TradeUP intends to change its name from “TradeUP Global Corporation” to “SAI.TECH Global Corporation,” and intends to apply to continue the listing of its Class A ordinary shares and warrants on Nasdaq under the symbols “SAI” and “SAITW,” respectively.

Background of the Business Combination

TradeUP is a blank check company incorporated as a Cayman Islands exempted company on January 26, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting a search for a business combination target, as described in greater detail below, TradeUP utilized the global network and investing, industry, sector and transaction experience of the Sponsor, TradeUP’s management and the TradeUP Board. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among TradeUP, SAI and their respective representatives and advisors.

In February 2021, prior to the closing of TradeUP’s initial public offering, TradeUP issued 1,150,000 Class B ordinary shares of TradeUP (“founder shares”) to the Sponsor in exchange for an initial capital contribution of $25,000, of which 150,000 shares were subject to forfeiture if the underwriters’ over-allotment option in the initial public offering was not exercised in full. The Sponsor transferred an aggregate of 60,000 founder shares to three directors prior to the filing of a registration statement relating to the initial public offering.

On April 28, 2021, TradeUP completed its initial public offering of 4,000,000 units, each unit consisting of one Class A ordinary share and one-half of one public warrant, at a price of $10.00 per unit, generating gross proceeds of $40,000,000 before underwriting discounts and expenses. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, TradeUP completed the private placement of 215,000 Class A ordinary shares (the “private placement shares”) at an offering price of $10.00 per private placement share with the Sponsor. On May 10, 2021, the underwriters partially exercised their over-allotment option, and purchased 488,986 units generating gross proceeds of $4,889,860, and net proceeds to the Company of approximately $4,792,063 in the aggregate after deducting the underwriter discount. Simultaneously with the issuance and sale of the over-allotment option units, TradeUP consummated the private placement with the Sponsor of an aggregate of 9,780 private placement shares at a price of $10.00 per private placement share, generating total proceeds of $97,800. In connection with the initial closing and the closing of the over-allotment option units, a total of $44,889,860 of proceeds were placed in a U.S.-based trust account with Wilmington Trust, National Association acting as trustee, established for the benefit of TradeUP’s public shareholders. In connection with the closing of the initial public offering, the Sponsor converted 850,000 founder shares into Class A ordinary shares. On May 12, 2021, in connection with the partial exercise of the over-allotment in the public offering, the Sponsor forfeited, and TradeUP cancelled, an aggregate of 27,753 founder shares.

Prior to the consummation of its initial public offering, neither TradeUP, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with TradeUP.

After the initial public offering, TradeUP’s management team commenced an active search for potential business combination targets, leveraging the Sponsor’s network of bankers, private equity firms, venture capital and hedge funds, consulting firms, legal and accounting firms and numerous other business relationships, as well as the prior experience and network of TradeUP’s officers and directors. As noted in its initial public offering, TradeUP’s search included a broad range of industry sectors, and included a review of companies in the cryptocurrency mining services (including data centers and financial services), cryptocurrency systems for brokers and exchange platforms, blockchain design, semiconductor manufacturing for blockchain applications, supercomputing and energy operating, electric vehicle battery manufacturing, SaaS services for the automobile sales, cloud services, consumer goods, online teaching, healthcare technology and robotics.

In the process that led to identifying SAI as an attractive investment opportunity, TradeUP’s management team evaluated over 18 potential business combination targets, entered into non-disclosure agreements with approximately 5 potential business combination targets (other than SAI), and submitted non-binding indications of interest or letters of intent with respect to two potential business combination targets (including SAI).

The other potential business combination target to which we submitted a letter of intent is a cloud-based SAAS operator that serves both retail and institutional participants of crypto economy. Due to the competition with other SPACs and disagreement on the valuation, TradeUP’s management team decided to not seek any further cooperation with this target.

On May 23, 2021, SAI was proposed as a potential business combination target following an inquiry by SAI to a business partner of Jianwei Li at ZhenCheng Capital, based on SAI’s review of TradeUP’s public listing, which business partner informed Jianwei Li of SAI’s potential interest.

On May 28, 2021, TradeUP management, Jianwei Li and Yanci Yang (a representative of TradeUP), held an initial telephonic conference with SAI management, including SAI’s CEO Risheng Li and co-founder Tao Zhang (also referred to as Taio Cheung). At this meeting, SAI provided an overview of SAI’s business, and future business plan.

On May 29, 2021, TradeUP management, Jianwei Li and Lei Huang, held an internal discussion to evaluate SAI’s business based on the preliminary information collected and determined to establish SAI as a target candidate to initiate preliminary due diligence procedures.

On May 30, 2021, TradeUP and SAI entered into a non-disclosure agreement, which contained, among other provisions, customary non-disclosure and non-use provision and a customary trust account waiver provision pursuant to which SAI agreed that it has no right, title, interest or claim in TradeUP’s trust account. Later, SAI provided detailed financial, legal, and corporate information to TradeUP.

On May 31, 2021, TradeUP management, Jianwei Li and Yanci Yang, discussed with Tao Zhang and Arthur Yanci of SAI’s management team through teleconference about obtaining pre-due diligence access to certain information.

On June 2, 2021, TradeUP management, Jianwei Li and Yanci Yang, discussed the preliminary observations of SAI’s current operations based on due diligence information received, and requested follow up documents focusing on financial information. TradeUP and SAI also exchanged their views about the recent cryptocurrencies ban in China and SAI’s proposed plan to mitigate future regulatory risks.

Between June 2 and June 25, 2021, SAI provided requested information to TradeUP, and the TradeUP management team performed preliminary due diligence. The parties also held further discussions and correspondence regarding the financial information provided and assumptions used by SAI in connection with financial forecasts. TradeUP also consulted with PRC counsel regarding the impact of China’s ban on cryptocurrencies.

On June 25, 2021, Jianwei Li reported on the last four targets, including SAI, to the TradeUP management team. The TradeUP management team agreed to present the four targets to the TradeUP Board.

On June 30, 2021, TradeUP engaged Beijing Jing Tian & Gongcheng Law Offices as PRC counsel to perform PRC and related legal due diligence relating to SAI.

On July 7, 2021, TradeUP held a full board meeting with Jianwei Li, Lei Huang and David X Li, Michael Davidov and Tao Jiang. At this meeting, Jianwei Li presented the four targets, including SAI, to the TradeUP Board. Jianwei Li also described his interests in SAI, and highlighted that a transaction with SAI would be a related party transaction subject to further review by independent directors in their capacity as Audit Committee members. Following discussion, the TradeUP Board agreed for TradeUP management to continue further discussions, review information and analysis of potential transactions with SAI and another target.

On July 8, 2021, TradeUP engaged Deloitte Consulting (Beijing) Ltd to perform financial due diligence regarding SAI. Due to COVID-19 travel restrictions, the TradeUP management team directed Deloitte to perform an on-site visit on behalf of TradeUP as an additional procedure.

On July 9, 2021, David X Li, Michael Davidov and Tao Jiang, independent directors of TradeUP and members of its Audit Committee, held an Audit Committee meeting to discuss the related party implications for the transaction. The Audit Committee agreed to engage third-party professional service providers to assist with the directors’ and the Audit Committee’s fiduciary duties and obligations and the evaluation of the fairness of the transaction to TradeUP.

On July 11, 2021, Zhe Tang, a representative of TradeUP, sent to Zhang Tao of SAI a first draft of a non-binding letter of intent setting forth the key terms with respect to a potential business combination transaction involving TradeUP and SAI (the “Letter of Intent”). The Letter of Intent represented an outline of issues to be covered. Between July 16, 2021 and August 20, 2021, TradeUP and its representatives, on the one hand, and SAI and its representatives, on the other hand, had multiple conversations on and exchanged multiple drafts of the Letter of Intent.

On July 15, 2021, Zhang Tao and Huiyuan Ji of SAI sent to TradeUP management and its counsel initial comments to the Letter of Intent subject to further discussion, including removing working capital pricing adjustments, providing for exhibits for pro forma capitalization and sources and uses of funds, an incentive plan with an award pool of 10% of the fully diluted shares at closing, with an evergreen feature for authorized shares, a one-year lockup for Sponsor and TradeUP affiliates, and a six-month lockup for all SAI shareholders (with an early price-based release to be discussed), potential vesting of a seven-person board of directors, and management to consist of current SAI management, a proposed TradeUP minimum available cash position (after taking into account redemptions and payment of TradeUP expenses (the amount of which was to be negotiated), proposed cap on TradeUP indebtedness and expenses and mutual exclusivity as opposed to exclusively granted by SAI in favor of TradeUP.

On July 15, 2021, the TradeUP Audit Committee held a meeting by teleconference to discuss the key terms and SAI’s comments to the draft Letter of Intent, after which the Audit Committee provided comments to the draft Letter of Intent to TradeUP management.

On July 16, 2021, Yanci Yang and Tang Zhe, representatives of TradeUP management, and Mr. Zhang Tao and Huiyuan Ji from SAI, discussed the terms of the draft Letter of Intent by teleconference. After the conversation, Huiyuan Ji provided TradeUP and its counsel with a summary of comments for the Letter of Intent, including a list of open items for further discussion and negotiation.

On July 20, 2021, Huiyuan Ji provided TradeUP and its counsel preliminary SAI feedback on certain open issues discussed relating to the Letter of Intent, including proposed minimum TradeUP cash ($25 million to $30 million), share lockups (1 year lockups for Sponsor shares and shares owned by SAI Founder and management (and other affiliates), and six months for all other SAI shareholders), post-closing board (1 director appointed by TradeUP, 2 directors appointed by SAI, and 3-4 independent directors) and level of transaction expenses (including cap on TradeUP indebtedness and expenses and impact on the minimum cash requirements).

On July 21, 2021, TradeUP’s board of directors held a meeting by teleconference, attended by TradeUP’s management team and representatives of Sidley Austin, at which TradeUP’s management team presented the proposed transaction regarding SAI to members of the TradeUP board of directors and the rationale for pursuing a transaction with SAI. At this meeting, Sidley Austin requested that the directors disclose potential conflicts of interest in connection with the proposed transaction. Jianwei Li’s restated his indirect interests in SAI, including a minority equity interest in SAI, to the TradeUP board. Sidley Austin noted that TradeUP’s memorandum and articles of association, together with its Audit Committee Charter and related party transaction policy, required the Audit Committee to approve a Business Combination transaction with related parties. The board noted that the Audit Committee would be charged with such review of the proposed transactions, and that it would be customary and appropriate for the Audit Committee to engage both a financial advisor and counsel in connection with the same.

On July 22, 2021, by online teleconference organized by Yanci Yang, SAI’s management including Risheng Li, Huiyuan Ji and Zhang Tao made a virtual presentation to the TradeUP Board including all directors and shared the latest version of the company overview and business plan, along with a benchmark analysis report with comparable companies. During this meeting, SAI’s management indicated they wanted to propose a higher valuation based on the range of industry valuation multiples observed.

On July 23, 2021, Mr. Davidov, on behalf of the Audit Committee, contacted DLA Piper LLP (US) (“DLA Piper”) regarding it representing the Audit Committee as financial advisor, which engagement was finalized under an engagement letter dated July 30, 2021.

On July 25, 2021, Tang Zhe, on behalf of TradeUP management, distributed a revised Letter of Intent with TradeUP comments. These comments included proposing a one-year lockup for the SAI Founder and certain insiders instead of six months, permitting flexibility to the Sponsor to fund interim working capital through either equity or debt financing and eliminating any proposed cap on TradeUP indebtedness and expenses.

On July 27, 2021, Mr. Davidov, on behalf of the Audit Committee, contacted Duff & Phelps, a Kroll Business operating as Kroll, LLC (“Duff & Phelps”), regarding it representing the Audit Committee as financial advisor, which engagement was finalized under an engagement letter dated August 2, 2021.

On July 27, 2021, Huiyuan Ji distributed a revised Letter of Intent with SAI comments. These comments included proposals (i) to subject all SAI shareholders to a one-year lock up, (ii) to limit the Sponsor’s funding of working capital to debt obligations payable solely in cash (subject to the TradeUP indebtedness and expenses cap), (iii) to increase the incentive plan to 20% of the fully diluted outstanding stock, (iv) to include a $3.0 million TradeUP indebtedness and expense cap and (v) to subject thirty percent (30%) of the Sponsor’s shares (excluding the private placement shares) to vesting requirements that would be released in one-third increments upon achieving share price levels of $12.50, $15.00 and $17.00, respectively, for a certain number of trading days.

On July 31, 2021, Huiyuan Ji representing SAI’s management, proposed by email a new pre-merger equity valuation in the amount of $268,000,000 (taking the existing SAI ESOP shares into consideration and $250,873,000 excluding these existing but unissued SAI ESOP shares, together with a proposed 8.2% post-closing equity incentive pool) to Yanci Yang and Tang Zhe representing TradeUP’s management team, along with comparable mining companies and transactions valuation analysis material to support the argument. On that same date, W&S distributed a revised draft of the Letter of Intent to TradeUP and its counsel reflecting changes based on this valuation proposal, the reduction in the incentive pool and proposing a $25 million TradeUP minimum closing cash requirement (after taking into account redemptions and payment of TradeUP expenses).

On August 5, 2021, Tang Ze, on behalf of TradeUP management, distributed a revised draft of the Letter of Intent to the SAI and W&S working groups reflecting TradeUP comments. The revised draft provided for (i) Sponsor flexibility to fund TradeUP working capital with either debt or equity transaction and related financing (subject to the overall TradeUP expense cap), (ii) reduced the TradeUP minimum available cash requirement from $25 million to $17.94 million and (iii) increased the transaction expense cap to $4.5 million and limited its application to TradeUP transaction and related expenses (excluding indebtedness and D&O tail insurance costs).

Later on August 5, 2021, based on the feedback received from undergoing financial due diligence and TradeUP management’s review of SAI’s projection, Jianwei Li on behalf of TradeUP sent back a proposal through email to Huiyuan Ji and Risheng Li representing SAI’s management on the transaction valuation suggesting pre-merger valuation as $228,000,000 (including the existing SAI ESOP shares ansd $213,433,460 excluding the existing but unissued SAI ESOP shares) along with additional ESOP to be issued in amount of 1.25 million shares, which indicates around 8.4% post-closing equity incentive pool.

Subsequently on August 5, 2021, Huiyuan Ji representing SAI’s management, distributed a revised Letter of Intent to the TradeUP executive team and Sidley working group with SAI’s comments. These comments included (i) a proposed pre-merger equity valuation in the amount of $228,000,000, (ii) reinstating its request for Sponsor share vesting as previously proposed, (iii) limiting Sponsor funding of working capital to debt obligations (subject to the overall cap), (iv) increasing the incentive equity pool to 10%, (v) increasing the TradeUP minimum closing cash requirement to $18.6 million and (vi) reducing the cap to $4.0 million and applying it to both TradeUP indebtedness and expenses along with a limitation on TradeUP’s ability to use equity to protect SAI against further dilution.

On August 6, 2021, Deloitte delivered its financial due diligence report. TradeUP circulated the report to management, the Audit Committee, Sidley and DLA Piper for review.

On August 6, 2021, Huiyuan Ji from SAI and Tang Zhe on behalf of TradeUP discussed in a telephonic meeting the current Letter of Intent, and revisions to provide for an equity value of $213,433,460 (excluding the existing SAI ESOP shares and a 10% post-closing equity incentive pool), eliminating the Sponsor share vesting proposal, providing for a TradeUP indebtedness and transaction expense cap of $4.5 million and related Sponsor funding obligations with respect to TradeUP working capital obligations, and proposal providing for enhanced voting rights with respect to new Class B ordinary shares under a dual class structure to be determined. On August 8, 2021, the parties further agreed on 10% as the approximate size of the new Incentive Equity Plan, after giving effect to the existing reserved ESOP shares of SAI.

On August 9, 2021, SAI and Duff & Phelps held an initial meeting at Duff & Phelps offices to further discuss the financial model associated with the proposed Business Combination.

From August 11 through August 13, 2021, TradeUP, SAI and their respective counsels distributed various drafts to Letter of Intent. These revisions primarily focused on the dual class structure described below, providing Sponsor an aggregate cap of up to $1.2 million on its ability to fund working capital needs with additional debt or equity, and setting the TradeUP minimum closing cash requirement at $18.6 million (after taking into account redemptions, payment of TradeUP expenses (other than D&O insurance tail policy cost) and any indebtedness of borrowed money in favor of Sponsor or its affiliates.

In connection with these discussions, the parties agreed on a dual class structure pursuant to which Mr. Risheng Li (through his controlled entity) would hold a separate class of ordinary shares (New SAI Class B ordinary shares) with the rights to 10 votes per share in New SAI, representing approximately 85% of the voting power of the post-closing public company (assuming no redemptions). This was the result of the parties’ negotiations of the various drafts exchanged between the parties of the Letter of Intent, and after considering Mr. Risheng Li’s existing controlling equity interest in SAI. TradeUP’s management and the TradeUP Board did not believe that SAI would enter into a Business Combination with TradeUP without a dual class structure.

On August 17, 2021, SAI and Duff & Phelps held a telephonic meeting to discuss SAI’s historical financial information that had been provided SAI in a virtual data room.

On August 20, 2021, TradeUP and SAI executed and delivered a final Letter of Intent.

On August 23, 2021, Duff & Phelps requested additional data after reviewing and analyzing recent business and financial data provided by SAI; and on August 25, 2021, SAI and Duff & Phelps held an additional telephonic meeting to discuss potential benchmarks and comparable transactions. On August 24, 2021, Sidley Austin provided an initial draft diligence request list to SAI and its counsel.

On August 27, 2021, W&S distributed an initial draft of the Business Combination Agreement to TradeUP counsel. From and after August 27, 2021, the parties continued to negotiate the Business Combination Agreement and the ancillary documents thereto, including the Letter Agreement Amendment, the Sponsor Support Agreement, the Company Support Agreement, the forms of Employment Agreement for the new CEO, the form of Employment Agreement for the new CFO, the forms of lock-up agreements for the Sponsor and certain SAI affiliates, the form of lock-up agreement for the SAI Founder and management and certain other SAI shareholders, the Registration Rights Agreement, and the Amended and Restated Memorandum and Articles of Association for TradeUP. The various drafts exchanged reflected the parties’ negotiations on, among other things, the consideration structure, interim operating covenants, post-closing governance matters, including adoption of a dual class voting structure, scope of registration rights for existing TradeUP shareholders and existing SAI shareholders, the minimum cash of TradeUP after giving effect to redemptions, the minimum net cash (cash less indebtedness) of SAI, the terms of the Incentive Equity Plan, and other matters. In addition, throughout this period, the TradeUP management and independent directors of TradeUP held calls to receive updates, evaluate and agree upon the key terms of the various drafts exchanged between the parties.

On September 3, 2021, Sidley Austin distributed a revised draft of the Business Combination Agreement to SAI counsel. These revisions included representations and warranties, including SAI’s capitalization, certain requirements on SAI’s financial statements, threshold amounts for material contracts, limitations regarding SAI’s conduct of business prior to closing, and requirements on D&O tail insurance. From September 8, 2021 until September 27, 2021, the parties and their counsel exchanged initial drafts of other ancillary agreements, including the form of Registration Rights Agreement, the form of 2021 Equity Incentive Plan, the Sponsor Support Agreement, along with lock-up agreements for the SAI Founder and management, and other SAI shareholders, and disclosure schedules. SAI also continued to post additional documentation in the data room for further diligence review, and the parties and their counsel communicated via email regarding the same.

On September 8, 2021, W&S distributed a revised draft of the Business Combination Agreement to TradeUP counsel. These revisions included (i) representations and related disclosures involving SAI’s potential for acquiring digital assets, updates to SAI’s capitalization from recent share issuance to one of its critical consultants of all of the remaining reserved ESOP shares, (ii) limitations on coverage and expenses for a D&O tail insurance policy, (iii) an increase in the base merger consideration amount to $228,000,000 to give effect to the issuance of ESOP shares described about that were otherwise expected to be reserved for issuance at or after the closing, and (iv) disclosures related to SAI’s planned restructuring to eliminate the variable interest entity structure in the Republic of China.

On September 16, 2021, Sidley Austin distributed a revised draft of the Business Combination Agreement to SAI counsel, which changes included (i) different thresholds for the definition of certain material contracts, (ii) limitations on digital assets by SAI prior to closing, (iii) a different threshold for any SAI settlement of certain liabilities, and (iv) requirements with respect to D&O tail insurance.

On September 17, 2021, Jianwei Li and Lei Huang from TradeUP, Jian Zou and Huiyuan Ji from SAI, and representatives from Sidley Austin and W&S held an all hands call to discuss key terms of the draft Business Combination Agreement and exchanged comments.

On September 24, 2021, Tang Zhe and Yanci Yang from TradeUP discussed feedback with representatives of Sidley Austin, including requests for (i) the lock-up agreements to provide for early termination upon the achievement of certain share prices at $14.00 and $17.50 per ordinary share, following six months after the closing and (ii) changes to the TradeUP minimum cash condition to $17.5 million, after giving effect to redemptions (but without adjustments for other changes, including transactions expenses and indebtedness otherwise subject to covenants under the Business Combination Agreement).

On September 25, 2021, the TradeUP Board held telephonic meetings (with Jianwei Li not in attendance at the board meeting as abstaining from voting on the transactions), together with management of TradeUP, representatives from Sidley Austin as counsel to TradeUP and representatives of DLA Piper as counsel to the Audit Committee, and representatives from Duff & Phelps as financial advisor to the Audit Committee. TradeUP management reviewed updates regarding negotiations and transaction terms. Representatives from Sidley Austin also reviewed a summary of material terms of the proposed definitive transaction documents, and responded to questions from directors. Representatives from Duff & Phelps reviewed its draft presentation regarding the financial terms of the proposed transaction, and responded to questions from directors, including material assumptions and projections used in connection with its analysis. The TradeUP Board determined, based on factors cited in “The TradeUP Board’s Reasons for the Business Combination,” that it was in the best interests of TradeUP to proceed with executing a transaction on the terms discussed and based on the documents reviewed, and authorized TradeUP’s officers to finalize the documentation.

On September 26, 2020, the SAI Board held a meeting via telephone, together with the management of SAI and representatives of SAI’s Board. Each of the directors fully disclosed their respective conflicts of interest related to the proposed transaction with TradeUP. SAI’s Board reviewed the terms of the proposed final definitive documentation. Huiyuan Ji, representing SAI’s management, led a question-and-answer discussion and walked the SAI Board through certain specific deal terms. The SAI Board also reviewed proposed resolutions, including the disclosed conflicts of interest, which would be adopted by the SAI Board in order to approve the entry into the Business Combination Agreement and related transactions. The SAI Board (with Jianwei Li abstaining from the vote) determined that it was advisable and in the best interests of the Company to enter into the Business Combination Agreement and the transactions contemplated thereby and subsequently approved the Business Combination Agreement and the other Transaction Documents and related resolutions.

On September 27, 2021, the Audit Committee and the board of directors of TradeUP held telephonic meetings (with Jianwei Li not in attendance at the board meeting as abstaining from voting on the transactions), together with management of TradeUP, representatives from Sidley Austin as counsel to TradeUP and representatives of DLA Piper as counsel to the Audit Committee, and representatives from Duff & Phelps as financial advisor to the Audit Committee. Representatives from Sidley Austin reviewed a summary of material terms of the proposed definitive transaction documents, and responded to questions from directors. Representatives from Duff & Phelps reviewed material issues contained in its presentation regarding the financial terms of the proposed transaction, and responded to questions from directors, including updates regarding material assumptions and projections used in connection with its analysis. Following discussion, Duff & Phelps orally confirmed it was prepared to deliver a written opinion to the Audit Committee that the consideration to be paid by TradeUP in the Business Combination was fair from a financial point of view to TradeUP, which final written opinion was delivered by letter dated September 28, 2021. The Audit Committee and board of directors also reviewed proposed resolutions approving the Business Combination Agreement and related transactions.

The Audit Committee unanimously determined that the Business Combination Agreement and the transactions contemplated thereby are in the best interests of TradeUP and TradeUP’s shareholders, approved the Business Combination Agreement and related transactions, and recommended the transaction to the board of directors of TradeUP. Thereafter, the board of directors of TradeUP unanimously (with Jianwei Li abstaining) determined that the Business Combination Agreement and the transactions contemplated thereby are in the best interests of TradeUP and TradeUP’s shareholders, and subsequently approved the Business Combination Agreement and related transactions. Later that day, the parties executed the Business Combination Agreement, the Letter Agreement Amendment, the Sponsor Support Agreement, the Company Support Agreement, the Employment Agreement with the new Chief Executive Officer (Risheng Li, SAI’s current CEO) and the Employment Agreement with the new Chief Financial Officer (Jian Zou, SAI’s current CFO), with each such employment agreements to be effective as of and subject to the closing of the Business Combination.

On September 27, 2021, the parties executed and delivered the Business Combination Agreement, the employment agreements with the CEO and CFO to be effective as of the closing, the Letter Agreement Amendment and the Sponsor Support Agreement and Company Support Agreement.

On September 28, 2021, and prior to the open of public markets in the United States, TradeUP issued a press release announcing the Business Combination and concurrently filed a Current Report on Form 8-K attaching the press release, the Business Combination Agreement, the Letter Agreement Amendment, the Sponsor Support Agreement, the Company Support Agreement, the Employment Agreement with the new CEO and the Employment Agreement with the new CFO.

The TradeUP Board’s Recommendation and Reasons for the Approval of the Business Combination

The TradeUP Board, in evaluating the Business Combination, consulted with TradeUP’s management and financial, legal and other advisors. In reaching its resolution: (1) that it was desirable and in TradeUp’s commercial interests that TradeUP should approve and enter into the Business Combination Agreement, the transactions contemplated thereby and the ancillary documents to which TradeUP is or will be a party; (2) to approve and adopt the transactions contemplated by the Business Combination (including the merger); (3) to recommend that the TradeUP shareholders entitled to vote thereon approve and adopt the Business Combination Agreement and the Business Combination and approve and adopt the transactions contemplated by the Business Combination Agreement including the Business Combination Proposal and the other proposals; and (4) to direct that each proposal, including the Business Combination Proposal, be submitted to the TradeUP shareholders for approval, the TradeUP Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the TradeUP Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The TradeUP Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the TradeUP Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The TradeUP Board considered a number of factors pertaining to SAI and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        SAI’s significant planned growth and growth potential.    SAI’s operation plan targets it to become a leading bitcoin mining operation in Eurasia, with planned growth in both its hosting capacity, including custodian services, and mining capacity. SAI’s operations, while disrupted during 2021 in China due to regulatory change, remain poised to continue their growth and potentially benefit from disruption of the digital asset mining business in China.

•        Contracted power supply at Kazakhstan.    SAI currently has secured 105MW power supply in Kazakhstan by definitive agreement and another 300-500MW power supply in Kazakhstan and other Eurasia countries through a strategic cooperation agreement. As a stable power supply is a key challenge in mining business, SAI’s secured power supply will support its growth plan.

•        Rising global digital assets market and price of bitcoin.    Digital assets have received increased interest from investors globally since 2020, which has led to an expansion of the global digital assets market. Bitcoin is the most recognized digital asset, and the price of bitcoin has been ranged between $30,000 to $60,000 for past year. Given bitcoin’s historical performance and increasing interest in digital assets, we believe the price of bitcoin has strong growth potential.

•        SAI’s experienced management team.    The TradeUP Board believes that SAI has a proven and experienced management team that is positioned to lead New SAI after the Business Combination, including its Chief Executive Officer and Chief Financial Officer who have entered into employment agreements to be effective at the closing of the Business Combination, and an energy consultant who has successfully sourced prior large scale energy sources for SAI and will have an equity interest in New SAI to incentivize its continued success.

•        Rollover equity commitment by SAI Founder; Continued Equity Ownership by Affiliates of Sponsor.    The TradeUP Board considered that the SAI Founder, an affiliate of SAI’s Chief Executive Officer, will rollover all of its equity into New SAI and become the controlling shareholder of New SAI. Similarly, the TradeUP Board considered that affiliates of Jianwei Li, a TradeUP director and affiliate of the Sponsor, will also roll all of their equity into New SAI as a minority owner of New SAI.

•        SAI lock-ups.    The SAI Founder, along with other SAI management and shareholders, have agreed to become subject to a one-year Lock-Up Period with respect to their New SAI Class A ordinary shares and New SAI Class B ordinary shares (subject to potential early releases after 180 days), This lock-up is expected to provide important alignment by the SAI Founder and SAI management with the post-closing shareholders, as well incentives in connection with governance of New SAI. In addition, the other SAI shareholders have agreed to become subject to a six-month lockup with respect to their New SAI Class A ordinary shares. See “Proposal 1 — The Business Combination Proposal — Ancillary Documents — Lock-Up Agreements.”

•        Due diligence and continuing updates.    Prior to entering into the Business Combination Agreement, the TradeUP Board review and discussed in detail the results of the due diligence examination of SAI conducted by TradeUP’s management team and TradeUP’s financial and legal advisors, which included a number of virtual and in-person meetings with SAI’s management team and advisors regarding SAI’s business and business plan, operations, prospects and forecasts (including the assumptions underlying such forecasts), valuation analysers with respect to the Business Combination, review of significant contracts and other material matters, as well as general financial, legal, regulatory and accounting due diligence. Following the entry into the Business Combination Agreement, the TradeUP Board has received numerous updates from TradeUP’s and SAI’s management, as well as TradeUP’s and SAI’s advisors, regarding developments relating to SAI, including, among other things, key workstreams and focus areas related thereto, as well as SAI’s business plan and business and general and industry-specific market conditions and developments.

•        Fairness Opinion.    As a result of the related party nature of the Business Combination and in accordance with the current memorandum and articles of association, the Audit Committee engaged Duff & Phelps to provide a fairness opinion. The opinion of Duff & Phelps, dated September 28, 2021, to the Audit Committee, which the TradeUP Board was also entitled to rely upon, to the effect that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by TradeUP in the Business Combination was fair, from a financial point of view, to TradeUP as more fully described below in the section titled “— Opinion of Duff & Phelps, the Financial Advisor to the Audit Committee.”

•        Valuation supported by financial analysis and due diligence.    The TradeUP Board determined that the valuation analysis conducted by TradeUP management, based on materials and financial projections provided by SAI and valuation multiples based on comparable transactions, as supported by the fairness opinion of Duff & Phelps, supported the equity valuation of SAI. In connection with this analysis, TradeUP management, the TradeUP Board, a financial advisor and legal counsel conducted due diligence examinations of SAI and discussed with SAI’s management financial, operational, technical and legal matters relating to SAI.

•        No current debt and pro forma initial liquidity.    The TradeUP Board considered that SAI has no current debt, has a minimum $1.0 million cash closing condition in the Business Combination Agreement, and would have at least approximately $18.5 million (assuming all TradeUP Class A ordinary shares that may be redeemed are redeemed, and based on the TradeUP Minimum Cash Condition and the SAI minimum cash condition) of cash on its balance sheet pro forma after the consummation of the Business Combination, positioning New SAI for its growth plan.

•        No PIPE or third-party financing.    The TradeUP Board considered that the transaction terms for the Business Combination, as an all-equity transaction, do not require, and are not conditioned on, additional PIPE or other third-party financing.

The TradeUP Board also considered a variety of uncertainties and risks and other potentially negative factors related to TradeUP’s business and prospects and related to the Business Combination including, but not limited to, the following:

•        Risk that the benefits described above may not be achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within expected timeframes, including the future value of bitcoin. The trading price of bitcoin and other digital assets remains highly volatile, which may affect both demand for SAI’s services as well as the value of any digital assets owned in the future or obtained as consideration for services or mined for SAI’s own account. SAI is also a development stage company that has recently transitioned operations into a new country, and is adjusting its prior business model. SAI’s ability to achieve its projected growth will depend on such price risks, ability to execute its business plan, and regulatory risks, among others.

•        Risks regarding the shareholder vote.    The risk that TradeUP’s shareholders may fail to provide the votes necessary to effect the Business Combination.

•        Closing conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within TradeUP’s control, including approval by TradeUP’s shareholders, a $17.5 million minimum cash condition applicable to TradeUP, and approval by Nasdaq of the initial listing application in connection with the Business Combination.

•        Fees and expenses.    The fees and expenses associated with completing the Business Combination.

•        Risk of the liquidation of TradeUP.    The risks and costs to TradeUp if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in TradeUp being unable to effect a business combination in the requisite time frame and force TradeUp to liquidate.

•        Potential litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits TradeUP from soliciting other business combination proposals, which restricts TradeUP’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        Control of New SAI.    The fact New SAI will be controlled by the SAI Founder, whose New SAI Class B ordinary shares will represent over 40% of the outstanding New SAI ordinary shares immediately following the Business Combination (assuming no redemptions, or over 45% assuming maximum redemptions) and has dual class voting rights entitling such shares to 10 votes per share, representing over 87% of the voting power of all outstanding New SAI ordinary shares immediately following the Business Combination (assuming no redemptions, or over 89% assuming maximum redemptions).

•        Public company experience of officers.    The fact that the Chief Executive Officer and Chief Financial Officer of New SAI have no experience in operating a U.S. publicly-traded company.

•        Other risk factors.    Various other risk factors associated with the respective businesses of TradeUP and SAI as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition to considering the factors described above, the TradeUP Board also considered other factors including, without limitation, that Jianwei Li, TradeUP’s Co-Chief Executive Officer and a director, (i) has interests in the Business Combination as an individual with interests in the Sponsor that are in addition to, and may be different from, the interests of TradeUP shareholders, and (ii) has additional indirect equity interests in SAI as a SAI shareholder, from which he would benefit from as a result of the Business Combination. The TradeUP Audit Committee, consisting of independent directors, reviewed and considered these interests during the negotiation of the Business Combination Agreement, and in evaluating and approving, as the TradeUP Audit Committee and as directors on the TradeUp Board, the Business Combination Agreement and the transactions contemplated thereby.

The TradeUP Board concluded that the potential benefits expected to be received by TradeUP and its shareholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the TradeUP Board (other than Jianwei Li, who abstained) unanimously resolved: (1) that it was desirable and in TradeUp’s commercial interests that TradeUP should approve and enter into the Business Combination Agreement, the transactions contemplated thereby and the ancillary documents to which TradeUP is or will be a party; (2) to approve and adopt the transactions contemplated by the Business Combination (including the merger); (3) to recommend that the TradeUP shareholders entitled to vote thereon approve and adopt the Business Combination Agreement and the Business Combination and approve and adopt the transactions contemplated by the Business Combination Agreement including the Business Combination Proposal and the other proposals; and (4) to direct that each proposal, including the Business Combination Proposal, be submitted to the TradeUP shareholders for approval.

Satisfaction of 80% Test

It is a requirement under TradeUP’s amended and restated memorandum and articles of association that any business acquired by TradeUP have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination.

As of September 27, 2021, the date of execution of the Business Combination Agreement, the proceeds in the trust account were approximately $44.9 million. Based on the financial analysis of SAI generally used by TradeUP management in evaluating the SAI business and provided to the TradeUP Board in connection with the Business Combination, as well as the enterprise value of approximately $228.0 million for the SAI business implied by the terms of the Business Combination Agreement, which amount was negotiated on an arms’-length basis and agreed to after taking into consideration various factors, including certain unaudited prospective financial information for SAI and discussions with SAI management regarding the future growth and outlook for the business, the TradeUP Board determined that the 80% test was met. The TradeUP Board believes that it was qualified to make this determination because of the financial skills and background of its directors and the financial information presented.

Certain Unaudited Projected Financial Information of SAI

SAI does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or financial condition. For internal planning purposes and in connection with the Business Combination, management of SAI prepared and provided the projections for each of the years in the six-year period ending December 31, 2026 to TradeUP management for purposes of its analyses and advice to the TradeUP Board, and to Duff & Phelps to use and rely upon the projections for purposes of Duff & Phelps’ analyses and advice to the TradeUP Audit Committee.

The projections are included in this proxy statement/prospectus solely to give TradeUP shareholders access to certain financial projections provided to the TradeUP Board, the TradeUP Audit Committee and their advisors for their evaluation of the Business Combination. The projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or pro forma financial information or the guidelines established by the American Institute of Certified Public Accountants (AICPA) for preparation and presentation of prospective or pro forma financial information. Neither TradeUP’s independent registered public accounting firm, nor any independent accountants, have compiled, examined or performed any procedures with respect to the projections, nor have they expressed any opinion or any other form of assurance on such financial information or its achievability.

The inclusion of the projections should not be regarded as an indication that TradeUP or SAI considered, or now considers, any of the projections to be predictive of actual future results. The projections were based upon expectations of the SAI’s management at the time the projected financial information was prepared during the third quarter of 2021. In addition, the projections did not reflect the effects of the announcement of the Business Combination Agreement. Although the projections are presented with numerical specificity, the projections necessarily were based on numerous variables and assumptions, including economic, market and operational assumptions, that are inherently uncertain and many of which are beyond the control of TradeUP’s management, such as the risks and uncertainties contained in the sections entitled “Risk Factors,” “SAI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” Because the projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year.

The financial projections for net revenues, gross profit, net (loss) income, and EBIT provided to the TradeUP Board are forward-looking statements that are based on growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond SAI’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. While all projections are necessarily speculative, notably, statements regarding SAI’s 2021 plan and five-year business plan following 2021 and yearly forecasts, and summary financial projections are, without limitation, subject to material assumptions set out below and assumptions regarding SAI’s ability to transition its business outside of China, buildout its operations on a timely basis, SAI’s ability to successfully execute its technology and business development plans and growth strategy, SAI’s ability to compete in rapidly developing markets, SAI’s ability to source and maintain strategic supply arrangements, including power agreements, and the regulations and government actions affecting the markets in which SAI plans to operate. SAI cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.

There can be no assurance that the projections will be realized, and actual results (including with respect to particular periods presented) may vary materially from those shown. In particular, projections in later years, including beyond three years, may be subject to greater variability and uncertainty. Neither SAI, nor any of its affiliates, advisors, officers, directors or representatives, can give any assurance that actual results will not differ from the projections, and none of them undertakes any obligation, except to the extent required by applicable law, to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events. SAI does not intend to make publicly available any update or other revision to the projections, except as otherwise required by law. Neither SAI nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any of TradeUP’s shareholders or other persons regarding the ultimate performance of SAI compared to the information contained in the projections or that the projections will be achieved. SAI has made no representations or warranties to TradeUP, in the Business Combination Agreement or otherwise, concerning the projections.

In addition, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement and pendency of the Business Combination Agreement. Further, the projections do not take into account any changes in SAI’s operations, business, financial condition or results of operations which may result from the Business Combination, including, without limitation, any cost savings or other benefits, nor do the projections take into account the effect of any failure to complete the Business Combination. The inclusion of the projections herein should not be deemed an admission or representation by SAI or any other person that they were viewed as material information, and SAI and its management do not view the projections as material because of the inherent risks and uncertainties associated with the projections.

Certain of the projected financial information set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by SAI may not be comparable to similarly titled amounts used by other companies.

The projections were prepared by, and are the responsibility of, SAI’s management. Although the company has a limited operational history, SAI’s management consists of experienced staff and experts from related industries. SAI’s management developed the long-term financial projection based on various factors, including: (i) the past experience of its various members of management, (ii) the outlook of the industry, (iii) the predictable halving process of bitcoin, and (iv) the increased global appetite for digital currency.

As a further example, three members of the management team whose experience has proven crucial in developing these long-term financial projections are: (i) Risheng Li, (ii) Dahan Bao, and (iii) Liedong Wang.

Risheng Li, founder and CEO of SAITECH Limited, has been a serial entrepreneur for over 7 years. He has an established business acumen in high technology and fast-moving cryptocurrency businesses. He started this business in clean energy and bitcoin mining in 2017 in order to put his theories and thoughts into practice. Since then, he has accumulated abundant resources within this field. In 2021, Mr. Li made the list of Forbes 30 under 30.

Dahan Bao (also referred to as Darhan Pao), COO of SAI, has over 5 years of experience in bitcoin mining. He has managed over 5EH/s hash rate and 150,000+ mining rigs on behalf of his clients. He is also a partner of Wayi.cn., a comprehensive cryptocurrency mining solution provider, whose services include miner sales, joint-mining solutions, miner operations and maintenance service, and mining facility construction and operation, etc.

Liedong Wang (also referred to as Mike Wong), CTO of SAI, started his career, six years ago, in supercomputing and cryptocurrency mining. He was in charge of the production of BW company’s 14nm supercomputing server, and was responsible for the construction of 28 supercomputing centers. He is a partner of OKKING Technology, a mining pool service provider. In his professional experience in digital asset mining industry, he has mined over 30,000 bitcoins for his clients.

Marcum Bernstein & Pinchuk LLP, SAI’s independent auditors, have not examined, compiled or otherwise applied procedures with respect to the accompanying projected financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of Marcum Bernstein & Pinchuk LLP included in this proxy statement/prospectus relates to historical financial information of SAI. It does not extend to the projections and should not be read as if it does. You are encouraged to review the financial statements of SAI included in this proxy statement/prospectus, as well as the financial information provided in the sections titled “Summary Historical Financial Information of SAI” in this proxy statement/prospectus and to not rely on any single financial measure.

IN LIGHT OF THE FOREGOING AND THE UNCERTAINTIES INHERENT IN THE PROJECTIONS, THE COMPANY’S STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE, IF ANY, RELIANCE ON THE PROJECTIONS.

Material projections provided to TradeUP are summarized below:

	Financial Projections(1)
	Fiscal Year Ended December 31,
	2021P	2022P	2023P	2024P	2025P	2026P
	(in USD thousands, except percentage)
Net Revenues	$14,308	$91,428	$297,119	$482,209	$614,356	$760,920

Cost of Revenues	(12,631)	(62,944)	(134,479)	(223,382)	(290,981)	(336,254)

Gross Profit	1,677	28,485	162,639	258,827	323,375	424,667
Margin %	11.7%	31.2%	54.7%	53.7%	52.6%	55.8%

Operating Expenses	(2,553)	(3,861)	(8,470)	(14,192)	(18,621)	(22,058)

D&A	281	2,802	16,776	47,627	84,713	119,180

EBIT(2)	(1,125)	21,822	137,394	197,008	220,040	283,428
Margin %	-7.9%	23.9%	46.2%	40.9%	35.8%	37.2%

Net (Loss)/income	(1,125)	17,457	109,915	157,606	176,032	226,743
Margin %	-7.9%	19.1%	37.0%	32.7%	28.7%	29.8%

Capital Expenditures(3)	1,406	25,208	117,331	200,325	180,317	174,699
– Mining	0	11,923	91,335	167,431	154,937	154,714
– Infrastructure	1,406	13,268	20,201	25,425	19,575	15,075
– Other	0	18	185	406	368	722
– Additional	0	0	5,611	7,063	5,438	4,188

____________

(1)      Assuming bitcoin’s average price of $41,699 in 2021, $35,000 in 2022, $40,000 in 2023, $45,000 in 2024, $50,000 in 2025 and $55,000 in 2026, among other assumptions discussed below.

(2)      We define EBIT as net earnings (loss) before interest expense and taxes. We have not provided a reconciliation of EBIT to GAAP net income (loss) or any other GAAP measure on a forward-looking basis due to the potential variability, limited visibility and unpredictability.

(3)      Mining includes purchase of mining machines; Infrastructure includes required power equipment for the data center, i.e. transformers and blockbox; Other includes SAIHEAT heating equipment; Additional includes estimates on potential sharing of more data center infrastructure construction cost.

(4)      The foregoing financial projections were based on the following assumed bitcoin prices and power capacity:

	Financial Projections(1)(8) Fiscal Year Ended December 31,

	2021P	2022P	2023P	2024P	2025P	2026P
Mining Capacity (MW)	0	16	95	238	338	425
Hosting Capacity (MW)	16	148	293	433	550	630
Total Capacity	16	164	388	671	888	1,055

Bitcoin Price	$41,699	$35,000	$40,000	$45,000	$50,000	$55,000

SAI’s projected financial information was prepared using a number of assumptions, including the following assumptions that SAI’s management believed to be material:

•        gradual growth of the bitcoin average price to $55,000 in 2026 from $41,699 in 2021 as set forth above, for a CAGR of 6%;

•        selling, general and administrative expenses of approximately 3% of SAI’s total revenue per the respective year;

•        processing power of the bitcoin network, or hash rate, from 147.33 EH/s in 2021 to 486.17 EH/s in 2026, for a CAGR of 27%;(5)

•        average bitcoin transaction fees per block of 1.04 during 2026E;(7)

•        next halving, which is expected to occur at the beginning of the second quarter in 2024, at which point each block mined would reward 3.125 bitcoins;(7)

•        SAI deploying 270MW of capacity by year-end 2022, and to continue buildout capacity till achieving 1,115MW at year end 2026;(6)

•        SAI spending capital necessary during the initial buildout period to achieve the foregoing MW capacity as set forth above;

•        SAI’s operating expenses will increase in line with increased capacity and client bases as set forth above; and

•        20% combined income tax rate.

(5)      The network hash rate grew significantly over the past years, from approximately 1EH/s in 2016 to over 100EH/s in 2019. However, this growth rate will gradually slow down. The most influential growth factor for hash rate is the fast evolvement of Bitcoin mining machines’ efficiency. Bitcoin miners always pursue the latest and strongest computing power and chips. In 2016, the most widely used Bitcoin mining machines were “Bitmain S7” and “Bitmain S9”, which used 28nm chip and 14nm chip, respectively. The classic S9 has a computing power of 13.5T per unit with 1.5 kW or an efficiency of 111 W/TH. From 2020 to 2021, Bitmain launched a few types of new mining machines as noted below:

S19 Series	Hash rate	Efficiency	Chip
S19 XP	150TH/s	21.5W/TH	5nm
S19 Pro	100TH/s	30.5W/TH	7nm
S19	95TH/s	34.21W/TH	7nm

However, as in other semiconductor industries, the efficiency improvement in the crypto industry has slowed down. For the next five years, due to a global shortage of 5nm chip capacity, great difficulty in developing the 3nm chips, and a limit on sustainable Bitcoin mining power, we believe it is predictable that the growth rate of Bitcoin’s network hash rate will slow down to a more reasonable rate. SAI’s management believes the 27% CAGR used in the foregoing assumptions is reasonable after comparisons to other benchmark cases.

(6)      For this projection SAI mainly relied on two methods in order to develop its forecast on capacity: (a) the bottom-up approach and (b) the top-down approach. In the bottom-up approach, SAI summarized the signed contracts and any potential contracts to develop the short-term forecast. During June 2021 and July 2021, SAI entered into a strategic cooperation agreement with global power sourcing partner Better Tech Limited, which collected written interests in power supplies totalling 100MW in the first phase and 300-500MW in the second phase. As commercial negotiations proceeded, SAI and an interested power supplier deployed a datacenter, with a size of 15MW, in Kazakhstan and engaged Better Tech Limited to help with operations. Another datacenter in Kazakhstan, with a size of 57MW, also commenced construction; however, the construction was delayed in the fourth quarter of 2021 due to COVID-19. Additionally, SAI received cooperation interests from additional power suppliers in other countries, including, but not limited to, Turkey, Mexico and the United States. In the top-down approach, SAI relied on its management’s insights to develop long-term forecasts. Most of the founders and the management team have more than five years’ experience in the industry. Their cumulative experience was a sizable factor in SAI’s forecasts regarding the potential for strong sales due to datacenter capacity, the securing of Bitcoin mining machines, and the managing of the return of Bitcoin mining machine assets and professional datacenter operations. Per SAI’s management, prior to regulations on crypto mining operations in mainland China, China owned approximately 10GW of mining capacity, or at least 3 million Bitcoin mining machines (average efficiency 100W/T and power 3200W per machine), which represented almost 70% of the global hash rate. This mining power is now being distributed overseas. Thus together, the growing interest from global power suppliers and Bitcoin miners and mining investors in partnership with professional Bitcoin mining datacenter operators gives SAI’s management confidence to grow the scale of operations into about 1GW or 1,000MW within the next five years.

(7)      Transaction fees increase as the transaction size and network volume also increase. Miners receive transaction fees when a new block has been validated, supporting the profitability of mining. Bitcoin halving increases the computational power and energy required to mine new blocks, lowering the subsidy of each block. If the block reward is 6.25 Bitcoin per block, with a 10% transaction fee, the miner receives 6.875 Bitcoin as a reward.

	2021	2022	2023	2024	2025	2026
Transaction Fee %	8.1%	11.3%	13.3%	25.8%	31.3%	33.3%

(8)      Although SAI has limited operating history, the SAI management team has extensive experience in the industry. The forecasts and projections noted herein are based on the various assumptions SAI’s management team has gathered from its signed contracts and contracts under negotiation, as well as SAI management’s insights on the market. In practice, Bitcoin mining machines’ average useful lifespan is at least five years. For the latest type of Bitcoin mining models, such as “Bitmain S19 pro” and “SP19 XP”, the useful lifespan can be up to ten years. SAI has its own Bitcoin mining machines and is raising capital to acquire additional Bitcoin mining machines to operate. Lastly, since SAI is able to convert traditional Bitcoin mining machines to a new type of chip boiler with the patented liquid cooling and waste heat recovery technology, SAI is able to recycle waste heat from mining machines through heating applications and thus extend their useful life.

SAI’s projected financial information also assumed based on certain assumptions that management then believed to be the best estimate:

•        SAI is able to contract for the assumed power capacity for stable power supplies;

•        SAI is able to decrease unit power costs through contract negotiations and SAIHEAT applications from $0.045/kWH in 2021 to $0.036/kWH in 2026;

•        SAI is able to source mining machines necessary for the planned expansion capacity at a reasonable price and with necessary funding, including projected available cash from operations together with third-party financing. As noted above and herein, SAI expects to fund a majority of planned capital expenditures in 2023 and subsequent years net income and cash flows from operations.

In making the foregoing assumptions, SAI’s management relied on a number of factors, including:

•        The historical development in the hashrate of bitcoin network to-date, which is based on various third-party reports and forecasts for industry growth and market penetration, which were considered in preparation of SAI’s business model. Specifically, the hashrate of the bitcoin network has nearly doubled from approximately 50 EH/s in June 2019 to approximately 90 EH/s by the end of 2019 and it reached approximately 130 EH/s by the end of 2020;

•        There is expected to be a gradual lessening of the impact of the COVID-19 pandemic globally;

•        SAI would continue to operate as a standalone company and do not reflect any impact of the merger. Furthermore, any failure of the merger to be completed should not be viewed as reflective of management’s expectations under those circumstances.

SAI’s management believes that the overall hashrate will continue to increase, especially after a government-led crackdown effectively banished China’s crypto miners in May 2021 who previously accounted for over 60% of global hashrate. Since the difficulty of the network dropped after this significant number of miners went offline, more miners have risen in other countries, including the United States, who are entering the bitcoin mining industry. As of the date of this proxy statement/prospectus, the United States now accounts for around a third of bitcoin’s hashrate. However, governmental and regulatory challenges and developments in certain jurisdictions as well as fluctuations in power costs and the availability of semiconductor capacity still has the potential to affect hashrate levels and to have profound impacts on network difficulty and mining economics.

As the value of bitcoin and block rewards increase, the rewards attract more miners, driving hashrate higher. With increases in the overall network hashrate, SAI’s management expects upward adjustments in difficulty of solving blocks and potential lower market share, which, in turn, would have a negative impact on its expected results of operations. For further details, see “Risks Factors — Risks Related to Cryptocurrency Mining — Any periodic adjustments to the digital asset networks, such as bitcoin, regarding the difficulty for block solutions, with reductions in the aggregate hash rate or otherwise, could have a material adverse effect on our business, prospects, financial condition, and operating results. If the award of new bitcoin for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may cease expending processing power, or hash rate, to solve blocks and confirmations of transactions on the Bitcoin blockchain could be slowed.” Generally, we believe that SAI’s margins have an upper bound limited by competition in the industry and a lower bound limited by miners’ required minimum return.

While SAI believes the foregoing assumptions to be reasonable for preparation of its projected financial information, they are dependent upon future events, and actual conditions may differ from those assumed. These events and conditions include the events affecting the price of bitcoin, growth in processing power of the bitcoin network, changes in tax rates, and SAI’s ability to deploy capital for capital expenditures and to deploy additional capacity as projected. In addition, SAI has used and relied upon certain information provided by others. Although the financial projections were prepared in good faith by management, no assurance can be made regarding future events, and actual results may be significantly higher or lower than forecasted by the financial projections. The financial projections also reflect assumptions as of their respective time of preparation as to certain business decisions that are subject to change. Although presented with numerical specificity, the financial projections are based upon a variety of estimates and numerous assumptions made by management with respect to, among other matters, industry performance, general international business, economic, tax, regulatory, geopolitical, market, and financial conditions, all of which are difficult to predict, are subject to significant economic and competitive uncertainties. While SAI believes the use of such information and assumptions to be reasonable for preparation of its projected financial information, it offers no assurances with respect thereto and some assumptions may vary significantly due to unanticipated events and circumstances. The financial projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. This may be particularly relevant for us due to volatility in the entire cryptocurrency industry, including the value of bitcoin. Cryptocurrencies are a relatively new concept and asset class. Bitcoin has a limited history and its price has been particularly volatile; therefore, the past data related to it is inherently limited, and its value may be more limited than might be the case for an asset with a longer and more stable history. To the extent that actual future conditions differ from those assumed herein or provided to SAI by others, the actual results will vary from those projected herein, SAI’s anticipated revenues, income and other operating results.

Opinion of Duff & Phelps, the Financial Advisor to the Audit Committee

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

1.      reviewed the following documents:

•        TradeUP’s unaudited interim financial statements included in TradeUP’s Form 10-Q filed with the SEC for the period from January 26, 2021 (inception) through and as of June 30, 2021;

•        audited financial statements for SAI for the period from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020;

•        unaudited financial statements for SAI for the six months ended June 30, 2020 and June 30, 2021, which SAI’s management identified as being the most current financial statements available;

•        other internal documents relating to the history, current operations, and probable future outlook of SAI, including financial projections for the years ending December 31, 2021 through December 31, 2026, prepared by the management of SAI and provided to Duff & Phelps by the management of TradeUP (the “Financial Projections”);

•        a letter dated September 16, 2021 from the management of TradeUP and SAI which makes certain representations as to the historical financial information for SAI, the Financial Projections and the underlying assumptions of such projections; and

•        a draft of the Business Combination Agreement dated as of September 27, 2021;

2.      discussed the information referred to above and the background and other elements of the merger with the management of TradeUP and the management of SAI;

3.      reviewed the historical trading price and trading volume of TradeUP ordinary shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.      performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques that Duff & Phelps deemed relevant; and

5.      conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the merger, Duff & Phelps, with TradeUP’s and the Audit Committee’s consent:

1.      Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of TradeUP and the management of SAI, and did not independently verify such information;

2.      Relied upon the fact that the Audit Committee, the TradeUP Board and TradeUP have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;

3.      Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Financial Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

4.      Relied upon the assessments of the management of TradeUP as to (i) SAI’s existing and future technology, products and services, and (ii) SAI’s ability to operate the business of the SAI in the manner contemplated by the Financial Projections, and (iii) the ability of TradeUP and SAI to obtain the financing necessary to operate the business of SAI in the manner contemplated by the Financial Projections;

5.      Assumed that information supplied and representations made by the management of TradeUP and the management of SAI are substantially accurate regarding TradeUP, SAI and the merger;

6.      Assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;

7.      Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

8.      Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of TradeUP or SAI since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

9.      Assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the Business Combination Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

10.    Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger and the operation of SAI’s business will be obtained without any adverse effect on TradeUP or SAI or the contemplated benefits expected to be derived from the merger.

Given TradeUP’s nature as a special purpose acquisition company, for purposes of its opinion and at TradeUP’s direction and with TradeUP’s consent, Duff & Phelps has assumed a value of $10.00 per TradeUP Class A ordinary share and per TradeUP Class B ordinary share, with such $10.00 value being based on the sale price of the units sold in the TradeUP IPO and the approximate amount of cash held in the trust account per TradeUP Class A ordinary share sold in the TradeUP IPO (excluding, for the avoidance of doubt, any dilutive impact of TradeUP Class A ordinary shares and TradeUP Class B ordinary shares held by the Sponsor, any warrants or any other securities of TradeUP). Duff & Phelps has further assumed, for purposes of its opinion and at the TradeUP’s direction and with the TradeUP’s consent, that TradeUP Class A ordinary shares and TradeUP Class B ordinary shares are identical in all respects.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. The credit, financial and stock markets have been experiencing unusual volatility and Duff & Phelps expresses no opinion or view as to any potential effects of such volatility on TradeUP, SAI, or the merger.

Duff & Phelps did not evaluate TradeUP’s or SAI’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of SAI, or any alternatives to the merger, (b) negotiate the terms of the merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from TradeUP’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the merger, or (c) advise the Audit Committee, the TradeUP Board or any other party with respect to alternatives to the merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which TradeUP is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which TradeUP is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the ordinary shares (or anything else) after the announcement or the consummation of the merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of TradeUP’s or SAI’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of TradeUP’s officers, directors, or employees, or any class of such persons, relative to the consideration to be paid by TradeUP’s in the merger, or with respect to the fairness of any such compensation. Duff & Phelps is also not expressing any opinion with respect to the fairness of the consideration paid by the Sponsor in connection with TradeUP ordinary shares granted to such sponsor.

Duff & Phelps’ opinion was furnished for the use and benefit of the Audit Committee and the TradeUP Board in connection with their consideration of the merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps’ opinion (a) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (b) does not address any transaction related to the merger; (c) is not a recommendation as to how the Audit Committee, the TradeUP Board or any shareholder should vote or act with respect to any matters relating to the merger, including whether or not to have their shares redeemed as part of the merger, or whether to proceed with the merger or any related transaction, and (d) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration to be paid in the merger is within a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps’ opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the opinion shall be limited in accordance with the terms set forth in the engagement Letter among Duff & Phelps, TradeUP and the Audit Committee dated August 3, 2021. Duff & Phelps’ opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the engagement letter.

Summary of Financial Analysis

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Audit Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex K. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Audit Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Certain Financial Projections

The following table summarizes the Financial Projections:

	Financial Projections
	Fiscal Year Ended December 31,
	2021P	2022P	2023P	2024P	2025P	2026P
	(in USD thousands, except percentage)
Net Revenues	$14,308	$91,428	$297,119	$482,209	$614,356	$760,920

Cost of Revenues	(12,631)	(62,944)	(134,479)	(223,382)	(290,981)	(336,254)

Gross Profit	1,677	28,485	162,639	258,827	323,375	424,667
Margin %	11.7%	31.2%	54.7%	53.7%	52.6%	55.8%

Operating Expenses	(2,553)	(3,861)	(8,470)	(14,192)	(18,621)	(22,058)

D&A	281	2,802	16,776	47,627	84,713	119,180

EBIT	(1,125)	21,822	137,394	197,008	220,040	283,428
Margin %	-7.9%	23.9%	46.2%	40.9%	35.8%	37.2%

Net (Loss)/income	(1,125)	17,457	109,915	157,606	176,032	226,743
Margin %	-7.9%	19.1%	37.0%	32.7%	28.7%	29.8%

Capital Expenditures(1)	1,406	25,208	117,331	200,325	180,317	174,699

____________

(1)      Capital expenditures include acquisition of property, plant and equipment and other intangible assets.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to SAI for the fiscal years ending December 31, 2021 through December 31, 2026, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Financial Projections, which are described in this proxy statement beginning on page 1.

Duff & Phelps estimated the net present value of all cash flows attributable to TradeUP after fiscal year 2026 (the “Terminal Value”) using a perpetuity growth formula assuming a 0.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and TradeUP’s business. Duff & Phelps used discount rates ranging from 32.5% to 37.5% to discount the projected free cash flows and the Terminal Value. Duff & Phelps considered a number of factors in determining the discount rate, including: (1) the early stage of the SAI’s business and its lack of operational history, (2) the SAI’s projected financial performance and growth, and (3) the risks facing the SAI in order to achieve the projected results, including technology risk, execution risk, competitive risks, and risk from a changing regulatory environment, among others. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value from $210.00 million to $270.00 million.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of SAI. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to SAI and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the merger. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of SAI and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of SAI. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of SAI to corresponding data and ratios from publicly traded companies in recruitment industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The nine companies included in the selected public company analysis in the cryptocurrency mining industry were:

•        Riot Blockchain, Inc.

•        Marathon Digital Holdings, Inc.

•        HIVE Blockchain Technologies Ltd.

•        Bitfarms Ltd.

•        Hut 8 Mining Corp.

•        Bit Digital, Inc.

•        Argo Blockchain plc

•        DMG Blockchain Solutions Inc.

•        Link Global Technologies Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of SAI.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2021 and 2022 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the SAI’s fiscal year ends for which information was available.

Due to the limited comparability of the selected public companies’ financial metrics relative to SAI, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for SAI implied by the valuation range determined from the discounted cash flow analysis in the context of the SAI’s relative size, growth in revenue and profits, profit margins, capital spending and other characteristics that it deemed relevant.

COMPANY INFORMATION	INDUSTRY SPECIFIC METRICS						REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN
Company Name	Current Hash Rate	Projected Hash Rate by 2021	Projected Hash Rate by 2022	Current MW Available	Projected MW by 2021	Projected MW by 2022	3-YR CAGR	LTM	2021	2022	2023	3-YR CAGR	LTM	2021	2022	2023	3-YR AVG	LTM	2021	2022	2023
Marathon Digital Holdings, Inc.	2,090 PH/s	6,000 PH/s	13,300 PH/s	105 MW	405 MW	NA	103.2%	2739.6%	5258.9%	243.7%	4.3%	NA	NA	NA	278.6%	115.4%	-229.0%	-102.1%	47.9%	52.8%	108.9%
Riot Blockchain, Inc.	2,400	4,600	7,700	280	450	750 MW	255.2	798.4	1657.1	112.3	51.8	NA	NA	NA	162.8	36.3	-155.0	18.1	61.5	76.2	68.4
Hut 8 Mining Corp.	1,300	2,500	6,000	109	144	209	82.1	32.6	326.1	124.4	NA	83.6%	177.2%	545.0%	178.7	NA	26.7	35.2	53.0	65.7	NA
HIVE Blockchain Technologies Ltd.	226	NA	2,700	27	80	NA	72.1	128.3	167.0	NA	NA	NA	2701.9	80.2	NA	NA	-2.7	111.8	56.7	NA	NA
Argo Blockchain plc	1,075	NA	NA	45	NA	NA	NA	131.5	241.3	33.2	NA	NA	372.8	536.0	46.2	NA	-97.6	48.6	75.0	82.3	NA
Bitfarms Ltd.	1,450	3,000	8,000	160	168	358	-12.6	125.8	181.5	128.9	NA	-52.5	346.3	NA	NA	NA	27.0	46.8	NA	NA	NA
Bit Digital, Inc.	2,574	NA	2,974	125	NA	NA	NA	13277.8	NA	NA	NA	NA	NA	NA	NA	NA	21.1	50.9	NA	NA	NA
DMG Blockchain Solutions Inc.	1,000	NA	NA	85	NA	NA	105.7	2.7	205.3	166.8	NA	NA	NA	NA	NA	NA	-59.0	-58.0	-25.6	58.5	NA
Link Global Technologies Inc.	400	1,700	3,000	70	100	NA	NA	302.4	NA	NA	NA	NA	NA	NA	NA	NA	-178.9	-224.4	NA	NA	NA

Mean							100.9%	1948.8%	1148.2%	134.9%	28.1%	15.5%	899.5%	387.1%	166.6%	75.8%	-71.9%	-8.1%	44.8%	67.1%	88.6%
Median							92.6%	131.5%	241.3%	126.7%	28.1%	15.5%	359.5%	536.0%	170.8%	75.8%	-59.0%	35.2%	54.8%	65.7%	88.6%

SAITECH LIMITED	000 PH/S	1,429 PH/S	4,841 PH/S	0 MW	50 MW	150 MW	NA	NM	NM	539.0%	225.0%	NA	NM	NM	NM	NM	NA	7.2%	-5.5%	26.9%	51.9%

____________

LTM = Latest Twelve Months

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

PH/s = Petahashes/Second

MW = Megawatt

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports, Company Press Releases.

COMPANY INFORMATION	MARKET DATA				ENTERPRISE VALUE AS MULTIPLE OF
Company Name	Common Stock Price (Primary) on 9/24/2021	% of 52- Week High	Market Capitalization	Enterprise Value	Current MW Available	Projected MW by 2021	Projected MW by 2022	LTM EBITDA	2021 EBITDA	2022 EBITDA	LTM Revenue	2021 Revenue	2022 Revenue
Marathon Digital Holdings, Inc.	$36.18	62.6%	$3,605	$3,267	31.12x	8.07x	NA	NM	29.2x	7.7x	NM	13.99x	4.07x
Riot Blockchain, Inc.	27.93	35.1	2,680	2,508	8.96	5.57	3.34x	NM	19.2	7.3	NM	11.81	5.56
Hut 8 Mining Corp.	8.39	66.6	1,376	1,261	11.57	8.76	6.03	NM	17.4	6.2	19.00x	9.23	4.11
HIVE Blockchain Technologies Ltd.	2.88	50.5	1,048	1,080	40.74	13.50	NA	14.1x	9.9	NA	16.19	5.95	NA
Argo Blockchain plc	1.79	38.6	818	883	19.62	NA	NA	30.8	13.3	9.1	16.60	9.98	7.49
Bitfarms Ltd.	4.84	65.7	813	840	5.25	5.00	2.35	21.0	NA	NA	10.10	8.60	3.76
Bit Digital, Inc.	9.46	28.7	510	475	3.80	NA	NA	10.1	NA	NA	5.13	NA	NA
DMG Blockchain Solutions Inc.	0.77	18.4	129	93	1.10	NA	NA	NM	NM	3.1	14.39	5.23	1.96
Link Global Technologies Inc.	0.32	23.5	16	22	0.32	0.22	NA	NM	NA	NA	8.62	NA	NA

Mean		43.3%	$1,222	$1,159	13.61x	6.85x	3.91x	19.0x	17.8x	6.7x	12.86x	9.26x	4.49x
Median		38.6%	$818	$883	8.96x	6.82x	3.34x	17.5x	17.4x	7.3x	14.39x	9.23x	4.09x

____________

LTM = Latest Twelve Months

Enterprise Value = (Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

MW = Megawatt

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports, Company Press Release

Selected M&A Transactions Analysis

Duff & Phelps compared SAI to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction. The selected transactions indicated enterprise value to LTM revenue multiples ranging from 0.1x to 46.4x with a median of 4.9x.

TradeUP is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for TradeUP based on the selected M&A transactions analysis.

Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	MW Capacity(2)	EV/ Revenue	EV/ EBITDA	EV/MW Capacity
7/21/2021	Power & Digital Infrastructure Acquisition Corp.	Core Scientific, Inc.	$4,341	$94	$15	311	46.38x	NM	14.0x
4/8/2021	Whinstone US, Inc.	Riot Blockchain, Inc.	$651	NA	NA	750	NA	NA	0.9x
3/24/2021	60 MW Power Plant Located in New York	Digihost Technology Inc.	$4	NA	NA	60	NA	NA	0.1x
3/5/2021	Good Works Acquisition Corp.	Cipher Mining Technologies Inc.(1)	$2,000	$6	$(5)	60	NM	NM	33.3x
2/16/2021	Blockchain Alliance Technologies Limited	500.com Limited (nka:BIT Mining Limited)	$133	$1,333	NA	NA	0.10x	NA	NA
1/20/2021	Moonstake Pte. Ltd./Moonstake Limited	OIO Holdings Limited	$5	$1	NA	NA	4.35x	NA	NA
11/23/2020	HIVE Atlantic Datacentres Ltd.	HIVE Blockchain Technologies Ltd.	$20	NA	NA	50	NA	NA	0.4x
8/12/2019	Backbone Hosting Solutions Inc.	Bitfarms Ltd.	$71	$255	NA	NA	0.28x	NA	NA
5/8/2019	Zayo Group Holdings, Inc.	EQT Partners AB; Digital Colony Partners, LP; Digital Colony Management, LLC; etc	$14,259	$2,586	$1,177	NA	5.51x	12.1x	NA
10/8/2018	Asia Pacific Data Centre Group	NEXTDC Limited	$180	$10	NA	NA	18.36x	NA	NA

			Mean			246	12.50x	12.1x	9.7x
			Median			60	4.93x	12.1x	0.9x

____________

(1)      Based on the company filing, Cipher’s historical results are not indicative of the results to be expected in the future. Operating information used here refer to 2021E.

(2)      MW refers to Megawatt.

Summary of Selected Public Companies/M&A Transactions Analyses

Duff& Phelps noted that while it reviewed the selected public companies and the selected M&A transactions, it did not select valuation multiples for TradeUP based on the selected public companies analysis and the selected M&A transactions analysis for the reasons described in the sections titled “— Selected Public Companies Analysis” and “— Selected M&A Transactions Analysis” above, respectively.

Summary of Discounted Cash Flow Analysis

The range of estimated enterprise values for SAI that Duff & Phelps derived from its discounted cash flow analysis was US$210.00 million to US$270.00 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of consideration value to be US$191.57 million to US$239.34 million by:

•        adding pro forma cash of US$44.86 million;

•        adding other receivables of US$3.36 million;

•        subtracting amounts due to related parties of US$0.01 million;

•        subtracting fair value of warrants of US$17.60 million;

•        multiplying by pro forma ownership of 79.6%.

Summary of Financial Analysis

Duff & Phelps noted that the consideration to be paid by TradeUP in the merger was within the range of the consideration value indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the Audit Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Audit Committee.

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, TradeUP has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on SAI Founder comprising a majority of the voting power of the combined company, SAI’s operations prior to the acquisition comprising the only ongoing operations of New SAI, SAI’s senior management comprising a majority of the senior management of New SAI, and SAI’s directors comprising a majority of the board of directors of New SAI. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of SAI with the Business Combination being treated as the equivalent of SAI issuing stock for the net assets of TradeUP, accompanied by a recapitalization. The net assets of TradeUP will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. However, TradeUP and SAI have determined that the jurisdictional thresholds for a required filing under the HSR Act are not met due to the amount of SAI’s United States revenues and assets.

At any time before or after consummation of the Business Combination, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New SAI’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. TradeUP cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, TradeUP cannot assure you as to its result.

None of TradeUP and SAI are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of TradeUP Class A ordinary shares and warrants (which we sometimes refer to as “TradeUP securities”) with respect to (i) electing to have their ordinary shares redeemed for cash, (ii) the Business Combination and (iii) the ownership and disposition of New SAI Class A ordinary shares and warrants (“New SAI securities”) following the Business Combination. This discussion addresses only those U.S. Holders (other than the Sponsor and its affiliates) that hold their TradeUP securities or New SAI securities, as the case may be, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of any class of our shares;

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•        partnerships (or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes), or persons holding TradeUP securities through such partnerships or other pass-through entities; or

•        persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not sought and do not intend to seek any rulings from the IRS regarding the Business Combination or an exercise of redemption rights by holders of TradeUP Class A ordinary shares. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds TradeUP Class A ordinary shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any TradeUP Class A ordinary shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and an exercise of redemption rights with respect to their TradeUP Class A ordinary shares to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION OR AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of TradeUP Class A ordinary shares or warrants (and New SAI securities received in the Business Combination in exchange therefor) who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States,

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person

The Business Combination

The discussion under this heading “— The Business Combination” constitutes the opinion of Sidley Austin LLP, U.S. tax counsel to TradeUP, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of TradeUP Class A ordinary shares and warrants as a result of the Business Combination, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 in TradeUp’s registration statement on Form F-4 of which this proxy statement/prospectus is a part, as well as representations of TradeUP and SAI.

U.S. Holders of TradeUP Class A ordinary shares and warrants will retain their shares of TradeUP Class A ordinary shares and warrants in the Business Combination, will not receive any consideration in connection with the Business Combination and will not receive any additional shares of TradeUP Class A ordinary shares or additional TradeUP warrants (New SAI Class A ordinary shares and New SAI warrants after the change in corporate name) in the Business Combination. As a result, there will be no material U.S. federal income tax consequences to U.S. Holders of TradeUP Class A ordinary shares and warrants as a result of the Business Combination, regardless of whether the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). Furthermore, although the Business Combination is intended to qualify as a Reorganization, and New SAI and SAI intend to report the Business Combination consistent with such qualification, such treatment is not a condition to New SAI’s or SAI’s obligation to complete the Business Combination.

U.S. HOLDERS OF TRADEUP CLASS A ORDINARY SHARES AND WARRANTS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE BUSINESS COMBINATION UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

U.S. Federal Income Tax Considerations of New SAI Class A Ordinary Shares and Warrants

Taxation of Dividends and Other Distributions on New SAI Class A Ordinary Shares

Subject to the PFIC rules discussed below, if New SAI makes a distribution of cash or other property to a U.S. Holder of New SAI Class A ordinary shares, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New SAI’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its New SAI Class A ordinary shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such New SAI Class A ordinary shares.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if New SAI Class A ordinary shares are readily tradable on an established securities market in the United States (such as Nasdaq) and certain other requirements are met, including that New SAI is not treated as a PFIC during the taxable year in which the dividend is paid or in the previous year. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to our Class A ordinary shares.

Sale, Exchange, Redemption or Other Taxable Disposition of New SAI Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of New SAI securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its securities.

Under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Exercise or Lapse of a New SAI Warrant

Subject to the PFIC rules discussed below, a U.S. Holder will generally not recognize gain or loss upon the exercise of a warrant for cash. A Class A ordinary share acquired pursuant to the exercise of a warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant.

It is unclear whether a U.S. Holder’s holding period for the Class A ordinary share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the warrant.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the ordinary shares received would generally equal the U.S. Holder’s tax basis in the warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the ordinary shares received on exercise will be treated as commencing on the date of exercise of the warrant or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the ordinary shares received will include the holding period of the warrants.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. In this case, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the ordinary shares received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised (i.e., the U.S. Holder’s purchase price for the warrant (or the portion of such U.S. Holder’s purchase price for units that is allocated to the warrant) and the exercise price of such warrants). It is unclear whether a U.S. Holder’s holding period for the ordinary shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if New SAI redeems warrants for cash pursuant to the redemption provisions of the warrants or if New SAI purchases warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of New SAI Securities.”

Passive Foreign Investment Company Considerations

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if New SAI, or any of its subsidiaries, is treated as a PFIC for any taxable year during which the U.S. Holder holds New SAI securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value).

Whether New SAI or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of New SAI Class A ordinary shares how quickly New SAI uses liquid assets and cash may influence whether New SAI or any of its subsidiaries is treated as PFIC. Accordingly, New SAI is unable to determine whether New SAI or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that New SAI or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, New SAI does not expect to provide a PFIC annual information statement for 2021 or going forward.

If New SAI were characterized as a PFIC for any taxable year, U.S. Holders of New SAI securities would suffer adverse tax consequences. These consequences may include having gains realized on the disposition of New SAI securities treated as ordinary income rather than capital gains, and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the New SAI securities. U.S. Holders would also be subject to annual information reporting requirements. In addition, if New SAI were a PFIC in a taxable year in which New SAI paid a dividend or the prior taxable year, such dividends would not be eligible to be taxed at the reduced rates applicable to qualified dividend income (as discussed above). Certain elections (including a mark-to-market election) may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their ownership of the New SAI securities.

U.S. Federal Income Tax Considerations of Exercising Redemption Rights

Subject to the PFIC rules discussed above, if a U.S. Holder’s TradeUP Class A ordinary shares are redeemed pursuant to the exercise of a shareholder redemption right, for U.S. federal income tax purposes, such redemption will be subject to the following rules. If the redemption qualifies as a sale of the ordinary shares under Section 302 of the Code, the tax treatment of such redemption will be as described under “— Sale, Exchange, Redemption or Other Taxable Disposition of New SAI Securities” above. If the redemption does not qualify as a sale of ordinary shares under Section 302 of the Code, a U.S. Holder will be treated as receiving a distribution with the tax consequences described below. Whether a redemption of our shares qualifies for sale treatment will depend largely on the total number of ordinary shares treated as held by such U.S. Holder (including any shares constructively owned as a result of, among other things, owning warrants). The redemption of ordinary shares generally will be treated as a sale or exchange of the ordinary shares (rather than as a distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to a U.S. Holder, (ii) results in a “complete termination” of such holder’s interest in TradeUP or (iii) is “not essentially equivalent to a dividend” with respect to such holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. Holder must take into account not only ordinary shares actually owned by such holder, but also ordinary shares that are constructively owned by such holder. A U.S. Holder may constructively own, in addition to ordinary shares owned directly, ordinary shares owned by related individuals and entities in which such holder has an interest or that have an interest in such holder, as well as any ordinary shares such holder has a right to acquire by exercise of an option, which would generally include ordinary shares which could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of the issued and outstanding voting shares actually and constructively owned by a U.S. Holder immediately following the redemption of ordinary shares must, among other requirements, be less than 80% of the percentage of the issued and outstanding voting and ordinary shares actually and constructively owned by such holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the ordinary shares actually and constructively owned by such U.S. Holder are redeemed or (ii) all of the ordinary shares actually owned by such U.S. Holder are redeemed and such holder is eligible to waive, and effectively waives, in accordance with specific rules, the attribution of shares owned by family members and such holder does not constructively own any other shares. The redemption of the ordinary shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of a U.S. Holder’s proportionate interest in New SAI. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of an exercise of the redemption right.

If none of the foregoing tests is satisfied, then the redemption may be treated as a distribution and the tax effects will be as described under “— Taxation of Dividends and Other Distributions on New SAI Shares” above. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed ordinary shares will be added to the adjusted tax basis in such holder’s remaining ordinary shares. If there are no remaining ordinary shares, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of ordinary shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of TradeUP/New SAI. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of ordinary shares or on an instrument of transfer in respect of such shares.

TradeUP has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands substantially in the following form:

The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions

In accordance with the provision of The Tax Concessions Act (As Revised), the following undertaking is hereby given to TradeUP Global Corporation (the “Company”):

(a)     That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)    In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)     On or in respect of the shares, debentures or other obligations of the Company; or

(ii)    by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from the 29th January 2021.

Cayman Islands Data Protection

TradeUP/New SAI have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts New SAI’s members on notice that through your investment in New SAI you will provide New SAI with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to New SAI and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

New SAI will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. New SAI will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which New SAI is subject. New SAI will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In its use of this personal data, New SAI will be characterized as a “data controller” for the purposes of the DPA, while its affiliates and service providers who may receive this personal data from New SAI in the conduct of its activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to New SAI.

New SAI may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides New SAI with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How New SAI May Use a Member’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.      where this is necessary for the performance of its rights and obligations under any purchase agreements;

2.      where this is necessary for compliance with a legal and regulatory obligation to which the company is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

3.      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should New SAI wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

Why New SAI May Transfer Your Personal Data

In certain circumstances New SAI may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

New SAI anticipates disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures New SAI Takes

Any transfer of personal data by New SAI or its duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

New SAI and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

New SAI shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry into the Business Combination Agreement, dated as of September 27, 2021, attached to the accompanying proxy statement/prospectus as Annex A-1 and Annex A-2 (as amended, the “Business Combination Agreement”), among TradeUP, TGC Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of TradeUP (“Merger Sub”), and SAITECH Limited, a Cayman Islands exempted company (“SAI”), and the transactions contemplated thereby including, among other things, the merger of Merger Sub with SAI, with SAI surviving the merger as a wholly owned subsidiary of TradeUP and the other transactions contemplated by the Business Combination Agreement be confirmed, ratified and approved in all respects.”

Vote Required for Approval and Recommendation of the TradeUP Board

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of a majority of the issued and outstanding TradeUP ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Failure to submit a proxy or to vote in person or online at the Meeting and abstentions from voting will have no effect on the Business Combination Proposal.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal. Notwithstanding the approval of the Business Combination Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Business Combination Proposal will not be effected.

The TradeUP initial shareholders have agreed to vote any TradeUP ordinary shares owned by them in favor of the Business Combination Proposal.

The existence of financial and personal interests of one or more of TradeUP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TradeUP and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Business Combination Proposal. In addition, TradeUP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

THE TRADEUP BOARD RECOMMENDS THAT THE TRADEUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL

Proposal 2 — The Articles Amendment Proposal

Overview

TradeUP is asking its shareholders to approve: (1) the name change of TradeUP Global Corporation to SAI.TECH Global Corporation; and (2) the adoption of the proposed memorandum and articles of association in the form attached to this proxy statement/prospectus as Annex B. If approved, the proposed memorandum and articles of association will become effective on the merger effective date and will be the memorandum and articles of association of New SAI until thereafter amended in accordance with the terms of the proposed memorandum and articles of association and the Companies Act.

The following is a summary of the key changes between the current memorandum and articles of association and the proposed memorandum and articles of association. This summary is qualified by reference to the complete text of the proposed memorandum and articles of association, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the proposed memorandum and articles of association in its entirety for a more complete description of its terms.

•        Name Change: change the corporate name from “TradeUP Global Corporation” to “SAI.TECH Global Corporation;”

•        Authorized Share Capital: increase the total number of shares of all classes of authorized capital shares from (1) 221,000,000, consisting of (a) 200,000,000 ordinary shares, including (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, and (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, and (b) 1,000,000 preference shares, par value $0.0001 per share, to (2) 350,000,000, consisting of (A) 340,000,000 ordinary shares, including (i) 328,320,295 Class A ordinary shares, par value $0.0001 per share, and (ii) 11,679,705 Class B ordinary shares, par value $0.0001 per share, and (B) 10,000,000 preference shares, par value $0.0001 per share;

•        Dual-Class Capital Structure: provide that holders of New SAI Class A ordinary shares will be entitled to one vote per share on all matters to be voted upon by shareholders and holders of New SAI Class B ordinary shares will be entitled to ten votes per share on all matters to be voted upon by shareholders; and

•        Blank Check Company: remove the provisions relating to TradeUP’s status as a blank check company.

Reasons for the Amendments

The following is a summary of the reasons for the key changes effected by the Articles Amendment Proposal:

•        Name Change: changing the post-combination company name from “TradeUP Global Corporation” to “SAI.TECH Global Corporation” is desirable to reflect the business combination with SAI and to more closely align the name of the publicly traded entity with the name of the existing operating business of SAI;

•        Authorized Share Capital: the amendment provides for the increase necessary to consummate the Business Combination, including future issuances under the New SAI Incentive Plan, as proposed to be adopted by the TradeUP Board in connection with the Business Combination, future issuances to holders of New SAI Class B ordinary shares upon conversion into New SAI Class A ordinary shares, and also provides flexibility for future issuances of ordinary shares and preference shares if determined by the board of directors of New SAI to be in the best interests of New SAI and its shareholders, including, without limitation, to support New SAI’s growth and for future corporate needs (including, if needed, as part of financing for future growth acquisitions), without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance;

•        Dual-Class Capital Structure: the implementation of the dual-class capital structure with high vote for New SAI Class B ordinary shares will allow SAI Founder to exercise significant voting control over New SAI and, consequently, potentially enhance New SAI’s ability to focus on long-term value creation, and will also provide New SAI with flexibility to employ various financing and transaction strategies involving the issuance of equity securities; and

•        Blank Check Company: the amendment will eliminate provisions specific to TradeUP’s status as a blank check company that will serve no purpose following the consummation of the Business Combination.

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolutions:

(1)    that name of the Company be changed from TradeUP Global Corporation to SAI.TECH Global Corporation; and

(2)    that the second amended and restated memorandum and articles of associations, a copy of which is attached as Annex B to accompanying proxy statement/prospectus, be and are hereby adopted as the memorandum and articles of association of the Company in substitution for and to the exclusion of the existing amended and restated memorandum and articles of association.”

Vote Required and Recommendation of the TradeUP Board

The approval of the Articles Amendment Proposal requires special resolutions under the Companies Act and the current memorandum and articles of association, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding TradeUP ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Failure to submit a proxy or to vote in person or online at the Meeting and abstentions from voting will have no effect on the Articles Amendment Proposal.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal. Notwithstanding the approval of the Business Combination Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Business Combination Proposal will not be effected.

The TradeUP initial shareholders have agreed to vote any TradeUP ordinary shares owned by them in favor of the Articles Amendment Proposal.

The existence of financial and personal interests of one or more of TradeUP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TradeUP and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Articles Amendment Proposal. In addition, TradeUP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

THE TRADEUP BOARD RECOMMENDS THAT THE TRADEUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE Articles Amendment PROPOSAL

Proposal 3 — The Share Issuance Proposal

Overview

For purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Listing Rules, TradeUP shareholders are being asked to approve the issuance of up to 22,800,008 New SAI ordinary shares in connection with the Business Combination, of which 11,120,303 are New SAI Class A ordinary shares and 11,679,705 are New SAI Class B ordinary shares.

Why TradeUP Needs Shareholder Approval

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (1) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for such securities) or (2) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the shares or securities. Collectively, the consideration to be paid in connection with the Business Combination Agreement will exceed 20% or more of the outstanding TradeUP ordinary shares and 20% or more of the voting power, in each case outstanding before the issuance of such ordinary shares in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of TradeUP ordinary shares in the Business Combination will result in a “change of control” of TradeUP. SAI shareholders will own or control 22,800,008 New SAI ordinary shares, or approximately 79.6% of the New SAI ordinary shares outstanding following the Business Combination, and the New SAI Class B ordinary shares will have voting power of 87.3% based on their right to 10 votes per share (in each case assuming no redemption, or 78.2% and 89.1%, respectively, if the maximum number of TradeUP Class A ordinary shares are redeemed).

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lower of (1) the closing price immediately preceding the signing of the binding agreement or (2) the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the binding agreement, if the number of ordinary shares (or securities convertible into or exercisable for ordinary shares) to be issued equals 20% or more of the ordinary shares, or 20% or more of the voting power, outstanding before the issuance. Because New SAI ordinary shares will be issued in exchange for all of the equity interests of SAI, the deemed issuance price of New SAI ordinary shares may be less than the lower of (a) the closing price immediately preceding the signing of the Business Combination Agreement or (b) the average closing price of TradeUP Class A ordinary shares for the five trading days immediately preceding the signing of the Business Combination Agreement. If the Business Combination Proposal is approved, the issuance of New SAI ordinary shares will exceed 20% of the currently outstanding TradeUP ordinary shares. Because the issuance price may be deemed to be below the lower of (1) the closing price immediately preceding the signing of the Business Combination Agreement or (2) the average closing price of the Venus ordinary shares for the five trading days immediately preceding the signing of the Business Combination Agreement, the Nasdaq Listing Rules may require that TradeUP obtain shareholder approval of the issuance of New AI ordinary shares in connection with the consummation of the Business Combination.

As a result of the foregoing, TradeUP is required to obtain shareholder approval pursuant to Nasdaq Listing Rule 5635. TradeUP shareholders should read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Effects of Proposal on Current Shareholders

If the Share Issuance Proposal is adopted, up to an aggregate of 11,120,303 New SAI Class A ordinary shares and 11,679,705 New SAI Class B ordinary shares may be issued in connection with the Business Combination, together representing up to 391% of the TradeUP Class A ordinary shares and TradeUP Class A ordinary shares outstanding on the date hereof, including a new class of New SAI Class B ordinary shares with voting rights of 10 votes per share. The issuance of such shares would result in significant dilution to TradeUP shareholders, and result in TradeUP shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of TradeUP.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that for the purposes of complying with Nasdaq Listing Rule 5635, the issuance by TradeUP of an aggregate of up to 22,800,008 ordinary shares (including 11,120,303 New SAI Class A ordinary shares and 11,679,705 New SAI Class B ordinary shares ) to the SAI shareholders pursuant to the Business Combination Agreement, be approved and adopted in all respects.”

Vote Required and Recommendation of the TradeUP Board

The approval of the Share Issuance Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the issued ordinary shares of TradeUP that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Failure to submit a proxy or to vote in person or online at the Meeting and abstentions from voting will have no effect on the Business Combination Proposal.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal. If the Business Combination Proposal is not approved, the Share Issuance Proposal will have no effect, even if approved by TradeUP shareholders. Notwithstanding the approval of the Share Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Share Issuance Proposal will not be effected.

The TradeUP initial shareholders have agreed to vote any TradeUP ordinary shares owned by them in favor of the Share Issuance Proposal.

The existence of financial and personal interests of one or more of TradeUP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TradeUP and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Share Issuance Proposal. In addition, TradeUP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

THE TRADEUP BOARD RECOMMENDS THAT THE TRADEUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL

Proposal 4 — The Incentive Plan Proposal

Overview

TradeUP is asking its shareholders to adopt and approve the New SAI Incentive Plan. The TradeUP Board approved the New SAI Incentive Plan prior to the Meeting, subject to TradeUP shareholder approval at the Meeting. If TradeUP shareholders approve this proposal, the New SAI Incentive Plan will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other condition precedent proposals. If the New SAI Incentive Plan is not approved by TradeUP shareholders, it will not become effective, and no awards will be granted thereunder. A copy of the New SAI Incentive Plan is attached to this proxy statement/prospectus as Annex C.

Purpose of the New SAI Incentive Plan

The purpose of the New SAI Incentive Plan is to help New SAI to secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of New SAI and any affiliate and provide means by which the eligible recipients may benefit from increases in value of New SAI Class A ordinary shares. It is anticipated that each director of New SAI (up to five) and approximately 23 employees of New SAI, its affiliates and consultants of New SAI will be eligible to participate in the New SAI Incentive Plan following the closing of the business combination.

Description of the New SAI Incentive Plan

This section summarizes certain principal features of the New SAI Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the New SAI Incentive Plan included as Annex C to this proxy statement/prospectus.

Administration

The New SAI board of directors (the “Board”) will (i) determine from time to time (a) which of the persons eligible under the plan will be granted awards; (b) when and how each award will be granted; (c) what type or combination of types of award will be granted; (d) the provisions of each award granted (which need not be identical or comparable), including the time or times when a person will be permitted to exercise or otherwise receive an issuance of ordinary shares or other payment pursuant to an award; (e) the number of ordinary shares or cash equivalent with respect to which an award will be granted to each such person; and (f) the fair market value applicable to an award; (ii) construe and interpret the New SAI Incentive Plan and awards granted under it, and to establish, amend and revoke rules and regulations for administration of the plan and awards; (iii) settle all controversies regarding the New SAI Incentive Plan and awards granted under it; (iv) amend the New SAI Incentive Plan in any respect the Board deems necessary or advisable; and (v) exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the plan or awards. The Board may delegate some or all of the administration of the New SAI Incentive Plan to a committee and the Board or any such committee may delegate to officers of New SAI the authority to do one or both of the following: (i) designate non-officer employees to be recipients of options and/or share appreciation rights and the terms of the awards and (ii) determine the number of Class A ordinary shares to be subject to the awards.

Share Reserve

Subject to adjustment as described in the plan, the maximum number of shares that may be delivered in satisfaction of awards under the New SAI Incentive Plan (the “Share Reserve”) is an initial 1,812,663 Class A ordinary shares, and subject to such adjustments in the plan, the then-applicable Share Reserve number will automatically increase (but not decrease) on January 1st of each year commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) three percent (3%) of the total number of ordinary shares of New SAI outstanding on December 31st of the preceding year and (ii) such fewer number of Class A ordinary shares that the Board or any Committee may determine prior to January 1st of a given year; provided, if the effective date of the New SAI Incentive Plan is after January 1, 2022, then the initial automatic increase shall occur on January 1, 2023 and the increases shall end on (and including) January 1, 2032. Also subject to adjustment, the aggregate number of Class A ordinary shares that may be issued pursuant to the exercise of incentive share options is 1,812,663 ordinary shares. Shares underlying unvested awards that are forfeited or repurchased by New SAI will revert to and again become available for issuance under the plan. Any shares reacquired by New SAI in satisfaction of tax withholding obligations on an award or as consideration for the exercise or purchase price of an award will again become available for issuance under the plan.

In connection with an entity’s merger or consolidation with New SAI or New SAI’s acquisition of an entity’s property or stock (including pursuant to the Business Combination Agreement), the Board may grant awards in substitution for any options or other share or share-based awards granted before the merger or consolidation by the acquired entity or its affiliate. Substitute awards will not count against the Share Reserve, except that Class A ordinary shares acquired by exercise of substitute incentive stock options will count against the maximum number of Class A ordinary shares that may be issued pursuant to the exercise of incentive share options (as set forth above).

The maximum grant date fair value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year is (i) US$750,000 total in value or (ii) in the event such non-employee director is first appointed or elected to the Board during such calendar year, US$1,000,000 in total value.

Eligibility

Employees of New SAI and its affiliates, members of the Board, consultants and other non-employee service providers of New SAI and its affiliates are eligible to receive awards under the New SAI Incentive Plan.

Awards

The New SAI Incentive Plan provides for the grant of various types of awards, including options, (ii) share appreciation rights, (iii) restricted share awards, (iv) restricted share unit awards, and (v) other awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the New SAI Incentive Plan. Certain awards under the New SAI Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the New SAI Incentive Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally will be settled in Class A ordinary shares, but the Board (or committee thereof) may provide for cash settlement of any award. A brief description of each award type follows.

•        Share Options and Share Appreciation Rights (“SARs”). Share options will provide for the purchase of Class A ordinary shares in the future at an exercise price set on the grant date. U.S. tax-qualified “incentive stock options” (“ISOs”), by contrast to non-qualified share options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to U.S. taxpayers holding the incentive share options if certain holding period and other requirements of the Code are satisfied. SARs will entitle their holder, upon exercise, to receive from New SAI an amount equal to the appreciation of the Class A ordinary shares subject to the award between the grant date and the exercise date.

The exercise price per Class A ordinary share subject to each share option or SAR will be set by the Board or its committee, provided that, except with respect to certain substitute options granted in connection with a corporate transaction, (i) no option or SAR may be granted to a U.S. participant with an exercise or strike price per Class A ordinary share below fair market value on the date of grant, without compliance with Section 409A of the Code or the participant’s consent, (ii) the exercise or strike price of each option or SAR granted to a participant outside of the U.S. shall comply with applicable law, and (iii) an option or SAR may be granted with an exercise or strike price lower than fair market value if such option or SAR is granted pursuant to an assumption or substitution for an option or share appreciation right granted by another company. In the case of ISOs granted to certain significant shareholders, such price will not be less than 110% of the fair market value of a Class A ordinary share on the date the option is granted (or the date the option is modified, extended or renewed for purposes of Section 424(h) of the Code). No share option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the applicable award agreement (or five years in the case of ISOs granted to certain significant shareholders).

To exercise a share option or SAR, a participant must provide notice of exercise in accordance with the procedures specified in the applicable award agreement or otherwise provided by New SAI and pay the exercise price of the share options by any method of payment permitted by the Board.

Except as explicitly provided otherwise in a participant’s award agreement or other written agreement between a participant and New SAI, if a participant’s continuous service with New SAI or its affiliate is terminated for “cause,” the participant’s options and SARs (whether vested or unvested) will terminate and be forfeited immediately. In the event of any other termination of service, the participant would have a period following termination of service to exercise his or her vested award (but not later than the expiration date for the award), and any unvested portion would be forfeited without consideration as of the employment termination date.

•        Restricted Shares. Restricted shares are an award of nontransferable Class A ordinary shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Unless otherwise determined by the Board, a participant will have voting and other rights as a shareholder of New SAI with respect to any Class A ordinary shares subject to a restricted share award. Dividends paid on restricted shares may be subject to the same vesting and forfeiture restrictions as apply to the Class A ordinary shares subject to the restricted share award to which they relate. Any restricted shares subject to performance-based vesting conditions shall provide that any dividends paid on restricted shares will be subject to the same vesting and forfeiture restrictions as apply to the Class A ordinary shares subject to the restricted share award to which they relate.

•        Restricted Share Units (“RSUs”). RSUs are contractual promises to deliver in the future Class A ordinary shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the award agreement. RSUs remain forfeitable unless and until specified conditions are met. Dividend equivalents may be credited in respect of the Class A ordinary shares underlying the RSU award, as determined by the Board (or a committee thereof) and contained in the RSU award agreement. At the sole discretion of the Board or committee, dividend equivalents may be converted into additional Class A ordinary shares covered by the RSU award in such manner as determined by the Board or committee. Any additional Class A ordinary shares credited to the RSU award by reason of any dividend equivalents will be subject to all of the same terms and conditions of the underlying RSU award. Dividend equivalents distributed under the Plan will not be counted against the shares available for issuance under the New SAI Incentive Plan.

•        Other Awards. Other share, appreciation or cash-based awards may be granted under the New SAI Incentive Plan, either alone or in addition to the awards described above. Such other awards may include awards that may vest or may be exercised or cash awards that may vest or become earned and paid contingent on the attainment during a performance period of performance goals or other criteria as the Board (or a committee thereof) may determine.

Vesting

Vesting conditions determined by the Board (or a committee thereof) may apply to each award and may include continued service, performance and/or other conditions. Except as otherwise provided in an award or other written agreement between a participant and New SAI or its affiliate, vesting of awards granted under the New SAI Incentive Plan will cease upon termination of a participant’s service.

Adjustments; Certain Transactions

The Board will have broad discretion to take action under the New SAI Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of a change in capitalization or other corporate changes, including an extraordinary cash dividend, spin-off, split-off, sale of a subsidiary or business unit, public listing of a subsidiary or other similar transaction. In the event of a Transaction (as defined in the New SAI Incentive Plan), except as may otherwise be provided in the award agreement or any other written agreement between New SAI or any affiliate and the participant, or unless otherwise expressly provided by the Board at the time of grant of an award, the Board may (i) arrange for the surviving corporation or acquiring corporation to assume or continue the award or to substitute a similar award for the award; (ii) arrange for the assignment of any reacquisition or repurchase rights held by New SAI in respect of Class A ordinary shares issued pursuant to the award to the surviving corporation or acquiring corporation; (iii) accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such Transaction as the Board determines, with such Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction; (iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by New SAI with respect to the award; (v) cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and (vi) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the participant would have received upon the exercise of the award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants. The Board may take different actions with respect to the vested and unvested portions of an award.

In addition, upon a Change in Control (as defined in the New SAI Incentive Plan), an award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in an award agreement or any other written agreement between New SAI or an affiliate and the participant, but in the absence of such provision, no such acceleration will occur without Board action.

Claw-Back Policy

New SAI may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant, and (iii) effect any other right of recoupment of equity or other compensation provided under the New SAI Incentive Plan or otherwise in accordance with policies in effect on the date of grant of the applicable award and/or applicable law. In addition, a participant may be required to repay to New SAI certain previously paid compensation, whether provided under the New SAI Incentive Plan or an award agreement or otherwise, in accordance with New SAI clawback policies.

Plan Termination

The Board may suspend or terminate the New SAI Incentive Plan at any time. Unless terminated sooner by the Board, the Plan will automatically terminate on the day before the tenth anniversary of its effective date; provided, no ISOs will be granted on or after the earlier of (i) the tenth anniversary of the date the New SAI Incentive Plan is adopted by the Board, or (ii) the tenth anniversary of the date the New SAI Incentive Plan is approved by shareholders. No awards may be granted under the New SAI Incentive Plan while the plan is suspended or after it is terminated.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the New SAI Incentive Plan. This summary deals with the general U.S. federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and non-U.S. income taxes and U.S. federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Share Options. If an optionee is granted a share option under the Incentive Plan that does not satisfy the requirements for treatment as a tax-qualified ISO, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the Class A ordinary shares acquired on the date of exercise, less the exercise price paid for such shares. The optionee’s basis in the shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Class A ordinary shares on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. New SAI or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•        Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the Class A ordinary shares received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax under U.S. tax laws. If shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfy the ISO requirements, the gain or loss (in an amount generally equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and New SAI will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of Class A ordinary shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. New SAI or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the Class A ordinary shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards. The current federal income tax consequences of other awards authorized under the New SAI Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified share options; nontransferable restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other share or cash-based awards are generally subject to tax at the time of payment. New SAI or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the New SAI Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the New SAI Incentive Plan and awards granted under the plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Board, the New SAI Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Section 457 of the Code

Certain types of awards under the New SAI Incentive Plan may also constitute deferred compensation from a “nonqualified entity” subject to Section 457A of the Code. To the extent that the Board determines in its sole discretion that the amount payable or shares issuable under any award would be taxable to the Participant under Section 457A of the Code in the year such award is no longer subject to a substantial risk of forfeiture, then the amount payable or shares issuable under the award will be paid or issued as soon as reasonably practicable after the substantial risk of forfeiture lapses (or, for awards that are not also considered nonqualified deferred compensation subject to Section 409A of the Code, no later than the end of the short-term deferral period permitted by Section 457A of the Code).

Section 280G of the Code

If any payment or benefit that a U.S. participant would receive under the New SAI Incentive Plan or any other agreement and/or arrangement with New SAI or its affiliates (a “Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment would either be reduced so that no portion of the Payment is subject to the Excise Tax or, if more favorable to the participant on an after-tax basis (after taking into account the Excise Tax due), the total amount of the Payments otherwise due to the Participant.

New Plan Benefits

As of December 1, 2021, the benefits that will be awarded or paid under the New SAI Incentive Plan are not determinable.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the SAI.TECH Global Corporation 2021 Equity Incentive Plan and the material terms thereunder be approved and adopted.”

Vote Required and Recommendation of the TradeUP Board

The Incentive Plan Proposal will be approved and adopted if the holders of a majority of the ordinary shares represented remotely or by proxy and voted thereon at the Meeting vote “FOR” the Incentive Plan Proposal. Failure to vote by proxy or to vote in person (which would include voting at the Meeting held virtually), an abstention from voting, or a broker non-vote will not count towards the threshold for voting in relation to the Incentive Plan Proposal.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Articles Amendment Proposal and the Share Issuance Proposal. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to TradeUP shareholders for a vote.

The TradeUP initial shareholders have agreed to vote any TradeUP ordinary shares owned by them in favor of the Incentive Plan Proposal.

The existence of financial and personal interests of one or more of TradeUP’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TradeUP and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Incentive Plan Proposal. In addition, TradeUP’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

THE TRADEUP BOARD RECOMMENDS THAT THE TRADEUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE Incentive Plan PROPOSAL

Proposal 5 — The Adjournment Proposal

Overview

The Adjournment Proposal allows the TradeUP Board to submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Business Combination. In no event will TradeUP solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under the current memorandum and articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for TradeUP’s initial shareholders and SAI to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information.

Consequences if the Adjournment Proposal if Not Approved

If an adjournment proposal is presented to the Meeting and is not approved by the TradeUP shareholders, the TradeUP Board may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed. If TradeUP does not consummate the Business Combination and fails to complete an initial business combination by November 3, 2022 (subject to the requirements of law), it will be required to dissolve and liquidate the trust account by returning the then remaining funds in such account to the public shareholders.

Resolution to the Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting of TradeUP Global Corp. (the “Meeting”) to a later date or dates to be determined by the chairman of the Meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting that more time is necessary or appropriate to approve one or more proposals of the Meeting be adopted and approved in all respects.”

Vote Required and Recommendation of the TradeUP Board

The approval of the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding ordinary shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Meeting. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE TRADEUP BOARD RECOMMENDS THAT THE TRADEUP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE Adjournment Proposal

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and presents the combination of the financial information of TradeUP and SAI adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of TradeUP as of June 30, 2021 and the historical balance sheet of SAI as of June 30, 2021, on a pro forma basis as if the Business Combination, summarized below, had been consummated on June 30, 2021.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021, combine the historical statement of operations of TradeUP for the period from January 26, 2021 (inception) through June 30, 2021 and the historical statement of operations of SAI for the six months ended June 30, 2021 on a pro forma basis as if the Business Combination had been consummated on January 1, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, involving the historical statement of operations of SAI for the year ended December 31, 2020 on a pro forma basis as if the Business Combination had been consummated on January 1, 2020. TradeUP has no operation for the year ended December 31, 2020.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        TradeUP’s unaudited interim condensed financial statements as of and for the period from January 26, 2021 (inception) through June 30, 2021, and the related notes, each of which are reflected in TradeUP’s unaudited interim consolidated financial statements as of and for the period from January 26, 2021 (inception) through September 30, 2021 included elsewhere in this proxy statement/prospectus;

•        SAI’s unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2021, and the related notes, each of which are included elsewhere in this proxy statement/prospectus;

•        the historical audited consolidated financial statements of SAI for the year ended December 31, 2020 and the related notes, each of which is included elsewhere in this proxy statement/prospectus; and

•        other information relating to TradeUP and SAI included elsewhere in this proxy statement/prospectus, including sections entitled “TradeUP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “SAI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information relating to TradeUP and SAI contained in this proxy statement/prospectus.

Description of the Business Combination

On September 27, 2021, TradeUP and Merger Sub entered into the Business Combination Agreement with SAI. Merger Sub will merge with and into SAI, with SAI as the surviving company and continuing as a wholly-owned subsidiary of TradeUP. Following the consummation of the Business Combination, TradeUP will change its name to “SAI.TECH Limited.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, on the merger effective date: (1) each SAI Class A ordinary share outstanding as of immediately prior to the merger effective date (including SAI Class A ordinary shares resulting from the conversion of SAI preferred shares in connection with the merger, but excluding any SAI Class A ordinary shares as to which dissenter’s rights have been properly exercised in accordance with Cayman Islands law and SAI Class A ordinary shares held by SAI as treasury shares) will be converted into a right to receive a number of New SAI Class A ordinary shares determined on the basis of an exchange ratio derived from an implied equity value for SAI of $228.0 million and $10.00 per share; and (2) each SAI

Class B ordinary share outstanding as of immediately prior to the merger effective date will be converted into a right to receive a number of New SAI Class B ordinary shares determined on the basis of the exchange ratio. As of the date of this proxy statement/prospectus, the exchange ratio was approximately 0.16222. The following unauditd pro forma financial information is based on the following events contemplated by the Business Combination Agreement:

•        the cancellation of each issued and outstanding share of SAI Class A Ordinary Shares and Class B Ordinary Shares; and

•        the conversion of such shares into the right to receive a number of shares of New SAI Class A Ordinary Shares and Class B Ordinary Shares based upon the Exchange Ratio.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TradeUP is treated as the acquired company and SAI is treated as the acquirer for financial statement reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SAI issuing stock for the net assets of TradeUP, accompanied by a recapitalization. The net assets of TradeUP will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SAI. SAI has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        SAI’s existing shareholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios, with over 75% of the voting interest in each scenario;

•        SAI will have the ability to nominate a majority of the members of the board of directors of the combined entity;

•        SAI’s senior management will be the senior management of the combined entity; and

•        SAI’s operations prior to the acquisition comprising the only ongoing operations of New SAI.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New SAI upon consummation of the Business Combination in accordance with GAAP.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of TradeUP following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. TradeUP and SAI have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the TradeUP’s shareholders approve the Business Combination. Pursuant to the Current Certificate of Incorporation, TradeUP’s public shareholders may elect to redeem their shares upon the closing of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing)

in the Trust Account. TradeUP cannot predict how many of its public shareholders will exercise their right to redeem their TradeUP Common Stock for cash. Therefore, the unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•        Assuming No Redemption — this scenario assumes that no TradeUP Common Stock is redeemed; and

•        Assuming Maximum Redemption — this scenario assumes that 2,738,986 shares of TradeUP Class A Ordinary Shares are redeemed (and 1,750,000 shares of TradeUP Class A ordinary shares owned by public shareholders entitled to be redeemed, together with all TradeUP Class A ordinary shares issued upon conversion of founder shares that are owned by the Sponsor, are not redeemed to meet the Minimum Cash Condition) for an aggregate payment of approximately $27.4 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding public warrants issued in connection with the TradeUP IPO as such securities are not exercisable until 30 days after the closing. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

The following summarizes the pro forma of New SAI Common Stock ownership valued at $10.00 per share as of immediately following the Closing under each of these scenarios:

	As of June 30, 2021(1)
	Pro Forma Combined (Assuming No Redemptions)%		Pro Forma Combined (Assuming Maximum Redemptions)(3)%
TradeUP public Class A Ordinary shares(2)	4,488,986	15.7%	1,750,000	6.8%
TradeUP Founder Shares(2)	1,074,780	3.7%	1,074,780	4.1%
TradeUP Private Placement Shares(2)	272,247	1.0%	272,247	1.1%
TradeUP shares issued in merger to SAI Shareholders	22,800,008	79.6%	22,800,008	88.0%
Shares outstanding	28,636,021	100.0%	25,897,035	100.0%

____________

(1)      The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter.

(2)      The founder shares will automatically convert into New SAI Class A ordinary shares upon the consummation of a Business Combination on a one-for-one basis, and each TradeUP Class A ordinary share will be reclassified, on a one for one basis, as one New SAI Class A ordinary share.

(3)      This presentation assumes maximum redemption of public shares (2,738,986 public shares) using a per-share redemption price of $10.00. The closing of the Business Combination is conditioned on, among other things, the aggregate cash proceeds from the trust account equaling no less than $17.5 million (after deducting any amounts paid to public shareholders that exercise their redemption rights in connection with the Business Combination.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousand US$, except par value)

				Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	SAI (Historical)	TradeUP (As Restated)	Deconsolidation of Beijing SAI and subsequent transfer of assets and liabilities	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$4,474	$703	$2,609	$44,890	(1)	$48,176	$(27,390)	(7)	$20,786
				(4,500)	(3)
Accounts receivable	4,212	—	(3,615)	—		597	—		597
Inventories	2,734	—	—	—		2,734	—		2,734
Amounts due from related parties	5	—	(5)	—		—	—		—
Deposits, prepayments and other current assets, net	822	35	(340)	—		517	—		517
Total current assets	12,247	738	(1,351)	40,390		52,024	(27,390)		24,634
Investment held in Trust Account	—	44,890	—	(44,890)	(1)	—	—		—
Intangible assets, net	335	—	—	—		335	—		335
Construction in process, net	199	—	—	—		199	—		199
Property and equipment, net	401	—	—	—		401	—		401
Total assets	$13,182	$45,628	(1,351)	$(4,500)		$52,959	$(27,390)		$25,569

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$1,179	$299	$(1,096)	$—		$382	$—		$382
Income tax payable	63	—	(35)	—		28	—		28
Accrued and other liabilities	202	—	(202)	—		—	—		—
Amount due to related parties	18	28	(18)	—		28	—		28
Total current liabilities	1,462	327	(1,351)	—		438	—		438
Deferred underwriter’s marketing fee	—	1,571	—	(1,571)	(3)	—	—		—

Total liabilities	1,462	1,898	(1,351)	(1,571)		438	—		438
Commitments and contingencies
Ordinary shares subject to possible redemption, 4,488,986 shares at conversion value of $10.00 per share	—	44,890	—	(44,890)	(2)	—	—		—
Mezzanine equity	11,848	—	—	(11,848)	(5)	—	—		—

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021 — (Continued)
(in thousand US$, except par value)

				Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	SAI (Historical)	TradeUP (As Restated)	Deconsolidation of Beijing SAI and subsequent transfer of assets and liabilities	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Stockholders’ (deficit) equity
Class A Ordinary Shares	2	1	—	1	(2)	3	(1)	(7)	2
				(1)	(4)
				4	(5)
				(4)	(6)

Class B Ordinary Shares	7	1	—	(1)	(4)	1	—		1
				(6)	(6)
Subscription receivable	(8)	—	—	—		(8)			(8)
Additional paid-in capital	147	—	118	44,889	(2)	53,614	(27,389)	(7)	26,225
				(2,929)	(3)
				(25)	(4)
				11,404	(5)
				10	(6)
Statutory reserve	33	—	(33)	—		—	—		—
(Accumulated deficit)/Retained earnings	(295)	(1,162)	(85)	27	(4)	(1,075)	—		(1,075)
				440	(5)
Accumulated other comprehensive loss	(14)	—	—	—		(14)	—		(14)
Total shareholders’ (deficit) equity	(128)	(1,160)	—	53,809		52,521	(27,390)		25,131
Total liabilities, temporary equity and stockholders’ (deficit) equity	$13,182	$45,628	$(1,351)	$(4,500)		$52,959	$(27,390)		$25,569

____________

(1)      Represents the historical balance sheet of SAI as of June 30, 2021.

(2)      Represents the restated balance sheet of TradeUP as of June 30, 2021 as restated in TradeUP’s Form 10-Q/A for such period.

(3)     SAI terminated the VIE agreements with Beijing SAI and its shareholders on August 30, 2021, resulting in SAI deconsolidating Beijing SAI’s net assets as of August 30, 2021. According to the termination agreement, Beijing SAI shall collect its current assets and repay its liabilities as well as sell its non-current assets at carrying value to SAI. It will then repatriate its net assets to the shareholders of Beijing SAI within three months, and based on the agreement when the shareholders of Beijing SAI receive the net assets, they would return to SAI equivalent to the effect of the disposal of an investment in a subsidiary at carrying value by SAI. As of November 30, 2021 Beijing SAI has distributed its net assets to SAI.

(4)      The estimated effective income tax rate on our tax jurisdictions following the migration are nil, 17% and 8.25% for the Republic of Kazakhstan, Singapore and Hong Kong, respectively. SAI’s Kazakhstan subsidiary is located in Astana International Financial Centre and shall be exempt of income tax until 2066. SAI’s Hong Kong subsidiary is expected to apply to an 8.25% income tax rate. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong SAR government, form April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. SAI’s Hong Kong subsidiary did not have assessable profits that were derived from Hong Kong from March 3, 2021, the inception date, to June 30, 2021.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2021
(in thousand US$)

					Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	SAI (Historical)		TradeUP (As Restated)		Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)	Pro Forma Combined
Revenue	$7,990		$—		$—		$7,990	$—	$7,990
Cost of sales	(6,849)		—				(6,849)		(6,849)
Gross profit	1,141		—		—		1,141	—	1,141
Operating Expenses
Selling and marketing expenses	(122)		—		—		(122)	—	(122)
General and administrative expenses	(882)		(28)		—		(910)	—	(910)
Research and development expenses	(230)		—		—		(230)	—	(230)
Impairment of long-lived assets	(53)		—		—		(53)	—	(53)

Total operating expenses	(1,287)		(28)		—		(1,315)	—	(1,315)

Loss from operations	(146)		(28)		—		(174)	—	(174)
Other income (expense)	32		1		(1)	(1)	32		32
Loss before income tax expenses	(114)		(27)		(1)		(142)	—	(142)
Income tax expense	(33)		—		—		(33)	—	(33)
Net loss	$(147)		$(27)		$(1)		$(175)	$—	$(175)

Loss per share, basic and diluted, redeemable shares			$0.00
Loss per share, basic and diluted, non-redeemable shares			$(0.02)
Adjusted earnings per share, basic and diluted, redeemable shares(1)			$1.11
Adjusted loss per share, basic and diluted, non-redeemable shares(1)			$(1.66)
Weighted average redeemable shares outstanding, basic and diluted	93,061,216	(1)	1,651,357	(2)	(66,076,552)		28,636,021	(2,738,986)	25,897,035
Weighted average non-redeemable shares outstanding, basic and diluted	93,061,216		1,122,189		(65,547,384)		28,636,021	(2,738,986)	25,897,035
Loss per ordinary share, basic and diluted	$(0.006)				$—		$(0.006)	$—	$(0.007)

____________

(1)      Represents the adjusted earnings/(loss) per share of TradeUP for the period from January 25, 2021 (inception) through June 30, 2021 restated in TradeUP’s Form 10-Q/A for such period.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousand US$)

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	SAI (Historical)	TradeUP (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue	$1,957	$—	$—		$1,957	$—		$1,957
Cost of sales	(1,055)	—	—		(1,055)	—		(1,055)
Gross profit	902	—	—		902	—		902
Operating Expenses		—	—			—
Selling and marketing expenses	(1)	—	—		(1)	—		(1)
General and administrative expenses	(231)	—	—		(231)	—		(231)
Research and development expenses	(348)	—	—		(348)	—		(348)
Asset impairment loss	(40)	—	—		(40)	—		(40)
Total operating expenses	(620)	—	—		(620)	—		(620)

Operating income	282	—	—		282	—		282
Other income	174	—	—		174	—		174
Income before income tax expenses	456	—	—		456	—		456
Income tax expense	(53)	—	—		(53)	—		(53)
Net income	403	—	—		403	—		403

Loss per share, basic and diluted, redeemable shares		$—
Loss per share, basic and diluted, non-redeemable shares		$—
Weighted average redeemable shares outstanding, basic and diluted		—
Weighted average non-redeemable shares outstanding, basic and diluted		—
Net income per ordinary share, basic and diluted	$—				$0.01			$0.02
Weighted average ordinary shares outstanding, basic and diluted	93,061,216		(64,425,195)	(2)	28,636,021	(2,783,986)	(2)	25,897,035

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.      Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TradeUP will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of SAI issuing shares for the net assets of TradeUP, accompanied by a recapitalization. The net assets of TradeUP will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2021. It also reflects the pro forma effect of deconsolidation of the VIE as if it had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021, gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        TradeUP’s restated unaudited interim consolidated financial statements as of and for the period from January 26, 2021 (inception) through June 30, 2021, and the related notes, each of which are reflected in TradeUP’s restated unaudited interim consolidated financial statements as of and for the period from January 26, 2021 (inception) through September 30, 2021 included elsewhere in this proxy statement/prospectus;

•        SAI’s unaudited interim financial statements as of June 30, 2021 and for the six months ended June 30, 2021, and the related notes, each of which are included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of SAI for the year ended December 31, 2020 and the related notes, each of which are included elsewhere in this proxy statement/prospectus;

•        other information relating to TradeUP and SAI contained in the Proxy Statement, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “Proposal 1 — The Business Combination Proposal;” and

•        the section titled “TradeUP’s Management’s Discussion and Analysis of Financial Condition and Results,” “SAI’s Management’s Discussion and Analysis of Financial Condition and Results” and financial information included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the New SAI’s additional paid-in capital and are assumed to be cash settled.

2.      Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). SAI has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

TradeUP and SAI have not had any historical relationship prior to the Business Combination. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(1)    Reflects the liquidation and reclassification of cash and investments held in the Trust Account that becomes available for general use by New SAI following the Business Combination.

(2)    Reflects the transfer of TradeUP’s approximately $3.9 million Class A Ordinary Shares subject to possible redemptions balance as of June 30, 2021 to permanent equity.

(3)    Reflects the payment of transaction costs of approximately $4.5 million. Transaction costs include legal, financial advisory, business combination marketing fees payable and other professional fees related to the Business Combination. It also included the settlement of the deferred offering costs.

(4)    Reflects the elimination of TradeUP’s accumulated deficit and its Class A Ordinary Shares and Class B Ordinary shares balances into additional paid-in capital.

(5)    Reflects the conversion of SAI’s preferred shares to Class A Ordinary Shares.

(6)    Reflects the reorganization of SAI to New SAI.

(7)    Reflects the transaction accounting adjustment, assuming maximum redemption, for the redemption of 2,738,986 TradeUP Class A Ordinary Shares (at a redemption price of $10.00 per share) totaling approximately $27.4 million.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 are as follows:

(1)    Reflects the adjustment to eliminate interest earned on balances held in the Trust Account.

(2)    Reflects the decrease in the weighted average shares outstanding due to the change of Class A Ordinary Shares (and the maximum redemption scenario) in connection with the Business Combination.

3.      Earnings/(loss) per Share

Represents the earnings/(loss) per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings/(loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

	Assuming No Redemption	Assuming Maximum Redemption
	Six Months Ended June 30, 2021
Pro forma net loss	$(175)	$(175)
Weighted average shares outstanding – basic and diluted	28,636,021	25,897,035
Net loss per share – basic and diluted(1)	$(0.006)	$(0.007)
	Year Ended December 31, 2020
Pro forma net income	$403	$403
Weighted average shares outstanding – basic and diluted	28,636,0219	25,897,035
Earnings per share – basic and diluted(1)	$0.01	$0.02

New SAI public shares	4,488,986	1,750,000
New SAI founder shares	1,074,780	1,074,780
New SAI shares issued for private placement	272,247	272,247
New SAI shares issued in merger to SAI	22,800,008	22,800,008
Shares outstanding – basic and diluted	28,636,021	25,897,035

____________

(1)      Outstanding warrants are anti-dilutive and are not included in the calculation of diluted net loss per share.

Information About TradeUP

General

TradeUP is a blank check company incorporated on January 26, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. TradeUP has not generated operating revenues to date and will not generate operating revenues until it consummates its initial business combination.

Initial Public Offering and Private Placement

On February 1, 2021, the Sponsor paid $25,000 in consideration for 1,150,000 TradeUP Class B ordinary shares.

On May 3, 2021, TradeUP closed its initial public offering of 4,000,000 units, with each unit consisting of one Class A ordinary share and one-half of one redeemable public warrant, with each whole public warrant exercisable for one Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $40.0 million. On May 12, 2021, TradeUP consummated the sale of an additional 488,986 units that were subject to the underwriters’ over-allotment option, for aggregate additional proceeds of $4.9 million. The Class A ordinary shares and public warrants comprising the units commenced separate trading on June 21, 2021.

The TradeUP Class B ordinary shares purchased by the Sponsor included an aggregate of up to 150,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option would not be exercised in full or in part. On May 12, 2020, in connection with the partial exercise of the underwriters’ over-allotment option, 27,753 TradeUP Class B ordinary shares were forfeited by the Sponsor in order for it to maintain ownership of 20.0% of the issued and outstanding TradeUP ordinary shares (excluding private shares held by the Sponsor). Such forfeited shares were cancelled by TradeUP. In addition, on May 3, 2021, the Sponsor converted 850,000 TradeUP Class B ordinary shares into an equal number of TradeUP Class A ordinary shares.

Concurrently with the completion of the TradeUP IPO and the sale of units pursuant to the partial exercise of the underwriters’ over-allotment option, the Sponsor purchased an aggregate of 224,780 private shares, at a price of $10.00 per share, or $2.2 million. A portion of the purchase price of the private shares was added to the proceeds from the TradeUP IPO and placed in the trust account such that the trust account held $44.9 million at the time of closing of the TradeUP IPO and the sale of units pursuant to the partial exercise of the underwriters’ over-allotment option, including the closing of the partial exercise of the underwriters’ over-allotment option.

Fair Market Value of Target Business

Nasdaq rules require that TradeUP’s initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the business combination fee and taxes payable on the interest earned on the trust account) at the time of TradeUP signing a definitive agreement for its initial business combination. The TradeUP Board determined that this test was met in connection with the proposed business combination with SAI as described in the section titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement” in this proxy statement/prospectus.

Shareholder Approval of Business Combination

Under TradeUP’s amended and restated memorandum and articles of association, in connection with any proposed business combination, TradeUP is required to seek shareholder approval of a business combination at a meeting called for such purpose. Pursuant to the terms of this transaction as described in the section titled “The Extraordinary General Meeting of TradeUP Shareholders” in this proxy statement/prospectus, TradeUP is seeking shareholder approval at a meeting called for such purpose at which public shareholders may seek to redeem their public shares for cash, regardless of whether they vote for or against the proposed Business Combination, subject to the limitations described in this proxy statement/prospectus. Accordingly, in connection with the Business Combination, the public shareholders may seek to redeem their public shares for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Approval of each of the Business Combination Proposal, the Share Issuance Proposal and the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued ordinary shares of TradeUP that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. Approval of the Articles Amendment Proposal requires a special resolution, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares of TradeUP that are present in person or represented by proxy and entitled to vote thereon and who vote at the Meeting. If presented, approval of the Adjournment Proposal requires an ordinary resolution. The TradeUP initial shareholders, who currently own approximately 23.1% of the outstanding TradeUP ordinary shares, will count towards this quorum.

Voting Restrictions in Connection with Meeting

The Sponsor and TradeUP’s directors and officers have agreed to vote any TradeUP ordinary shares held by them and any TradeUP Class A ordinary shares purchased during or after the TradeUP IPO in favor of an initial business combination. See the section entitled “Summary — Ancillary Agreements — Letter Agreement” of this proxy statement/prospectus for additional information. The Sponsor, TradeUP’s directors and officers and their permitted transferees own approximately 23.1% of the outstanding TradeUP ordinary shares entitled to vote thereon. The quorum and voting thresholds at the Meeting, and the Letter Agreement, may make it more likely that TradeUP will consummate the Business Combination. In addition, pursuant to the terms of the Letter Agreement, the Sponsor and TradeUP’s directors and officers have agreed to waive their redemption rights with respect to any TradeUP ordinary shares held by them in connection with the completion of a business combination.

Liquidation if No Business Combination

TradeUP’s amended and restated memorandum and articles of association provides that it has until November 3, 2022 to complete an initial business combination. If TradeUP is unable to complete an initial business combination before November 3, 2022 or amend the current memorandum and articles of association to extend the date by which TradeUP must complete an initial business combination, TradeUP will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously release to TradeUP (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of TradeUP’s remaining shareholders and board of directors, liquidate and dissolve, subject in each case to TradeUP’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to TradeUP’s warrants, which will expire worthless if TradeUP fails to complete an initial business combination within the required period.

The TradeUP initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to any TradeUP ordinary shares held by them if TradeUP fails to complete an initial business combination by November 3, 2022. The TradeUP initial shareholders will be entitled to liquidating distributions from the trust account with respect to any TradeUP Class A ordinary shares acquired in the aftermarket if TradeUP fails to complete its initial business combination within the allotted time period.

Pursuant to the Letter Agreement, the TradeUP initial shareholders have agreed that they will not propose any amendment to TradeUP’s amended and restated memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of the outstanding public shares if TradeUP does not complete an initial business combination before November 3, 2022, or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless TradeUP provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. TradeUP shareholders are not parties to, or third-party beneficiaries of, the Letter Agreement and, as a result, will not have the ability to pursue remedies against the Sponsor, directors or officers for any breach of these agreements. As a result, in the event of a breach, TradeUP shareholders would need to pursue a shareholder derivative action, subject to applicable law. TradeUP may not redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules).

TradeUP expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $600,000 of proceeds held outside the trust account, as of June 30, 2021, although TradeUP cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, TradeUP may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If TradeUP were to expend all of the net proceeds of the TradeUP IPO and the sale of the private shares, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by shareholders upon TradeUP’s dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of TradeUP creditors which would have higher priority than the claims of its public shareholders. TradeUP cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While TradeUP intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although TradeUP seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against TradeUP’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, TradeUP’s management will consider whether competitive alternatives are reasonably available to TradeUP and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where TradeUP may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with TradeUP and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to TradeUP if and to the extent any claims by a third party for services rendered or products sold to TradeUP, or a prospective target business with which TradeUP has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (1) $10.00 per public share and (2) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under TradeUP’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, TradeUP has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and TradeUP believes that the Sponsor’s only assets are securities of TradeUP. Therefore, TradeUP cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for TradeUP’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, TradeUP may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of TradeUP’s directors or officers will indemnify TradeUP for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (1) $10.00 per public share and (2) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, TradeUP’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While TradeUP currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to TradeUP, it is possible that its independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, TradeUP cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

TradeUP will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all third parties, service providers (other than its independent auditors), prospective target businesses or other entities with which TradeUP does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of The TradeUP IPO against certain liabilities, including liabilities under the Securities Act. TradeUP will have access to up to approximately $600,000, of the proceeds held outside the trust account, as of June 30, 2021, with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that TradeUP liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the trust account could be liable for claims made by creditors.

If TradeUP files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to public shareholders. Additionally, if TradeUP files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by TradeUP shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Public shareholders will be entitled to receive funds from the trust account only: (1) in the event of the redemption of public shares if TradeUP does not complete its initial business combination before November 3, 2022; (2) in connection with a shareholder vote to amend TradeUP’s amended and restated memorandum and articles of association to modify the substance or timing of TradeUP’s obligation to redeem 100% of public shares if TradeUP does not complete its initial business combination before November 3, 2022, or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (3) if they redeem their respective shares for cash upon the completion of TradeUP’s initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event TradeUP seeks shareholder approval in connection with its initial business combination, a shareholder’s vote in connection with the business combination alone will not result in a shareholder redeeming its public shares for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of TradeUP’s amended and restated memorandum and articles of association, like all provisions of TradeUP’s amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Facilities

TradeUP currently maintains its executive offices at 437 Madison Avenue, 27th Floor, New York, New York 10022. Upon consummation of the Business Combination, the principal executive offices of TradeUP will be those of SAI.

Employees

TradeUP currently has three officers. These individuals are not obligated to devote any specific number of hours to TradeUP matters but they intend to devote as much of their time as they deem necessary to our affairs until TradeUP has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for TradeUP’s initial business combination and the stage of the business combination process TradeUP are in. TradeUP does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Officers

The below lists TradeUP’s officers and directors as of.

Name	Age	Position
Jianwei Li	43	Chairman and Co-Chief Executive Officer
Lei Huang	50	Co-Chief Executive Officer
Luqi “Lulu” Wen	40	Chief Financial Officer
Michael Davidov	46	Director
Tao Jiang	51	Director
David X. Li	58	Director

Jianwei Li has served as Chairman and Co-Chief Executive Officer of TradeUP since shortly after inception. He has served as the founding and managing partner of Zhencheng Capital, a venture capital firm specializing in early-stage technology investments since May 2016. Mr. Li is also the Chairman and Co-Chief Executive Officer of TradeUP Acquisition Corp., a special purpose acquisition company formed in January 2021 and listed on Nasdaq. From May 2015 to May 2016, Mr. Li served as Chief Investment Officer and Partner at ZhenFund, an early-stage investment firm. From July 2011 to May 2015, Mr. Li served as Vice President at Sequoia Capital China and led the investments in AI hardware and corporate service sectors. From February 2007 to June 2011, Mr. Li served as the Vice President at Fidelity Growth Partners Asia and oversaw investments in the TMT sector. From July 2004 to January 2007, Mr. Li was a consultant at Boston Consulting Group. Mr. Li holds his Bachelor’s degree and Master’s degree from Beijing University of Posts and Telecommunications. Mr. Li has a demonstrated track record of successful venture capital investments in disruptive technologies including Cloud/SaaS/AI/Robotics/Drone/Network security. Mr. Li was ranked #88 on 2020 Forbes China top 100 venture investors.

Lei Huang has served as Co-Chief Executive Officer of TradeUP since shortly after inception. Mr. Huang currently serves as the Chief Executive Officer of US Tiger Securities, Inc. and a member of the board of directors of its parent company, UP Fintech Holding Limited (Nasdaq: TIGR). Mr. Huang also serves as a member of the Board of Directors of MDLand International Corporation. Prior to joining US Tiger Securities, Mr. Huang was the Chief Executive Officer of Haitong Securities USA LLC, and also served as Chief Compliance Officer and Operation Manager of CICC US Securities, Inc from 2010 through 2018. Prior to that, Mr. Huang served as a Compliance Officer at Morgan Stanley, Lehman Brothers, and Barclays. Mr. Huang also formerly served as a Regulatory Supervisor at the National Association of Securities Dealers. Mr. Huang holds a Master’s degree in Global Financial Analysis from Bentley University.

Luqi “Lulu” Wen has served as Chief Financial Officer and Secretary of TradeUP since shortly after inception. Ms. Wen is also the Chief Financial Officer of TradeUP Acquisition Corp., a special purpose acquisition company formed in January 2021 and listed on Nasdaq. Ms. Wen has been the financial director of Zhencheng Capital since May 2016. Form August 2011 to May 2016, Ms. Wen served as the senior finance manager in Harvest Fund, one of the largest Chinese institutional asset managers by assets under management (AUM). She also worked as a financial reporting manager at DHL-Sinotrans from 2007 through 2010 and senior financial analyst at Lenovo Greater China from 2005 to 2007. Ms. Wen received her Bachelor’s degree from Sichuan University in Business Administration and Master’s Degree from University of Leeds in International Finance. In addition, she holds CFA and ACCA designations.

Michael Davidov has served as a director since March 2021. Mr. Davidov has more than 20 years of experience in the fields of investments and corporate finance. In 2012, he co-founded and served as the CIO at Middle Kingdom Value Fund and Global Value Partners– special situations funds focused on China-related and global value investments. From 2006 to 2009, Mr. Davidov was a part of the management team of Middle Kingdom Alliance Corp — a U.S.-listed Special Purpose Acquisition Company (SPAC) that successfully completed its merger with Pypo China Holdings, a Beijing-based cell phone distribution company, that resulted in a NASDAQ-listed company– Funtalk China Holdings Limited (Formerly: NASDAQ: FTLK). From 1999 until 2009 Mr. Davidov was a director of corporate finance and Portfolio Manager at High Capital Funding, LLC/Generation Capital, a hybrid private equity/special situations fund, where he structured and made private investment in public entity (PIPE) investments as a principal. Mr. Davidov received his Bachelor’s degree in mathematics from Southern Illinois University and MBA in Finance from J. Mack Robinson School of Business at Georgia State University.

Tao Jiang has served as a director since March 2021. Mr. Jiang serves as the Founder & Chairman of China Software Developer Network (CSDN), and the founding partner of GeekFounders from June 2014. Mr. Jiang also serves as an independent director of TradeUP Acquisition Corp., a special purpose acquisition company formed in January 2021 and currently seeking Nasdaq listing. Mr. Jiang has over 25 years of experience in software and internet industry as a programmer, entrepreneur and angel investor. Prior to fuunding CSDN and GeekFounders, Mr. Jiang worked at Giant Network Group and Kingsoft Corporation from 1992 to 1997 and led the development of Giant handwriting computer, PowerWord and Herosoft Player. In January 1999, Mr. Jiang founded CSDN, a professional Chinese IT technology community which currently has more than 31 million registered users, covering 90% of Chinese developers, and ranked 28th in Alexa global website traffic rank. In June 2011, Mr. Jiang founded GeekFounders, and led investments in a variety of high-tech startups including Juhe, SequoiaDB, itcast, LOCOJOY (creator of “I’m MT”) and ITJuZi.com. Mr. Tao received his Bachelor’s degree from Sichuan University in computational mathematics and application software.

David X. Li has served as a director since March 2021. Mr. Li is a professor of finance, and faculty co-director of Master of Finance (MF) program at Shanghai Advanced Institute of Finance (SAIF), and an associate director of Chinese Academy of Financial Research (CAFR) at Shanghai Jiaotong University where he leads CAFR’s Risk Management Center and FinTech Research Center. Previously, Mr. Li worked at leading financial institutions for more than two decades in the areas of new product development, risk management, asset/liability management and investment analytics, including as the Chief Risk Officer for China International Capital Corporation (CICC) Ltd, head of credit derivative research and analytics at Citigroup and Barclays Capital, and head of modeling at AIG Investments. Mr. Li has a PhD degree in statistics from the University of Waterloo, Master’s degrees in economics, finance and actuarial science, and a bachelor’s degree in mathematics. Dr. Li was one of the pioneers in credit derivatives. His seminal work of using copula functions for credit portfolio modeling has been widely cited by academic research, broadly used by practitioners for credit portfolio trading, risk management and rating, and well covered by media such as Wall Street Journal, Financial Times, Nikkei, CBC News.

Legal Proceedings

As of June 30, 2021, to the knowledge of TradeUP’s management, there was no material litigation, arbitration or governmental proceeding pending against TradeUP or any members of TradeUP’s management team in their capacity as such, and TradeUP and the members of TradeUP’s management team have not been subject to any such proceeding.

Periodic Reporting and Financial Information

TradeUP’s units, Class A ordinary shares and warrants are registered under the Exchange Act and TradeUP has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, TradeUP’s annual reports contain financial statements audited and reported on by its independent registered public accounting firm.

TradeUP’s Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to TradeUP prior to the consummation of the Business Combination. The following discussion and analysis of TradeUP’s financial condition and results of operations should be read in conjunction with its financial statements and the notes related thereto included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. TradeUP’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated in the Cayman Islands on January 26, 2021 formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “initial business combination”). We intend to effectuate our initial business combination using cash derived from the proceeds of our initial public offering of units and the sale of the private shares in two private placements to the Sponsor, additional shares, debt or a combination of cash, shares and debt.

On May 3, 2021, we consummated the initial public offering of 4,000,000 units at $10.00 per unit, generating gross proceeds of $40,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 215,000 private shares at a price of $10.00 per private share in a private placement transaction to the Sponsor, generating gross proceeds of $2,150,000. Transaction costs of the initial public offering and the first private placement amounted to $3,030,656, consisting of $800,000 of underwriting fees, $1,400,000 of deferred underwriters’ marketing fees and $830,656 of other offering costs.

On May 12, 2021, the underwriters partially exercised their over-allotment option and purchased 488,986 additional units (the “option units”) generating gross proceeds of $4,889,860. Simultaneously with the issuance and sale of the option units, we consummated the second private placement with the Sponsor of an aggregate of 9,780 private shares at a price of $10.00 per private share, generating total proceeds of $97,800. Transaction costs associated with the sale of the option units and the private shares amounted to $374,656, consisting of $97,797 of underwriting fees, $171,145 of deferred underwriters’ marketing fees and $105,714 of other offering costs.

We presently have no revenue, have had losses since inception from incurring formation costs and have had no operations other than the active solicitation of a target business with which to complete a business combination. We have relied upon the sale of our securities and loans from our Sponsor, officers and directors to fund our operations.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

We are currently evaluating the impact of the COVID-19 pandemic on the industry and have concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of this report. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. All activities from inception through September 30, 2021 were organizational activities and those necessary to prepare for the initial public offering. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We began to generate non-operating income in the form of interest income on marketable securities held after the initial public offering in May 2021. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the three months ended September 30, 2021, we had a net loss of $551,845, which mainly consisted of formation and operating costs.

For the period from January 26, 2021 (inception) through September 30, 2021, we had a net loss of $578,904, which mainly consisted of formation and operating costs.

Liquidity and Capital Resources

Following the closings of the initial public offering on May 3, 2021 and the sale of the Option Units on May 12, 2021, a total of $44,889,860 was placed in the trust account. Thereafter, we had $413,633 of cash held outside of the trust account, after payment of costs related to the initial public offering, and available for working capital purposes. In connection with the initial public offering and the sales of the option units, and the private shares, we incurred $3,405,312 in transaction costs, including $897,797 of underwriting fees, $1,571,145 of fees payable to underwriters under a business combination marketing agreement upon the consummation of an initial business combination, and $936,370 of other offering costs.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account, excluding deferred underwriting commissions, to complete our Business Combination. We may withdraw interest from the trust account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, lend us funds as may be required. If we complete the initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account will be used for such repayment. Up to $1,200,000 of such loans may be converted into Class A ordinary shares, at a price of $10.00 per share at the option of the lender.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of Class A ordinary shares issued in the initial public offering and as a part of the Option Units upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of September 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of September 30, 2021, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

We are obligated to pay the underwriters a deferred underwriting business combination marketing fees equal to 3.5% of the gross proceeds of the initial public offering and the sale of over-allotment Option Units. Upon completion of the Business Combination, $1,571,145 will be paid to the underwriters from the funds held in the trust account.

The holders of the Class B ordinary shares issued to the Sponsor in connection with the organization of our Company (the “founder shares”), the Private Placement Shares, and any Class A ordinary shares that may be issued upon conversion of working capital loans (and any underlying securities) will be entitled to registration rights pursuant to a registration and shareholder rights agreement entered into in connection with the initial public offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Critical Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC. The interim financial information provided is unaudited, but includes all adjustments which management considers necessary for the fair presentation of the results for these periods. Operating results for the interim period ended September 30, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2021.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”). As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

We consider all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. We did not have any cash equivalents.

Investments Held in Trust Account

At September 30, 2021, the assets held in the trust account were held in money market funds, which are invested in U.S. Treasury securities.

We classify its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASCCC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities that hawse have the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying unaudited condensed balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Deferred Offering Costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred that are directly related to the initial public offering and charged to shareholders’ equity upon the completion of the initial public offering.

Warrants

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815 “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet. We recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Net Income (Loss) Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, we first considered the undistributed income (loss) allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of September 30, 2021, we have not considered the effect of the warrants sold in the Initial Public Offering to purchase an aggregate of 2,244,493 shares in the calculation of diluted net income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and we did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of us. As a result, diluted income (loss) per share is the same as basic (income) loss per ordinary share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist of a cash account in a financial institution. We have not experienced losses on this account and management believes we are not exposed to significant risks on such account. As of September 30, 2021, $0 was over the Federal Deposit Insurance Corporation (FDIC) limit.

Fair Value of Financial Instruments

The fair value of our assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The fair value of our financial assets and liabilities reflects management’s estimate of amounts that we would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, we seek to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

Income Taxes

We account for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021. We are currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

We have determined that the Cayman Islands is our only major tax jurisdiction.

We may be subject to potential examination by United States federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. Our management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

There is currently no taxation imposed on income by the Government of the Cayman Islands for the period from January 26, 2021 (inception) through September 30, 2021.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

SAI’s Business

Unless otherwise indicated or the context otherwise requires, references in this section to “SAI,” “it,” or “their,” generally refer to SAITECH Limited prior to the Business Combination and to SAI.TECH Global Corporation after giving effect to the Business Combination. SAI was incorporated in the Cayman Islands on February 2, 2021 under the name SAITECH Limited. Following the completion of the Business Combination, SAI will be a subsidiary of TradeUP, which will change its name to SAI.TECH Global Corporation.

Business Overview

SAI is a Eurasia-based energy saving digital assets mining operator that engages in the hosting of bitcoin mining machines for its clients. SAI uses proprietary liquid cooling and heat exchange technology for digital asset mining machines that can reduce operating costs and environmental impact. SAI’s target mining customers include both large-scale miners and institutional investors. Target institutional investors include entities that are diversifying their portfolios by adopting digital asset-mining assets, which can be a more economic approach to acquire digital assets as compared to buying such assets on secondary markets. SAI’s target heating customers include large-scale heat users such as agricultural greenhouses, commercial and residential buildings and other potential industrial users. SAI’s mission is to provide cost-efficient digital assets mining operations globally and to promote the clean transition of both the bitcoin mining industry and heating industry.

SAI’s current primary business is to provide a full suite of specialized hosting services to digital asset mining customers. This business is currently based on electricity generated from both natural gas and alternative energy sources. By applying SAI’s proprietary chip waste heat recovery technology (“SAIHEAT”) to digital assets mining, SAI can reutilize excessive heat generated by chips in the mining process and provide large-scale heating for agricultural, commercial, residential and industrial applications. SAI believes and expects this solution to reduce aggregate carbon emissions compared to traditional stand-alone heating and digital assets mining equipment, such as coal or natural gas boilers, while also reducing mining costs.

Since its formation, SAI has worked to develop liquid cooling technologies for digital assets, specifically, bitcoin mining machines and to integrate waste heat recovery units into liquid cooling systems, effectively turning traditional mining machines into electric boilers. SAI registered patents with its unique engineering design, which remodels traditional widely used wind cooling mining machines into a heating cabinet that can supply heat at large-scale, under the name “SAIHEAT.” A latest generation of SAI’s heating cabinet can integrate 72 units of bitcoin mining machines i.e. Whatsminer M21S. During 2019-2020, SAI launched three SAIHEAT pilot programs successfully in northwest and northeast China with customers’ hosted mining machines. These operations were suspended in mid-2021 to comply with local regulations. SAI collected operating statistics from the pilot sites, which SAI believes proves that SAI’s heating cabinet can functionally replace many traditional heating boilers that burn coal and natural gas, and most electric heating boilers in the market. The operating data from its pilot programs also showed that its “mining + heating” deployment solution can effectively replace the traditional coal boiler for heating purpose and thus SAI believes it should be able to eliminate the coal demand and its carbon emission. SAI’s estimation model, derived from its pilot programs, shows that the “mining + heating” solution can reduce up to 35% of energy consumption cost in the computing process, and reduce over 23,798 tons of carbon emissions each year9 compared to separately operating a mining datacenter and a heating boiler that consumes coal.

SAI’s SAIHEAT cabinet is equipped with meters and sensors to collect real-time electricity and temperature statistics. It also is equipped with a calorimeter and manometer on its hot water heating system to collect real-time pressure statistics of hot water supply and return. SAI calculated the thermal efficiency based on these operation statistics collected. Below is a summary of three pilot programs’ operating statistics during the heating season from October 2020 to April 2021.

Code of Pilot Project	Heat Output (KW)	Electricity Consumed (KW)	Outdoor Temperature (°C)	Indoor Temperature (°C)	Hot Water Output Temperature (°C)	Cooled Water Input Temperature (°C)	Water Supply Pressure (Mpa)	Water Return Pressure (Mpa)	Thermal Efficiency (%)
HM	1,467	1,631	(10)	24	53	45	0.18	0.33	89.71%
DQ	200	223	(11)	22	51	43	0.18	0.33	89.78%
JY*	90	101	NA	NA	51	43	0.18	0.33	88.95%

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*        JY is a project providing domestic hot water to shopping malls, thus the outdoor and indoor temperatures do not apply to it.

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9        Statistics from internal estimation model based on operation results of pilot programs launched in China historically and are subject to change based on individual cases. The estimation model has not been verified or substantiated by any third-party.

Typical boiler (thermal) efficiencies are approximately 90% according to EN 12952-15 and old boilers’ efficiency are typically lower than 90%. The SAIHEAT cabinet has an average of thermal efficiency of almost 89-90%. Natural gas boilers are usually equipped with condensing technology, which improves its overall thermal efficiency to over 90%. Please see Table 3.2 below for a comparison of efficiency levels across various sources of fuel.

Clean Energy Source
Bitcoin Mining
Heating Application
Residential
Agricultural
Industrial
Custodial Clients
SAI

In SAI’s pilot programs, SAI co-shared the electricity cost with its local heating user partners including greenhouses and office building or independently paid the electricity cost when it’s very economic, and produced bitcoin for its mining hosting customers who purchased bitcoin mining machines from SAI and agreed to have its engineering team remodel these mining machines into a heating cabinet. SAI charges a hosting service fee from these customers to cover its electricity cost, which was decreased due to the co-sharing mechanism with local heating user partners, and also generates revenue from its sales of bitcoin mining machines. Since the operating model has proven an economic return to both heating user partners and mining hosting customers, SAI started to attract more customers during the first half of 2021 and generated about $7.99 million in revenue.

On May 21, 2021, China issued strict policies to ban digital assets mining activities in mainland China. Due to compliance and strategic concerns, SAI terminated all of its hosting service agreements with existing customers in China, and began strategic global transition starting from establishing its hosting operations in Kazakhstan, where SAI secured large-scale electricity supply and initiated infrastructure construction on two facilities, one in Aktobe and one in Uralsk. Since July 2021, SAI has entered into ten (10) years strategic cooperation agreements for up to 600MW of power supply (100MW for Phase I and 300-500MW for Phase II). On July 18, 2021, SAI signed a definitive agreement with its power supply and service partner in Kazakhstan on 105MW scale mining capacity, and all of this capacity has been contracted by a SAI hosting customer. On July 21, 2021, SAI’s power service partner completed the infrastructure of SAI’s first data center facility with capacity of up to 15MW, and as of August 28, 2021, SAI has handled shipping on behalf of its third-party hosting customers of 4,234 bitcoin mining machines to the site to commence operations (including 2,864 units of Whatsminer M20S, 1,115 units of Whatsminer M21S, and 255 of Bitmain T19) and the machines have all started operation. SAI’s customers received delivery of another 700 bitcoin mining machines for hosting from SAI at the end of October 2021 at the first site, which has filled the entire capacity of this site. The construction of infrastructure at SAI’s second data center site with power capacity of 57MW was commenced on July 1, 2021 and has been completed. In December 2021, SAI will perform data center testing and preparations for future full operation. Currently, due to the recent outbreak of the Omicron variant of COVID-19, customer’s mining machines and blockboxes to host mining machines in the second data center are currently stagnated at the China-Kazakstan custom and waiting for clarification on clearance. Thus SAI expects delay of the actual operation of the second data center to late first quarter of 2022 or the second quarter of 2022, with actual operation capacity to be determined by definite delivery of mining machines and subject to potential re-negotiation with hosting customers. The construction of the additional infrastructure with power capacity of up to 33MW is expected to commence in January 2022, however, the timeline might vary due to the pandemic and changes in our customer’s intention. SAI expects to be able to install 30,000 to 45,000 bitcoin mining machines owned by its customers at the second site, with the models of mining machines determined by its hosting customer. In addition to these specific installation plans for mining infrastructure with up to 105MW of power capacity, SAI is also negotiating with its existing power supply and service partner on the terms of commercial agreements for Phase II with power capacity 300-500MW. SAI’s management has also identified other power supply partners in Eurasia countries and has initiated negotiations with them. As a result, SAI believes that it is now among the largest digital asset mining operators and hosting service providers in Kazakhstan. While SAI primarily mines bitcoin for third-party hosting customers, it is currently expanding to commence mining for its own account in these facilities prior to the end of 2021. SAI started its self mining business running self-owned 100 Bitcoin mining machines (Bitmain S9i) to its contracted data center in La Pechuga, Mexico.Meanwhile, SAI is actively diversifying its data center locations globally to alleviate concentration risks and accommodate its customer’s interests. On December 23, 2021, SAI signed a letter of intent with ETERN LATAM S.A DE C.V, a company organized under the laws of Mexico, who develops digital assets mining data centers and provides mining hosting services in Mexico, regarding potential data center expansion and joint operation, specifically on both parties’ interest to co-develop a 100MW mining data center in Chihuahua, Mexico.

In August 2021, SAI acquired Nanjing SuannengWuxian Technology Co. Ltd. (“Nanjing SuannengWuxian”), a private mining pool business and an entity under common control by one of SAI’s principal shareholders. This acquisition enabled SAI to meet increased demand by investors for crypto asset allocation, while also providing increased security and diversified services to SAI’s hosting customers. SAI is currently building this business, including the domain name sai.plus, into a leading bitcoin mining cloud management and comprehensive services platform. Concurrently with such acquisition, SAI succeeded Nanjing SuannengWuxian’s licensing agreement with a third party vendor with respect to SaaS used in connection with such services, and SAI and Nanjing SuannengWuxian have transitioned hosting services to such customers to SAI.

As part of its global transition, SAI has conducted a new waste heat exchange pilot study in Finland and expects to roll out heating data centers in Finland and other potential high latitude countries once the pilot study is completed.

SAI intends to be a major player in the bitcoin mining network based on its low-cost and stable power source access, planned large-scale operating facilities, clean energy solutions, proprietary waste heat recovery technology, signed hosting arrangements and experienced senior management team.

SAI’s business strategy is to continue developing technologies and solutions to reduce the major cost factors of digital asset mining operations, including but not limited to electricity, cooling, chip and services. SAI is actively expanding its infrastructure and facilities to house and support its third-party hosting business with energy saving solutions. SAI also plans to grow its self-mining capacity through investment in mining machines when their market prices are at a level that SAI believes will deliver a desirable return. Further, SAI plans to acquire mining machine assets from institutional and individual investors to mine cryptocurrency when bitcoin prices decrease. Such acquisitions can significantly increase the number of mining machines dedicated to producing bitcoins for SAI’s own account over the long-term with potential higher returns. SAI also plans to deploy its SAIHEAT technology to its mining operation sites where applicable to reduce the total cost of operations and to create environmental benefits. In the long-run, SAI plans to operate both digital assets mining facilities and clean heating equipment on a smart cloud platform to maximize the energy efficiency of SAI’s global network. SAI further aims to generate revenue from the digital assets that it obtains through self-mining activities and to accumulate, sell or hold digital assets as determined by SAI management and board of directors based on prevailing market prices and mining economics of bitcoin.

For a general overview of blockchain and key features of bitcoin, the bitcoin mining industry, and global heating industry, see “— Industry Overview” below.

Industry Overview

SAI’s business model centers on cryptocurrency mining operations and, specifically, bitcoin mining. SAI’s SAIHEAT technology also applies to the global heating industry.

Blockchain, Cryptocurrencies and Digital Assets

A blockchain is a decentralized, distributed ledger. Unlike a centralized database whereby an entire database, or full copies of that database, remains in the control of one person or entity stored on a computer that is controlled or owned by that same person or entity, a blockchain ledger typically has partial copies of itself across various computers or participants (“nodes”) in the network. Each new block requires a method of consensus between nodes of the network in order for the block to post to the ledger and become permanent. There are various methods being developed for executing a consensus.

Currently, the most popular application of blockchain is cryptocurrency. Cryptocurrencies are currencies that are not backed by a central bank or a national, supra-national or quasi-national organization and are not typically backed by hard assets or other credit. Cryptocurrencies are typically used as a medium of exchange– similar to fiat currencies like the U.S. Dollar– that is transacted through and recorded on a blockchain.

In addition to cryptocurrencies, there are other assets, such as contracts or other information that reside on a blockchain that represent a form of ownership. Examples may include insurance contracts, deeds, wills, health data or securities. Together with cryptocurrencies, these other assets, which also include virtual currencies, digital coins and tokens, and other blockchain assets, make up a class of assets called “Digital Assets.” Digital assets offer fast, low-cost peer-to-peer payment options without the need to provide personal details. Every transaction is recorded in the blockchain, which effectively contains a record of all account balances. Each account on the blockchain is identified solely by its unique public key, which renders it anonymous, and is secured with its associated passcode. The value of digital assets is determined by the value that various market participants place on them through their transactions, for example, via peer-to-peer transactions, e-commerce or exchanges.

Cryptocurrency — Advantages

Digital assets have been viewed by the community to offer several advantages over traditional (also known as ‘fiat’) currency, including:

•        Acting as a fraud deterrent, as digital assets recorded on a blockchain are virtually impossible to counterfeit, reverse, or modify;

•        Immediate settlement;

•        Elimination of counterparty risk;

•        No requirement for a trusted intermediary;

•        Lower transaction costs;

•        Identity theft prevention;

•        Universal accessibility;

•        Transaction verification and confirmation processes that prevent double spending;

•        Decentralized transaction processing at any time of day without any central authority (governments or financial institutions); and

•        Universal value free from currency exchange rates.

Cryptocurrency Market

The market for digital assets has grown exponentially. In 2017, there were an estimated 2.7 million users of digital assets, whereas today estimated users are 100 million. Bitcoin’s daily exchange volume has grown from $92 million in January 2017 to more than $50 billion in May 2021. The initial exchange rate recorded on October 5, 2009 was one bitcoin equaled $0.000764. Bitcoin remains the leading digital asset in terms of market capitalization, which, based on data sourced from coinmarketcap.com, exceeded $643.6 billion as of June 30, 2021. As of June 30, 2021, based on data sourced from coinbase.com, the trading price of one bitcoin was $34,949.96. By September 30, 2021, the price of one bitcoin increased to $43,790.89, highlighting the extremely volatile nature of bitcoin. Currently, mining and purchasing from the secondary market are the major ways of acquiring crypto.

Bitcoin

Bitcoin is a digital commodity, a type of cryptocurrency, created in January 2009 by a mysterious and pseudonymous person named Satoshi Nakamoto. Bitcoin offers lower transaction fees than traditional online payment mechanisms and, unlike government-issued currencies, it is operated by a decentralized authority, with only balances kept on a public ledger to which everyone has transparent access.

Bitcoin Mining

The process of maintaining and developing the blockchain ledger with crypto tokens as reward is called mining, which is an important scenario of encryption computing. The mining rewards are paid to the miners who discover a solution to a complex hashing puzzle first. Solving the hashing puzzle requires continuous computing until the key is found, therefore mining is a competition of computing power.

The Bitcoin Network hash rate has increased from 1.03 EH/s in 2016 to 133.13 EH/s by the end of 2020 at the CAGR of 237.2% and peaked at 179.25 EH/s in May 2021. The recent hash rate migration has led to a temporary hash rate decrease, but it is expected to recover soon. Today, more than 10,000 kinds of cryptocurrency are traded globally with a total market cap of higher than 150 trillion, among which bitcoin accounts for 44.1% of the total value, followed by ETH accounting for 16.8%.

10

For bitcoin, miners’ computers or machines, called nodes, constantly collect and bundle individual transactions from the past ten minutes (the fixed “block time” of bitcoin) into blocks, and compete to solve the hashing puzzle to be the first to validate the new block for the blockchain, which is called Proof of Work (“PoW”). For bitcoin networks, mining is the process of providing a stable settlement mechanism to validate transaction A number of proposed transactions are bundled in a block and be mined and propagated for verification The reward mechanism attracts miners to participate and improve the robustness and security by raising the difficulties for 51% attack.11

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10      BTC.com, Frost & Sullivan

11      Frost & Sullivan

For most cryptocurrencies, including bitcoin, that require a mining process to be traded, the industry value chain can be divided into Mining Hardware Segment, Mining Activity Segment, and Transaction Activity Segment. Many of the institutional participants originate from one segment and actively expand to others. For example, Bitmain leads both the mining pool and mining hardware segments, while BINANCE penetrated into the upstream mining pool market with the customer base of their major transactions business. Alternatively, mining hardware manufacture Ebang operates downstream to establish its mining farm with plans to provide transaction service in the future.

Bitcoin Distribution

Bitcoin is finite in its supply of a total number of 21 million, with 18.6 million currently in circulation. Thus, it is a scarce asset that can potentially serve to hedge various forms of inflation. Compared with high storage and transport costs of gold, bitcoin requires no transport costs and has a transparent and diminishing supply schedule.

By 2025, bitcoin is expected to surpass gold’s stock-to-flow ratio, forming a significant monetary store of value.

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12      (1) CoinDesk Research; (2) Taken from “Modeling BTC Value with Scarcity,” by PlanB

Transaction Fees

When a user decides to send bitcoin to a recipient, the transaction is first broadcasted to a memory pool before being included in a block. Because each block can only contain up to 1 megabyte of transaction information, it is in this memory pool that miners pick and choose which transactions to bundle into the next block and verify. During periods of heavy network usage, there can oftentimes be more transactions awaiting confirmation than there is space in a block. Consequently, not all attempted transactions will be verified immediately and some transactions can take up to a day or longer to verify.

In such situations where there are more transactions in the memory pool than there is space on the next block, users compete for miners’ computation power by adding fees (“tips”) onto their transactions in the hope that miners would prioritize their transactions. Due to the 1 megabyte limitation, miners tend to favor smaller transactions that are easier to validate. Larger “tips” are required to incentivize miners to mine larger transactions. When the network congestion eases, the miners then turn their focus upon the remaining transactions.

Mining Pools

A mining pool is the pooling of resources by miners, who share their processing power over a network and split rewards according to the amount of work they contributed to the probability of finding a block. Mining pools emerged in response to the growing difficulty and available hashing power that competes to discover blocks on the bitcoin blockchain.

The mining pool operator provides a service that coordinates the workers. Fees are paid to the mining pool operator to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ hashing power, identifies new block rewards, records how much work all the participants are doing, and assigns block rewards in-proportion to the participants’ efforts.

To maximize the opportunities to receive a reward, most large-scale miners have joined with other miners in “mining pools” where the computing power of each pool participant is coordinated to complete the block on the blockchain and mining rewards are distributed to participants in accordance with the rules of the mining pool. Fees payable to the operator of the pool vary but are typically as much as 2% of the reward earned and are deducted from the amounts earned by each pool participant. Mining pools are subject to various risks including connection issues, outages and other disruptions which can impact the quantity of digital assets earned by participants.

Development of Bitcoin Trading

From June 2016 to June 2021 weekly price of bitcoin has increased from $658.70 to $33,897.00 at the yearly CAGR of 119.9%. During this period, weekly price of bitcoin has reached the peak at $60,605.00 in March 2021.

The weekly trading volume of bitcoin has increased from $0.24 billion to $286.6 billion from June 2016 to June 2021 at the yearly CAGR of 312.5% and peaked at $766.7 billion in February 2021. Currently the value of bitcoin has gradually been recognized by more and more institutional investors including hedge funds, investment banks, prominent listed enterprises, and sovereignty as well, which drives the rise of both the bitcoin price and trading volume.13

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13      Frost & Sullivan

Energy and Environmental Challenge for Cryptocurrency

Power consumption and carbon emission are the main ESG concern on crypto industry. Electricity consumed by the entire bitcoin network in 2020 was around 69.9 TWh, approximately 0.26% of global electricity production, more than the total power consumption by small countries such as New Zealand. With the increasing computing power for mining competition, power consumption by bitcoin and the crypto network is expected to keep growing, which raises concerns on sustainability.

Another controversial topic on crypto network is carbon emissions incurred by power consumption, which has led to the industry’s efforts to improve utilization of renewable energy. It’s a beneficial strategy because the crypto network, including bitcoin mining, creates flexible and effective ways to accommodate renewable electricity that used to be wasted or curtailed, while in turn, supplying these sources of energy at a lower to miners.

Renewables consumption has grown significantly from 28% in 2020 to 56% in the second quarter of 2021. It is expected that the portion of sustainable energy being utilized will continue growing in the future.

Global Heating Industry Overview

Heating is the largest energy end-use, accounting for around 50% of global final energy consumption and 40% of global CO2 emissions. Industrial processes (50%) and buildings (47%, for space, water heating and cooking) are the largest heat consumers in 2019, followed by agriculture mainly for greenhouse heating.

Many countries have taken countermeasures to improve energy utility and reduce carbon emission of heating. Governments attempt to reduce the portion of high-carbon-emission energy used for heating. For example, China encourages to use clean coal to replace traditional coal for heat generation. Besides, Europe has introduced policies to encourage researches on improving the efficiency of coal power generation, expanding utility of geothermy, growing heat supply from cogeneration, etc.

Both primary and secondary energy could be applied for heat generation, while fossil fuel dominates the heat supplies currently. Heat could be generated from energy via specific suppliers, cogeneration, waste heat recovery and distributed heaters. Despite the direct use of renewables, cogeneration and waste heat recovery are considered cleaner ways to produce heat.

Global Heating Industry Overview

Heating is mainly consumed by industries and buildings

Global Energy End-users, 2019

50.0%
30.0%
20%
Heating
Transportation
Electricity

Global Energy Sources for Heat Consumption, 2019

73.0%
19.0%
7%
0.70%
0.30%
0.1%
Fossil Fuel
Electricity and biomass
Bioenergy
Solar thermal
Geothermy
Others

Global Heat Consumers, 2019

50.0%
47.0%
3%
Industrial Processes
Buildings
Agriculture

Source: IEA, Frost & Sullivan

FROST & SULLIVAN

Waste Heat Utilization

Waste heat utilization is the process to collect and reuse the heat generated by industrial processes that used to be wasted. Since waste heat is a byproduct of industrial process, it can be considered that no extra energy consumption or carbon emission is incurred due to waste generation. As a result, SAI believes that by replacing traditional heat generation by waste heat recycle, one is able to reduce increased energy consumption efficiency and reduce carbon emission.

Major approaches for waste heat utilization includes heat exchange, heat conversion and heat pump. Heat exchange is the most direct and efficient method for industrial waste heat utilization. Heat exchange equipment is applied to transfer waste heat while maintaining the form of waste heat energy. Heat conversion with use waste heat boiler is the most common method for industrial waste heat utilization. The conversion process can improve the quality of waste heat. Heat pump is another way to reuse waste heat, which is more suitable for industrial and civil low-temperature waste heat utilization.

SAI’s Key Strengths

SAI believes that it has a number of strengths that will give SAI a competitive advantage in the global cryptocurrency — specifically bitcoin — mining business, including:

Comprehensive solutions to reduce the four major costs of bitcoin mining that can exploit the maximum operating profit margin in the long-run

SAI was established to develop technologies and solutions that reduce the four major costs of bitcoin mining: electricity, cooling, chip and services. The integration of bitcoin mining and heating activities enables SAI to provide clean and cost-effective mining services with minimal environmental impact. By operating mining data centers in an energy-effective way, SAI creates value not only for customers of custody, but also for users in demand of heat, and contributes to positive environmental externalities. SAI is dedicated to developing its technology and solutions packages to optimize the mining total cost of operation, and it is committed to long-term carbon neutrality.

Among the various steps that SAI has taken to demonstrate its commitment to achieve carbon neutrality, SAI has signed up for four international NPOs that promote carbon neutrality; which SAI believes is more than any other competitor in the market, to guide SAI in designing its carbon neutrality strategy and implementation of its plan. SAI has also sponsored the 2021 Cryptocurrency Research Conference.

SAI’s competitive mining platform will compete based on four cornerstone capabilities: SAIHEAT, SAIWATT, SAIBYTE and SAICHIP (SAIBYTE and SAICHIP to be deployed in the future).

•        SAIHEAT:    Proprietary liquid cooling technology that recovers waste heat generated from mining machines for heat supply, which should reduce both mining operation costs and carbon emissions

•        SAIWATT:    Program that utilizes low-cost wasted energy and renewable energy to operate its data centers, which can help reduce carbon emission and accelerate payback of clean energy facility investments

•        SAIBYTE:    Platform that integrates intelligent, transparent, high-security digital asset management functions for customers, and drive building of green bitcoin mining network and power network

•        SAICHIP:    Cooperate with leading digital assets mining machines manufactures to provide energy saving solutions to improve chips’ energy consumption attributes

Unique liquid cooling and waste heat recovery technology that can turn bitcoin mining machines into energy-efficient boilers for large-scale heating

As an innovator in the bitcoin mining industry, SAI has the opportunity to harness the power of technology in order to create a more sustainable future for bitcoin mining. The development and application of current SAI chip waste heat recovery and utilization technology is a start. By utilizing liquid cooling methods with mining machines, SAI is capable of collecting and transferring the excess heat generated in the mining process to the liquid through a heat exchange process. The collected waste heat is then sold to users at a competitive price. One of SAI’s latest generation SAIHEAT cabinet, which intalls 72 units common model mining machines (i.e. Whatsminer M21S), can collect and convert over 90% of electricity consumed in bitcoin mining machines effectively into heat liquid supply for local heat user. In comparison, at most bitcoin mining data centers installed with traditional wind cooling system mining machines, the waste heat would have typically dissipated directly into the air. Since waste heat is a byproduct of the mining process, reuse of waste generation results in no additional energy generation or carbon emission by the consumer of such heat.

Three pilot projects launched by SAI in China demonstrated that by deploying its waste heat recovery technology to bitcoin mining, SAI believes it is capable of reducing up to 30% of hosting cost and 35% of heating supply cost, and cutting down 37.3% of carbon emissions14 compared to building and operating a separate heating boiling center and bitcoin mining center.

Since July 2021, SAI has transitioned its business and started operations in new facilities in Kazakhstan, where the cold climate and the power source distribution differ from China. Although SAI has not yet applied its waste heat recovery technologies in its Kazakh mining operations, SAI continues to actively pursue these heating applications.

Bitcoin mining is an energy-intensive computing activity based on most advanced ASIC chips. Over 99% of electricity consumed in the computing process turns into heat, resulting in high levels of wasted heat energy. The mobility of mining centers allows for them to be easily located in areas where energy-production is not fully utilized, especially in the case of underutilized renewable resources. SAI anticipate as more renewable power stations are built, its mining will rely more on those clean sources of energy. By deploying more SAIHEAT cabinet to heat users, SAI believes it can help reduce the global heating industry’s dependence on fossil fuels and thus reduce carbon emissions.

SAI compared the costs structure and carbon emissions between (i) building a 10,000 KW coal boiler that supplies 200,000 m2 heating demand and a mining data center separately, and (ii) building a 10,000 KW SAIHEAT mining data center that can supply heating demand of 200,000 m2 in a typical site at 40-45° N latitude in China. SAI’s believes its SAIHEAT solution can save about 59.7% of construction costs, 37.5% of energy consumption, 54.5% of operating costs and reduce 7,993 tons of coals usage and 23,798 tons of carbon emissions in a winter. SAI’s pilot projects supported the feasibility of SAI’s SAIHEAT technology and this estimation model results. Based on the pilot programs, SAI published a carbon footprint report and ESG report in early 2021, and participated in global carbon neutrality focused organizations, including:

•        SAI is the first crypto mining and supercomputing company worldwide to join the UNFCCC Climate Neutral Now (CNNow) initiative. After joining on April 27, 2021, SAI submitted its first carbon footprint report on July 9, 2021;

•        SAI joined the UNFCCC Race to Zero (SME Climate Club) on July 13, 2021, alongside the Energy Industries Council (UK) and other participants;

•        SAI joined the Task Force on Climate-Related Financial Disclosures (TCFD) on July 22, 2021. Other members of TCFD include the Hong Kong Monetary Authority, the Monetary Authority of Singapore (MAS), BP, and Equinor; and

•        SAI joined the Climate Pledge on August 10, 2021, becoming an official signatory the following month.

As a result of its participation with these carbon neutrality-focused organizations, SAI does not carry any legal significance, nor does its participation constitute a binding commitment. SAI believes that the four NPOs in which SAI has participated (UNFCCC Climate Neutral Now (CNNow), SME Climate Club, Task Force on Climate-Related Financial Disclosures (TCFD) and the Climate Pledge) provide SAI with the guidance and insights to make a climate commitment and provides SAI access to tools and resources helpful to take concrete steps towards climate action across multiple pathways. These tools and resources provide support for measuring and reporting its emissions, developing climate strategy, reducing its own emissions and the emissions in its value chain and contributing to climate action by SAI.

SAI initiated its transition out of China in May after China banned mining activities. SAI anticipates the decentralization of bitcoin will enable the bitcoin ecosystem to remain stable despite China’s ban. To sustain SAI’s operations in this transition, SAI pivoted from liquid cooling to wind cooling, which was more accessible in Kazakhstan at the time. SAI is investigating further options, such as new locations and heat users, to further deploy its liquid cooling technology that recovers waste heat and reduces operation cost of bitcoin mining.

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14      Statistics are based on pilot programs launched in China and are subject to change based on individual cases; the data was internally produced and has not been substantiated or verified by third parties

Scale potential to become the one of largest bitcoin mining operators in Eurasia on the back of its secured power supply in a more decentralizing bitcoin mining network

Prior to May 2021, SAI focused on its original business plan, which included developing hosting services in China and energy-saving and energy-efficient heating applications. Bitcoin mining infrastructure has traditionally been heavily centralized in China. As of April 2020, 65% of the global bitcoin harsh rate was coming from miners in China,15 and even as of April 2021, it is estimated that China still represented over 46% of global harsh rate.16 SAI experienced rapid growth and recorded revenue of $8.0 million in the first half of 2021.

Since China’s new policy banning bitcoin mining activities came into force in May 2021, it is estimated that over 50% of bitcoin mining network harsh rate mainly from China went offline, and power supply has become a highly restrictive factor for bitcoin miners globally as construction of new data center infrastructures takes time. We estimate that existing miners in China had a total power demand of 10 GW or 10,000 KW, and these miners are now actively looking for power sources globally.

Kazakhstan is currently a major country promoting digital asset mining industry in the world. In July 2021, SAI secured a large-scale electricity supply and initiated infrastructure construction in two facilities in Aktobe and Uralsk, Kazakhstan. SAI’s contracted natural gas powered electricity supply and its available infrastructure necessary for housing mining operations have each attracted a number of large-scale miners who were affected by the new Chinese policy. Within one month of commencing operations in Kazakhstan, SAI’s initial buildout of a capacity of 105 MW load in Kazakhstan was fully signed up by hosting customers. SAI believes it is among the largest hosting service providers in Kazakhstan and will remain one of the largest due to the large scale of future electricity supplies. As of the date of this proxy statement/prospectus, SAI’s Kazakhstan facility is operating at a capacity of 15 MW, with another 57MW under construction, which facility is expected to be put into operation in the fourth quarter of 2021. From 2022 to 2023, SAI plans to deploy another 300-500 MW of electricity power in Kazakhstan and is currently negotiating with potential clients.

SAI expects that its focus on the development of its Kazakhstan operations will provide it with a competitive strength in the global bitcoin mining industry. SAI believes that Kazakhstan currently is an optimal country for the development of its digital asset mining business due to the country’s favorable regulatory environment and ample supply of natural gas, as well as a favorable climate to deploy its heating solutions. As further discussed in “— SAI’s Strategy”, SAI believes that the favorability of the climate and stability of the regulatory environment in Kazakhstan towards cryptocurrency will allow it to establish and develop strong and steady bitcoin mining operations, which, in conjunction with its other strengths, will allow SAI to pursue its goal of becoming a major player in the global bitcoin mining industry.

Rich field experience and unique liquid cooling technology gives SAI first-mover advantages

SAI’s founding team is comprised of highly experienced mining operators, heating ventilation air conditioning (“HVAC”) engineers, and power infrastructure constructors in China. This team provides SAI with research and development (“R&D”) capabilities, as well as a deep understanding of the supply chain and cost structure of mining

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15      Frost & Sullivan

16      Cambridge Bitcoin Electricity Consumption Index (CBECI)

operations and sourcing networks. One founding partners has been managing mining machines since 2015 and has overseen the mining of over 30,000 bitcoins for customers. The other founding partner came from a mining operation management software company and managed over 5 EH/s harshrate mining machines operation. SAI’s accumulated industry know-how can provide its customers with flexible and cost-effective operating solutions, such as plug-and-play designs and folding blockbox that can adapt to any geography and climate conditions. SAI has accumulated on-the-field expertise to design, test, debug and assemble mature, stable and highly-efficient bitcoin mining data centers. SAI has also successfully integrated traditional bitcoin mining machines with its waste heat recovery units to provide large-scale heating supply to various heating application scenarios including residential and commercial buildings as well as agricultural greenhouses.

New entrants in SAI’s industry generally have to go through three phases to independently develop an innovative heating system for purpose of commercialization, including:

•        development of a prototype mining machine with an adaptive cooling solution applied;

•        small-scale trial run of the machine for both mining and heating performance; and

•        large-scale heating supply test to see if the machine can operate steadily, meet the requirements for both healthy bitcoin mining operation and different heating scenarios.

Large-scale stable heating systems are complex engineering projects that integrate many piping components, and waste heat recovery technology with liquid cooling system in data centers is in early development stage especially in digital assets mining industry. Chips can only operate healthily in a relatively cool environment through appropriate cooling system design. It requires strong engineering design capability and repeatedly tests to guarantee the optimized efficiency of both mining and heating operation. Therefore, SAI believes it is challenging for a new entrant to replicate its technology and operating model in the industry.

By utilizing its advanced liquid cooling technology for supercomputing chips (such as ASIC chips used in bitcoin mining) and recovering the waste heat produced by chips for large-scale heating supply, SAI is capable of undertaking large-scale hosting services while supplying clean and stable heating power for household, commercial, manufacturing and agricultural use, which can effectively replace a large volume of traditional heavy carbon emission boilers.

Professional team and strong industry resources

SAI’s business covers many professional fields, including bitcoin mining, heating supply, liquid cooling, supercomputing chip manufacturing, electricity supply, materials, and equipment operating and maintenance, among others. Besides its experienced founding team from the digital asset mining industry, SAI’s team includes professionals from various fields, including investment and financing, ESG, marketing, and energy.

SAI has accumulated industrial resources and is constantly expanding its business landscape. Bitmain, the largest mining machine manufacturer globally, and other famous venture capital firms, has invested in SAI. SAI’s business strategy and leading technology were well-recognized by the private capital market at a very early stage. Endorsed by strong shareholders’ backgrounds, SAI established long-term and close business relations with many industrial leading companies, including upstream energy suppliers, hardware manufacturers, and software providers. SAI has accumulated a large base of potential institutional investors and high net worth individuals as its targeted customers.

ESG and Carbon Neutrality Initiatives

SAI believes in the power of technology to build a better world for everyone. SAI wants to drive positive change for the world and its inhabitants, unlocking sustainable growth and achieving progress at levels established by the United Nations. However, this cannot occur at the expense of the environment. By driving down energy consumption, SAI believes it can reduce carbon emissions while maximizing impact.

SAI’s commitment to long-term carbon neutrality will focus on improving energy efficiency in both the bitcoin mining and heating industries through a scaled deployment of its SAIHEAT cabinet and other innovative power and mining solutions that remain subject to its research and development. Evidenced by the fact that over 90% of SAI’s carbon emissions are from the consumption of electricity, SAI has developed a net-zero goal and set forth a strategy that follows a continued focus on reducing its energy use as much as possible, which SAI plans to be followed by the use of renewable energy and carbon offsets.

Carbon Neutrality

In 2020, SAI committed to taking a science-based approach in cutting absolute emissions from its business operations and to achieving net-zero carbon by 2050; which is the same as the 2050 target outlined in the United Nations’ Paris Climate Agreement.

Due to the fact that over 90% of SAI’s carbon emissions are from the consumption of electricity, SAI has developed a credible net-zero goal and set a path that follows a continued focus on reducing energy use as much as possible, followed by the use of renewable energy and use of carbon offset. For unabated emissions, SAI plans to invest in accredited carbon sequestration projects while exploring ways to further reduce its emissions.

SAI has established the following steps and strategy for achieving its net-zero goals:

1.      Increase the proportion of on-site renewable energy usage and replace the carbon intensive grid electricity:

a.      SAI is actively seeking a worldwide long-term renewable energy supply. SAI seeks to use local renewable energy power stations to supply SAI’s data and crypto mining centers with a 100% renewable energy supply.

SAI believes that by focusing on a shift towards renewable energy usage, its strategy for achieving its net-zero goals will be further advanced in a world that still heavily relies on non-renewables as a main source of energy. As is evidenced in the chart below, and according to the International Energy Agency (IEA), coal is still the main source for electricity generation.

SAI aims to rapidly adapt electricity powered by renewable resources and project their electricity consumption from renewables to increase over the next decade as evidenced in the chart below. From 2022 to 2027, SAI plans to increase the use of electricity powered by renewable energy at an annual growth rate of 10%. From 2028 to 2032, SAI plans to increase the use of electricity powered by renewable energy at an annual growth rate of 20%. By the end of 2031, SAI expects that 85.51% of the electricity that SAI consumes will come from renewable resources.

SAI plans to directly approach electricity generators worldwide and sign power purchase agreements (PPAs) with local energy companies as a means to achieve their energy goals. The mutual PPAs will entitle SAI to receive the output from a generation asset. PPAs signed with renewable energy generators will ensure that SAI receives green energy, a secured supply, greater price certainty, and will ultimately result in SAI having a positive reputation due to its reduced carbon footprint.

2.      Energy efficiency and heat recovery of computing cooling systems

a.      As evidenced in the chart below, data center and server energy efficiency has continuously improved and is expected to continue to improve over the years. According to the International Energy Agency (IEA), the IT infrastructure for bitcoin and other cryptocurrencies has evolved rapidly over the past decade. SAI believes that the energy efficiency and PUE of SAI’s mining centers will also improve over the years.

b.      In addition to its renewable power purchases, SAI plans to collaborate with local heating companies to develop heat recovery infrastructure. The goal of heat recovery infrastructure is to recover excess heat from SAI’s data and crypto mining centers and to use the recycled heat in the local community. SAI plans to recover energy from computing chips and to reuse the energy with a newly constructed heat pump facility.

In many existing data centers, the heat that all chips generate is cooled off or removed, instead of being used. Since the energy needed to cool off the chips is very high in a data center, there are large economic and environmental gains to be made by utilizing the surplus heat that is normally wasted. SAI intends to build its facilities, which will be unique because of their infrastructure, to capture and recycle the excess heat generated by SAI’s chips to provide heat to the local community. The energy recovered from SAI’s chips will be recycled by a newly constructed heat pump facility, which will subsequently direct the captured energy into the local district heating system. At temperatures higher than 40 degrees, wasted heat can be used for local district heating systems. At temperatures below 40 degrees, wasted heat can be used for other purposes such as heating individual homes and greenhouses for multi-layering planting.

SAI plans to make tremendous strides with regards to sustainability including significant reductions in both power usage effectiveness (PUE) and water usage effectiveness (WUE) by adapting a heat recovery technique. Therefore, waste heat utilization is an important step in SAI’s strategy for reaching a future net-zero energy goal.

3.      Use of carbon offsets to compensate remining emissions:

Carbon neutrality is achieved when emissions from a product, activity or a whole organization are netted off, either through the purchase of an equivalent number of offsets or through a combination of emissions reduction and offsetting. There are some carbon emissions that cannot be eliminated by using only renewable energy. Based on the Carbon Offset strategies proposed by CarbonTrust, SAI intends to take the following steps to buy needed carbon credits to indirectly offset the carbon emissions of SAI.

SAI is currently trying to offset its carbon emissions in two ways:

1.      Participating in the Clean Development Mechanism (CDM) project-based carbon offsets; and

2.      Buying carbon credits through Emission Trading System (ETS).

Below is a detailed projected decarbonization pathway:

ESG Initiatives

Our People & Society

SAI is made up of talented, motivated, and dedicated employees. SAI is strongly committed to supporting the development and growth of all its team members and employees. SAI is continuously building on its strong culture and creating an environment where everyone can be their authentic self and produce their absolute best work.

In a year that brought challenges and hardships to many, SAI has been able to ensure that globally its teams receive the support they need to care for their health, safety, and well-being (both physically and mentally). SAI is making progress toward building a community that represents the diverse and ever-changing world around its business. Currently, SAI has a diverse senior management team, which includes several female members. Additionally, SAI has a balanced male and female staff composition, with the current ratio of male to female employees being 3:2.

SAI cares about its employees’ inner peace and is committed to providing seminars, virtual classes of mental health awareness, and meditation.

Being the world’s first digital asset company to join the UNFCCC, SAI is also among the first in its industry to sign a commitment with the United Nations to reduce the cost of providing clean computing power.

SAI aims to invest in programs that support overall employee wellbeing, including expanding employee benefits such as supplementary business insurance, annuity, and parental leave. SAI intends to launch several campaigns aimed to encourage SAI’s employees to dedicate their time to making a social impact as well as use SAI’s resources to help people who are less privileged and fortunate.

SAI’s Strategy

SAI’s goal is to become a leading bitcoin mining operator in Eurasia and also globally. Key elements of SAI’s strategy to pursue this goal include:

Focus on building up SAI’s operating scale in Eurasia countries

SAI believes that Eurasia countries, specifically Kazakhstan, represents a particularly attractive region for the establishment and development of bitcoin mining operations. Two key drivers for this conclusion are (i) stable, sufficient, low-cost energy supplies and (ii) a favorable regulatory and political environment.

Energy supply is the most significant operating cost for bitcoin mining, and is closely linked to potential carbon emissions. Accordingly, SAI believes securing a stable, sufficient, low-cost and lower-carbon energy supply is key to the success of SAI’s mining operation. Kazakhstan is the largest oil producer in Central Asia, with the 12th-highest proven crude oil reserves in the world. Its total energy production covers more than twice its energy demand and thus it’s is also a major energy exporter globally. Most geography of the country has a sharply continental climate characterized by cold and windy weather, which covers the main prerequisites for mining farms and makes the country an ideal site for deploying waste recovery technology for heating. From operation perspective, infrastructure and labor costs are relatively low in Kazakhstan compared to most developed countries. It’s also closer to bitcoin mining machines’ key manufacturers, who are mostly located in Asia thus brings transportation convenience. SAI’s two facilities are currently powered by natural gas, which is generally regarded as the cleanest type of fossil fuel.

Kazakhstan’s regulations present a friendly attitude towards cryptocurrency and mining activities by encouraging digital transformation in its country. In July 2020, Kazakhstan officially recognized Bitcoin as a digital asset that could be accounted as any other commodity. In 2017, Kazakhstan established The Astana International Financial Centre (“AIFC”), a special territory defined by Kazakhstan with a main objective of ensuring a friendly ecosystem for foreign investments and creating secure independent regulation. The AIFC Fintech rules allow establishment of crypto exchanges and building other regulated activities based on digital assets. AIFC has become a hub for cryptocurrency mining companies, which were officially legalized in 2020. Mining companies who receive residency in the AIFC could benefit from a 0% tax regime (CIT, VAT, salary taxes 0%) for datacenters, where only 1% of the annual turnovers has to be paid as a royalty.

As an alternative energy-focused digital asset mining operator, SAI considers Kazakhstan’s energy policies to be consistent with its operating principles. In 2012, the government launched the Kazakhstan 2050 Strategy defining the course for long-term economic development. The strategy stipulates that alternative and “green” energy technologies must generate up to 50% of all consumed energy by 2050. Besides, the Green Economy Concept, targeting 50% alternative and renewable energy in the energy mix by 2050, and the Action Plan for the Development of Alternative and Renewable Energy for 2013-20 were adopted in 2013. At the end of 2019, Kazakhstan had 90 renewable energy facilities with a total installed capacity of 1,050 MW (284 MW of wind power plants; 542 MW of solar power; 222 MW of small hydroelectric power stations; and 2.4 MW of bioenergy). At least 3,000 MW of installed capacity is expected to be operational by 2025. Renewable energy sources were used to generate 2.4 billion kWh of electricity in 2019, a 77.8% increase from 2018.

SAI anticipates its business position and technology will benefit from favorable policies in Kazakhstan. Unlike other computing activities, most bitcoin mining activities are highly mobile and can be easily deployed to locations with the lowest costs and most favorable regulatory environment. Self-disciplined industry associations and companies are also leading transition efforts to develop mining data centers using cleaner and more efficient energy sources. SAI’s initial power supply in Kazakhstan is currently from natural gas. Starting from natural gas, SAI plans to grow its mining operation in Kazakhstan and other Eurasia countries with renewable energy sources and to reduce carbon emissions in running its bitcoin mining operations.

Pursue a long-term value maximization strategy that balances hosting and self-mining

SAI is in the process of completing a strategic transition of its business from mainly providing traditional hosting services to providing mining asset management services that will grows its own mining machine fleet at low cost of capital and scale. This strategy relies on careful balancing between its hosting capacity and self-mining capacity as the market fluctuates.

SAI believes a combination of both hosting and self-mining capacity is the best option for digital assets mining operators in an early buildup stage, especially for the operators who target large-scale miners or institutional investors. Hosting is an asset-light operating model, where miners bear most of the risks, leaving hosts enough flexibility to adapt to changes in the industry. Hosting also generates a stable cash flow, which can be used to begin self-mining. Self-owned mining machines require a substantial initial investment, but can generate long-term profits. By combining its hosting and self-mining capacity, SAI expects to realize sustainable corporate development with controllable risk and higher profit margins.

Actively explore heating scenarios in support of the “mining + heating” solution

SAI believes that the SAIHEAT technology will provide the heating industry with a clean heating boiler alternative. More importantly, it’s an energy saving deployment approach that brings economic and environmental benefits to both bitcoin mining and heating industry proven by SAI’s pilot programs. SAI is currently developing a plan for its “mining + heating” solution to make it easy to implement in different countries globally since termination of its “mining + heating” operations in China in May. SAI is currently conducting a new waste heat exchange pilot study in Finland and expects to roll out heating data centers in Finland once the study concludes.

Although heating does not currently represent a significant percentage of SAI revenue, heating is expected to become a unique source of SAI’s income compared to other mining operators globally and provides an additional source of cash flow to defend against volatility in bitcoin prices and reduced cost to make SAI a more competitive mining service provider. In SAI’s projection model, it calculated that the SAIHEAT electricity cost could save up to $0.01 per Kw/h based on average prices from energy suppliers. While the short-term gains of heating may not provide a significant cost advantage, SAI anticipates the long-term effect to provide both economic and strategic returns as an innovative energy saving solution.

Further expand SAI’s business scope to the whole cryptocurrency ecosystem

As the cryptocurrency ecosystem develops and SAI’s business grows, SAI aims to engage other parts of the industrial value chain, to provide value-adding services for its clients and to further integrate energy saving solutions to its operation.

SAI is working on developing a computing power cloud network system, which integrates resources throughout the industrial chain with full life cycle coverage from equipment procurement, transportation, deployment, to delivery, as well as operation and maintenance, and helps realize the globalization of digital asset mining datacenters on the cloud and provides transparency, efficiency and higher security. SAI would also consider integrating such capabilities through mergers and acquisitions.

SAI is considering in-depth cooperation with upstream core suppliers. On one side, by empowering bitcoin mining machine manufacturers through its liquid cooling technologies and energy saving solutions, SAI can improve chips’ energy consumption attributes and thus decrease SAI’s mining operation cost. On the other side, SAI is actively discussing business opportunities with power suppliers, especially clean energy developers, to co-expand digital asset mining business through Joint Ventures or other forms of cooperation. Since the ultimate cost of mining activities is primarily energy, SAI believes its dedication in utilizing waste and renewable energy in its mining and heating operation will help transform the world’s current energy structure that relies heavily on fossil fuels to a less carbon-intensive structure.

SAI currently only mines bitcoin, which is a major cryptocurrency. However, SAI acknowledges the possibility of expanding into other types of digital asset mining activities as its observe changes in the digital assets market ecosystem.

SAI’s Operations

As an emerging large-scale, integrated technology and blockchain solutions provider, SAI believes it is well positioned to serve customers in a rapidly expanding market for digital asset mining in a less carbon-intensive and more sustainable way.

SAI focuses on clients with large-scale digital asset mining facility deployments and provides power, racks, and proprietary thermodynamic management (heat dissipation, liquid cooling, and waste heat recovery) operating and maintenance services. SAI provides both infrastructure management and energy solutions that are designed to increase mining performance and energy efficiency.

SAI’s hosting services include: (i) signing hosting contracts with customers based on its identified power supply capacity; (ii) building data center infrastructure on the designated power supply sites; (iii) providing cooling options for clients based on their hosting scale, geological distribution of the facility and whether there is a heating application scenario; (iv) deploying and maintaining service by staff or local contractors to ensure secure and stable operations; and (v) paying its power costs and charging its customers a monthly hosting service fees.

SAI does not have a policy in place regarding when and how it will exchange cryptocurrency for fiat nor does SAI have any agreements with a third-party exchange for exchanges. SAI currently does not own a significant amount of bitcoin, but is talking to industry leading digital wallets with robust security precautions in preparation of its self-mining bitcoin operations.

Revenue Streams

SAI expects its revenue to mainly come from a combination of sales of digital mining machines, hosting service fees, and block rewards, and bitcoin transaction fees earned for verifying transactions in support of the blockchain:

•        Sales of mining machines represented the sales of high-performance servers for digital mining to end customers who also signed up its hosting service;

•        Hosting fees are service fees in connection with performance of hosting services and daily maintenance of customers’ mining machines;

•        Block rewards are rewards paid in bitcoin that are programmed into the bitcoin software and awarded to a miner or a group of miners for solving the cryptographic problem required to create a new block on a given blockchain;

•        Transaction fees are fees paid in bitcoin that miners receive to confirm transactions across the network.

Sale of mining machines and hosting fee

The sale of mining machines to its customers and the provision of hosting services concurrently constitute SAI’s integrated solution for individuals or entities interested in bitcoin mining. SAI also provides hosting services alone for miners who seeks secure power supply and mining infrastructure. SAI expects that its sales and service income will grow significantly due to its secured power supplies in Kazakhstan, Kazakhstan’s proximity to China and its readily available infrastructure necessary to house mining operation. Demand for overseas power supply and hosting services has surged in 2021, with an estimated capacity of over 1,000 MW due to the bitcoin mining ban in China in May 2021. Since July 2021, its contracted capacity of 105 MW load in Kazakhstan has been fully committed, with facilities for the same either completed or planned to be completed during the fourth quarter of 2021 and first quarter of 2022. From 2022 to 2023, SAI plans to deploy another 300-500 MW of electricity power in Kazakhstan and its currently gaining strong indications of interest from potential customers.

Block rewards and bitcoin transaction fees

Block rewards are fixed, and the bitcoin network is designed to periodically reduce them through halving. Most recently in May 2020, the block reward was reduced from 12.5 to 6.25 bitcoin, and it is estimated that the block reward will halve again to 3.125 bitcoin in March 2024.

Bitcoin miners also collect transaction fees for each transaction they confirm. Miners validate unconfirmed transactions by adding the previously unconfirmed transactions to new blocks in the blockchain. Miners are not forced to confirm any specific transaction, but they are economically incentivized to confirm valid transactions as a means of collecting fees. Miners have historically accepted relatively low transaction confirmation fees, because miners have a very low marginal cost of validating unconfirmed transactions, however transaction fees may vary.

As the use of the bitcoin network expands and the total number of bitcoin available to mine increases, the block rewards will decline over time. SAI expects the mining incentive structure to transition to a higher reliance on transaction confirmation fees and the transaction fees to become a larger proportion of the revenues to miners. Thus, SAI’s goal is to be well-positioned to command an increasing portion of the network transaction fees.

Heating Income

SAI has no current heating operations, as the recent Chinese regulations have forced SAI to move its prior heating operations and assets to Kazakhstan. SAI’s heating pilot programs in China were suspended since the local government banned all types of mining activities in late May 2021. As it commences and expands operations is Kazakhstan and other high latitude countries where there is a stable heating market, SAI is actively exploring local heating supply partners and end-users, including commercial and residential buildings, and greenhouses. As a heating supplier, SAI plans to collect a heating fee that will contribute to its revenue and offset energy costs.

Technology

SAI’s technology systems are a critical component of its success and are designed to enhance operational performance and energy efficiency. SAI’s research and development team, coupled with its proprietary technology and field application experience, have created opportunities for continuous improvements in SAI’s technology capabilities, empowering reliability, scalability and flexibility. SAI’s technology strategy is to develop its own proprietary cooling and waste heat recovery technologies in order to improve user experience and energy utilization efficiency and sustainability.

Liquid Cooling Technology

SAI believes that liquid cooling is especially advantageous to large scale date centers and supercomputing centers, including bitcoin mining data centers, where large amounts of heat are generated simultaneously and continuously alongside the computing process.

Since liquid’s thermal conductivity is more than 20 times of air as proven widely by scientists and by SAI’s own test report from pilot programs, liquid cooling is a more efficient thermal management approach compared to traditional air-cooling system installed in most data centers. Overheating of PCB (Printed Circuit Boards) is a major reason for equipment malfunction. With no spinning fan nor reserved passageway typically required for air circulation, liquid cooling systems also reduces operational electricity consumption and leave more space for computing equipment deployment. Furthermore, liquid cooling generates no extra noise and avoids dust and moisture accumulation.

As a specialized high-performance computer, bitcoin mining machines mostly utilize application-specific integrated circuit (“ASIC”) processors, which are chips manufactured specifically for mining bitcoin by solving blocks on blockchains using the 256-bit secure hashing algorithm. Unlike most computing centers with Central Processing Unit (“CPU”), bitcoin mining machines are designed to operate uninterruptedly to solve the SHA256 cryptographic hash algorithm to validate transactions on bitcoin networks. This is the only mission of the bitcoin mining ASIC chips. Thus, a mining machine is installed with many ASIC processors on its PCB making the specific computing precise and efficient, with fast speeds at low energy usage. For example, on a Whatsminer M21S mining machine, it installs three (3) units PCB and each PCB is inserted with sixty (66) bitcoin-mining ASIC chips. This is the core cost of the mining hardware. This chip density means mining machines generate waste heat more extensively, thus making the heat waste easier for collection and recovery. Chips have to operate healthily and steadily to guarantee computing efficiency in a relatively low temperate and clean environment, and major bitcoin mining machine manufacturers develop and design different cooling systems to provide such environment. Though most mining machines manufacturers are still adapting traditional air-cooling systems, some have been developing liquid cooling systems.

Currently, SAI applies liquid cooling technology for its cabinets, with immersive cooling technology under testing to accommodate chips of different models and sizes, and different application scenarios.

Waste Heat Recovery Technology

SAI’s waste heat recovery technology is based on the liquid cooling system designed for high-performance computing equipment, including bitcoin mining machines. In order to reach the maximum cooling and waste heat recovery efficiency of the mining machines’ PCB, which are essentially heating units, SAI reorganizes the layout of bitcoin mining machine’s PCB in independently designed SAIHEAT cabinets and enables the system to collect waste heat. SAI’s latest generation SAIHEAT cabinet integrates 72 units common type mining machines such as Whatsminer M21S at a size of 2.5 cm x 1.5 cm x 1.9 cm. The electricity input power of the SAIHEAT cabinet is 237 KW, and it can supply the equivalent heat of 213 KW.

Heating is the largest energy end-use, accounting for around 50% of global final energy consumption and 40% of global CO2 emissions. Industrial processes and buildings are the largest heat consumers in 2019, followed by agriculture mainly for greenhouse heating. Cogeneration and boilers are major methods for providing heat but they produce considerable carbon emissions because they rely on fossil fuels. The SAIHEAT cabinet provides the heating industry with an “electric boiler” alternative. This technology takes advantage of the highly mobile nature of bitcoin mining activity and assets, and the ability to deploy operations in commercial and residential buildings and greenhouses.

Currently, SAI’s SAIHEAT cabinets require electricity input to power their operation. As renewables, such as hydro, wind and solar account for a higher percentage of electricity generation, SAI believes its waste heat recovery technology can help reduce the global heating industry’s dependence on fossil fuels and carbon emissions.

SAIHEAT Heating Flow
Power
Water cooling and heat collector
Cool water
Hydro
Wind
Solar
Heat generated by chips
Hot water
Water pump
Commercial & Residential
Agricultural
Industrial

Cybersecurity

SAI has not experienced any material security breaches or incidents, loss of data, or other disruptions to or interruption of its systems. Part of SAI’s cybersecurity efforts include oversight by SAI’s board of directors of its cybersecurity risk management. SAI has established security measures such as implementing two-factor authentication and secondary confirmation for any changes to its accounts at service providers. Despite these efforts, there is no guarantee that these measures will protect against an actual or alleged cyber threat and security breach. In addition, insurance providers are currently reluctant to provide cybersecurity insurance for cryptocurrency mining operations and digital asset holdings; therefore, in the event of theft or an unauthorized or illegal manipulation of or access to the digital asset networks used in connection with the mining process, such assets may not be fully or partially recoverable.

Material Agreements

Power Supply Arrangements

On June 20, 2021, SAI entered into a Blockchain and Big Data Industry Strategic Cooperation Authorization Agreement (the “Cooperation Agreement”) with Better Tech Limited (“Better Tech”), a specialized blockchain mining infrastructure developer in Central Asia and the Middle East, providing electric power supply, electrical system buildout and basic operation support services, for providing power to potential mining data center sites in Kazakhstan. The Cooperation Agreement has a term of ten years, beginning on June 20, 2021 and ending on June 19, 2031. The Cooperation Agreement provides SAI with an electrical power capacity of 100 MW for Phase I and an extension of 300-500 MW for Phase II if Better Tech agrees, other than electricity capacity, to provide SAI with its relevant resources in Kazakhstan, including power plant resources, construction land resources, and management service resources.

On July 18, 2021, SAI entered into a service agreement with Better Tech (the “Power Service Agreement”) for Phase I cooperation in Kazakhstan. The Power Service Agreement provides SAI with two exclusive mining facilities in Kazakhstan on for a term of three years, from July 20, 2021 to July 20, 2024, and a total electrical power capacity of 105 MW breaking down into two phases, including 15 MW in Phase I and 90 MW in Phase II. Under the Power Service Agreement, the supplier agrees to secure and provide SAI with the defined capacity of power and electricity supply, infrastructure layout and operating services, including, but not limited to, upgrading of the bitcoin mining equipment, technical support and regular monitoring of the signed up facilities in Kazakhstan. The Power Service Agreement also defines a strategic cooperation between Better Tech and SAI on co-development of blockchain and big data business in Central Asia and Middle East and authorizes a right of first offer to SAI for any expansion opportunities identified by the supplier in the defined regions above.

Under the Power Service Agreement, SAI is obligated to pay Better Tech (i) a service fee, at unit price of $0.045 Kw/h and subject to any adjustment based on achieved operational scale and market price beginning from January 1, 2022, which adjusted rate should not exceed the current rate; and subject to certain conditions, (ii) an operation and maintenance fee at a standard rate of $0.005 Kw/h based on the actual electricity consumption. As long as SAI operates and maintains the mining sites by itself, this fee will not be charged for such operation hours and capacity. Fees are payable by SAI on a monthly basis.

Hosting Arrangement

On July 16, 2021, SAI entered into a bitcoin mining hosting service agreement with Mint Asset Management Pte. Ltd (“Mint Asset”), a large-scale mining asset management group in Asia, for providing hosting services of their bitcoin mining equipment (the “Servers”) to generate computer power at the two facilities in Kazakhstan designated by SAI (the “Hosing Service Agreement”). Under the Hosting Service Agreement, Mint Asset agrees to provide to SAI a number of servers under its management with a specified energy utilization capacity of 105MW (15 MW in Phase I and 90 MW in Phase II) in Kazakhstan, in accordance with specification and power availability dates set out in the availability schedule. SAI is obligated to host these servers in specialized containers and provide the electrical power, transmission and connection equipment necessary for the mining, hosting, operating and management of the servers there, in each case in accordance with the terms and conditions of the Hosting Service Agreement.

The Hosting Service Agreement provides for the initial term of three (3) years from July 28, 2021 to July 28, 2024.

Under the Hosting Service Agreement, Mint Asset is obligated to pay SAI a hosting fee, including (i) an energy service fee, including but not limited to electricity charge and operating and maintenance fees at a standard rate of $0.055 Kw/h based on the actual electricity consumption; and (ii) reimbursement of expenses (if any) including but not limited to raw material charge, loading and unloading charge, freight, maintenance charge, spare parts charge and other related expenses. Payments of the hosting fee are made to SAI on a monthly basis.

Competition

SAI operates in a highly competitive industry with an increasing number of participants.

SAI’s hosting activities compete with a large number of other hosting operations. SAI’s success in its hosting operations depends on many factors including: (i) its ability to supply hosting space and stable and clean power; (ii) its performance with respect to the installation, operation and maintenance of client equipment; and (iii) its ability to effectively apply waste heat recovery technology on mining chips. SAI believes that it competes favorably as a provider of hosting services because of its operating scale, power supply, and geographical location. Additionally, SAI offers its proprietary technology, its power contracts, its commitment to net carbon neutral operations, its experience and expertise and its relationships with equipment manufacturers.

Since SAI is deploying its own mining capacity, its self-mining business will compete with mining operations throughout the world to complete new blocks in the blockchain and earn the reward in the form of an established unit of a digital asset. SAI competes on the basis of its total number of mining machines, the degree of mining difficulty, the efficiency of its mining operations, the fiat value of the mining reward, and the reliability and sustainability of its power supplies.

While miners of digital assets historically range from individual enthusiasts and entrepreneurs to large mining operation companies and large mining hosting service companies with dedicated facilities, the majority of mining is now undertaken by large-scale, industrial mining farms. A mining pool is created when mining participants pool the processing power of their miners over a network and mine transactions together. Rewards are then distributed proportionately to the pool participants based on the hash power contributed to solving a block. SAI’s self-mining operations will also compete with non-digital asset operations for access to suitable real estate and access to affordable and dependable electric power. In addition to competing to solve new blocks, SAI competes to acquire new mining machines, to raise capital, to obtain access to facilities for location of mining operations, to develop or acquire new technologies, and to secure stable and sustainable power supplies.

Several public companies (traded in the United States, Canada, and internationally), including the following, may be considered competitors to SAI:

•        Core Scientific Holding Co.;

•        Marathon Digital Holdings, Inc.;

•        Riot Blockchain, Inc.

•        Cipher Mining Inc.;

•        Greenidge Generation Holdings Inc.;

•        Bitfarms Technologies Ltd. (formerly Blockchain Mining Ltd);

•        Argo Blockchain PLC;

•        Hive Blockchain Technologies Inc.;

•        Hut 8 Mining Corp.;

•        Bit Digital, Inc.;

•        BIT Mining Ltd.;

•        Crusoe Energy Systems Inc.; and

•        Layer1 Technologies Inc.

The digital assets industry is a highly competitive and evolving industry. New competitors and emerging technologies could enter the market and affect its competitiveness in the future. Other market participants in the digital assets industry include investors and speculators, retail users transacting in digital assets, and service companies that provide a variety of services including buying, selling, payment processing and storing of digital assets. To continue to be successful, SAI will require additional capital to build additional facilities, secure stable and sustainable energy supply, and to acquire new available mining equipment and related infrastructure. Subject to raising additional capital, SAI’s digital asset initiatives will compete with other industry participants that focus on investing in and securing the blockchains of bitcoin.

Intellectual Property

SAI’s ability to protect its material intellectual property is important to SAI’s business. SAI relies upon a combination of protections afforded to owners of patents, copyrights, trade secrets and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect its intellectual property rights. In particular, unpatented trade secrets in the fields of research, development and engineering are an important aspect of SAI’s business by ensuring that its technology remains confidential. SAI also pursues patent protection when SAI believes it has developed a patentable invention and the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings.

As of September 30, 2021, SAI owns 11 patents in connection with its existing and planned blockchain and cryptocurrency related operations. SAI expects to rely upon trade secrets, trademarks, service marks, trade names, copyrights and other intellectual property rights and expect to license the use of intellectual property rights owned and controlled by others. In addition, SAI may in the future develop certain proprietary software applications for purposes of its cryptocurrency mining operation.

Research and Development

SAI’s research and development efforts are focused primarily on improving its SAIHEAT technology’s waste heat recovery efficiency through new engineering design and material innovation; extending our SAIHEAT cabinet’s adaptability to different heating applications; and immersion cooling system for mining equipment. SAI is dedicated to maximize the value of waste heat generated from computing process through reutilization innovation and deployment experience.

Sales and Marketing

SAI’s primary marketing and communication efforts are focused on social media channels to keep its customers, investors and other stakeholders informed and up-to-date regarding our business developments. SAI has been upgrading its official website to adapt to its global transition. Sales and marketing have not been significant components of its business and have been immaterial to our financial condition and results of operations; however, as SAI expands into global markets, such activities may become more significant in the future.

Facilities

SAI is a remote-only company. Accordingly, SAI has not designated any specific office as its headquarters. SAI currently maintains physical offices in Singapore, Hangzhou as our regional operation centers designated for our business development in Europe, Middle Asia, Middle and North America and the integration of our supply chain and research and development capabilities. SAI leases facilities required for its mining machinery space in Kazakhstan and other countries where it is expanding its operations. SAI engages local staff through its local partners and send our own onsite maintenance supervisors to ensure the status of its operations. For purposes of complying with applicable requirements of the Securities Act and the Exchange Act, as amended, any shareholder communication required to be sent to its principal executive office may be directed to the aforementioned agent for service of process.

SAI believes its combined facilities are adequate for its development and production needs in the near future. Should SAI need to add space or transition into new facilities, SAI believes it has the ability to expand its footprint on commercially reasonable terms. Currently, SAI does not own the sites or material equipment on which its services are performed.

Employees

SAI’s employees are the foundation of its enterprise and are essential to maintaining its business model and competitive advantages. As of December 1, 2021, SAI had 27 employees, working across its two locations. SAI’s employees are distributed across functions, including engineering, production, sales, marketing, and general corporate functions. To date, SAI has not experienced any work stoppages and considers it relationship with its employees to be good. None of its employees are subject to a collective bargaining agreement or represented by a labor union.

SAI’s human capital resource objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purpose of its equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of equity-based compensation awards and cash-based performance bonus awards.

The health and well-being of SAI’s employees is critical to its ongoing ability to operate and serve its customers. SAI is committed to ensuring the safety and well-being of its employees across each location and job function– this includes providing broad benefits to support their health and wellness needs. In order to address the challenges posed by COVID-19, SAI implemented a number of measures across its locations to ensure maximum protection for its employees and their families, including allowing remote work arrangements where possible. SAI continues to place the utmost importance on complying with governmental regulations and health authority guidance to ensure that the appropriate steps are taken to protect the well-being of all people engaged with its business.

Legal Proceedings

SAI is currently not a party to any material pending legal proceedings. From time to time, SAI may be subject to legal proceedings and claims arising in the ordinary course of business.

Environmental Matters

As part of its business strategy, SAI is committed to carbon neutrality. SAI has a long-term agreement with renewable energy power generators; SAI recovers excess heat from its data and mining centers to provide heating for the local community; SAI prioritizes water stewardship by investing in circular systems; and SAI purchases carbon offsets and compensate for carbon emissions.

SAI is subject to domestic environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal, and remediation of hazardous substances. A certain risk of environmental liability is inherent in its business activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling, and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air, or water, the cleanup of contaminated sites, including any contamination that results from spills due to its failure to properly dispose of chemicals and other waste materials, and the health and safety of its employees. SAI is required to obtain environmental permits from governmental authorities for certain operations.

Government Regulations

SAI operates and plans to operate in a complex and rapid evolving regulatory environment and expects to be subject to a wide range of laws and regulations enacted by Kazakhstan government, as well as similar entities in other countries. Other regulatory bodies, governmental or semi-governmental, have shown an interest in regulating or investigating companies engaged in the blockchain or cryptocurrency business.

Kazakhstan started to developed the cryptocurrency industry and promote both blockchain operations and cryptocurrency markets in 2017. On June 25, 2020, the president signed a law that introduced amendments to the regulation of digital technologies and legitimized mining. Such key definitions as “digital asset”, or cryptocurrency, and “digital mining” were also introduced into the law “On Informatization.”

Regulations may substantially change in the future, and SAI cannot predict how future regulations will apply to its business, or when they will be effective. As the regulatory and legal environment evolves, SAI may become subject to new laws and further regulation by Kazakhstan government and other agencies, which may affect its mining and other activities. For additional discussion regarding SAI’s belief about the potential risks existing and future regulation pose to its business, see “Risk Factors — Risks Related to Government Regulation Regulatory Framework”.

SAI’s Management’s Discussion and Analysis of
Financial Condition and Results of Operations

You should read the following discussion and analysis of SAI’s financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and SAI’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. SAI’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

SAI is a Eurasia-based energy saving digital asset mining operation company that provides integrated technology and operation solutions to optimize the mining total cost of operation (“TCO”) and is committed to carbon neutrality. SAI has proprietary liquid cooling and waste heat recovery technology for digital asset mining machines that SAI believes can effectively save operating costs along with reducing environment impacts by lowering carbon emissions. SAI’s target customers include both large-scale miners and institutional investors who are adopting digital asset-mining equipment, which is a more economic approach to acquire digital assets compared to buying from secondary markets, to diversify their portfolio. SAI’s mission is to become the most cost-efficient digital asset mining operation solution company globally and to promote the clean transition of the bitcoin mining industry.

SAI’s current primary business is to provide a full suite of specialized hosting service to digital asset mining customers, based on electricity generated from natural gas and other clean energy sources. By applying its proprietary chip waste heat recovery technology (“SAIHEAT technology”) to digital asset mining, SAI can utilize excessive heat generated by chips in the mining process to provide large-scale heating for agricultural, commercial, residential and industrial use at no extra cost when accomplishing mining operations in the future. SAI believes its solution can significantly reduce carbon emission compared to traditional stand-alone heating and digital assets mining equipment, i.e. coal or natural gas boilers, and reduce comprehensive mining cost.

SAI’s business strategy is to continue developing technologies and solutions that can help reduce the major cost factors of digital asset mining operation, including but not limited to electricity, cooling, chip and services. SAI is actively expanding its infrastructure and facilities to house and support its third-party hosting business with clean energy, and to grow its self-mining capacity through investment in mining machines when their market prices are at a level SAI believes will deliver a desirable future return, and acquiring mining machine assets from institutional and individual investors to mine cryptocurrency when bitcoin prices decline, which can significantly increase the number of mining machines dedicated to producing bitcoins for its own account in long-term, and can potentially deliver higher return. SAI also target to deploy its SAIHEAT technology to as many as of its mining operation sites as possible to reduce the total cost of operation and create environmental benefits. SAI aims to generate revenue from the digital assets that it obtains through its self-mining activities and to accumulate, sell or hold digital assets as determined by its management and board of directors based on prevailing market prices and mining economics of bitcoin.

SAI’s net revenues were $0.1 million and $8.0 million for the six months ended June 30, 2020 and 2021, respectively. SAI’s net loss was $0.01 million and $0.15 million for the six months ended June 30, 2020 and 2021, respectively.

Major Factors Affecting SAI’s Results of Operations

SAI’s revenue comprises a combination of sales of high-performance digital asset mining machines and hosting service fee. SAI expects its future revenue will include block rewards and bitcoin transaction fees, earned for verifying transactions in support of the blockchain.

Factors affecting SAI’s sales of digital mining machines and hosting service fee

Regulatory Environment in Kazakhstan

During 2021, SAI relocated all of its mining operation to Kazakhstan, and SAI expects its future operations in 2021 will be located primarily in Kazakhstan. The regulatory environment for the digital asset mining industry in Kazakhstan is developing and evolving, creating both challenges and opportunities that could affect SAI’s financial performance. Due to the relatively short history of digital asset mining industry in Kazakhstan, the government has not adopted a clear regulatory framework governing SAI’s industry. SAI will continue to make efforts to ensure that SAI is compliant with the existing laws, regulations and governmental policies relating to SAI’s industry and to comply with new laws and regulations or changes under existing laws and regulations that may arise in the future.

Availability of Secure and Sustainable Power Supply

Following the ban on digital asset mining by the Chinese government in May 2021, the bitcoin mining industry has come to realize that the availability of secure and sustainable power supply has been the paramount factor in conducting bitcoin mining operations. SAI will continue to explore clean and cost-effective power supplies and build up readily accessible infrastructure to operate the mining machines for SAI’s hosting clients and for self-owned mining machines.

Ability to Acquire Customers Effectively

SAI’s ability to increase the hosting clients largely depends on its ability to attract potential clients through sales and marketing efforts. Presently, SAI has built up a high-quality customer log on the back of its secured power supply and reliable mining infrastructure in Kazakhstan.

SAI’s future sales and marketing efforts will include those related to customer acquisition and retention, and general marketing. SAI intends to continue to dedicate significant resources to its clean energy solutions, proprietary waste heat recovery technology and constantly seek to minimize the total cost of mining operation, in particular with regard to cost of electricity and cost of heat.

Factors affecting block rewards and bitcoin transaction fees

Block rewards are fixed and the bitcoin network is designed to periodically reduce them through halving. Currently the block rewards are fixed at 6.25 bitcoin per block, and it is estimated that it will halve again to 3.125 bitcoin in March 2024.

Market Price of Bitcoin

SAI’s business is heavily dependent on the spot price of bitcoin. The prices of cryptocurrencies, specifically bitcoin, have experienced substantial volatility, which may reflect “bubble” type volatility, meaning that high or low prices may have little or no merit, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation, and media reporting. Bitcoin (as well as other cryptocurrencies) may have value based on various factors, including their acceptance as a means of exchange by consumers and producers, scarcity, and market demand.

Halving

Further affecting the industry, and particularly for the bitcoin blockchain, the cryptocurrency reward for solving a block is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving”. For bitcoin, SAI’s most significant cryptocurrency asset to which the majority of SAI’s mining power is devoted, the reward was initially set at 50 bitcoin currency rewards per block. The bitcoin blockchain has undergone halving three times since its inception as follows: (1) on November 28, 2012 at block 210,000; (2) on July 9, 2016 at block 420,000; (3) on May 11, 2020 at block 630,000, when the reward was reduced to its current level of 6.25 bitcoin per block. The next halving for the bitcoin blockchain is anticipated to occur in March 2024 at block 840,000. This process will reoccur until the total amount of bitcoin currency rewards issued reaches 21 million and the theoretical supply of new bitcoin is exhausted, which is expected to occur around 2140. Many factors influence the price of bitcoin and other cryptocurrencies, and potential increases or decreases in prices in advance of or following a future halving is unknown.

Transaction Fees

Bitcoin miners also collect transaction fees for each transaction they confirm. Miners validate unconfirmed transactions by adding the previously unconfirmed transactions to new blocks in the blockchain. Miners are not forced to confirm any specific transaction, but they are economically incentivized to confirm valid transactions as a means of collecting fees. Miners have historically accepted relatively low transaction confirmation fees, because miners have a very low marginal cost of validating unconfirmed transactions; however, unlike the fixed block rewards, transaction fees may vary, depending on the consensus set within the network.

As the use of the bitcoin network expands and the total number of bitcoin available to mine declines, and the block rewards also decline over time, SAI expects the mining incentive structure to transition to a higher reliance on transaction confirmation fees, and the transaction fees to become a larger proportion of the revenues to miners.

Results of Operations

For the six months ended June 30, 2020 and 2021

The following table shows key components of SAI’s results of operations for the six months ended June 30, 2020 and 2021, in dollars and as a percentage of fluctuations (dollars in thousands).

	For the six months ended June 30,		Change
	2020	2021	Amount	%
	(unaudited)
Revenues
Sales of products	$—	6,883	6,883	n/a
Hosting service	91	1,107	1,016	1,116%
Total revenues	91	7,990	7,899	8,680%
Cost of revenues
Sales of products	—	5,881	5,881	n/a
Cost of services	136	968	832	612%
Total cost of revenues	136	6,849	6,713	4,936%
Gross (loss)/profit	(45)	1,141	1,186	(2,636)%

Operating expenses
Sales and marketing expenses	—	122	122	n/a
General and administrative expenses	68	882	814	1,197%
Research and development expenses	90	230	140	156%
Impairment of long-lived assets	—	53	53	n/a
Total operating expenses	158	1,287	1,129	715%
Loss from operations	(203)	(146)	57	(28)%
Other income, net	169	32	(137)	(81)%
Loss before income tax expense	(34)	(114)	(80)	235%
Income tax benefit/(expenses)	25	(33)	(58)	(232)%
Net loss	(9)	(147)	(138)	1,533%
Foreign currency translation loss	(1)	(37)	(36)	3,600%
Total comprehensive loss	(10)	(184)	(174)	1,740%

____________

n/a     Not applicable

Revenues

Sales of products.    Sales of products represented the sales of high-performance digital asset mining machines to end customers. The sales of products revenue was nil and $6.9 million for the six months ended June 30, 2020 and 2021, respectively. The sales of products business was started in the second half of 2020.

Hosting service.    Hosting service represented the provision of hosting service and daily maintenance of servers to customers. The hosting service revenue increased by $1.0 million, or 1116%, from $0.1 million for the six months ended June 30, 2020 to $1.1 million for the six months ended June 30, 2021. The increase was mainly due to expansion of SAI’s hosting capacity and the increase in customer demand as well as driven by higher average bitcoin price.

Cost of revenues

Cost of revenues primarily included the cost for the purchase of high-performance digital asset mining machines and the direct costs incurred for the provision of hosting service. The cost of revenues increased by $6.7 million or 4,936%, from $0.1 million for the six months ended June 30, 2020 to $6.8 million for the six months ended June 30, 2021. The increase in cost of revenues was basically in line with the increase in revenue.

Gross (loss)/profit and gross margin

SAI’s gross profit increased by $1.2 million, from gross loss of $0.05 million for the six months ended June 30, 2020 to gross profit of $1.1 million for the six months ended June 30, 2021. Gross profit as a percentage of revenue (“gross margin”) was 14.3% for the six months ended June 30, 2021. The gross loss for the six months ended June 30, 2020 was mainly because SAI offered a discount to attract customers at the trial phrase of the hosting service.

Selling and marketing expenses

SAI’s selling and marketing expenses primarily consist of travelling expenses to participate in marketing activities. Selling and marketing expenses increased by $0.1 million from nil for the six months ended June 30, 2020 to $0.1 million for the six months ended June 30, 2021. The increase was in line with the expansion of business.

General and administrative expenses

SAI’s general and administrative expenses mainly represented salaries and bonus, office related expenses and professional service fees. General and administrative expenses increased by $0.8 million, or 1197%, from $0.1 million for the six months ended June 30, 2020 to $0.9 million for the six months ended June 30, 2021. The increase was mainly attributable to an increase of $0.4 million in professional service fee in connection with its coming business combination with TradeUP Global and fund raising, an increase of $0.1 million in salary and bonus as a result of increased staff headcount, and an increase in office-related expenses of $0.2 million which is in line with the expansion of business.

Research and development expenses

SAI’s research and development expenses mainly represented amortization expense of intangible assets and costs for the development of waste heat recovery technology. Research and development expenses increased by $0.1 million, or 156%, from $0.1 million for the six months ended June 30, 2020 to $0.2 million for the six months ended June 30, 2021. The increase was mainly attributable to the amortization expense related to the intangible asset purchased in the second half year of 2020.

Impairment of long-lived assets

SAI’s impairment of long-lived assets consists of impairment provided for construction in process, the value of which management determined not recoverable due to changes in the regulatory environment in the PRC. Impairment of long-lived assets was nil and $0.05 million for the six months ended June 30, 2020 and 2021, respectively.

Other income, net

The other income, net decreased by $0.1 million, or 81%, from $0.2 million for the six months ended June 30, 2020 to $0.03 million for the six months ended June 30, 2021. The decrease was mainly attributable to the recognition of a one-time technology service income of $0.18 million for the provision of technology advisory service regarding waste heat recovery technology during the six months ended June 30, 2020, while no such transaction occurred during 2021.

Net (loss)/income

As a result of the foregoing, SAI had net loss of $0.01 million and $0.15 million for the six months ended June 30, 2020 and 2021, respectively.

For the period from March 28, 2019 (inception) through December 31, 2019 and the year ended December 31, 2020

The following table shows key components of SAI’s results of operations for the period from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020, in dollars and as a percentage of fluctuations (dollars in thousands).

	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020	Change
			Amount	%
Revenues
Sales of products	$—	1,462	1,462	n/a
Hosting service	—	413	413	n/a
Agency service	—	82	82	n/a
Total revenues	—	1,957	1,957	n/a
Cost of revenues
Sales of products	—	606	606	n/a
Cost of services	—	449	449	n/a
Total cost of revenues	—	1,055	1,055	n/a
Gross profit	—	902	902	n/a

Operating expenses
Sales and marketing expenses	—	1	1	n/a
General and administrative expenses	90	231	141	157%
Research and development expenses	18	348	330	1,833%
Impairment of long-lived assets	—	40	40	n/a
Total operating expenses	108	620	512	474%
(Loss)/income from operations	(108)	282	390	(361)%
Other income, net	—	174	174	n/a
(Loss)/income before income tax expense	(108)	456	564	(522)%
Income tax benefit/(expenses)	30	(53)	(83)	(277)%
Net (loss)/income	(78)	403	481	(617)%
Foreign currency translation (loss)/gain	(5)	28	33	(660)%
Total comprehensive (loss)/income	(83)	431	514	(619)%

____________

n/a     Not applicable

Revenues

SAI started generating revenues in 2020, and there were no revenues for the period from March 28, 2019 (inception) to December 31, 2019. Net revenue was $2.0 million for the year ended December 31, 2020.

Sales of products.    Sales of products represented the sales of high performance digital asset mining machines to end customers. The sales of products revenue was $1.5 million for the year ended December 31, 2020.

Hosting service.    Hosting service represented the provision of hosting service and daily maintenance of servers to customers. The hosting service revenue was $0.4 million for the year ended December 31, 2020.

Agency service.    Agency service represented the agency service to a customer for discovering electricity resources and identifying business partners abroad. Agency service revenue was $0.1 million for the year ended December 31, 2020.

Cost of revenues

Cost of revenues primarily included the cost for the purchase of the sales of high performance digital asset mining machines and the direct costs incurred for the provision of hosting service. SAI started generating revenues during 2020, and there were no cost of revenues for the period from March 28, 2019 (inception) through December 31, 2019. The cost of revenues was $1.1 million for the year ended December 31, 2020.

Gross profit and gross margin

Gross profit was $0.9 million and the gross margin was 46.1% for the fiscal year ended December 31, 2020.

Selling and marketing expenses

SAI’s selling and marketing expenses primarily consist of travelling expenses to participate in marketing activities. Selling and marketing expenses were $0.001 million for the year ended December 31, 2020. No selling and marketing expenses incurred for the period from March 28, 2019 (inception) through December 31, 2019.

General and administrative expenses

SAI’s general and administrative expenses mainly represented salaries and bonus, travelling expenses and professional service fee. General and administrative expenses increased by $0.1 million, or 157%, from $0.09 million for the period from March 28, 2019 (inception) through December 31, 2019 to $0.2 million for the year ended December 31, 2020. The increase was mainly attributable to an increase of $0.05 million in salary and bonus as a result of increased staff headcount, an increase of $0.03 million in professional service fee in connection with fund raising and an increase in office related expenses of $0.03 million which was in line with the business expansion.

Research and development expenses

SAI’s research and development expenses mainly represented salaries and bonus to the research and development staff and costs for the development of waste heat recovery technology. Research and development expenses increased by $0.3 million, or 1833%, from $0.02 million for the period from March 28, 2019 (inception) through December 31, 2019 to $0.3 million for the year ended December 31, 2020. The increase was mainly attributable to an increase of $0.1 million in salary and bonus as a result of increased research staff headcount, and an increase of $0.1 million in service fee for technology development service.

Impairment of long-lived assets

SAI’s impairment of long-lived assets consists of impairment provided for construction in process due to changes in the regulatory environment in the PRC. Impairment of long-loved assets was $0.04 million for the year ended December 31, 2020. No impairment of long-lived assets was incurred for the period from March 28, 2019 (inception) through December 31, 2019.

Other income, net

Other income, net primarily consisted of the provision of a one-time technology service income. Other income, net increased by $0.2 million, from nil for the period from March 28, 2019 (inception) to December 31, 2019 to $0.2 million for the year ended December 31, 2020. The increase was contributed by the recognition of a one-time technology service income of $0.2 million for the provision of technology advisory service regarding waste heat recovery technology.

Net (loss)/income

As a result of the foregoing, SAI had net loss of $0.1 million for the period from March 28, 2019 (inception) through December 31, 2019, as compared to net income of $0.4 million for the year ended December 31, 2020.

Liquidity and Capital Resources

For the six months ended June 30, 2021, SAI had a net loss of $0.1 million and net cash outflow in operating activities of $4.7 million. For the year ended December 31, 2020, SAI had a net profit of $0.4 million and net cash outflow in operating activities of $1.0 million. To date, SAI has, in large part, relied on equity financing to fund its operations. As of June 30, 2021 and December 31, 2020, SAI’s consolidated current assets exceeded SAI’s consolidated current liabilities by $10.8 million and $2.9 million, SAI had cash and cash equivalents of $4.5 million and $1.3 million, and accumulated deficit of $0.3 million and retained earnings of $0.3 million, respectively. SAI believes its current cash on hand is sufficient to meet its operating and capital requirement for at least the next twelve months from the date these financial statements are issued.

SAI continues to explore opportunities to grow its business. However, SAI has not yet achieved a business scale that is able to generate a sufficient level of revenues to achieve positive cash flows from operating activities, and SAI expects the negative cash flows from operations will continue for the foreseeable future. While SAI has sufficient cash for the next twelve months from the date these financial statements are issued, if SAI is unable to grow the business to achieve economies of scale in the future, it will become even more difficult for SAI to sustain a sufficient source of cash to cover its operating costs. SAI plans to raise additional capital, including among others, obtaining debt financing, to support its future operation. There can be no assurance, however, that SAI will be able to obtain additional financing on terms acceptable to SAI, in a timely manner, or at all.

As a Cayman exempted and offshore holding company, SAI is permitted under PRC laws and regulations to provide funding to its wholly foreign-owned subsidiary in China only through loans or capital contributions, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, SAI’s wholly foreign-owned subsidiary in China may provide Renminbi funding to its consolidated VIE only through entrusted loans. On August 31, 2021, SAI has terminated control agreements with Beijing Saire Technology Co., Ltd (“Beijing Saire”), a variable interest entity, and Beijing Saire’s shareholders, as a result its corporate structure no longer contains any VIE structure and its operations are no longer subject to limits and uncertainties applicable to those with a VIE structure. However, SAI will continue to be dependent on access to distributions of cash from its other subsidiaries.

The following table sets forth a summary of SAI’s cash flows for the periods indicated (dollars in thousands).

	Six months ended June 30,		From March 28, 2019 (Inception) to December 31, 2019	For the year ended December 31, 2020
	2020	2021
	(Unaudited)
Net cash (used in)/provided by operating activities	$(414)	$(4,653)	$1	$(1,035)
Net cash used in investing activities	(148)	(290)	(15)	(759)
Net cash provided by financing activities	568	8,098	145	2,892
Effect of exchange rate changes on cash and cash equivalents	(2)	19	(1)	72
Net increase in cash and cash equivalents	4	3,174	130	1,170
Cash and cash equivalents at the beginning of the period	130	1,300	—	130
Cash and cash equivalents at the end of the period	134	4,474	130	1,300

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2021 was $4.7 million, as compared to $0.4 million for the six months ended June 30, 2020. For the six months ended June 30, 2021, the cash outflow mainly reflected net loss of $0.1 million, an increase in accounts receivable of $4.2 million and an increase in inventory of $1.8 million, partially offset by an increase in accounts payable of $1.1 million and a decrease in amount due from related parties of $0.6 million. For the six months ended June 30, 2020, the cash outflow mainly reflected an increase in amount due from related parties of $0.2 million and a decrease in advance from customers of $0.2 million.

Net cash used in operating activities for the year ended December 31, 2020 was $1.0 million, as compared to $0.001 million provided by operating activities for the period from March 28, 2019 (inception) through December 31, 2019. For the year ended December 31, 2020, the cash outflow mainly reflected the increase in inventory of $0.9 million, an increase in amount due from related parties of $0.6 million, and an increase in deposits, prepayment and other current assets of $0.2 million, offset by the net income of $0.4 million and an increase in other payables and accrual liabilities of $0.2 million. For the period from March 28, 2019 (inception) through December 31, 2019, the cash inflow mainly reflected an increase in advance from customers of $0.2 million, offset by net loss of $0.1 million and an increase in deposits, prepayment and other current assets and amount due from related parties of $0.1 million.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2021 was $0.3 million, as compared to $0.1 million for the six months ended June 30, 2020. For the six months ended June 30, 2020 and 2021, the cash outflow reflected the purchase of property and equipment of $0.1 million and $0.3 million, respectively.

Net cash used in investing activities for the year ended December 31, 2020 was $0.8 million, as compared to $0.02 million for the period from March 28, 2019 (inception) through December 31, 2019. For the year ended December 31, 2020, the cash outflow reflected the purchase of property and equipment of $0.3 million and purchase of intangible assets of $0.4 million. For the period from March 28, 2019 (inception) through December 31, 2019, the cash outflow reflected the purchase of property and equipment of $0.02 million.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2021 was $8.1 million, as compared to $0.6 million for the six months ended June 30, 2020. For the six months ended June 30, 2020 and 2021, the cash inflow reflected the proceeds from issuance of preferred shares of $8.1 million and $0.6 million, respectively.

Net cash provided by financing activities for the year ended December 31, 2020 was $2.9 million, as compared to $0.1 million for the period from March 28, 2019 (inception) through December 31, 2019. For the year ended December 31, 2020 and for the period from March 28, 2019 (inception) through December 31, 2019, the cash inflow reflected the proceeds from issuance of preferred shares of $2.9 million and $0.1 million, respectively.

Capital Expenditures

SAI made capital expenditures of $0.3 million and $0.1 million for the six months ended June 30, 2021 and 2020, respectively. Capital expenditures were $0.8 million and $0.02 million for the year ended December 31, 2020 and for the period from March 28, 2019 (inception) through December 31, 2019, respectively. SAI’s capital expenditures have been used primarily to purchase of electronic equipment and intangible assets, such as purchased software. SAI estimates that its capital expenditures will increase moderately in the following two or three years to support the expected growth of its business. SAI estimates that for the fiscal years ending in December 31, 2022, December 31, 2023 and December 31, 2024, the estimated amounts of capital expenditures expected to be incurred will be $25.2 million, $117.3 million and $200.3 million, respectively. SAI anticipates funding its future capital expenditures primarily with net cash flows from operating activities and financing activities.

Contractual Obligations and Contingencies

From time to time, SAI may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, SAI does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. SAI is not aware of any material pending or threatened claims and litigation since March 28, 2019 and through June 30, 2021.

SAI did not have any significant capital or other commitments, long-term obligations, or guarantees as of June 30, 2021.

Off-Balance Sheet Arrangements

SAI has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, SAI has not entered into any derivative contracts that are indexed to its own shares and classified as equity, or that are not reflected in its consolidated financial statements. Furthermore, SAI does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, SAI does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or research and development services with it.

Holding Company Structure

SAI is a holding company with no material operations of its own. As most of its historic operations were conducted through its PRC (excluding Hong Kong) subsidiary and VIE, its ability to pay dividends is primarily dependent on receiving distributions of funds from its PRC subsidiary and VIE. WOFE is permitted to pay dividends to it only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, WOFE and its VIE are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, WOFE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and its VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

At August 31, 2021, SAI has terminated control agreements with Beijing Saire Technology Col, Ltd, our variable interest entity, and Beijing Saire’s shareholders, as a result its corporate structure no longer contains any VIE structure and its operations are no longer subject to limits and uncertainties applicable to those with a VIE structure. Based on substantially all of its operations in foreign subsidiaries, including Kazakhstan, SAI’s ability to pay future dividends will be primarily dependent on receiving distributions of funds from its subsidiaries.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

SAI’s credit risk arises from cash and cash equivalents, accounts receivable, other receivables in deposits, prepayments and other current assets, net and amount due from related parties. As of December 31, 2020 and June 30, 2021, all of SAI’s cash and cash equivalents were held by major financial institutions located in Mainland China and Hong Kong. SAI believes that these financial institutions are of high credit quality. For accounts receivable, SAI extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. Further, SAI reviews the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, SAI considers that its credit risk for accounts receivable is significantly reduced. For amounts due from related parties and other receivables in deposits, prepayments and other current assets, SAI provides advances to the officers and third parties for daily operation. The credit risk is mitigated by ongoing monitoring process of outstanding balance and timely collection when there are no immediate need for such advances.

Customer Concentration Risk

For the six months ended June 30, 2021, four customers accounted for 26%, 24%, 24% and 18% of SAI’s total revenues. For the six months ended June 30, 2020, two customers accounted for 66% and 34% of SAI’s total revenues. For the year ended December 31, 2020, two customers accounted for 37% and 35% of SAI’s total revenues. No other customer accounted for more than 10% of SAI’s revenues for the six months ended June 30, 2021 and 2020 and for the year ended December 31, 2020, respectively.

As of June 30, 2021, four customers accounted for 50%, 23%, 17% and 10% of the total balance of SAI’s accounts receivable. As of June 30, 2020, one customer accounted for 100% of the total balance of SAI’s accounts receivable. As of December 31, 2020, four customers accounted for 65%, 13%, 11% and 10% of the total balance of SAI’s accounts receivable. No other customer accounted for more than 10% of SAI’s accounts receivable as of June 30, 2021, 2020 and December 31, 2020, respectively.

Liquidity Risk

SAI is exposed to liquidity risk, which is the risk that SAI will be unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, SAI may seek loans from financial institutions to obtain short-term funding to meet any liquidity needs.

Foreign Currency Risk

Substantially all of SAI’s operating activities and its assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Inflation risk

Since SAI’s inception in 2019, inflation in China has not materially affected its results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 31, 2020 and 2019 were increases of 2.5% and 2.9%, respectively. Although SAI has not been materially affected by inflation in the past, SAI may be affected if Kazakhstan or other jurisdictions where SAI conducts its business experiences higher rates of inflation in the future.

Critical Accounting Policies

Basis of presentation

The accompanying consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Principles of consolidation

The accompanying consolidated financial statements include the accounts of SAI, its subsidiaries and its consolidated VIE, of which SAI is the primary beneficiary, from the dates they were acquired or incorporated. All inter-company transactions and balances have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. SAI continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that SAI believes to be reasonable under the circumstances. Significant accounting estimates reflected in SAI’s consolidated financial statements include but are not limited to estimates and judgments applied in determination of allowance for doubtful receivables, impairment losses for long-lived assets including intangible assets, valuation allowance for deferred tax assets, fair value measurement for preferred shares. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Foreign currency translation and transactions

Historically, SAI’s principal country of operations was the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. SAI’s financial statements are reported using U.S. Dollars (“US$” or “$”). Assets and liabilities are translated using the exchange rate at each balance sheet date. The statements of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive (loss)/income in shareholders’ equity.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect SAI’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	As of December 31,		As of June 30, 2021
	2019	2020
Balance sheet items, except for equity accounts	6.9618	6.5250	6.4566
	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020	For the six months ended June 30,
			2020	2021
Items in the statement of operation and comprehensive (loss)/ income, and statement of cash flow	6.9564	6.9042	7.0322	6.4702

No representation is intended to imply that the RMB amounts could have been, or could be, realized or settled into US$ at that rate stated above, or at any other rate.

Fair value of financial instruments

SAI’s financial instruments primarily consist of cash and cash equivalents, accounts receivable and amount due from related parties. The carrying values of these financial instruments approximate fair values due to their short term in nature.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. SAI evaluates its hierarchy disclosures each quarter.

Revenue recognition

In accordance with ASC Topic 606, revenues are recognized when control of the promised goods or services is transferred to its customers, in an amount that reflects the consideration SAI expects to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, SAI performs the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation. SAI assesses its revenue arrangements against specific criteria in order to determine if SAI is acting as principal or agent.

Sales of products.    Revenues are generated from sales of products when SAI act as principal for the sales of high performance digital asset mining machines to end customers. SAI presents the revenue generated from its product sales on a gross basis as SAI has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. In making this determination, SAI also assesses whether it is primarily obligated in these transactions, is subject to inventory risk, has latitude in establishing prices, or has met several but not all of these indicators. Revenues are measured as the amount of consideration SAI expects to receive in exchange for transferring control of products to customers. Consideration from product sales is recorded net of value-added tax, and there is generally no other performance obligation other than the delivery of products. Proceeds from product sales are recognized at the point in time when the receipt of product is confirmed by the customer.

Hosting service.    Revenues are generated from hosting service is earned by SAI to perform hosting service and daily maintenance of servers for customers throughout the contractual period. The single performance obligation is to provide an environment for the servers to operate continuously which is satisfied over time. Such service revenue is recognized over time as the performance obligation is satisfied over the term of the contracts with customers.

Agency service.    Revenues are generated from agency service represents agency service to a customer for discovering electricity resources and identifying business partners. Such agency service revenue is recognized at the point in time when the agency service is completed and confirmed by the customer.

Income taxes

SAI follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. SAI records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of operations and comprehensive (loss)/ income in the period that includes the enactment date.

Uncertain tax positions

SAI uses a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Interest on non-payment of income taxes under requirement by tax law and penalties associated with tax positions when a tax position does not meet the minimum statutory threshold to avoid payment of penalties recognized, if any, will be classified as a component of the provisions for income taxes. The tax returns of SAI’s Hong Kong and PRC subsidiaries and VIE are subject to examination by the relevant local tax authorities. According to the Departmental Interpretation and Practice Notes No.11 (Revised) (“DIPN11”) of the Hong Kong Inland Revenue Ordinance (the “HK tax laws”), an investigation normally covers the six years of the assessment prior to the year of the assessment in which the investigation commences. In the case of fraud and willful evasion, the investigation is extended to cover ten years of assessment. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB0.1 million. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. For the period from March 28, 2019 (inception) through December 31, 2019, year ended December 31, 2020 and for the six months ended June 30, 2020 and 2021, SAI did not have any material interest or penalties associated with tax positions. SAI did not have any significant unrecognized uncertain tax positions as of December 31, 2019, 2020 or June 30, 2021. SAI does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Recent Issued or Adopted Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU require the measurement and recognition of expected credit losses for financial assets held at amortized cost. The amendments in this ASU replace the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which among other things, clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. For public entities, the amendments in these ASUs are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. According to ASU 2019-10, the effective date of ASU No. 2016-13 and its subsequent updates for all other entities was deferred to for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. SAI is currently evaluating the impact on its consolidated financial position and results of operations upon adopting these amendments.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on SAI’s consolidated financial position and results of operations upon adoption

Internal Control over Financial Reporting

Prior to the Business Combination, SAI has been a private company with limited accounting personnel and other resources to address its internal control over financial reporting. In connection with the preparation and external audit of its consolidated financial statements, SAI and its independent registered public accounting firm identified two material weakness in SAI’s internal control over financial reporting as of and for the six months ended June 30, 2021, for the year ended December 31, 2020 and for the period from March 28, 2019 (inception) through December 31, 2019. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified relate to: (i) lack of sufficient resources with GAAP and the SEC reporting experiences in the accounting department to provide accurate information on a timely manner; and (ii) lack of the key monitoring mechanisms such as internal audit department to oversee and monitor Company’s risk management, business strategies and financial reporting procedures. SAI also lacks adequate designed and documented management review controls to properly detect and prevent certain accounting errors and omitted disclosures in the footnotes to the consolidated financial statements.

Neither SAI nor its independent registered public accounting firm undertook a comprehensive assessment of its internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness or significant deficiency in its internal control over financial reporting, as SAI will be required to do once SAI becomes a public company and its independent registered public accounting firm may be required to do once SAI ceases to be an emerging growth company. Had SAI performed a formal assessment of its internal control over financial reporting or had its independent registered public accounting firm performed an audit of its internal control over financial reporting, additional material weaknesses may have been identified.

To remediate the material weakness identified in internal control over financial reporting, SAI has: (a) hired an experienced Chief Financial Officer with adequate experience with U.S. GAAP and the SEC reporting and compliance requirements; (b) continuing its efforts to provide ongoing training courses in U.S. GAAP to existing personnel, including its Chief Financial Officer; (c) continuing its efforts to set up the internal audit department, and enhance the effectiveness of the internal control system; and (d) continuing its efforts to implement necessary review and controls at related levels and all important documents and contracts (including all of its subsidiaries) will be submitted to the office of its Chief Administrative Officer and Chief Financial Officer for retention and review. SAI expects that it will incur significant costs in the implementation of such measures. However, the implementation of these measures may not fully address the material weakness identified in SAI’s internal control over financial reporting. See “Risk Factors — Risks Related to TradeUP and the Business Combination — New SAI’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could harm its business.

As a company with less than $2.0 million in revenue for SAI’s last fiscal year, SAI qualifies as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Management of New SAI Following the Business Combination

Board of Directors and Executive Officers

The below sets forth certain information concerning the persons who are expected to serve as directors and/or executive officers of New SAI following the consummation of the Business Combination.

Name	Age	Position
Risheng Li	28	Director and Chief Executive Officer
Zou Jian	42	Chief Financial Officer
Jianwei Li	43	Director
Yao Shi	50	Independent Director
Yusen Chen		Independent Director
Jinlong Zhu		Independent Director

Risheng Li (also referred to as Arthur Lee) will serve as our Chief Executive Officer and a member of the board of directors of New SAI. Mr. Li has served as the Chief Executive Officer and executive director of SAITECH Limited since February 2021. Mr. Li is a serial entrepreneur for over 7 years and has rich experience in high technology and fast-moving cryptocurrency businesses. With in-depth understanding of energy and computing, he published a book named Computing: The Future of Computing and Energy, and started business in clean energy and Bitcoin mining since 2017 to put his theories and thoughts into practice and have accumulated abundant resources within this field since then. Mr. Li made the list of Forbes 30 under 30 and is the founding member of Forbes Global Alliance (FGA) — a subsidiary of Forbes Media Group, and a membership-based platform for entrepreneurs and company executives, and is also rewarded “Innovation Star” of The Source of Innovation Competition, as part of the “Z-Plan” activity of Zhongguancun Software Park (ZPARK). Mr. Li received EMBA from Shanghai Jiao Tong University.

Zou Jian (also referred to as Ian Chow) will serve as New SAI’s Chief Financial Officer. Prior to joining SAI TECH, he served as a partner of BDO China LLP from March 2015 to August 2021, providing auditing and assurance service for public companies listed on China and the U.S. capital market. Prior to that, from October 2010 to October 2012, Mr. Zou served as investment director at China Equity Group and was in charge of due diligence, risk control and portfolio management. Previously, Mr. Zou worked as the Chief Financial Officer of Shandong Haiwang Chemical Co., Ltd from October 2010 to October 2012, and as the senior manager of Bernstein & Pinchuk LLP from May 2008 to October 2010. Mr. Zou started his professional career in PwC Accountants as an auditor in 2003, and engaged in auditing, financial due diligence, corporate M&A advisory service in IPOs, private equity transactions and cross-border M&A transactions. Mr. Zou is a member of American Institute of Certified Public Accountants, Chinese Institute of Certified Public Accountants, and Certified Financial Analysts. Mr. Zou holds a masters degree from Jiangxi University of Finance and Economics.

Jianwei Li has served as Chairman and Co-Chief Executive Officer of TradeUP since shortly after inception. He has served as the founding and managing partner of Zhencheng Capital, a venture capital firm specializing in early-stage technology investments since May 2016. Mr. Li is also the Chairman and Co-Chief Executive Officer of TradeUP. From May 2015 to May 2016, Mr. Li served as Chief Investment Officer and Partner at ZhenFund, an early-stage investment firm. From July 2011 to May 2015, Mr. Li served as Vice President at Sequoia Capital China and led the investments in AI hardware and corporate service sectors. From February 2007 to June 2011, Mr. Li served as the Vice President at Fidelity Growth Partners Asia and oversaw investments in the TMT sector. From July 2004 to January 2007, Mr. Li was a consultant at Boston Consulting Group. Mr. Li holds his Bachelor’s degree and Master’s degree from Beijing University of Posts and Telecommunications. Mr. Li has a demonstrated track record of successful venture capital investments in disruptive technologies including Cloud/SaaS/AI/Robotics/Drone/Network security. Mr. Li was ranked #88 on 2020 Forbes China top 100 venture investors. Mr Li current holds the director position of over 30 start-up companies.

Yao Shi will serve as an independent director and the audit chairman. He is currently the CFO and vice president of ZhiHuaZhiGuo Group Co. Ltd, a leading business to team group-buying company since March 2020. Prior to that, Mr Shi served as the CFO of Suxuantang Pharmaceutical Co., Ltd, a NASDAQ listed company from March 2017 to March 2020. Previously, Mr. Shi served as CFO and Chief Manager of Guotaijiahe Insurance Co. Ltd from July 2006 to March 2017. From November 1996 to June 2009, Mr. Shi was the CFO of Amway China North China Branch. Mr. Shi holds a MBA from Victoria University and a Bachelor degree from Changchun University of Science and Technology.

Yusen Chen will be nominated as an independent director. Mr. Chen is currently serving as the founder and CEO of Hangzhou Jiao Gei Mao Ba Technology. Hangzhou Jiao Gei Mao Ba Technology is a company that since July 2021 has focused on applying cutting-edge technologies in AI and graphics to the game field. From 2016 to July 2021, Mr. Chen served as the co-founder and CEO of Beijing Chaitin Technology, a fast-growing startup in China that provides penetration testing, security consulting services, and attack detection solutions. In October 2019, Chaitin Technology was fully acquired by Alibaba Cloud Computing Co. Ltd., a subsidiary of the Alibaba Group. In 2017, Mr. Chen was featured in the Forbes 30 under 30 Asia: Enterprise Technology list. In 2015, Mr. Chen was a keynote speaker at the U.S. Black Hat Conference. Mr. Chen holds a Bachelor degree from Zhejiang University and was a visiting scholar at Northwestern University.

Jinlong Zhu will be nominated as an independent director. Dr. Zhu is currently serving as a tenured associate professor at Southern University of Science and Technology, where he leads a project of solid-electrolyte battery materials supported by the Shenzhen Science and Technology Program. From November 2016 to June 2019, Dr. Zhu served as a staff scientist in HPSTAR (Center for High Pressure Science &Technology Advanced Research). Since August 2010, Dr. Zhu has had three years of post-doctorate experience at LANSCE (Los Alamos National Lab). Dr. Zhu also has two years of post-doctorate experience and one year experience as a research associate at HPSEC (High Pressure Size Exclusion Chromatography); which is supported by the U.S. DOE (United States Department of Energy) and National Nuclear Security Administration at University of Nevada Las Vegas, where he worked on functional materials, nature clathrates, and battery materials by using large facilities, like neutron source, and synchrotron radiation. He received funding in connection with an ARPA-E project (Advanced Research Projects Agency — Energy — a project supported by the U.S. DOE and in which Professor Goodenough is a team member) and as a Nobel Prize winner. Dr. Zhu holds a Ph.D. degree in physics: Condensed Matter Physics from the Institute of Physics CAS. Dr. Zhu holds a Bachelor degree in Engineering and Materials Science from Zhejiang University.

Controlled Company Exemption

After the completion of the Business Combination, Risheng Li will beneficially own a majority of the voting power of all outstanding shares of New SAI’s common stock. As a result, New SAI will be a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following the Business Combination, New SAI may utilize these exemptions since the board has not yet made a determination with respect to the independence of any directors. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If New SAI ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, New SAI will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, New SAI may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Board Composition Following the Business Combination

Classes of Directors

Following the completion of the Business Combination, the board of directors of New SAI will be divided into three classes of directors. At each annual general meeting of New SAI shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•        the Class I directors will include Jinlong Zhu and Yusen Chen;

•        the Class II directors will include Jianwei Li and Yao Shi; and

•        the Class III directors will include Risheng Li.

Director Independence

As a result of SAI Founder holding more than 50% of the voting power of the New SAI board of directors, New SAI will be a “controlled company” within the meaning of Nasdaq’s listing rules. Therefore, New SAI will not be required to comply with certain corporate governance rules that would otherwise apply to us as a listed company on Nasdaq including the requirement that compensation committee and nominating and corporate governance committee be composed entirely of “independent” directors (as defined by Nasdaq’s listing rules). As a “controlled company” the board of directors of New SAI will not be required to include a majority of “independent” directors.

Nonetheless, we anticipate that New SAI will have three “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. In addition, we anticipate that Yao Shi, Yusen Chen and Jinlong Zhu will qualify as independent directors for the purpose of serving on the audit committee of New SAI under SEC rules.

Board Committees

After the completion of the Business Combination, the standing committees of New SAI’s board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The board of directors may from time to time establish other committees.

New SAI’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of New SAI’s board of directors will provide appropriate risk oversight of New SAI’s activities given the controlling interests held by Risheng Li.

Audit Committee

Upon the completion of the Business Combination, we expect New SAI to have an audit committee, consisting of Yao Shi, who will be serving as the chairperson, and Yusen Chen. Each proposed member of the audit committee qualifies as an independent director under Nasdaq’s corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, New SAI’s board of directors will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NASDAQ.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New SAI’s proxy statement and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New SAI’s independent registered public accounting firm’s qualifications and independence, (4) the performance of New SAI’s internal audit function and (5) the performance of New SAI’s independent registered public accounting firm.

The board of directors will adopt a written charter for the audit committee which will be available on New SAI’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, we expect, but do not guarantee, New SAI to have a compensation committee, consisting of Yusen Chen, who will be serving as the chairperson, and Yao Shi.

The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting New SAI’s compensation program and compensation of its executive officers and directors, (2) monitoring New SAI’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New SAI’s proxy statement under the rules and regulations of the SEC.

The board of directors will adopt a written charter for the compensation committee which will be available on New SAI’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect New SAI to have a nominating and corporate governance committee, consisting of Jinlong Zhu, who will be serving as the chairperson, Yao Shi and Yusen Chen. The purpose of the nominating and corporate governance committee will be to assist the board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to New SAI, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

The board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on New SAI’s website upon completion of the Business Combination.

Compensation Committee Interlocks and Insider Participation

Following the consummation of the Business Combination, New SAI’s compensation committee will consist of Yusen Chen and Yao Shi. None of the expected members of New SAI’s compensation committee has at any time been an officer or employee of SAI. None of SAI’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on TradeUP’s or New SAI’s compensation committee or board of directors.

Code of Business Conduct and Ethics

Effective upon the consummation of the Business Combination, New SAI will adopt a code of business conduct and ethics that will apply to all of its employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available after the closing on New SAI’s website at www.            .com. New SAI expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on its website.

Limitation on Liability and Indemnification Matters

New SAI’s certificate of incorporation that will become effective immediately following the consummation of the Business Combination and will contain provisions that limit the personal liability of New SAI’s directors for monetary damages to the fullest extent permitted by Cayman Islands law. Consequently, New SAI’s directors will not be personally liable to New SAI or its stockholders arising from a breach of fiduciary duty as a director, unless:

•        the presumption that directors are acting in good faith, on an informed basis, and with a view to the best interests of New SAI and its stockholders has been rebutted; and

•        it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, a knowing violation of law or receipt of an improper personal benefit.

Executive Officer and Director Compensation Following the Business Combination

Overview

Following the closing of the Business Combination, New SAI expects its executive compensation program to be consistent with SAI’s existing compensation policies and philosophies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•        reward senior management in a manner aligned with our financial performance; and

•        align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Following the closing of the Business Combination, decisions with respect to the compensation of our executive officers will be made by the compensation committee of the board of directors of New SAI. The following discussion is based on the present expectations as to the compensation of our executive officers and directors following the Business Combination. The actual compensation of our executive officers will depend on the judgment of the members of the compensation committee of the board of directors of New SAI and may differ from that set forth in the following discussion.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. These benefits will be designed to attract and retain senior management talent. We also expect to use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of our executive officers with the long-term interests of our equity-owners and to enhance executive retention. At the time of this filing, no new employment agreements with any executive officers of New SAI are contemplated.

Base Salary

We expect that our executive officers’ base salaries in effect prior to the Business Combination will continue, subject to potential increases made in connection with the negotiation of any employment agreements or New SAI’s annual review of its executive officers’ base salaries. Following the Business Combination, our executive officers’ base salaries will be reviewed annually by the compensation committee of the board of directors of New SAI.

Annual Bonuses

We expect that New SAI will use annual cash incentive bonuses for the executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee of the board of directors of New SAI will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee of the New SAI board of directors will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

We expect New SAI to use stock-based awards in future years as an incentive for executives to remain in our service and aligning the executives’ interests with those of New SAI’s equityholders. Any stock-based awards will be awarded in future years under the New SAI Incentive Plan. For a description of the New SAI Incentive Plan, please see “Proposal 4 — The Incentive Plan Proposal.”

Other Compensation

We expect New SAI to continue to maintain various employee benefit plans currently maintained by New SAI OpCo, including medical, dental, vision, life insurance and 401(k) plans, paid time off and holidays and employee assistance program benefits in which the executive officers will participate. We also expect New SAI to continue to provide its executive officers with specified perquisites and personal benefits currently provided by New SAI OpCo that are not generally available to all employees. For additional details, please see “Executive Compensation.”

Director Compensation

Following the Business Combination, non-employee directors of New SAI will receive varying levels of compensation for their services as directors and members of committees of New SAI’s board of directors. New SAI anticipates determining non-employee director compensation in accordance with industry practice and standards.

Executive Compensation

TradeUP Director and Executive Officer Compensation

None of TradeUP’s directors or officers has received any compensation for services rendered to TradeUP. No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, TradeUP’s existing directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. Since its formation, TradeUP has not granted any share options, share appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its directors or officers.

After the Business Combination, members of TradeUP’s management team who remain with TradeUP may be paid consulting, management or other fees from New SAI with any and all amounts being fully disclosed to shareholders, to the extent then known. The amount of such compensation will not be known at the time of distribution of this proxy statement/prospectus or at the time of a shareholder meeting held to consider the Business Combination, as applicable, and it will be up to the directors of New SAI to determine director and executive officer compensation.

SAI Executive Officer and Director Compensation

New CEO and CFO Employment Agreements

Concurrent with the signing of the Business Combination Agreement, TradeUP entered into employment agreements with SAI’s current Chief Executive Officer (Risheng Li) and Chief Financial Officer (Jian Zou), to become the respective Chief Executive Officer and Chief Financial Officer of TradeUP following the closing, which agreements will become effective at the closing of the merger. The employment agreements provide for base salaries of $200,000 per year, and eligibility to earn an annual bonus in a target amount of fifty percent (50%) of the base salary for the Chief Executive Officer and 25 percent (25%) of the base salary for the Chief Financial Officer. Each of the agreements provide for severance payments for a termination by the TradeUP without Cause and termination by the employee for Good Reason, as defined, of (i) other than in connection with a change of control, (A) 12-months base salary, plus the target amount of the annual bonus (payable in the form of salary continuation for 12 months) (B) any earned but unpaid annual bonus for the fiscal year (payable when other bonuses are paid to other active employees), (C) continuation of premiums for health care benefits for 12 months (or shorter if employee become eligible for health insurance benefits with another employer) or (ii) in connection with a change of control (3 months before or 12 months after such termination of employment), 15 months of such amounts (rather than 12 months). The employment agreements contain other customary terms regarding employee benefits, vacation time, and reimbursement of business expenses, and confidentiality and assignment of intellectual property rights. The employment agreements contain a 24-month restricted period following termination for non-competition, non-solicitation of business partners (including customers, vendors and suppliers) and non-solicitation of employees.

2021 Equity Incentive Plan

New SAI intends to adopt the New SAI Incentive Plan to be effective the date of the closing of the transactions contemplated by the Business Combination Agreement. The New SAI Incentive Plan provides for the grant of various types of awards, including options, (ii) share appreciation rights, (iii) restricted share awards, (iv) restricted share unit awards, and (v) other awards. The New SAI Incentive Plan, through the granting of awards, is intended to help New SAI to secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of New SAI and any affiliate (as defined under Rule 144), and provide means by which the eligible recipients may benefit from increases in value of the ordinary shares. The New SAI Incentive Plan will initially be administered by the board of directors of New SAI unless and until the board delegates administration of the plan to a committee.

Subject to adjustment as described in the plan, the maximum number of ordinary shares that may be delivered in satisfaction of awards under the New SAI Incentive Plan (the “Share Reserve”) is an initial 1,812,663 Class A ordinary shares, and subject to such adjustments in the plan, the then-applicable Share Reserve number will automatically increase (but not decrease) on January 1st of each year commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) three percent (3%) of the total number of ordinary shares of New SAI outstanding on December 31st of the preceding year and (ii) such fewer number of Class A ordinary shares that the Board or any Committee may determine prior to January 1st of a given year; provided, if the effective date of the New SAI Incentive Plan is after January 1, 2022, then the initial automatic increase shall occur on January 1, 2023 and the increases shall end on (and including) January 1, 2032. Shares underlying unvested awards that are forfeited or repurchased by New SAI will revert to and again become available for issuance under the plan. Any shares reacquired by New SAI in satisfaction of tax withholding obligations on an award or as consideration for the exercise or purchase price of an award will again become available for issuance under the plan.

The terms of each award granted under the plan will be set out in an award agreement.

Please see “Proposal 4 — The Incentive Plan Proposal” for further information.

Beneficial Ownership of Securities

The following table sets forth information known to TradeUP regarding: (1) unless otherwise indicated in the footnotes below, the actual beneficial ownership of TradeUP ordinary shares as of           , 2021 (the “Ownership Date”), which is prior to the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (“pre-business combination”); and (2) the expected beneficial ownership of TradeUP ordinary shares immediately following the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (“post-business combination”), assuming that no TradeUP ordinary shares are redeemed and, alternatively, that the maximum number of public shares are redeemed, in each case, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding ordinary shares;

•        each of TradeUP’s current officers and directors;

•        each person who will become a named executive officer or director of the post-combination company; and

•        all officers and directors of TradeUP, as a group, and of the post-combination company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of TradeUP ordinary shares pre-business combination is based on 5,836,013 outstanding TradeUP ordinary shares (including 5,563,766 TradeUP Class A ordinary shares and 272,247 TradeUP Class B ordinary shares) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such TradeUP Class A ordinary shares that may be purchased after the Ownership Date.

The expected beneficial ownership of New SAI ordinary shares post-business combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (1) no public shareholders exercise their redemption rights; (2) 11,120,303 New SAI Class A ordinary shares are issued to the former shareholders of SAI in the Business Combination (including 2,620,125 New SAI Class A ordinary shares to affiliates of the Sponsor); (3) 11,679,705 New SAI Class B ordinary shares are issued to the holder of SAI Class B ordinary shares; (4) none of the TradeUP initial shareholders purchase TradeUP Class A ordinary shares in the open market; and (5) there are no other issuances of equity interests of New SAI.

The expected beneficial ownership of New SAI ordinary shares post-business combination in the “Maximum Redemption” column in the table below has been determined based upon the following additional assumptions: (1) 2,738,986 TradeUP Class A ordinary shares are redeemed for an aggregate payment of approximately $27.4 million from the trust account; (2) 11,120,303 New SAI Class A ordinary shares are issued to the former shareholders of SAI in the Business Combination (including 2,620,125 New SAI Class A ordinary shares to affiliates of the Sponsor); (3) 11,679,705 New SAI Class B ordinary shares are issued to the holder of SAI Class B ordinary shares; (4) none of the TradeUP initial shareholders purchase TradeUP Class A ordinary shares in the open market; and (5) there are no other issuances of equity interests of New SAI.

	Before the Business Combination		After the Business Combination
			No Redemption			Maximum Redemption
Name and address of beneficial owner	Number of TradeUP ordinary shares	% of Total Voting Power	Number of New SAI Class A ordinary shares	Number of New SAI Class B ordinary shares	% of Total Voting Power	Number of New SAI Class A ordinary shares	Number of New SAI Class B ordinary shares	% of Total Voting Power
TradeUP Global Sponsor LLC(3)	1,287,027	22.1%	1,287,027	—	1.0%	1,287,027	—	1.0%
Jianwei Li(3)	1,287,027	22.1%	3,907,152	—	2.9%	3,907,152	—	3.0%
Lei Huang	—	—	—	—	—	—	—	—
Luqi Wen	—	—	—	—	—	—	—	—
David X. Li	20,000	*	20,000	—	—	20,000	—	*
Michael Davidov	20,000	*	20,000	—	—	20,000	—	*
Tao Jiang	20,000	*	20,000	—	—	20,000	—	*
All TradeUP directors and executive officers as a group (6 individuals)	1,347,027	23.1%	3,967,152	—	3.0%	3,967,152	—	3.0%

SAI Shareholders that will beneficially own more than 5% and New Directors:
Risheng Li(4)	—	—	—	11,679,705	87.3%		11,679,705	89.1%
Yao Shi	—	—		—			—
Fan Yinliang(5)	—	—		1,456,654	5.1%		—	5.6%
Yusen Chen
Jinlong Zhu

____________

*        Less than one percent.

(1)      The business address of the directors and executive officers of TradeUP is each of the following is 437 Madison Avenue, 27th Floor, New York, New York 10022.

(2)      TradeUP Global Sponsor LLC is the record holder of the shares reported herein. Jianwei Li is the manager of TradeUP Global Sponsor LLC. As such. Mr. Li may be deemed to have beneficial ownership of the Class B ordinary shares held directly by TradeUP Global Sponsor LLC. Mr. Li disclaims beneficial ownership over any securities owned by the Sponsor in which he does not have any pecuniary interest. In addition, Mr. Li indirectly controls PatternBase, Inc., an existing shareholder of SAI, and the general partner of ZenGolden L.P., another existing shareholder of SAI. As such. Mr. Li may be deemed to have beneficial ownership of the Class A ordinary shares that will be held directly by PatternBase, Inc. and ZenGolden L.P. following the consummation of the Business Combination. Mr. Li disclaims beneficial ownership over any securities owned by PatternBase, Inc. and ZenGolden L.P. in which he does not have any pecuniary interest.

(3)      Existing TradeUP Class B shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Business Combination. Certain existing TradeUP Class B ordinary shares were converted earlier at the option of the holder.

(4)      Represent New SAI Class B ordinary shares beneficially owned indirectly by Risheng Li, and owned directly by Energy Science Artist Holding Limited. The business address of the directors and executive officers of New SAI is #01-05 Pearl’s Hill Terrace, Singapore, 168976.

(5)      Fan Yinliang controls an existing shareholder of SAI and has beneficial ownership of the Class A ordinary shares that will be held directly by Make World Better Limited.

Certain Relationships and Related Party Transactions

TradeUP Related Party Transactions

TradeUP Class B Ordinary Shares

On February 1, 2021, the Sponsor acquired 1,150,000 TradeUP Class B ordinary shares for an aggregate purchase price of $25,000. On May 3, 2021, the Sponsor transferred an aggregate of 60,000 TradeUP Class B ordinary shares to TradeUP’s independent directors at the same price originally paid for such shares. On May 3, 2021, the Sponsor converted 850,000 TradeUP Class B ordinary shares into 850,000 TradeUP Class A ordinary shares. On May 12, 2021, the Sponsor forfeited 27,753 TradeUP Class B ordinary shares for no consideration as a result of the TradeUP IPO underwriters’ partial exercise of their over-allotment option.

The Sponsor has agreed not to transfer, assign or sell 50% of its TradeUP Class B ordinary shares until the earlier to occur of: (1) six months after the completion of TradeUP’s initial business combination; and (2) subsequent to TradeUP’s initial business combination (a) the date on which TradeUP completes a liquidation, merger, share exchange or other similar transaction that results in all of TradeUP shareholders having the right to exchange their TradeUP Class A ordinary shares for cash, securities or other property or (b) if the closing price of TradeUP’s Class A ordinary shares equals or exceeds $12.50 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after TradeUP’s initial business combination. The Sponsor may not transfer, assign or sell the remaining 50% of TradeUP Class B ordinary shares until six months after the date of the consummation of TradeUP’s initial business combination.

Private Shares

The Sponsor purchased an aggregate of 224,780 private shares, at a price of $10.00 per share, or $2,247,800 in the aggregate, in private placements that occurred simultaneously with the closing of the TradeUP IPO and the sale of additional units pursuant to the underwriters’ partial exercise of their over-allotment option. The private shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Business Combination.

Sponsor Loan

On February 2, 2021, the Sponsor agreed to lend TradeUP up to $300,000 to be used for a portion of the expenses of the TradeUP IPO. This loan was non-interest bearing, unsecured and was due at the earlier of (1) June 30, 2021 or (2) the closing of the TradeUP IPO. The outstanding balance under the loan was repaid at the closing of the TradeUP IPO on May 3, 2021.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, or an affiliate of the Sponsor or certain of TradeUP’s directors and officers may, but are not obligated to, lend TradeUP funds as may be required. If TradeUP completes the initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, TradeUP may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account will be used for such repayment. Up to $1,200,000 of such loans may be convertible into TradeUP Class A ordinary shares, at a price of $10.00 per share at the option of the lender. As of June 30, 2021, TradeUP had an outstanding balance of $28,000 under the working capital loans.

Certain Agreements Related to the Business Combination

In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Business Combination Agreement by TradeUP. References below are qualified in their entirety by reference to the full text of such agreements and to the descriptions thereof included elsewhere in this proxy statement/prospectus. These agreements include:

•        TradeUP Lock-UP Agreement (see the section entitled “Proposal 1 — The Business Combination Proposal — Ancillary Agreements — Lock-Up Agreements — TradeUP Lock-Up Agreement”);

•        TradeUP Support Agreement (see the section entitled “Proposal 1 — The Business Combination Proposal — Ancillary Agreements — Support Agreements — TradeUP Support Agreement”);

•        Letter Agreement Amendment (see the section entitled “Proposal 1 — The Business Combination Proposal — Ancillary Agreements — Letter Agreement and Letter Agreement Amendment”); and

•        New Registration Rights Agreement (see the section entitled “Proposal 1 — The Business Combination Proposal — Ancillary Agreements — New Registration Rights Agreement”).

Other Relationships

Except as otherwise disclosed in this proxy statement/prospectus, no compensation of any kind, including finder’s and consulting fees, will be paid by TradeUP to the Sponsor, TradeUP’s directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on TradeUP’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Audit Committee will review on a quarterly basis all payments that were made to the Sponsor, directors, officers or their respective affiliates.

After the Business Combination, members of TradeUP’s management team who remain with TradeUP may be paid consulting, management or other fees from New SAI with any and all amounts being fully disclosed to shareholders, to the extent then known. The amount of such compensation will not be known at the time of distribution of this proxy statement/prospectus or at the time of a shareholder meeting held to consider the Business Combination, as applicable, and it will be up to the directors of New SAI to determine director and executive officer compensation.

See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information on related party transactions.

SAI Related Party Transactions

There are no related-party transactions involving SAI and its executive officers or directors.

Related Person Transactions Policy Following the Business Combination

Indemnification Agreements

The proposed memorandum and articles of association will provide for indemnification and advancement of expenses for New SAI’s directors and officers to the fullest extent permitted under Cayman Islands law, subject to certain limited exceptions. In connection with closing, New SAI intends to enter into indemnification agreements with each post-closing director and executive officer of New SAI.

Policies and Procedures for Related Person Transactions

Effective upon the closing, the board of directors of New SAI will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which

New SAI or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of New SAI’s executive officers or directors;

•        any person who is known by New SAI to be the beneficial owner of more than 5% of New SAI’s voting securities;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of New SAI’s voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New SAI’s voting securities; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

New SAI will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

Description of New SAI Securities

A summary of the material provisions governing New SAI’s share capital immediately following consummation of the Business Combination is described below. This summary is not complete and should be read together with the proposed memorandum and articles of association. The proposed memorandum and articles of association is described in “Proposal 2 — The Articles Amendment Proposal” and the full text of the proposed memorandum and articles of association is attached as Annex B to this proxy statement/prospectus.

New SAI is a Cayman Islands exempted company with limited liability and immediately following consummation of the Business Combination its affairs will be governed by the proposed memorandum and articles of association, the Companies Act and the common law of the Cayman Islands.

New SAI’s authorized share capital consists of 350,000,000 shares of a par value of $0.0001 each, consisting of 328,320,295 New SAI Class A ordinary shares, 11,679,705 convertible New SAI Class B ordinary shares and 10,000,000 preference shares. All New SAI ordinary shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable.

The proposed memorandum and articles of association will become effective upon consummation of the Business Combination. The following are summaries of material provisions of the proposed memorandum and articles of association and the Companies Act insofar as they relate to the material terms of the New SAI ordinary shares.

Ordinary Shares

General

Holders of New SAI Class A ordinary shares and New SAI Class B ordinary shares will generally have the same rights except for voting, conversion and director appointment and removal rights. New SAI will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of New SAI resolves that share certificates be issued.

Immediately following the consummation of the Business Combination, Risheng Li will control the voting power of all of the outstanding New SAI Class B ordinary shares. Although Mr. Li will control the voting power of all of the outstanding New SAI Class B ordinary shares immediately following the consummation of the Business Combination, his control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of New SAI Class B ordinary shares by a holder thereof to any person which is not a permitted transferee under the proposed memorandum and articles of association, those New SAI Class B ordinary shares will automatically and immediately convert into New SAI Class A ordinary shares. In addition, all Class B ordinary shares will automatically convert to New SAI Class A ordinary shares in certain other circumstances described below in “— Optional and Mandatory Conversion.”

Dividends

The holders of New SAI ordinary shares will be entitled to such dividends as may be declared by the board of directors of New SAI may in its discretion lawfully declare from time to time. New SAI Class A ordinary shares and New SAI Class B ordinary shares rank equally as to dividends and other distributions. The proposed memorandum and articles of association provides that dividends may be declared and paid out of New SAI’s profits, realized or unrealized, out of the share premium account or as otherwise permitted by law. No dividend may be made on any New SAI Class A ordinary shares unless a dividend in equal proportion is made on the New SAI Class B ordinary shares. Except as otherwise provided by the rights attached to any New SAI ordinary shares, dividends and other distributions may be paid in any currency. The board of directors of New SAI may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

Voting Rights

In respect of all matters upon which holders of New SAI ordinary shares are entitled to vote, each New SAI Class A ordinary share will be entitled to one vote and each New SAI Class B ordinary share will be entitled to ten votes. Voting at any meeting of shareholders will be by show of hands unless a poll is demanded.

New SAI Class A ordinary shares and New SAI Class B ordinary shares will vote together on all matters, except that New SAI will not, without the approval of holders of a majority of the voting power of the New SAI Class B ordinary shares, voting exclusively and as a separate class:

•        increase the number of authorized New SAI Class B ordinary shares;

•        issue any New SAI Class B ordinary shares or securities convertible into or exchangeable for New SAI Class B ordinary shares, other than to Risheng Li or his affiliates;

•        create, authorize, issue, or reclassify into, any preference shares in the capital of New SAI or any shares in the capital of New SAI that carry more than one vote per share;

•        reclassify any New SAI Class B ordinary shares into any other class of shares or consolidate or combine any New SAI Class B ordinary shares without proportionately increasing the number of votes per New SAI Class B ordinary share; or

•        amend, restate, waive, adopt any provision inconsistent with or otherwise alter any provision of the proposed memorandum and articles of association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the New SAI Class B ordinary shares.

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

Optional and Automatic Conversion

Each New SAI Class B ordinary share will be convertible into one New SAI Class A ordinary share at any time at the option of the holder thereof. New SAI Class A ordinary shares will not be convertible into New SAI Class B ordinary shares under any circumstances.

Upon any transfer of New SAI Class B ordinary shares by a holder thereof to any person which is not a permitted transferee of such holder under the proposed memorandum and articles of association, each such New SAI Class B ordinary share will automatically and immediately convert into one New SAI Class A ordinary share. In case of any transfer of New SAI Class B ordinary shares to a person who at any later time ceases to be a permitted transferee under the proposed memorandum and articles of association, New SAI may refuse registration of any subsequent transfer except back to the transferor of such New SAI Class B ordinary shares, and otherwise, such New SAI Class B ordinary shares will automatically and immediately convert into an equal number of New SAI Class A ordinary shares.

Each New SAI Class B ordinary share will automatically convert into one New SAI Class A ordinary share (as adjusted for share splits, share combinations and similar transactions) on the earliest to occur of 5:00 p.m., Cayman Islands time:

•        on the first anniversary of Mr. Li’s death or incapacity; or

•        on a date determined by the board of directors of New SAI during the period commencing 90 days after, and ending 180 days after, the date on which Mr. Li is terminated for cause (and in the event of a dispute regarding whether there was cause, cause will be deemed not to exist unless and until an affirmative ruling regarding such cause has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable).

Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, and the restrictions contained in the proposed memorandum and articles of association and to any lock-up agreements to which a New SAI shareholder may be a party, any New SAI shareholders may transfer all or any of their New SAI Class A ordinary shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors of New SAI.

New SAI Class B ordinary shares may be transferred only to a permitted transferee under the proposed memorandum and articles of association and any New SAI Class B ordinary shares otherwise will be converted into New SAI Class A ordinary shares. See “— Optional and Mandatory Conversion.”

If the New SAI Class A ordinary shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the proposed memorandum and articles of association on terms that one cannot be transferred without the other, the directors of New SAI will refuse to register the transfer of any such New SAI Class A ordinary shares without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

Liquidation

The New SAI Class A ordinary shares and New SAI Class B ordinary shares will rank equally upon occurrence of any liquidation or winding up of New SAI, in the event of which New SAI’s assets will be distributed to, or the losses will be borne by, shareholders in proportion to the par value of the shares held by them.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Act, New SAI may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or New SAI. The redemption of such shares will be effected in such manner and upon such other terms as New SAI may, by special resolution, determine before the issue of the shares.

Variations of Rights of Shares

Subject to certain provisions of the proposed memorandum and articles of association governing the New SAI Class B ordinary shares, if at any time the share capital of New SAI is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, any such variation will be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

General Meetings of Shareholders

New SAI will hold an annual general meeting at such time and place as the board of directors of New SAI will determine. At least five calendar days’ notice shall be given for any general meeting. The directors of New SAI, the chief executive officer or the chairman may call general meetings. The holders of a majority of the New SAI ordinary shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum for all purposes; provided, that the presence in person or by proxy of holders of a majority of the Class B Shares shall be required in any event.

Inspection of Books and Records

The board of directors of New SAI will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of New SAI will be open to the inspection by New SAI shareholders, and no New SAI shareholder will otherwise have any right of inspecting any account or book or document of New SAI except as required by the Companies Act or authorized by New SAI shareholders in a general meeting.

Changes in Capital

New SAI may from time to time by ordinary resolution, subject to the rights of holders of New SAI Class B ordinary shares:

•        increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

•        consolidate and divide all or any share capital into shares of a larger amount than existing shares;

•        sub-divide its existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•        cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the rights of New SAI Class B ordinary shares, New SAI may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by law.

Exempted Company

New SAI is an exempted company with limited liability incorporated under the laws of Cayman Islands. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue no par value shares;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

Preference Shares

The proposed memorandum and articles of association will authorize 10,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. The board of directors of New SAI will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors of New SAI will be able to, without approval of holders of New SAI Class A ordinary shares, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of the board of directors of New SAI to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of New SAI or the removal of existing management. Although it is not expected that New SAI will issue any preference shares, it cannot assure you that it will not do so in the future. TradeUP has no preferred stock outstanding at the date hereof, and New SAI will have no preferred stock outstanding immediately after the closing.

Warrants

Set forth below is also a description of warrants of New SAI that will be issued and outstanding upon the consummation of the Business Combination. These are the same warrants issued and outstanding in connection with the TradeUP IPO. TradeUP is not issuing any warrant to SAI shareholders in connection with the Business Combination.

Each whole warrant entitles the registered holder to purchase one New SAI Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the TradeUP IPO and 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of New SAI Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New SAI will not be obligated to deliver any New SAI Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New SAI Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to New SAI satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and New SAI will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New SAI be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the TradeUP Class A ordinary share underlying such unit.

New SAI has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Business Combination, it will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New SAI Class A ordinary shares issuable upon exercise of the warrants, and will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those New SAI Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if New SAI Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b) (1) of the Securities Act, New SAI may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New SAI so elects, it will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the New SAI Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but New SAI will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of New SAI Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of New SAI Class A ordinary shares underlying the warrants, multiplied by the excess of the “Fair Market Value” (defined below) less the exercise price of the warrants by (y) the Fair Market Value and (B) 0.361. The “Fair Market Value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $16.50

Once the warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the New SAI Class A ordinary shares equals or exceeds $16.50 per share (including adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

New SAI will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the New SAI Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those New SAI Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by New SAI, New SAI may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

New SAI has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New SAI issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New SAI Class A ordinary shares may fall below the $16.50 redemption trigger price (including adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

No fractional New SAI Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New SAI will round down to the nearest whole number of the number of New SAI Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the New SAI Class A ordinary shares pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the New SAI Class A ordinary shares, New SAI (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures

A holder of a warrant may notify New SAI in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding New SAI Class A ordinary shares is increased by a capitalization or share dividend paid in New SAI Class A ordinary shares to all or substantially all holders of New SAI Class A ordinary shares, or by a split-up of New SAI Class A ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of New SAI Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding New SAI Class A ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase New SAI Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of New SAI Class A ordinary shares equal to the product of (i) the number of New SAI Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New SAI Class A ordinary shares) and (ii) one minus the quotient of (x) the price per New SAI Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for New SAI Class A ordinary shares, in determining the price payable for New SAI Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of New SAI Class A ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the New SAI Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New SAI, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of New SAI Class A ordinary shares on account of such New SAI Class A ordinary shares (or other securities into which the warrants are then convertible), other than (1) as described above, (2) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the New SAI Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50

(as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of New SAI Class A ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (3) to satisfy the redemption rights of the holders of New SAI Class A ordinary shares in connection with a proposed initial business combination, (4) to satisfy the redemption rights of the holders of New SAI Class A ordinary shares in connection with a shareholder vote to approve an amendment to the current memorandum and articles of association that would affect the substance or timing of its obligation to provide for the redemption of public shares in connection with an initial business combination or to redeem 100% of our public shares if it has not consummated an initial business combination within 18 months from the closing of this offering, or (5) in connection with the redemption of public shares upon failure to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each New SAI Class A ordinary share in respect of such event.

If the number of outstanding New SAI Class A ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of New SAI Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of New SAI Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding New SAI Class A ordinary shares.

Whenever the number of New SAI Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of New SAI Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of New SAI Class A ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding New SAI Class A ordinary shares (other than those described above or that solely affects the par value of such New SAI Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding New SAI Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the registered holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the New SAI Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of New SAI Class A ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

The warrants were issued in registered form under a warrant agreement between VStock Transfer, LLC, as warrant agent, and TradeUP. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of: (1) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this proxy statement/prospectus, or defective provision; (2) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement; or (3) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement for the TradeUP IPO for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of Class A ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Enforceability of Civil Liability under Cayman Islands Law

TradeUP has been advised by Maples and Calder (Cayman) LLP, its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against TradeUP judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (2) in original actions brought in the Cayman Islands, to impose liabilities against TradeUP predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

This section describes the material differences between the rights of TradeUP shareholders before the consummation of the Business Combination and the rights of New SAI shareholders after the Business Combination. These differences in shareholder rights result from the differences between the respective governing documents of TradeUP and New SAI.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. TradeUP shareholders are urged to carefully read the relevant provisions of the proposed memorandum and articles of association that will be in effect as of consummation of the Business Combination (which form is included as Annex B to this proxy statement/prospectus). References in this section to the proposed memorandum and articles of association are references thereto as they will be in effect upon consummation of the Business Combination. However, the proposed memorandum and articles of association may be amended at any time prior to consummation of the Business Combination by mutual agreement of TradeUP and SAI or after the consummation of the Business Combination by amendment in accordance with their terms. If the proposed memorandum and articles of association are amended, the below summary may cease to accurately reflect the proposed memorandum and articles of association as so amended.

TradeUP	New SAI
Authorized Share Capital

TradeUP’s authorized share capital is $22,100 divided into 200,000,000 TradeUP Class A Ordinary Shares of a par value of $0.0001 each, 20,000,000 TradeUP Class B Ordinary Shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.

New SAI’s authorized share capital will be $50,000 divided into 328,320,295 New SAI Class A ordinary shares of a par value of $0.0001 each, 11,000,000 New SAI Class B ordinary shares of a par value of $0.0001 each and 10,000,000 preference shares of a par value of $0.0001 each.

In respect of all matters upon which holders of New SAI ordinary shares are entitled to vote, each New SAI Class A ordinary share will be entitled to one vote and each New SAI Class B ordinary share will be entitled to ten votes.

Rights of Preference Shares

The TradeUP Board is authorized to provide, out of unissued shares, for series of preference shares and to establish the number of shares to constitute such series and any voting, dividend, redemption, conversion, preference, participating, special and other rights of such series.

The board of directors of New SAI will be authorized, subject to the rights of the holders of New SAI Class B ordinary shares, to provide, out of unissued shares, for series of preference shares and to establish the number of shares to constitute such series and any voting, dividend, redemption, conversion, preference, participating, special and other rights of such series.

Number and Qualifications of Directors
The TradeUP Board must consist of not less than one person; provided that the number of directors may be increased or reduced by ordinary resolution.	The board of directors of New SAI must consist of not less than one person; provided that the number of directors may be increased or reduced by ordinary resolution.
Election/Removal of Directors
Prior to the closing of a business combination, TradeUP may appoint or remove any director by ordinary resolution of the holders of TradeUP Class B ordinary shares.

The directors of New SAI may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the proposed memorandum and articles of association as the maximum number of directors. New SAI may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.

TradeUP	New SAI
Voting
Cumulative Voting
Holders of TradeUP ordinary shares do not have cumulative voting rights.	Holders of New SAI ordinary shares will not have cumulative voting rights.
Vacancies on the Board of Director

The office of a director shall be vacated if:

•   the director gives notice in writing to TradeUP that he resigns the office of director; or

•   the director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office; or

•   the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

•   (i) with respect to any director (other than Founder), a licensed medical practitioner who has evaluated that director gives a written opinion to TradeUP stating he or she has become physically or mentally incapable of acting as a director (with reasonable accommodations) and may remain so for more than three (3) months, or (ii) with respect to Founder his Incapacity shall have been determined.

Incapacity means, with respect to an individual, the permanent and total disability of such individual so that such individual is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable.

The office of any director shall be vacated if:

(a)     the director gives notice in writing to New SAI that he resigns the office of director; or

(b)     the director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office; or

(c)     the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)     (i) with respect to any director (other than Mr. Li), a licensed medical practitioner who has evaluated that director gives a written opinion to New SAI stating he or she has become physically or mentally incapable of acting as a director (with reasonable accommodations) and may remain so for more than three (3) months, or (ii) with respect to Mr. Li his Incapacity shall have been determined.

Incapacity means, with respect to an individual, the permanent and total disability of such individual so that such individual is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable.

Amendment to Articles of Association
Pursuant to the Companies Act, the current memorandum and articles of association may only be amended by a special resolution of TradeUP shareholders.

New SAI may at any time and from time to time by special resolution (as defined by the Companies Act) alter or amend the proposed memorandum and articles of association, in whole or in part; provided that no such amendment or any other provision inconsistent with or to otherwise vary or alter any provision of the proposed memorandum and articles of association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the New SAI Class B ordinary shares shall be adopted without the approval of a majority of the voting power of the New SAI Class B ordinary shares, voting exclusively and as a separate class.

TradeUP	New SAI
Quorum

Shareholders.    No business shall be transacted at any general meeting unless a quorum of TradeUP shareholders is present. The holders of a majority of the TradeUP ordinary shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum for all purposes; provided, that the presence in person or by proxy of holders of a majority of the TradeUP Class B ordinary shares shall be required in any event.

Board of Directors.    The quorum for the transaction of the business of the TradeUP Board may be fixed by the TradeUP directors, and unless so fixed shall be a majority of the TradeUP directors then in office.

Shareholders.    No business will be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. One or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of New SAI in issue present in person or by proxy and entitled to vote will be a quorum for all purposes; provided that the presence in person or by proxy of holders of a majority of New SAI Class B ordinary shares will be required in any event.

Board of Directors.    The quorum necessary for the transaction of the business of the directors may be fixed by the directors and unless so fixed will be a majority of the directors then in office.

Shareholder Meetings
The directors, the chief executive officer or the chairman may call general meetings, and, for the avoidance of doubt, TradeUP shareholders shall not have the ability to call general meetings.	The directors, the chief executive officer or the chairman may call general meetings, and, for the avoidance of doubt, New SAI shareholders shall not have the ability to call general meetings.
Notice of Shareholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by TradeUP, provided that a general meeting of TradeUP shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the Members (or their proxies) entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by TradeUP shareholders (or their proxies) having the right to attend and vote at the meeting, together holding shares entitling the holders thereof to not less than two-thirds of the votes entitled to be cast at such extraordinary meeting.

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by New SAI, provided that a general meeting of New SAI shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)      in the case of an annual general meeting, by all of the Members (or their proxies) entitled to attend and vote thereat; and

(b)      in the case of an extraordinary general meeting, by New SAI shareholders (or their proxies) having the right to attend and vote at the meeting, together holding shares entitling the holders thereof to not less than two-thirds of the votes entitled to be cast at such extraordinary meeting.

TradeUP	New SAI
Indemnification, liability insurance of Directors and Officers

Every TradeUP director and officer (which for the avoidance of doubt, shall not include auditors of TradeUP), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of TradeUP’s assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

TradeUP shall advance to each indemnified person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the indemnified person shall execute an undertaking to repay the advanced amount to TradeUP if it shall be determined by final judgment or other final adjudication that such indemnified person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to TradeUP (without interest) by the indemnified person.

TradeUP directors, on behalf of TradeUP, may purchase and maintain insurance for the benefit of any TradeUP director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to TradeUP.

To the maximum extent permitted by applicable law, every director and officer of New SAI, together with every former director and former officer of New SAI, will be indemnified out of the assets of New SAI against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

New SAI shall advance to each indemnified person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the indemnified person shall execute an undertaking to repay the advanced amount to New SAI if it shall be determined by final judgment or other final adjudication that such indemnified person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to New SAI (without interest) by the indemnified person.

The directors, on behalf of New SAI, may purchase and maintain insurance for the benefit of any director or officer of New SAI against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of fiduciary or other duty or breach of trust of which such Person may be guilty in relation to New SAI.

Dividends

Subject to the Companies Act and the current memorandum and articles of association and except as otherwise provided by the rights attached to any TradeUP ordinary shares, the TradeUP directors may resolve to pay dividends and other distributions on TradeUP ordinary shares in issue and authorize payment of the dividends or other distributions out of the funds of TradeUP lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the TradeUP directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of TradeUP, out of the share premium account or as otherwise permitted by law.

Subject to rights and restrictions attached to any class of shares and the proposed memorandum and articles of association, the directors may from time to time declare dividends and other distributions on shares in issue and authorize payment of the same out of the funds of New SAI lawfully available therefor.

No dividend or other distribution shall be paid except out of the realised or unrealised profits of New SAI, out of the share premium account or as otherwise permitted by law. Notwithstanding anything contained in the proposed memorandum and articles of association, no dividend shall be made on any New SAI Class A ordinary shares unless a dividend in equal proportion is made on the New SAI Class B ordinary shares.

TradeUP	New SAI
Winding Up

The current memorandum and articles of association provide that if TradeUP does not consummate a business combination (as defined in the current memorandum and articles of association) within 18 months after the consummation of the TradeUP IPO, TradeUP will cease all operations except for the purposes of winding up and will redeem the shares issued in the TradeUP IPO and liquidate the trust account.

Subject to the rights attaching to any shares, in a winding up:

(a)     if the assets available for distribution amongst the shareholders are insufficient to repay the whole of New SAI’s issued share capital, such assets will be distributed so that, as nearly as may be, the losses be borne by the shareholders in proportion to the par value of the shares held by them; or

(b)    if the assets available for distribution amongst the shareholders are more than sufficient to repay the whole of New SAI’s issued share capital at the commencement of the winding up, the surplus will be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to New SAI for unpaid calls or otherwise.

If New SAI is wound up, the liquidator may, subject to the rights attaching to any shares and with the approval of a special resolution and any other approval required by the Companies Act, divide amongst the shareholders in kind the assets of New SAI and may for that purpose value any assets and determine how the division will be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like approval, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

TradeUP	New SAI
Supermajority Voting Provisions

All or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not TradeUP is being wound up, be varied without the consent of the holders of the issued TradeUP ordinary shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued TradeUP ordinary shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the TradeUP ordinary shares of that class.

All or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not New SAI is being wound up, be varied without the consent of the holders of the issued New SAI ordinary shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued New SAI ordinary shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the New SAI ordinary shares of that class.

Additionally, New SAI will not, without the approval of holders of a majority of the voting power of the New SAI Class B ordinary shares, voting exclusively and as a separate class:

(a)     increase the number of authorized New SAI Class B ordinary shares;

(b)    issue any New SAI Class B ordinary shares or securities convertible into or exchangeable for New SAI Class B ordinary shares, other than to Risheng Li or his affiliates;

(c)     create, authorize, issue, or reclassify into, any preference shares in the capital of New SAI or any shares in the capital of New SAI that carry more than one vote per share;

(d)    reclassify any New SAI Class B ordinary shares into any other class of shares or consolidate or combine any New SAI Class B ordinary shares without proportionately increasing the number of votes per New SAI Class B ordinary share;

Anti-takeover Provisions

The provision of the current memorandum and articles of association that authorizes the TradeUP Board to issue and set the voting and other rights of preference shares from time to time and the terms and rights of the TradeUP ordinary shares.

In addition, prior to the initial business combination, only holders of TradeUP Class B ordinary shares have the right to vote on the appointment of directors, including in connection with the completion of our initial business combination and holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason. These provisions of our amended and restated memorandum and articles of association relating to the rights of holders of TradeUP Class B ordinary shares to appoint or remove directors prior to our initial business combination may only be amended by a special resolution which shall include the affirmative vote of a majority of TradeUP Class B ordinary shares.

The provision of the proposed memorandum and articles of association that authorizes the board of directors of New SAI to issue and set the voting and other rights of preference shares from time to time and the terms and rights of the New SAI Series B ordinary shares.

Securities Act Restrictions on Resale of TradeUP Securities

Certain of the outstanding TradeUP ordinary shares, including the TradeUP Class B ordinary shares owned by the Sponsor and the private shares, are restricted securities under Rule 144 under the Securities Act (“Rule 144”) in that they were issued in a private transaction not involving a public offering. In addition, any TradeUP ordinary shares held by TradeUP’s affiliates (including its directors, officers and the Sponsor) are subject to restrictions as “control securities” under federal securities laws. Similarly, certain of the New SAI ordinary shares that New SAI issues in connection with the Business Combination will be restricted securities for purposes of Rule 144, and any shares of New SAI ordinary shares or New SAI warrants held by New SAI directors, officers or other affiliates following the merger will be control securities. As of the date of this proxy statement/prospectus, there were 5,836,013 TradeUP ordinary shares outstanding (of which 5,563,766 were Class A ordinary shares and 272,247 were Class B ordinary shares) and 2,244,493 warrants to acquire TradeUP Class A ordinary shares.

Pursuant to Rule 144 a person who has beneficially owned restricted TradeUP ordinary shares or warrants for at least six months is generally entitled to sell their securities provided that: (1) such person is not deemed to have been an affiliate of TradeUP at the time of, or at any time during the three months preceding, the sale; and (2) TradeUP has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as TradeUP has been required to file reports) preceding the sale.

Persons who have beneficially owned restricted TradeUP ordinary shares or warrants for at least six months, but who are affiliates of TradeUP at the time of, or who have been an affiliate of TradeUP at any time during the three months preceding, a sale, are subject to additional restrictions, which limit the number of securities such person is entitled to sell within any three-month period to only a number of securities that does not exceed the greater of:

•        1% of the total number of TradeUP ordinary shares then outstanding; or

•        the average weekly reported trading volume of TradeUP ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of TradeUP under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about TradeUP.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is, however, not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, which would include TradeUP. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

TradeUP will cease to be a shell company upon completion of the Business Combination. As a result, holders will be able to sell their TradeUP ordinary shares pursuant to Rule 144 without registration one year after the consummation of the Business Combination (subject to any applicable notice, manner of sale and current public information requirements).

TradeUP anticipates that following the completion of the Business Combination, TradeUP will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION

TradeUP units, TradeUP Class A ordinary shares and warrants are each traded on Nasdaq under the symbols “TUGCU,” “TUGC” and “TUGCW,” respectively.

The closing price of TradeUP’s units and TradeUP Class A ordinary shares on September 27, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.91 and $9.64, respectively. As of               , the record date, the most recent closing price for each unit and TradeUP Class A ordinary share was $               and $               , respectively. Holders of TradeUP’s securities should obtain current market quotations for their securities. The market price of TradeUP’s securities could vary at any time before the Business Combination.

Holders of the TradeUP units, TradeUP Class A ordinary shares and warrants should obtain current market quotations for their securities. The market price of TradeUP’s securities could vary at any time before the Business Combination.

Historical market price information regarding SAI is not provided because there is no public market for their securities.

New SAI intends to apply to list the New SAI Class A ordinary shares and warrants on Nasdaq “SAI,” and “SAITW,” respectively. It is a condition to consummation of the Business Combination in the Business Combination Agreement that the New SAI Class A ordinary shares to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof. New SAI and TradeUP have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this Nasdaq listing condition. The Nasdaq listing condition in the Business Combination Agreement may be waived by the parties to the Business Combination Agreement.

Holders

As of               , 2021, there was        holder of record of TradeUP Units,        holder of record of TradeUP Class A ordinary shares, four holders of record of TradeUP Class B ordinary shares and                holders of record of warrants. As of        , 2021, there were        holders of record of SAI Class A ordinary shares and one holder of record of SAI Class B ordinary shares. See “Beneficial Ownership of Securities.”

Dividend Policy

TradeUP has not paid any cash dividends on TradeUP ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. In addition, SAI has not paid any dividends to its shareholders. The payment of any cash dividends after consummation of the Business Combination will be dependent upon the revenue, earnings and financial condition of New SAI from time to time. The payment of any dividends subsequent to the Business Combination will be within the discretion of the board of directors of New SAI.

Material Cayman Regulations

Cayman Islands Data Protection

TradeUP/New SAI have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts New SAI’s members on notice that through your investment in New SAI you will provide New SAI with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to New SAI and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

New SAI will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. New SAI will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which New SAI is subject. New SAI will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In its use of this personal data, New SAI will be characterized as a “data controller” for the purposes of the DPA, while its affiliates and service providers who may receive this personal data from New SAI in the conduct of its activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to New SAI.

New SAI may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides New SAI with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How New SAI May Use a Member’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.      where this is necessary for the performance of its rights and obligations under any purchase agreements;

2.      where this is necessary for compliance with a legal and regulatory obligation to which the company is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

3.      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should New SAI wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

Why New SAI May Transfer Your Personal Data

In certain circumstances New SAI may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

New SAI anticipates disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on its behalf.

The Data Protection Measures New SAI Takes

Any transfer of personal data by New SAI or its duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

New SAI and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

New SAI shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Appraisal Rights

The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and TradeUP has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Holders of warrants do not have appraisal rights in connection with the Business Combination.

Submission of Shareholder Proposals

The TradeUP Board is aware of no other matter that may be brought before the Meeting. However, if any other matter should properly come before the Meeting, the persons named in the enclosed proxies will vote such proxies in accordance with their judgment on any such matters.

Future Shareholder Proposals

If the Business Combination is consummated, you shall be entitled to attend and participate in New SAI’s annual general meetings of shareholders. If New SAI holds a 2022 annual general meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the 2022 annual general meeting shall be held. As a foreign private issuer, New SAI will not be subject to the SEC’s proxy rules.

Shareholder Communications

TradeUP shareholders and interested parties may communicate with the TradeUP Board, any committee chairperson or the non-management directors as a group by writing to the TradeUP Board or committee chairperson in care of TradeUP Global Corporation, 437 Madison Avenue, 27th Floor, New York, New York 10022. Following the Business Combination, such communications should be sent in care of SAI.TECH Global Corporation, #01-05 Pearl’s Hill Terrace, Singapore, 168976. Each communication will be forwarded, depending on the subject matter, to the TradeUP Board, the appropriate committee chairperson or all non-management directors.

Delivery of Documents to Shareholders

Unless TradeUP has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if it believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce TradeUP’s expenses. However, if shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•        if the shares are registered in the name of the shareholder, the shareholder should contact TradeUP at its offices at 437 Madison Avenue, 27th Floor, New York, New York 10022, to inform it of his or her request; or

•        if a bank, broker or other nominee holds the shares, the shareholders should contact the bank, broker or other nominee directly.

Following the Business Combination, shareholders should send any such requests in writing to SAI.TECH Global Corporation, #01-05 Pearl’s Hill Terrace, Singapore, 168976. The telephone number of SAI’s principal executive office is +65 9656 5641.

Transfer Agent

The transfer agent for TradeUP’s securities is VStock Transfer, LLC.

Legal Matters

The legality of the Class A ordinary shares under the laws of the Cayman Islands offered hereby will be passed upon for TradeUP by Maples and Calder (Cayman) LLP.

Experts

The consolidated financial statements of TradeUP Global Corporation as of February 19, 2021 and for the period from January 26, 2021 (inception) through February 19, 2021 included herein have been audited by Friedman LLP, independent registered public accounting firm, appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of SAITECH Limited as of December 31, 2019 and 2020, and for the period from March 28, 2019 (inception) through December 31, 2019, and for the year ended December 31, 2020, included herein have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

TradeUP files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on TradeUP at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Any requests for copies of information, reports or other filings with the SEC should be directed to TradeUP Global Corporation, 437 Madison Avenue, 27th Floor, New York, New York 10022.

You may also obtain these documents by requesting them in writing or by telephone from TradeUP’s proxy solicitor at:

Telephone:
Banks and brokers can call collect at:
Email:

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to TradeUP has been supplied by TradeUP, and all such information relating to SAI has been supplied by SAI. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

Index to Financial statements

Page
Audited Financial Statements of TradeUP Global Corporation
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of February 19, 2021	F-3
Statement of Operations for the period from January 26, 2021 (inception) through February 19, 2021	F-4
Statement of Changes in Shareholders’ Equity for the period from January 26, 2021 (inception) through February 19, 2021	F-5
Statement of Cash Flows from January 26, 2021 (inception) through February 19, 2021	F-6
Notes to Financial Statements	F-7

Unaudited Financial Statements of TradeUP Global Corporation
Condensed Balance Sheet as of September 30, 2021	F-16
Condensed Statement of Operations for the three months ended September 30, 2021 and for the period from January 26, 2021 (inception) through September 30, 2021	F-17
Condensed Statement of Changes in Shareholder’s Equity for the period from January 26, 2021 (inception) to September 30, 2021	F-18
Condensed Statement of Cash Flows for the period from January 26, 2021 (inception) through September 30, 2021	F-19
Notes to Unaudited Condensed Financial Statements	F-20

Audited Financial Statements of SAITECH Limited
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Balance Sheets as of December 31, 2019 and 2020	F-38
Consolidated Statements of Operations and Comprehensive (loss)/Income for the period from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020	F-39
Consolidated Statements of Changes in Shareholders’ Equity from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020	F-40
Consolidated Statements of Cash Flows from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020	F-41
Notes to Consolidated Financial Statements	F-42

Unaudited Financial Statements of SAITECH Limited
Unaudited Condensed Consolidated Balance Sheet as of June 30, 2021	F-66
Unaudited Condensed Consolidated Statements of Operations and Comprehensive loss for the six months ended June 30, 2020 and 2021	F-67
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity/(deficit) for the six months ended June 30, 2020 and 2021	F-68
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2020 and 2021	F-69
Notes to Unaudited Condensed Consolidated Financial Statements	F-70

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
TradeUP Global Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of TradeUP Global Corporation (the “Company”) as of February 19, 2021 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from January 26, 2021 (inception) through February 19, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 19, 2021 and the results of its operations and its cash flows for the period from January 26, 2021 (inception) through February 19, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, its business plan is dependent on the completion of a financing and the Company’s cash and working capital as of February 19, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Friedman LLP

Friedman LLP

We have served as the Company’s auditor since 2021.

New York, NY
March 3, 2021, except for Notes 4 and 5 which are dated April 22, 2021

TRADEUP GLOBAL CORPORATION
BALANCE SHEET
FEBRUARY 19, 2021

Assets
Deferred offering costs	$132,818
Total Assets	$132,818

Liabilities and Shareholder’s Equity
Accrued expenses	$107,328
Promissory note – related party	5,000
Total Current Liabilities	112,328

Commitments and Contingencies

Shareholder’s Equity
Preference shares, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	—
Class A ordinary shares, $0.0001 par value, 200,000,000 shares authorized, none issued and outstanding	—
Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized, 1,150,000 shares issued and outstanding(1)	115
Additional paid-in capital	24,885
Accumulated deficit	(4,150)
Total Shareholder’s Equity	20,490
Total Liabilities and Shareholder’s Equity	$132,818

____________

(1)      This number includes up to 150,000 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

TRADEUP GLOBAL CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 26, 2021 (INCEPTION)
THROUGH FEBRUARY 19, 2021

Formation costs	$4,510
Net loss	$(4,510)

Basic and diluted weighted average Class B ordinary shares outstanding(1)	1,000,000

Basic and diluted net loss per Class B ordinary share	$(0.00)

____________

(1)      This number excludes up to 150,000 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

TRADEUP GLOBAL CORPORATION
STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
FOR THE PERIOD FROM JANUARY 26, 2021 (INCEPTION) THROUGH FEBRUARY 19, 2021

	Preference shares		Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
			Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 26, 2021 (inception)	—	$—	—	$—	—	$—	$—	—	$—
Founder shares issued to initial shareholder(1)	—	—	—	—	1,150,000	115	24,885	—	25,000
Net Loss	—	—	—	—	—	—	—	(4,510)	(4,510)
Balance as of February 19, 2021	—	$—	—	$—	1,150,000	$115	$24,885	$(4,510)	20,490

____________

(1)      This number includes up to 150,000 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

TRADEUP GLOBAL CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 26, 2021 (INCEPTION)
THROUGH FEBRUARY 19, 2021

Cash Flows from Operating Activities
Net loss	$(4,510)
Changes in operating assets and liabilities
Accrued expenses	4,510
Net Cash Provided by Operating Activities	$—

Net Change in Cash	—

Cash, January 26, 2021 (inception)	—
Cash, February 19, 2021	$—

Supplemental Disclosure of Cash Flow Information:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Deferred offering costs paid by promissory note – related party	$5,000
Accrued deferred offering costs	$102,818

The accompanying notes are an integral part of these financial statements.

TRADEUP GLOBAL CORPORATION
NOTES TO Audited FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration

TradeUP Global Corporation (the “Company”) is a newly organized blank check company incorporated as a Cayman Islands exempted company on January 26, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any Business Combination target and it has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any Business Combination target with respect to the Business Combination. The Company has selected December 31 as its fiscal year end.

As of February 19, 2021, the Company had not commenced any operations. For the period from January 26, 2021 (inception) through February 19, 2021, the Company’s efforts have been limited to organizational activities as well as activities related to the Proposed Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering.

The Company’s founder and sponsor, TradeUP Global Sponsor LLC, a Cayman Islands exempted company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering,” see Note 3) and a private placement of Class A ordinary shares to the initial shareholders (the “Private Placement,” see Note 4).

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the Business Combination Fee and taxes payable and interest previously released for working capital purposes on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Upon the closing of the Proposed Public Offering, management has agreed that $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the sale of the private placement shares, will be held in a trust account (“Trust Account”) maintained by Wilmington Trust, National Association as a trustee and invested the proceeds in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as determined by the Company, until the earlier of: (a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if it does not complete the initial Business Combination within 18 months from the closing of the Proposed Public Offering or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity and (c) the redemption of the Company’s public shares if it is unable to complete the Business Combination within 18 months from the closing of the Proposed Public Offering, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. The Company will have only 18 months from the closing of the Proposed Public Offering to complete the initial Business Combination (the “Combination Period”). If the Company

TRADEUP GLOBAL CORPORATION
NOTES TO Audited FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay the Company’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within the 18-month time period.

The “Founder shares” are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the units being sold in this offering, and holders of Founder shares have the same shareholder rights as public shareholders, except that (i) prior to the Company’s initial Business Combination, only holders of the Company’s Class B ordinary shares have the right to vote on the appointment of directors, including in connection with the completion of the Company’s initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason; (ii) the Founder shares are subject to certain transfer restrictions, as described in more detail below; (iii) the Company’s initial shareholders have entered into an agreement with us, pursuant to which they have agreed to (A) waive their redemption rights with respect to their Founder shares and public shares in connection with the completion of the Company’s initial Business Combination, (B) waive their redemption rights with respect to their Founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of the Company’s public shares in connection with an initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within 18 months from the closing of this offering and (C) waive their rights to liquidating distributions from the Trust Account with respect to their Founder shares if w the Company fails to complete its initial Business Combination within 18 months from the closing of this offering (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame); (iv) the Founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Company’s initial Business Combination, or earlier at the option of the holder thereof, as described below; and (v) the Founder shares are entitled to registration rights. If the Company submits its initial Business Combination to its public shareholders for a vote, its initial shareholders have agreed to vote their Founder shares and any public shares purchased during or after this offering in favor of its initial Business Combination. The other members of the Company’s management team have entered into agreements similar to the one entered into by the Company’s Sponsor with respect to any public shares acquired by them in or after this offering.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s Sponsor will not be responsible to the extent of any liability for such third party claims.

TRADEUP GLOBAL CORPORATION
NOTES TO Audited FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Going Concern Consideration

As of February 19, 2021, the Company had a working capital deficiency of $112,328. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to address this need for capital through the Proposed Public Offering are discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. On February 2, 2021, the Sponsor agreed to loan the Company up to an aggregate amount of $300,000 as discussed in Note 5 to be used, in part, for transaction costs incurred in connection with the Proposed Public Offering. The financial statements do not include any adjustments that might result from the Company’s inability to consummate the Proposed Public Offering or a Business Combination to continue as a going concern.

Note 2 — Significant accounting policies Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

TRADEUP GLOBAL CORPORATION
NOTES TO Audited FINANCIAL STATEMENTS

Note 2 — Significant accounting policies Basis of Presentation (cont.)

Deferred Offering Costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Ordinary Share

Net loss per common share is computed by dividing net loss by the weighted average number of Class B ordinary shares outstanding during the period, excluding ordinary share subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 150,000 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5). At February 19, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary share and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of February 19, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company determined that the Cayman Islands is the Company’s only major tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

TRADEUP GLOBAL CORPORATION
NOTES TO Audited FINANCIAL STATEMENTS

Note 2 — Significant accounting policies Basis of Presentation (cont.)

There is currently no taxation imposed on income by the Government of the Cayman Islands for the period from January 26, 2021 (inception) through February 19, 2021.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 4,000,000 Units, (or 4,600,000 Units if the underwriters’ over-allotment option is exercised in full). Each unit has an offering price of $10.00 and consists of one share of the Company’s Class A ordinary share and one-half of one redeemable warrant. The Company will not issue fractional shares. As a result, the warrants must be exercised in multiples of one whole warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A ordinary share at a price of $11.50 per share, and only whole warrants are exercisable. The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Proposed Public Offering, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

Note 4 — Private Placement

The Sponsor has committed to purchase an aggregate of 215,000 Class A ordinary shares (or 227,000 if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per share (approximately $2,150,000 in the aggregate or $2,270,000 if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering, referred to herein as the “private placement shares.” The Sponsor will be permitted to transfer the private placement shares held by them to certain permitted transferees, including the Company’s officers and directors and other persons or entities affiliated with or related to it or them, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, these private placement shares will not, subject to certain limited exceptions, be transferable or salable until the completion of the Company’s Business Combination.

Note 5 — Related Party Transactions Founder Shares

On February 1, 2021, the Sponsor acquired 1,150,000 Class B ordinary shares (“Founder shares”) of for an aggregate purchase price of $25,000.

As of February 19, 2021, there were 1,150,000 Founder Shares issued and outstanding, among which, up to 150,000 Founder Shares are subject to forfeiture if the underwriters’ over-allotment is not exercised. The aggregate capital contribution was $25,000, or approximately $0.02 per share.

The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the number of Class A ordinary shares and Class B ordinary shares outstanding shares upon completion of the Proposed Public Offering. The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Company’s initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis, subject to adjustment.

The Sponsor has agreed not to transfer, assign or sell 50% of its Founder Shares until the earlier to occur of: (i) six months after the completion of the Company’s initial Business Combination; and (ii) subsequent to the Company’s initial Business Combination (x) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (y) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.50 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations,

TRADEUP GLOBAL CORPORATION
NOTES TO Audited FINANCIAL STATEMENTS

Note 5 — Related Party Transactions Founder Shares (cont.)

recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and the remaining 50% of the Founder shares may not be transferred, assigned or sold until six months after the date of the consummation of our initial Business Combination, or earlier. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any Founder shares.

Promissory Note — Related Party

On February 2, 2021, the Sponsor has agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Proposed Public Offering. As of February 19, 2021, the Company has an outstanding loan balance of $5,000. This loan is non-interest bearing, unsecured and is due at the earlier of (1) June 30, 2021 or (2) the closing of the Proposed Public Offering. The loan will be repaid upon the closing of the Proposed Public Offering out of the offering proceeds not held in the Trust Account.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,200,000 of such loans may be convertible into Class A ordinary shares, at a price of $10.00 per share at the option of the lender. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment.

As of February 19, 2021, the Company had no borrowings under the working capital loans.

Note 6 — Commitments & Contingencies Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares, private placement shares and Class A ordinary shares that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company will grant the underwriters a 45-day option from the date of this prospectus to purchase up to an additional 600,000 units to cover over-allotments, if any.

TRADEUP GLOBAL CORPORATION
NOTES TO Audited FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies Risks and Uncertainties (cont.)

The Company expects to pay an underwriting discount of 2.00% of the gross proceeds of the Proposed Public Offering, or $800,000 (or up to $920,000 if the underwriters’ over-allotment is exercised in full) to the underwriters at the closing of the Proposed Public Offering.

Business Combination Marketing Agreement

The Company plans to engage US Tiger and R. F. Lafferty & Co., Inc. in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay US Tiger and R. F. Lafferty & Co., Inc. a cash fee (the “Business Combination Fee”) pursuant to a Business Combination Marketing Agreement for such services upon the consummation of the Company’s initial Business Combination of 3.5% ($1,400,000, or up to $1,610,000 if the underwriters’ over-allotment is exercised in full), in the aggregate, of the gross proceeds of the offering including the gross proceeds from the full or partial exercise of the underwriters’ over-allotment option.

Note 7 — Shareholder’s Equity

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of February 19, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of February 19, 2021, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On February 1, 2021, the Company issued 1,150,000 Class B ordinary shares. Of the 1,150,000 Class B ordinary shares outstanding, an aggregate of up to 150,000 shares are subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares and assuming the initial shareholders do not purchase any shares in the Proposed Public Offering) (See Note 3).

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares outstanding upon completion of the Proposed Public Offering (not including the Class A ordinary shares issued as the private placement shares) plus (ii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Class A ordinary shares issued to the Company’s Sponsor upon conversion of working capital loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.

TRADEUP GLOBAL CORPORATION
NOTES TO Audited FINANCIAL STATEMENTS

Note 7 — Shareholder’s Equity (cont.)

Warrants — Each whole warrant entitles the registered holder to purchase one whole share of the Company’s ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Proposed Public Offering or 30 days after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary share. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

As of February 19, 2021, no warrants were outstanding.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of its initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b) (1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, closing price of the Class A ordinary shares equals or exceeds $16.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send the notice of redemption to the warrant holders.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share,

TRADEUP GLOBAL CORPORATION
NOTES TO Audited FINANCIAL STATEMENTS

Note 7 — Shareholder’s Equity (cont.)

the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

Note 8 — Subsequent Events

On March 2, 2021, our Sponsor subsequently transferred 20,000 founders’ shares to each of our independent director nominees at the same price originally paid for such shares.

TRADEUP GLOBAL CORPORATION
CONDENSED BALANCE SHEET
(Unaudited)

September 30, 2021
Assets
Current assets
Cash	$50,337
Prepaid expenses	154,291
Total Current Assets	204,628

Investments held in Trust Account	44,890,978
Total Assets	$45,095,606

Liabilities, Temporary Equity, and Shareholders’ Deficit
Related party loans	$346,017
Total Current Liabilities	346,017

Deferred underwriters’ marketing fees	1,571,145
Total Liabilities	1,917,162

Commitments and Contingencies

Ordinary shares subject to possible redemption, 4,488,986 shares at redemption value of $10.00 per share	44,889,860

Shareholders’ Deficit:
Preference shares, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	—
Class A ordinary shares, $0.0001 par value, 200,000,000 shares authorized, 1,074,780 issued and outstanding (excluding 4,488,986 shares subject to possible redemption)	107
Class B ordinary shares, $0.0001 par value, 20,000,000 shares authorized, 272,247 shares issued and outstanding	27
Additional paid-in capital	—
Accumulated deficit	(1,711,550)
Total Shareholders’ Deficit	(1,711,416)
Total Liabilities, Temporary Equity, and Shareholders’ Deficit	$45,095,606

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRADEUP GLOBAL CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30, 2021	For the Period from January 26, 2021 (inception) through September 30, 2021
Formation and operating costs	$552,535	$580,022
Loss from operations	(552,535)	(580,022)

Other income:
Interest earned on investment held in Trust Account	690	1,118

Loss before income taxes	(551,845)	(578,904)

Income taxes	—	—

Net loss	$(551,845)	$(578,904)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	4,488,986	2,708,288

Basic and diluted net (loss) income per share, Class A ordinary shares subject to possible redemption	$(0.09)	$0.37

Basic and diluted weighted average shares outstanding, Ordinary shares attributable to TradeUP Global Corporation	1,347,027	1,205,934

Basic and diluted net loss per share, Ordinary shares attributable to TradeUP Global Corporation	$(0.09)	$(1.32)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRADEUP GLOBAL CORPORATION
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
(Unaudited)

	Preference Shares		Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
			Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 26, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Founder shares issued to initial shareholder	—	—	—	—	1,150,000	115	24,885	—	25,000
Net loss	—	—	—	—	—	—	—	(4,510)	(4,510)
Balance as of March 31, 2021	—	—	—	—	1,150,000	115	24,885	(4,510)	20,490
Sale of units through public offering	—	—	4,000,000	400	—	—	39,999,600	—	40,000,000
Sale of over-allotment units			488,986	49			4,889,811		4,889,860
Underwriters’ discount	—	—	—	—	—	—	(897,797)	—	(897,797)
Underwriters’ marketing fees	—	—	—	—	—	—	(1,571,145)	—	(1,571,145)
Other offering expenses	—	—	—	—	—	—	(936,370)	—	(936,370)
Sale of private placement shares	—	—	224,780	22	—	—	2,247,778	—	2,247,800
Forfeiture of Class B ordinary shares by initial shareholder	—	—	—	—	(27,753)	(3)	3	—	—
Conversion of Class B founder shares into Class A ordinary shares	—	—	850,000	85	(850,000)	(85)	—	—	—
Reclassification of ordinary shares subject to redemption	—	—	(4,488,986)	(449)	—	—	(43,624,293)	—	(43,624,742)
Allocation of offering costs to ordinary shares subject to redemption	—	—	—	—	—	—	3,309,341	—	3,309,341
Accretion of carrying value to redemption value	—	—	—	—	—	—	(3,441,813)	(1,132,646)	(4,574,459)
Net loss	—	—	—	—	—	—	—	(22,549)	(22,549)
Balance as of June 30, 2021	—	—	1,074,780	107	272,247	27	—	(1,159,705)	(1,159,571)
Net loss	—	—	—	—	—	—	—	(551,845)	(551,845)
Balance as of September 30, 2021	—	$—	1,074,780	$107	272,247	$27	$—	$(1,711,550)	$(1,711,416)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRADEUP GLOBAL CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)

For the Period from January 26, 2021 (inception) through September 30, 2021
Cash Flows from Operating Activities:
Net loss	$(578,904)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investment held in Trust Account	(1,118)
Changes in operating assets and liabilities:
Prepaid expenses	(154,291)
Accounts payable and accrued expenses	63,697
Net Cash Used in Operating Activities	(670,616)

Cash Flows from Investing Activities:
Purchase of investment held in Trust Account	(44,889,860)
Net Cash Used in Investing Activities	(44,889,860)

Cash Flows from Financing Activities:
Proceeds from sale of units through public offering	40,000,000
Proceeds from sale of over-allotment units	4,889,860
Payment of underwriters’ discount	(897,797)
Payment of offering costs	(624,050)
Proceeds from sale of private placement shares	2,247,800
Proceeds from issuance of promissory note to related party	220,000
Repayment of promissory note to related party	(225,000)
Proceeds from related party loans	28,000
Repayment of related party loans	(28,000)
Net Cash Provided by Financing Activities	45,610,813

Net Change in Cash	50,337

Cash at beginning of period	—
Cash at end of period	$50,337

Supplemental Disclosure of Non-cash Financing Activities
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs paid by promissory note – related party	$5,000
Accrued deferred offering costs	$282,320
Deferred underwriting compensation	$1,571,145
Reclassification of ordinary shares subject to redemption	$43,624,742
Allocation of offering costs to ordinary shares subject to redemption	$3,309,341
Accretion of carrying value to redemption value	$4,574,459

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2021
(Unaudited)

Note 1 — Organization and Business Operation

Organization

TradeUP Global Corporation (the “Company” or “TradeUP”) is a newly organized blank check company incorporated as a Cayman Islands exempted company on January 26, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any Business Combination target and it has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any Business Combination target with respect to the Business Combination. The Company has selected December 31 as its fiscal year end.

As of September 30, 2021, the Company had not commenced any operations. For the period from January 26, 2021 (inception) through September, 2021, the Company’s efforts have been limited to organizational activities as well as activities related to the initial public offering (the “Initial Public Offering”) of units consisting of one Class A ordinary share and one-half of one warrant to purchase a Class A ordinary share at $11.50 per share (the “Units”). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on April 28, 2021. On May 3, 2021, the Company consummated the Initial Public Offering of 4,000,000 Units (the “Public Units”) at $10.00 per Public Unit, generating gross proceeds of $40,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 215,000 Class A ordinary shares (the “Initial Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement (the “Initial Private Placement”) to the Company’s founder and sponsor, TradeUP Global Sponsor LLC (the “Sponsor”), generating gross proceeds of $2,150,000, which is described in Note 5. Transaction costs of the Initial Public Offering and the Private Placement amounted to $3,030,656, consisting of $800,000 of underwriting fees, $1,400,000 of deferred underwriters’ marketing fees and $830,656 of other offering costs.

On May 12, 2021, the underwriters partially exercised the over-allotment option and purchased 488,986 additional Units (the “Option Units”) generating gross proceeds of $4,889,860. Simultaneously with the issuance and sale of the Option Units, the Company consummated a private placement (the “Additional Private Placement,” and together with the Initial Private Placement, the “Private Placement”) with the Sponsor of an aggregate of 9,780 Class A Ordinary Shares (the “Additional Private Placement Shares” and together with the Initial Private Placement Shares, the “Private Placement Shares”) at a price of $10.00 per Additional Private Placement Share, generating total proceeds of $97,800. Transaction costs associated with the sale of the Option Units and the Additional Private Placement Shares amounted to $374,656, consisting of $97,797 of underwriting fees, $171,145 of deferred underwriters’ marketing fees and $105,714 of other offering costs.

Following the closing of the Initial Public Offering on May 3, 2021 and the issuance and sale of the Option Units on May 12, 2021, $44,889,860 from the net proceeds of the sale of the Public Units and Option Units in the Initial Public Offering was placed in a trust account (the “Trust Account”) maintained by Wilmington Trust, National Association as a trustee. The aggregate amount of $44,889,860 ($10.00 per Public Unit and Option Unit) was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), the Company intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The Initial Public Offering is not intended for persons

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operation (cont.)

who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of the Company’s initial Business Combination; (ii) the redemption of any public Class A ordinary shares issued in connection with the sale of the Public Units and the Option Units (the “Public Shares”) properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with an initial Business Combination or to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within 18 months from the closing of the Initial Public Offering; or (iii) absent an initial Business Combination within 18 months from the closing of the Initial Public Offering, its return of the funds held in the Trust Account to its public shareholders as part of its redemption of the Public Shares. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding fees payable to the underwriters pursuant to the Business Combination Marketing Agreement dated April 28, 2021, among the Company, US Tiger Securities, Inc. and R.F. Lafferty & Co., Inc, defined herein as the “Business Combination Fee”) and taxes payable and interest previously released for working capital purposes on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The ordinary shares subject to possible redemption have been recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. The Company will have until November 3, 2022, 18 months from the closing of the Initial Public Offering, to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay the Company’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within the 18-month time period.

Company shares issued to the Sponsor in connection with the organization of the Company (the “Founder shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in Public Units and the Option units. Holders of Founder shares have the same shareholder rights as public shareholders, except that (i) prior to the Company’s initial Business Combination, only holders of the Company’s Class B ordinary shares have the right to vote on the appointment of directors, including in connection with the completion of the Company’s initial Business Combination and holders of a majority of the Company’s Class B ordinary

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operation (cont.)

shares may remove a member of the board of directors for any reason; (ii) the Founder shares are subject to certain transfer restrictions, as described in more detail below; (iii) the Sponsor and certain shareholders that have acquired Class A or Class B ordinary shares from the Sponsor (the “Initial Shareholders”) have entered into an agreement with the Company, pursuant to which they have agreed to (A) waive their redemption rights with respect to their Founder shares and public shares in connection with the completion of the Company’s initial Business Combination, (B) waive their redemption rights with respect to their Founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of the Company’s public shares in connection with an initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Combination Period and (C) waive their rights to liquidating distributions from the Trust Account with respect to their Founder shares if the Company fails to complete its initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the Combination Period); (iv) the Founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Company’s initial Business Combination, or earlier at the option of the holder thereof; and (v) the Founder shares are entitled to registration rights. If the Company submits its initial Business Combination to its public shareholders for a vote, its initial shareholders have agreed to vote their Founder shares and any Public Shares purchased during or after the Initial Public Offering in favor of its initial Business Combination. The other members of the Company’s management team have entered into agreements similar to the one entered into by the Company’s Sponsor with respect to any Public Shares acquired by them in or after Initial Public Offering.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s Sponsor will not be responsible to the extent of any liability for such third-party claims.

Business Combination Agreement

On September 27, 2021, the Company entered into a business combination agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) with TGC Merger Sub, Inc., a Cayman Islands exempted company incorporated with limited liability and a direct wholly-owned subsidiary of TradeUP (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability (“SAITECH”). Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable law, Merger Sub will merge with and into SAITECH, with SAITECH surviving the merger and becoming a wholly owned subsidiary of TradeUP (the “Merger”). The Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination” and the closing date of the Business Combination is hereinafter referred to as the “Closing Date”.

The “Merger Consideration” will be paid by the issuance of the Company’s Class A ordinary shares (“Purchaser Class A Shares”) and a new series of the Company’s Class B ordinary shares (“Purchaser Class B Shares”) with an aggregate value, based on a price of $10.00 per share, equal to $228,000,000. The Merger Consideration is also subject to a potential increase if TradeUP Global Sponsor LLC (the “Sponsor”) or its affiliates (other than the Purchaser or any

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operation (cont.)

of its subsidiaries) fail to fund all or any portion of amounts in excess of $4,500,000 of “Transaction Expenses” (which include deferred underwriting fees, but expressly exclude any D&O tail insurance policy costs or other liabilities), and SAITECH elects by providing written notice to the Company after the Company closing statement is delivered to SAITECH and prior to Closing to treat such unfunded amount as the “Excess Purchaser Indebtedness and Liability Amount,” which amount would increase the Merger Consideration.

In connection with the Merger and the Merger Consideration: (i) SAITECH’s preferred shares will convert into SAITECH’s Class A ordinary shares (“SAITECH Class A Ordinary Shares”) immediately prior to the Merger; (ii) Holders of the issued and outstanding SAITECH Class A Ordinary Shares (including current holders of SAITECH’s prior preferred shares) will receive shares of Purchaser Class A Shares; and (iii) the current holder of SAITECH’s issued and outstanding Class B ordinary shares will receive Purchaser Class B Shares.

Holders of Purchaser Class A Shares and Purchaser Class B Shares will vote together as one class on all matters submitted to a vote for Members’ consent. Each Purchaser Class A Share will be entitled to one (1) vote on all matters subject to a vote of Members, and each Purchaser Class B Share shall be entitled to ten (10) votes on all matters subject to a vote of Members. Other than voting rights, the Purchaser Class A Shares and Purchaser Class B shares will have the same rights and powers and have the same ranking in all respects (including with respect to dividends, distributions an on liquidation), absent different treatment approved by separate class vote of each of the holders of Purchaser Class A Shares and Purchaser Class B Shares.

The new series of Purchaser Class B Shares will be convertible at any time by the holder into one (1) Purchaser Class A Share. Each Purchaser Class B Share will also be convertible automatically into one Purchaser Class A Share (i) on the first anniversary of the Founder’s death or incapacity, (ii) on a date determined by the Board during the period commencing 90 days after, and ending 180 days after, the date on which Founder is terminated for Cause (as defined), and (iii) upon a sale, pledge, transfer or other disposition to any person who is not a Permitted Transferee (as defined in the Business Combination Agreement), subject to certain exceptions for permitted pledges.

The consummation of the Business Combination is subject to customary conditions, including, among other things, (i) the approval of the Business Combination Agreement by the shareholders of TradeUP, (ii) TradeUP having an aggregate cash amount of at least $17.5 million available at Closing in TradeUP’s trust account after giving effect to the redemptions of any shares of Purchaser Class A Shares for holders that timely exercise and do not waive their redemptions rights in respect of the transaction, but before giving effect to the consummation of the closing and the payment of any outstanding TradeUP transaction expenses, SAITECH transaction expenses and indebtedness permitted under the Business Combination Agreement (which may be waived by SAITECH), (iii) TradeUP having at least $5,000,001 of net tangible assets after giving effect to redemptions, (iv) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), (v) no evidence that TradeUP does not qualify as a “foreign private issuer” under the Exchange Act, and (vi) SAITECH having at least $1.0 million of net cash (i.e., cash less indebtedness) at Closing.

The parties to the Business Combination Agreement have made customary representations, warranties and covenants in the Business Combination Agreement, including, among others, covenants with respect to the conduct of TradeUP and SAITECH and their subsidiaries prior to the Closing.

The Business Combination Agreement may be terminated by SAITECH or TradeUP under certain circumstances, including, among others, (i) by mutual written consent of SAITECH and TradeUP, (ii) by either SAITECH or TradeUP if the Closing has not occurred on or before March 31, 2022, (iii) by SAITECH or TradeUP if either TradeUP or SAITECH has not obtained the required approval of its shareholders, (iv) by TradeUP if SAITECH fails to deliver PCAOB compliant audited financial statements to TradeUP by October 15, 2021, and (v) by SAITECH, if TradeUP’s board of directors makes a change in recommendation in supporting the Business Combination Agreement and the transactions contemplated thereby.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operation (cont.)

Registration Rights Agreement

At the Closing of the Business Combination, pursuant to the Business Combination Agreement, TradeUP will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with Sponsor, certain directors of TradeUP, and shareholders of SAITECH containing customary registration rights for the equityholders party to the agreement, including piggyback registration rights and up to two demand registration rights for an underwritten public offering.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and certain insiders of TradeUP entered into an Agreement (the “Sponsor Support Agreement”) with TradeUP, pursuant to which the Sponsor and such insiders agreed to vote all the Founder Shares beneficially owned by them in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of shareholders relating to the Business Combination, to appear at such meeting or otherwise cause their shares to be counted as present for purposes of establishing a quorum at such meeting, to vote against any proposal that would impede the Business Combination and the other transactions contemplated thereby, to vote against any change in business, management or board of directors of TradeUP other than in connection with the Business Combination, not to redeem any of their shares, and to the waiver of their respective anti-dilution rights with respect to the issuance of any Purchaser Class A Shares or Purchaser Class B Shares in the Merger or any issuance of equity interests of Purchaser (or securities convertible into, or exchangeable for, any such equity securities) on or prior to the Closing.

Sponsor Letter Agreement Amendment

Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor and certain insiders of the Company have entered into an amendment to that certain Letter Agreement, dated as of April 28, 2021, by and among the Company, the Sponsor and those certain insiders (the “Letter Agreement Amendment”), pursuant to which the Sponsor and such insiders (i) consented to the Business Combination Agreement, (ii) agreed to be bound by certain amended lock-up arrangements, and (ii) agreed to certain funding obligations of the Sponsor with respect to working capital prior to the consummation of the Merger (including funding of indebtedness, transaction expenses and other liabilities in excess of $4.5 million immediately prior to the closing of the Merger).

Pursuant to Lock-Up Agreements to be executed at the closing of the Merger, the Sponsor and such insiders would agree to not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, with respect to (A) any Purchaser Class A Shares, (B) any prior Class B ordinary shares of the Company that are convertible into Purchaser Class A Shares on the Merger effective date, or (C) any securities convertible into or exercisable or exchangeable for Purchaser Class A Shares, in each case, held by it immediately after the Merger effective date (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until (a) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Shares exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing Date and (y) date of the first anniversary of the Closing Date and (b) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Shares exceeds $17.50 per share (as adjusted for

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operation (cont.)

stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing and (y) date of the first anniversary of the Closing Date (the “Lock-Up Period”).

New CEO and CFO Employment Agreements

Concurrent with the signing of the Business Combination Agreement, TradeUP entered into employment agreements with SAITECH’s current Chief Executive Officer (Risheng Li) and Chief Financial Officer (Jian Zou), to become the respective Chief Executive Officer and Chief Financial Officer of TradeUP following the closing, which agreements will become effective at the closing of the Merger. The employment agreements provide for base salaries of $200,000 per year, and eligibility to earn an annual bonus in a target amount of fifty percent (50%) of the base salary for the Chief Executive Officer and 25 percent (25%) of the base salary for the Chief Financial Officer. Each of the agreements provide for severance payments for a termination by the Purchaser without Cause and termination by the employee for Good Reason, as defined, of (i) other than in connection with a change of control, (A) 12-months base salary, plus the target amount of the annual bonus (payable in the form of salary continuation for 12 months) (B) any earned but unpaid annual bonus for the fiscal year (payable when other bonuses are paid to other active employees), (C) continuation of premiums for health care benefits for 12 months (or shorter if employee become eligible for health insurance benefits with another employer) or (ii) in connection with a change of control (3 months before or 12 months after such termination of employment), 15 months of such amounts (rather than 12 months). The employment agreements contain other customary terms regarding employee benefits, vacation time, and reimbursement of business expenses, and confidentiality and assignment of intellectual property rights. The employment agreements contain a 24-month Restricted Period following termination for non-competition, non-solicitation of business partners (including customers, vendors and suppliers) and non-solicitation of employees.

Liquidity and Capital Resource

Following the closing of the Initial Public Offering on May 3, 2021 and the sales of the Option Units on May 12, 2021, a total of $44,889,860 was placed in the Trust Account, and the Company had $413,633 of cash held outside of the Trust Account, after payment of costs related to the Initial Public Offering, and available for working capital purposes. As of September 30, 2021, the Company had a working deficit of $141,389. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required up to $1,200,000 as discussed in Note 6. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs to execute its intended initial Business Combination twelve months from the date of the issuance of the accompanying unaudited condensed financial statements.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC. The interim financial information provided is unaudited, but includes all adjustments which management considers necessary for the fair presentation of the results for these periods. Operating results for the interim period ended September 30, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2021.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 2 — Significant accounting policies (cont.)

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents.

Investments Held in Trust Account

At September 30, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying unaudited condensed balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses that are directly related to the Initial Public Offering and charged to shareholders’ equity upon the completion of the Initial Public Offering.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 2 — Significant accounting policies (cont.)

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. (See Note 9)

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. As of September 30, 2021, $0 was over the Federal Deposit Insurance Corporation (FDIC) limit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 2 — Significant accounting policies (cont.)

inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company determined that the Cayman Islands is the Company’s only major tax jurisdiction.

The Company may be subject to potential examination by United States federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed income (loss) is calculated using the total net loss less any

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 2 — Significant accounting policies (cont.)

dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of September 30, 2021, the Company has not considered the effect of the warrants sold in the Initial Public Offering to purchase an aggregate of 2,244,493 shares in the calculation of diluted net income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per ordinary share for the period presented.

The net income (loss) per share presented in the unaudited condensed statement of operations is based on the following:

	For the Three Months Ended September 30, 2021	For the Period from January 26, 2021 (inception) through September 30, 2021
Net loss	$(551,845)	$(578,904)
Accretion of carrying value to redemption value	—	(4,574,459)
Net loss including accretion of carrying value to redemption value	$(551,845)	$(5,153,363)
	For the Three Months Ended September 30, 2021		For the Period From January 26, 2021 (inception) through September 30, 2021
	Redeemable Ordinary Shares	Non-Redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-Redeemable Ordinary Shares
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(424,472)	$(127,373)	$(3,565,661)	$(1,587,702)
Accretion of carrying value to redemption value	—	—	4,574,459	—
Allocation of net income/(loss)	$(424,472)	$(127,373)	$1,008,798	$(1,587,702)
Denominators:
Weighted-average shares outstanding	4,488,986	1,347,027	2,708,288	1,205,934
Basic and diluted net income/(loss) per share	$(0.09)	$(0.09)	$0.37	$(1.32)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 3 — Investments Held in Trust Account

As of September 30, 2021, assets held in the Trust Account comprised $44,890,978 in money market funds which are invested in U.S. Treasury Securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2021
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$44,890,978

Note 4 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 4,000,000 Public Units at $10.00 per Public Unit and the underwriters partially exercised the over-allotment option and purchased 488,986 Option Units generating gross proceeds of $44,889,860. Each Unit had an offering price of $10.00 and consists of one share of the Company’s Class A ordinary share and one-half of one redeemable warrant to purchase one Class A ordinary share. The Company will not issue fractional shares. As a result, the warrants must be exercised in multiples of one whole warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A ordinary share at a price of $11.50 per share, and only whole warrants are exercisable. The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation (See Note 9).

All of the 4,488,986 public shares sold as part of the Public Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

The Company’s redeemable ordinary shares is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of September 30, 2021, the ordinary shares reflected on the balance sheet are reconciled in the following table.

As of September 30, 2021
Gross proceeds	$44,889,860
Less:
Proceeds allocated to public warrants	(1,265,118)
Offering costs of public shares	(3,309,341)
Plus:
Accretion of carrying value to redemption value	4,574,459
Ordinary shares subject to possible redemption	$44,889,860

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 5 — Private Placement

Simultaneously with the closing of the Initial Public Offering and the sale of Option Units, the Sponsor purchased an aggregate of 224,780 Private Placement Shares at a price of $10.00 per share. The proceeds from the sale of the Private Placement Shares were held outside of the Trust Account and are available for the payment of offering costs and for working capital purposes. The Sponsor will be permitted to transfer the Private Placement Shares held by it to certain permitted transferees, including the Company’s officers and directors and other persons or entities affiliated with or related to it or them, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the Sponsor. Otherwise, the Private Placement Shares will not, subject to certain limited exceptions, be transferable or salable until the completion of the Company’s Business Combination.

Note 6 — Related Party Transactions

Founder and Private Placement Shares

On February 1, 2021, the Sponsor acquired 1,150,000 Class B ordinary shares (“Founder shares”) for an aggregate purchase price of $25,000. On May 3, 2021, the Sponsor transferred an aggregate of 60,000 Founder shares to the Company’s three independent directors at the same price originally paid for such shares. On May 3, 2021, the Sponsor converted 850,000 Class B ordinary shares into 850,000 Class A ordinary shares. Simultaneously with the closing of the Initial Public Offering and the sale of Option Units, the Sponsor purchased an aggregate of 224,780 Class A ordinary shares at a price of $10.00 per share for an aggregate purchase price of $2,247,800.

The Sponsor has agreed not to transfer, assign or sell 50% of its Founder shares until the earlier to occur of: (i) six months after the completion of the Company’s initial Business Combination; and (ii) subsequent to the Company’s initial Business Combination (x) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (y) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.50 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination. The Sponsor may not transfer, assign or sell the remaining 50% of the Founder shares until six months after the date of the consummation of the Company’s initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s Initial Shareholders with respect to any Founder shares.

Promissory Note — Related Party

On February 2, 2021, the Sponsor agreed to lend the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and is due at the earlier of (1) June 30, 2021 or (2) the closing of the Initial Public Offering. The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on May 3, 2021.

Related Party (Working Capital) Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, lend the Company funds as may be required. If the Company completes the initial Business Combination, it will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account will be used for such repayment. Up to $1,200,000 of such loans may be convertible into Class A ordinary shares, at a price of $10.00 per share at the option of the lender.

As of September 30, 2021, the Company had no borrowings under the working capital loans.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 7 — Commitments & Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this unaudited condensed financial statement. The unaudited condensed financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares, Private Placement Shares and Class A ordinary shares that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement signed in connection with the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option from the Initial Public Offering to purchase up to an additional 600,000 units to cover over-allotments. On May 12, 2021, the underwriters partially exercised the over-allotment option and purchased 488,986 Option Units generating gross proceeds of $4,889,860. The Company paid an underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering and the sale of Option Units or $897,797 to the underwriters at the closing of the Initial Public Offering and the sale of Option Units.

Business Combination Marketing Agreement

The Company is obligated to pay the underwriters a deferred Business Combination Fee equal to 3.5% of the gross proceeds of the Initial Public Offering and the sale of over-allotment Option Units as discussed in Note 8.

Note 8 — Deferred Underwriters’ Marketing Fees

The Company is obligated to pay the underwriters a deferred Business Combination Fee equal to 3.5% of the gross proceeds of the Initial Public Offering and the sale of over-allotment Option Units. Upon completion of the Business Combination, $1,571,145 will be paid to the underwriters from the funds held in the Trust Account.

Note 9 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. On May 3, 2021, the Sponsor converted 850,000 Class B ordinary shares into 850,000 Class A ordinary shares. In May 2021, the Company sold 4,488,986 Class A ordinary shares in the Initial Public Offering and in connection with the sale of the Option Units (see Note 4) and 224,780 Private Placement Shares in the Private Placement (see Note 5). As of September 30, 2021, there were 1,074,780 Class A ordinary shares issued and outstanding, excluding 4,488,986 Class A ordinary shares subject to possible redemption.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 9 — Shareholders’ Deficit (cont.)

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On February 1, 2021, the Company issued 1,150,000 Class B ordinary shares to the Sponsor. Of the 1,150,000 Class B ordinary shares outstanding, 27,753 Founder shares were forfeited by the Sponsor for no consideration as a result of the underwriters’ partial exercise of their over-allotment option on May 12, 2021. On May 3, 2021, the Sponsor transferred an aggregate of 60,000 Founder shares to the Company’s three independent directors. On May 3, 2021, the Sponsor converted 850,000 Class B ordinary shares into 850,000 Class A ordinary shares. As of September 30, 2021, there were 272,247 Class B ordinary shares issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder shares, including the 850,000 Founder shares that were converted into Class A ordinary shares, will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) 4,488,986 Class A ordinary shares (comprising the total Class A ordinary shares issued in the Initial Public Offering and as part of the Option Units plus (ii) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Company’s Sponsor upon conversion of working capital loans. The conversion of Class B ordinary shares into Class A ordinary shares, however, will never occur on a less than one-for-one basis.

Warrants — On May 3, 2021, the Company issued 2,000,000 warrants in connection with the Initial Public Offering. On May 12, 2021, the Company issued additional 244,493 warrants in connection with the underwriters’ exercise of their over-allotment option. Each whole warrant entitles the registered holder to purchase one share of the Company’s Class A ordinary shares at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of 12 months from the closing of the Initial Public Offering or 30 days after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the Units into Class A ordinary shares and warrants, and only whole warrants will trade. The Class A ordinary shares and warrants began trading separately on June 21, 2021. The warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation of the Company.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of its initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b) (1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 9 — Shareholders’ Deficit (cont.)

Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, closing price of the Class A ordinary shares equals or exceeds $16.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send the notice of redemption to the warrant holders.

The Company accounted for the 2,244,493 warrants issued with the Initial Public Offering as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”. The Company accounted for the warrant as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimates that the fair value of the warrants is approximately $1.3 million, or 0.58 per Unit.

Note 10 — Revision of Prior Period Financial Statement

In preparation of the Company’s financial statements as of and for the period ended September 30, 2021, the Company concluded it should revise its financial statements to classify all Class A ordinary shares subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC Topic 480, “Distinguishing Liabilities from Equity” (ASC 480), paragraph 10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company considered that the threshold would not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside equity. As a result, the Company revised its previously filed financial statements to classify all Class A ordinary shares as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480. The change in the carrying value of redeemable shares of Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit. Pursuant to ASC Topic 250, Accounting Changes and Error Corrections issued by the FASB and Staff Accounting Bulletin 99, “Materiality” (“SAB 99”) issued by the SEC, the Company determined the impact of the error was immaterial.

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 10 — Revision of Prior Period Financial Statement (cont.)

The impact of the revision to the audited balance sheet as of May 3, 2021 and the unaudited condensed interim financial statements as and for the periods ending June 30, 2021 are presented below:

As of May 3, 2021	As Reported	Adjustment	As Adjusted
Balance Sheet
Ordinary shares subject to possible redemption	$34,139,540	$5,860,460	$40,000,000

Shareholders’ Equity:
Class A Ordinary shares	165	(58)	107
Class B Ordinary shares	30	—	30
Additional paid in capital	5,004,609	(5,004,609)	—
Accumulated deficit	(4,798)	(855,793)	(860,591)
Total Shareholders’ Equity (Deficit)	$5,000,006	$(5,860,460)	$(860,454)
As of June 30, 2021	As Reported	Adjustment	As Adjusted
Unaudited Condensed Balance Sheet
Ordinary shares subject to possible redemption	$38,730,280	$6,159,580	$44,889,860

Shareholders’ Equity:
Class A Ordinary shares	169	(62)	107
Class B Ordinary shares	27	—	27
Additional paid in capital	5,026,872	(5,026,872)	—
Accumulated deficit	(27,059)	(1,132,646)	(1,159,705)
Total Shareholders’ Equity (Deficit)	$5,000,009	$(6,159,580)	$(1,159,571)
For the Three Months Ended June 30, 2021	As Reported	Adjustment	As Adjusted
Unaudited Condensed Statement of Operations
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	$0.48	$0.48
Basic and diluted net loss per share, Ordinary shares attributable to TradeUP Global Corporation	$(0.02)	$(1.12)	$(1.14)
For the Period from January 26, 2021 (inception) through June 30, 2021	As Reported	Adjustment	As Adjusted
Unaudited Condensed Statement of Operations
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	$1.11	$1.11
Basic and diluted net loss per share, Ordinary shares attributable to TradeUP Global Corporation	$(0.02)	$(1.64)	$(1.66)

TRADEUP GLOBAL CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 10 — Revision of Prior Period Financial Statement (cont.)

For the Period from January 26, 2021 (inception) through June 30, 2021	As Reported	Adjustment	As Adjusted
Unaudited Condensed Statement of Cash Flows – Supplemental Disclosure of Non-cash Financing Activities
Initial classification of ordinary shares subject to redemption	$38,858,260	$(38,858,260)	$—
Change in value of ordinary shares subject to redemption	$127,980	$43,496,762	$43,624,742
Allocation of offering costs to ordinary shares subject to redemption	$—	$3,309,341	$3,309,341
Accretion of carrying value to redemption value	$—	$4,574,459	$4,574,459

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date on which the unaudited condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
of SAITECH Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SAITECH Limited and Subsidiaries (the “Company”) as of December 31, 2019 and 2020, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows for the period from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company, as of December 31, 2019 and 2020, and the consolidated results of its operations and its cash flows for the period from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk llp
Marcum Bernstein & Pinchuk llp
We have served as the Company’s auditor since 2021.
New York, NY October 15, 2021

SAITECH LIMITED
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	As of December 31,
	2019	2020
	(US$)	(US$)
Assets
Current assets:
Cash and cash equivalents	130	1,300
Accounts receivable	—	51
Inventories	—	900
Deposits, prepayments and other current assets, net	44	293
Amount due from related parties	27	635
Total current assets	201	3,179

Property and equipment, net	14	340
Construction in process, net	—	98
Intangible assets, net	—	409
Deferred tax asset, net	30	12
Total assets	245	4,038

Liabilities and equity
Current liabilities:
Accounts payable	—	47
Advance from customers	173	—
Accrued and other liabilities	—	241
Income tax payable	—	36
Amount due to related parties	7	—
Total current liabilities	180	324
Total Liabilities	180	324

Commitments and contingencies
Mezzanine equities	—	3,218

Shareholders’ equity:
*Class A Ordinary shares ($0.0001 par value; 389,489,320 shares authorized; 21,061,216 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	2	2
*Class B Ordinary shares ($0.0001 par value; 72,000,000 shares authorized, issued and outstanding as of December 31, 2019 and 2020)	7	7
Subscription receivable	(8)	(8)
Additional paid-in capital	147	147
Statutory reserves	—	33
(Accumulated deficit)/retained earnings	(78)	292
Accumulated other comprehensive (loss)/income	(5)	23
Total shareholders’ equity	65	496
Total Liabilities and shareholders’ equity	245	4,038

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements

SAITECH LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME
(In thousands, except for number of shares and per share data)

	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020
	(US$)	(US$)
Revenues
Sales of products	—	1,462
Hosting service	—	413
Agency service	—	82
Total revenues	—	1,957
Cost of revenues
Sales of products	—	606
Cost of services	—	449
Total cost of revenues	—	1,055
Gross profit	—	902

Operating expenses
Sales and marketing expenses	—	1
General and administrative expenses	90	231
Research and development expenses	18	348
Impairment of long-lived assets	—	40
Total operating expenses	108	620

(Loss)/income from operations	(108)	282
Other income, net	—	174
(Loss)/income before income tax expense	(108)	456
Income tax benefit/(expenses)	30	(53)
Net (loss)/income	(78)	403
Other comprehensive (loss)/income
Foreign currency translation (loss)/gain	(5)	28
Total comprehensive (loss)/income	(83)	431

(Loss)/earnings per ordinary share*
Basic and diluted	(0.001)	—
Weighted average number of ordinary shares outstanding*:
Basic & Diluted	92,980,464	93,061,216

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements

SAITECH LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In thousands, except for number of shares and per share data)

	Class A Ordinary shares		Class B Ordinary shares		Subscription receivable	Additional paid-in capital	Statutory reserves	(Accumulated deficit)/ Retained earnings	Accumulated other comprehensive (loss)/income	Total shareholders’ equity
	Number shares*	Amount	Number of shares*	Amount
		(US$)		(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
Balance, March 28, 2019 (inception)	—	—	—	—	—	—	—	—	—	—
Issuance of ordinary shares	21,061,216	2	72,000,000	7	(8)	147	—	—	—	148
Net loss	—	—	—	—	—	—	—	(78)	—	(78)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(5)	(5)
Balance, December 31, 2019	21,061,216	2	72,000,000	7	(8)	147	—	(78)	(5)	65
Net income	—	—	—	—	—	—	—	403	—	403
Appropriation of statutory reserves	—	—	—	—	—	—	33	(33)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	28	28
Balance, December 31, 2020	21,061,216	2	72,000,000	7	(8)	147	33	292	23	496

____________

*                          The shares are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements

SAITECH LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020
	(US$)	(US$)
Cash flows from operating activities
Net (loss)/income	(78)	403
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	1	83
Deferred tax	(30)	19
Bad debt provision	—	5
Impairment of long-lived assets	—	40
Changes in operating assets and liabilities
Accounts receivable	—	(49)
Deposits, prepayments and other current assets	(44)	(237)
Amount due from related parties	(27)	(573)
Accounts payable	—	45
Inventories	(1)	(851)
Income tax payable	—	33
Advance from customers	173	(174)
Amount due to related parties	7	(7)
Other payables and accrued liabilities	—	228
Net cash provided by/(used in) operating activities	1	(1,035)

Cash flows from investing activities
Purchase of property and equipment	(15)	(325)
Purchase of intangible assets	—	(434)
Net cash used in investing activities	(15)	(759)

Cash flows from financing activities
Proceeds from issuance of Preferred Shares	145	2,892
Net cash provided by financing activities	145	2,892
Effect of exchange rate changes	(1)	72
Net increase in cash and cash equivalents	130	1,170
Cash and cash equivalents at beginning of the year	—	130
Cash and cash equivalents at end of the year	130	1,300
Supplemental disclosure of non-cash financing activities:
Capital injection received using equipment	—	158

The accompanying notes are an integral part of these consolidated financial statements

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

1.      Organization

SAITECH Limited (the “Company” or “SAITECH”), was incorporated in the Cayman Islands on February 2, 2021. The Company, through its subsidiaries, consolidated variable interest entity (the “VIE”) and the VIE’s subsidiary (collectively, the “Group”), is primarily engaged in sales of digital asset mining machines to end customers, specialized hosting service to digital asset mining customers and other service in the People’s Republic of China (the “PRC” or “China”). In order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in certain industries, the Company conducts its primary business operations through Beijing Saire Technology Co., Ltd. (“Beijing Sai”), a VIE which was incorporated on March 28, 2019, and its subsidiary. The Company is ultimately controlled by Mr. Risheng Li (the “Founder”) since its establishment.

As described below, SAITECH, through a restructuring which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of the Group and consolidate the Group’s operation, assets and liabilities.

a.    Reorganization

The Company incorporated Superlative Accelerating Infinite Limited (“Superlative Accelerating”) under the laws of the British Virgin Islands and Superlative Accelerating incorporated Silicon Asset Investment Limited (“Silicon Asset”) under the laws of Hong Kong, as its wholly-owned subsidiary, in April 2021. In April 2021, Silicon Asset incorporated a wholly-owned subsidiary, Hangzhou Dareruohan Technology Co., Ltd. (“SAI WOFE”) in Hangzhou, the PRC.

Effective on April 22, 2021, the Company acquired control over Beijing Sai and its subsidiary, Xinjiang Silicon Substrate Heating Power Co., Ltd. (“Xinjiang Silicon”) by entering into a series of contractual agreements (the “VIE Agreements”, See Note 2). The VIE Agreements enable SAI WOFE to (i) have power to direct the activities that most significantly affect the performance of Beijing Sai, and (ii) receive the benefits of Beijing Sai that could be significant to Beijing Sai. SAI WOFE is fully and exclusively responsible for the management of Beijing Sai, absorbs all risk of losses of Beijing Sai and has the exclusive right to exercise all voting rights of Beijing Sai’s shareholders. Therefore, in accordance with ASC 810 “Consolidation”, SAI WOFE is considered as the primary beneficiary of Beijing Sai and its subsidiary and has consolidated Beijing Sai’s assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements. Beijing Sai is controlled by the same shareholder since incorporation and after the reorganization. Accordingly, Beijing Sai became the VIE of the Company and the Company, through its wholly-owned subsidiaries, Superlative Accelerating, Silicon Asset and SAI WOFE, become the primary beneficiary of Beijing Sai and its subsidiary (the “Reorganization”).

Since the Company, its wholly-owned subsidiaries and the VIE were effectively controlled by the same shareholders immediately before and after the Reorganization completed on April 22, 2021, as described above, the Reorganization was accounted for as a recapitalization. As a result, the Group’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company, its subsidiaries and the VIE has been accounted for at historical cost, as a transaction between entities under common control in a manner similar to polling of interest.

On April 22, 2021, three investors, holding 7.99% equity interest of Beijing Sai in aggregate, planned to withdraw their investment in the equity interest in Beijing Sai and to contribute the same amount of capital to the Company. In consideration of such plan, the Company and these investors entered into certain warrant agreement to purchase 9,864,312 Series Pre-A Preferred Share of the Company at exercise price of $0.1882, based on the condition that these investors have obtained all PRC governmental consent and approval required to exercise the warrant. Pursuant to which the Company granted warrants to these investors, who expects to exercise the warrant and receive the Series Pre-A Preferred Share of the Company because the condition is considered to be administrative procedures and there are no uncertainties of going through them.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

1.      Organization (cont.)

As the warrant does not cause the Company to transfer or receive any assets, or exchange any other financial instruments on potentially favorable or unfavorable terms with these investors. The warrant does not meet the definition of a financial instrument as defined in ASC 480 Distinguishing Liabilities from Equity. The management believed the agreement between the Company and the investors are commitment rather than financial instrument. As such, the warrant is not subject to accounting treatment. In addition, the management expected that there is no circumstance under which the 9,864,312 Series Pre-A Preferred Shares of the Company would not be issued, thus the underlying shares should be included in the mezzanine shares outstanding as of December 31, 2020.

b.    Subsidiaries and VIE

As of December 31, 2020, the detailed information of the Group’s consolidated subsidiaries, VIE and VIE’s subsidiary are summarized as follows:

Name of the entity	Date of incorporation	Percentage of ownership	Place of incorporation	Principle business activities
Subsidiaries
Superlative Accelerating Infinite Limited	February 5, 2021	100%	BVI	Investment holding
Silicon Asset Investment Limited	March 3, 2021	100%	Hong Kong	Investment holding
Hangzhou Dareruohan Technology Co., Ltd.	April 2, 2021	100%	PRC	Investment holding
Variable Interest Entity (“VIE”)
Beijing Saire Technology Co., Ltd.	March 28, 2019	100%	PRC	Product sales, hosting service and other services
VIE’s subsidiary
Xinjiang Silicon Substrate Heating Power Co., Ltd.	October 10, 2020	100%	PRC	Dormant

c.    Variable interest entities

The PRC government had strict business licensing requirements and regulations on certain industries, such as value-added telecommunication business. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in these business. Superlative Accelerating, Silicon Asset and SAI WOFE (their PRC subsidiary) are considered as foreign invested enterprises. The Company originally planned to expand its business in the value-added telecommunication business in the future. To prepare for future compliance, the Company conducted the majority of its activities in PRC through its VIE, Beijing Sai.

However, the Company terminated the VIE Agreements on August 31, 2021. As a result, the corporate structure of the Company no longer contains a VIE structure effective August 31, 2021. The Company moved its crypto mining related business to overseas subsidiaries by transferring all the assets and business operation of Beijing Sai to the Company because the PRC government has tightened the regulation on crypto mining business. Concurrently the shareholders of Beijing Sai agreed to withdraw the capital from Beijing Sai and reinvest the equivalent amount directly to the Company. As such the termination did not have a significant adverse impact on the financial statements either historically or going forward.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

1.      Organization (cont.)

The significant terms of the VIE Agreements are summarized below:

Exclusive Service Agreement:

Pursuant to the Exclusive Service Agreement (“Control Agreement”) between SAI WOFE and the VIE, SAI WOFE has the exclusive right to provide consultation and services to the VIE in its businesses and operations, human resources, technology and intellectual property rights, in return for fee equal to 100% of the consolidated net income of the VIE.

Without SAI WOFE’s prior written consent, the VIE shall not, directly or indirectly, obtain the same or similar services as provided under this agreement from any third party, or enter into any similar agreement with any third party. SAI WOFE has the right to determine the service fee charged to the VIE under the agreement by considering, among other things, the complexity of the services, the time spent by employees of SAI WOFE to provide the services, content and commercial value of the service provided, as well as the benchmark price of similar services in the market. SAI WOFE exclusively owns any intellectual property rights arising from the performance of this Control Agreement. The Control Agreement remain in effect for 10 years from the date when the agreement was signed and will automatically be renewed for another 10 years once the agreement expire. SAI WOFE has the sole discretion on early termination of the Control Agreement by giving its written notice 30 days prior the termination date and the VIE will agree to the termination without reserve.

Equity Pledge Agreement:

Pursuant to the Equity Pledge Agreement among SAI WOFE, the VIE and its shareholders, shareholders of the VIE shall pledge all of their equity interests in the VIE to SAI WOFE to guarantee the VIE’s performance of relevant obligations and indebtedness under the Control Agreement.

In addition, all the shareholders of the VIE are expected to complete the registration of the equity pledge under the Equity Pledge Agreement with the competent local authority in the PRC. If the VIE or any of its shareholders breach its obligation under the Control Agreement, SAI WOFE, as pledgee, will be entitled to certain rights, including the right to dispose the pledged equity interests in order to recover these breached amounts.

The respective Equity Pledge Agreement will remain valid until all of the shareholders of the VIE are no longer its shareholders or until the VIE’s obligations under the Control Agreement are satisfied.

Equity Option Agreement:

Pursuant to the Equity Option Agreement among SAI WOFE, the VIE and its shareholders, SAI WOFE has the exclusive right to require all the shareholders of the VIE to fulfill and complete all approval and registration procedures required under the PRC laws for SAI WOFE to purchase, or designate one or more persons to purchase, equity interests owned by the VIE’s shareholders in the VIE, once or at multiple times at any time in part or in whole at SAI WOFE’s sole and absolute discretion. The purchase price will be the lowest price allowed by the PRC laws. The Equity Option Agreement will remain effective until all the equity interest owned by each shareholder of the VIE has been legally transferred to SAI WOFE or its designee(s).

Voting Right Proxy and Financial Support Agreement:

Pursuant to the Voting Rights Proxy and Financial Supporting Agreement among SAI WOFE, the VIE and its shareholders, each shareholder of the VIE irrevocably appointed SAI WOFE or SAI WOFE’s designee to exercise all his/her/its rights as a shareholder of the VIE under the Articles of Association of that VIE, including but not limited to the power to exercise all shareholders’ voting rights with respect to all matters to be discussed and voted in the shareholders’ meeting of the VIE. In consideration of the foregoing grant of voting rights by all of the shareholders of the VIE, SAI WOFE agrees to arrange for funds to be provided as necessary to the VIE in connection with its business needs. In the case that VIE is unable to repay the financial support, the VIE should have no repayment obligation.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

1.      Organization (cont.)

Spousal Consent Letter:

The spouse of a shareholder of the VIE have signed Spousal Consent Letter. Under the Spousal Consent Letter, the signing spouse unconditionally and irrevocable has agreed to the execution by her spouse of the above-mentioned Exclusive Service Agreement, Equity Pledge Agreement, Equity Option Agreement and Voting Right Proxy and Financial Support Agreement, and that her spouse may perform, amend or terminate such agreements without her consent. In addition, in the event that the spouse obtains any equity interest in the VIE held by her spouse for any reason, she agrees to be bound by and to sign any legal documents substantially similar to the contractual arrangements entered into by her spouse, as may be amended from time to time.

As a result of these VIE Agreements, the Company through its wholly-owned subsidiary, SAI WOFE, was granted with unconstrained decision-making rights and power over key strategic and operational functions that would significantly impact the VIE’s economic performance. As a result of the Control Agreement, the Equity Pledge Agreement and the Equity Option Agreement, the Company will bear all of the VIE’s operating costs in exchange for the 100% net income of the VIE. Under these agreements, the Company has the absolute and exclusive right to enjoy economic benefits similar to equity ownership through the VIE Agreements with the VIE and its shareholders.

Risks in relation to the VIE structure

The Company believes that its contractual arrangements with the VIE and its respective shareholders are valid, binding and enforceable. However, there are uncertainties and risks in relation to the Company’s VIE Structure.

On March 15, 2019, the National People’s Congress of the PRC approved the Foreign Investment Law, which came into effect on January 1, 2020, replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations.

The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether the Company’s contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, the Company may face substantial uncertainties as to whether it can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect the Company’s current corporate structure, corporate governance and business operations.

In addition, these contractual arrangements may not be as effective in providing the Company with control over the VIE as direct ownership. Due to its VIE structure, the Company has to rely on contractual rights to effect control and management of the VIE, which exposes it to the risk of potential breach of contract by the shareholders of the VIE for a number of reasons. For example, their interests as shareholders of the VIE and the interests of the Company may conflict, and the Company may fail to resolve such conflicts; the shareholders may believe that breaching the contracts will lead to greater economic benefit for them; or the shareholders may otherwise act in bad faith. If any of the foregoing were to happen, the Company may have to rely on legal or arbitral proceedings to enforce its contractual rights, including

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

1.      Organization (cont.)

specific performance or injunctive relief, and claiming damages. Such arbitral and legal proceedings may cost substantial financial and other resources, and result in a disruption of its business, and the Company cannot assure that the outcome will be in its favor. In addition, as all of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit the Company’s ability to enforce these contractual arrangements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that the Company is unable to enforce any of these agreements, the Company would not be able to exert effective control over the affected VIE and consequently, the results of operations, assets and liabilities of the affected VIE and its subsidiary would not be included in the Company’s consolidated financial statements. If such were the case, the Company’s cash flows, financial position and operating performance would be materially adversely affected.

Total assets and liabilities presented on the Group’s consolidated balance sheets, net revenues, operating cost and expenses, and net income presented on the Group’s consolidated statements of operations and comprehensive (loss)/income, as well as the cash flows from operating, investing and financing activities presented on the Group’s consolidated statements of cash flows are substantially the financial position, result of operations and cash flows of the Company’s consolidated VIE. The following balances and amounts of the VIE were included in the Group’s consolidated financial statements as of December 31, 2019 and 2020 or for the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020.

	As of December 31,
	2019	2020
	(US$)	(US$)
Total Assets	245	4,038
Total liabilities	180	324
	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020
	(US$)	(US$)
Net revenues	—	1,957
Net (loss)/income	(78)	403
Cash flow provided by/(used in) operating activities	1	(1,035)
Cash flow used in investing activities	(15)	(759)
Cash flow provided by financing activities	145	2,892

2.      Summary of Significant Accounting Policies

a)      Basis of presentation

The Group’s consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

b)      Principles of consolidation

The Group’s consolidated financial statements include the accounts of the Company, its subsidiaries and its consolidated VIE, of which the Company is the primary beneficiary, from the dates they were acquired or incorporated. All inter-company transactions and balances have been eliminated upon consolidation.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

c)      Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Group continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Group believes to be reasonable under the circumstances. Significant accounting estimates reflected in the Group’s consolidated financial statements include but are not limited to estimates and judgments applied in determination of allowance for doubtful receivables, impairment losses for long-lived assets including intangible assets, valuation allowance for deferred tax assets, fair value of Class A Ordinary Shares to determine whether there is beneficial conversion feature (“BCF”) of the convertible preferred shares. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

d)      Foreign currency translation and transactions

Historically, the Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s financial statements are reported using U.S. Dollars (“US$”). Assets and liabilities are translated using the exchange rate at each balance sheet date. The consolidated statements of operations and comprehensive (loss)/income and cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive (loss)/income in shareholders’ equity.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	As of December 31,
	2019	2020
Balance sheet items, except for equity accounts	6.9618	6.5250
	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020
Items in the consolidated statements of operations and comprehensive (loss)/income, and cash flows	6.9564	6.9042

No representation is intended to imply that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate stated above, or at any other rate.

e)      Cash and cash equivalents

Cash and cash equivalents consist of bank deposits, which are unrestricted as to withdrawal and use. The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

f)      Accounts receivable

The Group records accounts receivable at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. The Group determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2019 and 2020, the Group recorded nil allowances for doubtful accounts against its accounts receivable, respectively.

g)      Inventories

Inventories, consisting of digital asset mining machines available for sale, are stated at the lower of cost or net realizable value. The cost of inventory is determined using the identified cost of the specific item. Inventory is written down for damaged and slow-moving digital asset mining machines, which is dependent upon factors such as historical and forecasted consumer demand and expected selling price. Write downs are recorded in cost of revenues in the consolidated statements of operations and comprehensive (loss)/income. For the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, the Group did not recognize any write down on inventories.

h)      Property and equipment, net

The Group’s property and equipment are recorded at cost less accumulated depreciation and impairment loss, if any. Depreciation is calculated on the straight-line method after taking into account their respective estimated residual values over the following estimated useful lives:

Motor vehicle	4 years
Furniture, fixture and other equipment	3 years
Electronic equipment	3 years
Plant	Shorter of useful life or lease term

When property and equipment are retired or otherwise disposed of, resulting gain or loss is included in net income in the period of disposition.

For the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, the Group did not recognize any gain or loss from disposal of property and equipment, net.

i)       Intangible assets, net

The Group’s intangible assets primarily consisted of purchased software used for specific digital asset mining machines to increase the computing power or reduce power consumption. The software is initially recorded at purchased cost and amortized on a straight-line basis over the estimated useful lives of 3 years.

j)      Construction in process

Direct costs that are related to the construction of equipment and incurred in connection with bringing the assets to their intended use are capitalized as construction in process. Construction in process is transferred to specific plants and equipment items and the depreciation of these assets commences when the assets are ready for their intended use.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

k)      Impairment of long-lived assets

All long-lived assets, which include tangible long-lived assets and intangible long-lived assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount of the asset and its fair value. For the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, the Group recognized impairment loss on construction in process of nil and $40, respectively.

l)       Fair value of financial instruments

The Group’s financial instruments primarily consist of cash and cash equivalents, accounts receivable. The carrying values of these financial instruments approximate fair values due to their short term in nature.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Group evaluates its hierarchy disclosures each quarter.

m)    Revenue recognition

In accordance with ASC Topic 606, revenues are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services. In determining when and how much revenue is recognized from contracts with customers, the Group performs the following five-step analysis: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent.

Sales of products

Revenue generated from sales of products occurs for the sales of digital asset mining machines to end customers. The Group presents the revenue generated from its product sales on a gross basis as the Group acts as the principal and has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. In making this determination, the Group also assesses whether it is primarily obligated in these transactions, is subject to inventory risk, has latitude in establishing prices, or has met several but not all of these indicators.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

Revenues are measured as the amount of consideration the Group expects to receive in exchange for transferring control of products to customers. Consideration from product sales is recorded net of value-added tax, and there is generally no other performance obligation other than the delivery of products. Proceeds from product sales are recognized as revenue at the point in time when the receipt of product is confirmed by the customer.

Hosting service

Revenues generated from hosting service is earned by the Group to perform hosting service and daily maintenance of servers for customers throughout the contractual period. The single performance obligation is to provide an environment for the servers to operate continuously which is satisfied over time. Such hosting service revenue is recognized over time as the performance obligation is satisfied over the term of the contracts with customers.

Agency service

Revenues generated from agency service represents agency service to a customer for discovering electricity resources and identifying business partners abroad. Such agency service revenue is recognized at the point in time when the agency service is completed and confirmed by the customer.

n)      Income taxes

The Group follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of operations and comprehensive (loss)/income in the period that includes the enactment date.

o)      Uncertain tax positions

The Group uses a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Interest on non-payment of income taxes under requirement by tax law and penalties associated with tax positions when a tax position does not meet the minimum statutory threshold to avoid payment of penalties recognized, if any, will be classified as a component of the provisions for income taxes. The tax returns of the Group’s Hong Kong and PRC subsidiaries and VIE are subject to examination by the relevant local tax authorities. According to the Departmental Interpretation and Practice Notes No.11 (Revised) (“DIPN11”) of the Hong Kong Inland Revenue Ordinance (the “HK tax laws”), an investigation normally covers the six years of the assessment prior to the year of the assessment in which the investigation commences. In the case of fraud and willful evasion, the investigation is extended to cover ten years of assessment. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. For the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, the Group did not have any material interest or penalties associated with tax positions. The Group did not have any significant unrecognized uncertain tax positions as of December 31, 2019 or 2020. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

p)      Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is comprised of certain members of the Group’s management team. Consequently, the Group has determined that it has only one reportable operating segment.

For the period from March 28, 2019 (inception) through December 31, 2019 and the year ended December 31, 2020, all revenues from customers were derived in the PRC and all long-lived assets were located in the PRC. Therefore, no geographical segments are presented.

q)      Earnings per share

Earnings (loss) per share is computed in accordance with ASC 260. The two-class method is used for computing earnings per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. Series Angel and Series Pre-A Preferred Shares issued by the Company qualified as participating securities because they have the same participating rights on the earnings of the Company as ordinary shares on an as-converted basis after the preferred shareholders receive non-cumulative annual dividends up to 100% of the original issue price for each of the preferred shares. For the period from March 28, 2019 (inception) through December 31, 2019, there were only Series Seed Preferred Shares issued and outstanding which have the same rights and obligation as ordinary shareholders, so the two-class method is not applicable as no participating securities existed.

Basic earnings (loss) per ordinary share is computed by dividing net income/(loss) attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period. Diluted earnings/(loss) per share is calculated by dividing net income/(loss) attributable to ordinary shareholders by the weighted average number of ordinary and potential ordinary shares outstanding during the period. Potential ordinary shares include ordinary shares issuable upon the conversion of the preferred shares using the if-converted method. Potential ordinary shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or in the case of contingently issuable shares that all necessary conditions for issuance have not been satisfied. For the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, there were no dilutive shares.

r)      Commitments and contingencies

The Group accrues estimated losses from loss contingencies by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired, or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred. As of both December 31, 2019 and 2020, there were no contingent liabilities relating to litigations against the Group.

s)      Leases

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. The amendments in this ASU requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

liabilities. For the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, the Group had no leases with a term of more than 12 months, and had elected not to recognize lease assets and lease liabilities.

t)      Fair value of Class A Ordinary Shares

The following table sets forth the fair value of the Class A Ordinary Shares estimated at the issuance date of each series of Preferred Shares during the periods presented in the consolidated financial statement with the assistance from an independent valuation firm:

Valuation date	Fair Value per Class A Ordinary Share (US$)	Volatility	Risk-free rate
March 28, 2020	0.06	128%	0.41%
September 14, 2020	0.15	126%	0.27%
April 22, 2021	0.45	138%	1.03%

Because there has been no public market for our ordinary shares, the Group, with the assistance from an independent valuation firm, evaluated the use of market approach to estimate the implied equity value of the Group from latest external investment and the backsolve method was relied when determining the fair value of Class A Ordinary Share at the issuance date of each series of Preferred Shares for the purpose of identifying if any BCF should be bifurcated.

The major assumption used in calculating the fair value of Class A ordinary share include:

Volatility:    The volatility is based on the historical share price volatility of comparable companies.

Risk-free rate:    The risk-free rate is based on the yield of U.S. government bonds on the valuation date.

The determination of the fair value of our Class A ordinary shares requires complex and subjective judgments to be made regarding our unique business risks, probability of different exit scenario and our operating history at the time of valuation. These assumptions are inherently uncertain and highly subjective. If different estimates and assumptions had been used, our Class A Ordinary Shares valuations could be significantly different and related BCF may be materially impacted.

u)      Recent issued or adopted accounting standards

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this ASU require the measurement and recognition of expected credit losses for financial assets held at amortized cost. The amendments in this ASU replace the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which among other things, clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. For public entities, the amendments in these ASUs are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. According to ASU 2019-10, the effective date of ASU No. 2016-13 and its subsequent updates for all other entities was deferred to for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Group is currently evaluating the impact on its consolidated financial position and results of operations upon adopting these amendments.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Group’s consolidated financial position and results of operations upon adoption.

3.      Deposits, Prepayments and Other Current Assets, net

	As of December 31,
	2019	2020
	US$	US$
Deposits for office spaces leases	7	17
Prepaid technology development fee	—	59
Staff advances	33	35
Deductible VAT tax	—	181
Other current assets	4	6
Deposits, prepayments and other current assets	44	298
Less: bad debt provision	—	(5)
Deposits, prepayments and other current assets, net	44	293

The following represents a roll-forward of the bad debt provision:

	For the year ended December 31,
	2019	2020
	US$	US$
Beginning balance	—	—
Allowance made during the year	—	5
Ending Balance	—	5

4.      Property and Equipment, Net

	As of December 31,
	2019	2020
	US$	US$
Electronic equipment	—	162
Furniture, fixtures and other equipment	15	209
Motor vehicles	—	6
Property and equipment, cost	15	377
Less: accumulated depreciation	(1)	(37)
	14	340

Depreciation expenses for the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020 were approximately $1 and $34, respectively.

5.      Intangible Assets, Net

	As of December 31,
	2019	2020
	US$	US$
Purchased software	—	460
Less: accumulated amortization	—	(51)
	—	409

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

5.      Intangible Assets, Net (cont.)

Amortization expenses for the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020 were approximately nil and $49, respectively.

6.      Income Taxes

The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands (“BVI”)

Under the current laws of the BVI, the Group’s subsidiaries incorporated in BVI are not subject to tax on income or capital gains. Additionally, upon payments of dividends by the BVI company to its respective shareholders, no BVI withholding tax will be imposed.

Hong Kong, PRC

Under the current Hong Kong tax laws, a two-tier corporate income tax system was implemented in Hong Kong, which is 8.25% for the first HK$2.0 million profits, and 16.5% for the subsequent profits. Under the HK tax laws, it is exempted from the Hong Kong income tax on its foreign-derived income. In addition, payments of dividends from Hong Kong subsidiaries to the Company are not subject to any Hong Kong withholding tax.

Mainland, PRC

The Group’s PRC subsidiaries and VIE are governed by the income tax law of the PRC and are subject to the PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applies to both domestic and foreign invested enterprises.

For the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, the income tax rate of all the Group’s PRC subsidiary and VIE is 25%.

For the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, the Group’s income tax expense consisted of:

	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020
	US$	US$
Current tax expense	—	33
Deferred tax (benefit)/expense	(30)	20
	(30)	53

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

6.      Income Taxes (cont.)

A reconciliation of the income tax expense determined at the PRC statutory income tax rate to the Group’s actual income tax expense is as follows:

	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020
	US$	US$
(Loss)/income before income tax expense	(108)	456
PRC statutory income tax rate	25%	25%
Income tax at PRC statutory income tax rate	(27)	114
Super deduction of qualified R&D expenditures	(4)	(65)
Expenses not deductible	1	3
Change in valuation allowance	—	1
Income tax (benefit)/expense	(30)	53

The Group’s deferred tax assets at December 31, 2019 and 2020 were as follows:

	As of December 31,
	2019	2020
	US$	US$
Deferred tax assets	30	13
Less, valuation allowance	—	(1)
Deferred tax assets, net	30	12

The following represents a roll-forward of the valuation allowance:

	As of December 31,
	2019	2020
	US$	US$
Beginning balance	—	—
Allowance made during the year	—	1
Ending balance	—	1

Total net operating losses (NOLs) carryforwards of the Group’s VIE in mainland China is $109 and $3 as of December 31, 2019 and 2020, respectively, and NOLs can be carried forward for five years. The DTA generated from NOL as of December 31, 2020 was fully allowanced as it was not expected to be utilized before expiration.

The following represents the amounts and expiration dates of operating loss carried forwards for tax purpose:

2020
US$
2021	—
2022	—
2023	—
2024	—
2025 and thereafter	3
Total	3

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

7.      Ordinary Shares and Redeemable Preferred Shares

On April 22, 2021, the Company completed its reorganization and issued various shares, divided into (i) 19,020,400 Class A Ordinary Shares, with par value of $0.0001 each, (ii) 72,000,000 Class B Ordinary Shares, with par value of $0.0001 each, (iii) 2,040,816 Series Seed Preferred Shares, with par value of $0.0001 each, (iv) 7,288,630 Series Angel Preferred Shares, with par value of $0.0001 each, (v) 13,974,442 Series Pre-A Preferred Shares, with par value of $0.0001 each and (vi) 16,466,767 Series A Preferred Shares, with par value of $0.0001 each. No dividends were declared or paid during the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020 to any class of shares.

Ordinary Shares

In the Reorganization the share capital of the Company are divided into 19,020,400 Class A Ordinary Shares, with par value of $0.0001 each, and 72,000,000 Class B Ordinary Shares, with par value of $0.0001 each, such share numbers are retrospectively applied to all periods presented as if the 19,020,400 Class A Ordinary Shares and 72,000,000 Class B Ordinary Shares existed from the beginning of the first period presented.

On April 8, 2019, the Company entered into an investment agreement with certain investor to transfer 2.0% of equity interest of Beijing Sai for an aggregated consideration of RMB1,000 (approximately $148). On April 22, 2021, in the reorganization, such equity interest of Beijing Sai have been converted into 2,040,816 series seed preferred shares (“Series Seed Preferred Shares”) of the Company, authorized and issued with par value of $0.0001 each. Series Seed Preferred Share is treated as ordinary shares as it has no preferential right and is in substance the same as Class A Ordinary Share.

Redeemable Preferred Shares

In the Reorganization the authorized number of redeemable preferred shares of the Company were divided into 7,288,630 series angel preferred shares, 13,974,442 series pre-A preferred shares, and 17,247,608 series A preferred shares, with a par value of $0.0001 each. Except for series A preferred shares, which has 16,466,767 shares issued, all other redeemable preferred shares have issued numbers that equal the authorized numbers. All such share numbers are retrospectively applied to all periods presented as if they existed from the beginning of the first period presented or from their issuance date, whichever is later.

On March 28, 2020, the Company entered into an investment agreement with certain investors, pursuant to which 6.67% of the equity interest of Beijing Sai were transferred to these investors for a cash consideration of RMB2,970 (approximately $419) and assets with aggregate fair value of RMB1,030 (approximately $154). On April 22, 2021, in the reorganization such equity interest of Beijing Sai has been converted into 7,288,630 series angel preferred shares (“Series Angel Preferred Shares”) of the Company, with par value of $0.0001 each.

On September 14, 2020, the Company entered into an investment agreement with certain investors, pursuant to which 11.33% of the equity interest of Beijing Sai were transferred to these investors for an aggregated consideration of RMB17,000 (approximately $2,504). On April 22, 2021, in the reorganization such equity interest of Beijing Sai has been converted into 13,974,442 series pre-A preferred shares (“Series Pre-A Preferred Shares”), with par value of $0.0001 each.

On April 22, 2021, the Company entered into an investment agreement with certain investors, to issue 16,466,767 series A preferred shares (“Series A Preferred Shares”), with par value of $0.0001 each, for an aggregated consideration of $8,156. The issuance price of the Series A Preferred Shares is $0.4953.

In addition, the Company was committed to issue 9,864,312 Series Pre-A Preferred Shares to three shareholders holding a total 7.99% equity interest of Beijing Sai, who are currently in the progress of changing from a shareholder of Beijing Sai to a direct investor of the Company (Note 1). The 9,864,312 Series Pre-A Preferred Shares will be issued to the three shareholders once they have obtained all approval from PRC government and their capital contribution in the Company has been completed.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

7.      Ordinary Shares and Redeemable Preferred Shares (cont.)

Preferences of Preferred Shares before Reorganization

The rights, preferences and privileges of the Series Angel, Series Pre-A and Series A Preferred Shares (collectively the “Preferred Shares”) before reorganization were as follows:

Dividends Rights

If a dividend or other distribution is declared, each holder of the Series A Preferred Shares, the Series Pre-A Preferred Shares and the Series Angel Preferred Shares shall be entitled to receive non-cumulative annual dividends up to 100% of the original issue price for each of the shares. No dividend or distribution shall be paid to any other shareholders unless each above-mentioned shareholders has been first paid in full. After the above-mentioned shareholders have been paid in full, any additional dividends shall be declared pro rata on the ordinary shares and the preferred shares.

Liquidation preference

In the event of any liquidation including deemed liquidation, dissolution or winding up of the Group, the holders of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Group to the holders of the Series Pre-A Preferred Shares, the Series Angel Preferred Shares, the Series Seed Preferred Shares and the ordinary shares by reason of their ownership of such shares, the amount equal to 120% of the Series A issue price and all declared but unpaid dividends on such Series A Preferred Share (collectively, the “Series A Preference Amount”).

After the full payment of the Series A Preference Amount, the holders of the Series Pre-A Preferred Shares and the Series Angel Preferred Shares shall be entitled to receive for each Series Pre-A Share and/or Series Angel Preferred Share held by such holders on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Group to the holders of the Series Seed Preferred Shares and the Class A and B ordinary shareholders by reason of their ownership of such shares, the amount equal to 100% of the relevant applicable original issue price and all declared but unpaid dividends on such Series Pre-A Preferred Share and/or Series Angel Preferred Share (collectively, the “Series Pre-A and Series Angel Preference Amount”).

If there are any assets or funds remaining after the Series A Preference Amount and the Series Pre-A and Series Angel Preference Amount have been distributed or paid in full to the applicable preferred holders described above, the remaining assets and funds of the Group available for distribution to the shareholders shall be distributed ratably among all shareholders according to the relative number of shares held by such shareholder on an as-converted basis.

Redemption Rights

The Preferred Shares are redeemable at any time after the occurrence of any of the following event: (i) the audited consolidated annual financial reports of the Group issued by the auditor contain a qualified opinion for consecutive two years, (ii) the Group is suspected of a material violation of law and has been put on file for investigation by the regulatory authority, which may result in the revocation of the business license or administrative license of the Group, (iii) the Group or Mr. Risheng Li is suspected of committing a crime and has been detained or sentenced to criminal penalty by the judicial authority, (iv) any material breach of the transaction documents by any of the Group’s consolidated companies and/or founders of the Group, (v) any other shareholders of the Group has requested the Group or the founder shareholders to redeem or purchase any of their shares (each a “Redemption Event”). Whenever one of above events occurs, the investors have the option to require the Group to redeem any or all of the outstanding applicable preferred shares and the price would be determined as the original investment principal plus a 10% annualized return.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

7.      Ordinary Shares and Redeemable Preferred Shares (cont.)

Conversion Rights

Each Preferred Share is convertible into Class A Ordinary Shares of the Company from the issuance dates (March 28, 2020 for Series Angel and September 14, 2020 for Series Pre-A, and April 22, 2021 for Series A), at the option of the holder, at any time after the date of issuance of such Preferred Shares according to a fixed initial conversion ratio of 1:1, subject to adjustments for dilution, including but not limited to stock splits, stock dividends and capitalization and certain other events. Each Preferred Share is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price. The conversion price of each Preferred Share is the same as its original issuance price and no adjustments to conversion price have occurred.

Automatic conversion event for Series Angel, Series Pre-A and Series A preferred shares was added along with the issuance of Series A Preferred Shares on April 22, 2021, which is each series of Preferred Share shall automatically be converted into Class A Ordinary Shares, at the then applicable conversion price upon (i) closing of a Qualified Initial Public Offering (“Qualified IPO”) or (ii) the written approval of the holders of a majority of each respective series of preferred shares.

The BCF exists when the conversion prices of the Preferred Shares are lower than the fair value of the Class A Ordinary Shares at the commitment dates, which are the respective issuance dates of the Preferred Shares. The fair value of the Company’s Class A Ordinary Shares was determined with the assistance of an independent third-party valuation firm. No BCF was recognized for the period from March 28, 2019 through December 31, 2019 and for the year ended December 31, 2020 for all Preferred Shares as the fair value of the Class A Ordinary Shares at each commitment dates were less than the respective most favorable conversion prices of Preferred Shares.

Additional Preferences of Preferred Shares after the Reorganization

Additional Redemption Rights

Upon the Reorganization, a new redemption event is added that these Preferred Shares are redeemable after the sixth anniversary of the issuance of Series A Preferred Shares (April 22, 2021) if a Qualified IPO or trade sale (the sales, through one or a series of transactions, of all or substantially all of the equity securities or assets or undertaking of the Company) does not occur.

As it was not probable for the Redemption Event to happen before the reorganization, the Preferred Shares were not considered currently redeemable, and no accretions were made until the reorganization when the Qualified IPO and trade sale redemption term is added. The Group accretes changes in the redemption value from the date of reorganization and continue until such time to the redemption (6 years) date using interest method at a simple annual interest rate of 10%. The accretion will be recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges should be recorded by increasing the accumulated deficit.

The Preferred Shares are classified in mezzanine equity between the liabilities and the permanent equity on the consolidated balance sheets due to the conditional redemption right upon the occurrence of the Redemption Event which are beyond the Group’s control.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

7.      Ordinary Shares and Redeemable Preferred Shares (cont.)

The change in the number of redeemable preferred shares for the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020 is as follows:

	From March 28, 2019 (inception) to December 31, 2019	For the year ended December 31, 2020
	(‘000)	(‘000)
Number of redeemable preferred shares
Opening balance	—	—
Issuance of Series Angel Preferred Shares(1)	—	4,000
Issuance of Series Pre-A Preferred Shares(1)	—	17,000
Ending balance	—	21,000

____________

(1)      The investment in Beijing Sai, a PRC entity, is not presented in the form of single unit share, but the amount and percentage in paid-in capital of the entity. The number of share presented is under the assumption that RMB1 ($0.15) is equal to 1 unit of share.

The change in the balance of the mezzanine equity for the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020 is as follows:

	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020
	US$	US$
Opening balance	—	—
Series Angel Preferred Shares(1)	—	613
Series Pre-A Preferred Shares(2)		2,605
Ending balance	—	3,218

____________

(1)      The issuance of Series Angel Preferred Shares on March 28, 2020, pursuant to which 6.67% of the equity interest of Beijing Sai were transferred for a total consideration of RMB4,000 ($613).

(2)      The issuance of Series Pre-A Preferred Shares on September 14, 2020, pursuant to which 11.33% of the equity interest of Beijing Sai were transferred for a total consideration of RMB17,000 ($2,605).

8.      Restricted Net Assets

The Group’s operations are conducted through its PRC subsidiary and VIE, the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its PRC subsidiary and VIE. Relevant PRC statutory laws and regulations permit payments of dividends by its PRC subsidiary and VIE only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital, additional paid-in capital of the PRC subsidiary and VIE, including the mezzanine equity which are part of the paid in capital and additional paid-in capital of the VIE, included in the Group’s consolidated net assets are also non-distributable for dividend purposes.

In accordance with the PRC regulations on Enterprises with Foreign Investment, a WOFE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WOFE is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

8.      Restricted Net Assets (cont.)

reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Group’s WOFE is subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for a discretionary surplus reserve, at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Group’s PRC consolidated VIE is subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Group’s PRC subsidiary and VIE are restricted in their ability to transfer a portion of their net assets to the Company. As of December 31, 2019 and 2020, net assets restricted in the aggregate, which include paid-in capital, additional paid-in capital and statutory reserve funds of the Group’s PRC subsidiary and VIE, that are included in the Company’s consolidated net assets were approximately $148 and $3,399, respectively.

9.      Employee Defined Contribution Plan

Full time employees of the Group’s subsidiaries and VIE in PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. The related labor regulations of PRC require that the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The employee benefits were expensed as incurred. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits were nil and $9 for the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, respectively.

10.    Concentration of Risk

Credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and due from related parties. As of December 31, 2020, all of the Groups’ cash and cash equivalents was held by major financial institutions located in PRC. The Group believes that these financial institutions located in PRC are of high credit quality. For accounts receivable, the Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. Further, the Group reviews the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, the Group considers that the Group’s credit risk for accounts receivable is significantly reduced. For amount due from related parties, the Group provides advances to the officers for daily operation. The credit risk is mitigated by ongoing monitoring process of outstanding balance and timely collection when there are no immediate need for such advances.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

10.    Concentration of Risk (cont.)

Concentration of customers and suppliers

The following tables summarized the information about the Group’s concentration of customers and suppliers for the year ended December 31, 2020 or as of December 31, 2020, respectively:

	A	B	C	D	E	F	G	H	I	J
Year Ended December 31, 2020
Revenues, customer concentration	37%	35%	*	*	*	—	—	—	—	—

Year Ended December 31, 2020
Purchases, supplier concentration	—	—	—	—	—	43%	20%	17%	12%	*

As of December 31, 2020
Accounts receivable, customer concentration	*	65%	13%	11%	10%	—	—	—	—	—

As of December 31, 2020
Accounts payable, supplier concentration	—	—	—	—	—	41%	*	*	35%	14%

____________

*        Less than 10%.

—      No transaction incurred during the year/no balance existed as of the balance sheet date.

11.    Commitments and Contingencies

As of December 31, 2020, the Group has nil operating lease commitment for more than 1 year.

For the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, rental expenses under operating leases were approximately $21 and $44, respectively.

12.    Earnings Per Share

Basic and diluted earnings per ordinary share for each of the period presented is calculated as follows:

	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020
	US$	US$
Numerators
Net (loss)/income	(78)	403
Less: Net income allocated to Series Angel and Series Pre-A preferred share	—	403
Net loss attributable to ordinary share	(78)	—
Denominators
Weighted average number of ordinary shares outstanding-Basic and diluted	92,980,464	93,061,216
(Loss)/earnings per ordinary share-Basic and diluted	(0.001)	—

Because Series Angel and Pre-A preferred shareholders have preferential rights on the undistributed earnings to the extent of their original investment in the amount of RMB 21,000 (approximately $3,218). As the undistributed earnings for the year ended December 31, 2020 is $403, and are entirely allocated to Series Angel and Pre-A preferred shares.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

13.    Amount due from/(to) related parties

The following is a list of the related parties with whom the Group conducted transactions during the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, and their relation with the Group:

Name of the related parties	Relation with the Group
Mr. Risheng Li	Founder, chairman of board of director, chief executive officer
Mr. Liedong Wang	Senior executive officer
Mr. Dahan Bao	Senior executive officer
	As of December 31, 2019	As of December 31, 2020
	US$	US$
Amount due from related parties
Mr. Risheng Li	—	203
Mr. Liedong Wang	27	401
Mr. Dahan Bao	—	31
	27	635

Amount due from related parties represents cash advanced to these officers for operation of the Company and are all subsequently collected. Amount due to related parties represents reimbursement payable to the management used for daily operation.

The related party transactions summarized by different natures are as follows:

	From March 28 (inception) to December 31, 2019	For the year ended December 31, 2020
	US$	US$
Advance to related parties for daily operation
Mr. Risheng Li	—	406
Mr. Liedong Wang	45	396
Mr. Dahan Bao	—	31
Repayment from related parties
Mr. Risheng Li	—	203
Mr. Liedong Wang	18	22

14.    Subsequent Events

On January 9, 2021, the Company issued a convertible loan of RMB1,000 (approximately $153) (“the loan”) to Shenzhen Taiji Investment Co., Ltd. (the “Holder”). The note has a term of 1 year with an annual interest rate of 5% payable upon maturity. Before maturity, if the Company has any financing or fund-raising activities through transferring the equity of the Company, or in the case of transfer of Company ownership, the loan is convertible to the Company’s equity in the same term as all other parties in the financing or fund-raising activities at the option of the Holder. In April 2021, the loan has been fully repaid.

On April 22, 2021, the Company completed its reorganization and issued 16,466,767 Series A Preferred Shares, with par value of US$0.0001 each, for an aggregated consideration of $8,156. The issuance price of the Series A Preferred Shares is $0.4953. As part of the reorganization, (i) an automatic conversion event that all the Preferred Shares shall automatically be converted into Class A Ordinary Shares at the then applicable preferred share conversion price upon (a) closing of a Qualified IPO or (b) the written approval of the holders of a majority of each respective

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

14.    Subsequent Events (cont.)

series of preferred shares; and (ii) an additional redemption event that any time after the sixth anniversary of the issuance date of Series A Preferred Shares when the consummation of a qualified IPO or trade sales did not occur, the holder has the right to request redemption of Preferred Shares were added to the Preferred Shares.

On July 14, 2021, the Company incorporated Sustainable Available Innovative Limited (“Sustainable Available”) under the law of British Virgin Islands as its wholly owned subsidiary. On August 18, 2021, Sustainable Available incorporated a wholly owned subsidiary Sustainable Available Innovative Pte. Ltd. in Singapore. On August 26, 2021, Sustainable Available incorporated another wholly owned subsidiary, Sustainable Available Innovative Asia Ltd., in the Republic of Kazakhstan.

On August 9, 2021, the Company completed the acquisition of Nanjing SuannengWuxian Technology Co. Ltd. (“Nanjing SuannengWuxian”), an entity under common control by one of our principal shareholders, for a consideration of RMB1,000 ($155). Nanjing SuannengWuxian provides comprehensive mining service to its customers. The Company has performed significant tests in accordance with Regulation S-X 3-05 and 8-04. Additionally, it has determined that the acquisition is not significant.

On August 31, 2021, the Company has terminated all VIE Agreements. As a result, the corporate structure of the Company no longer contains a VIE structure effective August 31, 2021. The Company moved its crypto mining related business to overseas subsidiaries by transferring all the assets and business operations of Beijing Sai to the Company because the PRC government has tightened the regulation on crypto mining business. Concurrently the shareholders of Beijing Sai agreed to withdraw the capital from Beijing Sai and reinvest the equivalent amount directly to the Company. As such the termination did not have a significant adverse impact on the financial statements either historically or going forward.

On September 8, 2021, the Company has granted 8,979,600 restricted Class A Ordinary Shares to Make World Better Limited (“Recipient”), which is an entity wholly owned by Mr. Fan Yinliang (“Mr. Fan”) who is a consultant to the Company. The restricted shares are granted with a purchase price of $0.0001 per share and are fully vested upon grant and not issued as of the date of the consolidated financial statements. This grant is to reward Mr. Fan for his service of introducing digital asset mining resources providers outside of China. As a result, the Company entered into strategic cooperating agreement with those providers for a total power supply of no less than 500MW.

On September 28, 2021, the Company has entered into a definitive business combination agreement with TradeUP Global Corporation (Nasdaq: TUGC for Class A ordinary shares; TUGCU for units), a publicly traded special purpose acquisition company, that will result in the Company becoming a publicly listed company on NASDAQ under the new ticker symbol “SAI”. The transaction values the Company at an equity value of $228 million. The current management of the Company will continue to lead the combined company and current shareholders of the Company will own approximately 80% of the outstanding shares on a pro-forma basis (assuming no redemption) immediately after the closing. The closing of the transaction is subject to the approval of the shareholders of TradeUP Global and the Company, as well as other customary closing conditions including receipt of certain regulatory approvals. The transaction is expected to close in the first quarter of 2022.

15.    Parent Only Information

The Company was incorporated on February 2, 2021 and became parent company of the Group upon the completion of the Reorganization on April 22, 2021. The following disclosures presented the financial positions of the Parent Company as of December 31, 2019 and 2020, and results of operations and cash flows for the period from March 28, 2019 (inception) through December 31, 2019 and year ended December 31, 2020, as if the current corporate structure has been in existence throughout the periods presented.

The financial statements of the Parent Company have been prepared using the same accounting policies as set out in the Group’s consolidated financial statements except that the Parent Company used the equity method to account for investments in its subsidiaries.

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

15.    Parent Only Information (cont.)

The Company is a Cayman Islands company, therefore, is not subjected to income taxes for all years presented.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

Condensed Balance Sheets
(In thousands, except for share and per share data, or otherwise stated)

	As of December 31,
	2019	2020
	US$	US$
Assets
Investments in subsidiaries and VIE	65	3,714
Total Assets	65	3,714

Liabilities and Equity
Mezzanine equities	—	3,218

Equity:
*Class A Ordinary shares (US$0.0001 par value; 389,489,320 shares authorized; 21,061,216 shares issued and outstanding as of December 31, 2019 and 2020)	2	2
*Class B Ordinary shares (US$0.0001 par value; 72,000,000 shares authorized, issued and outstanding as of December 31, 2019 and 2020)	7	7
Subscription receivable	(8)	(8)
Additional paid-in capital	147	147
(Accumulated deficit)/retained earnings	(78)	325
Accumulated other comprehensive income/(loss)	(5)	23
Total equity	65	496
Total Liabilities and Equity	65	3,714

Condensed Statements of Operations
(In thousands, except otherwise stated)

	From March 28 (inception), 2019 to December 31, 2019	For the year ended December 31, 2020
	US$	US$
Share of (loss) income from subsidiaries and VIE	(78)	403
Net (loss) income	(78)	403

SAITECH LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

15.    Parent Only Information (cont.)

Condensed Statements of Cash Flows
(In thousands, except otherwise stated)

	From March 28 (inception), 2019 to December 31, 2019	For the year ended December 31, 2020
	US$	US$
Cash flows from operating activities	—	—
Investment in subsidiaries	(148)	(2,923)
Cash flows used in investing activities	(148)	(2,923)
Proceeds from issuance of preferred shares	148	2,923
Cash flows from financing activities	148	2,923
Effect of exchange rate changes	—	—
Net change in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of the year	—	—
Cash and cash equivalents at end of the year	—	—

SAITECH LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for number of shares and per share data)

	As of December 31, 2020	As of June 30, 2021
	(US$)	(US$)
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	1,300	4,474
Accounts receivable	51	4,212
Inventories	900	2,734
Deposits, prepayments and other current assets, net	293	822
Amount due from related parties	635	5
Total current assets	3,179	12,247

Property and equipment, net	340	401
Construction in process, net	98	199
Intangible assets, net	409	335
Deferred tax asset, net	12	—
Total assets	4,038	13,182

Liabilities and equity
Current liabilities:
Accounts payable	47	1,179
Accrued and other liabilities	241	202
Income tax payable	36	63
Amount due to related parties	—	18
Total current liabilities	324	1,462
Total Liabilities	324	1,462

Commitments and contingencies

Mezzanine equities	3,218	11,848

Shareholders’ equity/(deficit):
*Class A Ordinary shares (US$0.0001 par value; 389,489,320 shares authorized; 21,061,216 shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively)	2	2
*Class B Ordinary shares (US$0.0001 par value; 72,000,000 shares authorized, issued and outstanding as of December 31, 2020 and June 30, 2021)	7	7
Subscription receivable	(8)	(8)
Additional paid-in capital	147	147
Statutory reserves	33	33
Retained earnings/(accumulated deficit)	292	(295)
Accumulated other comprehensive income/(loss)	23	(14)
Total shareholders’ equity/(deficit)	496	(128)
Total Liabilities and shareholders’ equity/(deficit)	4,038	13,182

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these condensed consolidated financial statements

SAITECH LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	For the six months ended June 30,
	2020	2021
	(US$)	(US$)
	(Unaudited)
Revenues
Sales of products	—	6,883
Hosting service	91	1,107
Total revenues	91	7,990
Cost of revenues
Sales of products	—	5,881
Cost of services	136	968
Total cost of revenues	136	6,849
Gross (loss)/profit	(45)	1,141

Operating expenses
Sales and marketing expenses	—	122
General and administrative expenses	68	882
Research and development expenses	90	230
Impairment of long-lived assets	—	53
Total operating expenses	158	1,287

Loss from operations	(203)	(146)
Other income, net	169	32
Loss before income tax	(34)	(114)
Income tax benefit/(expenses)	25	(33)
Net loss	(9)	(147)

Other comprehensive loss
Foreign currency translation loss	(1)	(37)
Total comprehensive loss	(10)	(184)

Loss per ordinary share*
Basic and diluted	(0.0001)	(0.006)

Weighted average number of ordinary shares outstanding*:
Basic & Diluted	93,061,216	93,061,216

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these condensed consolidated financial statements

SAITECH LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/(DEFICIT)

(In thousands, except for number of shares and per share data)

	Class A Ordinary shares		Class B Ordinary shares		Subscription receivable	Additional paid-in capital	Statutory reserves	(Accumulated deficit)/ Retained earnings	Accumulated other comprehensive loss	Total shareholders’ equity/(deficit)
	Number of shares*	Amount	Number of shares*	Amount
		(US$)		(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
Balance, January 1, 2020	21,061,216	2	72,000,000	7	(8)	147	—	(78)	(5)	65
Net loss	—	—	—	—	—	—	—	(9)	—	(9)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(1)	(1)
Balance, June 30, 2020	21,061,216	2	72,000,000	7	(8)	147	—	(87)	(6)	55

Balance, January 1, 2021	21,061,216	2	72,000,000	7	(8)	147	33	292	23	496
Net loss	—	—	—	—	—	—	—	(147)	—	(147)
Accretion to mezzanine equities	—	—	—	—	—	—	—	(440)	—	(440)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(37)	(37)
Balance, June 30, 2021	21,061,216	2	72,000,000	7	(8)	147	33	(295)	(14)	(128)

____________

*                          The shares are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these condensed consolidated financial statements

SAITECH LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the six months ended June 30,
	2020	2021
	(US$)	(US$)
	(Unaudited)
Cash flows from operating activities
Net cash used in operating activities	(414)	(4,653)

Cash flows from investing activities
Purchase of property and equipment	(148)	(290)
Net cash used in investing activities	(148)	(290)

Cash flows from financing activities
Proceeds from issuance of preferred shares	568	8,098
Net cash provided by financing activities	568	8,098

Effect of exchange rate changes	(2)	19

Net increase in cash and cash equivalents	4	3,174

Cash and cash equivalents at beginning of the periods	130	1,300
Cash and cash equivalents at end of the periods	134	4,474

Supplemental disclosure of non-cash financing activities:
Capital injection received using equipment	146	—

The accompanying notes are an integral part of these condensed consolidated financial statements

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

1.      Organization

SAITECH Limited (the “Company” or “SAITECH”), was incorporated in the Cayman Islands on February 2, 2021. The Company, through its subsidiaries, consolidated variable interest entity (the “VIE”) and the VIE’s subsidiary (collectively, the “Group”), is primarily engaged in sales of digital assets mining machines to end customers, specialized hosting service to digital asset mining customers and other service in the People’s Republic of China (the “PRC” or “China”). In order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in certain industries, the Company conducts its primary business operations through Beijing Sai Technology Co., Ltd. (“Beijing Sai”), a VIE which was incorporated on March 28, 2019, and its subsidiary. The Company is ultimately controlled by Mr. Risheng Li (the “Founder”) since its establishment.

As described below, SAITECH, through a restructuring which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of the Group and consolidate the Group’s operation, assets and liabilities.

d.      Reorganization

The Company incorporated Superlative Accelerating Infinite Limited (“Superlative Accelerating”) under the laws of the British Virgin Islands and Superlative Accelerating incorporated Silicon Asset Investment Limited (“Silicon Asset”) under the laws of Hong Kong, as its wholly-owned subsidiary, in April 2021. In April 2021, Silicon Asset incorporated a wholly-owned subsidiary, Hangzhou Dareruohan Technology Co., Ltd. (“SAI WOFE”) in Hangzhou, the PRC.

Effective on April 22, 2021, the Company acquired control over Beijing Sai and its subsidiary, Xinjiang Silicon Substrate Heating Power Co., Ltd. (“Xinjiang Silicon”) by entering into a series of contractual agreements (the “VIE Agreements”, See Note 2). The VIE Agreements enable SAI WOFE to (i) have power to direct the activities that most significantly affect the performance of Beijing Sai, and (ii) receive the benefits of Beijing Sai that could be significant to Beijing Sai. SAI WOFE is fully and exclusively responsible for the management of Beijing Sai, absorbs all risk of losses of Beijing Sai and has the exclusive right to exercise all voting rights of Beijing Sai’s shareholders. Therefore, in accordance with ASC 810 “Consolidation”, SAI WOFE is considered as the primary beneficiary of Beijing Sai and its subsidiary and has consolidated Beijing Sai’s assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements. Beijing Sai is controlled by the same shareholder since incorporation and after the reorganization. Accordingly, Beijing Sai became the VIE of the Company and the Company, through its wholly-owned subsidiaries, Superlative Accelerating, Silicon Asset and SAI WOFE, become the primary beneficiary of Beijing Sai and its subsidiary (the “Reorganization”).

Since the Company, its wholly-owned subsidiaries and the VIE were effectively controlled by the same shareholders immediately before and after the Reorganization completed on April 22, 2021, as described above, the Reorganization was accounted for as a recapitalization. As a result, the Group’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company, its subsidiaries and the VIE has been accounted for at historical cost, as a transaction between entities under common control in a manner similar to polling of interest.

On April 22, 2021, three investors, holding 7.99% equity interest of Beijing Sai in aggregate, planned to withdraw their investment in the equity interest in Beijing Sai and to contribute the same amount of capital to the Company. In consideration of such plan, the Company and these investors entered into certain warrant agreement to purchase 9,864,312 Series Pre-A Preferred Share of the Company at exercise price of US$0.1882, based on the condition that these investors have obtained all PRC governmental consent and approval required to exercise the warrant. Pursuant to which the Company granted warrants to these investors, who expects to exercise the warrant and receive the Series Pre-A Preferred Share of the Company because the condition is considered to be administrative procedures and there are no uncertainties of going through them.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

1.      Organization (cont.)

As the warrant does not cause the Company to transfer or receive any assets, or exchange any other financial instruments on potentially favorable or unfavorable terms with these investors. The warrant does not meet the definition of a financial instrument as defined in ASC 480 Distinguishing Liabilities from Equity. The management believed the agreement between the Company and the investors are commitment rather than financial instrument. As such, the warrant is not subject to accounting treatment. In addition, the management expected that there is no circumstance under which the 9,864,312 Series Pre-A Preferred Shares of the Company would not be issued, thus the underlying shares should be included in the mezzanine shares outstanding as of June 30, 2021.

e.      Subsidiaries and VIE

As of June 30, 2021, the detailed information of the Group’s consolidated subsidiaries, VIE and VIE’s subsidiary are summarized as follows:

Name of the entity	Date of incorporation	Percentage of ownership	Place of incorporation	Principle business activities
Subsidiaries
Superlative Accelerating Infinite Limited	February 5, 2021	100%	BVI	Investment holding

Silicon Asset Investment Limited	March 3, 2021	100%	Hong Kong	Investment holding

Hangzhou Dareruohan Technology Co., Ltd.	April 2, 2021	100%	PRC	Investment holding

Variable Interest Entity (“VIE”)
Beijing Sai Technology Co., Ltd.	March 28, 2019	100%	PRC	Product sales, hosting service and other services

VIE’s subsidiary
Xinjiang Silicon Substrate Heating Power Co., Ltd.	October 10, 2020	100%	PRC	Dormant

On July 14, 2021, the Company incorporated Sustainable Available Innovative Limited (“Sustainable Available”) under the law of British Virgin Islands as its wholly owned subsidiary. On August 18, 2021, Sustainable Available incorporated a wholly owned subsidiary Sustainable Available Innovative Pte. Ltd. in Singapore. On August 26, 2021, Sustainable Available incorporated another wholly owned subsidiary, Sustainable Available Innovative Asia Ltd., in the Republic of Kazakhstan.

On August 9, 2021, the Company completed the acquisition of Nanjing SuannengWuxian Techology Co. Ltd. (“Nanjing SuannengWuxian”), an entity under common control by one of our principal shareholders. Nanjing SuannengWuxian provides comprehensive mining service to its customers.

On August 31, 2021, the Company terminated the VIE Agreements. As a result, the corporate structure of the Company no longer contains a VIE structure effective August 31, 2021. The Company moved its crypto mining related business to overseas subsidiaries by transferring all the assets and business operation of Beijing Sai to the Company because the PRC government has tightened the regulation on crypto mining business. Concurrently the shareholders of Beijing Sai agreed to withdraw the capital from Beijing Sai and reinvest the equivalent amount directly to the Company. As such the termination did not have a significant adverse impact on the financial statements either historically or going forward.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

2.      Summary of Significant Accounting Policies

a)      Basis of presentation

The accompanying consolidated balance sheet as of December 31, 2020, which has been derived from audited financial statements, and the unaudited interim condensed consolidated financial statements as of June 30, 2021 and for the six months ended June 30, 2020 and 2021 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and disclosures, which are normally included in financial statements prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), have been condensed or omitted pursuant to such rules and regulations. Management believes that the disclosures made are adequate to provide a fair presentation. The interim financial information should be read in conjunction with the financial statements and the notes for the years ended December 31, 2019 and 2020.

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s reporting currency is U.S. Dollars.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the Company’s unaudited condensed consolidated financial position as of June 30, 2021, its unaudited condensed consolidated results of operations and cash flows for the six-month periods ended June 30, 2020 and 2021, as applicable, have been made. The interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

b)      Foreign currency translation and transactions

Historically the Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s financial statements are reported using U.S. Dollars (“US$”). The functional currency for the Company in Cayman Island is US$. Assets and liabilities are translated using the exchange rate at each balance sheet date. The consolidated statements of operations and comprehensive (loss)/income and cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period, and shareholders’ equity/(deficit) is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive (loss)/income in shareholders’ equity.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	As of December 31, 2020	As of June 30, 2021
Balance sheet items, except for equity accounts	6.5250	6.4566
	For the six months ended June 30,
	2020	2021
Items in the consolidated statements of operations and comprehensive (loss)/income, and cash flows	7.0322	6.4702

No representation is intended to imply that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate stated above, or at any other rate.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

c)      Construction in process

Direct costs that are related to the construction of equipment and incurred in connection with bringing the assets to their intended use are capitalized as construction in process. Construction in process is transferred to specific plants and equipment items and the depreciation of these assets commences when the assets are ready for their intended use. For the six months ended June 30, 2020 and 2021, the Group recognized impairment loss on construction in process of nil and $53, respectively.

d)      Loss per share

Loss per share is computed in accordance with ASC 260. The two-class method is used for computing earnings (loss) per share in the event the Group has net income (loss) available for distribution. Under the two-class method, net income (loss) is allocated between ordinary shares and participating securities based on dividends declared and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. Series Angel, Pre-A and A Preferred Shares issued by the Company qualified as participating securities because they have the same participating rights on the earnings of the Company as ordinary shares on an as-converted basis after the preferred shareholders receive non-cumulative annual dividends up to 100% of the original issue price for each of the preferred shares.

Basic loss per ordinary share is computed by dividing adjusted net loss attributable to holders of ordinary shares after added accretion for mezzanine equities by the weighted average number of ordinary shares outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary and potential ordinary shares outstanding during the period. Potential ordinary shares include ordinary shares issuable upon the conversion of the preferred shares using the if-converted method. Potential ordinary shares are not included in the denominator of the diluted earnings per share if their effects are anti-dilutive. For the six months ended June 30, 2020 and 2021, the Company incurred losses, the calculated diluted loss per share would be anti-dilutive after calculation.

e)      Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is comprised of certain members of the Group’s management team. Consequently, the Group has determined that it has only one reportable operating segment.

For the six months ended June 30, 2021, all revenues from customers were derived in the PRC and all long-lived assets were located in the PRC. Therefore, no geographical segments are presented.

f)      Recent issued or adopted accounting standards

Except for the ASUs issued but not yet adopted disclosed in Note 3 to the financial statements for the fiscal years ended December 31, 2019 and 2020, there is no other ASU issued by the FASB that is expected to have a material impact on the Company’s consolidated results of operations or financial position.

3.      Inventories

	As of December 31, 2020	As of June 30, 2021
	US$	US$
		(Unaudited)
Digital assets mining machines	900	2,734
	900	2,734

No lower of cost or net realizable value adjustment was recorded for six months ended June 30, 2020 and 2021.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

4.      Deposits, Prepayments and Other Current Assets, net

	As of December 31, 2020	As of June 30, 2021
	US$	US$
		(Unaudited)
Deposits for office spaces leases	17	37
Prepaid technology development fee	59	—
Prepaid purchase of inventory	—	77
Staff advances	35	58
Deductible VAT tax	181	502
Other current assets	6	153
Deposits, prepayments and other current assets, cost	298	827
Less: bad debt provision	(5)	(5)
Deposits, prepayments and other current assets, net	293	822

The following represents a roll-forward of bad debt provision:

	For the six months ended June 30,
	2020	2021
	US$	US$
		(Unaudited)
Beginning balance	—	5
Provision made during the period	5	—
Ending balance	5	5

5.      Property and Equipment, Net

	As of December 31, 2020	As of June 30, 2021
	US$	US$
		(Unaudited)
Electronic equipment	162	175
Furniture, fixtures and other equipment	209	223
Motor vehicles	6	6
Plants	—	115
Property and equipment, cost	377	519
Less: accumulated depreciation	(37)	(118)
	340	401

Depreciation expenses for the six months ended June 30, 2020 and 2021 were approximately $2 and $80, respectively.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

6.      Intangible Assets, Net

	As of December 31, 2020	As of June 30, 2021
	US$	US$
		(Unaudited)
Purchased software	460	464
Less: accumulated amortization	(51)	(129)
	409	335

Amortization expenses for the six months ended June 30, 2020 and 2021 were approximately nil and $77, respectively.

7.      Income Taxes

The entities within the Group file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands (“BVI”)

Under the current laws of the BVI, the Group’s subsidiaries incorporated in BVI are not subject to tax on income or capital gains. Additionally, upon payments of dividends by the BVI company to its respective shareholders, no BVI withholding tax will be imposed.

Hong Kong, PRC

Under the current Hong Kong tax laws, a two-tier corporate income tax system was implemented in Hong Kong, which is 8.25% for the first HK$2.0 million profits, and 16.5% for the subsequent profits. Under the HK tax laws, it is exempted from the Hong Kong income tax on its foreign-derived income. In addition, payments of dividends from Hong Kong subsidiaries to the Company are not subject to any Hong Kong withholding tax.

Mainland, PRC

The Group’s PRC subsidiaries and VIE are governed by the income tax law of the PRC and are subject to the PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applies to both domestic and foreign invested enterprises. The income tax rate of Group’s PRC subsidiaries is 25%.

The income tax rate of the Company’s VIE and VIE subsidiary is 25% for the six months ended June 30, 2020 and 2021.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

7.      Income Taxes (cont.)

For the six months ended June 30, 2020 and 2021, the Group’s income tax expense consisted of:

	For the six months ended June 30,
	2020	2021
	US$	US$
	(Unaudited)
Current tax expense	—	21
Deferred tax (benefit)/expense	(25)	12
	(25)	33

A reconciliation of the income tax expense determined at the PRC statutory income tax rate to the Group’s actual income tax expense is as follows:

	For the six months ended June 30,
	2020	2021
	US$	US$
	(Unaudited)
Loss before income tax expense	(34)	(114)
PRC statutory income tax rate	25%	25%
Income tax at PRC statutory income tax rate	(9)	(29)
Tax effect of different tax rates in other jurisdictions	—	29
Preferential tax effect for small enterprises	—	(60)
Super deduction of qualified R&D expenditures	(17)	(43)
Expenses not deductible	1	3
Change in valuation allowance	—	109
Others	—	24
Income tax (benefit)/expense	(25)	33

The Group’s deferred tax assets at December 31, 2020 and June 30, 2021 were as follows:

	As of December 31, 2020	As of June 30, 2021
	US$	US$
		(Unaudited)
Deferred tax assets	13	110
Less, valuation allowance	(1)	(110)
Deferred tax assets, net	12	—

The following represents a roll-forward of the valuation allowance:

	For the six months ended June 30,
	2020	2021
	US$	US$
	(Unaudited)
Beginning balance	—	1
Allowance made during the period	—	109
Ending balance	—	110

Full valuation allowance was provided to deferred tax assets for the six months ended June 30, 2021, as the net operating losses carryforwards of the Group’s VIE in mainland China are not expected to be utilized before expiration due to the termination of VIE agreements on August 31, 2021.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

8.      Redeemable Preferred Shares

Series A Preferred Shares Issuance

On April 22, 2021, the Company entered into an investment agreement with certain investors, to issue 16,466,767 series A preferred shares (“Series A Preferred Shares”), with par value of US$0.0001 each, for an aggregated consideration of US$8,156. The issuance price of the Series A Preferred Shares is US$0.4953.

In addition, the Company was committed to issue 9,864,312 Series Pre-A Preferred Shares to three shareholders holding a total 7.99% equity interest of Beijing Sai, who are currently in the progress of changing from a shareholder of Beijing Sai to a direct investor of the Company (Note 1). The 9,864,312 Series Pre-A Preferred Shares will be issued to the three shareholders once they have obtained all approval from PRC government and their capital contribution in the Company has been completed.

Automatic conversion event was added for Series Angel, Series Pre-A and Series A preferred shares along with the issuance of Series A Preferred Shares on April 22, 2021, which is each series of Preferred Shares shall automatically be converted into Class A Ordinary Shares, at the then applicable conversion price upon (i) closing of a Qualified Initial Public Offering (“Qualified IPO”) or (ii) the written approval of the holders of a majority of each respective series of preferred shares.

The Beneficial conversion feature (“BCF”) exists when the conversion price of the Series A Preferred Shares is lower than the fair value of the Class A Ordinary Shares at the commitment date, which is the issuance date of Series A Preferred Shares. No BCF was recognized for the Series A Preferred Shares as the fair value of the Class A Ordinary Shares at the commitment date was less than its most favorable conversion price. The fair value of the Company’s Class A Ordinary Shares was determined with the assistance of an independent third-party valuation firm.

Additional Preferences of Preferred Shares after the Reorganization

Additional Redemption Rights

Upon the Reorganization, a new redemption event is added that Series Angel, Series Pre-A and Series A Preferred Shares are redeemable after the sixth anniversary of the issuance of Series A Preferred Shares (April 22, 2021) if a Qualified IPO or trade sale (the sales, through one or a series of transactions, of all or substantially all of the equity securities or assets or undertaking of the Company) does not occur.

As it was not probable for the Redemption Event to happen before the reorganization, the Preferred Shares were not considered currently redeemable, and no accretions were made until the reorganization when the Qualified IPO and trade sale redemption term is added. The Group accretes changes in the redemption value from the date of original investment and continue until such time to the redemption (6 years) date using interest method at a simple annual interest rate of 10%. The accretion will be recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges should be recorded by increasing the accumulated deficit.

The Preferred Shares are classified in mezzanine equity between the liabilities and the permanent equity on the consolidated balance sheets due to the conditional redemption right upon the occurrence of the redemption events which are beyond the Group’s control. As of December 31, 2020 and June 30, 2021, the mezzanine equities are $3,218 and $11,848, respectively.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

8.      Redeemable Preferred Shares (cont.)

The change in the number of redeemable preferred shares for the six months ended June 30, 2020 and 2021 is as follows:

	For the six months ended June 30,
	2020	2021
	(‘000)	(‘000)
	(Unaudited)
Number of redeemable preferred shares
Opening balance	—	21,000
Issuance of Series Angel Preferred Shares(1)	4,000	—
Conversion of Beijing Sai preferred shares due to reorganization(1)	—	(21,000)
Issuance of Series Angel and Series Pre-A Preferred Shares of the Company due to reorganization(2)	—	21,263
Issuance of Series A Preferred Shares(3)	—	16,467
Ending balance	4,000	37,730

____________

(1)      The investment in a PRC entity is not presented in the form of single unit share, but the amount and percentage in paid-in capital of the entity. The number of share presented is under the assumption that RMB1 ($0.15) is equal to 1 unit of share.

(2)      Series Angel and series Pre-A Preferred Shares have a par value of $0.0001, with 7,288,630 shares and 13,974,442 shares authorized and issued, respectively.

(3)      Series A Preferred Shares has a par value of $0.0001, with 17,247,608 shares authorized and 16,466,767 shares issued.

The change in the balance of the mezzanine equities for the six months ended June 30, 2020 and 2021 is as follows:

	For the six months ended June 30,
	2020	2021
	US$	US$
	(Unaudited)
Opening balance	—	3,218
Series Angel Preferred Shares(1)	569	—
Series A Preferred Shares(2)	—	8,156
Accretion during the period(3)	—	440
Currency translation adjustment	(3)	34
Ending balance	566	11,848

____________

(1)      The issuance of Series Angel Preferred Shares on March 28, 2020, pursuant to which 6.67% of the equity interest of Beijing Sai were transferred for a total consideration of RMB4,000 ($569).

(2)      The issuance of Series A Preferred Shares of 16,466,767 on April 22, 2021, with the par value of $0.0001, for the total consideration of $8,156.

(3)      Accretion provided for the redemption rights for Series Angel, Series Pre-A and Series A Preferred Shares to the redemption value.

9.      Restricted Net Assets

The Group’s operations are conducted through its PRC subsidiary and VIE, the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its PRC subsidiary and VIE. Relevant PRC statutory laws and regulations permit payments of dividends by its PRC subsidiary and VIE only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital, additional paid-in capital of the PRC subsidiary and VIE, including the mezzanine equity which are part of the paid in capital and additional paid-in capital of the VIE, included in the Group’s consolidated net assets are also non-distributable for dividend purposes.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

9.      Restricted Net Assets (cont.)

In accordance with the PRC regulations on Enterprises with Foreign Investment, a WOFE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A WOFE is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Group’s WOFE is subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory common reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for a discretionary surplus reserve, at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Group’s PRC consolidated VIE is subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Group’s PRC subsidiary and VIE are restricted in their ability to transfer a portion of their net assets to the Company. As of December 31, 2020 and June 30, 2021, net assets restricted in the aggregate, which include paid-in capital, additional paid-in capital and statutory reserve funds of the Group’s PRC subsidiary and VIE, that are included in the Company’s consolidated net assets were approximately $3,399 and $3,433, respectively.

10.    Employee Defined Contribution Plan

Full time employees of the Group’s subsidiaries and VIE in PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. The related labor regulations of PRC require that the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The employee benefits were expensed as incurred. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits were $1 and $11 for the six months ended June 30, 2020 and 2021, respectively.

11.    Concentration of Risk

Credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and due from related parties. As of June 30, 2021, all of the Groups’ cash and cash equivalents was held by major financial institutions located in PRC, Hong Kong and Cayman. The Group believes that these financial institutions are of high credit quality. For accounts receivable, the Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. Further, the Group reviews the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, the Group considers that the Group’s credit risk for accounts receivable is significantly reduced. For amount due from related parties, the Group provides advances to the officers for daily operation. The credit risk is mitigated by ongoing monitoring process of outstanding balance and timely collection when there are no immediate need for such advances.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

11.    Concentration of Risk (cont.)

Concentration of customers

The following tables summarized the information about the Group’s concentration of customers for the six months ended June 30, 2020 and 2021, or as of June 30, 2020 and 2021, respectively:

	A	B	C	D	E
Six Months Ended June 30, 2021 (Unaudited)
Revenues, customer concentration	24%	24%	18%	26%	—
Six Months Ended June 30, 2020 (Unaudited)
Revenues, customer concentration	—	34%	—	—	66%
As of June 30, 2021 (Unaudited)
Accounts receivable, customer concentration	10%	50%	17%	23%	—

____________

—      No transaction incurred during the year/no balance existed as of the balance sheet date.

Concentration of suppliers

The following tables summarized the information about the Group’s concentration of suppliers for the six months ended June 30, 2020 and 2021, or as of June 30, 2020 and 2021, respectively:

	F	G	H	I
Six Months Ended June 30, 2021 (Unaudited)
Purchases, supplier concentration	43%	36%	—	—
Six Months Ended June 30, 2020 (Unaudited)
Purchases, supplier concentration	—	—	66%	34%
As of June 30, 2021 (Unaudited)
Accounts payable, supplier concentration	92%	—	—	—

____________

*         Less than 10%.

—       No transaction incurred during the year/no balance existed as of the balance sheet date.

12.    Commitments and Contingencies

As of June 30, 2021, the Group has nil operating lease commitment for more than 1 year.

For the six months ended June 30, 2020 and 2021, rental expenses under operating leases were approximately $22 and $40, respectively.

13.    Loss Per Share

Basic and diluted loss per ordinary share for each of the period presented is calculated as follows:

	For the six months ended June 30,
	2020	2021
	US$	US$
	(Unaudited)
Numerators
Net loss	(9)	(147)
Accretion on mezzanine equities	—	(440)
Adjusted net loss	(9)	(587)
Denominators
Weighted average number of ordinary shares outstanding-Basic and diluted	93,061,216	93,061,216
Loss per ordinary share-Basic and diluted	(0.0001)	(0.006)

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

13.    Loss Per Share (cont.)

Potential ordinary share that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted loss per share. For the six months ended June 30, 2020 and 2021, the Company had no dilutive shares.

14.    Amount due from/(to) related parties

The following is a list of the related parties with whom the Group conducted transactions during the six months ended June 30, 2020 and 2021, and their relation with the Group:

Name of the related parties	Relation with the Group
Mr. Risheng Li	Founder, chairman of board of director, chief executive officer
Mr. Liedong Wang	Senior executive officer
Mr. Dahan Bao	Senior executive officer
	As of December 31, 2020	As of June 30, 2021
	US$	US$
		(Unaudited)
Amount due from related parties
Mr. Risheng Li	203	4
Mr. Liedong Wang	401	—
Mr. Dahan Bao	31	1
	635	5

Amount due from related parties represents cash advanced to these officers for operation of the Company and are all subsequently collected. Amount due to related parties represents reimbursement payable to the management used for daily operation.

The related party transactions summarized by different natures are as follows:

	For the six months ended June 30,
	2020	2021
	US$	US$
	(Unaudited)
Settlement of advance to related parties for daily operation
Mr. Risheng Li	94	235
Mr. Liedong Wang	3	415
Mr. Dahan Bao	—	30

Advance to related parties for daily operation
Mr. Risheng Li	174	36
Mr. Liedong Wang	102	14
Mr. Dahan Bao	28	—

15.    Subsequent Events

On July 14, 2021, the Company incorporated Sustainable Available Innovative Limited (“Sustainable Available”) under the law of British Virgin Islands as its wholly owned subsidiary. On August 18, 2021, Sustainable Available incorporated a wholly owned subsidiary Sustainable Available Innovative Pte. Ltd. in Singapore. On August 26, 2021, Sustainable Available incorporated another wholly owned subsidiary, Sustainable Available Innovative Asia Ltd., in the Republic of Kazakhstan.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

15.    Subsequent Events (cont.)

On August 9, 2021, the Company completed the acquisition of Nanjing SuannengWuxian Technology Co. Ltd. (“Nanjing SuannengWuxian”), an entity under common control by one of our principal shareholders, for a consideration of RMB1,000 ($155). Nanjing SuannengWuxian provides comprehensive mining service to its customers. The Company has performed significant tests in accordance with Regulation S-X 3-05 and 8-04. Additionally, it has determined that the acquisition is not significant.

On August 31, 2021, the Company has terminated all VIE agreements. As a result, the corporate structure of the Company no longer contains a VIE structure effective August 31, 2021. The Company moved its crypto mining related business to overseas subsidiaries by transferring all the assets and business operation of Beijing Sai to the Company because the PRC government has tightened the regulation on crypto mining business. Concurrently the shareholders of Beijing Sai agreed to withdraw the capital from Beijing Sai and reinvest the equivalent amount directly to the Company. As such the termination did not have a significant adverse impact on the financial statements either historically or going forward.

On September 8, 2021, the Company has granted 8,979,600 restricted Class A Ordinary Shares to Make World Better Limited (“Recipient”), which is an entity wholly owned by Mr. Fan Yinliang (“Mr. Fan”) who is a consultant to the Company. The restricted shares are granted with a purchase price of $0.0001 per share and are fully vested upon grant and not yet issued as of the issuance date of the condensed consolidated financial statements. This grant is to reward Mr. Fan for his service of introducing digital asset mining resources providers outside of China. As a result, the Company entered into strategic cooperating agreement with those providers for a total power supply of no less than 500MW.

On September 28, 2021, the Company has entered into a definitive business combination agreement with TradeUP Global Corporation (Nasdaq: TUGC for Class A ordinary shares; TUGCU for units), a public traded special purpose acquisition company, that will result in the Company becoming a publicly listed company on NASDAQ under the new ticker symbol “SAI”. The transaction values the Company at an equity value of $228 million. The current management of the Company will continue to lead the combined company and current shareholders of the Company will own approximately 80% of the outstanding shares on a pro-forma basis (assuming no redemption) immediately after the closing. The closing of the transaction is subject to the approval of the shareholders of TradeUP Global and the Company, as well as other customary closing conditions including receipt of certain regulatory approvals. The transaction is expected to close in the first quarter of 2022.

16.    Parent Only Information

The Company was incorporated on February 2, 2021 and became parent company of the Group upon the completion of the Reorganization on April 22, 2021. The following disclosures presented the financial positions of the Parent Company as of December 31, 2020 and June 30, 2021, and results of operations and cash flows for the six months ended June 30, 2020 and 2021, as if the current corporate structure has been in existence throughout the periods presented.

The unaudited condensed financial statements of the Parent Company have been prepared using the same accounting policies as set out in the Group’s unaudited condensed consolidated financial statements except that the Parent Company used the equity method to account for investments in its subsidiaries, VIE and VIE’s subsidiary.

The Company is a Cayman Islands company, therefore, is not subjected to income taxes for all years presented.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the unaudited condensed consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

SAITECH LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, except for share and per share data, or otherwise stated)

16.    Parent Only Information (cont.)

Unaudited Condensed Balance Sheets
(In thousands, except for share and per share data, or otherwise stated)

	As of December 31, 2020	As of June 30, 2021
	US$	US$
Assets
Cash	—	639
Investments in subsidiaries and VIE	3,714	11,081
Total Assets	3,714	11,720
Liabilities and Equity
Mezzanine equities	3,218	11,848
Equity:
*Class A Ordinary shares (US$0.0001 par value; 389,489,320 shares authorized; 21,061,216 shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively)	2	2
*Class B Ordinary shares (US$0.0001 par value; 72,000,000 shares authorized, issued and outstanding as of December 31, 2020 and June 30, 2021)	7	7
Subscription receivable	(8)	(8)
Additional paid-in capital	147	147
Statutory reserves	33	33
Retained earnings/(accumulated deficit)	292	(295)
Accumulated other comprehensive income/(loss)	23	(14)
Total equity	496	(128)
Total Liabilities and Equity	3,714	11,720

Unaudited Condensed Statements of Operations
(In thousands, except otherwise stated)

	For the six months ended June 30,
	2020	2021
	US$	US$
General and administrative expenses	—	(117)
Share of loss from subsidiaries and VIEs	(9)	(30)
Net loss	(9)	(147)

Unaudited Condensed Statements of Cash Flows
(In thousands, except otherwise stated)

	For the six months ended June 30,
	2020	2021
	US$	US$
Cash flows from operating activities	—	(117)
Investment in subsidiaries	(569)	(7,400)
Cash flows used in investing activities	(569)	(7,400)
Proceeds from issuance of redeemable preferred shares	569	8,156
Cash flows from financing activities	569	8,156
Effect of exchange rate changes	—	—
Net change in cash and cash equivalents	—	639
Cash and cash equivalents at beginning of the period	—	—
Cash and cash equivalents at end of the period	—	639

ANNEX A-1

BUSINESS COMBINATION AGREEMENT

by and among

TRADEUP GLOBAL CORPORATION,
as Purchaser,

TGC MERGER SUB,
as Merger Sub,

and

SAITECH LIMITED,
as the Company,

Dated as of September 27, 2021

Annex A-1 Page No.
ARTICLE I THE MERGER		A-1-2
1.1	The Merger	A-1-2
1.2	Closing Statements	A-1-4
1.3	Withholding	A-1-4
1.4	Tax Consequences	A-1-4
1.5	Dissenter’s Rights	A-1-5
1.6	Exchange Agent	A-1-5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF PURCHASER		A-1-6
2.1	Organization and Standing	A-1-6
2.2	Authorization: Binding Agreement	A-1-7
2.3	Governmental Approvals	A-1-7
2.4	Non-Contravention	A-1-7
2.5	Capitalization	A-1-8
2.6	SEC Filings: Purchaser Financials: Internal Controls	A-1-8
2.7	Absence of Certain Changes	A-1-10
2.8	Compliance with Laws	A-1-10
2.9	Actions; Orders; Permits	A-1-10
2.10	Taxes and Returns	A-1-10
2.11	Employees and Employee Benefit Plans	A-1-11
2.12	Properties	A-1-11
2.13	Material Contracts	A-1-11
2.14	Transactions with Affiliates	A-1-11
2.15	Investment Company Act; JOBS Act	A-1-11
2.16	Finders and Brokers	A-1-11
2.17	Certain Business Practices	A-1-11
2.18	Insurance	A-1-12
2.19	Information Supplied	A-1-12
2.20	Independent Investigation	A-1-12
2.21	Trust Account	A-1-13
2.22	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	A-1-13
ARTICLE III REPRESENTATIONS AND WARRANTIES OF MERGER SUB		A-1-14
3.1	Organization and Standing	A-1-14
3.2	Authorization: Binding Agreement	A-1-14
3.3	Governmental Approvals	A-1-14
3.4	Non-Contravention	A-1-14
3.5	Capitalization	A-1-15
3.6	Merger Sub Activities	A-1-15
3.7	Compliance with Laws	A-1-15
3.8	Actions; Orders	A-1-15
3.9	Transactions with Related Persons	A-1-15
3.10	Finders and Brokers	A-1-15
3.11	Investment Company Act	A-1-15
3.12	Intended Tax Treatment	A-1-16
3.13	Information Supplied	A-1-16
3.14	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	A-1-16

Annex A-1-i

Annex A-1 Page No.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-16
4.1	Organization and Standing	A-1-16
4.2	Authorization: Binding Agreement	A-1-17
4.3	Capitalization	A-1-17
4.4	Subsidiaries	A-1-18
4.5	Governmental Approvals	A-1-18
4.6	Non-Contravention	A-1-19
4.7	Financial Statements	A-1-19
4.8	Absence of Certain Changes	A-1-20
4.9	Compliance with Laws	A-1-20
4.10	Company Permits	A-1-20
4.11	Litigation	A-1-20
4.12	Material Contracts	A-1-21
4.13	Intellectual Property	A-1-22
4.14	Privacy and Data Security	A-1-24
4.15	Taxes and Returns	A-1-25
4.16	Title; Real Property	A-1-27
4.17	Employee and Labor Matters	A-1-27
4.18	Benefit Plans	A-1-28
4.19	Transactions with Related Persons	A-1-29
4.20	Certain Business Practices	A-1-29
4.21	Investment Company Act	A-1-29
4.22	Finders and Brokers	A-1-29
4.23	Insurance	A-1-30
4.24	Ownership of Digital Assets	A-1-30
4.25	Information Supplied	A-1-30
4.26	Independent Investigation	A-1-30
4.27	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	A-1-30
ARTICLE V COVENANTS		A-1-31
5.1	Access and Information	A-1-31
5.2	Conduct of Business of the Company	A-1-32
5.3	Conduct of Business of Purchaser	A-1-34
5.4	Purchaser Public Filings	A-1-36
5.5	No Solicitation	A-1-36
5.6	No Trading	A-1-37
5.7	Efforts	A-1-37
5.8	Further Assurances	A-1-38
5.9	The Registration Statement	A-1-38
5.10	Required Company Shareholder Approval	A-1-40
5.11	Required Merger Sub Shareholder Approval	A-1-40
5.12	Public Announcements	A-1-40
5.13	Confidential Information	A-1-41
5.14	Post-Closing Board of Directors and Executive Officers	A-1-42
5.15	Purchaser Equity Plan	A-1-42
5.16	Indemnification of Directors and Officers	A-1-43
5.17	Section 16 Matters	A-1-44
5.18	Trust Account Proceeds	A-1-44
5.19	Tax Matters	A-1-44
5.20	280G	A-1-44

Annex A-1-ii

Annex A-1 Page No.
5.21	Financials	A-1-45
5.22	Purchaser	A-1-45
5.23	Amendment to Disclosure Schedules	A-1-45
ARTICLE VI SURVIVAL		A-1-46
6.1	Non-Survival of Representations, Warranties and Covenants	A-1-46
ARTICLE VII CLOSING CONDITIONS		A-1-46
7.1	Conditions to Each Party’s Obligations	A-1-46
7.2	Conditions to Obligations of the Company	A-1-47
7.3	Conditions to Obligations of Purchaser	A-1-48
7.4	Frustration of Conditions	A-1-49
ARTICLE VIII TERMINATION AND EXPENSES		A-1-49
8.1	Termination	A-1-49
8.2	Effect of Termination	A-1-50
8.3	Fees and Expenses	A-1-50
ARTICLE IX WAIVERS AND RELEASES		A-1-50
9.1	Waiver of Claims Against Trust	A-1-50
ARTICLE X MISCELLANEOUS		A-1-51
10.1	Notices	A-1-51
10.2	Binding Effect: Assignment	A-1-52
10.3	Third Parties	A-1-52
10.4	Governing Law; Jurisdiction	A-1-52
10.5	WAIVER OF JURY TRIAL	A-1-53
10.6	Specific Performance	A-1-53
10.7	Severability	A-1-53
10.8	Amendment	A-1-53
10.9	Waiver	A-1-53
10.10	Entire Agreement	A-1-54
10.11	Interpretation	A-1-54
10.12	Counterparts	A-1-55
10.13	No Recourse	A-1-55
10.14	Legal Representation	A-1-55
ARTICLE XI DEFINITIONS		A-1-56
11.1	Certain Definitions	A-1-56
11.2	Section References	A-1-64

Annex A-1-iii

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Form of Lock-Up Agreement (Sponsor, Affiliates and Other Parties)
Exhibit A-2	Form of Lock-Up Agreement (Founder and Management)
Exhibit A-3	Form of Lock-Up Agreement (Other Company Shareholders)
Exhibit B	Form of Letter Agreement Amendment
Exhibit C	Form of Company Shareholder Support Agreement
Exhibit D	Form of Sponsor Support Agreement
Exhibit E	Forms of Employment Agreements
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Surviving Company Memorandum and Articles of Association
Exhibit H	Form of Amended Purchaser Charter
Exhibit I	Form of Waiver and Release
Exhibit J	Form of Purchaser Equity Plan

Annex A-1-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of September 27, 2021 by and among TradeUp Global Corporation, a Cayman Islands exempted company incorporated with limited liability with company number 370735 (together with its successors, “Purchaser”), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Company”). Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, Purchaser is a blank check company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company, wholly owned by Purchaser, and was formed for the purpose of effectuating the Merger;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser, such Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act;

WHEREAS, simultaneously with the execution and delivery of this Agreement, TradeUp Global Sponsor LLC (the “Sponsor”), certain Affiliates of Purchaser and the Sponsor and other parties have each entered into a letter agreement with Purchaser, the form of which is attached as Exhibit B hereto (the “Letter Agreement Amendment”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Founder, Risheng Li, and certain other Affiliates and shareholders of the Company have entered into a Support Agreement with Purchaser and the Company, the form of which is attached as Exhibit C hereto (the “Company Shareholder Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Sponsor and certain Affiliates of the Purchaser have entered into a Support Agreement with Purchaser and the Company, the form of which is attached as Exhibit D hereto (the “Sponsor Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Chief Executive Officer and the Chief Financial Officer of the Company have entered into an Employment and Non-Competition Agreement in the respective forms attached as Exhibit E hereto (the “Employment Agreements”), which agreements will become effective as of the Closing;

WHEREAS, in connection with the consummation of the Merger, certain equityholders of Purchaser and certain shareholders of the Company will, on or prior to the Closing, enter into an amended and restated registration rights agreement to, among other matters, have such rights apply to the Purchaser Securities, and provide those shareholders of the Company with registration rights, the form of which is attached as Exhibit F hereto (the “Registration Rights Agreement”);

WHEREAS, the boards of directors of Purchaser, Merger Sub and the Company have each (a) determined that the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”) are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, Purchaser, as the sole shareholder of Merger Sub, has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368- 2(g) and 1.368-3(a) for purposes of Section 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”); and

Annex A-1-1

WHEREAS, certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1    The Merger.

(a)     Closing.    As promptly as practicable following (and in any event no later than the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of all the conditions set forth in Sections 7.1 to 7.3 (other than any conditions that by their terms or nature are to be satisfied at the Closing) the consummation of the transactions contemplated by this Agreement with respect to the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) (the date on which the Closing is actually held being the “Closing Date”). On the Merger Effective Date, and subject to and upon the terms and conditions of this Agreement, and in accordance with the Cayman Act, the Company and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company with the Company being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to the Company for periods after the Merger Effective Date shall include the Surviving Company).

(b)    Merger Effective Date.    On the terms and subject to the conditions set forth herein and in accordance with the Cayman Act, on (or prior to, but effective on), the Closing Date, the Company and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to the Company and Purchaser (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Act), along with all other documentation and declarations required under the Cayman Act in connection with the Merger, to be duly executed and properly filed with the Cayman Registrar, in accordance with the relevant provisions of the Cayman Act (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly filed with the Cayman Registrar or on a subsequent date and time as is agreed by Purchaser and the Company and specified in the Merger Documents in accordance with the Cayman Act (the time the Merger becomes effective being referred to herein as the “Merger Effective Date”).

(c)     Effect of the Merger.    On and after the Merger Effective Date, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, under the Cayman Act, on the Merger Effective Date, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Merger Effective Date, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of Purchaser.

(d)    Organizational Documents of the Surviving Company.    On the Merger Effective Date, in accordance with the Merger Documents, the form of amended and restated memorandum and articles of association of Surviving Company in the form attached as Exhibit G hereto, shall be adopted as the amended and restated memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such memorandum and articles of association.

(e)     Directors and Officers of the Surviving Company.    On the Merger Effective Date, the board of directors and officers of Merger Sub shall cease to hold office, and the board of directors and the officers of the Surviving Company shall be appointed as determined by the Company, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected or appointed and qualified.

Annex A-1-2

(f)     Effect of the Merger on Issued Securities of the Company,    At the Merger Effective Date, by virtue of the Merger and without any action on the part of any Party or the holders of securities of the Company, Purchaser or Merger Sub:

(i)          Company Preferred Shares.    Immediately prior to the Merger Effective Date, each outstanding Company Series A Preferred Share, Company Series Pre-A Preferred Share, Company Series Angel Preferred Share and Company Series Seed Preferred Share (other than those described in Section 1.1(f)(iii) below and the Dissenting Company Shares) shall automatically convert into one Company Class A Ordinary Share in accordance with the Organizational Documents of the Company. On the Merger Effective Date, every issued and outstanding Company Class A Ordinary Share resulting from the conversion described in the preceding sentence shall be converted automatically into such number of newly issued Purchaser Class A Ordinary Shares that is equal to the Exchange Ratio; provided, that notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Class A Ordinary Share will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Purchaser Class A Ordinary Share (after aggregating all fractional shares of the applicable class of Purchaser Class A Ordinary Shares that otherwise would be received by such Person) shall instead have the number of Purchaser Class A Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Purchaser Class A Ordinary Share, following which, all such Company Series A Preferred Share, Company Series Pre-A Preferred Share, Company Series Angel Preferred Share and Company Series Seed Preferred Share shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(ii)         Company Class B Ordinary Shares.    On the Merger Effective Date, every issued and outstanding Company Class B Ordinary Share shall be converted automatically into such number of newly issued Purchaser Class B Ordinary Shares that is equal to the Exchange Ratio; provided, that notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Class B Ordinary Share will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Purchaser Class B Ordinary Share (after aggregating all fractional shares of the applicable class of Purchaser Class B Ordinary Shares that otherwise would be received by such Person) shall instead have the number of Purchaser Class B Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Purchaser Class B Ordinary Share, following which, all such Company Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(iii)        Company Class A Ordinary Shares.    On the Merger Effective Date, every issued and outstanding Company Class A Ordinary Share shall be converted automatically into such number of newly issued Purchaser Class A Ordinary Shares that is equal to the Exchange Ratio; provided, that notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Class A Ordinary Share will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Purchaser Class A Ordinary Share (after aggregating all fractional shares of the applicable class of Purchaser Class A Ordinary Shares that otherwise would be received by such Person) shall instead have the number of Purchaser Class A Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Purchaser Class A Ordinary Share, following which, all such Company Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(iv)        Cancellation of Share Capital Owned by the Company.    On the Merger Effective Date, if there are any issued shares of the Company that are owned by the Company as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(v)         No Liability.    Notwithstanding anything to the contrary in this Section 1.1(f), none of the Surviving Company, Purchaser or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)    Effect of the Merger on Merger Sub Shares.    On the Merger Effective Date, by virtue of the Merger and without any action on the part of any Party or any equityholder of Merger Sub, all of Merger Sub Ordinary Shares issued and outstanding immediately prior to the Merger Effective Date shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of share capital of the Surviving Company.

Annex A-1-3

(h)    Taking of Necessary Action; Further Action.    If, at any time after the Merger Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.2    Closing Statements.

(a)    Three (3) Business Days prior to the Closing, Purchaser shall deliver to the Company a statement (the “Purchaser Closing Statement”) setting forth, in each case as of the Reference Time: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Redemption), (ii) the aggregate amount of all payments required to be made in connection with the Redemption, (iii) the net cash of Purchaser, after giving effect to the Redemption, (iv) the Purchaser Transaction Expenses, including the amount owed to each payee thereof and payment instructions therefor, (v) the Purchaser Indebtedness and (vi) a calculation of Excess Purchaser Indebtedness and Liability Amount, if any.

(b)    Three (3) Business Days prior to the Closing, but in any case following receipt of the Purchaser Closing Statement, the Company shall deliver to Purchaser a statement (the “Company Closing Statement”) setting forth, (i) a schedule setting forth Digital Assets owned by the Target Companies as of the date of the Company Closing Statement and the Digital Asset Market Value of such Digital Assets and (ii) in each case as of the Reference Time, (A) the Closing Company Cash, (B) the Company Indebtedness, (C) the Company Transaction Expenses, including the amount owed to each payee thereof and payment instructions therefor and (D) the resulting amount of the Merger Consideration and Exchange Ratio.

(c)     From and after the delivery of the Purchaser Closing Statement or the Company Closing Statement, as the case may be, until the Closing Date, each of the Company and Purchaser shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the Company or Purchaser or any of their respective Representatives in connection with the review of the Purchaser Closing Statement or the Company Closing Statement, as the case may be, (ii) consider in good faith any comments to the Purchaser Closing Statement or the Company Closing Statement, as the case may be, provided by any other Party prior to the Closing Date and (iii) revise the Purchaser Closing Statement or the Company Closing Statement, as the case may be, as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised Purchaser Closing Statement or Company Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes. It is understood and agreed that whether or not the Parties have fully resolved all comments to the Company Closing Statement or the Purchaser Closing Statement, such failure shall not affect, condition or delay the Closing, and the Closing shall occur based on the information set forth in the last agreed upon version of the Purchaser Closing Statement and the Company Closing Statement, as applicable.

1.3    Withholding.    Each of Purchaser, the Surviving Company, Merger Sub and the Exchange Agent (and each of their respective Affiliates) (each, a “Withholding Party”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, that prior to deducting and withholding any amounts with respect to any payment to be made pursuant to this Agreement, the applicable Withholding Party shall use commercially reasonable efforts to notify the Person in respect of which such deduction and withholding is to be made as soon as is reasonably practicable after determining that such payment is subject to deduction and/or withholding and to cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.4    Tax Consequences.    Each of the Parties intend that the Merger qualify for the Intended Tax Treatment and agree not to take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes except to the extent required by a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledge and agree that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement.

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1.5    Dissenter’s Rights.    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, Company Shares that are outstanding immediately prior to the Merger Effective Date and that are held by shareholders of the Company who shall have demanded properly in writing dissenters’ rights for such Company Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Company Shares”) shall not be converted into, and such shareholders shall have no right to receive, the applicable Merger Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The Company Shares owned by any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Date, the right to receive the applicable Merger Consideration, without any interest thereon. Prior to the Closing, the Company shall give Purchaser prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

1.6    Exchange Agent.

(a)     Prior to the Merger Effective Date, Purchaser shall appoint VStock Transfer, LLC as exchange agent, or another exchange agent reasonably acceptable to the Company and Purchaser (in such capacity, the “Exchange Agent”), for the purpose of exchanging Company Shares for a number of Purchaser Ordinary Shares in accordance with the provisions of this Agreement and the Merger Documents, as applicable. At or prior to the Merger Effective Date, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Shares, for exchange in accordance with Section 1.1(f), the Purchaser Ordinary Shares to be issued pursuant to Section 1.1(f). At or as promptly as practicable following the Merger Effective Date, Purchaser shall send, or shall cause the Exchange Agent to send, to each holder of Company Shares a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and Purchaser (a “Letter of Transmittal”).

(b)    Notwithstanding any other provision of this Section 1.6, any obligation on Purchaser under this Agreement to issue Purchaser Ordinary Shares to any holder of Company Shares entitled to receive Purchaser Ordinary Shares shall be satisfied by Purchaser issuing such Purchaser Ordinary Shares to the DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each holder of Company Shares shall hold such Purchaser Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such Purchaser Ordinary Shares.

(c)     Each holder of Company Shares shall be entitled to receive either Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, as set forth in Section 1.1(f)(i), (ii) and (iii) (excluding any Company Shares described in Section 1.1(f)(iv) or Dissenting Company Shares), as soon as reasonably practicable after the Merger Effective Date, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Company Shares (the “Shareholder Certificates” (or a Lost Certificate Affidavit) and (ii) a properly completed and duly executed Letter of Transmittal (the documents to be submitted to the Exchange Agent pursuant to this sentence may be referred to herein collectively as the “Transmittal Documents”). Until so surrendered, each such Shareholder Certificate shall represent after the Merger Effective Date for all purposes only the right to receive either Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, as set forth in Section 1.1(f)(i), (ii) and (iii).

(d)    If any Purchaser Class A Ordinary Share or Purchaser Class B Ordinary Share is to be delivered or issued to a Person other than the Person in whose name the surrendered Shareholder Certificate is registered immediately prior to the Merger Effective Date, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Organizational Documents of the Company, (ii) the recipient of such Purchaser Class A Ordinary Share or Purchaser Class B Ordinary Share, or the Person in whose name such Purchaser Class A Ordinary Share or Purchaser Class B Ordinary Share is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable Transmittal Documents as are reasonably deemed necessary by the Exchange Agent and (iii) the Person requesting such delivery shall have

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paid to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Shareholder Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)     Notwithstanding anything to the contrary contained herein, in the event that any Shareholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Shareholder Certificate to the Exchange Agent, the holder of Company Shares may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of Purchaser may include a requirement that the owner of such lost, stolen or destroyed Shareholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser or the Surviving Company with respect to the Company Shares represented by the Shareholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly executed and delivered in accordance with this Section 1.6(e) shall, unless the context otherwise requires, be treated as a Shareholder Certificate for all purposes of this Agreement.

(f)     After the Merger Effective Date, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Company of transfers of Company Shares that were issued and outstanding immediately prior to the Merger Effective Date. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Ordinary Shares with a record date after the Merger Effective Date will be paid to the holders of any Company Shares that were issued and outstanding immediately prior to the Merger Effective Date until the holders of record of such Company Shares shall have provided the applicable Transmittal Documents in accordance with Section 1.6(c). Subject to applicable Law, following the delivery of the applicable Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the applicable Purchaser Ordinary Share and the amount of any such dividends or other distributions with a record date after the Merger Effective Date theretofore paid with respect to such Purchaser Ordinary Shares.

(g)    All securities issued upon the surrender of Shareholder Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented by such Shareholder Certificates. Any Purchaser Ordinary Shares made available to the Exchange Agent pursuant to Section 1.6(a) that remains unclaimed by any holder of Company Shares one year after the Merger Effective Date shall be returned to Purchaser, upon demand, and any such holder of Company Shares who has not exchanged its Company Shares for the applicable number of Purchaser Ordinary Shares in accordance with this Section 1.6 prior to that time shall thereafter look only to Purchaser for payment in respect of such Company Shares without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Company, Purchaser or any party hereto or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedules delivered by Purchaser to the Company on the date of this Agreement (the “Purchaser Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, or other than with respect to Sections 2.1 to 2.5 and 2.16, the SEC Reports that are available on the SEC’s website through EDGAR and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factors, forward-looking statements or similar predictive statements), Purchaser represents and warrants to the Company, as of the date of this Agreement, as follows:

2.1    Organization and Standing.    Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

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Purchaser has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

2.2    Authorization: Binding Agreement.    Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and, to the Knowledge of the Purchaser, the Purchaser shareholders party to the Sponsor Support Agreement, and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement (including the filing of the Amended Purchaser Charter), on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party and, to the Knowledge of the Purchaser, the Purchaser shareholders party to the Sponsor Support Agreement, or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, Purchaser’s board of directors, at a duly called and held meeting, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser’s shareholders in accordance with the Cayman Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favor of the approval of this Agreement, the Merger and the other Purchaser Shareholder Approval Matters in accordance with the Cayman Act and the Purchaser Charter (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Purchaser Shareholder Approval Matters be submitted to Purchaser’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser, and, to the Knowledge of the Purchaser, the Purchaser shareholders party to the Sponsor Support Agreement, enforceable against the Purchaser shareholders, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

2.3    Governmental Approvals.    Except as otherwise described in Schedule 2.3 of the Purchaser Disclosure Schedules, no Consent of or with any Governmental Authority, is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement (including the filing of the Amended Purchaser Charter), (c) any filings required with NASDAQ or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser or materially impair or delay the ability of Purchaser to consummate the Transactions.

2.4    Non-Contravention.    Except as otherwise described in Schedule 2.4 of the Purchaser Disclosure Schedules, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material

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Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser or materially impair or delay the ability of Purchaser to consummate the Transactions.

2.5    Capitalization.

(a)     Purchaser is authorized to issue 221,000,000 shares, of which 200,000,000 shares are Purchaser Class A Shares, 20,000,000 are Purchaser Class B Shares and 1,000,000 are Purchaser Preference Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 2.5(a) of the Purchaser Disclosure Schedules. There are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have, and has not had, any Subsidiaries or own any equity interests in any other Person other than Merger Sub.

(b)    Except as set forth in Schedule 2.5(a) or Schedule 2.5(b) of the Purchaser Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 2.5(b) of the Purchaser Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c)     All Indebtedness and unpaid Purchaser Transaction Expenses as of the date of this Agreement is disclosed on Schedule 2.5(c) of the Purchaser Disclosure Schedules. No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d)    Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

2.6    SEC Filings: Purchaser Financials: Internal Controls.

(a)     Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s Form S-l, (ii) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (iii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (ii) above, (iv) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (ii) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (ii), (iii) and (iv) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (v) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (ii) above (collectively, the “Public Certifications”). The SEC Reports (x) were

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prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 2.6. the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Class A Shares and the Purchaser Public Warrants are listed on NASDAQ, (B) Purchaser has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on NASDAQ and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NASDAQ.

(c)     The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with the standards of the Public Company Accounting Oversight Board.

(d)    Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business consistent with past practice. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e)     Since the IPO, Purchaser has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal controls over financial reporting of Purchaser.

(f)     Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g)    Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)    Notwithstanding anything in this Section 2.6 or otherwise in this Agreement, no representation or warranty is made as to the accounting treatment of Purchaser’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements.

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2.7    Absence of Certain Changes.    As of the date of this Agreement, except as set forth in Schedule 2.7 of the Purchaser Disclosure Schedules, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since its formation, not been subject to a Material Adverse Effect and (c) since December 31, 2020, not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3 (without giving effect to Schedule 5.3) if such action were taken on or after the date of this Agreement without the consent of Purchaser.

2.8    Compliance with Laws.    Purchaser is, and has since its formation been, in material compliance with all Laws applicable to it and the conduct of its business, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser. Purchaser has duly and promptly filed all information required under ES Legislation within the time periods prescribed under the ES Legislation.

2.9    Actions; Orders; Permits.    There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject. There is no Action that Purchaser has pending against any other Person. Purchaser is not subject to any Orders of any Governmental Authority, nor, to the Knowledge of the Purchaser, are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

2.10    Taxes and Returns.

(a)     Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser financials have been established in accordance with GAAP. Schedule 2.10(a) of the Purchaser Disclosure Schedules sets forth each jurisdiction where Purchaser files or, to the Knowledge of Purchaser, is required to file a Tax Return. There are no claims, assessments, audits, examinations, investigations or other Actions pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser financials have been established in accordance with GAAP). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the ordinary course of business. Purchaser is not, and never has been, (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(b)    Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c)     Purchaser is not nor has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U. S. income Tax Law).

(d)    Purchaser has neither taken nor agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of Purchaser, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(e)     Purchaser is treated as a corporation for U.S. federal (and applicable U.S. state and local) income Tax purposes.

(f)     Notwithstanding anything to the contrary herein, the representations and warranties in this Section 2.10 and Section 2.11 are the sole and exclusive representations and warranties of the Purchaser concerning Tax matters.

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2.11    Employees and Employee Benefit Plans.    Except as set forth on Schedule 2.11 of the Purchaser Disclosure Schedules, Purchaser does not, and has not ever, (a) had any employees directors, officers, or other service provider, or (b) maintained, sponsored, contributed to or otherwise had any Liability (contingent or otherwise) under, any Benefit Plans, and Foreign Plan, any benefit plan sponsored by an ERISA Affiliate of Purchaser, or any other benefit or compensation plan, Contract, program, policy, or arrangement. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (either alone or in conjunction with any other event) will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or other service provider of Purchaser, (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit, or (iii) result in any “parachute payment” under Section 280G of the Code.

2.12    Properties.    Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

2.13    Material Contracts.

(a)     Except as set forth on Schedule 2.13(a) of the Purchaser Disclosure Schedules or the Purchaser SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $5 million, or (ii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser from engaging in business as conducted as of the date of this Agreement by it (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)    With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arm’s length and in the ordinary course of business consistent with past practice; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and to the Knowledge of Purchaser, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

2.14    Transactions with Affiliates.    Purchaser has provided the Company with, and Schedule 2.14 of the Purchaser Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and (a) any present or former director, officer, employee, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either Purchaser or Sponsor, or any immediate family member of any of the foregoing Persons, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding shares as of the date of this Agreement, on the other hand.

2.15    Investment Company Act; JOBS Act.    Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

2.16    Finders and Brokers. Except as set forth in Schedule 2.16 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

2.17    Certain Business Practices.

(a)     Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties

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or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b)    The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c)     None of Purchaser, any of its Subsidiaries, or any of their directors, officers or employees, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently, or has been in the last five (5) years, (i) identified on the list of specially designated nationals or other blocked persons or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

2.18    Insurance.    Schedule 2.18 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim.

2.19    Information Supplied.    None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, no representation or warranty is made as to the accounting treatment of Purchaser’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

2.20    Independent Investigation.    Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies,

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Purchaser and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Purchaser and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Purchaser and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto; and (b) none of the Company, Purchaser, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies, Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

2.21    Trust Account.    As of June 30, 2021, Purchaser has an amount of assets in the Trust Account equal to $44,890,288. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the holders of Purchaser Securities prior to the Effective Time who shall have elected to redeem their Purchaser Class A Shares pursuant to Purchaser’s Organizational Documents or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Class A Shares pursuant to Purchaser’s Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account.

2.22    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, PURCHASER, MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, NEITHER PURCHASER NOR ANY OTHER PERSON MAKES, AND PURCHASER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE. EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PURCHASER AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, PURCHASER, MERGER SUB OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PURCHASER AND ITS SUBSIDIARIES BY THE MANAGEMENT OF PURCHASER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, PURCHASER AND MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PURCHASER ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PURCHASER, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, PURCHASER AND MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Each of Purchaser and Merger Sub represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

3.1    Organization and Standing.    Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Merger Sub, as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

3.2    Authorization: Binding Agreement.    Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the Required Merger Sub Shareholder Approval. Assuming that the Required Merger Sub Shareholder Approval has been obtained, the execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, shareholders of Merger Sub in accordance with the Merger Sub’s Organizational Documents, the Cayman Act and any other applicable Law and (b) no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party and, to the Knowledge of the Purchaser, the Purchaser shareholders party to the Sponsor Support Agreement, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto and the obtainment of the Required Merger Sub Shareholder Approval, constitutes, or when delivered shall constitute, the valid and binding obligation of the Merger Sub, enforceable against the Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3    Governmental Approvals.    No Consent of or with any Governmental Authority, on the part of Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

3.4    Non-Contravention.    The execution and delivery by Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Purchaser Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any

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right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

3.5    Capitalization.

(a)     As of the date of this Agreement, Merger Sub is authorized to issue 1,000 Merger Sub Ordinary Shares, of which 1,000 shares are issued and outstanding, and all of which are owned by Purchaser. All such issued and outstanding Shares have been, or will be prior to such issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issues issued in violation of any purchase option, right of first refusal, preemptive right, subscription right, call option or any similar right. No other shares or other equity interests of Merger Sub are issued, reserved for issuance or outstanding. Prior to giving effect to the transactions contemplated by this Agreement, Merger Sub does not have any Subsidiaries or own any equity interests in any other Person and prior to giving effect to the transactions contemplated by this Agreement, Merger Sub do not have any Subsidiaries or own any equity interests in any other Person.

(b)    Except as set forth in its Organizational Documents, Merger Sub (i) has no obligation to issue, sell or transfer any equity securities of Merger Sub, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Merger Sub, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Merger Sub which relate to its capital or equity interests (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Merger Sub or equity interests of Merger Sub) with the owners or holders of Merger Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the Transactions contemplated herein) in, any other Person.

3.6    Merger Sub Activities.    Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own or control, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, as of the date of this Agreement, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.7    Compliance with Laws.    Merger Sub, is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Merger Sub, has not, since the date of its formation, received any written or, to the Knowledge of the Purchaser, oral notice of, is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

3.8    Actions; Orders.    There is no pending or, to the Knowledge of the Purchaser, threatened Action to which Merger Sub is subject and no such Action has been brought or, to the Knowledge of the Purchaser, threatened since the date of its respective formation. There is no Action that Merger Sub has pending against any other Person. Merger Sub, is not subject to any Orders of any Governmental Authority, nor, to the Knowledge of the Purchaser, are any such Orders pending and no such Order has been brought or, to the Knowledge of the Purchaser, has been threatened since the date of its respective formation.

3.9    Transactions with Related Persons.    Except as set forth on Schedule 3.9 of the Purchaser Disclosure Schedules, there are no transactions, Contracts or understandings between Merger Sub, on the one hand, and any Related Person of Merger Sub, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.10    Finders and Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub.

3.11    Investment Company Act.    Merger Sub is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

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3.12    Intended Tax Treatment.    Merger Sub has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

3.13    Information Supplied.    None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Merger Sub makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

3.14    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, THE COMPANY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, MERGER SUB NOR ANY OTHER PERSON MAKES, AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO PURCHASER OR THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF MERGER SUB BY THE MANAGEMENT OF MERGER SUB OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PURCHASER AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF MERGER SUB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PURCHASER AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to Purchaser and Merger Sub, as of the date of this Agreement as follows:

4.1    Organization and Standing.    The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted

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on the date of this Agreement. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted as of the date of this Agreement. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except if the failure to be so qualified or licensed or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1 list all jurisdictions in which any Target Company is so licensed to conduct business. The Company has made available to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect as of the date of this Agreement. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2    Authorization: Binding Agreement.    The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the Required Company Shareholder Approval. Assuming that the Required Company Shareholder Approval has been obtained, the execution and delivery of this Agreement and each Ancillary Document to which the Company is a party, and, to the Knowledge of the Company, the Company shareholders party to the Company Shareholder Support Agreement, and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company (as applicable) in accordance with the Company’s Organizational Documents, the Cayman Act and any other applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, and, to the Knowledge of the Company, the Company shareholders party to the Company Shareholder Support Agreement, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be, when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto and the obtainment of the Required Company Shareholder Approval, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, in each case, enforceable against the Company, and, to the Knowledge of the Company the Company, shareholders party to the Company Shareholder Support Agreement, enforceable against the Company shareholders, in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, the Company shareholders party to the Company Shareholder Support Agreement hold Company Shares representing the voting power sufficient to obtain the Required Company Shareholder Approval.

4.3    Capitalization.

(a)     The authorized share capital of the Company is: $50,000 divided into (i) 387,448,504 Class A Ordinary Shares (“Company Class A Ordinary Shares”), (ii) 72,000,000 Class B Ordinary Shares (“Company Class B Ordinary Shares,” and together with Company Class A Ordinary Shares, “Company Ordinary Shares”), 2,040,816 Series Seed Preferred Shares (“Company Series Seed Preferred Shares”), 7,288,630 Series Angel Preferred Shares (“Company Series Angel Preferred Shares”), 13,974,442 Series Pre-A Preferred Shares (“Company Series Pre-A Preferred Shares”) and 17,247,608 Series A Preferred Shares (“Company Series A Preferred Shares,” and together with Company Series Seed Preferred Shares, Company Series Angel Preferred Shares and Company Series Pre-A Preferred Shares, “Company Preferred Shares”), each such class of Company Ordinary Shares and Company Preferred Shares with a par value of $0.0001 per share. The issued and outstanding capital shares of the Company as of the date of this Agreement consists of 28,000,000 Company Class A Ordinary Shares, 72,000,000 Company Class B Ordinary Shares, 2,040,816 Company Series Seed Preferred Shares, 7,288,630 Company Series Seed Preferred Shares, 13,974,442 Company Series Pre-A Preferred Shares and 17,247,608 Company Series A Preferred Shares, and there are no other authorized, issued or outstanding equity interests of the Company. All of the outstanding shares and other equity interests of the Company (i) have been duly authorized and validly issued, are fully paid and non-assessable, (ii) except as set out in the Company’s Organizational Documents, are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, any other applicable Law or any Contract to which the Company is a party or by which the Company is bound and (iii) as of the date of this Agreement are owned legally and of record by the Persons set forth on Schedule 4.3(a) of the Company Disclosure Schedules. None of the outstanding Company Shares has been issued in violation of any

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applicable securities Laws. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury. The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by Purchaser.

(b)    As of the date of this Agreement, the Company has no shares reserved for issuance to, among others, officers, directors, employees and consultants of the Company pursuant to any Company incentive plan or pursuant to any stand-alone compensatory equity grant.

(c)     Other than the Company Shares, or except as set forth in the Company’s Organizational Documents or Schedule 4.3(c) of the Company Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents) (A) relating to the issued or unissued securities of the Company or (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.3(c) of the Company Disclosure Schedules, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the Company’s equity interests. Except as contemplated by this Agreement, as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d)    Except as disclosed in the Company Financials or as set forth on Schedule 4.3(d) of the Company Disclosure Schedules, since the date of its formation, no Target Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of such Target Company, and the board of directors of such Target Company has not authorized any of the foregoing.

4.4    Subsidiaries.    Schedule 4.4 of the Company Disclosure Schedules contains a complete and accurate list of each Subsidiary of the Company as of the date of this Agreement and, with respect to each Subsidiary, (a) its name and jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws). Any capital raising efforts in connection with an issuance of equity securities of the Subsidiaries was conducted in compliance with all applicable Laws. The Company has provided Purchaser with all documentation relating to the Restructuring. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. As of the date of this Agreement, except for the equity interests of the Subsidiaries listed on Schedule 4.4 of the Company Disclosure Schedules, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person.

4.5    Governmental Approvals.    Except as otherwise described in Schedule 4.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby

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other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with NASDAQ or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.6    Non-Contravention.    Except as otherwise described in Schedule 4.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate, or constitute a default under, any provision of such Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Target Company under, (viii) give rise to any obligation to provide notice to, or obtain any third party Consent from, any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.7    Financial Statements.

(a)     Schedule 4.7(a) of the Company Disclosure Schedules contains true and correct copies of the Audited Financial Statements and the Interim Financial Statements. The Audited Financial Statements and the Interim Financial Statements (A) were prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (B) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), and (C) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations of the Target Companies for the periods indicated, except that the Interim Financial Statements (x) are subject to normal year-end adjustments and (y) do not include footnotes required under GAAP. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)    The PCAOB Audited Financial Statements when delivered by the Company in accordance with Section 5.20 will, when so delivered, (A) be prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (B) be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), (C) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated, and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

(c)     No Target Company is subject to any Liabilities that would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP (or in footnotes thereto) except (i) as set forth on the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) as set forth on Schedule 4.7(c) of the Company Disclosure Schedules, (iii) for Liabilities incurred after the Interim Balance Sheet Date in the Ordinary Course of Business, which Liabilities are not, individually or in the aggregate, material to the Target Companies taken as a whole, and (iv) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

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(d)    Since January 31, 2021, except as reflected on Schedule 4.7(d) of the Company Disclosure Schedule, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) have not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing.

(e)     The Target Entities make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and maintain systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.8    Absence of Certain Changes.

(a)     Except as set forth on Schedule 4.8 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or the Contribution Agreement, since the date of its formation to the date of this Agreement, each Target Company has (a) conducted its business in the Ordinary Course of Business, and (b) not been subject to a Material Adverse Effect.

(b)    Since the Balance Sheet Date and except as expressly required or contemplated by this Agreement or as otherwise disclosed on Schedule 4.8(b) of the Company Disclosure Schedule, (a) the Target Companies have conducted their respective businesses, in all material respects, in the Ordinary Course of Business, and (b) no action has been taken by the Company that would require consent under Section 5.2 if such action were taken after signing of this Agreement and prior to Closing.

4.9    Compliance with Laws.    Except as set forth on Schedule 4.9 of the Company Disclosure Schedules, no Target Company is, or since the date of its formation, has been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it or the conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to result in Liabilities that are material to the Target Companies taken as a whole. No Target Company has, since the date of its formation, received any written or, to the Knowledge of the Company, oral notice that it is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound, except as would not, individually or in the aggregate, reasonably be expected to result in Liabilities that are material to the Target Companies taken as a whole.

4.10    Company Permits.    Each Target Company (and, to the Knowledge of the Company, its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct its business as conducted as of the date of this Agreement and to own, lease and operate its assets and properties (collectively, the “Company Permits”), all of which are in full force and effect, except where the failure to hold such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Schedule 4.10 of the Company Disclosure Schedules correctly lists each material Company Permit, together with the name of the Government Authority issuing the same. No Target Company is in violation of the terms of any Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since the date of its formation, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company Permits will, assuming any related third-party consents set forth on Schedule 4.10 have been obtained or waived prior to the Closing Date, if applicable, be terminated or become terminable as a result of the transactions contemplated hereby.

4.11    Litigation.    Except as described on Schedule 4.11 of the Company Disclosure Schedules, as of the date of this Agreement, there is no material (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened since the date of its formation), including any proceeding relating to any Target Company’s information privacy or data security practices relating to personal information of consumers, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Target Company or (b) Order now pending or outstanding

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or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b), against any Target Company, or its directors or officers (in their capacity as such) or its business or assets or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transaction contemplated hereby or by any Ancillary Document. Since its formation, none of the officers, senior management or directors of any Target Company have been the subject of any proceeding with a Governmental Authority involving the indictment for, or conviction of, (i) any felony or (ii) any crime involving fraud.

4.12    Material Contracts.

(a)     Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to Purchaser true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i)          contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, non-wholly-owned limited liability company or other similar agreement or arrangement, or involving the sharing of profits or losses;

(iii)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount, individually or in the aggregate, in excess of $1.0 million;

(iv)        each Company IP License required to be set forth on Schedule 4.13(a)(ii) of the Company Disclosure Schedules;

(v)         involves the lease, license, sale, use acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or assets with an aggregate value in excess of $1.0 million (other than in the Ordinary Course of Business) or shares or other equity interests of any Target Company or another Person;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or assets with a value above $1.0 million or the sale of any Target Company or its business or assets with a value above $1.0 million;

(vii)       by its terms, individually or with all related Contracts, requires aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $1.0 million per year or $1.0 million in the aggregate;

(viii)      obligates the Target Companies to (A) provide a guarantee of obligations of a third party after the date of this Agreement in excess of $1.0 million or (B) indemnification arrangements and other hold harmless arrangements made or provided by any Target Company to a third party, in each case, other than those incurred in the Ordinary Course of Business;

(ix)        obligates the Target Companies to make any capital commitment or expenditure in excess of $1.0 million (including pursuant to any joint venture);

(x)         relates to the waiver, compromise, conciliation, settlement or similar resolution of any Action under which any Target Company has material outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xi)        is an employment or engagement Contract with any officer, director, employee or individual independent contractor of any Target Company under which any Target Company (A) has continuing obligations for payment of annual base compensation of at least $200,000, (B) has severance or post termination obligations in excess of $200,000 as measured as of the date of this Agreement or (C) has any other liability or financial obligation of the Company in excess of $200,000;

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(xii)       relates to the voting or control of the equity interests of the Target Companies or the election of directors of the Target Company (other than the Organizational Documents of the Target Companies);

(xiii)      can be terminated, or the provisions of which can be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Document to which any Target Company is a party;

(xiv)      relates to benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or independent contractor of any Target Company that will be increased or accelerated by the consummation of the transactions contemplated hereby or the payment thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xv)       is between any Target Company, on one hand, and any Related Person, on the other hand; and

(xvi)      that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-l pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)    Except as disclosed in Schedule 4.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) such Company Material Contract is legal, valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the applicable Target Company has duly performed all of its material obligations under each Company Material Contract to which it is a party to the extent that such obligations to perform have accrued and no Target Company is in material breach or default, and to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; and (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract.

4.13    Intellectual Property.

(a)     Schedule 4.13(a)(i) of the Company Disclosure Schedules sets forth, as of the date of this Agreement all Patents and Patent applications, trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets owned by, registered or issued to, or applied for in the name of a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner, registrant, or applicant (as applicable) of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 4.13(a)(ii) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Target Companies’ businesses as conducted as of the date of this Agreement (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” “open source software” and “off the shelf’ software agreements and other agreements for Software that is available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $200,000 per year for any such item of Software or group of related items of Software, which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) each item of Company Registered IP that is claimed to be owned by, registered in the name of, issued to, or applied for in the name of, such Target Company as set forth in Schedule 4.13(a)(i) of the Company Disclosure Schedules. Except as set forth on Schedule 4.13(a)(iii) of the Company Disclosure Schedules, all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP.

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(b)    Each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Other than Company IP, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as conducted as of the date of this Agreement. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material breach or material default thereunder. All Software developed by or for a Target Company specifically for the business as described in the Business Plan (the “Material Software”) is either owned by a Target Company or is otherwise used pursuant to a valid license or other enforceable right (including any applicable Open Source Software License). Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (x) none of the Software used in the business of any of the Target Companies is a “bootleg” version or unauthorized copy; and (y) to the Knowledge of the Company, no such unauthorized Software is used in the business of any Target Company. The Material Software and other information technology that is material to the operation of the businesses of the Target Companies as conducted as of the date of this Agreement: (i) are in satisfactory working order (apart from any that is under development); (ii) have reasonable security, backups, disaster recovery arrangements, and hardware and software support; and (iii) to the Knowledge of the Company, are free from bugs and other defects, in each case, except as would not be material and adverse to the Company.

(c)     None of the material Company Registered IP, or other Intellectual Property material to the businesses of the Target Companies as conducted as of the date of this Agreement and owned or claimed to be owned by the any Target Company (collectively, “Company IP”) (i) are subject to any action challenging the validity, enforceability, or ownership of such Intellectual Property before any Government Authority or arbitration entity, and (ii) to the Knowledge of the Company are or have been subject to any written threats or claims of estoppel, invalidity, or other unenforceability. All rights in such Company IP are fully vested with the Company (either directly or by virtue of its ownership of a Target Company, and in the case of applied-for Intellectual Property such vesting is subject to successful completion of registration and issuance by the applicable Governmental Authority). Without limitation on the preceding representations and warranties:

(i)          No proceeding or action before any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Company IP.

(ii)         During the past five (5) years, no Target Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in material respects is occurring or has occurred, in each case, as a consequence of the material business activities of any Target Company.

(iii)        There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Company IP that would restrict the conduct of the business of a Target Company in any material respect.

(iv)        To the Knowledge of the Company, no Target Company is currently infringing as of the date of this Agreement, or has, in the past five (5) years: (x) infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect that is reasonably likely to result in a material liability to any of the Target Companies, nor (y) been the subject of any written and unresolved material claim of misappropriation or violation of any Intellectual Property of another Person in any material respect.

(v)         Except with respect to Software that has been made available by a Target Company under an Open Source Software License, none of the Material Software with respect to which copyrights are included in the Company IP is subject to any term or condition of an Open Source Software License that as used by a Target Company requires or purports to require release of such source code to third parties.

(vi)        To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

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(vii)       No Company IP used in the business of the Company and its Subsidiaries is owned, leased or licensed by an Affiliate or other Related Person of the Company or its shareholders (other than by the Company or any of its direct or indirect wholly owned subsidiaries).

(d)    All employees and independent contractors of a Target Company who develop or developed Material Software have assigned to such Target Company material Intellectual Property arising from the services performed for a Target Company by such Persons that is included in the Company IP. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any material Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of templates of written Contracts used by the Target Companies, and it is the policy of the Target Companies to require all employees and independent contractors of a Target Company engaged in development of Material Software to sign such agreements or agreements containing similar provisions for the assignment of Intellectual Property rights developed for such Target Company, and to the Knowledge of the Company, all such employee and independent contractors have signed such agreements. Excluding Software licensed under an Open Source Software License, each Target Company has taken commercially reasonable security measures for the purposes of protecting the secrecy and confidentiality of the material Trade Secrets included in Company IP.

(e)     Except as would not result in Liabilities that are material to the Target Companies taken as a whole, the consummation of any of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under, or release of source code for software included in Company IP because of: (i) any Contract providing for the license granted by a Target Company to a third party to use Intellectual Property owned by a Target Company, or (ii) any Company IP License. Except as would not result in Liabilities that are material to the Target Companies taken as a whole, following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(f)     Notwithstanding anything to the contrary herein, the representations and warranties in this Section 4.13 and Schedule 4.13 are the sole and exclusive representations and warranties of the Company concerning Intellectual Property matters.

4.14    Privacy and Data Security.

(a)     Except as would not result in Liabilities that are material to the Target Companies taken as a whole, to the extent that a Target Company collects any personally identifiable information (“PII”) from third party individual persons as of the date of this Agreement, such Target Company has a privacy policy (which may be a group wide policy covering affiliated entities) regarding the collection, use and disclosure of such PII in connection with the operation of the its business as conducted as of the date of this Agreement, and each Target Company is and has been in compliance with any such privacy policy applicable to it.

(b)    Except as would not result in Liabilities that are material to the Target Companies taken as a whole, all Target Companies have complied at all times in all respects with all applicable Laws regarding the collection, retention, use and protection of personal information. There is no claim pending or threatened in writing against any Target Company regarding any violation of or noncompliance with such applicable Laws.

(c)     Except as would not result in Liabilities that are material to the Target Companies taken as a whole, the Target Companies are in compliance with the terms of all contracts to which such Target Company or Target Companies are a party related to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

(d)    To the Knowledge of the Company, none of the Target Companies have experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any PII in their possession, custody or control, or otherwise held or processed on their behalf.

(e)     To the Knowledge of the Company, in the last three (3) years, there has been no unauthorized material access, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event

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affecting any of the Target Company’s systems, that has caused or could reasonably be expected to cause any: (i) material disruption of or interruption in or to the use of such systems or the conduct of the business of any Target Company ; or (ii) material loss, destruction, damage or harm to any Target Company or any of their material operations, personnel, property or other material assets. Each Target Company has taken reasonable actions, consistent with industry practices, to protect the integrity and security of the Target Company’s systems and the data and other information stored thereon.

4.15    Taxes and Returns.

(a)     Schedule 4.15(a) of the Company Disclosure Schedules sets forth each jurisdiction where any Target Company files or, to the Knowledge of the Company, is required to file a Tax Return.

(b)    No Target Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(c)     No Target Company has been or will be required to include any amount in income after the Closing by reason of Section 965(a) of the Code or has made an election described in Section 965(h) of the Code.

(d)    There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)     No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes and there are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the ordinary course of business.

(f)     No Target Company is, or ever has ever been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g)    No Target Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Target Company or any of its current Affiliates) or a member of any other consolidated, combined, unitary or affiliated group of corporations for any Tax purpose, or (ii) has any material Liability for the Taxes of any Person (other than a Target Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(h)    No Target Company has any material Liability for the Taxes of another Person (other than another Target Company) as a transferee or successor or by contract (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes).

(i)     No Target Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company and any Target Company, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(j)     No Target Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(k)    Since the date of its formation, each Target Company has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(l)     No Target Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior

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to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of U.S. state, local or non-U.S. Law); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheet included in the Interim Financial Statements, or received in the Ordinary Course of Business since the Interim Balance Sheet Date; (iv) to the Target Company’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of U.S. state or local Law); any closing agreement pursuant to Section 7121 of the Code or any similar provision of U.S. state, local or non-U. S. Law or (v) an election under 108(i) of the Code.

(m)   Except as would not reasonably be expected to delay or have a lasting impact on the ability of the Target Companies, taken as a whole, to implement the Business Plan in all material respects:

(i)          Each Target Company has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP.

(ii)         The Target Companies have complied in all respects with all Laws relating to the withholding and remittance of all amounts of Taxes, and all amounts of Taxes required by any Law to be withheld by the Target Companies have been withheld and paid over to the appropriate Governmental Entity.

(iii)        Within the last five (5) years, no claim has been made by any Governmental Entity in a jurisdiction in which any Target Company does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(iv)        There are no claims, assessments, audits, examinations, investigations or other Actions pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP).

(v)         No Target Company has received any written or, to the Knowledge of the Company, other communication from a taxing authority alleging that such Target Company (x) should be classified as having a permanent establishment (within the meaning of an applicable Tax treaty), or (y) otherwise has an office, fixed place of business, trade or business, or taxable presence in a country other than the country in which it is organized.

(vi)        Each Target Company is registered for the purposes of sales, use, value added or similar Taxes in the jurisdiction where such Target Company is organized to the extent such registration is required by Law, in each case, in all respects, and each Target Company has complied in all material respects with all Laws relating to such Taxes. No Target Company has received a written communication from any taxing authority in a jurisdiction where such Target Company has not registered for sales, use, value added or similar Taxes alleging that such Target Company is required to register for such Taxes in such jurisdiction.

(vii)       Each Target Company is in compliance in all respects with all applicable transfer pricing laws and regulations.

(viii)      No Target Company is currently as of the date of this Agreement being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally, by any Tax authority that any such audit is contemplated or pending.

(n)    The Company is treated as a corporation for U.S. federal (and applicable U.S. state and local) income Tax purposes.

(o)    Notwithstanding anything to the contrary herein, the representations and warranties in this Section 4.15 and Section 4.18 are the sole and exclusive representations and warranties of the Company concerning Tax matters.

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4.16    Title; Real Property.

(a)     Except with respect to Intellectual Property (which is addressed by Section 4.13) and Digital Assets (which are addressed by Section 4.24), (i) the Target Companies have good, valid and indefeasible title in and to, or in the case of the Personal Property or assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their Personal Property and assets reflected on the Interim Financial Statements or acquired after the date of the Interim Financial Statements, (ii) no such Personal Property or asset is subject to any Liens other than Permitted Liens and (iii) no such Personal Property or asset used in the business of the Company and its Subsidiaries is owned, leased or licensed by an Affiliate or other Related Person of the Company or its members.

(b)    Schedule 4.16 of the Company Disclosure Schedules contains a complete and accurate list as of the date of this Agreement of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases as of the date of this Agreement related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms, and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases. No Target Company has received any written notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.17    Employee and Labor Matters.

(a)     The Target Companies have for the last three (3) years materially complied, and are in material compliance with, all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, including those relating to discrimination, harassment, retaliation, leaves of absence, payroll and withholding taxes, immigration, occupational safety and health in the workplace (including applicable workplace orders regarding COVID-19), hours of work, payment of wages and overtime, meal and rest periods, notice and severance obligations, and termination of employment (the “Labor Laws”). As of the date of this Agreement, no Target Company employs or has agreed to employ any Person who is not permitted to work in the jurisdiction in which such Person was employed. None of the Target Companies has any direct or indirect material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938 or comparable state law).

(b)    The Company has provided to Purchaser, in each case, as of August 31, 2021, (i) a true and complete list of each individual whose employment (as well as all associated Liabilities, including, but not limited to, paid to off) will transfer to the Target Companies prior to, at or following the Closing in accordance with the Contribution Agreement, together with all of the Target Companies’ employees; (ii) the current base compensation of each such employee; (iii) each such employee’s eligibility for bonus, commissions, or other incentive pay; (iv) the job title of each such employee; (v) the work location of each such employee; and (vi) the classification of each such employee as exempt or non-exempt for purposes of applicable wage payment Laws (if any). The final list shall be provided to Purchaser no later than seven (7) days prior to the Closing.

(c)     Schedule 4.17(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) a true and complete list of all of the Target Companies’ contractors or consultants who are providing services on an individual basis; and (ii) a description of fees and services for each such consultant or contractor.

(d)    There are no charges, audits, investigations, grievances, or complaint proceedings pending, or, to the Knowledge of the Company, threatened, against the Target Companies before any worker’s compensation board or any international, federal, state, or local agency responsible for the prevention of unlawful employment, occupational safety and health, or wage and hour practices. To the Knowledge of the Company, no Target Company has received notice from any governmental agency evidencing its intent to conduct an audit or an investigation relating to any employees or employment law compliance, occupational safety, or wage payment practices, and no such investigations are as of the date of this Agreement currently in progress.

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(e)     Except as set forth on Schedule 4.17(e) of the Company Disclosure Schedule, no Target Company is a party to any collective bargaining agreement or other Contract with any labor union, works council, employee association, or other labor organization. There has not been any actual or, to the Knowledge of the Company, threatened strike, lockout, or other material labor dispute against any Target Company since the date of its formation. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Knowledge of the Company, threatened before any Governmental Entities where the Target Companies conduct business. There are no grievance or arbitration proceedings against any Target Company pending or, to the Knowledge of the Company, threatened.

4.18    Benefit Plans.

(a)     Set forth on Schedule 4.18(a) of the Company Disclosure Schedules is a true and complete list of each Foreign Plan and Benefit Plan maintained, sponsored or contributed to by a Target Company or with respect to which a Target Company has any Liability (each, a “Company Benefit Plan”).

(b)    The Company has made available to Purchaser, if applicable, copies of (i) the current plan document for each Company Benefit Plan (or a written summary if a plan document is not available) and any amendments thereto, and any related insurance policies, trust agreements and other funding arrangements, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and any summary of material modifications thereto, (iii) the most recent favorable determination, opinion or advisory letter, as applicable, from the IRS with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) the three (3) most recent annual reports (Form 5500 series) with respect to any Company Benefit Plan, (v) the most recent financial statements with respect to any Company Benefit Plan, (vi) all non-routine notices that were issued by, or non-routine correspondence received from, the IRS, U.S. Department of Labor, or any other Governmental Entity with respect to any Company Benefit Plan within the last three years, and (vii) any material associated administrative agreements with respect to any Company Benefit Plan, in each case, as of the date of this Agreement.

(c)     Each Company Benefit Plan has been adopted, established, registered (where required) administered, maintained and operated in material compliance with its terms and the requirements of applicable Law. Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or is in the form of a prototype or volume submitter plan with respect to which the IRS has issued a favorable opinion or advisory letter, as applicable, and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the loss of any such qualified status of such Company Benefit Plan. All contributions or premiums required to be remitted by the applicable Target Company under the terms of each Company Benefit Plan, or by applicable Law, have in all material respects been remitted in a timely fashion in accordance with applicable Law and the terms of the applicable Company Benefit Plan, and all Liabilities of the Target Companies related to all Company Benefit Plans have been fully and accurately disclosed in accordance with applicable accounting principles. No Target Company has incurred or is reasonably expected to incur any Liability for any Tax imposed under Chapter 43 of the Code or civil Liability under Section 502(i) or (1) of ERISA.

(d)    No Company Benefit Plan is a (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or “multiemployer plan” (as defined in Section 4001(a) (3) of ERISA), in each case, that is or was subject to Section 412 of the Code or Title IV of ERISA, (ii) multiple employer plan described in Section 413 of the Code or Section 210 of ERISA, (iii) nonqualified deferred compensation plan within the meaning of Section 409A(d)(l) of the Code, (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (whether or not subject thereto), (v) provides medical or life insurance benefits beyond termination of employment, except as required by applicable Law or until the end of the month of termination, or (vi) provides for any reimbursement, indemnity or gross-up to compensate an employee for any Tax Liability. No Target Company has any Liability under Title IV of ERISA or on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(e)     The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any director, employee or individual independent contractor of a Target Company to severance pay or other payment, benefits or compensation under any Company Benefit Plan; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or individual independent contractor of a Target Company; (iii) give rise to any forgiveness of indebtedness of any director, employee or individual independent contractor of a Target Company for amounts due or owing to a Target

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Company; (iv) cause any Target Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, or (v) result in an excess parachute payment (within the meaning of Section 280G of the Code) or limit the Tax deductibility of any amount payable under any Company Benefit Plan by operation of Section 280G.

(f)     There are no pending audits or investigations by any Governmental Authority involving any Company Benefit Plan and, to the Knowledge of the Company, no threatened or pending material claims (except for individual claims for benefits payable in the normal operations of the Company Benefit Plans, as applicable), suits or proceedings involving any Company Benefit Plan, nor, to the Knowledge of the Company, are there any facts which would reasonably be expected to give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

4.19    Transactions with Related Persons. Except as set forth on Schedule 4.19 of the Company Disclosure Schedules, there are no Contracts or understandings between or binding on any Target Company on the one hand, and any Related Person of any Target Company, on the other hand, either (a) currently in effect or binding on any Target Company or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (treating for purposes of this Section 4.19, each Target Company as an issuer of securities for which a Securities Act registration statement is required to be filed and/or an issuer of securities with respect to which an Exchange Act registration statement or report is required to be filed).

4.20    Certain Business Practices.

(a)     Since the date of its formation, no Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Since the date of its formation, no Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has directly or, knowingly, indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or any other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)    Since the date of its formation, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction on the Target Companies, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)     No Target Company or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently, or has been in the last five (5) years, (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State since the date of its formation.

4.21    Investment Company Act.    No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

4.22    Finders and Brokers.    Except as set forth in Schedule 4.22 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

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4.23    Insurance.    Schedule 4.23 of the Company Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by any Target Company relating to such Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the applicable Target Company is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. Except as set forth on Schedule 4.23 of the Company Disclosure Schedules, there have been no insurance claims made by the Target Companies. Each Target Company has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim.

4.24    Ownership of Digital Assets.    As of the date of this Agreement, the Target Companies own and have the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all of the crypto-currencies, blockchain-based tokens, and other blockchain asset equivalents (collectively, “Digital Assets”) set forth on Schedule 4.24(i) of the Company Disclosure Schedules, free and clear of all Liens except for Permitted Liens; provided, however, that such ownership and exclusive ability to control Digital Assets is subject to the continued existence, validity, legality, governance and public availability of the relevant blockchains. Except as set forth on Schedule 4.24(ii) of the Company Disclosure Schedules, the Target Companies have taken no actions where any of them owns a substantial portion of all outstanding tokens in the then existing issued and circulating supply of such tokens on a blockchain to effectuate change through the governance process of that relevant blockchain that could reasonably foreseeably disrupt the continued existence, validity, legality, governance or public availability of the relevant blockchains.

4.25    Information Supplied.    None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

4.26    Independent Investigation.    The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser or Merger Sub for the Registration Statement; and (b) none of Purchaser, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

4.27    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER , MERGER SUB OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY

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DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO PURCHASER, MERGER SUB OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PURCHASER OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA. ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PURCHASER OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE V
COVENANTS

5.1    Access and Information.

(a)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing Date (the “Interim Period”), subject to Section 5.9, each of the Target Companies shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of the Target Companies or their Affiliates as Purchaser or its Representatives may reasonably request regarding the Target Companies or their Affiliates and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited balance sheets and income statements, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist) and cause each of the Representatives of the Target Companies to reasonably cooperate with Purchaser and its Representatives in their investigation, and, except as provided in Section 5.9, the Target Companies or their Affiliates are not required to produce new reports or information that otherwise are not already in existence; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Purchaser, Merger Sub or their Affiliates; provided, further, that (i) such access may be limited to the extent any of the Target Companies, Purchaser, Merger Sub or their Affiliates reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of any of the Target Companies, Purchaser, Merger Sub or their Affiliates and (ii) nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to have access to any of the offices or information of any of the equityholders of any of the Target Companies, that is not otherwise related to any Target Company or the transactions contemplated by this Agreement or any Ancillary Document. Purchaser hereby agrees that, during the Interim Period, (x) it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company or (y) conduct or perform any invasive or subsurface investigations of the properties or facilities of any Target Company or its Affiliates, in each case, without the prior written consent of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

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(b)    During the Interim Period, subject to Section 5.9, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if such financial statements or other documents already exist) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries; provided, further, that such access may be limited to the extent Purchaser or its Subsidiaries reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of Purchaser or its Subsidiaries. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

5.2    Conduct of Business of the Company.

(a)     Unless Purchaser shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or in furtherance of or consistent with the Business Plan, as set forth on Schedule 5.2(a) of the Company Disclosure Schedules, or as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business which, for the avoidance of doubt, shall include any reasonable actions or omission in response to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures and (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their officers and employees providing services to the Target Companies, and to preserve the possession, control and condition of their respective material assets.

(b)    Notwithstanding anything contained herein to the contrary, except as contemplated by this Agreement, any Ancillary Document or in furtherance of or consistent with the Business Plan, as set forth on Schedule 5.2(b) of the Company Disclosure Schedules, as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), during the Interim Period, without the prior written consent (including e-mail or other forms of electronic communications) of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) or with respect to clauses (ix), (xi) and (xix) below as would not in the aggregate result in the Company acquiring or disposing of any material amount of assets (other than, for the avoidance of doubt, Digital Assets, with respect to which there are no restrictions to the extent such Digital Assets are acquired or disposed of in the Ordinary Course of Business as consideration for services or in connection with the performance of mining operations for Digital Assets and the value of such Digital Assets does not exceed $500,000 or involve the payment of cash by the Target Companies in excess of $500,000), the Company shall not, and shall cause its Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

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(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any non-cash dividend or other non-cash distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, pay any cash dividend or other cash distribution;

(iv)        incur, create, assume or otherwise become liable for any Indebtedness (which for this purpose excludes trade payables or similar obligations) in excess of $5,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $5,000,000 individually or in the aggregate, in each case, except for Indebtedness for which the Target Companies will not have any liability after the Closing;

(v)         make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP, or change its jurisdiction for Tax residency;

(vi)        take any action or agree to take any action which would have the effect of changing the classification of the Company, or a Subsidiary, under the ES Legislation, except that:

(1)    if any requirement to report under the ES Legislation falls during the Interim Period, the Company shall report, by the applicable deadline, on the basis that during the relevant financial period the Company and/or its Subsidiaries, as is relevant, did not carry on any relevant activity as such term is defined in the ES Legislation, and shall consult with the Purchaser as to the prescribed information to be filed;

(2)    the Company shall promptly inform the Purchaser of any communication received by the Company and/or its Subsidiaries, its directors, shareholder(s) or registered agent from the TIA and shall consult with the Purchaser and shall give the Purchaser the opportunity to comment as to any reply or any other actions to be taken in response to such communication;

(vii)       transfer or license to any Person other than the license of IP in the Ordinary Course of Business or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP or other Company IP;

(viii)      terminate, or waive or assign any material right under, any Company Material Contract;

(ix)        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business (including Digital Assets in the Ordinary Course of Business);

(x)         establish any non-wholly owned Subsidiary;

(xi)        make any capital expenditures that are not contemplated by the Business Plan (excluding, for the avoidance of doubt, incurring any Company Transaction Expenses), unless such amount has been reserved in the Company Financials;

(xii)       voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $5,000,000 individually or in the aggregate (excluding the incurrence of any Company Transaction Expenses or any Liability or obligation pursuant to any of the Company Material Contracts or in the Ordinary Course of Business or Indebtedness in compliance with clause (iv) above);

(xiii)      amend, modify, supplement, waive or otherwise change, in any material respect, the Business Plan;

(xiv)      except in the Ordinary Course of Business, enter into any partnership or joint venture with any Person;

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(xv)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi)      settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than settlements that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company, Purchaser, Merger Sub or any of their respective Subsidiaries), or otherwise pay, discharge or satisfy any Action or any Liabilities related thereto, unless such amount has either been reserved in the Company Financials or involves an amount less than $500,000;

(xvii)     sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (subject to the limitations set forth on Schedule 5.2(b) of the Company Disclosure Schedules, other than Digital Assets in the Ordinary Course of Business as noted above);

(xviii)    enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)      enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any Contract with any officer, director, manager, employee, consultant or security holder of any Target Company or any of their Affiliates;

(xx)       commence any Action where the amount claimed exceeds $5,000,000;

(xxi)      (A) establish, enter into, adopt, amend, terminate or increase or accelerate the funding, payment or vesting of the compensation or benefits provided under, any Company Benefit Plan or any other benefit or compensation plan, Contract, program, policy, or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement (except as may be required to comply with applicable Law or by the terms of any of the foregoing as in effect on the date of this Agreement), (B) materially increase the aggregate compensation or benefits of, or loan or advance any money or other property to any employee or current or former independent contractor who is a natural person (other than base salary or hourly wage increases in the Ordinary Course of Business), (C) change the key management structure of any Target Company, including the hiring of additional officers or the termination of existing officers (other than for cause), or (D) grant or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention, equity or equity-based rights, or other compensatory payments or benefits (other than base salary or hourly wages in the Ordinary Course of Business), to any present or former employee, director, officer, or other service provider who is a natural person; or

(xxii)     authorize or agree to do any of the foregoing actions.

5.3    Conduct of Business of Purchaser.

(a)     Unless the Company shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document, as set forth on Schedule 5.3(a) of the Purchaser Disclosure Schedules, or as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice which, for the avoidance of doubt, shall include any actions or omission in response to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures and (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors and officers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter and IPO Prospectus, the deadline by which it must complete its Business Combination, and no consent of any other Party shall be required in connection therewith.

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(b)    Without limiting the generality of Section 5.3(a) and except as contemplated by this Agreement or any Ancillary Document, as set forth on Schedule 5.3(b) of the Purchaser Disclosure Schedules, or as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)        incur, create, assume or otherwise become liable for any Indebtedness, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Purchaser Transaction Expenses incurred in connection with the consummation of the Transactions, up to aggregate additional Indebtedness during the Interim Period of $4.5 million);

(v)         make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP, or change its jurisdiction of Tax residency; provided, that Purchaser may, without the consent of the Company, change the accounting treatment of Purchaser’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements;

(vi)        take any action or agree to take any action which would have the effect of changing the classification of the Purchaser, or a Subsidiary, under the ES Legislation, except that:

(1)         if any requirement to report under the ES Legislation falls during the Interim Period, Purchaser shall report, by the applicable deadline, on the basis that during the relevant financial period Purchaser and/or its Subsidiaries, as is relevant, did not carry on any relevant activity as such term is defined in the ES Legislation, and shall consult with the Company as to the prescribed information to be filed;

(2)         Purchaser shall promptly inform the Company of any communication received by Purchaser and/or its Subsidiaries, its directors, shareholder(s) or registered agent from the TIA and shall consult with the Company and shall give the Company the opportunity to comment as to any reply or any other actions to be taken in response to such communication;

(vii)       amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(viii)      terminate, waive or assign any material right under any material agreement to which it is a party;

(ix)        establish any Subsidiary or enter into any new line of business;

(x)         revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting Purchaser’s outside

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auditors; provided that Purchaser may, without the consent of the Company, change the accounting treatment of Purchaser’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements;

(xi)        waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xii)       acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xiii)      make any capital expenditures (excluding, for the avoidance of doubt, incurring any Purchaser Transaction Expenses);

(xiv)      adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xv)       subject to the restrictions contained in Section 5.22, voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1 million individually or $5 million in the aggregate (excluding the incurrence of any Purchaser Transaction Expenses);

(xvi)      sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)     hire any employees or adopt, sponsor, contribute to or otherwise incur any Liability (contingent or otherwise) under any Benefit Plans, Foreign Plans, any benefit plan sponsored by an ERISA Affiliate of Purchaser, or any other benefit or compensation plan, Contract, program, policy, or arrangement;

(xviii)    enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)      enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or Contract with any officer, director, manager, employee, consultant or security holder of Purchaser or any of their Affiliates; or (xx) authorize or agree to do any of the foregoing actions.

5.4    Purchaser Public Filings.    During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Merger to maintain the listing of the Purchaser Units, the Purchaser Class A Shares and the Purchaser Public Warrants on NASDAQ; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NASDAQ only the Purchaser Ordinary Shares and the Purchaser Public Warrants. It is understood and agreed that any actions or inactions taken by Purchaser, based on advice by its legal counsel or auditors, in connection with the accounting treatment of Purchaser’s issued and outstanding warrants, or any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements shall not be a breach of the requirements of this Section 5.4.

5.5    No Solicitation.

(a)     For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, a transaction (other than the transactions contemplated by this Agreement or with the approval of Purchaser) concerning the sale of (x) all or any material part of the business or assets of such Person or (y) any material amount of the shares or other equity interests or profits of such Person, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

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(b)    During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal with respect to such Party, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to an Acquisition Proposal, other than to promptly inform such Person or group that it is subject to an exclusivity agreement that prohibits it from engaging or participating in any discussions with respect to any Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal; provided, however, any Change in Recommendation by Purchaser’s board of directors in accordance with Section 5.9 shall not be a breach of this Section 5.5(b).

5.6    No Trading.    The Company acknowledges and agrees that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.7    Efforts.

(a)     Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to receive all applicable Consents of Governmental Authorities needed to consummate the transactions contemplated by this Agreement and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement; provided, that nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to obtain information regarding (or, other than as explicitly required by this Agreement or any Ancillary Document, require any action on behalf of) any of the equityholders of any of the Target Companies that is not otherwise related to any of the Target Companies or the transactions contemplated by this Agreement or any Ancillary Document.

(b)    In furtherance and not in limitation of Section 5.7(a). to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at Purchaser’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and use its commercially reasonable efforts to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any substantive communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or

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attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)     As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority challenging any of the transactions contemplated by this Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or Actions which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated by this Agreement, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d)    Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.8    Further Assurances.    The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings; provided, that nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to obtain information regarding (or, other than as explicitly required by this Agreement or any Ancillary Document, require any action on behalf of) any of the equityholders of the Company that is not otherwise related to any of the Target Companies or the transactions contemplated by this Agreement or any Ancillary Document.

5.9    The Registration Statement.

(a)     As promptly as practicable after the date of this Agreement, Purchaser and the Company shall jointly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Purchaser shall (at the sole cost and expense of Purchaser) file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Securities to be issued under this Agreement to the holders of securities of the Company prior to the Merger Effective Date, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from Purchaser shareholders for the matters to be acted upon at the Special Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational

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Documents and the IPO Prospectus to have their Purchaser Class A Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving the following proposals (or such other proposals as may be agreed upon from time to time between the Company and Purchaser) (A) the adoption and approval of this Agreement and the Transactions by the holders of Purchaser Shares in accordance with Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and NASDAQ, (B) the adoption of the Amended Purchaser Charter, (C) the adoption and approval of a new equity incentive plan for Purchaser in substantially the form of Exhibit J or as the Company and Purchaser otherwise mutually agree on pursuant to Section 5.15 (the “Purchaser Equity Plan”), (D) the appointment of the members of the Post-Closing Purchaser Board, in each case in accordance with Section 5.14 hereof, (E) such other matters (if any) as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (E), collectively, the “Purchaser Shareholder Approval Matters”, and the approvals described in clauses (A) through (B), the “Required Purchaser Shareholder Approval Matters”), and (F) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b)    Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Purchaser Shareholder Approval Matters, and (iii) use its commercially reasonable efforts to secure the approval of the Purchaser Shareholder Approval Matters; provided, however, that Purchaser’s board of directors may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation (a “Change in Recommendation”) if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by Purchaser’s board of directors of its fiduciary obligations to Purchaser’s shareholders under applicable Law. If on the date for which the Special Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Registration Statement, Purchaser will, with the agreement of the Company prior to any such filing (such agreement not to be unreasonably withheld, conditioned or delayed), file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and NASDAQ. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c)     Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall, with the agreement of the Company prior to filing any such amendment or supplement (such agreement not to be unreasonably withheld, conditioned or delayed), amend or supplement the Registration Statement and Purchaser shall (at the sole cost and expense of Purchaser), with the agreement of the Company prior to any such filing (such agreement not to be

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unreasonably withheld, conditioned or delayed), file the Registration Statement, as so amended or supplemented, with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d)    Purchaser shall respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any proposed written or material oral responses to such comments.

(e)     As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(f)     Purchaser shall comply with all applicable Laws, any applicable rules and regulations of NASDAQ, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

(g)    For the avoidance of doubt, the Company shall not be required by this Section 5.9 to take, or cause to be taken, any action in response to comments of the SEC staff made in connection with the Registration Statement, that would or could reasonably be expected to result in (x) any material and lasting change in the business of the Target Companies as contemplated under the Business Plan as of the date of this Agreement or (y) any Target Company being required to hold, obtain or apply for any material Permit from any Government Authority other than those set forth in Schedule 4.10 of the Company Disclosure Schedules.

5.10    Required Company Shareholder Approval; Series A SPA and Company Shareholders Agreement Waivers.    As promptly as reasonably practicable (and in any event within one Business Day) following the Registration Statement “clearing” comments from the SEC and becoming effective, the Company shall duly seek unanimous written consent of its shareholders or duly call and convene a meeting of its shareholders, for the purposes of obtaining the requisite shareholders’ consent for the adoption and approval of this Agreement and the Transactions (including approval of the Merger and the adoption of the amended and restated memorandum and articles of association of the Surviving Company in the form of Exhibit G), in accordance with the Company’s Organizational Documents and the Cayman Act (such consent, either obtained at a meeting of the Company’s shareholders or in writing, the “Required Company Shareholder Approval”). The Company, acting through its board of directors (or a committee thereof), shall not withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, its recommendation that the Company’s shareholders vote in favor of the approval of this Agreement and the Transactions. As promptly as practicable after the date of this Agreement, the Company shall seek the Series A SPA and Company Shareholders Agreement Waivers and use its commercially reasonable effort to obtain all such waivers prior to the Registration Statement “clearing” comments from the SEC and becoming effective.

5.11    Required Merger Sub Shareholder Approval.    Subject to Purchaser Shareholder adoption and approval of this Agreement and the Transactions at the Special Meeting, prior to the Merger Effective Date, the Purchaser shall execute and deliver a unanimous written consent as the sole shareholder of Merger Sub for the approving the Merger and the adoption of the amended and restated memorandum and articles of association of the Surviving Company substantially in the form of Exhibit G), in accordance with the Merger Sub’s Organizational Documents and the Cayman Act (such consent in writing, the “Required Merger Sub Shareholder Approval”).

5.12    Public Announcements.

(a)     The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Purchaser and the Company, except as such release or announcement may be required

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by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)    The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review and comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which shall be provided to the Company for reviewing and comment promptly following the execution of this Agreement); provided, however, if the Company does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of the Company shall not prevent Purchaser from making such filing in accordance with Federal Securities Laws. Prior to Closing, Purchaser and the Company shall prepare a current report on Form 8-K to be filed by Purchaser announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Filing”), provided, however, if the Company does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of the Company shall not prevent Purchaser from making such filing in accordance with Federal Securities Laws. Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the Closing Filing prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing Date (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing or the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in the Interim Period in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.13    Confidential Information.

(a)     The Company, agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.13(a) and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. The Company shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person

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until such information ceases to be a Trade Secret and (z) the Company and its Representatives shall be permitted to retain copies of Purchaser Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(b)    Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser, Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.13(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by Federal Securities Laws, as advised by outside counsel and after giving the Company a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by the Company regarding such disclosure, (y) Purchaser and Merger Sub shall, and shall cause their respective Representatives to, treat and hold in strict confidence any Trade Secret of any Target Company disclosed to such Person until such information ceases to be a Trade Secret and (z) Purchaser, Merger Sub and their respective Representatives shall be permitted to retain copies of Company Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(c)     For the avoidance of doubt, the obligations set forth in this Section 5.13 are in addition to and shall not supersede any continuing obligations under any confidentiality agreement between or among the Parties.

5.14    Post-Closing Board of Directors and Executive Officers.

(a)     The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of the individuals listed on Schedule 5.14(a) of the Company Disclosure Schedules. At or prior to the Closing, Purchaser will provide each director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b)    The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that, effective as of the Closing, the executive officers of Purchaser will consist of the individuals listed on Schedule 5.14(b) of the Company Disclosure Schedules.

5.15    Purchaser Equity Plan.    Prior to the effectiveness of the Registration Statement / Proxy Statement, the board of directors of Purchaser shall approve and adopt the Purchaser Equity Plan, substantially in the form of Exhibit J or as the Company and Purchaser otherwise mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Purchaser, as applicable), and in the manner prescribed under applicable Laws, effective as of the Closing Date, reserving for grant thereunder the number of Purchaser Class A Ordinary Shares set forth on Section 5.15 of the Company Disclosure Schedules.

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5.16    Indemnification of Directors and Officers.

(a)     From and after the Closing Date, the Surviving Company and Purchaser shall jointly and severally indemnify and hold harmless (i) each present and former director and officer of the Target Company, Purchaser or Merger Sub, and (ii) in addition, solely with respect to the Target Company, named senior executives of the Target Company (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the relevant Target Company, Purchaser or Merger Sub, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (each, a “Claim”), to the fullest extent that the relevant Target Company, Purchaser or Merger Sub, respectively, would have been permitted under applicable Law and subject to the limitations of its respective Organizational Documents and indemnification agreements, if any, in effect from time to time at or prior to the Closing to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). After the Closing Date, in the event that any D&O Indemnified Party becomes involved in any capacity in any Action based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Closing Date, the D&O Indemnified Party may retain counsel reasonably satisfactory to them after consultation with Purchaser; provided, however, that Purchaser shall have the right to assume the defense thereof with counsel reasonably satisfactory to the D&O Indemnified Parties.

(b)    Prior to the Merger Effective Date, Purchaser shall use its commercially reasonable efforts to purchase and obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms and at an aggregate cost of no higher than 330% of the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement, extending coverage for an aggregate period of six (6) years (or such other coverage period as mutually agreed by Purchaser and the Company) providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by the Purchaser’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Purchaser; provided, however, that to the extent a policy as permitted by this Section 5.16(c) is purchased by Purchaser, the aggregate cost of such policy shall be deemed a Purchaser Transaction Expense but shall in no case be included in the calculation of Excess Purchaser Indebtedness and Liability Amount.

(c)     Notwithstanding the foregoing (i) none of the Surviving Company or Purchaser shall be obligated to indemnify a D&O Indemnified Party with respect to any amount in relation to a Claim of any type whatsoever to the extent such Claim (or part thereof) has been paid to the D&O Indemnified Party (or paid directly to a third party on a D&O Indemnified Party’s behalf) by any directors and officers, or other type, of insurance maintained by any of the Surviving Company or Purchaser, and (ii) no D&O Indemnified Party shall settle any Claim without the prior written consent of the Surviving Company and Purchaser (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Surviving Company or Purchaser: (A) settle any Claim without either (x) the written consent of all D&O Indemnified Parties against whom such Claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the Claim relates for all D&O Indemnified Parties without admission nor finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Party for any amounts paid in settlement of any threatened or pending Claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d)    On or prior to the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Purchaser with, or for the benefit of, the D&O Indemnified Parties, which indemnification agreements shall continue to be effective following the Closing Date. To the extent applicable, on or prior to the Closing Date, Purchaser shall countersign such indemnification agreements with respect to any D&O Indemnified Party that was a director or officer of Purchaser prior to the Merger for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Party and Purchaser.

(e)     The provisions of this Section 5.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives.

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5.17    Section 16 Matters.

(a)     Prior to the Closing Date, the Parties shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Purchaser Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Purchaser, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.18    Trust Account Proceeds.    The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption shall first be used to pay (i) the Purchaser Transaction Expenses, (ii) any loans owed by Purchaser to Sponsor for the payment of Purchaser Transaction Expenses and other administrative costs and expenses incurred by or on behalf of Purchaser prior to the Closing Date and (iii) the Company Transaction Expenses. Such amounts, as well as any expenses that are required or permitted to be paid by delivery of Purchaser Securities, will be paid at the Closing; provided, however, that in the case of clauses (i) and (ii) above, such funding shall be subject to the limitations set forth in Section 5.22. Any remaining cash will be transferred to a Target Company or Purchaser and used for working capital and general corporate purposes.

5.19    Tax Matters.

(a)     Each Party (i) shall use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment, (ii) shall report the Merger consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code and (iii) acknowledges and agrees that it is not a condition to the Closing that the Merger qualifies as a “reorganization” within the meaning of Section 368(a).

(b)    In the event the SEC requests or requires tax opinions, each Party shall use best efforts to execute and deliver customary tax representation letters (not to be inconsistent with this Agreement or the other Ancillary Documents) as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

(c)     Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.20    280G.    To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that are contingent (within the meaning of Section 280G of the Code) on the transactions contemplated by this Agreement and that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder) (the “Section 280G Payments”), then, prior to the Closing the Company shall, or shall cause the applicable Affiliate to, use commercially reasonable best efforts to (i) solicit and obtain from each individual who is, as of the Closing Date, a “disqualified individual” a waiver of such disqualified individual’s rights, subject to the approval described in clause (ii) below, to some or all of such payments or benefits (the “ Waived 280G Benefits”) so that any remaining payments or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (ii) with respect to each individual who executes the waiver described in clause (i), submit to a vote in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A-7 of Treasury Regulations § 1.280G-1), the right of any such “disqualified individual” to receive the Waived 280G Benefits. In connection with the foregoing, Purchaser (a) will, no later than ten (10) Business Days prior to the Closing Date, provide the Company with any contract, agreement or plan entered into by the Purchaser (or at the direction of the Purchaser) and a disqualified individual (or reasonably be expected to be entered into at or prior to the Closing Date) the (the “Purchaser Arrangements”) to determine whether any payments made or to be made, or benefits granted or to be granted, pursuant to such Purchaser Arrangements could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and (b) shall cooperate with the Company in good faith to provide the Company with information necessary for the Company to make such

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determination and for the Company to prepare the required disclosure at least five (5) Business Days prior to the Company obtaining the waivers and soliciting the vote as set forth in this Section 5.20. At least one (1) Business Day prior to the Closing Date, the Company shall deliver to Purchaser documents evidencing the results of such vote. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. At least three (3) Business Days prior to soliciting such waivers and soliciting such shareholder approval as contemplated in this Section 5.20, the Company shall provide to Purchaser drafts of such waivers and such shareholder approval materials (including the calculations and analysis supporting such documentation)for Purchaser’s review and reasonable opportunity to comment, and the Company shall in good faith consider any such comments. Nothing contained in this Section 5.20 shall be deemed to require (i) the Company to obtain a waiver from any “disqualified individual” or (ii) any specific outcome of the vote described in this Section 5.20.

5.21    Financials.    As soon as reasonably practicable after the date of this Agreement, and in any case prior to the date of filing of the Registration Statement, except to the extent such failure is due to Purchaser’s failure to comply with its obligations pursuant to Section 5.9, the Company shall deliver to Purchaser the PCAOB Audited Financial Statements and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in the Registration Statement. The Company and Purchaser shall each use its reasonable best efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any Target Company or Purchaser, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by Purchaser with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

5.22    Purchaser Working Capital Funding Obligations; Purchaser Liability Limitations.

(a)     During the Interim Period, Purchaser shall fund its ordinary working capital expenses from cash on hand, and if such amount is insufficient, shall cause Sponsor or its Affiliates (excluding the Purchaser or any of its Subsidiaries) to fund such working capital expenses in accordance with the terms of the Letter Agreement Amendment.

(b)    As of the date of this Agreement through the expiration of the Interim Period, Purchaser and Merger Sub shall not incur an aggregate amount of Indebtedness, Purchaser Transaction Expenses (whether due before, on or after the Closing) (including deferred underwriting fees, but expressly excluding any D&O tail insurance policy costs pursuant to Section 5.16(b)) or other Liabilities in excess of $4,500,000 (the “Purchaser Debt and Liability Cap”), without the prior written consent of the Company; provided, however, in the event the aggregate amount of such Indebtedness, Purchaser Transaction Expenses or other Liabilities incurred by Purchaser for purposes of funding working capital exceeds the Purchaser Debt and Liability Cap, Purchaser shall cause Sponsor or its Affiliates (other than the Purchaser or any of its Subsidiaries) to fund such excess amount in accordance with the terms of the Letter Agreement Amendment. If the Sponsor or its Affiliates (other than the Purchaser or any of its Subsidiaries) fail to fund all or any portion of such excess amount, the Company may, but shall not be required, to elect by providing written notice to the Purchaser after the Purchaser Closing Statement is delivered to the Company and prior to Closing to treat such unfunded amount as the Excess Purchaser Indebtedness and Liability Amount.

5.23    Amendment to Disclosure Schedules.

(a)     Purchaser may from time to time prior to Closing, by written notice to the Company, supplement or amend the Purchaser Disclosure Schedules (including adding new Sections to the Purchaser Disclosure Schedule related to the provisions of this Agreement that do not contemplate qualification by the Purchaser Disclosure Schedule) with new or updated information with respect to matters that occur or arise after the Execution Date to correct any disclosed item or matter that would constitute a breach of a representation or warranty of Purchaser or Merger Sub in Article II or Article III as of the Closing Date (such new or updated information being “New Purchaser Information”); provided, however, New Purchaser Information shall not include information that is updated is in the Ordinary Course of Business of Purchaser during the Interim Period and does not violate the covenants in Section 5.3(b). For purposes of determining whether the Company’s conditions set forth in Section 7.2 have been fulfilled, the Purchaser Disclosure Schedule shall be deemed to exclude the New Purchaser Information.

(b)    The Company may from time to time prior to Closing, by written notice to the Purchaser, supplement or amend the Company Disclosure Schedules (including adding new Sections to the Company Disclosure Schedule

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related to the provisions of this Agreement that do not contemplate qualification by the Company Disclosure Schedule) with new or updated information with respect to matters that occur or arise after the Execution Date to correct any disclosed item or matter that would constitute a breach of a representation or warranty of the Company in Article IV as of the Closing Date (such new or updated information being “New Company Information”); provided, however, New Company Information shall not include information that is updated is in the Ordinary Course of Business of the Company during the Interim Period and does not violate the covenants in Section 5.2(b). For purposes of determining whether the Company’s conditions set forth in Section 7.3 have been fulfilled, the Purchaser Disclosure Schedule shall be deemed to exclude the New Purchaser Information.

ARTICLE VI
SURVIVAL

6.1    Non-Survival of Representations, Warranties and Covenants.    None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) Article X.

ARTICLE VII
CLOSING CONDITIONS

7.1    Conditions to Each Party’s Obligations.    The obligations of each Party to consummate the Closing shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a)     Required Purchaser Shareholder Approval.    The Required Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Special Meeting in accordance with the Proxy Statement shall have been approved by the Required Purchaser Shareholder Approval.

(b)    Required Company Shareholder Approval.    The Required Company Shareholder Approval shall have been obtained.

(c)     Required Merger-Sub Shareholder Approval.    The Purchaser as sole shareholder of Merger Sub prior to the Merger Effective Date shall have approved the Merger and the adoption of the amended and restated memorandum and articles of the Surviving Company in the form of Exhibit G, which approval shall be required in accordance with Section 5.11 if the Required Purchaser Shareholder Approval has been obtained as described in Section 7.1(a).

(d)    Requisite Regulatory Approvals.    All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions set forth on Schedule 7.1(c) shall have been obtained or made.

(e)     No Law or Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)     Net Tangible Assets.    Immediately prior to the Closing, after giving effect to the Redemption, Purchaser shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(g)    Registration Statement.    The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

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(h)    NASDAQ Listing.    The Purchaser’s Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(i)     Foreign Private Issuer.    The Company shall not have received evidence that Purchaser will not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

7.2    Conditions to Obligations of the Company.    In addition to the conditions specified in Section 7.1, the obligation of the Company to consummate the Closing is subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)     Representations and Warranties.    All of the representations and warranties of Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the Purchaser Fundamental Representations, any failures to be true and correct in all material respects, and (iii) for all other representations and warranties of Purchaser and Merger Sub, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser or Merger Sub.

(b)    Agreements and Covenants.    Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by such party on or prior to the Closing Date.

(c)     Minimum Cash.    The aggregate cash available to Purchaser at the Closing from the Trust Account after giving effect to the redemptions of any shares of Purchaser Class A Shares for holders that timely exercise and do not waive their redemptions rights in respect of the Transaction, but before giving effect to the consummation of the Closing and the payment of any outstanding Purchaser Transaction Expenses, Company Transaction Expenses and Indebtedness permitted under this Agreement, shall equal or exceed $17,500,000.

(d)    Certain Ancillary Documents.    Each of the Purchaser Lock-Up Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing Date.

(e)     Closing Deliveries.

(i)          Officer Certificate.    Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) with respect to Purchaser.

(ii)         Secretary Certificate.    Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Merger Effective Date), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is a party or otherwise bound.

(iii)        Good Standing.    Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization.

(iv)        Registration Rights Agreement.    The Company and Purchaser shall have received a duly executed copy of the Registration Rights Agreement, duly executed by Purchaser.

(v)         Purchaser Charter Amendment.    At or prior to Closing, Purchaser shall have amended and restated the memorandum and articles of association of Purchaser in substantially the form attached as Exhibit H hereto (the “Amended Purchaser Charter”).

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7.3    Conditions to Obligations of Purchaser.    In addition to the conditions specified in Section 7.1. the obligations of Purchaser to consummate the Closing are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)     Representations and Warranties.    All of the representations and warranties of the Company, Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Purchaser or Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date shall be true and correct on and as of the Closing Date as if made on the Closing Date, in each case except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the Company and Purchaser Fundamental Representations, any failures to be true and correct in all material respects and (iii) for all other representations and warranties of the Company, Purchaser, and Merger Sub, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, Purchaser, or Merger Sub, as applicable.

(b)    Agreements and Covenants.    The Company, Purchaser, and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)     Waiver and Release under Series A SPA and Company Shareholders Agreement.    The Company shall have obtained and delivered to Purchaser a waiver and release as it relates to potential claims by any shareholder of the Company under (i) that certain Series A Preferred Share and Warrant Purchase Agreement dated April 22, 2021, by and among Saire Cayman, Zhencheng, Tyche, Fengyuan Capital, Fargo I, KeyMan, Tospring, EVERSUNNY, SUN Zeyu BVI and certain other parties and (ii) that certain Amended and Restated Shareholders Agreement of the Company dated August 31, 2021, including any predecessor agreement thereto, substantially in the form attached hereto as Exhibit I hereto (collectively, the “Series A SPA and Company Shareholders Agreement Waivers”).

(d)    Company Minimum Cash.    At Closing, the Company Closing Cash minus Company Indebtedness shall be at least $1,000,000.

(e)     Certain Ancillary Documents.    Each of the Company Lock-Up Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing Date.

(f)     Closing Deliveries.

(i)          Officer Certificate.    Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a). 7.3(b) and 7.3(c) with respect to the Company. Purchaser shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a). 7.3(b) and 7.3(c) with respect to Purchaser and Merger Sub, as applicable.

(ii)         Secretary Certificates.    The Company and Purchaser shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is a party or otherwise bound.

(iii)        Good Standing.    The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization, to the extent that good standing certificates or similar documents are generally available in such jurisdiction. Purchaser shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Purchaser and Merger Sub certified as of a date no

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earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s and Merger Sub’ jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv)        Registration Rights Agreement.    Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by Purchaser and each Company shareholder party thereto.

(g)    Purchaser Charter Amendment.    At or prior to the Closing, the board of directors of the Purchaser and its requisite shareholders have adopted and approved, and the Purchaser has filed and made effective the Amended Purchaser Charter.

7.4    Frustration of Conditions.    Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, Purchaser or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)     by mutual written consent of Purchaser and the Company;

(b)    by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by March 31, 2022 (the “Outside Date”), provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Purchaser or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)     by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Purchaser or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)     by written notice by the Company to Purchaser, if (i) there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth day after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) from being satisfied;

(e)     by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Purchaser, or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth (20th) day after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time Purchaser or Merger Sub is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(f)     by written notice by either Purchaser or the Company to the other if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

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(g)    by written notice by Purchaser to the Company if the PCAOB Audited Financial Statements have not been delivered to Purchaser on or prior to October 15, 2021; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if at such time Purchaser is in uncured breach of its obligations pursuant to Section 5.9 of this Agreement and such uncured breach would result in a failure of the Company’s ability to deliver the PCAOB Audited Financial Statements; or

(h)    by written notice by the Company to Purchaser, if Purchaser’s board of directors has made a Change in Recommendation.

8.2    Effect of Termination.    This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party, any of their respective Affiliates or any of their and their Affiliates’ respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.11(a), 5.12, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, (ii) nothing herein shall relieve any Party from Liability for any Fraud against such Party prior to termination of this Agreement, and (iii) nothing herein shall relieve the Company, Purchaser or Merger Sub from Liability for willful breach (in each case of clauses (i), (ii) and (iii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1 and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.6), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3    Fees and Expenses.    Subject to Section 9.1 unless otherwise provided for in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Purchaser shall pay, or cause to be paid, all unpaid Purchaser Transaction Expenses and (b) if the Closing occurs, then Purchaser shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Purchaser Transaction Expenses, subject in the case of Purchaser Transaction Expenses, to the limitations set forth in Section 5.22.

ARTICLE IX
WAIVERS AND RELEASES

9.1    Waiver of Claims Against Trust.    Reference is made to the IPO Prospectus. The Company and Merger Sub hereby represents and warrants that it understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Class A Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with a shareholder vote to amend Purchaser’s Organizational Documents to modify the substance or timing of Purchaser’s obligation to provide holders of Purchaser Class A Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of Purchaser Class A Shares if Purchaser does not complete a Business Combination within 18 months from the closing of the IPO or with respect to any other provision relating to the rights of holders of Purchaser Class A Shares, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within 18 months after the closing of the IPO (subject to further extension by amendment to Purchaser’s Organizational Documents), (c) with respect to any interest earned on the amounts held in the Trust Account, up to $50,000 of interest to pay dissolution expenses and any amounts necessary to pay for any income taxes, and (d) to Purchaser after the consummation of a Business Combination, in each case, subject to the Trust Agreement. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby

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acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither of the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. Notwithstanding anything herein to the contrary, (A) the Company and its Affiliates may commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser, Merger Sub or their respective Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser, Merger Sub or their respective Representatives, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds); provided that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account or any amounts contained therein, and (B) nothing herein shall limit or prohibit the Company or any of its Affiliates from pursuing a claim against Purchaser or Merger Sub for specific performance or other equitable relief. This Section 9.1 shall survive termination of this Agreement for any reason.

ARTICLE X
MISCELLANEOUS

10.1    Notices.    All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser or Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Jianwei Li Chairman & Co-Chief Executive Officer 437 Madison Avenue, 27th Floor New York, New York 10022 (732) 910-9692 Jianwei@zhenchengcap.com

David C. Buck
Kayleigh McNelis
Sidley Austin LLP
1000 Louisiana, Suite 5900
Houston, Texas 77002
Tel: (713) 494-4500
dbuck@sidley.com
kmcnelis@sidley.com

and

Suzanne Correy
Maples and Calder (Cayman) LLP
PO Box 309
Ugland House, Grand Cayman, KY1-1104
Cayman Islands.
Tel: +1 345 814 5434
suzanne.correy@maples.com

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If to the Company at or prior to the Closing, to:

Ian Zou
CFO, Vice President
SAITECH Limited
c/o Sustainable Available Innovative Pte. Ltd.
20 EMERALD HILL ROAD, SINGAPORE, 229302
+86 186 1174 3705
zoujian@sai.tech

with a copy (which will not constitute notice) to:

Chris A. Ferazzi
Michael J. Blankenship
Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, Texas 77002
Tel: (713) 651-2600
CFerazzi@winston.com
MBlankenship@winston.com

and

George Weston
Harney Westwood & Riegels LP,
Craigmuir Chambers,
PO Box 71, Road Town, Tortola VG1110,
British Virgin Islands.
Tel: +1 284 852 4333|
george.weston@harneys.com

If to Purchaser or the Company after the Closing, to:

Ian Zou
CFO, Vice President
SAITECH Limited
c/o Sustainable Available Innovative Pte. Ltd.
20 EMERALD HILL ROAD, SINGAPORE, 229302
+86 186 1174 3705
zoujian@sai.tech

with a copy (which will not constitute notice) to:

Chris A. Ferazzi
Michael J. Blankenship
Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, Texas 77002
Tel: (713) 651-2600
CFerazzi@winston.com
MBlankenship@winston.com

and

George Weston
Harney Westwood & Riegels LP,
Craigmuir Chambers,
PO Box 71, Road Town, Tortola VG1110,
British Virgin Islands.
Tel: +1 284 852 4333|
george.weston@harneys.com

10.2    Binding Effect: Assignment.    Subject to Section 10.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party, by operation of Law or otherwise, without the prior written consent of Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3    Third Parties.    Except for the rights of the D&O Indemnified Parties set forth in Section 5.15, of Sidley Austin LLP (“Sidley”) set forth in Section 10.14(a) and Winston & Strawn LLP (“Winston”) set forth in Section 10.14(b), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. For the avoidance of doubt, no shareholder of Purchaser after the Closing (in his, her or its capacity as such) is a third party beneficiary of this Agreement or shall have any rights hereunder.

10.4    Governing Law; Jurisdiction.    This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of Delaware, without regard

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to the conflict of laws principles thereof, except that the Merger, the internal affairs of Purchaser and any provisions of this Agreement that are expressly or otherwise required to be governed by the Cayman Act, shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof) in respect of which the Parties irrevocably submit to the non-exclusive jurisdiction of the Courts of the Cayman Islands. Subject to the immediately preceding sentence, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6    Specific Performance.    Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.7    Severability.    In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8    Amendment.    This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser and the Company.

10.9    Waiver.    Each of Purchaser and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party

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hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.10    Entire Agreement.    This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.11    Interpretation.    The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if’ and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if’; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information at least two (2) Business Days prior to the date of this Agreement.

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10.12    Counterparts.    This Agreement may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13    No Recourse.    Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of any Party or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law; provided that, the Company can seek recourse against Sponsor if the Sponsor breaches its obligations under the Letter Agreement Amendment, solely to the extent of its payment obligations thereunder.

10.14    Legal Representation.

(a)     The Parties agree that, notwithstanding the fact that Sidley may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Sidley will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Purchaser hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Sidley’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Sidley of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Sidley with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)    The Parties agree that, notwithstanding the fact that Winston may have, prior to the Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Winston will be permitted in the future, after the Closing, to represent the shareholders or holders of other equity interests of the Company on or prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates (other than Purchaser or the Surviving Company) (collectively, the “Company Shareholder Group”) in connection with matters in which such Persons are adverse to Purchaser or the Surviving Company, including any disputes arising out of, or related to, this Agreement. The Company and Purchaser hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Winston’s future representation of any member of the Company Shareholder Group in which the interests of such Person are adverse to the interests of Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Winston of any member of the Company Shareholder Group. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Company Shareholder Group shall be deemed the client of Winston with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company Shareholder Group, shall be controlled by the Company Shareholder Group and shall not pass to or be claimed by Purchaser or the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser, the Surviving Company or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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ARTICLE XI
DEFINITIONS

11.1    Certain Definitions.    For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any charge, claim, demand, notice of noncompliance or violation, action, complaint, petition, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Company Lock-Up Agreements, the Purchaser Lock-Up Agreements, the Company Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Employment Agreements and the Amended Purchaser Charter and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Audited Financial Statements” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Target Companies as of the Balance Sheet Date and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the year then ended.

“Balance Sheet Date” means December 31, 2020.

“Benefit Plans” of any Person means any deferred compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, profit sharing, pension, or retirement plan and each other employee benefit plan, program, agreement or arrangement (whether written or unwritten), including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to ERISA), maintained, sponsored or contributed to, or required to be contributed to, by a Person for the benefit of any current or former employee or individual service provider of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Hong Kong or the Cayman Islands are authorized to close for business.

“Business Plan” means the version of the business plan as posted as of the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives.

“Cayman Act” means the Companies Act (as Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit; provided, however, Closing Company Cash shall not include Digital Assets.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Purchaser, Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by any Target Company, Purchaser, Merger Sub or their respective Representatives to Purchaser or its Representatives

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was previously known by such receiving party, other than from any Target Company, Purchaser, Merger Sub or their respective Representatives, without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Financials” means the Audited Financial Statements and the Interim Financial Statements.

“Company Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization), 4.4 (Subsidiaries) and 4.22 (Finders and Brokers).

“Company Lock-Up Agreements” means (a) the Lock-Up Agreement to be entered into at Closing by Energy Science Artist Holding Limited, LilOrange Holding Limited, Eternal Selead Technology Holding Limited, Haonan Technology Holding Limited, Shiningsunny Holding Limited and Make World Better Limited, the form of which shall be substantially in the form of Exhibit A-2 hereto, and (b) the Lock-Up Agreements to be entered into at Closing by all other shareholders of the Company immediately prior to Closing, the form of which shall be substantially in the form of Exhibit A-3 hereto.

“Company Ordinary Shares” means collectively the Class A Ordinary Shares and the Class B Ordinary Shares, each with a par value of $0.0001 per share.

“Company Shares” means collectively, the Company Ordinary Shares and the Company Preferred Shares.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies, Purchaser or Merger Sub (and not otherwise expressly allocated to Purchaser pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Target Companies, Purchaser or Merger Sub, (b) all bonuses, change in control payments, retention payments, severance payments or similar payments payable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, and the amount of the employer portion of any employment Taxes payable with respect to such payments, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Target Company, Purchaser or Merger Sub pursuant to this Agreement or any Ancillary Document.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means (a) the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the share then in issue and conferring the rights to vote at all general meetings of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any applicable Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

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“Digital Asset Market Value” means as of the date of the Company Closing Statement, the market value equivalent of Digital Assets set forth on the Company Closing Statement calculated based on the mechanism set forth on Schedule 11.1-B of the Company Disclosure Schedules.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any other Person, would be, at any relevant time, deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“ES Legislation” means The International Tax Co-operation (Economic Substance) Act (As Revised) of the Cayman Islands and all regulations and guidance notes issued thereunder.

“Excess Purchaser Indebtedness and Liability Amount” means the amount, if any, by which the aggregate outstanding Purchaser Indebtedness, unpaid Purchaser Transaction Expenses and other unpaid Liabilities immediately prior to the Closing exceeds $4,500,000.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Ratio” means a number equal to the Merger Consideration divided by $10 and divided by the number of Company Ordinary Shares issued and outstanding as of immediately prior to the Merger Effective Date.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by any Target Company primarily for the benefit of employees of any Target Company residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, other than (i) any of the foregoing maintained or to which contributions are required by a Governmental Authority and (ii) any Benefit Plan.

“Founder” means Energy Science Artist Holding Limited.

“Fraud” means, with respect to a Party, actual fraud by such Party (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction) with regard to the representations and warranties (as modified by the Disclosure Schedules), agreements and covenants made by such Party in this Agreement or schedules and certificates delivered by such Party pursuant to this Agreement, which involves a knowing and intentional misrepresentation by such Party with respect to such representations, warranties, agreements or covenants or a knowing and intentional concealment of facts with respect to such representations, warranties, agreements or covenants, with the intent of inducing any other Party to act or refrain from acting in reliance upon it including entering into this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, division, commission or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute resolving panel or body.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than those incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, intellectual property rights in Software, and other intellectual property.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Target Companies consisting of the consolidated balance sheets of the Target Companies as of the Interim Balance Sheet Date and the related consolidated income statements for the six months then ended.

“Interim Balance Sheet Date” means June 30, 2021.

“Internet Assets” means any domain name registrations.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of April 28, 2021, and filed with the SEC on April 30, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 11.1-A of the Company Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter, (ii) Purchaser, the actual knowledge of the individuals set forth on Schedule 11.1-A of the Purchaser Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter or (iii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter or (B) if a natural person, the actual knowledge of such Party or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports, no such individual will be under any express or implied duty to investigate.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (on voting, sale, transfer or disposition), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect after the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person and its Affiliates to consummate the transactions contemplated by this Agreement; provided, however, that any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, events, occurrences, changes or effects) shall not be taken into account when determining whether a Material Adverse Effect pursuant to clause (a) above has occurred: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in

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which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by any acts of God, terrorism, war (whether or not declared) or natural disaster or any worsening thereof; (v) any epidemic, pandemic, plague or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes or prospective changes in such COVID-19 Measures or changes or prospective changes in the interpretation, implementation or enforcement thereof; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to Purchaser, the consummation and effects of the Redemption; (viii) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, works councils or other labor organizations, customers, suppliers or partners; (ix) any actions taken at the written request (including e-mail or other forms of electronic communications) or with the written consent of Purchaser (including e-mail or other forms of electronic communications); (x) any changes or prospective changes after the date of this Agreement in applicable Law (or interpretations, implementation or enforcement thereof), excluding GAAP or any other accounting principles (or authoritative interpretations thereof); (xi) any change in the price or relative value of any digital currency or cryptocurrency, or any other blockchain-based tokens or assets, including Bitcoin or EOS; (xii) any change in existence or legality of any digital currency or cryptocurrency, or any other blockchain-based token or asset, or any halt or suspension in trading of any such digital currency or cryptocurrency on any exchange, in each case including Bitcoin or EOS (except that this clause (xii) shall not exclude any changes in existence, public availability, legality, or trading volume of any digital currency or cryptocurrency, or any other blockchain-based token or asset, or any halt or suspension in trading of any such digital currency or cryptocurrency on any exchange, in each case including Bitcoin or EOS, which, reasonably foreseeably result from actions taken by the Target Companies); or (xiii) any change to block structure, methods and rules for adding transactions to the blockchain, methods for processing and adding new blocks, mining or staking rewards, or algorithms, in each case as embodied in the applicable blockchain (except that this clause (xiii) shall not exclude any changes to block structure, methods and rules for adding transactions to the blockchain, methods for processing and adding new blocks, mining or staking rewards, or algorithms, in each case as embodied in the applicable blockchain which, reasonably foreseeably result from actions taken by the Target Companies); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv), (v), (x), (xi) and (xii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts and operates its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser, but for the avoidance of doubt, the conditions to closing under Section 7.1(a) (Required Purchaser Shareholder Approval and Section 7.2(c) (Minimum Cash) as they relate to the foregoing shall continue to apply.

“Merger Consideration” means an aggregate value equal to (i) Two Hundred Twenty-Eight Million U.S. Dollars ($228,000,000), plus if the Company makes the election provided under Section 5.22(b), the Excess Purchaser Indebtedness and Liability Amount.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $1.00 per share, of Merger Sub.

“NASDAQ” means the NASDAQ Capital Market.

“Ordinary Course of Business” means (i) any actions that are contemplated by or consistent with the Business Plan, (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID- 19 Measures, (iii) any actions taken with respect to setting up, preparing the operations of or reorganizing the Company or any of its Subsidiaries in accordance with, contemplated by or in furtherance of the Business Plan, this Agreement or any Ancillary Document and (iv) any other action reasonably deemed necessary in the good faith determination of the management or directors of the Company in connection with the operations of the Target Companies or the furtherance of the Transactions or the Business Plan.

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“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its memorandum and articles of association or similar organizational documents, in each case, as amended. With respect to Purchaser, Organizational Documents shall also include the Trust Agreement.

“Patents” means any patents and patent applications (including any divisional, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Target Companies as of the Balance Sheet Date and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the year then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property for the operation of their business, (d) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) licenses of Intellectual Property in the ordinary course of business, (f) Liens arising under this Agreement or any Ancillary Document, or (g) with respect to digital currency or cryptocurrency, or any other blockchain-based tokens or assets (including Bitcoin and EOS), Liens that result from any existing or future encumbrance or restriction (on voting, sale, transfer or disposition) that is inherent in the existing (or any future) structure, governance, or Software underlying such digital currency, cryptocurrency, token or blockchain (including any such encumbrance or restriction resulting from any change in such digital currency, cryptocurrency, token or blockchain, such as changes made through governance processes associated therewith), in each case other than such encumbrances or restrictions that are the direct and intended result of the affirmative vote or action occurring after the date of this Agreement by a Target Company.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Charter” means the Amended and Restated Memorandum and Articles of Association of Purchaser in effect under the Cayman Act; provided, that references herein to the Purchaser Charter for periods after the Merger Effective Date shall mean the Amended Purchaser Charter.

“Purchaser Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser, as provided for and fully described in the Purchaser Charter.

“Purchaser Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser, as provided for and fully described in the Purchaser Charter. For purposes clarification, the Purchaser Class B Shares prior to the Closing mean the Class B ordinary shares, par value $0.0001 per share, of Purchaser being converted into

Annex A-1-61

Class A Shares at the Merger Effective Time in accordance with the existing Purchaser Charter, and the Purchaser Class B Shares after the Merger Effective Time mean the Class B ordinary shares, par value $0.0001 per share, issued pursuant to the Amended Purchaser Charter.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Purchaser, Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to by the Company, Purchaser, Merger Sub or any of their respective Representatives, was previously known by such receiving party, other than from Purchaser or its Representatives, without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 2.1 (Organization and Standing), 2.2 (Authorization; Binding Agreement), 2.5 (Capitalization), 2.16 (Finders and Brokers), 3.1 (Organization and Standing), 3.2 (Authorization; Binding Agreement), 3.5 (Capitalization) and 3.10 (Finders and Brokers).

“Purchaser Lock-up Agreements” means the Lock-Up Agreements to be entered into at Closing by the Sponsor and the other Affiliates of Purchaser who are party to the Sponsor Support Agreement, the form of which shall be substantially in the form attached as Exhibit A-1 hereto.

“Purchaser Preference Shares” means preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by Purchasers’ board of directors.

“Purchaser Private Shares” means an aggregate of 224,780 Purchaser Class A Shares issued to Sponsor in a private placement at the time of the consummation of the IPO (including the issuance of Purchaser Class A Shares in connection with the underwriters’ partial exercise of an overallotment option), at a purchase price of $10.00 per share.

“Purchaser Public Warrants” means the warrants that were included as part of each Purchaser Unit, entitling the holder thereof to purchase one (1) Purchaser Class A Share per whole warrant at a purchase price of $11.50 per share.

“Purchaser Shares” means, collectively, the Purchaser Class A Shares, the Purchaser Class B Shares and the Purchaser Preference Shares.

“Purchaser Securities” means the Purchaser Units, the Purchaser Private Shares and the Purchaser Warrants, as appropriate.

“Purchaser Transaction Expenses” means all fees and expenses of Purchaser or Merger Sub (and not otherwise expressly allocated to any of the Target Companies pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, along with any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO payable upon consummation of a Business Combination, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, financial printer, proxy solicitor, or other agents or service providers of Purchaser, travel and entertainment incurred by Purchaser, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Purchaser pursuant to this Agreement or any Ancillary Document.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriters) consisting of one (1) Purchaser Class A Share and one-half (1/2) of one Purchaser Public Warrant.

“Reference Time” means the close of business of the Company on the Business Day prior to the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

Annex A-1-62

“Related Person” has the meaning under Item 404 of Regulation S-K promulgated under the Securities Act.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Purchaser Shareholder Approval” means the approval by the requisite majorities of the issued and outstanding shares of Purchaser in accordance with the Organizational Documents of Purchaser.

“Restructuring” means the restructuring of the Company’s Subsidiaries, including the creation of new Subsidiaries and termination of control documents between the WOFE and the VIEs, all as more specifically described in the Restructuring Plan provided by the Company to Purchaser.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933.

“Series A SPA and Company Shareholders Agreement Waivers” has the meaning set forth in Section 7.3(c).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries (excluding Purchaser and Merger Sub).

“Tax” means any U.S. federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary liability for any of the aforementioned.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“TIA” means the Cayman Islands Tax Information Authority.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions,

Annex A-1-63

modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential, provide material competitive advantage, and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 28, 2021, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Trust Agreement.

“TUG Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 28, by and among Purchaser, Sponsor and the other “Holders” named therein.

“VIEs” means collectively, Beijing Saire Technology Co., Ltd., a company organized under the laws of the Republic of China (“BST”), and Xinjiang Silicon Substrate Heating Power Co., Ltd., a company organized under the laws of the Republic of China and wholly owned subsidiary of BST.

“Warrant Agreement” means that certain Warrant Agreement, dated as of April 28, 2021 by and between VStock Transfer, LLC and Purchaser.

“WOFE” means Hangzhou Dareruohan Technology Co., Ltd., a wholly foreign owned enterprise incorporated under the laws of the Republic of China and wholly owned subsidiary of Silicon Asset Investment, Limited, a company incorporated under the Laws of Hong Kong.

11.2    Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	5.5(a)
Agreement	Preamble
Alternative Transaction	5.5(a)
Amended Purchaser Charter	7.2(e)
Antitrust Laws	5.7(b)
Business Combination	9.1
Claim	5.15(a)
Closing	1.1(a)
Closing Date	1.1(a)
Closing Filing	5.11(b)
Closing Press Release	5.11(b)
Company	Preamble
Company Benefit Plan	4.184.18(a)
Company Class A Ordinary Shares	4.3(a)
Company Class B Ordinary Shares	4.3(a)
Company Closing Statement	1.2(b)
Company Disclosure Schedules	Article IV
Company IP	4.13(c)
Company IP Licenses	4.13(a)
Company Letter of Transmittal	1.6(a)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Ordinary Shares	4.3(a)

Annex A-1-64

Term	Section
Company Preferred Shares	4.3(a)
Company Real Property Leases	4.16(b)
Company Registered IP	4.13(a)
Company Series A Preferred Shares	4.3(a)
Company Series Angel Preferred Shares	4.3(a)
Company Series Pre-A Preferred Shares	4.3(a)
Company Series Seed Preferred Shares	4.3(a)
Company Shareholder Support Agreement	Recitals
D&O Indemnified Parties	5.15(a)
Digital Assets	4.24
Dissenting Company Shares	1.5
Enforceability Exceptions	2.2
Exchange Agent	1.6(a)
Federal Securities Laws	5.6
Intended Tax Treatment	Recitals
Interim Period	5.1(a)
IRS	4.18(c)
Labor Laws	4.17(a)
Letter of Transmittal	1.6(a)
Lost Certificate Affidavit	1.6(e)
Material Software	4.13(b)
Merger	Recitals
Merger Documents	1.1(b)
Merger Effective Date	1.1(b)
Merger Sub	Preamble
New Company Information	5.23(b)
New Purchaser Information	5.23(a)
Non-Recourse Parties	10.13
OFAC	2.17(c)
Outside Date	8.1(b)
Party(ies)	Preamble
PII	4.14(a)
Post-Closing Purchaser Board	5.13(a)
Proxy Statement	5.9(a)
Public Certifications	2.6(a)
Public Shareholders	9.1
Purchaser	Preamble
Purchaser Arrangements	5.19
Purchaser Closing Statement	1.2(a)
Purchaser Disclosure Schedules	Article II
Purchaser Equity Plan	5.9(a)
Purchaser Financials	2.6(c)
Purchaser Material Contracts	2.13(a)
Purchaser Recommendation	2.2
Purchaser Shareholder Approval Matters	5.9(a)
Redemption	5.9(a)
Registration Statement	5.9(a)
Released Claims	9.1
Registration Rights Agreement	Recitals
Required Purchaser Shareholder Approval Matters	5.9(a)

Annex A-1-65

Term	Section
SEC Reports	2.6(a)
Section 280G Payments	5.19
Shareholder Certificates	1.6(c)
Sidley	10.13
Signing Filing	5.11(b)
Signing Press Release	5.11(b)
Special Meeting	5.9(a)
Specified Courts	10.4
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Surviving Company	1.1(a)
Target Support Agreements	Recitals
Transactions	Recitals
Transmittal Documents	1.6(c)
Waived 280G Benefits	5.19
Winston	10.3
Withholding Party	1.3

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Annex A-1-66

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:
TRADEUP GLOBAL CORPORATION
By:	/s/ Huang Lei
Name: Huang Lei
Title: Co-Chief Executive Officer
Merger Sub:
TGC MERGER SUB
By:	/s/ Huang Lei
Name: Huang Lei
Title: Co-Chief-Executive Officer

[Signature Page to Business Combination Agreement]

Annex A-1-67

The Company:
SAITECH LIMITED
By:	/s/ Li Risheng
Name: Li Risheng
Title: Director

[Signature Page to Business Combination Agreement]

Annex A-1-68

ANNEX A-2

Execution Copy

Amendment to BUSINESS COMBINATION AGREEMENT

This Amendment to Business Combination Agreement (this “BCA Amendment”) is made and entered into as of October 20, 2021 (the “Effective Date”) by and among TradeUp Global Corporation, a Cayman Islands exempted company incorporated with limited liability with company number 370735 (together with its successors, “Purchaser”), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Company”). Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS:

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of September 27, 2021 (as may be amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 10.8 thereof to amend and replace in its entirety Exhibit J, the Form of Purchaser Equity Plan;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Agreement

1. Amendment. Effective as of the Effective Date, Exhibit J of the Agreement is hereby amended and replaced in its entirety with Exhibit J to this BCA Amendment.

2. Miscellaneous. The terms, conditions and provisions of the Agreement, as amended by this BCA Amendment, remain in full force and effect. The execution, delivery and effectiveness of this BCA Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Agreement, nor constitute a waiver or amendment of any provision of the Agreement. This BCA Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Agreement, as though the other provisions of this BCA Amendment were set forth in the Agreement. This BCA Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

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Annex A-2-1

IN WITNESS WHEREOF, each Party hereto has caused this BCA Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:
TRADEUP GLOBAL CORPORATION
By:	/s/ Jianwei Li
Name: Jianwei Li
Title: Chairman and Co-Chief Executive Officer
Merger Sub:
TGC MERGER SUB
By:	/s/ Jianwei Li
Name: Jianwei Li
Title: Chairman and Co-Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement]

Annex A-2-2

The Company:
SAITECH LIMITED
By:	/s/ Li Risheng
Name: Li Risheng
Title: Director

[Signature Page to Amendment to Business Combination Agreement]

Annex A-2-3

Exhibit J

Annex A-2-4

ANNEX B

THE COMPANIES ACT (As Revised)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SAI.TECH Global Corporation

(adopted by Special Resolution dated [•], 2021 and effective on [•], 2021 (Being THE Merger Effective Date immediately after consummation of the merger))

Annex B-1

THE COMPANIES ACT (As Revised)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
SAI.TECH Global Corporation

(adopted by Special Resolution dated [•], 2021 and effective on [•], 2021 (BEING the merger effective date immediately after consummation of the merger))

1            The name of the Company is SAI.TECH Global Corporation.

2            The Registered Office of the Company shall be at the offices of ICS Corporate Services (Cayman) Limited, 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3            The objects for which the Company is established are unrestricted and except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

4            The Company will not trade in the Cayman Islands with any Person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided, that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands

5            The liability of each Member is limited to the amount unpaid on such Member’s shares.

6            The authorized share capital of the Company is US$50,000 divided into 350,000,000 shares of a par value of US$0.0001 each, of which [•]1 shall be designated as Class A ordinary shares, [•]2 shall be designated as convertible Class B ordinary shares, and 10,000,000 preference shares]. Subject to the provisions of the Statue and the Articles, the Company has the power to redeem or purchase any of its shares and to increase or reduce the share capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8            Capitalised terms that are not defined in this Memorandum bear the respective meanings given to them in the Articles.

____________

1        Class B ordinary shares will be limited to the number of shares issuable as Merger Consideration at Closing. Balance of undesignated shares will be allocated as authorized Class A ordinary shares.

2        Class B ordinary shares will be limited to the number of shares issuable as Merger Consideration at Closing. Balance of undesignated shares will be allocated as authorized Class A ordinary shares.

Annex B-2

THE COMPANIES ACT (As Revised)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
SAI.TECH Global Corporation

(adopted by Special Resolution dated [•], 2021 and effective on [•], 2021 (being the merger effective date immediately after consummation of the merger))

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith, the following words shall have the following meaning:

“Affiliate”

in respect of a Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such Person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural Person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural Person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such Person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).
“Business Combination Agreement”

means that certain Business Combination Agreement among the Company (f/k/a TradeUp Global Corporation), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability, and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability, dated as of September 27, 2021.

“Cause”	has the meaning ascribed to such term in Founder’s employment agreement with the Company as in effect from time to time.
“Chairman”	means the chairman of the board of Directors, if any, appointed by the Directors pursuant to Article 31.7.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

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“Class A Share”	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a convertible class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Ordinary Shareholder”	means a holder of Class B Shares and any Permitted Transferee of such holder so long as such Permitted Transferee is a holder of any Class B Shares.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Family Members”

means and includes only the following individuals:

(a)   the applicable individual;

(b)  the spouse of the applicable individual (including former spouses);

(c)   the parents of the applicable individual;

(d)  the lineal descendants of the applicable individual, the siblings of the applicable individual; and

(e)   the lineal descendants of a sibling of the applicable individual.

For purposes of the (a) to (e), the descendants of any individual shall include adopted individuals and their issue but only if the adopted individual was adopted prior to attaining age eighteen.

“Founder”	means Li Risheng.

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“Incapacity”

means, with respect to an individual, the permanent and total disability of such individual so that such individual is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Merger”	has the meaning ascribed to such term in the Business Combination Agreement.
“Merger Effective Date”	has the meaning ascribed to such term in the Business Combination Agreement.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a Person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in Person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Shares”	means, collectively, the Class A Shares and the Class B Shares.
“Permitted Entity”

means with respect to Founder:

(a)    any Person in respect of which Founder has, directly or indirectly:

(i)   control with respect to the voting of all the Class B Shares held or to be transferred to such Person;

(ii)  the ability to direct or cause the direction of management and policies of such Person or any other Person having the authority referred to in the proceeding clause (a)(i) (whether by contract, as executor, trustee, trust protector or otherwise); or

(iii) the operational or practical control of such Person, including the right to appoint, designate, remove or replace the Person having the authority referred to in the preceding clauses (a)(i) or (ii) above;

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(b)    any trust the beneficiaries of which consist primarily of Founder, his Family Members, and/or any Persons controlled directly or indirectly by such a trust;

(c)    any Person Controlled by a trust described in the immediately preceding clause (b) above; and

(d)    for the avoidance of doubt, Energy Science Artist Holding Limited.

“Permitted Transferee”

means, with respect to the Class B Ordinary Shareholders, any or all of the following:

(a)      Founder;

(b)      any Founder Permitted Entities;

(c)      any Family Members of Founder;

(d)      any other relative of Founder approved by the Board;

(e)      any transferee by operation of law, including in connection with divorce proceedings;

(f)       any charitable organization, foundation or similar entity;

(g)      in connection with a transfer as a result of, or in connection with the death or Incapacity of Founder, any Family Member of Founder or other designee, in each case, approved by the Directors; and

(h)      the Company;

provided that, (1) as a condition of any transfer to a Permitted Transferee under clauses (c) through (f) above, such Permitted Transferee shall have executed an original, a counterpart of, or a deed of adherence with respect to, a Proxy and Voting Deed; and (ii) in the case of any transfer of Class B Shares pursuant to clauses (b) through (f) above to a Person who at a later time ceases to qualify as a Permitted Transferee under the relevant clause, the Company shall be able to refuse registration of any subsequent transfer of such Class B Shares except back to the Founder or his Permitted Entities, and in the absence of such transfer back to the Founder or his Permitted Entities, the applicable Class B Shares shall automatically convert in accordance with Article 17.4 applied mutatis mutandis.

“Person”

means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, estate, association, joint stock company, unincorporated organization, company or other form of business or legal entity or government authority.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Proxy and Voting Deed”	means a deed or agreement conveying to Founder voting rights of outstanding Class B Shares.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

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“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities Act”	means the U.S. Securities Act of 1933.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2         In the Articles:

(a)  words importing the singular number include the plural number and vice versa;

(b)  words importing the masculine gender include the feminine gender;

(c)  references to any agreement, deed or other instrument (including to these Articles and the Memorandum) is a reference to that agreement or instrument as amended, restated, or novated from time to time;

(d)  “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)  “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)   references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)  any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)  the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)   headings are inserted for reference only and shall be ignored in construing the Articles;

(j)   any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)  any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)   sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m) the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n)  a reference to “$”, “US$”, “USD”, or dollar(s) is a reference to the lawful currency of the United States of America;

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(o)  “directly or indirectly” means, except where the context requires otherwise, directly or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning; and

(p)  the term “holder” in relation to a Share means a Person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares and other Securities

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a conversion of the Class B Shares set out in the Articles. No holder of Ordinary Shares shall have pre-emptive rights.

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         Except as set forth otherwise in Article 10(c)(iv), the Directors may provide, out of the unissued shares, for a series of Preference Shares. Before any Preference Shares of any such series are issued, the Directors shall fix, by resolution or resolutions, the following provisions of the Preference Shares thereof, if applicable:

(a)  the designation of such series, the number of Preference Shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)  whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)  the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of Preference Shares;

(d)  whether the Preference Shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)  the amount or amounts payable upon Preference Shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

Annex B-8

(f)   whether the Preference Shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preference Shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)  whether the Preference Shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of Preference Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)  the limitations and restrictions, if any, to be effective while any Preference Shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of Preference Shares;

(i)   the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of Preference Shares; and

(j)   any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

Without limiting the foregoing and subject to Articles 17.3 and 23.1, the voting powers of any series of Preference Shares may include the right, in the circumstances specified in the resolution or resolutions providing for the issuance of such Preference Shares, to elect one or more Directors who shall serve for such term and have such voting powers as shall be stated in the resolution or resolutions providing for the issuance of such Preference Shares. The term of office and voting powers of any Director elected in the manner provided in the immediately preceding sentence of this Article 3.3 may be greater than or less than those of any other Director or class of Directors.

3.4         The powers, preferences and relative, participating, optional and other special rights of each series of Preference Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preference Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

3.5         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch Registers of Members in accordance with the Statute. The Directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1        For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

Annex B-9

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All share certificates shall bear legends required under the Applicable Laws, including the Securities Act All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other Person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of his Class A Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Class A Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2         The instrument of transfer of any Class A Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any

Annex B-10

other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares.

8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Articles 3.1 and 17.3, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one Person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in Person or by proxy may demand a poll.

10.2       The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares, except the following:

(a)    separate general meetings of the holders of a call or series of shares may be called only by:

(i)   the Chairman, if any;

Annex B-11

(ii)  a majority of all of the Directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series); or

(iii) with respect to general meetings of the holders of Class B Shares, the Founder.

(b)    except as set forth in clause (a) above, nothing in this Article 10 shall be deemed to give any Member the right to call a class or series meeting; and

(c)    the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third of the issues shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11          Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12          Non Recognition of Trusts

No Person shall be recognised by the Company as holding any share upon any trust (other than any trust recognized as a Permitted Entity or Permitted Transferee). The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder. It is understood that a Proxy and Voting Deed shall not be the holding of any share upon a trust.

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the Person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

Annex B-12

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the Person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share (other than a Class B Share) may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person the Directors may authorise some Person to execute an instrument of transfer of the Share in favour of that Person.

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15.4       A Person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the Person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only Persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2       Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some Person nominated by him registered as the holder of such Share. If he elects to have another Person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that Person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3       A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some Person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Rights and Restrictions Attaching to Ordinary Shares

17.1       Except as otherwise included in these Articles (including Articles 17.3 and 23.1), the rights attaching to the Class A Shares and Class B Shares shall have the same rights and powers, and rank pari passu in all respects (including as to dividends, distributions, and upon the occurrence of any liquidation or winding up of the Company), share ratably and be identical in all respects as to all matters, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of the Class A Shares and the Class B Shares, each voting exclusively and as a separate class.

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17.2       Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Except as set forth in these Articles (including Articles 17.3, 17.4 and 23.1), holders of Class A Shares and Class B Shares shall at all times vote together as one class on all matters submitted to a vote for Members’ consent. On all matters subject to a vote of the Members, Ordinary Shares shall be entitled to the voting rights as set forth in Article 23.

17.3       In addition to any rights provided by applicable law or otherwise set forth in these Articles, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Shares, voting exclusively and as a separate class, directly or indirectly, or whether by amendment or through merger, recapitalization, consolidation or otherwise:

(a)    increase the number of authorized Class B Shares;

(b)    issue any Class B Shares or securities convertible into or exchangeable for Class B Shares, other than to Founder or his Affiliates (provided, that his Affiliate shall have executed an original, a counterpart of, or a deed of adherence with respect to, a Proxy and Voting Deed in respect of such Class B Shares);

(c)    create, authorize, issue, or reclassify into, any Preference Shares or any shares in the capital of the Company that carry more than one (1) vote per share;

(d)    reclassify any Class B Shares into any other class of shares or consolidate or combine any Class B Shares without proportionately increasing the number of votes per Class B Share; or

(e)    amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Memorandum or these Articles relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Shares.

17.4       Optional and Automatic Conversion of Class B Shares:

(a)    each Class B Share is convertible into one (1) Class A Share (as adjusted for share splits, share combinations and similar transactions occurring after the Merger Effective Date) at any time at the option of the holder thereof. In no event shall any Class A Share be convertible into any Class B Shares;

(b)    each Class B Share will automatically convert into one (1) Class A Share (as adjusted for share splits, share combinations and similar transactions occurring after the Merger Effective Date) on the earliest to occur of 5:00 p.m., Cayman Islands time:

(i)   on the first anniversary of Founder’s death or Incapacity; or

(ii)  on a date determined by the Board during the period commencing 90 days after, and ending 180 days after, the date on which Founder is terminated for Cause (and in the event of a dispute regarding whether there was Cause, Cause will be deemed not to exist unless and until an affirmative ruling regarding such Cause has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable);

(c)    no Class B Shares shall be issued by the Company after conversion of all Class B Shares into Class A Shares;

(d)    upon any sale, pledge, transfer, assignment or other disposition of Class B Shares by a holder thereof to any Person which is not a Permitted Transferee of such holder, each such Class B Share shall be automatically and immediately converted into one (1) Class A Share (as adjusted for share splits, share combinations and similar transactions occurring after the Acquisition Effective Time); provided that, notwithstanding anything to the contrary in these Articles, any pledge of Class B Shares by a holder thereof that creates a security interest in such Class B Shares pursuant to a bona fide loan or indebtedness transaction shall be permitted (and not result in any such conversion) for so long as Founder or his Affiliates continue to control, directly or indirectly, the exercise of the voting rights of such pledged Class B Shares; provided, further, however, that a foreclosure on such Class B Shares or other similar action by the pledgee will result in automatic and immediate conversion of such Class B Shares into Class A Shares unless the transferee in such foreclosure or similar action qualifies as a

Annex B-15

Permitted Transferee at such time. For the avoidance of doubt, any sale, pledge, transfer, assignment or disposition of Class B Shares to a Permitted Transferee does not result in automatic conversion into Class A Shares.

17.5       The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class B Shares to Class A Shares, including the issuance of share certificates with respect thereto, as it may deem necessary or advisable.

17.6       The Company shall at all times reserve and keep available out of its authorized but unissued Class A Shares, solely for the purpose of effecting the conversion of the Class B Shares, such number of its Class A Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Shares; and if at any time the number of authorized but unissued Class A Shares shall not be sufficient to effect the conversion of all then-outstanding Class B Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Shares to such numbers of shares as shall be sufficient for such purpose.

18          Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1       The Company may by Ordinary Resolution, subject to the rights of the Class B Shares, including under Article 17.3:

(a)  increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)  consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)  by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount; provided, that in the subdivision the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

(d)  cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3       Subject to the rights of the Class B Shares, including under Article 17.3(e), the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)  change its name;

(b)  alter or add to the Articles;

(c)  alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)  reduce its share capital or any capital redemption reserve fund.

19          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

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20          General Meetings

20.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2       The Company shall in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3       The Directors, the chief executive officer or the Chairman may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4       Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21          Notice of General Meetings

21.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)  in the case of an annual general meeting, by all of the Members (or their proxies) entitled to attend and vote thereat; and

(b)  in the case of an extraordinary general meeting, by Members (or their proxies) having the right to attend and vote at the meeting, together holding shares entitling the holders thereof to not less than two-thirds of the votes entitled to be cast at such extraordinary meeting.

21.2       The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any Person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22          Proceedings at General Meetings

22.1       No business shall be transacted at any general meeting unless a quorum of Members is present. The holders of a majority of the Shares being individuals present in Person or by proxy or if a corporation or other non-natural Person by its duly authorised representative or proxy shall be a quorum for all purposes; provided, that the presence in person or by proxy of holders of a majority of the Class B Shares shall be required in any event.

22.2       If provided by the Company, a Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in Person at that meeting.

22.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural Persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

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22.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5       The Directors may, at the time prior to the time appointed for the meeting to commence, appoint any Person to act as a chairman of a general meeting or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors (as elected by a majority of the Directors in accordance with Article 31.7) shall preside as chairman at such general meeting. If there is no chairman present, or if the chairman is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting. The voting rights of the Chairman, if a Director, as to the matters to be decided by the Board of Directors shall be the same as other Directors.

22.6       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place (provided, that no special meeting called by the holders of Class B Shares may be adjourned unless a quorum does not exist), but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.7       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise, it shall not be necessary to give any such notice of an adjourned meeting.

22.8       A resolution put to the vote of the meeting shall be decided on a poll.

22.9       A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.10     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith (provided, that no special meeting called by a holder of Class B Shares may be adjourned unless a quorum does not exist). A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.11     In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23          Votes of Members

23.1       Subject to any rights or restrictions attached to any Shares, including in Articles 17.3 and 17.4, each Class A Share shall be entitled to one (1) vote on all matters subject to a vote of Members, and each Class B Share shall be entitled to ten (10) votes on all matters subject to a vote of Members.

23.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in Person or by proxy (or, in the case of a corporation or other non-natural Person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

23.4       No Person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

Annex B-18

23.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural Person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7       A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24          Proxies

24.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural Person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the Person named in the instrument proposes to vote.

24.3       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25          Corporate Members

25.1       Any corporation or other non-natural Person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such Persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each Person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such Person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

Annex B-19

26          Shares that May Not be Voted

Treasury Shares and other shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27          Directors

27.1       There shall be a board of Directors consisting of not less than one Person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2       The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28          Powers of Directors

28.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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29          Appointment and Removal of Directors

29.1       The Directors may appoint any Person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.2       The Company may by Ordinary Resolution appoint any Person to be a Director or may by Ordinary Resolution remove any Director.

30          Vacation of Office of Director

Notwithstanding anything in these Articles, the office of a Director shall be vacated if:

(a)  the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)  the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)  the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)  (i) with respect to any Director (other than Founder), a licensed medical practitioner who has evaluated that Director gives a written opinion to the Company stating he or she has become physically or mentally incapable of acting as a Director (with reasonable accommodations) and may remain so for more than three (3) months, or (ii) with respect to Founder his Incapacity shall have been determined.

31          Proceedings of Directors

31.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the Chairman shall have a second or casting vote.

31.3       A Person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in Person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the Chairman is located at the start of the meeting.

31.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5       A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

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31.7       The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such Person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9       A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32          Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33          Directors’ Interests

33.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2       A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4       No Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5       A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

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35          Delegation of Directors’ Powers

35.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2       The Directors may establish any committees, local boards or agencies or appoint any Person to be a manager or agent for managing the affairs of the Company and may appoint any Person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3       The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4       The Directors may by power of attorney or otherwise appoint any Person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5       The Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6       The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

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37          Remuneration of Directors

37.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly and reasonably incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38          Seal

38.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some Officer or other Person appointed by the Directors for the purpose.

38.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39          Dividends, Distributions and Reserve

39.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law. Notwithstanding anything contained in these Articles, no Dividend shall be made on any Class A Shares unless a Dividend in equal proportion is made on the Class B Shares.

39.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

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39.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8       No Dividend or other distribution shall bear interest against the Company.

39.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41          Books of Account

41.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

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41.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42          Audit

42.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8       At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43          Notices

43.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

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43.2       Where a notice is sent by:

(a)  courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)  post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)  cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)  e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)  placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3       A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

44          Winding Up

44.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)  if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)  if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator

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may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45          Indemnity and Insurance

45.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No Person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such Person in respect of any negligence, default, breach of duty or breach of trust of which such Person may be guilty in relation to the Company.

46          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47          Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49          Business Opportunities

49.1       To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except

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to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Company.

49.2       Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

49.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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ANNEX C

Form of SAI.TECH Global Corporation Incentive Equity Plan

SAI.TECH Global Corporation

2021 Equity Incentive Plan

Adopted by the Board of Directors of SAI.TECH Global Corporation: [ ], 2021

Approved by the Shareholders of SAI.TECH Global Corporation: [ ], 20[ ]

1. General.

(a) Establishment.    The SAI.TECH Global Corporation 2021 Equity Incentive Plan (the “Plan”) is hereby established effective as of [ ], 20[ ], which is the date of the closing of the transactions contemplated by the Business Combination Agreement (the “Effective Date”).

(b) Purpose.    The Plan, through the granting of Awards, is intended to help the Company to secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide means by which the eligible recipients may benefit from increases in value of the Ordinary Shares.

(c) Available Awards.    The Plan provides for the grant of the following types of Awards: (i) Options, (ii) Share Appreciation Rights, (iii) Restricted Share Awards, (iv) Restricted Share Unit Awards, and (v) Other Awards.

2. Administration.

(a) Administration by Board.    The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board.    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan will be granted Awards; (B) when and how each Award will be granted; (C) what type or combination of types of Award will be granted; (D) the provisions of each Award granted (which need not be identical or comparable), including the time or times when a person will be permitted to exercise or otherwise receive an issuance of Ordinary Shares or other payment pursuant to an Award; (E) the number of Ordinary Shares or cash equivalent with respect to which an Award will be granted to each such person; and (F) the Fair Market Value applicable to an Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or Ordinary Shares may be issued).

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Ordinary Shares or the share price of Ordinary Shares, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent.

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(vii) To amend the Plan in any respect the Board deems necessary or advisable, subject to the limitations, if any, of applicable law; provided, however that shareholder approval will be required for any amendment to the extent required by applicable law. Except as provided in the Plan or an Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Award unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.

(viii) To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 422 of the Code regarding Incentive Share Options.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one (1) or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one (1) or more Awards without the affected Participant’s consent (X) to maintain the tax qualified status of the Award, (Y) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code or Section 457A of the Code; or (Z) to comply with other applicable laws.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction). Without limiting the generality of the foregoing, the Board specifically is authorized to adopt rules, procedures and sub-plans, regarding, without limitation, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, which may vary according to local requirements.

(xii) To effect, at any time and from time to time, (A) the reduction of the exercise, purchase or strike price of any outstanding Award (including without limitation any Option or SAR); (B) the cancellation of any outstanding Award and the grant in substitution therefor of a new (1) Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit Award, or Other Award under the Plan or another equity plan of the Company, covering the same or a different number of Ordinary Shares, (2) cash and/or (3) other valuable consideration determined by the Board, in its sole discretion; or (C) any other action that is treated as a repricing under generally accepted accounting principles; provided, that any repricing that the Board effectuates shall not require approval of the Company’s shareholders.

(c) Delegation to Committee.

(i) General.    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance.    To the extent an Award is intended to qualify of the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Plan shall be administered by the Board or the Committee (subject to the Board’s discretion) in accordance with the requirements of Rule 16b-3 under the Exchange Act to the extent necessary for such exemption to remain available. The failure of a member of the Board

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or Committee (as applicable) to qualify as a “non-employee director,” as determined under Rule 16b-3(b)(3) of the Exchange Act, shall not invalidate any Award granted or action taken by the Board or Committee (as applicable) that is otherwise validly granted or taken under the terms of the Plan.

(d) Delegation to an Officer.    The Board or any Committee may delegate to one (1) or more Officers the authority to do one (1) or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Awards) and, to the extent permitted by applicable law, the terms of such Awards and (ii) determine the number of Ordinary Shares to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of Ordinary Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on substantially the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value (pursuant to Section 13(x) below).

(e) Effect of Board’s Decision.    All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. The Board’s or any Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Board’s or any Committee’s sole discretion. The Board’s or any Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.

3. Ordinary Shares Subject to the Plan.

(a) Share Reserve.    Subject to adjustment in accordance with Section 3(c) and to any adjustment as necessary to implement any Capitalization Adjustments, (i) the initial Share Reserve on the Effective Date shall be 1,812,663 Ordinary Shares, and (ii) subject to any adjustment as necessary to implement any Capitalization Adjustments, the then-applicable Share Reserve number will automatically increase on January 1st of each year for a period of ten (10) years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (A) three percent (3%) of the total number of Capital Shares outstanding on December 31st of the preceding year and (B) such fewer number of Ordinary Shares that the Board or any Committee may determine prior to January 1st of a given year; provided, if the Effective Date is after January 1, 2022, then the initial automatic increase shall occur on January 1, 2023 and the increases shall end on (and including) January 1, 2032.

(b) Aggregate Incentive Share Option Limit.    Notwithstanding anything to the contrary in Section 3(a) and subject to any adjustments as necessary to implement any Capitalization Adjustment, the aggregate number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Share Options is 1,812,663 Ordinary Shares.

(c) Reversion of Ordinary Shares to the Share Reserve.    If an Award or any portion thereof (i) expires or otherwise terminates without all of the Ordinary Shares covered by such Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than Ordinary Shares), such expiration, termination or cash settlement will not reduce (or otherwise offset) the number of Ordinary Shares that may be available for issuance under the Plan. If any Ordinary Shares issued pursuant to an Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such Ordinary Shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any Ordinary Shares reacquired by the Company in satisfaction of tax withholding obligations on an Award or as consideration for the exercise or purchase price of an Award will again become available for issuance under the Plan.

(d) Source of Ordinary Shares.    The Ordinary Shares issuable under the Plan will be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares repurchased by the Company on an open market or otherwise.

(e) Substitute Awards.    In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, including without limitation pursuant to the Business Combination Agreement, the Board may grant Awards in substitution for any options or other share or share-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Board deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Share Reserve set forth in Section 3(a) above (nor shall Ordinary Shares subject to a Substitute Award

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be added to the Ordinary Shares available for Awards under the Plan as provided in Section 3(c) above), except that Ordinary Shares acquired by exercise of substitute Incentive Share Options will count against the maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Share Options under Section 3(b) of the Plan.

(f) Class of Ordinary Shares.    Substitute Awards and other Awards, in either case, granted under the Plan shall be for Class A Ordinary Shares.

4. Eligibility and Non-Employee Director Limitation.

(a) Eligible Award Recipients.    Subject to the terms of the Plan and applicable law, Awards may be granted to Employees, Directors and Consultants.

(b) Service Recipient Stock.    Notwithstanding anything herein to the contrary, no Award under which a Participant may receive Ordinary Shares may be granted to an Employee, Director, or Consultant of any Affiliate of the Company if such Ordinary Shares do not constitute “service recipient stock” for purposes of Section 409A of the Code with respect to such Employee, Director or Consultant and such Ordinary Shares are required to constitute “service recipient stock” for such Award to comply with, or be exempt from, Section 409A of the Code.

(c) Non-Employee Director Compensation Limitation.    The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) US$750,000 total in value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, US$1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 4(c) shall apply commencing with the first calendar year that begins following the Effective Date. For avoidance of doubt, compensation will count towards this limit for the calendar year it was granted or earned, and not later when distributed, in the event it is deferred.

5. Provisions Relating to Options and Share Appreciation Rights.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. The provisions of separate Options or SARs need not be identical or comparable; provided, however, that each Award Agreement for Options or SARs will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term.    No Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price.    The exercise or strike price of each Option or SAR shall be determined by the Board and set forth in the Award Agreement which, unless otherwise determined by the Board, may be a fixed or variable price determined by reference to the Fair Market Value of the Ordinary Shares over which such Award is granted; provided, however, that (i) no Option or SAR may be granted to a U.S. Participant with an exercise or strike price per Ordinary Share which is less than one hundred percent (100%) of the Fair Market Value of an Ordinary Share subject to the Option or SAR on the date of grant, without compliance with Section 409A of the Code or the Participant’s consent, (ii) the exercise or strike price of each Option or SAR granted to a Participant that is not a U.S. Participant shall comply with applicable law, and (iii) an Option or SAR may be granted with an exercise or strike price lower than that set forth herein if such Option or SAR is granted pursuant to an assumption or substitution for an option or share appreciation right granted by another company, whether in connection with an acquisition of such company or otherwise, and in a manner consistent with the provisions of Section 409A of the Code and other applicable law. Notwithstanding the foregoing, no Option or SAR may be granted with an exercise or strike price lower than the par value of the Ordinary Shares. Each SAR will be denominated in Ordinary Share equivalents.

(c) Exercise Procedure and Payment of Exercise Price for Options.    In order to exercise an Option, the Participant must provide notice of exercise to the Company in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. Any Ordinary Shares that are not fully paid will be subject to the forfeiture provisions in the Company’s Memorandum and Articles of Association (as amended and/or restated

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from time to time). The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. Subject to applicable law, the permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program (developed under Regulation T as promulgated by the U.S. Federal Reserve Board or similar regulations in other applicable jurisdictions, if required for compliance with the laws of the relevant jurisdiction) that, prior to the issuance of the Ordinary Share, is subject to the Option results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of Ordinary Shares that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (A) at the time of exercise the Ordinary Shares are publicly traded, (B) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (C) such delivery would not violate any applicable law or agreement restricting the redemption of the Ordinary Shares, (D) any certificated shares are endorsed or accompanied by an executed assignment separate from the certificate, and (E) such Ordinary Shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery as may be required by the Company;

(iv) if an Option is a Nonstatutory Share Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Ordinary Shares to be issued. Ordinary Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Ordinary Shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) Ordinary Shares are delivered to the Participant as a result of such exercise, and (C) Ordinary Shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board and permissible under applicable law.

(d) Exercise and Payment of a SAR.    To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR or otherwise provided by the Company. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of Ordinary Shares equal to the number of Ordinary Shares equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (ii) the aggregate strike price of the number of Ordinary Shares equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Ordinary Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR and subject to applicable law.

(e) Transferability of Options and SARs.    The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i) Restrictions on Transfer.    An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders.    Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) or regulations in other applicable jurisdictions.

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(iii) Beneficiary Designation.    Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f) Vesting Generally.    The total number of Ordinary Shares subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Ordinary Shares as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service.

(i) Termination of Continuous Service for Cause.    Except as explicitly provided otherwise in a Participant’s Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs (whether vested or unvested) will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the Ordinary Shares subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(ii) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.    Subject to Section 5(h), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 5(a)):

(1) Three (3) months following the date of such termination if the Option is an Incentive Share Option (other than any termination due to the Participant’s Disability or death);

(2) Six (6) months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death) or due to the Participant’s resignation from employment;

(3) Twelve (12) months following the date of such termination if such termination is due to the Participant’s Disability;

(4) Twelve (12) months following the date of such termination if such termination is due to the Participant’s death; or

(5) Twelve (12) months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (1) or (2) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable post-termination exercise period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the Ordinary Shares subject to the terminated Award, or any consideration in respect of the terminated Award.

(iii) Termination of Continuous Service and Unvested Portion of Award.    Except as otherwise provided in the applicable Award Agreement or other written agreement between the Participant and the Company, immediately upon termination of Continuous Service, all unvested portions of any outstanding Options or SARs of such Participant shall be forfeited without consideration as of the termination date.

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(h) Restrictions on Exercise; Extension of Exercisability.    A Participant may not exercise an Option or SAR at any time that the issuance of Ordinary Shares upon such exercise would violate applicable law. Except as otherwise provided in the applicable Award Agreement or other written agreement between the Participant and the Company, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares would violate applicable law, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Ordinary Shares received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Ordinary Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Modification or Assumption of Options.    Except as otherwise provided in the Plan, the Board may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price. No modification of an Option shall, without the consent of the Participant, materially impair his or her rights or increase his or her obligations under such Option.

6. Provisions of Awards Other than Options and SARs.

(a) Restricted Share Awards.    Each Restricted Share Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s Memorandum and Articles of Association (as amended and/or restated from time to time) and other constitutional and governance documents, at the Board’s election, Ordinary Shares underlying a Restricted Share Award may be held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Share Award lapse; and may be evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The Company may require that any share certificates relating to Restricted Shares be held by the Company in escrow for the participant until all restrictions on such Restricted Shares have been removed. The terms and conditions of Restricted Share Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Award Agreements need not be identical or comparable. Each Restricted Share Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.    A Restricted Share Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting.    Ordinary Shares awarded under the Restricted Share Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board. Except as otherwise provided in an Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Share Awards will cease upon termination of a Participant’s Continuous Service.

(iii) Termination of Participant’s Continuous Service.    If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right, any or all of the Ordinary Shares held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Share Award Agreement.

(iv) Transferability.    Rights to acquire Ordinary Shares under the Restricted Share Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Award Agreement, as the Board will determine in its sole discretion, so long as Ordinary Shares awarded under the Restricted Share Award Agreement remains subject to the terms of the Restricted Share Award Agreement.

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(v) Dividends.    A Restricted Share Award Agreement may provide that any dividends paid on Restricted Shares will be subject to the same vesting and forfeiture restrictions as apply to the Ordinary Shares subject to the Restricted Share Award to which they relate; provided, any performance-based Restricted Share Award Agreement shall provide that any dividends paid on Restricted Shares will be subject to the same vesting and forfeiture restrictions as apply to the Ordinary Shares subject to the Restricted Share Award to which they relate.

(vi) Shareholder Rights.    Unless otherwise determined by the Board, a Participant will have voting and other rights as a shareholder of the Company with respect to any Ordinary Shares subject to a Restricted Share Award.

(b) Restricted Share Unit Awards.    Each Restricted Share Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Share Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Unit Award Agreements need not be identical or comparable. Each Restricted Share Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.    At the time of grant of a Restricted Share Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each Ordinary Share subject to the Restricted Share Unit Award. The consideration to be paid (if any) by the Participant for each Ordinary Share subject to a Restricted Share Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting.    At the time of the grant of a Restricted Share Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Share Unit Award as it, in its sole discretion, deems appropriate.

(iii) Settlement.    A Restricted Share Unit Award may be settled by the delivery of Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Share Unit Award Agreement. At the time of the grant of a Restricted Share Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Ordinary Shares (or their cash equivalent) subject to a Restricted Share Unit Award to a time after the vesting of such Restricted Share Unit Award.

(iv) Dividend Equivalents.    Dividend equivalents may be credited in respect of Ordinary Shares covered by a Restricted Share Unit Award, as determined by the Board and contained in the Restricted Share Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Ordinary Shares covered by the Restricted Share Unit Award in such manner as determined by the Board. Any additional Ordinary Shares covered by the Restricted Share Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Share Unit Award Agreement to which they relate. Any dividend equivalents distributed under the Plan shall not be counted against the Share Reserve.

(v) Termination of Participant’s Continuous Service.    Except as otherwise provided in the applicable Restricted Share Unit Award Agreement, such portion of the Restricted Share Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service, and the Participant will have no further right, title or interest in the Restricted Share Unit Award, the Ordinary Shares issuable pursuant to the Restricted Share Unit Award, or any consideration in respect of the Restricted Share Unit Award.

(vi) Creditors’ Rights.    The Plan is intended to constitute an “unfunded” plan for incentive compensation. The Company shall not be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. With respect to any payments not yet made or Ordinary Shares not yet transferred to a Participant by the Company, nothing contained in the Plan shall give any Participant any rights that are greater than those of a general creditor of the Company.

(c) Other Awards.    Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares at the time of grant) may be granted either alone or in addition to Awards provided for under Section 5 and the preceding provisions of this Section 6. Such Other Awards may include (without limitation) Awards that may vest or may be exercised or a cash Awards that may vest or become earned and paid contingent on the attainment during a performance period of performance goals or other criteria as the Board may determine. Subject to the provisions of the Plan, the Board will have sole and complete

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authority to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Awards, and all other terms and conditions of such Other Awards (including without limitation, with respect to any performance Awards, the length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been obtained).

7. Covenants of the Company.

(a) Availability of Ordinary Shares.    The Company will keep available at all times the number of Ordinary Shares reasonably required to satisfy then-outstanding Awards.

(b) Securities Law Compliance.    The Company will use commercially reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Ordinary Shares upon exercise of the Awards; provided, however, that this undertaking will not require the Company to register the Plan, any Award or any Ordinary Shares issued or issuable pursuant to any such Award under the Securities Act or other applicable securities regulatory scheme. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Ordinary Shares pursuant to the Award if such grant or issuance would be in violation of any applicable securities law or any other applicable law or regulation.

(c) No Obligation to Notify or Minimize Taxes.    The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8. Miscellaneous.

(a) Use of Proceeds from Sales of Ordinary Share.    Proceeds from the sale of Ordinary Shares pursuant to Awards will constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Awards.    Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Ordinary Shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(c) Shareholder Rights.    No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of Ordinary Shares under, the Award pursuant to its terms, including but not limited to, any applicable withholding or tax obligations relating to the Award, and (ii) the issuance of the Ordinary Shares subject to the Award has been entered into the books and records of the Company and the register of members of the Company has been accordingly updated. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Ordinary Share is issued, except as expressly provided in this Plan.

(d) No Employment or Other Service Rights.    Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Company’s Memorandum and Articles

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of Association (as amended and/or restated from time to time) and other constitutional and governance documents of the Company or an Affiliate, and any provisions of the applicable laws of the jurisdiction in which the Company or the Affiliate is incorporated, as the case may be.

(e) Government and Other Regulations.    The obligation of the Company to make payment of awards in Ordinary Shares or otherwise shall be subject to all applicable laws, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register any of the Ordinary Shares paid pursuant to the Plan under the Securities Act or any other similar laws in any applicable jurisdiction. If the Ordinary Shares paid pursuant to the Plan may in certain circumstance be exempt from registration pursuant to the Securities Act or other applicable laws, the Company may restrict the transfer of such Ordinary Shares in such manner as it deems advisable to ensure the availability of such exemption. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws or other applicable laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(f) Withholding Obligations.    Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from payroll and/or any other amounts otherwise payable to the Participant; (vi) by allowing a Participant to effectuate a “cashless exercise”; or (vi) by such other method as may be set forth in the Award Agreement.

(g) Electronic Delivery.    Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(h) Deferrals.    To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(i) Additional Information.    The Company shall request the Participant to provide any information necessary to comply with applicable laws and regulations, including without limitation the Cayman Islands Tax Information Authority Law (2013 Revision), Tax Information Authority (International Tax Compliance) (United Kingdom) Regulations, 2014, and Tax Information Authority (International Tax Compliance) (United States of America) Regulations, 2014, and any anti-money laundering or anti-terrorist laws or regulations (the “Relevant Regulations”) and may delay updating the Company’s books and records and register of members until the relevant Participant has provided satisfactory information to the Company. The Company may disclose any information concerning the Participant necessary to comply with the Relevant Regulations.

(j) Buyout of Awards.    The Board may at any time offer to buy out, and the Participants shall accept such offer, for a payment in cash or cash equivalents (including without limitation Ordinary Shares issued at Fair Market Value that may or may not be issued under this Plan), an Award previously granted based upon such terms and conditions as the Board shall establish.

(k) Clawback Policy.    The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant, and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies in effect on the date of grant of the applicable Award and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

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(l) Foreign Currency.    A Participant may be required to provide evidence that any currency used to pay the exercise or strike price of any Award was acquired and taken out of the jurisdiction in which the Participant resides in accordance with applicable laws, including foreign exchange control laws and regulations.

9. Adjustments upon Changes in Ordinary Share; Other Corporate Events.

(a) Capitalization Adjustments.    In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Share Options pursuant to Section 3(b), (iii) the class(es) and number of securities and price per share of Ordinary Shares subject to outstanding Awards, or (iv) the issuer of the Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b) In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in Section 9(a), including without limitation, any extraordinary cash dividend, spin-off, split-off, sale of a Subsidiary or business unit, public listing of a Subsidiary, or other similar transaction, the Board may make such adjustments in the issuer, number and class of shares subject to Awards outstanding on the date on which such change occurs, such as, for example, a rollover of Awards, as the Board may consider appropriate.

(c) Dissolution or Liquidation.    Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the Ordinary Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(d) Corporate Transactions.    The following provisions will apply to Awards in the event of a Transaction unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award. In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one (1) or more of the following actions with respect to Awards, contingent upon the closing or completion of the Transaction:

(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Award or to substitute a similar award for the Award (including, but not limited to, an award to acquire the same consideration (including property with the same value as the consideration) paid to the shareholders of the Company pursuant to the Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to the Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting, in whole or in part, of the Award (and, if applicable, the time at which the Award may be exercised) to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction), with such Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Transaction, which exercise is contingent upon the effectiveness of such Transaction;

(iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award;

(v) cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

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(vi) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) and the Award may be cancelled with no consideration if the cash, value of the property or a combination of both that the Participant would be scheduled to receive at the consummation of the Transaction is equal to or less than the exercise price. Payments under this provision may be delayed or forfeited to the same extent that payment of consideration to the holders of the Company’s Ordinary Shares in connection with the Transaction is delayed or forfeited as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of an Award.

(e) Change in Control.    An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur without Board action.

10. Plan Term; Earlier Termination or Suspension of the Plan

(a) Plan Term.    The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan will automatically terminate on the day before the tenth anniversary of the Effective Date; provided, no Incentive Share Options shall be granted on or after the earlier of (i) the tenth anniversary of the date the Plan is adopted by the Board, or (ii) the tenth anniversary of the date the Plan is approved by the shareholders of the Company.No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.    Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11. Additional Provisions Applicable to U.S. Participants.

(a) Incentive Share Options.

(i) Incentive Share Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code, respectively).

(ii) A Ten Percent Shareholder shall not be granted an Incentive Share Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant or such shorter period specified in the Award Agreement. “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) Capital Shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any “parent corporation” or “subsidiary corporation” of the Company, as such terms are defined in Sections 424(e) and (f) of the Code, respectively.

(iii) To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Share Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Share Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Share Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(b) Compliance with Section 409A of the Code.    To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. In the event that any provision of the Plan or an Award agreement is determined by the Board to not comply with the applicable requirements of Section 409A of the Code or the Treasury Regulations or other guidance issued thereunder,

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the Board shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Board deems necessary to comply with such requirements (including without limitation, after the grant date of an Award, increasing the exercise price to equal what was the Fair Market Value on the grant date of the Award). Each payment to a Participant made pursuant to this Plan shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service (as defined in Section 409A of the Code), he/she is then a “specified employee” (as defined in Section 409A of the Code), then solely to the extent necessary to comply with Section 409A of the Code and avoid the imposition of taxes under Section 409A of the Code, the Company shall defer payment of “nonqualified deferred compensation” subject to Section 409A of the Code payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. While it is intended that all payments and benefits provided under this Plan will be exempt from or comply with Section 409A of the Code, the Company makes no representation or covenant to ensure that the Awards and payments under this Plan are exempt from or compliant with Section 409A of the Code. The Company will have no liability to any Participant or any other party if a payment or benefit under this Plan or any Award is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Each Participant further understands and agrees that each Participant will be entirely responsible for any and all taxes on any benefits payable to the Participant as a result of this Plan or any Award. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or for any damages for failing to comply with Section 409A of the Code.

(c) Compliance with Section 457A of the Code.    Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that the Board determines in its sole discretion that the amount payable or Ordinary Shares issuable under any Award would be taxable to the Participant under Section 457A of the Code in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or Ordinary Shares issuable under such Award shall be paid or issued to the Participant as soon as reasonably practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Section 409A of the Code, no later than the end of the short-term deferral period permitted by Section 457A of the Code).

(d) Section 280G of the Code.    Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any payment or benefit that a U.S. Participant would receive pursuant to the Plan or an Award Agreement or any other agreement and/or arrangement with the Company or any of its Affiliates (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the U.S. Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for the U.S. Participant, generally with such reduction made first from amounts that are not subject to Section 409A of the Code and, if necessary, from amounts that are subject to Section 409A of the Code in reverse chronological order or, if more than one (1) method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

12. Choice of Law; Arbitration.

(a) Governing Law.    The laws of the Cayman Islands will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

(b) Dispute Resolution.    All and any of the disputes arising from and in connection with this Agreement shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. For the avoidance of doubt, the law of the arbitration shall be governed by the International Arbitration Act (Chapter 143A, 2002 Ed, Statutes of the Republic of Singapore) or its modification or re-enactment thereof.

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13. Definitions.    As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, (i) any Subsidiary and any “parent corporation” or “subsidiary corporation” of the Company, as such terms are defined in Sections 424(e) and (f) of the Code, respectively, and (ii) any other entity that, directly or indirectly, controls, is controlled by or is under common control with the Company and/or one (1) or more Subsidiaries. For the purposes of this definition, “control” of a given entity means possessing the power or authority, whether exercised or not, to direct the business, management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract, arrangement, understanding, relationship or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than thirty percent (30%) of the votes entitled to be cast at a meeting of the members or shareholders of such entity or power to control the composition of at least thirty percent (30%) a majority of the board of directors of such entity; the term “controlled” has the meaning correlative to the foregoing. The Board will have the authority to determine the time or times at which “parent corporation” or “subsidiary corporation” or “control” status is determined within the foregoing definition.

(b) “Award” means any right to receive Ordinary Shares granted under the Plan, including an Option, a Restricted Share Award, a Restricted Share Unit Award, a Share Appreciation Right or any Other Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award grant. Each Award Agreement will be subject to the terms and conditions of the Plan.

(d) “Board” means the board of directors of the Company.

(e) “Business Combination Agreement” means the Business Combination Agreement, dated as of September 27, 2021 by and among (i) TradeUp Global Corporation (n/k/a as the Company), (ii) TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability and a direct wholly owned subsidiary of the Company, and (iii) SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability.

(f) “Capital Shares” means each and every class of ordinary shares of the Company, regardless of the number of votes per share.

(g) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction. Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(h) “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and which is in effect on the applicable grant date of the Award and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the applicable jurisdiction; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliate; (iii) such Participant’s intentional, material violation of any material Company or Affiliate policy applicable to the Participant or any contract or agreement between the Participant and the Company or an Affiliate or of any statutory duty owed to the Company or an Affiliate; (iv) such Participant’s unauthorized use or disclosure of the Company’s or an Affiliate’s confidential information or trade secrets (subject to any whistleblower, defense of trade secrets and similar limitations therein); or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

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(i) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one (1) or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation; or

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(j) “Class A Ordinary Shares” means Class A ordinary shares of the Company, par value $0.0001 per share.

(k) “Class B Ordinary Shares” means Class B ordinary shares of the Company, par value $0.0001 per share

(l) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(m) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(n) “Company” means SAI.TECH Global Corporation (formerly named TradeUP Global Corporation), a Cayman Islands exempted company incorporated with limited liability with company number 370735.

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(o) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(p) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(q) “Director” means a member of the Board.

(r) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(s) “Effective Date” has the meaning set forth in Section 1(a).

(t) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(u) “Entity” means a corporation, partnership, limited liability company or other entity.

(v) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w) “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company; (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or (vi) any holder of Class B Ordinary Shares as of the Effective Date.

(x) “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of an Ordinary Share reported on NASDAQ or such other established stock exchange on which the Ordinary Shares are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of an Ordinary Share on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the preceding date for

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which transactions were reported; provided, however, that if the Ordinary Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in accordance with Section 409A of the Code.

(y) “Incentive Share Option” means an Option that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(z) “Non-Employee Director” means a Director who is not an Employee.

(aa) “Nonstatutory Share Option” means any Option that is not an Incentive Stock Option.

(bb) “Officer” means any person designated by the Company as an officer.

(cc) “Option” means an option to purchase Ordinary Shares granted pursuant to the Plan.

(dd) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(ee) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ff) “Ordinary Shares” means Class A Ordinary Shares.

(gg) “Other Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(c).

(hh) “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(ii) “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(jj) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(kk) “Plan” means this SAI.TECH Global Corporation 2021 Equity Incentive Plan, as may be amended and/or amended and restated from time to time.

(ll) “Restricted Share Award” means an award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(a).

(mm) “Restricted Shares” means shares issued in accordance with a Restricted Share Award.

(nn) “Restricted Share Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Award evidencing the terms and conditions of a Restricted Share Award grant. Each Restricted Share Award Agreement will be subject to the terms and conditions of the Plan.

(oo) “Restricted Share Unit Award” means a right to receive Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(b).

(pp) “Restricted Share Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Unit Award evidencing the terms and conditions of a Restricted Share Unit Award grant. Each Restricted Share Unit Award Agreement will be subject to the terms and conditions of the Plan.

(qq) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(rr) “Share Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 5.

Annex C-17

(ss) “Share Appreciation Right Agreement” means a written agreement between the Company and a holder of a Share Appreciation Right evidencing the terms and conditions of a Share Appreciation Right grant. Each Share Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(tt) “Share Reserve” means the aggregate number of Ordinary Shares available for issuance pursuant to Awards from and after the Effective Date under the Plan as set forth in Section 3(a).

(uu) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital shares having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, share of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(vv) “Substitute Awards” means Awards granted or Ordinary Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(ww) “Transaction” means a Corporate Transaction or a Change in Control.

(xx) “U.S.” means the United States.

(yy) “U.S. Participant” means a Participant that is either a U.S. resident or a U.S. taxpayer.

Annex C-18

ANNEX D

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2021, by and among SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”), TradeUP Global Corporation, a Cayman Islands exempted company incorporated with limited liability (the “Purchaser”), TradeUP Global Sponsor LLC, a Cayman Islands exempted limited liability company (“Sponsor”), and the undersigned parties who hold Subject Shares subject to the Letter Agreement (as defined herein)(such parties, the “Insiders” and together with the Sponsor, the “Founder Holders”).

WHEREAS, the Company, Purchaser, and TGC Merger Sub, a Cayman Islands exempted company (the “Merger Sub”), are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) pursuant to which, among other things, Merger Sub will be merged with and into Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser; and

WHEREAS, each Founder Holder is, as of the date of this Agreement, the sole legal owner of the number of (i) outstanding Class B ordinary shares of the Purchaser (“Purchaser Class B Shares”) and (ii) outstanding Class A ordinary shares of the Purchaser (“Purchaser Class A Shares”) set forth opposite such Founder Holder’s name on Schedule A hereto, and such Founder Holders do not own any outstanding Units of Purchaser (the “Units”), each consisting of one Purchaser Class A Share and one-half of one redeemable warrant exercisable for one Purchaser Class A Share (the “Purchaser Public Warrants”) (such Purchaser Class B Shares and Purchaser Class A Shares owned by the Founder Holders, together with any other Purchaser Class B Shares or Purchaser Class A Shares acquired by a Founder Holder after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Purchaser and the Company have requested that each Founder Holder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Business Combination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Each Founder Holder

Each Founder Holder hereby represents and warrants, severally and not jointly, to the Company and the Purchaser as follows:

1.1         Organization and Standing; Authorization.    Such Founder Holder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Founder Holder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of the Cayman Islands, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iv) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. If the Founder Holder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Founder Holder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

Annex D-1

1.2         Binding Agreement.    This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Founder Holder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Sponsor, enforceable against such Founder Holder in accordance with its terms, subject to the Enforceability Exceptions.

1.3         Governmental Approvals.    No Consent of or with any Governmental Authority on the part of such Founder Holder is required to be obtained or made in connection with the execution, delivery or performance by such Founder Holder of this Agreement or the consummation by such Founder Holder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Founder Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4         Non-Contravention.    The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Founder Holder will not (a) conflict with or violate any provision of the Organizational Documents of such Founder Holder, if applicable, (b) conflict with or violate any Law, Order or Consent applicable to such Founder Holder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Founder Holder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Founder Holder under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Founder Holder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Founder Holder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5         Subject Shares.    As of the date of this Agreement, such Founder Holder has beneficial ownership of the Subject Shares set forth opposite such Founder Holder’s name on Schedule A hereto, and all such Subject Shares are owned by such Founder Holder free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of Purchaser or applicable federal or state securities laws. Such Founder Holder does not legally own any Purchaser Shares other than the Subject Shares. Such Founder Holder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Organizational Documents of the Purchaser.

1.6         Business Combination Agreement.    Such Founder Holder understands and acknowledges that Purchaser and the Company are entering into the Business Combination Agreement in reliance upon Such Founder Holder’s execution and delivery of this Agreement. Such Founder Holder has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

ARTICLE II

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Founder Holders and the Company as follows:

2.1         Organization and Standing.    Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Annex D-2

2.2         Authorization; Binding Agreement.    Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, subject to the Enforceability Exceptions.

2.3         Governmental Approvals.    No Consent of or with any Governmental Authority on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4         Non-Contravention.    The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Purchaser will not (a) conflict with or violate any provision of Organizational Documents of Purchaser, (b) conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Purchaser, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Founder Holders and Purchaser as follows:

3.1         Organization and Standing.    The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2         Authorization; Binding Agreement.    The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and shareholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution

Annex D-3

and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3         Governmental Approvals.    No Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4         Non-Contravention.    The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of Organizational Documents of the Company, (b) conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV

Agreement to Vote; Certain Other Covenants of the Founder Holders

Each Founder Holder covenants and agrees with the Company during the term of this Agreement as follows:

4.1         Agreement to Vote.

(a)         In Favor of Merger.    At any meeting of the shareholders of Purchaser called to seek the Required Purchaser Shareholder Approval with respect to the Purchaser Shareholder Approval Matters, or at any adjournment thereof, or in connection with any written consent of the shareholders of Purchaser or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, any other Ancillary Documents, the Merger, or any other Transaction is sought, each Founder Holder shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Required Purchaser Shareholder Approval or, if there are insufficient votes in favor of granting the Required Purchaser Shareholder Approval, in favor of the adjournment such meeting of the shareholders of Purchaser to a later date but not past the Outside Date.

(b)         Against Other Transactions.    At any meeting of shareholders of Purchaser or at any adjournment thereof, or in connection with any written consent of the shareholders of Purchaser or in any other circumstances upon which such Founder Holder’s vote, consent or other approval is sought, such Founder Holder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Purchaser or any public offering of any shares of Purchaser, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of Purchaser or such

Annex D-4

material Subsidiaries, other than in connection with the Transactions, (ii) any Acquisition Proposal relating to an Alternative Transaction with respect to Purchaser, and (iii) other than any amendment to Organizational Documents of Purchaser permitted under Section 2.2 and Section 2.3 of the Business Combination Agreement (and required as the Amended Purchaser Charter as a condition to closing under Section 7.2(e)(v) and Section 7.3(f) of the Business Combination Agreement), any amendment of Organizational Documents of Purchaser or other proposal or transaction involving Purchaser or any of its Subsidiaries, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Purchaser of, prevent or nullify any provision of the Business Combination Agreement or any other Ancillary Document, the Merger, or any other Transaction or change in any manner the voting rights of any class of Purchaser’s share capital.

(c)         Revoke Other Proxies.    Such Founder Holder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of Purchaser.

4.2         No Transfer. Other than (x) pursuant to this Agreement, (y) upon the consent of the Company or (z) to an Affiliate of such Founder Holder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to Purchaser, agreeing to be bound by this Agreement to the same extent as such Founder Holder was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement, such Founder Holder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Organizational Documents of Purchaser, (iii) take any action that would make any representation or warranty of such Founder Holder herein untrue or incorrect, or have the effect of preventing or disabling such Founder Holder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying such Founder Holder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Founder Holder agrees with, and covenants to, Purchaser and the Company that such Founder Holder shall not request that Purchaser register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3         Waiver of Rights of Class B Ordinary Shares of the Company.    Such Founder Holder hereby irrevocably waives the anti-dilution adjustments set forth in Section 17.3 of Purchaser’s Amended and Restated Memorandum and Articles of Association in connection with the issuance of Class A ordinary shares and Class B ordinary shares of the Purchaser pursuant to the Business Combination Agreement or any other issuance of equity interests or securities exchangeable for, or convertible into, such equity interests by the Purchaser during the Interim Period.

4.4         Waiver of Dissenters’ Rights.    Such Founder Holder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Merger and the Business Combination Agreement.

4.5         No Redemption.    Such Founder Holder irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such Founder Holder shall not elect to cause Purchaser to

Annex D-5

redeem any Subject Shares now or at any time legally or beneficially owned by such Founder Holder, or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

4.6         New Shares.    In the event that prior to the Closing (i) any Purchaser Shares or other securities are issued or otherwise distributed to such Founder Holder pursuant to any stock dividend or distribution, or any change in any of the Purchaser Shares or other share capital of Purchaser by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) such Founder Holder acquires legal or beneficial ownership of any Purchaser Shares after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) such Founder Holder acquires the right to vote or share in the voting of any Purchaser Share after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

ARTICLE V

Additional Agreements of the Parties

5.1         Letter Agreement.    Each Founder Holder and Purchaser hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain letter agreement dated April 28, 2021 by and among the Founder Holders and Purchaser (the “Letter Agreement”), except as otherwise provided for under this Agreement, the Business Combination Agreement or any Ancillary Document.

5.2         Mutual Release.

(a)         Founder Holder Release.    Sponsor, on its own behalf and on behalf of each of its Affiliates (other than Purchaser or any of Purchaser’s Subsidiaries), and each other Founder Holder on its own behalf, and each of its and their successors, assigns and executors (each, a “Sponsor Releasor”), effective as at the Merger Effective Date, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, Purchaser, their respective Subsidiaries and each of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Releasee”), from (i) any and all obligations or duties the Company, Purchaser or any of their respective Subsidiaries has prior to or as of the Merger Effective Date to such Sponsor Releasor or (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has prior to or as of the Merger Effective Date, against any Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Date (except in the event of fraud on the part of a Sponsor Releasee); provided, however, that nothing contained in this Section 5.2(a) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Business Combination Agreement, the Ancillary Documents, or Purchaser’s Organizational Documents, (ii) for indemnification or contribution, in any Sponsor Releasor’s capacity as an officer or director of Purchaser, (iii) arising under any then-existing insurance policy of Purchaser, (iv) pursuant to a contract and/or Purchaser policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Merger Effective Date, or (v) for any claim for fraud.

(b)         Company Release.    Each of the Company, Purchaser and their respective Subsidiaries and each of its and their successors, assigns and executors (each, a “Company Releasor”), effective as at the Merger Effective Date, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge each Founder Holder and its respective successors, assigns, heirs, executors, officers, directors, partners, members, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties such Company Releasee has prior to or as of the Merger Effective Date to such Company Releasor, (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has, may have or might have or may assert now or in the future, against any Company Releasee arising out of, based upon or

Annex D-6

resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Date (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 5.2(b) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Business Combination Agreement or the Ancillary Documents, or (ii) for any claim for fraud.

5.3         Termination.    This Agreement shall terminate upon the earliest of (i) the Merger Effective Date (provided, however, that upon such termination, Section 5.3, Section 6.2, this Section 6.3, Section 6.4, Section 7.1 and Section 7.2 shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

5.4         Additional Matters.    Each Founder Holder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of Purchaser or the Cayman Act) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger or any other Transaction.

ARTICLE VI

General Provisions

6.1         Notice.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and Purchaser in accordance with Section 10.1 of the Business Combination Agreement and to such Founder Holder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.2         Governing Law.    This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof).

6.3         Miscellaneous.    The provisions of Article X (other than the first sentence of Section 10.4) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

Annex D-7

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

SAITECH LIMITED
Signature:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

Annex D-8

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

TRADEUP GLOBAL CORPORATION
Signature:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

Annex D-9

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

TRADEUP GLOBAL SPONSOR LLC
Signature:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

Annex D-10

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

MICHAEL DAVIDOV
/s/ Michael Davidov
TAO JIANG
/s/ Tao Jiang
DAVID XIANGLIN LI
/s/ David Xianglin Li

[Signature Page to Sponsor Support Agreement]

Annex D-11

Schedule A

Name of Founder Holder	Number of Purchaser Class B Shares	Number of Purchaser Class A Shares	Number of Purchaser Public Warrants
TradeUP Global Sponsor LLC	212,247	1,074,780	0
Michael Davidov	20,000	0	0
Tao Jiang	20,000	0	0
David Xianglin Li	20,000	0	0

Addresses for Notice:

TradeUP Global Sponsor LLC

c/o TradeUP Global Corporation
437 Madison Avenue, 27th Floor
New York, New York 10022
Attn: Jianwei Li
Email: Jianwei@zhenchengcap.com

MICHAEL DAVIDOV

c/o TradeUP Global Corporation

437 Madison Avenue, 27th Floor

New York, New York 10022

Attn: Michael Davidov

Email: michaeldavidov@gmail.com

TAO JIANG

c/o TradeUP Global Corporation
437 Madison Avenue, 27th Floor
New York, New York 10022
Attn: Tao Jiang
Email: jiangtao@csdn.net

DAVID XIANGLIN LI

c/o TradeUP Global Corporation
437 Madison Avenue, 27th Floor
New York, New York 10022
Attn: David Xianglin Li
Email: Davidx.li@yahoo.com

Annex D-12

ANNEX E

SUPPORT AGREEMENT

(SAITECH LIMITED SHAREHOLDERS)

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2021, by and among SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”), TradeUP Global Corporation, a Cayman Islands exempted company incorporated with limited liability (the “Purchaser”), TradeUP Global Sponsor LLC, a Cayman Islands exempted limited liability company (“Sponsor”), and the undersigned parties who hold Subject Shares (the “Shareholders”).

WHEREAS, the Company, Purchaser, and TGC Merger Sub, a Cayman Islands exempted company (the “Merger Sub”), are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) pursuant to which, among other things, Merger Sub will be merged with and into Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser; and

WHEREAS, each Shareholder is, as of the date of this Agreement, the sole legal owner of the number of Company Class A Ordinary Shares, Company Class B Ordinary Shares and Company Preferred Shares set forth opposite such Shareholder’s name on Schedule A hereto (such Company Class A Ordinary Shares, Company Class B Ordinary Shares and Company Preferred Shares, together with any other Company Shares acquired by such Shareholder after the date of this Agreement and during the term of this Agreement, including upon conversion of Company Shares, exercise of options or settlement of restricted share units, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Purchaser has requested that each Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Business Combination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Each Shareholder

Each Shareholder hereby represents and warrants, severally and not jointly, to the Company and Purchaser as follows:

1.1         Organization and Standing; Authorization. Such Shareholder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Shareholder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of the Cayman Islands, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iv) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. If the Shareholder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Shareholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

Annex E-1

1.2         Binding Agreement. This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Shareholder subject to the Enforceability Exceptions.

1.3         Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Shareholder of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4         Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Shareholder will not (a) conflict with or violate any provision of the Organizational Documents of such Shareholder, if applicable, (b) conflict with or violate any Law, Order or Consent applicable to such Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Shareholder under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Shareholder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5         Subject Shares. As of the date of this Agreement, such Shareholder has beneficial ownership of the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto, and all such Subject Shares are owned by such Shareholder free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of the Company or applicable federal or state securities laws. Such Shareholder does not legally own any shares of the Company other than the Subject Shares. Such Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement, the Organizational Documents, or the Company Shareholder Support Agreement of the Company.

1.6         Business Combination Agreement. Such Shareholder understands and acknowledges that Purchaser and the Company are entering into the Business Combination Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement. Such Shareholder has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

ARTICLE II

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Shareholders and the Company as follows:

2.1         Organization and Standing. Purchaser is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Annex E-2

2.2         Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, subject to the Enforceability Exceptions.

2.3         Governmental Approvals. No Consent of or with any Governmental Authority on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4         Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Purchaser will not (a) conflict with or violate any provision of Organizational Documents of Purchaser, (b) conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Purchaser, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Shareholders and Purchaser as follows:

3.1         Organization and Standing. The Company is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2         Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and shareholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Annex E-3

3.3         Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4         Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of Organizational Documents of the Company, (b) conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV

Agreement to Vote; Certain Other Covenants of the Shareholders

Each Shareholder covenants and agrees during the term of this Agreement as follows:

4.1         Agreement to Vote.

(a)         In Favor of Merger. At any meeting of the shareholders of the Company called to seek the Required Company Shareholder Approval, or at any adjournment thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, any other Ancillary Documents, the Merger, or any other Transaction is sought (including in accordance with Section 5.10 of the Business Combination Agreement), such Shareholder shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Required Company Shareholder Approval or, if there are insufficient votes in favor of granting the Required Company Shareholder Approval, in favor of the adjournment such meeting of the shareholders of the Company to a later date but not past the Outside Date.

(b)         Against Other Transactions. At any meeting of shareholders of the Company or at any adjournment thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which such Shareholder’s vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of any shares of the Company, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of the Company or such material Subsidiaries, other than in connection with the Transactions, (ii) any Acquisition Proposal relating to an Alternative Transaction with respect to the Company or any of its material Subsidiaries, and (iii) other than any amendment to Organizational Documents of the Company permitted or required under Sections

Annex E-4

1.1(d) and 5.10 of the Business Combination Agreement, any amendment of Organizational Documents of the Company or other proposal or transaction involving the Company or any of its Subsidiaries, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Business Combination Agreement or any other Ancillary Document, the Merger, or any other Transaction or change in any manner the voting rights of any class of the Company’s share capital.

(c)         Revoke Other Proxies. Such Shareholder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of the Company.

4.2         No Transfer. Other than (x) pursuant to this Agreement, (y) upon the consent of Purchaser or (z) to an Affiliate of such Shareholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to Purchaser, agreeing to be bound by this Agreement to the same extent as such transferring Shareholder was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement, such Shareholder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Organizational Documents of the Company, (iii) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect, or have the effect of preventing or disabling such Shareholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying such Shareholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Shareholder agrees with, and covenants to, Purchaser and the Company that such Shareholder shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3         Waiver of Dissenters’ Rights. Such Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Merger and the Business Combination Agreement.

4.4         New Shares. In the event that prior to the Closing (i) any Company Shares or other securities are issued or otherwise distributed to a Shareholder pursuant to any stock dividend or distribution, or any change in any of the Company Shares or other share capital of the Company by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) a Shareholder acquires legal or beneficial ownership of any Company Shares after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) a Shareholder acquires the right to vote or share in the voting of any Company Share after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

4.5         Termination. This Agreement shall terminate upon the earliest of (i) the Merger Effective Date (provided, however, that upon such termination, Section 4.3, this Section 4.5, Section 4.6 and Article V, shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

Annex E-5

4.6         Additional Matters. Such Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of the Company or the Cayman Act) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger or any other Transaction.

ARTICLE V

General Provisions

5.1         Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

5.2         Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Purchaser in accordance with Section 10.1 of the Business Combination Agreement and to such Shareholder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

5.3         Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the Delaware (without giving effect to choice of law principles thereof).

5.4         Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by all parties. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Company and Purchaser (to be withheld or given in their sole discretion).

5.5         No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever.

5.6         Miscellaneous. The provisions of Article X (other than the first sentence of Section 10.4) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

Annex E-6

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

ENERGY SCIENCE ARTIST HOLDING LIMITED
Signature:
Name:	Li Risheng
Title:

[Signature Page to Target Support Agreement]

Annex E-7

LILORANGE HOLDING LIMITED
Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

Annex E-8

ETERNAL SELEAD TECHNOLOGY HOLDING LIMITED
Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

Annex E-9

HAONAN TECHNOLOGY HOLDING LIMITED
Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

Annex E-10

SHININGSUNNY HOLDING LIMITED
Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

Annex E-11

ZENGOLDEN L.P.
Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

Annex E-12

PATTERNBASE INC.
Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

Annex E-13

MAKE WORLD BETTER LIMITED
Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

Annex E-14

TRADEUP GLOBAL CORPORATION
Signature:
Name:	Jianwei Li
Title:	Chairman and Co-Chief Executive Officer

[Signature Page to Target Support Agreement]

Annex E-15

SAITECH LIMITED
Signature:
Name:
Title:

[Signature Page to Target Support Agreement]

Annex E-16

Schedule A

Name of Holder	Number of Company Class B Ordinary Shares	Number of Company Class A Ordinary Shares	Number of Company Preferred Shares
Energy Science Artist Holding Limited	72,000,000	0	0
LilOrange Holding Limited	0	7,999,600	0
Eternal Selead Technology Holding Limited	0	5,000,800	0
Haonan Technology Holding Limited	0	5,000,800	0
Shiningsunny Holding Limited	0	1,019,200	0
ZenGolden L.P.	0	0	12,012,948
PatternBase Inc.	0	0	4,138,915
Make World Better Limited	0	8,979,600	0

Address for Notice:

SAITECH Limited
c/o Sustainable Available Innovative Pte. Ltd.
#01-05 PEARL’S HILL TERRACE, SINGAPORE, 168976
Attn: Jian Zou
Email: zoujian@sai.tech

Annex E-17

ANNEX F

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [__], 2021, by and among: (i) SAI.TECH Global Corporation (f/k/a TradeUP Global Corporation), a Cayman Islands exempted company (together with its successors, “Purchaser”), and (ii) the undersigned parties listed as “Investors” on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, on September 27, 2021, (i) Purchaser, (ii) TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability and a direct wholly owned subsidiary of Purchaser (“Merger Sub”), and (iii) SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”), entered into that certain Business Combination Agreement (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger” and the closing of the Merger, the “Closing”), with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser;

WHEREAS, Purchaser and TradeUP Global Sponsor LLC, a Cayman Islands exempted limited liability company (the “Sponsor”), and certain other shareholders (collectively with Sponsor, the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of April 28, 2021 (the “Original Registration Rights Agreement”), which shall be superseded by this Agreement and shall terminate upon the effectiveness hereof at the Closing;

WHEREAS, in connection with the execution of the Business Combination Agreement, certain of the Investors have entered into, or will prior to the Closing enter into, certain other agreements with Purchaser, pursuant to which, among other things, such Investor has agreed not to transfer the merger consideration held by such Investor for a certain period of time after the Closing (each such agreement, as amended from time to time in accordance with the terms thereof, a “Lock-Up Agreement”), in each case pursuant to the terms of such Lock-Up Agreement;

WHEREAS, in connection with the execution of the Business Combination Agreement, Purchaser and the Investors desire to enter into this Agreement, which shall replace the Original Registration Rights Agreement, in order to provide the Investors with registration rights on the terms set forth herein; and

WHEREAS, the parties desire for this Agreement to be effective only upon the consummation of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.     Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement. The following capitalized terms used herein have the following meanings:

“Agreement” is defined in the preamble of this Agreement.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Hong Kong or the Cayman Islands are authorized to close for business.

“Closing” is defined in the recitals to this Agreement.

“Company” is defined in the recitals to this Agreement.

“Concurrent Offering” shall have the meaning given in Section 2.1.2.

“Concurrent Purchaser Offering” shall have the meaning given in Section 2.1.2.

“Concurrent Secondary Offering” shall have the meaning given in Section 2.1.2.

“Demanding Holders” shall have the meaning given in Section 2.1.1(b).

Annex F-1

“Effectiveness Date” shall have the meaning given in Section 2.1.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and unless the context requires otherwise, the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Filing Date” shall have the meaning given in Section 2.1.1(a).

“Founder Shares” shall mean the 1,122,247 Purchaser Class A Shares issued upon conversion of prior Class B ordinary shares of the Purchaser (as designated as such prior to the Merger (the “Prior Class B Shares”) prior to or in connection with the consummation of the Merger (including (i) 850,000 Purchaser Class A Shares issued to the Sponsor prior to the date hereof upon conversion of Prior Class B Shares, (ii) 212,247 issued to the Sponsor in connection with the Merger upon conversion of Prior Class B Shares, and (iii) 60,000 Purchaser Class A Shares in connection with the Merger upon conversion of Prior Class B Shares that were assigned by the Sponsor to certain directors of Purchaser). Accordingly, the term “Founder Shares” shall be deemed to include any Purchaser Class A Shares issuable upon conversion of Prior Class B Shares. For purposes of clarification, Founder Shares do not include any Purchaser Class A Shares issuable upon conversion of Purchaser Class B Shares (as defined in the Business Combination Agreement).

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor Indemnified Party” is defined in Section 4.1.

“Investor(s)” is defined in the preamble to this Agreement, and includes any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement and with respect to an Investor, its applicable Lock-Up Agreement.

“Lock-Up Agreement” is defined in the recitals to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.2.

“Merger Sub” is defined in the recitals to this Agreement.

“Merger” is defined in the recitals to this Agreement.

“Minimum Demand Threshold” shall mean $10,000,000.

“Original Holders” is defined in the recitals to this Agreement.

“Original Registration Rights Agreement” is defined in the recitals to this Agreement.

“Other Selling Investors” shall have the meaning given in Section 2.1.1(b).

“Piggyback Registration” is defined in Section 2.2.1.

“Pro Rata” is defined in Section 2.1.2.

“Proceeding” is defined in Section 6.9.

“Purchaser” is defined in the recitals to this Agreement.

“Register,” “Registered” and “Registration” mean a registration or offering effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) the Founder Shares (including any Purchaser Class A Shares or other equivalent equity security issued or issuable upon the conversion of any Founder Shares or exercisable for Purchaser Class A Shares), (b) the Purchaser Private Shares, (c) the Working Capital Shares and (d) the Ordinary Shares, in each case, set forth on the Schedule to this Agreement, including Ordinary Shares (i) issued or issuable to any Investor in exchange for shares of Purchaser pursuant to the Business Combination Agreement, (ii) issued or issuable pursuant to the exercise of the Purchaser Warrants, (iii) issued or issuable upon conversion of Purchaser Class B Ordinary Shares and (iv) all Purchaser Class A Shares issued or issuable to any holder with respect to such securities by way of

Annex F-2

a share capitalization or share split, or in connection with a combination of shares, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates (or evidence of book entry position) for them not bearing a legend restricting further transfer shall have been delivered by Purchaser and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without volume limitations or the requirement for Purchaser to be current in its Exchange Act reporting. Notwithstanding anything to the contrary contained herein, a Person shall be deemed to be an “Investor holding Registrable Securities” (or words to that effect) under this Agreement only if they are an Investor or a transferee of the applicable Registrable Securities (so long as they remain Registrable Securities) of any Investor permitted under this Agreement and any applicable Lock-Up Agreement.

“Registration Statement” means a registration statement filed by Purchaser with the SEC in compliance with the Securities Act for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4, F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and unless the context requires otherwise, the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Shelf Registrable Securities” shall have the meaning given in Section 2.1.1(b).

“Shelf Registration Statement” shall have the meaning given in Section 2.1.1(a).

“Shelf Underwriting” shall have the meaning given in Section 2.1.1(b).

“Shelf Underwriting Notice” shall have the meaning given in Section 2.1.1(b).

“Shelf Underwriting Request” shall have the meaning given in Section 2.1.1(b).

“Specified Courts” is defined in Section 6.9.

“Sponsor” is defined in the recitals to this Agreement.

“Underwritten Block Trade” shall have the meaning give in Section 2.1.1(b).

“Underwritten Offering” shall mean a Registration in which securities of the Purchaser are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Working Capital Shares” means any loan by the Sponsor or certain of Purchaser’s officers and directors to Purchaser of funds as Purchaser may require, of which up to $1,200,000 of such loans may be convertible into Purchaser Class A Shares at a price of $10.00 per share.

2.           Registration Rights.

2.1         Demand Registration.

2.1.1      Shelf Registration.

(a)         As soon as practicable but no later than 30 calendar days after the Closing Date (the “Filing Date”), Purchaser shall prepare and file with (or confidentially submit to) the SEC a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering

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the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th Business Day following the Filing Date if the SEC notifies Purchaser that it will “review” such Shelf Registration Statement) and (y) the tenth Business Day after the date Purchaser is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Investor named therein. Purchaser shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Investors named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If at any time Purchaser shall have qualified for the use of a Registration Statement on Form S-3, Form F-3 or any other form that permits incorporation of substantial information by reference to other documents filed by Purchaser with the SEC and at such time Purchaser has an outstanding Shelf Registration Statement on Form S-1 or Form F-1, then Purchaser shall use its commercially reasonably efforts to convert such outstanding Shelf Registration Statement on Form S-1 or F-1 into a Shelf Registration Statement on Form S-3 or Form F-3, as applicable.

(b)         Subject to any applicable Lock-up Agreement, an Investor or Investors (the “Demanding Holders”), may make a written demand (a “Shelf Underwriting Request”) from time to time to elect to offer for sale all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, pursuant to an Underwritten Offering pursuant to the Shelf Registration Statement, which written demand shall describe the amount and type of securities to be included in such Underwritten Offering and the intended method(s) of distribution thereof (the “Shelf Underwriting”). As promptly as practicable, but no later than five Business Days after receipt of a Shelf Underwriting Request, Purchaser shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Investors holding other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). Purchaser and the Demanding Holders, subject to Section 2.1.2, shall include in such Shelf Underwriting (x) the Registrable Securities of the Demanding Holders and (y) the Shelf Registrable Securities of any other Investor of Shelf Registrable Securities which shall have made a written request to Purchaser for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Investor) within ten days after the receipt of the Shelf Underwriting Notice (“Other Selling Investors”). Purchaser shall, as expeditiously as possible (and in any event within 20 Business Days after the receipt of a Shelf Underwriting Request), file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holders or the Other Selling Investors to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, Investors may request, and Purchaser shall be required to facilitate, an aggregate of four Shelf Underwritings pursuant to this Section 2.1.1(b) with respect to any or all Registrable Securities in any 12 month period; provided, however, that a Shelf Underwriting shall not be counted for such purposes unless all of the Registrable Securities requested by the Demanding Holders and the Other Selling Investors to be included in such Shelf Underwriting have been sold. Notwithstanding the foregoing, if a Demanding Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) pursuant to a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Demanding Holder only needs to notify Purchaser of the Underwritten Block Trade two Business Days prior to the day such offering is to commence and the other Investors shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade.

(c)         Notwithstanding anything to the contrary in Sections ٢.١.١(a) and 2.1.1(b), the rights granted in this Section 2.1.1 are subject to the following limitations: (i) Purchaser shall not be required to effect more than two Shelf Underwritings (including one Shelf Underwriting Request which shall be reserved for the Sponsor so long as the Sponsor owns Registrable Securities representing at least the Minimum Demand Threshold and has not exercised any Shelf Underwriting Request) for so long as the Shelf Registration Statement is on Form S-1, Form F-1 or any similar long-form registration statement at the request of the Investors in the aggregate; and (ii) if the Purchaser’s board of directors, in its good faith judgment, determines that any registration of Registrable Securities or Shelf

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Underwriting should not be made or continued because it would materially and adversely interfere with any existing or potential financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving Purchaser or any of its subsidiaries or would otherwise result in the public disclosure of information that the Purchaser’s board of directors in good faith has a bona fide business purpose for keeping confidential (a “Valid Business Reason”), then (x) Purchaser may postpone filing or confidentially submitting the Shelf Registration Statement or a prospectus supplement relating to a Shelf Underwriting Request until five Business Days after such Valid Business Reason no longer exists, but in no event for more than 45 days after the date Purchaser’s board of directors determines a Valid Business Reason exists or (y) if the Shelf Registration Statement has been filed or confidentially submitted or a prospectus supplement has been filed relating to a Shelf Underwriting Request, if the Valid Business Reason has not resulted in whole or in part from actions taken or omitted to be taken by Purchaser (other than actions taken or omitted with the consent of the Demanding Holder (not to be unreasonably withheld or delayed)), Purchaser may, to the extent determined in the good faith judgment of the Purchaser’s board of directors to be reasonably necessary to avoid interference with any of the transactions described above, suspend use of or, if required by the SEC, cause such Shelf Registration Statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement until five Business Days after such Valid Business Reason no longer exists, but in no event for more than 45 days after the date Purchaser’s board of directors determines a Valid Business Reason exists (such period of postponement or withdrawal under this clause (ii), the “Postponement Period”). The Company shall give written notice to the Investors of its determination to postpone or suspend use of or withdraw the Shelf Registration Statement and of the fact that the Valid Business Reason for such postponement or suspension or withdrawal no longer exists, in each case, promptly after the occurrence thereof; provided, however, that Purchaser shall not be entitled to more than two Postponement Periods during any 12 month period.

Each Investor holding Registrable Securities agrees that, upon receipt of any notice from Purchaser that Purchaser has determined to suspend use of, withdraw, terminate or postpone amending or supplementing the Shelf Registration Statement pursuant to clause (ii) above, such Investor will discontinue its disposition of Registrable Securities pursuant to the Shelf Registration Statement (including pursuant to a Shelf Underwriting). If Purchaser shall give any notice of suspension, withdrawal or postponement of the Shelf Registration Statement, Purchaser shall, not later than five Business Days after the Valid Business Reason that caused such suspension, withdrawal or postponement no longer exists (but, with respect to a suspension, withdrawal or postponement pursuant to clause (c)(iii) above, in no event later than 45 days after the date of the suspension, postponement or withdrawal), as applicable, permit use of the Shelf Registration Statement or use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities covered by the withdrawn or postponed registration statement in accordance with this Section 2.1 (and any new registration statement shall thereupon be the “Shelf Registration Statement” for all purposes hereof), and following such permission or such effectiveness such registration shall no longer be deemed to be suspended, withdrawn or postponed pursuant to clause (ii) above. An Investor may deliver written notice (an “Opt-Out Notice”) to Purchaser requesting that such Investor not receive notices from Purchaser otherwise required by Section 2.1.1(c); provided, however, that such Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from an Investor (unless subsequently revoked), (i) Purchaser shall not deliver any such notices to such Investor and such Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to such Investor’s intended use of an effective Shelf Registration Statement, such Investor will notify Purchaser in writing at least two Business Days in advance of such intended use, and if a notice of a Postponement Period was previously delivered and the related suspension period remains in effect, Purchaser will so notify such Investor, within one Business Day of such Investor’s notification to Purchaser, by delivering to such Investor a copy of such previous notice of the Postponement Period Event, and thereafter will provide such Investor with the related notice of the conclusion of such Postponement Period as required hereby.

2.1.2      Reduction of Offering. If the managing Underwriter or Underwriters for a Shelf Underwriting advises Purchaser and the Demanding Holders in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Other Selling Investors (if any) desire to sell, taken together with all other Purchaser Class A Shares or other securities which Purchaser desires to sell concurrently (a “Concurrent Purchaser Offering”) and Purchaser Class A Shares or other securities, if any, as to which an Underwritten Offering pursuant to a Registration by Purchaser has been requested concurrently pursuant to written contractual registration rights held by other security holders of Purchaser (a “Concurrent Secondary Offering” and together with Concurrent Purchaser Offering, a “Concurrent Offering”), exceeds the maximum dollar amount or maximum number of shares that can be sold in such offerings without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities,

Annex F-5

as applicable, the “Maximum Number of Securities”), then the following shall be included in such Shelf Underwriting and any Concurrent Offering: (i) first, the Registrable Securities as to which the Demanding Holders have requested the Shelf Underwriting (pro rata in accordance with the number of securities that each applicable Person has requested be included in such registration, regardless of the number of securities held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities that Other Selling Investors have requested be included in such Shelf Underwriting (Pro Rata in accordance with the number of securities that each applicable Person has requested be included in such registration) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Purchaser Class A Shares or other securities Purchaser desires to sell in the Concurrent Purchaser Offering that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Purchaser Class A Shares or other securities, if any, to be included in the Concurrent Secondary Offering (Pro Rata in accordance with the number of securities that each applicable Person has requested be included in such registration) that can be sold without exceeding the Maximum Number of Securities. In the event that Purchaser securities that are convertible into Purchaser Class A Shares are included in the offering, the calculations under this Section 2.1.2 shall include such Purchaser securities on an as-converted to Purchaser Class A Share basis.

2.1.3      Withdrawal. Any Investor shall have the right in its sole discretion to withdraw from a Shelf Underwriting upon written notification to Purchaser and the Underwriter or Underwriters (if any) of their intention to withdraw prior to the filing of a preliminary prospectus supplement setting forth the terms of the Shelf Underwriting with the SEC; provided, however, if after giving effect to all such withdrawals, the total offering price is not reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, Purchaser shall not be required to proceed with such Shelf Underwriting.

2.2         Piggyback Registration.

2.2.1      Piggyback Rights. If at any time after the Closing, Purchaser proposes to file a Registration Statement under the Securities Act with respect to the Registration of or an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Purchaser for its own account or for security holders of Purchaser for their account (or by Purchaser and by security holders of Purchaser), other than the Shelf Registration Statement to be filed pursuant to Section 2.1.1, and other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Purchaser’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of Purchaser, or (iv) for a dividend reinvestment plan, then Purchaser shall (x) give written notice of such proposed filing to Investors holding Registrable Securities as soon as practicable but in no event less than ten days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering or registration, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Investors holding Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within five days following receipt of such notice (a “Piggyback Registration”). To the extent permitted by applicable securities laws with respect to such registration by Purchaser or another demanding security holder, Purchaser shall use its reasonable best efforts to cause (i) such Registrable Securities to be included in such registration and (ii) the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Purchaser and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Investors holding Registrable Securities proposing to distribute their securities through a Piggyback Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggyback Registration.

2.2.2      Reduction of Piggyback Registration. If the managing Underwriter or Underwriters for a Piggyback Registration that is to be an underwritten offering advises Purchaser and Investors holding Registrable Securities proposing to distribute their Registrable Securities through such Piggyback Registration in writing that the dollar amount or number of Purchaser Class A Shares or other Purchaser securities that Purchaser desires to sell,

Annex F-6

taken together with Purchaser Class A Shares or other Purchaser securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Investors holding Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and Purchaser Class A Shares or other Purchaser securities, if any, as to which registration has been requested pursuant to the written contractual piggyback registration rights of other security holders of Purchaser, exceeds the Maximum Number of Securities, then Purchaser shall include in any such registration:

(a)         If the registration is undertaken for Purchaser’s account: (i) first, Purchaser Class A Shares or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Purchaser Class A Shares or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

(b)         If the registration is a “demand” registration undertaken at the demand of Persons other than either Demanding Holders under Section 2.1: (i) first, Purchaser Class A Shares or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Purchaser Class A Shares or other securities that Purchaser desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Purchaser Class A Shares or other equity securities for the account of other Persons that Purchaser is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities.

In the event that Purchaser securities that are convertible into Purchaser Class A Shares are included in the offering, the calculations under this Section 2.2.2 shall include such Purchaser securities on an as-converted to Purchaser Class A Share basis. Notwithstanding anything to the contrary above, to the extent that the registration of an Investor’s Registrable Securities would prevent Purchaser or the demanding shareholders from effecting such registration and offering, such Investor shall not be permitted to exercise Piggyback Registration rights with respect to such registration and offering.

2.2.3      Piggyback Registration Withdrawal. Any Investor holding Registrable Securities may elect to withdraw such Investor’s request for inclusion of Registrable Securities in any Piggyback Registration by giving written notice to Purchaser of such request to withdraw at least two business days prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration. Purchaser (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement without any liability to the applicable Investor, subject to the next sentence and the provisions of Section 4. Notwithstanding any such withdrawal, Purchaser shall be responsible for and pay all registration expenses incurred in connection with such Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4      Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Shelf Underwriting effected under Section 2.1 hereof.

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3.           Registration Procedures.

3.1         Whenever Purchaser is required to effect the registration of any Registrable Securities pursuant to Section 2, Purchaser shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1      Filing Registration Statement. Purchaser shall use its reasonable best efforts to, as expeditiously as possible, prepare and file with the SEC the Shelf Registration Statement, and all required amendments thereto on any form for which Purchaser then qualifies or which counsel for Purchaser shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable efforts to cause such Registration Statement and required amendments thereto to become effective and use its reasonable efforts to keep it effective for the period required hereby; provided, however, that Purchaser shall have the right to defer the Shelf Registration Statement and Shelf Underwriting for up to 90 days, and any Piggyback Registration for such period as may be applicable to deferment of any demand registration to which such Piggyback Registration relates, in each case if Purchaser shall furnish to Investors requesting to include their Registrable Securities in such registration a certificate signed by the Chief Executive Officer, Chief Financial Officer or Chairman of Purchaser stating that, in the good faith judgment of the Board of Directors of Purchaser, it would be materially detrimental to Purchaser and its shareholders for such Registration Statement to be effected at such time or the filing would require premature disclosure of material information which is not in the interests of Purchaser to disclose at such time; provided further that Purchaser shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a demand registration hereunder.

3.1.2      Copies. Purchaser shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Investors holding Registrable Securities included in such registration, and such Investors’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein, except for such exhibits and documents available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investors holding Registrable Securities included in such registration or legal counsel for any such Investors may request in order to facilitate the disposition of the Registrable Securities owned by such Investors.

3.1.3      Amendments and Supplements. Subject to Section 2.1.1(c), Purchaser shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.

3.1.4      Notification. After the filing of a Registration Statement, Purchaser shall promptly, and in no event more than five Business Days after such filing, notify Investors holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Investors promptly and confirm such advice in writing in all events within five Business Days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order (and Purchaser shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to Investors holding Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the SEC a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, Purchaser shall furnish to Investors holding Registrable Securities

Annex F-8

included in such Registration Statement and to the legal counsel for any such Investors, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Investors and legal counsel with a reasonable opportunity to review such documents and comment thereon; provided, that such Investors and their legal counsel must provide any comments promptly (and in any event within five Business Days) after receipt of such documents.

3.1.5      State Securities Laws Compliance. Purchaser shall use its reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Investors holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Purchaser and do any and all other acts and things that may be necessary or advisable to enable Investors holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Purchaser shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise subject.

3.1.6      Agreements for Disposition. To the extent required by the underwriting agreement or similar agreements, Purchaser shall enter into reasonable customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. (“FINRA”) and arranging for the delivery of customary legal opinions and auditor “comfort letters.” The representations, warranties and covenants of Purchaser in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Investors holding Registrable Securities included in such Registration Statement. No Investor holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Investor’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Investor’s material agreements and organizational documents, and with respect to written information relating to such Investor that such Investor has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7      Cooperation. The principal executive officer of Purchaser, the principal financial officer of Purchaser, the principal accounting officer of Purchaser and all other officers and members of the management of Purchaser shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8      Records. Purchaser shall make available for inspection by Investors holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Investor holding Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of Purchaser, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Purchaser’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided, however, that Purchaser may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.9      Listing. Purchaser shall use its reasonable best efforts to cause all Registrable Securities that are Purchaser Class A Shares included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by Purchaser are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to Investors holding a majority-in-interest of the Registrable Securities included in such registration.

3.1.10    Selection of Underwriters. Purchaser shall have the right to select an Underwriter or Underwriters in connection with any Underwritten Offering, which Underwriter or Underwriters shall be subject to consultation with the Demanding Holder.

Annex F-9

3.2         Obligation to Suspend Distribution. Upon receipt of any notice from Purchaser of the happening of any event of the kind described in Section 3.1.4(iv), or in the event that the financial statements contained in the Registration Statement become stale, or in the event that the Registration Statement or prospectus included therein contains a misstatement of material fact or omits to state a material fact due to a bona fide business purpose, each Investor holding Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the Registration Statement is updated so that the financial statements are no longer stale, as applicable, and, if so directed by Purchaser, each such Investor will deliver to Purchaser all copies, other than permanent file copies then in such Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3         Registration Expenses. Subject to Section 4, Purchaser shall bear all reasonable costs and expenses incurred in connection with any demand registration pursuant to Section 2.1, any Piggyback Registration pursuant to Section 2.2, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Purchaser’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) FINRA fees; (vii) fees and disbursements of counsel for Purchaser and fees and expenses for independent certified public accountants retained by Purchaser (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by Purchaser in connection with such registration; and (ix) the reasonable and documented fees and expenses (up to a maximum of $30,000 in the aggregate in connection with such registration) of one legal counsel selected by Investors holding a majority-in-interest of the Registrable Securities included in such registration for such legal counsel’s review, comment and finalization of the proposed Registration Statement and other relevant documents. Purchaser shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling security holders and Purchaser shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.

3.4         Information. Investors holding Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by Purchaser, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the obligation to comply with federal and applicable state securities laws. Investors selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by Purchaser or the managing Underwriter. Notwithstanding anything else in this Agreement, Purchaser shall not be obligated to include such Investor’s Registrable Securities to the extent Purchaser has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the second business day prior to the first anticipated filing date of a Registration Statement (or in the case of an Underwritten Offering pursuant to Rule 415, at least two Business Days prior to the time of pricing of the applicable offering).

4.           Indemnification and Contribution.

4.1         Indemnification by Purchaser. Subject to the provisions of this Section 4.1 below, Purchaser agrees to indemnify and hold harmless each Investor, and each Investor’s officers and directors and each Person, if any, who controls an Investor (within the meaning of the Securities Act) (each, an “Investor Indemnified Party”), from and against claims, suits, actions, or litigation brought by a third party, whether joint or several, that arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or that arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading (“Claim”), and any losses, damages, liabilities, costs (including, without limitation, reasonable and documented attorneys’ fees) and expenses as incurred as a result of such

Annex F-10

Claim (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Purchaser, such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that Purchaser will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Purchaser, in writing, by such selling holder or Investor Indemnified Party expressly for use therein. Purchaser also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2         Indemnification by Investors Holding Registrable Securities. Subject to the provisions of this Section 4.2 below, each Investor selling Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Investor, indemnify and hold harmless Purchaser, each of its directors and officers and each other Person, if any, who controls Purchaser (within the meaning of the Securities Act), against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Purchaser by such selling Investor expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the indemnifying Investor, such consent not to be unreasonably withheld, delayed or conditioned), and shall reimburse Purchaser, its directors and officers and each other Person, if any, who controls Purchaser (within the meaning of the Securities Act) for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Investor. The selling Investors also shall indemnify any Underwriter, their officers, directors, partners, members and agents and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification provided above in this Section 4.2.

4.3         Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections ٤.١ or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between

Annex F-11

them. If such defense is assumed, the Indemnifying Party shall not be subject to any liability for any settlement made by the Indemnified Party without its consent. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (acting reasonably), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4         Contribution.

4.4.1      If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3      The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Investor holding Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Investor from the sale of Registrable Securities which gave rise to such contribution obligation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5.           Rule 144. As long as any Investor shall own Registrable Securities, Purchaser, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Purchaser after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Purchaser further covenants that it shall take such further action as any Investor may reasonably request, all to the extent required from time to time to enable such Investor to sell Ordinary Shares held by such Investor without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Investor, Purchaser shall deliver to such Investor a written certification of a duly authorized officer as to whether it has complied with such requirements.

6.           Miscellaneous.

6.1         Other Registration Rights. Purchaser represents and warrants that, as of the date of this Agreement, no Person, other than the holders of Registrable Securities, has any right to require Purchaser to register any of Purchaser’s share capital for sale or to include Purchaser’s share capital in any Registration filed by Purchaser for the sale of share capital for its own account or for the account of any other Person. Purchaser agrees with the Investors not to enter into any registration rights agreement that would conflict with the rights of the Investors hereunder, including without limitation Sections 2.1.2 and 2.2.2.

6.2         Assignment; No Third Party Beneficiaries.

(a)         This Agreement and the rights, duties and obligations of Purchaser hereunder may not be assigned or delegated by Purchaser in whole or in part, unless Purchaser first provides Investors holding Registrable Securities at least ten Business Days prior written notice; provided, however, that no assignment or delegation by Purchaser will relieve Purchaser of its obligations under this Agreement unless Investors holding

Annex F-12

a majority-in-interest of the Registrable Securities provide their prior written consent, which consent must not be unreasonably withheld, delayed or conditioned.

(b)         This Agreement and the rights, duties and obligations of Investors holding Registrable Securities hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor which is permitted by such Investor’s applicable Lock-Up Agreement; provided, however, that no assignment by any Investor of its rights, duties and obligations hereunder shall be binding upon or obligate Purchaser unless and until Purchaser shall have received (i) written notice of such assignment as provided in Section 6.3 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Purchaser, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

(c)         This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or of any assignee of the Investors.

(d)         This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2.

6.3         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, to:

Jianwei Li

Chairman & Co-Chief Executive Officer

437 Madison Avenue, 27th Floor

New York, New York 10022

(732) 910-9692

Jianwei@zhenchengcap.com

With copies to (which shall not constitute notice):

David C. Buck

Kayleigh McNelis

Sidley Austin LLP

1000 Louisiana, Suite 5900

Houston, Texas 77002

Tel: (713) 494-4500

dbuck@sidley.com

kmcnelis@sidley.com

If to an Investor, to: the address set forth underneath such Investor’s name on the signature page or to such Investor’s address as found in Purchaser’s books and records.

6.4         Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Annex F-13

6.5         Entire Agreement. This Agreement (together with the Business Combination Agreement and the Lock-Up Agreements to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

6.6         Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.7         Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of Purchaser and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.8         Remedies Cumulative. In the event a party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.9         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Each party hereto hereby (i) submits to the exclusive jurisdiction of any state or federal court located in the County of New York in the State of New York (or in any appellate court thereof) (the “Specified Courts”) for the purpose of any claim, action, litigation or other legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a “Proceeding”), and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any Proceeding, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 6.3. Nothing in this Section 6.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

Annex F-14

6.10       WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.11       Termination of Business Combination Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.

6.12       Termination of Original Registration Rights Agreement. Upon the effectiveness hereof on the Closing Date, the Original Registration Rights Agreement shall terminate without further action by Purchaser or the Investors party thereto.

6.13       Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

(Remainder of page intentionally left blank)

Annex F-15

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

TradeUP Global Corporation
By:
Name:
Title:
Investors:
TradeUp Global Sponsor LLC
By:
Name:
Title:

Michael Davidov

Tao Jiang

David Xianglin Li
Energy Science Artist Holding Limited
By:
	Name:	Li Risheng
Title:
LilOrange Holding Limited
By:
Name:
Title:
Eternal Selead Technology Holding Limited
By:
Name:
Title:

Signature Page to Registration Rights Agreement

Annex F-16

Haonan Technology Holding Limited
By:
Name:
Title:
Shiningsunny Holding Limited
By:
Name:
Title:
ZenGolden L.P.
By:
Name:
Title:
Patternbase Inc.
By:
Name:
Title:
Make World Better Limited
By:
Name:
Title:

Signature Page to Registration Rights Agreement

Annex F-17

ANNEX G

[__], 2021

SAI.TECH Global Corporation

c/o
ICS Corporate Services (Cayman) Limited
3-212 Governors Square, 23 Lime Tree Bay Avenue
P.O. Box 30746, Seven Mile Beach
Grand Cayman KY1-1203, Cayman Islands

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”) entered into by and among SAI.TECH Global Corporation (f/k/a TradeUp Global Corporation), a Cayman Islands exempted company incorporated with limited liability with company number 370735 (together with its successors, “Purchaser”), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser.

In order to induce Purchaser and the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned shareholder of Purchaser (the “Shareholder”) 1 hereby agrees with Purchaser as follows:

1.           Subject to the exceptions set forth herein, the Shareholder agrees not to, without the prior written consent of the board of directors of Purchaser, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, (A) any Class A Ordinary Shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class A Ordinary Shares”), (B) any Class B Ordinary Shares, par value $0.0001 per share, of Purchaser outstanding prior to the Merger (the “Prior Purchaser Class B Ordinary Shares”) that will be converted into Purchaser Class A Ordinary Shares at the Merger Effective Date, or (C) any securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares, in each case, held by it immediately after the Merger Effective Date (as defined in the Business Combination Agreement) (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until (a) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Ordinary Shares exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing Date and (y) date of the first anniversary of the Closing Date and (b) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Ordinary Shares exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing and (y) date of the first anniversary of the Closing Date (the “Lock-Up Period”).

____________

1        Parties that will sign the Form of Lock-up Agreement (Sponsor) will include: TradeUp Global Sponsor LLC, Michael Davidov, Tao Jiang and David Xianglin Li.

Annex G-1

2.           The restrictions set forth in paragraph 1 shall not apply to:

(i)          (A) to another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

(ii)         Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(iii)        transactions relating to Purchaser Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares acquired in open market transactions after the Merger Effective Date;

(iv)        the exercise of stock options or warrants to purchase Purchaser Class A Ordinary Shares or the vesting of share awards of Purchaser Class A Ordinary Shares and any related transfer of Purchaser Class A Ordinary Shares to Purchaser in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or share awards, or as a result of the vesting of such Purchaser Class A Ordinary Shares, it being understood that all Purchaser Class A Ordinary Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(v)         surrender of Company Ordinary Shares (as defined in the Business Combination Agreement) or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares for cancellation pursuant to any contractual arrangement in effect at the Merger Effective Date;

(vi)        the entry, by the Shareholder, at any time after the Merger Effective Date, of any trading plan providing for the sale of Purchaser Class A Ordinary Shares by the Shareholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Purchaser Class A Ordinary Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(vii)       transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Purchaser’s shareholders having the right to exchange their Purchaser Class A Ordinary Shares for cash, securities or other property; and

(viii)      transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, which change prevents the Merger from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (iii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

Annex G-2

3.           The Lock-Up Period shall terminate upon the earlier of (i) the date of the first anniversary following the Closing Date, or (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public shareholders of Purchaser having the right to exchange their Purchaser Class A Ordinary Shares for cash securities or other property.

4.           In furtherance of the foregoing, Purchaser, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

5.           This Letter Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Shareholder and Purchaser (and with respect to Purchaser, only with the written consent of a majority of its directors, which shall include a majority of its independent directors).

6.           This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

7.           This Letter Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of Delaware, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Letter Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Letter Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

8.           This Letter Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, (ii) termination of the Business Combination Agreement, and (iii) the liquidation of Purchaser.

9.           This Letter Agreement hereby supersedes Section 5(a) of the Letter Agreement, dated April 28, 2021, among TradeUP Global Corporation, TradeUP Global Sponsor LLC and certain security holders named therein.

Capitalized terms used herein but not defined shall be defined as set forth in the Business Combination Agreement.

[Signature pages follow]

Annex G-3

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,
Signature:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex G-4

Acknowledged and agreed by:
TradeUp Global Corporation
Signature:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex G-5

ANNEX H

[__], 2021

SAI.TECH Global Corporation

c/o
ICS Corporate Services (Cayman) Limited
3-212 Governors Square, 23 Lime Tree Bay Avenue
P.O. Box 30746, Seven Mile Beach
Grand Cayman KY1-1203, Cayman Islands

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”) entered into by and among SAI.TECH Global Corporation (f/k/a TradeUp Global Corporation), a Cayman Islands exempted company incorporated with limited liability with company number 370735 (together with its successors, “Purchaser”), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser.

In order to induce Purchaser to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned shareholder of the Surviving Company (as defined in the Business Combination Agreement) (the “Shareholder”)1 hereby agrees with Purchaser as follows:

1.           Subject to the exceptions set forth herein, the Shareholder agrees not to, without the prior written consent of the board of directors of Purchaser, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, (A)  any Class A Ordinary Shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class A Ordinary Shares”), (B) any Class B Ordinary Shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class B Ordinary Shares”), or (C) any securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, in each case, held by it immediately after the Merger Effective Date (as defined in the Business Combination Agreement) (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until (a) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Ordinary Shares exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing Date and (y) date of the first anniversary of the Closing Date and (b) for one-half of the Lock-up Shares, the earlier of (x) the date on which the volume weighted average trading price of the Purchaser Class A Ordinary Shares exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing on the date that is 180 days after the Closing and (y) date of the first anniversary of the Closing Date (the “Lock-Up Period”).

____________

1        Parties that will sign the Form of Lock-up Agreement (Company Founders and Management) will include: Energy Science Artist Holding Limited, LilOrange Holding Limited, Eternal Selead Technology Holding Limited, Haonan Technology Holding Limited, Shiningsunny Holding Limited and Make World Better Limited.

Annex H-1

2.           The restrictions set forth in paragraph 1 shall not apply to:

(i)          (A) to another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

(ii)         Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(iii)        transactions relating to Purchaser Class A Ordinary Shares, Purchaser Class B Ordinary Shares or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares acquired in open market transactions after the Merger Effective Date;

(iv)        the exercise of stock options or warrants to purchase Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares or the vesting of share awards of Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares and any related transfer of Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares to Purchaser in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or share awards, or as a result of the vesting of such Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, it being understood that all Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(v)         surrender of Company Ordinary Shares (as defined in the Business Combination Agreement) or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cancellation pursuant to any contractual arrangement in effect at the Merger Effective Date;

(vi)        the entry, by the Shareholder, at any time after the Merger Effective Date, of any trading plan providing for the sale of Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares by the Shareholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(vii)       transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Purchaser’s shareholders having the right to exchange their Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cash, securities or other property; and

(viii)      transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, which change prevents the Merger from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (iii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the

Annex H-2

Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3.           The Lock-Up Period shall terminate upon the earlier of (i) the date of the first anniversary of the Closing Date, or (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public shareholders of Purchaser having the right to exchange their Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cash securities or other property.

4.           In furtherance of the foregoing, Purchaser, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

5.           This Letter Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Shareholder and Purchaser (and with respect to Purchaser, only with the written consent of a majority of its directors, which shall include a majority of its independent directors).

6.           This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

7.           This Letter Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of Delaware, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Letter Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Letter Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

8.           This Letter Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, (ii) termination of the Business Combination Agreement, and (iii) the liquidation of Purchaser.

Capitalized terms used herein but not defined shall be defined as set forth in the Business Combination Agreement.

[Signature pages follow]

Annex H-3

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,
[Shareholder]
Signature:	/s/
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex H-4

Acknowledged and agreed by:
TradeUp Global Corporation
Signature:	/s/
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex H-5

ANNEX I

[__], 2021

SAI.TECH Global Corporation

c/o
ICS Corporate Services (Cayman) Limited
3-212 Governors Square, 23 Lime Tree Bay Avenue
P.O. Box 30746, Seven Mile Beach
Grand Cayman KY1-1203, Cayman Islands

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”) entered into by and among SAI.TECH Global Corporation (f/k/a TradeUp Global Corporation), a Cayman Islands exempted company incorporated with limited liability with company number 370735 (together with its successors, “Purchaser”), TGC Merger Sub, a Cayman Islands exempted company incorporated with limited liability with company number 380624 and a direct wholly owned subsidiary of Purchaser (“Merger Sub”) and SAITECH Limited, a Cayman Islands exempted company incorporated with limited liability with company number 371049 (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser.

In order to induce Purchaser to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned shareholder of the Surviving Company (as defined in the Business Combination Agreement) (the “Shareholder”)1 hereby agrees with Purchaser as follows:

1.           Subject to the exceptions set forth herein, the Shareholder agrees not to, without the prior written consent of the board of directors of Purchaser, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, (A) any Class A Ordinary Shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class A Ordinary Shares”), (B) any Class B Ordinary Shares, par value $0.0001 per share, of Purchaser (the “Purchaser Class B Ordinary Shares”), or (C) any securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, in each case, held by it immediately after the Merger Effective Date (as defined in the Business Combination Agreement) (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) for a period of one-hundred eighty (180) days commencing from the Closing Date (as defined in the Business Combination Agreement) (the “Lock-Up Period”).

2.           The restrictions set forth in paragraph 1 shall not apply to:

(i)          (A) to another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned

____________

1        Parties that will sign the Form of Lock-up Agreement (Other Company Shareholders) will include: Lancer Venture Holding Limited, Tospring Technology Limited, Gongqingcheng Fargo I Venture Capital Partnership (Limited Partnership), EVERSUNNY ONE Limited, Suzhou Chaotou Island Venture Capital Center (Limited Partnership), Tyche Overseas Investment Company Limited, Nanjing Amino Equity Investment Fund LLP, Amino AI Academy (Nanjing) Co., Ltd, ZenGolden L.P., and PatternBase Inc.

Annex I-1

or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

(ii)         Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(iii)        transactions relating to Purchaser Class A Ordinary Shares, Purchaser Class B Ordinary Shares or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares acquired in open market transactions after the Merger Effective Date;

(iv)        the exercise of stock options or warrants to purchase Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares or the vesting of share awards of Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares and any related transfer of Purchaser Class A Ordinary Shares to Purchaser in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or share awards, or as a result of the vesting of such Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares, it being understood that all Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(v)         surrender of Company Ordinary Shares (as defined in the Business Combination Agreement) or other securities convertible into or exercisable or exchangeable for Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cancellation pursuant to any contractual arrangement in effect at the Merger Effective Date;

(vi)        the entry, by the Shareholder, at any time after the Merger Effective Date, of any trading plan providing for the sale of Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares by the Shareholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(vii)       transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Purchaser’s shareholders having the right to exchange their Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cash, securities or other property; and

(viii)      transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, which change prevents the Merger from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (iii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption),

Annex I-2

father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3.           The Lock-Up Period shall terminate upon the earlier of (i)  the expiration of one-hundred eighty (180) days after the Closing Date, or (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public shareholders of Purchaser having the right to exchange their Purchaser Class A Ordinary Shares or Purchaser Class B Ordinary Shares for cash securities or other property.

4.           In furtherance of the foregoing, Purchaser, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

5.           This Letter Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Shareholder and Purchaser (and with respect to Purchaser, only with the written consent of a majority of its directors, which shall include a majority of its independent directors).

6.           This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

7.           This Letter Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of Delaware, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Letter Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Letter Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

8.           This Letter Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, (ii) termination of the Business Combination Agreement, and (iii) the liquidation of Purchaser.

Capitalized terms used herein but not defined shall be defined as set forth in the Business Combination Agreement.

[Signature pages follow]

Annex I-3

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,
[Shareholder]
Signature:	/s/
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex I-4

Acknowledged and agreed by:
TradeUp Global Corporation
Signature:	/s/
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex I-5

ANNEX J

September 27, 2021

TradeUp Global Corporation
437 Madison Ave., 27th Floor
New York, New York 10022

RE: Letter Agreement Amendment

Ladies and Gentlemen:

This letter amends (this “Letter Agreement Amendment”) that certain letter agreement, dated April 28, 2021, by and among Tradeup Global Corporation (the “Company”), TradeUp Global Sponsor LLC (“Sponsor”), Sponsor, and David X. Li, Tao Jiang and Michael Davidov (each an “Insider and collectively, the “Insiders”) (the “Letter Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).

This Letter Agreement Amendment is being entered into simultaneously with, among other documents, that certain Business Combination Agreement, dated the date hereof (the “Combination Agreement”), by and among the Company, TGC Merger Sub, a wholly owned subsidiary of the Company (“Merger Sub”), and SAITECH Limited (“Target”), pursuant to which, among other things, Merger Sub would merge with and into Target, with Target being the surviving company and becoming a wholly owned subsidiary of the Company (the “Merger”), subject to the terms and conditions set forth in the Combination Agreement.

In order to induce the Target to enter into the Combination Agreement and proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company, Sponsor and Insiders hereby agree as follows:

1.             By execution of this Letter Agreement Amendment, Sponsor hereby consents to the Company’s entry into the Combination Agreement as required pursuant to Paragraph 3 of the Letter Agreement.

2.             If a Closing of the Combination Agreement occurs, Paragraph 5 of the Letter Agreement will be deleted as of the Merger Effective Date, and instead Sponsor and the Insiders shall be subject to the terms of the Purchaser Lock-Up Agreements in the form attached to the Combination Agreement, which shall be executed and delivered by Sponsor and each of the Insiders in connection with the Closing in accordance with the terms of the Combination Agreement.

3.             The Letter Agreement is hereby amended to add a new Paragraph 19 relating to Sponsor funding obligations:

“19.       Sponsor Funding Obligations.

(a)         If as of the date hereof, the cash on hand at the Company as of such date is insufficient to fund the Company’s ordinary working capital expenses of the Company and Merger Sub though the earlier of Closing or the termination of the Combination Agreement in accordance with its terms, then Sponsor shall fund (or cause its Affiliates (other than the Company or any Subsidiary of the Company) to fund) any such shortfall in working capital. Subject to the limitations set forth in Paragraph 19(b) below. funding may be made at the election of the Purchaser in equity, debt or convertible debt; provided that, (i) any such working capital funding for additional equity or convertible debt shall (A) not exceed $1,200,000 and (B) shall be for the issuance of Class A Ordinary Shares of Purchaser at a price or conversion price of US$10.00 per share (with the result that any debt convertible shall be converted immediately prior to the Closing into that number of shares of Class A Ordinary Shares of the Company equal to the quotient obtained by dividing the outstanding indebtedness balance immediately prior to Closing divided by 10), and (ii) in the case of any debt funding (whether convertible or non-convertible), such Indebtedness shall bear simple interest at a rate not to exceed 2% per annum.

Annex J-1

(b)         If from the date of this Agreement through the earlier of Closing or the termination of the Combination Agreement is Agreement, the Company and Merger Sub incur Indebtedness, Purchaser Transaction Expenses (whether due before, on or after the Closing) (including deferred underwriting fees, but expressly excluding any D&O tail insurance costs pursuant to Section 5.16(b) of the Combination Agreement) or other Liabilities incurred by Purchaser or Merger Sub for purposes of funding working capital that in the aggregate exceeds the Purchaser Debt and Liability Cap, without the prior express written consent of Target, then Sponsor shall fund (or cause its Affiliates (other than the Company or any Subsidiary of the Company) to fund) such excess amount in Sponsor’s election either by (i) a cash contribution by Sponsor (for no additional equity interests) or (ii) advancing funds in the form of debt obligations that (A) will bear simple interest at a rate not to exceed 2% and (B) if a Closing occurs, such debt will remain an obligation of the Company, but Sponsor (or its Affiliates, as applicable) shall forfeit that number of Class A Ordinary Shares and or Class B Ordinary Shares of the Company immediately prior to Closing equal to the quotient obtained by dividing the outstanding indebtedness balance immediately prior to Closing divided by 10.”

4.             Target shall be an express intended third party beneficiary of the amendments set forth in this Letter Agreement Amendment, with full power to enforce the terms and provisions hereof against Sponsor and the Insiders, as applicable.

5.             This Letter Agreement Amendment may be executed in any number of original or electronic counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

6.             Except as amended herein, all terms and conditions of the Letter Agreement shall continue in full force and effect.

[Signature Page Follows]

Annex J-2

Sincerely,
TRADEUP GLOBAL SPONSOR LLC
By:
Name:
Title:

David X. Li

Tao Jiang

Michael Davidov
ACKNOWLEDGED AND AGREED:
TRADEUP GLOBAL CORPORATION
By:
Name:
Title:

Annex J-3

ANNEX K

Confidential

September 28, 2021

Audit Committee of the Board of Directors
TradeUP Global Corporation
437 Madison Avenue, 27th Floor
New York, NY 10022

Ladies and Gentlemen:

TradeUP Global Corporation (the “Company”) and the audit committee (the “Audit Committee”) of the board of directors (the “Board of Directors”) of the Company have engaged Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”), to serve as an independent financial advisor to the Audit Committee (solely in its capacity as such) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, TGC Merger Sub, a direct wholly-owned subsidiary of the Company (“Merger Sub”), and SAITECH Limited (the “Target”), propose to enter into a Business Combination Agreement (the “Business Combination Agreement”), the latest draft of which Duff & Phelps has reviewed is dated as of September 27, 2021. Pursuant to the Business Combination Agreement, Merger Sub will merge with and into the Target, with the Target surviving the merger and becoming a wholly-owned subsidiary of the Company. In connection with such merger, and pursuant to the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions thereof, the Target’s outstanding Series A Preferred Shares, Series Pre-A Preferred Shares, Series Angel Preferred Shares, Series Seed Preferred Shares, Class A Ordinary Shares, and Class B Ordinary Shares as of the date of the Business Combination Agreement (collectively, the “Target Shares”, comprising all of the Target’s outstanding equity securities) will be converted into the right to receive Class A ordinary shares and Class B ordinary shares of the Company. As a result, upon the exchange of the Target Shares for the merger consideration under the Business Combination Agreement, the holders of the Target Shares as of the date of the Business Combination Agreement will collectively own a majority of the shares of the Company at the closing of the Proposed Transaction. The terms and conditions of the Proposed Transaction are more fully set forth in the Business Combination Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.           Reviewed the following documents:

a.           The Company’s unaudited interim financial statements included in the Company’s Form 10-Q filed with the Securities and Exchange Commission for the period from January 26, 2021 (inception) through and as of June 30, 2021;

Annex K-1

Audit Committee of the Board of Directors
TradeUP Global Corporation

September 28, 2021

b.           Audited financial statements for the Target for the period from March 28, 2019 through December 31, 2019 and as of and for the year ended December 31, 2020;

c.           Unaudited financial statements for the Target for the six months ended June 30, 2020 and June 30, 2021, which the Target’s management identified as being the most current financial statements available;

d.           Certain unaudited segment financial information for the Target for the years ended December 31, 2019 and December 31, 2020 and for the six months ended June 30, 2020 and June 30, 2021;

e.           Other internal documents relating to the history, current operations, and probable future outlook of the Target, including financial projections for the years ending December 31, 2021 through December 31, 2026, prepared by the management of the Target and provided to Duff & Phelps by the management of the Company (the “Financial Projections”);

f.            A letter dated September 16, 2021 from the management of the Company and the Target which makes certain representations as to the historical financial information for the Target, the Financial Projections and the underlying assumptions of such projections; and

g.           A draft of the Business Combination Agreement dated as of September 27, 2021;

2.           Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company and the management of the Target;

3.           Reviewed the historical trading price and trading volume of the Company’s ordinary shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.           Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques that Duff & Phelps deemed relevant; and

5.           Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Audit Committee’s consent:

1.      Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management and Target management, and did not independently verify such information;

2.Relied upon the fact that the Audit Committee, the Board of Directors and the Company have been advised by counsel as to legal matters with respect to the Proposed Transaction, including whether the procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.      Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Financial Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to the accuracy of such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

4.      Relied upon the assessments of the management of the Company as to (i) the Target’s existing and future technology, products and services, and (ii) the Target’s ability to operate the business of the Target in the manner contemplated by the Financial Projections;

Annex K-2

Audit Committee of the Board of Directors
TradeUP Global Corporation

September 28, 2021

5.      Assumed that information supplied and representations made by Company management and Target management are substantially accurate regarding the Company, the Target and the Proposed Transaction;

6.      Assumed that the representations and warranties made in the Business Combination Agreement are correct in all material respects;

7.      Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

8.      Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company or the Target since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps materially incomplete or misleading;

9.      Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Business Combination Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

10.    Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction and the operation of the Target’s business will be obtained without any materially adverse effect on the Company or the Target or the contemplated benefits expected to be derived from the Proposed Transaction.

Given the Company’s nature as a special purpose acquisition company, for purposes of this Opinion and at the Company’s direction and with the Company’s consent, Duff & Phelps has assumed a value of $10.00 per Company Class A ordinary share and per Company Class B ordinary share, with such $10.00 value being based on the sale price of the units of the Company sold in the Company’s initial public offering of units and the approximate amount of cash held in the Company’s trust account per Company Class A ordinary share sold in the Company’s initial public offering of units (excluding, for the avoidance of doubt, any dilutive impact of Company Class A ordinary shares and Company Class B ordinary shares held by the Company’s sponsor, any warrants of the Company or any other securities of the Company). Duff & Phelps has further assumed, for purposes of this Opinion and at the Company’s direction and with the Company’s consent, that Company Class A ordinary shares and Company Class B ordinary shares are identical in all respects.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Target, or the Proposed Transaction.

Duff & Phelps did not evaluate the Company’s or the Target’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Target, or any alternatives to the Proposed Transaction,

Annex K-3

Audit Committee of the Board of Directors
TradeUP Global Corporation

September 28, 2021

(ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Proposed Transaction, or (iii) advise the Audit Committee, the Board of Directors or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s ordinary shares (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s or the Target’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be paid by the Company in the Proposed Transaction, or with respect to the fairness of any such compensation. Duff & Phelps is also not expressing any opinion with respect to the fairness of the consideration paid by the Company’s sponsor in connection with the Company’s ordinary shares granted to such sponsor.

This Opinion is furnished solely for the use and benefit of the Audit Committee and the Board of Directors in connection with their consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Audit Committee, the Board of Directors or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, including whether or not to have their shares redeemed as part of the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration to be paid in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter by and among Duff & Phelps, the Company and the Audit Committee dated August 3, 2021 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Audit Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of this Opinion to the Audit Committee. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Annex K-4

Audit Committee of the Board of Directors
TradeUP Global Corporation

September 28, 2021

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be paid by the Company in the Proposed Transaction is fair from a financial point of view to the Company.

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, A Kroll Business
Duff & Phelps, A Kroll Business Kroll, LLC

Annex K-5

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description
2.1+	Business Combination Agreement, dated as of September 27, 2021, by and among TradeUP Global Corporation, TGC Merger Sub and SAITECH Limited (included as Annex A-1 to the proxy statement/prospectus)
2.2

Amendment to Business Combination Agreement, dated as of October 20, 2021, by and among TradeUP Global Corporation, TGC Merger Sub and SAITECH Limited (included as Annex A-2 to the proxy statement/prospectus)

3.1

Amended and Restated Memorandum and Articles of Association of TradeUP Global Corporation, dated April 28, 2021 (incorporated herein by reference to Exhibit 3.1 to Form 8-K (File No. 001-40368) as filed with the Securities and Exchange Commission on May 4, 2021)

3.2	Form of Amended and Restated Memorandum and Articles of Association of SAI.TECH Global Corporation (included as Annex B to the proxy statement/prospectus)
4.1	Specimen Class A Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to Form S-1 (File No. 333-253849) as filed with the Securities and Exchange Commission on April 22, 2021)
4.2	Specimen Warrant Certificate (included as Exhibit A to Exhibit 4.3 below)
4.3

Warrant Agreement, dated April 28, 2021, between TradeUP Global Corporation and VStock Transfer, LLC, as warrant agent (incorporated herein by reference to Exhibit 4.1 to Form 8-K/A (File No. 001-40368) as filed with the Securities and Exchange Commission on May 6, 2021)

5.1**	Opinion of Maples and Calder (Cayman) LLP
8.1*	Form of Opinion of Sidley Austin LLP

Exhibit Number	Description
10.1

Sponsor Support Agreement, dated as of September 27, 2021, among SAITECH Limited, TradeUP Global Corporation, TradeUP Global Sponsor LLC and the persons set forth on Schedule A thereto (included as Annex E to the proxy statement/prospectus)

10.2

Support Agreement (SAITECH Limited Shareholders), dated as of September 27, 2021, among SAITECH Limited, TradeUP Global Corporation, TradeUP Global Sponsor LLC and the persons set forth on Schedule A thereto (included as Annex E to the proxy statement/prospectus)

10.3	Form of Registration Rights Agreement, among SAI.TECH Global Corporation and certain security holders named there (included as Annex F to the proxy statement/prospectus)
10.4

Registration Rights Agreement, dated April 28, 2021, among TradeUP Global Corporation, TradeUP Global Sponsor LLC and certain security holders named therein (incorporated herein by reference to Exhibit 10.3 to Form 8-K (File No. 001-40368) as filed with the Securities and Exchange Commission on May 4, 2021)

10.5

Letter Agreement, dated April 28, 2021, among TradeUP Global Corporation, TradeUP Global Sponsor LLC and certain security holders named therein (incorporated herein by reference to Exhibit 10.1 to Form 8-K (File No. 001-40368) as filed with the Securities and Exchange Commission on May 4, 2021)

10.6

Letter Agreement Amendment, dated September 27, 2021, among TradeUP Global Corporation, TradeUP Global Sponsor LLC, David X. Li, Tao Jiang and Michael Davidov (incorporated herein by reference to Exhibit 10.2 to Form 8-K (File No. 001-40368) as filed with the Securities and Exchange Commission on September 28, 2021)

10.7

Investment Management Trust Agreement, dated April 28, 2021, between TradeUP Global Corporation and Wilmington Trust, National Association, as trustee (incorporated herein by reference to Exhibit 10.2 to Form 8-K (File No. 001-40368) as filed with the Securities and Exchange Commission on May 4, 2021)

10.8*	Form of Indemnity Agreement
10.9	Form of SAI.TECH Global Corporation 2021 Equity Incentive Plan (included as Annex C to the proxy statement/prospectus) and forms of agreement thereunder
10.10

Employment Agreement, dated September 27, 2021, between TradeUP Global Corporation and Risheng Li (incorporated herein by reference to Exhibit 10.3 to Form 8-K (File No. 001-40368) as filed with the Securities and Exchange Commission on September 28, 2021)

10.11

Employment Agreement, dated September 27, 2021, between TradeUP Global Corporation and Jian Zou (incorporated herein by reference to Exhibit 10.4 to Form 8-K (File No. 001-40368) as filed with the Securities and Exchange Commission on September 28, 2021)

23.1***	Consent of Friedman LLP
23.2***	Consent of Marcum Bernstein & Pinchuk LLP
23.3	Consent of Maples and Calder (Cayman) LLP (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to the initial filing of this Registration Statement)
99.1*	Consent of Duff & Phelps
99.2**	Form of Proxy Card
99.3*	Consent of Risheng Li to be named as a director
99.4*	Consent of Yao Shi to be named as a director
99.5*	Consent of Yusen Chen to be named as a director
99.6*	Consent of Jinlong Zhu to be named as a director

____________

*        Previously filed

**      To be filed by amendment

***    Filed herewith

+        Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on December 28, 2021.

TradeUP Global Corporation
By:	/s/ Jianwei Li
Jianwei Li
Chairman and Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date
/s/ Jianwei Li	Chairman and Co-Chief Executive Officer	December 28, 2021
Jianwei Li	(Principal Executive Officer)
/s/ Lei Huang	Co-Chief Executive Officer and Director	December 28, 2021
Lei Huang
/s/ Luqi Wen	Chief Financial Officer and Secretary	December 28, 2021
Luqi Wen	(Principal Financial and Accounting Officer)
*	Director	December 28, 2021
Michael Davidov
*	Director	December 28, 2021
Tao Jiang
*	Director	December 28, 2021
David X. Li
* By: /s/ Jianwei Li		December 28, 2021
Jianwei Li
Attorney-in-Fact

II-4